                                                             EXHIBIT 99.1







                     CONVERSION VALUATION APPRAISAL REPORT

                       INDEPENDENCE COMMUNITY BANK CORP.
                          PROPOSED HOLDING COMPANY FOR
                           INDEPENDENCE SAVINGS BANK
                               BROOKLYN, NEW YORK


                                  DATED AS OF:
                                 JUNE 20, 1997


















                                  PREPARED BY:

                               RP FINANCIAL, LC.
                            1700 NORTH MOORE STREET
                                   SUITE 2210
                           ARLINGTON, VIRGINIA  22209

                        [RP FINANCIAL, LC. LETTERHEAD]





                                                June 20, 1997




Board of Trustees
Independence Community Bank Corp. and
Board of Directors
Independence Savings Bank
195 Montague Street
Brooklyn, New York  11201-6297

Gentlemen:

         At your request, we have completed and hereby provide an independent appraisal ("Appraisal") of the estimated pro forma market value of the Common Stock which is to be issued in connection with the mutual-to-stock conversion transaction described below.

         This appraisal is furnished pursuant to the requirements of 563b.7 and has been prepared in accordance with the "Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization" ("Valuation Guidelines") of the Office of Thrift Supervision ("OTS"), including the most recent revisions as of October 21, 1994, and applicable regulatory interpretations thereof. Such Valuation Guidelines are relied upon by the New York State Department of Banking (the "Department") and the Federal Deposit Insurance Corporation ("FDIC") in evaluating conversion appraisals in the absence of separate written valuation guidelines by the respective agencies.


DESCRIPTION OF REORGANIZATION

         We understand that the Board of Trustees of Independence Community Bank Corp., a New York-chartered mutual holding company (the "Mutual Holding Company"), and the Board of Directors of Independence Savings Bank (the "Bank"), a wholly-owned subsidiary of the Mutual Holding Company, has adopted a Plan of Conversion, incorporated herein by reference, in which the Mutual Holding Company will be combined with the Bank simultaneously with the Mutual Holding Company's conversion to stock form and a newly-formed Delaware stock corporation, to be known as "Independence Community Bank Corp.", will become the holding company of the Bank (the "Company"). The Bank and Company will offer shares of Company Common Stock (the "Conversion Stock") in a Subscription Offering to Eligible Account Holders, Tax-Qualified Employee Stock Benefit Plans and Supplemental Eligible Account Holders. It is our understanding that any shares of Conversion Stock remaining unsold after the Subscription Offering will be offered for sale to the public through a Community Offering and a Syndicated Community Offering, if necessary. In addition, the Company intends to donate to a charitable

RP Financial, LC.
Board of Directors
June 20, 1997
Page 2


foundation, immediately following the Conversion, authorized but unissued shares of Company Common Stock in an amount equal to 8 percent of the number of shares of Conversion Stock issued in the Conversion. All capitalized terms not otherwise defined in this letter have the meanings given such terms in the Plan of Conversion.

         The aggregate amount of Common Stock to be sold by the Company cannot exceed the appraised value of the Bank. Upon consummation of the sale of all of the Conversion Stock, the Company will purchase from the Bank all of the capital stock of the Bank issued in the Conversion in exchange for net proceeds from the sale of the Conversion Stock. The Company will retain up to 50 percent of the net proceeds of the Conversion, from which it will extend a loan to the Employee Stock Ownership Plan ("ESOP") for the purchase of up to 8 percent of the total number of shares sold in the Conversion.


RP FINANCIAL, LC.

         RP Financial, LC. ("RP Financial") is a financial consulting firm serving the financial services industry nationwide that, among other things, specializes in financial valuations and analyses of business enterprises and securities, including the pro forma valuation for savings institutions converting from mutual-to-stock form. The background and experience of RP Financial is detailed in Exhibit V-1. We believe that, except for the fee we will receive for our Appraisal and assisting the Bank and the Company in the preparation of the post-conversion business plan, we are independent of the Bank and Company and the other parties engaged by the Bank or Company to assist in the stock conversion process.


VALUATION METHODOLOGY

         In preparing the Appraisal, we have reviewed the Bank's and the Company's Application for Approval of Conversion, including the Proxy Statement, as filed with the Department and the FDIC, the Company application as filed with the OTS, and the Company's Form S-1 registration statement as filed with the Securities Exchange Commission ("SEC"). We have conducted a financial analysis of the Bank that has included a review of its audited financial information for fiscal years ended 1993 through 1997 and various unaudited information and internal financial reports and due diligence related discussions with the Bank's management; Ernst & Young LLP, the Bank's independent auditor; Elias, Matz, Tiernan & Herrick, L.L.P., the Bank's conversion counsel; and Sandler O'Neill & Partners, L.P., the Bank's financial and marketing advisor in connection with the Company's stock offering. All conclusions set forth in the Appraisal were reached independently from such discussions. In addition, where appropriate, we have considered information based on other available published sources that we believe are reliable. While we believe the information and data gathered from all these sources are reliable, we cannot guarantee the accuracy and completeness of such information.

         We have investigated the competitive environment within which the Bank operates and have assessed the Bank's relative strengths and weaknesses. We have kept abreast of the changing regulatory and legislative environment for financial institutions and analyzed the

RP Financial, LC.
Board of Directors
June 20, 1997
Page 3


potential impact on the Bank and the industry as a whole. We have analyzed the potential effects of conversion on the Bank's operating characteristics and financial performance as they relate to the pro forma market value. We have reviewed the overall conditions in the Bank's primary market area as set forth in demographic, economic and competitive information prepared by CACI, SNL Securities and other third party private and governmental sources. We have compared the Bank's financial performance and condition with selected publicly-traded thrifts and thrift holding companies in accordance with the Valuation Guidelines, as well as all publicly-traded thrifts and thrift holding companies. We have reviewed the current conditions in the securities markets in general and in the market for thrift stocks in particular, including the market for existing thrift issues and the market for initial public offerings by thrifts and thrift holding companies. We have excluded from such analyses publicly-traded mutual holding companies and thrifts subject to announced or rumored acquisition and/or other unusual characteristics.

         Our Appraisal is based on the Bank's representation that the information contained in the regulatory applications and additional information furnished to us by the Bank, its independent auditors, legal counsel and other authorized agents are truthful, accurate and complete. We did not independently verify the financial statements and other information provided by the Bank, its independent auditors, legal counsel and other authorized agents nor did we independently value the assets or liabilities of the Bank. The valuation considers the Bank only as a going concern and should not be considered as an indication of the liquidation value.

         Our appraised value is predicated on a continuation of the current operating environment for the Bank and Company and for all thrifts and their holding companies. Changes in the local, state and national economy, the legislative and regulatory environment for financial institutions, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability, and may materially impact the value of thrift stocks as a whole or the Bank's and Company's values alone. It is our understanding that there are no current plans for selling control of the Company or the Bank following Conversion. To the extent that such factors can be foreseen, they have been factored into our analysis.

         The estimated pro forma market value is defined as the price at which the Company's Common Stock, immediately upon completion of the conversion offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.


VALUATION CONCLUSION

         It is our opinion that, as of June 20, 1997, the estimated aggregate pro forma market value of the shares to be issued immediately following the conversion was $475 million. Based on this valuation, the Trustees and Directors of the Company and the Bank have established the Initial Purchase Price and the number of shares of Conversion Stock to be offered, including the range of value. Accordingly, the Boards have established a range of value of 15 percent above and below the appraised value of $475 million (or "midpoint"), indicating a minimum value of $403.75

RP Financial, LC.
Board of Directors
June 20, 1997
Page 4


million and a maximum value of $546.25 million. Based on the $10.00 per share offering price determined by the Boards, this valuation range equates to an offering of 40.375 million shares at the minimum to 54.625 million shares at the maximum, and 47.5 million shares at the midpoint. In the event that the appraised value is subject to an increase, up to 62,818,750 shares may be sold at an issue price of $10.00 per share, for an aggregate market value of $628,187,500, without a resolicitation.

         Based on this valuation range, incorporating the 8 percent shares issued to the Foundation following consummation of the offering, the offering range is as follows: $373,842,590 at the minimum, $439,814,810 at the midpoint, $505,787,040 at the maximum and $581,655,090 at the supermaximum. Based on a $10.00 per share offering price, the number of offering shares is as follows: 37,384,259 at the minimum, 43,981,481 at the midpoint, 50,578,704 at the maximum and 58,165,509 at the supermaximum.


LIMITING FACTORS AND CONSIDERATIONS

         Our valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the Common Stock. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change time to time, no assurance can be given that persons who purchase shares of common stock in the Conversion will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the estimated pro forma market value thereof.

         RP Financial's valuation was determined based on the financial condition and operations of the Bank as of March 31, 1997, the date of the financial data included in the Company's Prospectus. The de minimus balance of Mutual Holding Company assets contributed to the Bank in conjunction with the Conversion were considered in the estimated pro forma market value.

         RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities. RP Financial maintains a policy which prohibits RP Financial, its principals or employees from purchasing stock of its client financial institutions.

         This valuation will be updated as provided for in the conversion regulations and guidelines. These updates will consider, among other things, any developments or changes in the Bank's financial performance and condition, management policies, and current conditions in the equity markets for thrift shares. These updates may also consider changes in other external factors which impact value including, but not limited to: various changes in the legislative and regulatory environment for financial institutions, the stock market and the market for thrift stocks,

RP Financial, LC.
Board of Directors
June 20, 1997
Page 5


and interest rates. Should any such new developments or changes be material, in our opinion, to the valuation of the shares, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained in the update at the date of the release of the update.

                                        Respectfully submitted,

                                        RP FINANCIAL, LC.


                                        /s/ RONALD S. RIGGINS

                                        Ronald S. Riggins
                                        President

RP Financial, LC.



                               TABLE OF CONTENTS
                       INDEPENDENCE COMMUNITY BANK CORP.
                           INDEPENDENCE SAVINGS BANK


                                                                                                    PAGE
DESCRIPTION                                                                                        NUMBER
-----------                                                                                        ------
CHAPTER ONE                       OVERVIEW AND FINANCIAL ANALYSIS
-----------

     Introduction                                                                                    1.1
     Plan of Conversion and Holding Company Reorganization                                           1.2
     Establishment of a Charitable Foundation                                                        1.3
     Strategic Overview                                                                              1.4
     Balance Sheet Trends                                                                            1.10
     Income and Expense Trends                                                                       1.17
     Interest Rate Risk Management                                                                   1.22
     Lending Activities and Strategy                                                                 1.22
     Asset Quality                                                                                   1.26
     Funding Composition and Strategy                                                                1.27
     Subsidiaries                                                                                    1.28
     Legal Proceedings                                                                               1.28



CHAPTER TWO                       MARKET AREA
-----------

     Introduction                                                                                    2.1
     National Economy                                                                                2.3
     Interest Rate Trends                                                                            2.6
     Market Area Demographics                                                                        2.7
     Market Area Economy                                                                             2.11
     Market Area Deposit Characteristics and Competition                                             2.13



CHAPTER THREE                     PEER GROUP ANALYSIS
-------------

     Selection of Peer Group                                                                         3.1
     Financial Condition                                                                             3.7
     Income and Expense Trends                                                                       3.11
     Loan Composition                                                                                3.14
     Interest Rate Risk                                                                              3.16
     Credit Risk                                                                                     3.18
     Market Area and Competitive Characteristics                                                     3.18

RP Financial, LC.


                               TABLE OF CONTENTS
                       INDEPENDENCE COMMUNITY BANK CORP.
                           INDEPENDENCE SAVINGS BANK
                                  (CONTINUED)


                                                                                                    PAGE
DESCRIPTION                                                                                        NUMBER
-----------                                                                                        ------
CHAPTER FOUR                      VALUATION ANALYSIS
------------

     Introduction                                                                                    4.1
     Appraisal Guidelines                                                                            4.1
     RP Financial Approach to the Valuation                                                          4.2
     Valuation Analysis                                                                              4.3
            1.   Financial Condition                                                                 4.3
            2.   Profitability, Growth and Viability of Earnings                                     4.4
            3.   Asset Growth                                                                        4.5
            4.   Primary Market Area                                                                 4.6
            5.   Dividends                                                                           4.7
            6.   Liquidity of the Shares                                                             4.8
            7.   Marketing of the Issue                                                              4.8
                      A.  The Public Market                                                          4.8
                      B.  The New Issue Market                                                       4.14
                      C.  The Acquisition Market                                                     4.17
            8.   Management                                                                          4.17
            9.   Effect of Government Regulation and Regulatory Reform                               4.18
     Summary of Adjustments                                                                          4.18
     Valuation Approaches                                                                            4.19
            1.   Price-to-Book ("P/B")                                                               4.21
            2.   Price-to-Earnings ("P/E")                                                           4.21
            3.   Price-to-Assets ("P/A")                                                             4.22
     Comparison to Recent Conversions                                                                4.23
     Valuation Conclusion                                                                            4.23

RP Financial, LC.


                                 LIST OF TABLES
                       INDEPENDENCE COMMUNITY BANK CORP.
                           INDEPENDENCE SAVINGS BANK



  TABLE
  NUMBER                    DESCRIPTION                                                                 PAGE
  ------                    -----------                                                                 ----
    1.1               Historical Balance Sheets                                                         1.11
    1.2               Historical Income Statements                                                      1.18


    2.1               Location of Branches and Deposits                                                 2.1
    2.2               Selected Demographic Data                                                         2.8
    2.3               Median Household Income Trends                                                    2.10
    2.4               Market Area County Demographic/Economic Data                                      2.11
    2.5               Market Area Unemployment Trends                                                   2.13
    2.6               Deposit Summary                                                                   2.14


    3.1               Peer Group of Publicly-Traded Thrifts                                             3.4
    3.2               Balance Sheet Composition and Growth Rates                                        3.9
    3.3               Income as a Percent of Average Assets and Yields, Costs, Spreads                  3.12
    3.4               Loan Portfolio Composition and Related Information                                3.15
    3.5               Interest Rate Risk Measures and Net Interest Income Volatility                    3.17
    3.6               Credit Risk Measures and Related Information                                      3.19


    4.1               Recent Conversions Pricing                                                        4.15
    4.2               Market Pricing Comparatives                                                       4.16
    4.3               Public Market Pricing                                                             4.25

RP Financial, LC.
Page 1.1



                      I.  OVERVIEW AND FINANCIAL ANALYSIS



Introduction

         Independence Savings Bank ("Independence" or the "Bank") is a state-chartered stock savings bank headquartered in Brooklyn, New York (Kings County). In addition to its main office facility, the Bank conducts banking operations out of 32 full service branch offices located in the New York metropolitan area including 18 offices in Brooklyn, 9 offices in Queens, one office in the Boroughs of Manhattan and the Bronx, 2 offices on Staten Island, and 2 offices in Nassau County on Long Island. A map of the Bank's office locations is presented in Exhibit I-1. Independence was organized in 1850 and has operated in Brooklyn and the surrounding communities since that time. The Bank is a member of the Federal Home Loan Bank ("FHLB") system, with its deposits insured up to the regulatory maximums by the Bank Insurance Fund ("BIF") and, as a result of prior acquisitions, the Savings Association Insurance Fund ("SAIF") of the Federal Deposit Insurance Corporation ("FDIC"). As of March 31, 1997, Independence had $3.733 billion in assets, $3.326 billion in deposits and stockholders' equity of $0.309 billion, or 8.28 percent of total assets. Tangible stockholders' equity was $0.249 billion, or 6.66 percent of total assets, after excluding intangible assets of $0.060 billion. Independence's audited financial statements are included by reference as
Exhibit II-2.

         In 1992, the Bank completed a reorganization from a mutual savings bank to a stock savings bank concurrent with a reorganization as a New York-chartered mutual holding company. Pursuant to the reorganization, Independence transferred substantially all of its assets and liabilities to a newly-formed stock savings bank in exchange for 100 percent of the stock savings bank's common stock issued to Independence Community Bank Corp. (the "Mutual Holding Company" or "MHC"). No shares were issued publicly at the time of the reorganization. Subsequent to the mutual holding company reorganization, the MHC has engaged in no significant activity other than its 100 percent ownership of the Bank. The $108,000 in assets of the MHC, other than the stock of the Bank, are held in cash and investments. The analysis set

RP Financial, LC.
Page 1.2


forth herein relates to the Bank's reported financial condition and operations as the MHC assets are at de minimus levels.

Plan of Conversion and Holding Company Reorganization

         On April 18, 1997, the Board of Trustees of the MHC and the Board of Directors of the Bank, adopted a Plan of Conversion, incorporated herein by reference, in which the MHC will be combined with the Bank simultaneous with the MHC's conversion to stock form. A newly-formed Delaware stock corporation, to be also known as Independence Community Bank Corp. will become the stock holding company of the Bank ("ICBC" or the "Company"). In the reorganization process, to become effective concurrent with the targeted completion of the stock sale during the last quarter of calendar 1997: (1) the MHC, which currently owns all of the issued and outstanding stock of the Bank, will convert from mutual to stock form and simultaneously merge with and into the Bank, with the Bank being the surviving entity and the common stock of the Bank held by the MHC being cancelled; and (2) an interim institution ("Interim") to be formed as a wholly-owned subsidiary of the Company will then merge into the Bank, with the Bank being the surviving entity (hereinafter "Independence" or the "Bank") and becoming a wholly-owned subsidiary of the Company. Upon consummation of the conversion and reorganization, the $108,000 assets of the MHC will become assets of the Bank.

         Pursuant to the Plan, the Bank and Company will offer shares of Company Common Stock (the "Conversion Stock") in a Subscription Offering to Eligible Account Holders, Tax-Qualified Employee Stock Benefit Plans and Supplemental Eligible Account Holders. It is our understanding that any shares of Conversion Stock remaining unsold after the Subscription Offering will be offered for sale to the public through a Community Offering, a Syndicated Community Offering and/or a Public Offering. In addition, the Company intends to donate to a charitable foundation, immediately following the Conversion, authorized but unissued shares of Company Common Stock equal to 8 percent of the number of shares of common stock sold in the offerings.

         At this time, no other activities are contemplated for ICBC other than the ownership of the Bank, a loan to the newly-formed employee stock ownership plan ("ESOP") and investment

RP Financial, LC.
Page 1.3


of Company cash in investment securities over the near term. In the future, ICBC may acquire or organize other operating subsidiaries, diversify into other banking-related activities or repurchase its stock, although there are no specific plans to undertake such activities at the present time.

Establishment of a Charitable Foundation

         In order to enhance the Bank's existing historically strong service and reinvestment activities in the local community, the Plan of Conversion provides for the establishment of the Independence Community Bank Foundation, a private charitable foundation (the "Foundation") in connection with the conversion. The Plan provides that the Bank and the Company will create the Foundation and fund it with shares of common stock contributed by the Company from authorized but unissued shares in an amount equal to 8.0 percent of the number of shares of common stock sold in the offering. The Bank believes that the conversion transaction provides a unique opportunity to put its well-regarded name on an entity that has significant value -- an opportunity for corporate activities outside of core banking. The Foundation is intended to complement the Bank's existing community reinvestment activities and will be dedicated to the promotion of charitable purposes including, among other things, health, education and welfare programs, community development activities, cultural efforts, not-for-profit groups and other charitable purposes within the communities served by the Bank. Funding the Foundation with shares of common stock of ICBC will enable the local community served to share in the growth and the profitability of ICBC over the long term through dividends and price appreciation. As such, the Bank believes the Foundation will generate a high level of community goodwill toward ICBC, increase the Bank's local visibility and further enhance the Bank's strong reputation for community service, thereby strengthening Independence's community banking franchise.

         The formation and issuance of shares to the Foundation will result in dilution of pro forma book value and earnings per share as the Company will not receive proceeds from the shares issued to the Foundation.

RP Financial, LC.
Page 1.4


Strategic Overview

         Throughout its corporate history, Independence's strategic focus has been that of a community oriented financial institution, with a primary focus on meeting the borrowing and savings needs of the local customer base, particularly the multi-ethnic population in Kings and Queens Counties (the Boroughs of Brooklyn and Queens, respectively). The Bank has consistently strived to positively impact the communities served, fulfilling the mandate of its mutual charter by implementing a business plan which focused on community service and development, and which also sought to provide financial services to the disadvantaged and to those with low-to-moderate income levels.

         Independence's current strategic posture has been shaped by the Board of Trustees and current President and Chief Executive Officer ("CEO"). The Bank's CEO, who has served on the Board of Trustees since 1975 and as CEO since 1985, possesses broad experience in marketing for Fortune 500 companies and has successfully applied this experience to the Bank. Under the direction of the current CEO, Independence's operations were initially focused on: (1) building capital; (2) investing in systems and technology; and (3) re-establishing its community commitment -- all with the objective of positioning the Bank for future growth.

         With the foregoing objectives largely accomplished in the early 1990s, coupled with the impact of disintermediation, Independence implemented a controlled growth and expansion strategy which focused on actively pursuing acquisitions in the Bank's existing or contiguous markets. The acquisition strategy has resulted in significant expansion of the Bank in terms of assets, deposits and markets. In total, Independence has acquired 23 branches (includes transactions where Independence acquired deposits only and not the facility), involving total deposits of approximately $1.6 billion in 7 separate transactions since 1992, as summarized in the schedule on the following page. The acquisitions undertaken by Independence involved two whole bank acquisitions for cash (Long Island City Financial in 1992 and Bay Ridge Bancorp in 1996, both publicly-traded), two acquisitions of branches of failed institutions purchased from the Resolution Trust Corporation ("RTC") and 3 branch acquisition transactions from other financial institutions, most significantly 5 branches of First Nationwide from MacAndrews and Forbes

RP Financial, LC.
Page 1.5


during 1996. The Bank resold one of the First Nationwide branches during fiscal 1997 at a $1.8 million loss, which at the time of sale had $51.4 million of deposits.

                     Independence Savings Bank Acquisitions
                                1992 to Present

                                                                                                                   Implied
                                                                              Branches             Deposits        Deposit
 Institution/Seller                                              Date        Acquired(1)           Acquired        Premium
 ------------------                                              ----        -----------           --------        -------
                                                                                                   ($000)            (%)
Westerleigh Savings/RTC                                         3/27/92          1                   $6,300         0.00%
State Savings/RTC                                               3/27/92          4                  220,500         1.57
Long Island City Fin. Corp.                                      4/7/92          4                  260,811         1.08
North Side SB                                                   6/30/92          1                   13,400         N.A.
Banco Central                                                   6/10/94          2                   24,000         N.A.
Bay Ridge Bancorp                                                1/5/96          6                  425,392         5.58
MacAndrews & Forbes (First Nationwide)                          3/15/96          5                  615,975         8.08
                                                                                 -                  -------
  Total                                                                         23               $1,566,378

(1) Includes deposits where the Bank did not actually acquire a physical facility.
Source:  SNL Securities.

         The substantial majority of growth achieved by Independence has been achieved through external acquisitions, as growth derived through existing branches has been relatively limited. The Bank's earliest acquisitions during the 1992-94 period, have generally been the most financially rewarding, given the low premiums paid, and as they were completed during a unique window of opportunity. In stark contrast, the 1996 acquisitions were consummated at significantly higher premiums, resulting in more modest post-acquisition returns, particularly in view of the subsequent deposit runoff (most notably at the First Nationwide branches). Given the highly competitive state of the financial services industry today, future acquisitions are expected to continue to be expensive, rendering future growth less profitable than in the past. Additionally, as the Bank has grown and as the number of available acquisition candidates has declined, the potential impact of in-market acquisitions is believed to be declining. Similarly, while the Bank plans to continue to pursue growth through existing and de novo branches, such growth is expected to continue its pattern of slow growth.

RP Financial, LC.
Page 1.6


         The Bank's acquisitions have provided growth in existing markets as well as an entry into contiguous markets in New York City. Importantly, most of the acquired institutions/branches served communities that were similar to the communities traditionally serviced by Independence, i.e., low-to-moderate income blue collar workers and/or ethnic communities. The Bank's borrowers and savers are typically less financially sophisticated, and increasingly are recent immigrants with limited credit history and work experience. Independence has sought to serve this segment by offering low fee, low balance savings accounts and other core deposit accounts, attempting to accommodate the sometimes unique characteristics of potential borrowers, and by seeking to tailor its services to the various in-market ethnic communities. At present, Independence conducts business in 8 foreign languages, as compared to at least 24 languages that are spoken locally.

         While Independence has been successful in serving this market segment for over 150 years, it is not without risk. For example, the Bank's orientation to immigrant communities entails the risk of mass customer loss in the event that such groups become disenchanted with the Bank's pricing, policies or service, as "word of mouth" is very strong among such groups. Furthermore, the ethnic make-up of the communities surrounding the offices is subject to rapid change, while overall population is characterized as slow to no growth. Independence must remain responsive to the changing ethnic group composition in order to maintain market share. Given the Bank's strategic orientation and proximity to Wall Street, the Bank has observed the tendency of customers to transfer accounts out of the Bank as the accumulation of customers' deposits over time results in large dollar balances.

         Independence's operations have been historically oriented toward the origination of 1-4 family and multi-family mortgage loans funded with retail deposits. The Bank's market area is primarily urban in nature, and the majority of the local housing stock consists of apartment buildings and cooperative apartments ("co-ops"). The Bank's lending activity reflects this activity, and multi-family mortgage loans comprise the largest segment of Independence's interest-earning assets ("IEA"). As of March 31, 1997, multi-family loans totaled $1.365 billion, or 53.7 percent of the gross loan portfolio and 36.6 percent of assets. Multi-family mortgage loans typically are secured by "six-story elevator" buildings in New York City (primarily Brooklyn and Queens). In

RP Financial, LC.
Page 1.7


comparison, at March 31, 1997, the Bank's 1-4 family residential loans totaled $552.7 million, or 21.8 percent of loans, and cooperative apartment loans to individuals (secured by shares in a cooperative housing corporation) totaled $348.0 million , or 13.7 percent of loans. The Bank has more recently expanded the commercial business and consumer lending areas, however, such loans remain a much smaller part of the loan portfolio. In the future, Independence intends to gradually increase the concentration of commercial business and consumer loans, facilitated through an increased staff of experienced loan officers, although the expansion is expected to be gradual. Accordingly, it is contemplated that the origination of multi-family and 1-4 family permanent mortgage loans will remain the primary lending activity of the Bank.

         Independence has typically maintained a relatively conservative investment strategy. The current investment portfolio is largely comprised of U.S. Government Treasury securities, which mature in less than five years (at present the weighted average maturity approximates one year). Additional investments are made in mutual funds and equity investments in other local financial institutions, although these investments remain a small portion of the investment portfolio. The Bank also maintains a portfolio of mortgage-backed and mortgage-related securities ("MBS"), which serve as a supplement to the Bank's portfolio of 1-4 family permanent mortgage loans. The Bank's MBS portfolio consists of traditional pass-through securities, as well as agency-backed collateralized mortgage obligations ("CMOs). The MBS portfolio consists of fixed rate securities, which are generally purchased as a means to deploy excess liquidity at more favorable yields than other investment alternatives.

         Independence's deposit base reflects the composition of the local customers and residents (primarily Brooklyn and Queens). The deposit base is characterized by a large number of small depositors, with a significant balance of passbook savings and transaction accounts (approximating 47.6 percent at March 31, 1997). In this regard, Independence's favorable lower deposit composition has supported profitability; however, the proportion of such accounts has been declining over the last several years, with the growth in the balance of certificates of deposit ("CDs") being attributable to recent acquisitions. Thus, to the extent savings accounts continue to erode in favor of higher cost CDs, earnings may be subject to downward pressures.

RP Financial, LC.
Page 1.8


         The Bank's earnings composition is reflective of a traditional thrift strategy, with pre-tax earnings being derived primarily from the net interest margin offset by moderate operating expenses. The Bank's below average net interest margin is attributable to the relatively low level of interest income, as the interest expense level has generally been favorable. Interest income in the most recent periods has been adversely affected by: (1) liquidity build-up to fund the cash buyout of Bay Ridge; (2) high levels of liquidity from both 1996 acquisitions; and (3) the necessity to maintain strong liquidity as a result of the deposit runoff and transfers following the 1996 acquisitions. Sources of non-interest operating income have made small to moderate contributions to profitability, given the Bank's niche as a low-cost provider of banking services to the local residents. Profitability has been enhanced by the Bank's ability to maintain an operating expense ratio below industry averages, reflecting the Bank's leveraged capital position, large average branch size, centralized lending functions and relative traditional, less diversified operations. The Bank's strategy has not focused on significant revenue diversification to compete with larger, more diversified banking and other financial services companies. As a result, employee levels are moderate relative to more diverse banking institutions.

         The Bank manages interest rate risk through maintaining a strong liquidity position, selling long term fixed rate 1-4 family loans in the secondary market (generally with maturities over 15 years), emphasizing adjustable rate, balloon and shorter-term amortizing loans for portfolio promoting core retail deposits and maintaining strong capital. Multi-family and co-op loans, the Bank's primary lending emphasis at present, are generally adjustable rate in nature, or have balloon features with maturities of up to seven years. Independence has sought to limit the credit risk associated with higher risk lending through restricting lending to familiar market areas, conforming with established underwriting guidelines and limiting loan size.

         The Boards of the MHC and the Bank have elected to convert to the stock form of ownership to support the continued expansion of the Bank's strategic focus on serving the local communities and residents. The additional capital realized from conversion proceeds is expected to increase liquidity to support loan growth, increase the capital cushion to absorb unanticipated loss, enhance overall profitability and provide the capital for additional growth. The additional funds realized from the conversion stock offering will also serve as an alternative funding source

RP Financial, LC.
Page 1.9


to facilitate the Bank's ability to offer competitive rates. The stock form of organization will facilitate the ability to fund the Foundation with shares of stock.

         Independence's higher equity-to-assets ratio will also better position the Bank to take advantage of expansion opportunities as they arise. Such expansion would most likely occur through acquiring branches or other financial institutions in current or contiguous markets. At this time, except for the pending opening of a de novo branch in Red Hook, the Bank has no other specific plans for physical expansion of office facilities. The projected use of conversion proceeds are highlighted below.

         ICBC. ICBC is expected to retain up to 50 percent of the net conversion proceeds. At present, the Company funds, net of the loan to the ESOP, are expected to be invested initially into short- and intermediate-term investment securities with maturities ranging up to three years. Over time, the Company funds are anticipated to be utilized for various corporate purposes, possibly including acquisitions, infusing additional equity into the Bank, repurchases of common stock, and the payment of regular and/or special cash dividends. Additionally, the Company may seek to develop some fee generating business lines which are synergistic with the Bank's traditional banking operations.

         Independence. At least 50 percent of the net conversion proceeds will be infused into the Bank in exchange for all of the Bank's newly issued stock. The increase in capital will be less, as the amount to be borrowed by the ESOP to fund an 8 percent stock purchase will be deducted from capital. Cash proceeds (i.e., net proceeds less deposits withdrawn to fund stock purchases) infused into the Bank are anticipated to become part of general operating funds, and are expected to initially be invested in short-term investments, used to repay short-term borrowings and/or to fund loan commitments or loans in the pipeline.

         ICBC anticipates its post-conversion capital ratio will exceed industry averages in the near term, leading to a below market return on equity ("ROE") until such time as the new capital can be leveraged or deployed in a prudent manner. Overall, the primary objective is to serve the local communities, and expand the Bank's size and services to increase shareholder returns without compromising the Bank's: (1) focused service to the local low-to-moderate income community served or (2) risk profile. In other words, the Bank will not abandon its historical strategic focus simply as a result of the stock conversion. While ICBC will be cognizant of the importance of shareholder returns, the Bank will not turn its back on certain customer groups or account types

RP Financial, LC.
Page 1.10


perceived by other banking institutions to be less profitable or glamorous. At the same time, ICBC recognizes that, conceivably, certain segments of the investment community may consider this strategic orientation to limit the ability to fully maximize shareholder value.

Balance Sheet Trends

         Growth Trends

                 The Bank's asset and deposit growth patterns have been uneven the last several years and key operating ratios are presented in Exhibit I-3. While the Bank's assets and deposits have grown at an annual rate of 11.8 and
11.3 percent, respectively, during the March 31, 1993 to 1997 period, the majority of the growth occurred during fiscal 1996. As previously discussed, the Bank's growth has been fostered through acquisition, as the competitive nature of the markets served and the slow- to no-growth local population has limited branch deposit growth. This trend is demonstrated in Table 1.1, as the
4.6 percent annual growth in total assets between March 31, 1993 and 1995 was funded to a far greater extent by borrowings and equity growth than deposits; deposits over the same period grew at a 1.7 percent annual rate. The Bank's two 1996 acquisitions were the principal factors for the Bank's growth during that fiscal year. Specifically, the total deposits of these two acquisitions together accounted for 89.7 percent of the Bank's deposit growth during fiscal 1996. The Bank's shrinkage during fiscal year 1997 was attributable to (a) a subsequent sale of one of the acquired First Nationwide branches with $51 million in deposits (originally for purposes of maintaining a "well-capitalized" status), (b) deposit runoff following the two 1996 acquisitions and (c) repayment of the majority of the advances from the Federal Home Loan Bank of New York ("FHLBNY"). The Bank anticipates deposit growth at the existing branches will continue at a slow pace. With current and expected post-conversion liquidity, the Bank expects that future asset growth will be funded through deposits and equity, with limited need for additional borrowings except in match-funding transactions.

                 Unlike deposit growth trends, the Bank's loan receivable balance has experienced more stable growth each year, indicating an annual growth rate of 14.4 percent since March 31, 1993. The Bank's loan growth during fiscal 1994 and 1995 required utilization of FHLBNY advances, as deposit growth and the reduction of cash and investments provided insufficient

                                   Table 1.1
                           Independence Savings Bank
                           Historical Balance Sheets
                         (Amount and Percent of Assets)


                                                                                 For the Year Ended March 31,
                                                               --------------------------------------------------------
                                                                           1993                         1994
                                                               --------------------------   --------------------------
                                                                   Amount          Pct           Amount          Pct
                                                                   ------          ---           ------          ---
                                                                   ($000)          (%)           ($000)          (%)
Total Amount of:
 Assets                                                          $2,392,351      100.00%        $2,549,180     100.00%
 Cash and Cash Equivalents                                           66,366        2.77%            37,667       1.48%
 Investment Securities (HTM)                                        372,088       15.55%           355,886      13.96%
 Mortgage-Backed and Related Securities (HTM)                       423,506       17.70%           376,704      14.78%
 Mortgage-Backed and Related Securities (AFS)                             0        0.00%                 0       0.00%
 Investment Securities (AFS)                                              0        0.00%                 0       0.00%
 Loans Receivable (net)                                           1,461,931       61.11%         1,693,994      66.45%
 Intangible Assets                                                    2,592        0.11%             1,728       0.07%
 Deposits                                                         2,163,761       90.44%         2,207,441      86.59%
 FHLB Advances                                                        3,375        0.14%            60,489       2.37%
 Other Borrowings                                                     1,600        0.07%             1,100       0.04%
 Stockholders' Equity                                               178,445        7.46%           220,690       8.66%
 Tangible Stockholders' Equity                                      175,853        7.35%           218,962       8.59%
 AFS Adjustment                                                         ---         ---                ---        ---

 Loans Serviced for Others                                              N/A                       $162,122
 Interest-Earning Assets/Interest-Bearing Liabilities                  107%                           108%
 Non-Performing Assets/Total Assets                                   0.85%                          0.61%


                                                                          For the Year Ended March 31,
                                                           ---------------------------------------------------------
                                                                       1995                       1996(1)
                                                           ---------------------------  ----------------------------
                                                               Amount         Pct           Amount         Pct
                                                               ------         ---           ------         ---
                                                               ($000)         (%)           ($000)         (%)
Total Amount of:
 Assets                                                       $2,619,935      100.00%     $3,869,782     100.00%
 Cash and Cash Equivalents                                       110,394        4.21%        103,192       2.67%
 Investment Securities (HTM)                                      29,427        1.12%         39,995       1.03%
 Mortgage-Backed and Related Securities (HTM)                    305,545       11.66%        120,702       3.12%
 Mortgage-Backed and Related Securities (AFS)                          0        0.00%        395,321      10.22%
 Investment Securities (AFS)                                      61,818        2.36%        683,828      17.67%
 Loans Receivable (net)                                        2,020,262       77.11%      2,322,808      60.02%
 Intangible Assets                                                 1,023        0.04%         80,268       2.07%
 Deposits                                                      2,236,422       85.36%      3,396,890      87.78%
 FHLB Advances                                                    67,462        2.57%         56,045       1.45%
 Other Borrowings                                                  1,286        0.05%          1,250       0.03%
 Stockholders' Equity                                            259,197        9.89%        289,819       7.49%
 Tangible Stockholders' Equity                                   258,174        9.85%        209,551       5.42%
 AFS Adjustment                                                    3,603        0.14%         (1,747)     -0.05%

 Loans Serviced for Others                                      $287,319                    $275,306
 Interest-Earning Assets/Interest-Bearing Liabilities               110%                        109%
 Non-Performing Assets/Total Assets                                0.67%                       0.78%


                                                                                                        3/31/93-
                                                               For the Year Ended March 31,             3/31/97
                                                          -------------------------------------          Annual
                                                             1997                    1997             Growth Rate
                                                          -------------------------------------       -----------
                                                            Amount                   Pct                 Pct
                                                            ------                   ---
                                                            ($000)                   (%)                 (%)
Total Amount of:
 Assets                                                    $3,733,316              100.00%              11.77%
 Cash and Cash Equivalents                                    374,636 (2)           10.03%              54.14%
 Investment Securities (HTM)                                        0                0.00%                N.M.
 Mortgage-Backed and Related Securities (HTM)                       0                0.00%                N.M.
 Mortgage-Backed and Related Securities (AFS)                 190,979                5.12%                N.M.
 Investment Securities (AFS)                                  357,487                9.58%                N.M.
 Loans Receivable (net)                                     2,503,089               67.05%              14.39%
 Intangible Assets                                             60,499                1.62%             119.80%
 Deposits                                                   3,325,558               89.08%              11.34%
 FHLB Advances                                                 14,550                0.39%              44.09%
 Other Borrowings                                               2,682                0.07%              13.78%
 Stockholders' Equity                                         309,114                8.28%              14.72%
 Tangible Stockholders' Equity                                248,615                6.66%               9.04%
 AFS Adjustment                                                   368                0.01%                N.M.

 Loans Serviced for Others                                   $314,639
 Interest-Earning Assets/Interest-Bearing Liabilities            106%
 Non-Performing Assets/Total Assets                             0.51%


(1) Bay Ridge FSB was acquired January 5, 1996 and the First Nationwide branches were acquired March 15, 1996.
(2) Excludes $107.6 million of accounts receivable, or 2.88 percent of assets, as a result of end-of-period investment securities sales. Includes $270.2 million on deposit at the FHLB of New York, or 7.24 percent of assets, as a result of investment securities sales which settled on or prior to March 31, 1997; these funds were subsequently reinvested by April 2, 1997 in U.S. Treasury Securities.

Source: Independence's audited financial reports and offering documents. Key financial ratios for the past 5 fiscal years are presented in Exhibit I-3.

RP Financial, LC.
Page 1.12


funding. Over the March 31, 1993 and 1995 period the loans/assets ratio increased from 61.1 to 77.1 percent, respectively. In fact, to generate liquidity to meet loan funding needs, the Bank sold $131.3 million of loans during fiscal 1995. The Bank limited its fiscal 1996 origination activity due to the pending cash acquisition of Bay Ridge, and the loans acquired in the merger supported loan growth during that year. The assets received in the 1996 acquisitions were predominantly cash and investments (the loans/assets ratio at Bay Ridge was relatively low). As a result, the Bank's loans/assets ratio declined sharply by March 31, 1996 to 60.0 percent, despite a 15 percent growth in the loans receivable balance during the year. Continued loan growth and concurrent asset shrinkage during fiscal 1997 resulted in an increase in the loans/assets ratio to 67.1 percent by March 31, 1997.

                 The Bank has historically maintained a conservative approach in managing cash and investments, with the primary purpose being liquidity rather than yield maximization. As loan volume has been relatively strong in recent years, and with the advent of FAS 115, the Bank has increasingly positioned its investment portfolio for maximum liquidity, designating all investment and mortgage-backed securities as "available for sale" ("AFS"), as opposed to previous designation as "held to maturity" ("HTM"), and improving the liquidity characteristics of the securities purchased. With the Bay Ridge acquisition, the Bank owned securities which were inconsistent with its stated policy and objectives. As a result, the Bank engaged in considerable investment portfolio restructuring just prior to the March 31, 1997 fiscal year end, resulting in sales of investment and mortgage-backed securities of $397.3 million, which facilitated the repayment of borrowings, reinvestment of funds in securities with more desirable features and the dramatic shift of investments from HTM to AFS. While the restructuring contributed to net losses on the sale of loans and securities of $3.3 million reported in fiscal 1997, the reinvestment led to a 70 basis point yield enhancement.


         Loan Portfolio

                 Independence's loan portfolio has grown faster than assets since fiscal year end 1993, showing an annual increase of 14.4 percent, as the Bank has sought to invest liquidity into whole loans to support profitability in the face of intense competition. The primary emphasis of Independence's lending strategy is residential mortgage lending, particularly multi-family

RP Financial, LC.
Page 1.13


mortgage loans, 1-4 family mortgage loans and co-op loans. As of March 31, 1997, multi-family loans totaled $1.365 billion, or 53.7 percent of the gross loan portfolio, which represents an increase from a level of $0.651 billion, equal to 44.1 percent of loans as of March 31, 1993. Residential permanent 1-4 family mortgage loans comprise the next largest segment of the loan portfolio, equaling 21.8 percent of gross loans outstanding at March 31, 1997, versus a comparative ratio of 21.3 percent at fiscal year end 1993, while cooperative apartment loans equaled $348.0 million, or 13.7 percent of loans as of the end of fiscal 1997. Independence's loan servicing portfolio of $314.6 million at March 31, 1997 reflected net growth of $152.5 million since fiscal year end 1994, with the majority of such growth occurring from two bulk loan sales: (1) a sale of $67.7 million of co-op loans to a local commercial bank in 1997; and
(2) a multi-family mortgage loan sale to the Federal National Mortgage Association in 1995. It is Independence's general practice to retain loans in the portfolio except for fixed rate 1-4 family residential loans with terms-to-maturity in excess of 15 years which are sold in the secondary market to limit interest rate risk exposure. However, total sales of single-family residential loans have totaled only $21.3 million over the last 3 years.

                 Commercial mortgage lending has not increased to the same extent as residential mortgage lending and the loan balance equaled $158.3 million, or 6.2 percent of the gross loan portfolio, as of March 31, 1997. The increase in commercial mortgage loans in fiscal 1996 was primarily attributable to loans acquired in the Bay Ridge transaction.

                 During fiscal 1997, commercial mortgage lending increased with renewed emphasis, approximating $49.9 million. The emphasis on construction lending is expected to be fairly limited given the nature of the market served. Consumer loans, including home equity and student loans, represent a small area of lending diversification for the Bank ($91.8 million, or 3.6 percent of gross loans receivable at March 31, 1997), followed by commercial business loans ($25.2 million, or 1.0 percent). The Bank intends to emphasize increased consumer and commercial business lending, facilitated through increased loan officers, although portfolio increases are expected to be modest.

RP Financial, LC.
Page 1.14


         Investment and Mortgage-Backed Securities

                 The intent of the Bank's investment policy is to provide adequate liquidity and to generate a favorable return within the context of supporting the overall credit and interest rate risk objectives. No material changes are planned for the Bank's investment strategy over the near term. The Bank anticipates investing the net proceeds from the stock offering into investments with short-term maturities (qualifying for regulatory liquidity), gradually redeploying such funds into loans over time. Independence anticipates the liquidity portfolio will have a similar composition on a post-conversion basis. The Bank appears to have adequate liquidity in view of $96.9 million approved loan commitments outstanding and $33.2 million unused lines of credit. While there are $1.3 billion of CDs scheduled to mature in one year or less, management believes a significant proportion of such deposits will remain with the Bank upon maturity.

                 As of March 31, 1997, the Bank's cash and investments portfolio totaled $732.1 million, or 19.6 percent of total assets, and all investment securities were classified as AFS (see Exhibit I-4). The cash and investments portfolio consisted of cash, funds due from banks and commercial paper($350.3 million), federal funds sold ($24.3 million), U.S. Government and Agency securities ($345.2 million), municipal and corporate investments ($1.5 million) and mutual funds and common stocks ($10.6 million). The large balance of cash and funds due from banks as of March 31, 1997 reflected liquidity generated from the sale of approximately $397.3 million of U.S. Treasury securities from portfolio in late March, which resulted in a loss of approximately $4.5 million; such funds were reinvested in similar securities in early April resulting in a yield pick-up of approximately 70 basis points (from
6.0 percent to 6.7 percent). Additionally, at March 31, 1997, the Bank maintained an accounts receivable balance totaling $107.6 million, or 2.88 percent of assets (included in "other assets"), representing a portion of the portfolio restructuring which had not settled as of March 31, 1997. Upon settlement in early April 1997, these funds were invested in Treasury securities.

                 As stated above, the Bank also invests in certain mutual funds and common stocks, totaling $10.6 million as of March 31, 1997, consisting of five equity mutual funds and several common stock investments. The Bank's investment in equity mutual funds represents a Board approved policy to invest $600,000 per month in the five equity mutual funds as a long term

RP Financial, LC.
Page 1.15


investment. The Bank's common stock investments primarily consist of investments in local financial institutions. Additionally, the Bank's FHLB stock investment equaled $25.8 million as of March 31, 1997.

                 The Bank's MBS as of March 31, 1997, equal to $191.0 million, or 5.1 percent of assets, primarily includes traditional pass-through securities and CMOs secured by adjustable rate and/or shorter term fixed rate loans. The balance of MBS steadily declined during fiscal 1994 and 1995, but increased in fiscal 1996 as a result of the Bay Ridge acquisition. Until fiscal 1996, all MBS were designated HTM. However, with the FASB "window" in December 1995 and the nature of the MBS acquired in the Bay Ridge transaction, the Bank designated the majority of MBS as AFS. During the fiscal 1997 investment and mortgage-backed securities portfolio restructuring, the majority of MBS were sold.


         Funding

                 Deposits are comprised of a large base of savings and transaction accounts (or "core" deposits) with the balance of funds comprised of CDs. Growth of the Bank's deposits have largely been a function of Independence's merger and acquisition activity, as internal growth of deposits has typically been modest. In this regard, deposits increased by approximately
$1 billion in fiscal 1996 as a result of the two acquisitions.   Deposit
balances actually declined in fiscal 1997 as Independence sold an acquired branch with $51.4 million of deposits in September 1996, and as runoff in the acquired deposits was heavy.

                 Borrowings typically have been utilized to a limited degree by the Bank, declining from the peak fiscal year end balance of $68.7 million to $17.2 million at March 31, 1997, following recent restructuring. Borrowings are generally used for liquidity purposes, with borrowings increasing during periods of strong loan demand or weak deposit growth. Borrowings held by the Bank primarily consist of FHLB advances, with short- and intermediate-term maturities. Future borrowing activity is expected to be limited except with regard to periodic match-funding transactions.

RP Financial, LC.
Page 1.16


         Capital

                 Earnings since March 31, 1993 have led to annual growth in the balance of GAAP and tangible stockholders' equity of 14.7 and 9.0 percent, respectively. The fiscal 1996 acquisitions interrupted the growth in the GAAP and tangible equity ratios, which peaked at March 31, 1995, at 9.89 and 9.85 percent of assets, respectively. As a result of the two acquisitions the following year, the GAAP and tangible equity ratios fell to 7.49 and 5.42 percent of assets, respectively, as the GAAP equity level increased by $30.6 million while the tangible equity level decreased by $48.6 million -- the difference being primarily attributable to the $79.2 million growth in intangible assets reflecting the acquisition premiums paid. The Bank carried $60.5 million of intangible assets as of March 31, 1997, resulting in tangible capital of $248.6 million, or 6.66 percent of total assets. The intangible assets remaining at March 31, 1997 from the 1992 acquisitions is relatively small, with the majority of the current intangible assets balance resulting from the two 1996 acquisitions. The $20 million decline in the intangibles balance during fiscal 1997 was attributable to nearly $8.3 million in annual amortization, a $6.2 million net reduction relating to various adjustments pertaining to the Bay Ridge acquisition, and a $5.3 million reduction following the subsequent sale of one of the acquired First Nationwide branches. As a result, tangible stockholders' equity demonstrated strong growth during fiscal 1997, approximating $39 million, or 18.6 percent over the prior year's level. Future reduction in intangibles is expected to be limited to normal amortization. The Bank maintained capital surpluses relative to all of its regulatory capital requirements at March 31, 1997, as summarized in the table below. The addition of conversion proceeds will serve to substantially strengthen Independence's financial condition and future growth potential.

                                                                                                    Capital
                                                                                                      Over
                                                                     Required        Actual         Required
                                                                      Capital        Capital         Amount
                                                                      -------        -------         ------
                                                                      ($000)         ($000)          ($000)
         Tier I Leverage Capital Ratio                              $145,064        $247,520       $102,456
         Risk-Based Capital:  Tier I                                  98,525         247,520        148,995
         Risk-Based Capital:  Total                                  197,050         274,544         77,494

         Source:  Prospectus.

RP Financial, LC.
Page 1.17


Income and Expense Trends

         Consistent with the Bank's traditional thrift operating strategy, net interest income and operating expenses represent the major components of core earnings, as other operating income has been modest, consistent with the Bank's objective of providing low-cost financial services to local residents. Despite the Bank's growth through acquisition and balance sheet repositioning, the Bank's earnings have experienced erosion, even after adjusting for net non-recurring items. The Bank has reported positive earnings over the last five fiscal years (see Table 1.2), ranging from a low of 0.46 percent of average assets for fiscal 1997 to a high of 1.86 percent in fiscal 1994. The Bank's earnings have been subject to a variety of significant one-time non-operating income and expense items and an extraordinary item, explained more fully below. To gain a clearer picture of the Bank's earnings and core earnings trend, such non-operating and extraordinary items must be excluded. After adjusting for such items, the Bank's after-tax "core" earnings trend shows a steady decline, with a more pronounced decline in the profitability ratio as the Bank's assets have grown, particularly after the two 1996 acquisitions. As described in greater detail below, the core earnings and profitability erosion has been attributable to:

            (1) limited growth in net interest income due to a yield-cost spread squeeze, reflecting intense competition and the spread dilution resulting from the two 1996 acquisitions;

            (2) increased operating expenses (before intangibles amortization and the special SAIF assessment), although the ratio to assets showed some decline following the two 1996 acquisitions and related synergies; and

            (3) increased amortization of intangibles following the two 1996 acquisitions.

To a lesser extent, lower fiscal 1997 earnings reflect limited other operating income growth and higher loan loss provisions.

         Fiscal 1997 earnings of $17.180 million were sharply lower than fiscal 1996 earnings of $35.972 million. The decline largely reflects $12.2 million gains on sale in fiscal 1996, including $12.7 million of gains on the sale of mutual funds, as compared to $13.678 million net non-operating expenses in fiscal 1997, including: (1) the special SAIF assessment on the Oakar deposits ($8.553 million); (2) net losses on the sale of loans and investment securities as a result

                                   Table 1.2
                           Independence Savings Bank
                          Historical Income Statements


                                                                              For the Year Ended March 31,
                                                     -------------------------------------------------------------------------
                                                             1993                     1994                      1995
                                                     --------------------     ---------------------       --------------------
                                                      Amount      Pct(1)      Amount         Pct(1)       Amount      Pct(1)
                                                      ------      ------      ------         ------       ------      ------
                                                      ($000)       (%)        ($000)          (%)         ($000)       (%)
Interest Income                                      $180,698      7.96%      $179,697        7.89%      $191,539       7.52%
Interest Expense                                      (86,297)    -3.80%       (75,633)      -3.32%       (80,562)     -3.16%
                                                      -------     ------       -------       ------       -------      ------
Net Interest Income                                   $94,401      4.16%      $104,064        4.57%      $110,977       4.36%
Provision for Loan Losses                              (4,462)    -0.20%        (5,014)      -0.22%        (3,841)     -0.15%
                                                       ------     ------        ------       ------        ------      ------
Net Interest Income after Provisions                  $89,939      3.96%       $99,050        4.35%      $107,136       4.21%

Other Operating Income                                 $5,103      0.22%        $6,873        0.30%        $6,416       0.25%
Goodwill Amortization                                    (859)    -0.04%          (864)      -0.04%          (905)     -0.04%
Operating Expense                                     (37,256)    -1.64%       (41,176)      -1.81%       (46,464)     -1.82%
                                                      -------     ------       -------       ------        ------      ------
Net Operating Income                                  $56,927      2.51%       $63,883        2.81%       $66,183       2.60%

Gain(Loss) on Sale of Loans and Securities               $283      0.01%          $849        0.04%       ($3,952)     -0.16%
Loss on Sale of Branch Deposits                             0      0.00%             0        0.00%             0       0.00%
SAIF Special Assessment                                     0      0.00%             0        0.00%             0       0.00%
                                                            -      -----             -        -----             -       -----
Net Non-Operating Income/Expense                         $283      0.01%          $849        0.04%       ($3,952)     -0.16%

Net Income Before Tax                                 $57,210      2.52%       $64,732        2.84%       $62,231       2.44%
Income Taxes                                          (26,319)    -1.16%       (25,808)      -1.13%       (27,327)     -1.07%
                                                      -------     ------       -------       ------       -------      ------
Net Inc(Loss) Before Extraordinary Items              $30,891      1.36%       $38,924        1.71%       $34,904       1.37%
Cumulative Effect of Change in
  Accounting For Income Taxes                              $0      0.00%        $3,321        0.15%            $0       0.00%
                                                           --      -----        ------        -----            --       -----
Net Income (Loss)                                     $30,891      1.36%       $42,245        1.86%       $34,904       1.37%

Adjusted Earnings
-----------------
Net Operating Income                                  $56,927      2.51%       $63,883        2.81%       $66,183       2.60%
Tax Effect (2)                                        (26,189)    -1.15%       (25,470)      -1.12%       (29,062)     -1.14%
                                                      -------     ------       -------       ------       -------      ------
  Adjusted Earnings                                   $30,738      1.35%       $38,413        1.69%       $37,121       1.46%

Memo:
      Yield/Cost Spread                                 4.00%                    4.13%                      4.18%
      Efficiency Ratio                                 37.44%                   37.12%                     39.79%
      Return on Equity                                 19.23%                   21.80%                     14.81%
      Effective Tax Rate                               46.00%                   39.87%                     43.91%




                                                         For the Year Ended March 31,
                                                ---------------------------------------------
                                                        1996                     1997
                                                ---------------------    --------------------
                                                Amount         Pct(1)     Amount     Pct(1)
                                                ------         ------     ------     ------
                                                ($000)          (%)       ($000)        (%)
Interest Income                                 $213,100       7.52%    $255,303      6.84%
Interest Expense                                (110,619)     -3.91%    (140,187)    -3.75%
                                                --------      ------    --------     ------
Net Interest Income                             $102,481       3.62%    $115,116      3.08%
Provision for Loan Losses                         (3,679)     -0.13%      (7,960)    -0.21%
                                                  ------      ------      ------     ------
Net Interest Income after Provisions             $98,802       3.49%    $107,156      2.87%

Other Operating Income                            $7,860       0.28%      $8,034      0.22%
Goodwill Amortization                             (1,842)     -0.07%      (8,278)    -0.22%
Operating Expense                                (50,288)     -1.78%     (65,322)    -1.75%
                                                 -------      ------     -------     ------
Net Operating Income                             $54,532       1.93%     $41,590      1.11%

Gain(Loss) on Sale of Loans and Securities       $12,222       0.43%     ($3,347)    -0.09%
Loss on Sale of Branch Deposits                        0       0.00%      (1,778)    -0.05%
SAIF Special Assessment                                0       0.00%      (8,553)    -0.23%
                                                       -       -----      ------     ------
Net Non-Operating Income/Expense                 $12,222       0.43%    ($13,678)    -0.37%

Net Income Before Tax                            $66,754       2.36%     $27,912      0.75%
Income Taxes                                     (30,782)     -1.09%     (10,732)    -0.29%
                                                 -------      ------     -------     ------
Net Inc(Loss) Before Extraordinary Items         $35,972       1.27%     $17,180      0.46%
Cumulative Effect of Change in
  Accounting For Income Taxes                          0       0.00%           0      0.00%
                                                       -       -----           -     ------
Net Income (Loss)                                $35,972       1.27%     $17,180      0.46%

Adjusted Earnings
-----------------
Net Operating Income                             $54,532       1.93%     $41,590      1.11%
Tax Effect (2)                                   (25,146)     -0.89%     (15,991)    -0.43%
                                                 --------     ------     -------     ------
  Adjusted Earnings                              $29,386       1.04%     $25,599      0.69%

Memo:
      Yield/Cost Spread                            3.39%                   3.09%
      Efficiency Ratio                            45.58%                  53.82%
      Return on Equity                            13.13%                   5.69%
      Effective Tax Rate                          46.11%                  38.45%

(1)   Ratios are as a percent of average assets.
(2)   Based on effective tax rate for each year.

Source: Independence's audited financial reports and offering documents. Key financial ratios for the past 5 fiscal years are presented in Exhibit I-3.

RP Financial, LC.
Page 1.19


of portfolio restructuring ($3.347 million); and (3) the $1.778 million loss on sale of the First Nationwide branch. Additionally, Independence reported a higher level of loan loss provisions in the most recent fiscal year.

         Independence's level of net interest income before provisions for loan losses peaked at 4.57 percent of average assets in fiscal 1994 and has since trended lower, approximating 3.08 percent of average assets for fiscal 1997. The increases in the Bank's net interest income ratio from fiscal 1993 to 1994 was primarily attributable to the Bank's asset/liability mix in the generally declining interest rate environment. The Bank's net interest margin subsequently declined due primarily to a higher cost of funds, resulting, in part, from the two 1996 acquisitions and intensified levels of local competition. In addition, the most recent acquisitions initially increased liquidity levels, thus depressing overall asset yields.

         The impact of interest rates on Independence's net interest margin is further revealed through examination of the Bank's historical net interest rate spreads and yields and costs set forth in Exhibit I-5. Trends in the Bank's net interest margin generally paralleled the trends in the yield-cost spread. As highlighted in Exhibit I-5, the 1996 acquisitions adversely affected asset yields in fiscal 1997. Moreover, the rates paid on deposits acquired in the 1996 branch acquisition were above the average paid on the balance of the Bank's deposit accounts, leading to a net interest rate spread narrowing from
3.39 percent during fiscal 1996 to 3.09 percent during fiscal 1997. Going forward, Independence's average yield on interest-earning assets can be expected to diminish as a result of the large infusion of cash in the conversion pending the longer term deployment of funds into loans. At the same time, the net interest margin as a percent of average assets should improve as the infusion of capital increases the ratio of interest-earning assets to interest-bearing liabilities.

         The Bank's adherence to a traditional thrift operating philosophy, limited level of diversification in the products and services offered, and community service commitment as a low cost provider of financial services have all limited other operating income to modest levels. Throughout the period shown in Table 1.2, non-interest operating income ranged from 0.30 to 0.22 percent of average assets. For fiscal 1997, non-interest operating income equaled 0.22

RP Financial, LC.
Page 1.20


percent, below the level in recent years due in part to growth in the proportion of CDs. Fees and service charges earned from retail banking activities and originating loans have accounted for most of the Bank's non-interest operating income. In the future, Independence expects to continue the current strategy of being a provider of lower cost banking products and services and, thus, non-interest income is expected to remain a limited contributor to total revenues. Furthermore, while the Bank is investigating strategies to improve non-interest income through offering products and services away from core banking, possibly through the holding company structure, no significant increase in such revenues is expected in the near term.

         Independence's operating expenses as a percent of average assets have been maintained at a relatively moderate level over the last five fiscal years, ranging from 1.64 percent to 1.82 percent of average assets, and equaling 1.75 percent for the fiscal year ended March 31, 1997 (figures exclude intangibles amortization and the special SAIF assessment). Although operating expenses have increased by $28.1 million since fiscal 1993 to $65.3 million for fiscal 1997, asset growth facilitated through acquisition and subsequent synergies have enabled the Bank to limit the increase to the operating expense ratio. Additionally, the Bank's staffing needs have been limited due to the traditional operations and large average branch deposit balance. As of March 31, 1997, the Bank maintained approximately 756 full time equivalent employees, for assets per employee of $4.9 million, which is above the industry average.

         The intangible assets created in the 1996 acquisitions has resulted in a significant earnings drag, approximating $8.278 million in amortization expense, or 0.22 percent of assets, in fiscal 1997. As discussed earlier, Independence's earlier acquisitions were consummated at relatively favorable prices, resulting in only a small balance of intangibles, and thus have been important contributors to earnings growth and profitability. Conversely, the dramatically more expensive fiscal 1996 acquisitions have produced much lower returns, even before taking into account the amortization of intangible assets. It is management's belief that future acquisitions, if any, will continue to be relatively expensive given the generally strong financial characteristics of local institutions, the more limited number of available candidates given recent local consolidation and the high level of local competition for loans and deposits.

RP Financial, LC.
Page 1.21


         Further upward pressure will be placed on the Bank's operating expense ratio in the forthcoming year due to planned expansion (the Bank was in the process of completing an acquisition of a single branch office at fiscal year end and opening a de novo branch office in fiscal 1998). Also, there are expected to be increased costs associated with operating as a publicly-traded company, including expenses related to the stock benefit plans.

         Independence's efficiency ratio (operating expenses, before intangibles amortization and the special SAIF assessment, as a percent of the sum of net interest income and other operating income) of approximately 54 percent during fiscal 1997 reflects an adverse trend relative to the levels of the last several fiscal years. The adverse trend in the efficiency ratio is amplified with the addition of intangibles amortization to operating expenses.

         Loan loss provisions have impacted the Bank's earnings to various degrees over the past five fiscal years, ranging from a low of 0.13 percent of average assets during fiscal 1996 to a high of 0.22 percent of average assets during fiscal 1994. After dropping to a low in fiscal 1996, the Bank established higher loss provisions during the past fiscal year, equal to $7.960 million, or 0.21 percent of average assets. Management attributes the increase to loan loss provisions in fiscal 1997 to the lower quality assets acquired from Bay Ridge and the increased proportion of higher risk-weight loans in portfolio. See Exhibit I-6 for details of the Bank's allowance for loan losses.

         Non-operating income and expenses have significantly influenced earnings for the last several fiscal years. Independence reported non-operating income equal to $12.222 million, or 0.43 percent of assets, in fiscal 1996. The Bank reported net non-operating expenses of $13.678 million (0.37 percent of average assets) in fiscal 1997 attributable to losses on the sale of investment securities and MBS, a loss on the sale of a branch, and the special SAIF assessment. During fiscal 1994, the Bank recognized an $0.849 million gain on sale and an extraordinary item of $3.321 million, reflecting the cumulative effect of the change in accounting for income taxes. During fiscal 1995, the Bank recognized a $3.952 million loss which was primarily attributable to loan sales.

RP Financial, LC.
Page 1.22


         The Bank's tax rate has ranged from approximately 38.5 to 46.1 percent over the last 5 years. During fiscal 1997, the Bank engaged in a tax planning strategy under current tax laws to reduce state and city income taxes through the formation of Independence Community Realty Corp. ("ICRC"), a wholly-owned real estate investment trust ("REIT") subsidiary, to which the Bank transferred $834 million in Bank mortgage loans. The Bank's income from the REIT qualifies for a 60 percent dividend exclusion, lowering the overall effective tax rate. The amount of loans transferred to the REIT was limited by the Qualified Thrift Lender ("QTL") test, as such loans are excluded in the QTL computation.


Interest Rate Risk Management

        Based on financial data as of March 31, 1997, the Bank's one and three year cumulative gap ratios equaled (45.6) percent and (25.4) percent, respectively (see Exhibit I-7). The Bank primarily manages interest rate risk from the asset side of the balance sheet by emphasizing investment in adjustable rate and relatively short-term (five to ten year) balloon loans and selling longer term (15 years or more) mortgage loans to the secondary market. Additionally, the Bank maintains a large investment portfolio wherein it seeks to maintain relatively short average duration (five years or less), all of which are classified as AFS and could be sold if interest rate conditions warrant such action. While the Bank's concentration of core deposits has provided a relatively lower source of funds, such deposits are considered by the Bank to be short-term from a repricing standpoint in that the impact of a rate change in core deposits would be immediately felt, and thus can significantly impact earnings.

         The infusion of stock proceeds will serve to further limit Bank's interest rate risk exposure, as most of the net proceeds will be redeployed into interest-earning assets and the increase to capital will lessen the proportion of interest-sensitive liabilities.


Lending Activities and Strategy

         The Bank's lending activities have emphasized the origination of multi-family/co-op and 1-4 family permanent mortgage loans (see Exhibits I-8, I-9 and I-10, which reflect loan maturities, loan composition and lending activity, respectively). The Bank's predominant loan type is a local

RP Financial, LC.
Page 1.23


multi-family mortgage loan secured by a six story elevator building with first floor retail space. To a lesser extent, Independence also makes loans secured by 1-4 family residential properties. The focus on multi-family mortgage lending is largely the result of the Bank's presence in a densely populated urban market. In addition to residential mortgages, Independence has pursued loan diversification by originating modest amounts of non-residential real estate, consumer, and commercial business loans.

         Multi-family real estate loans, represent the largest concentration of loans held by the Bank, with such loans typified by loans secured by six story "elevator" buildings in the New York metropolitan area. The Bank limits multi-family mortgage loans to properties within the New York metropolitan area, but the majority of loans are secured by properties located in New York City. Multi-family loans equaled $1.365 billion, or 53.7 percent of total loans outstanding at March 31, 1997. Multi-family loans are underwritten with a maximum LTV ratio of 75 percent, with the value determined by an in-house appraiser and a minimum debt service ratio of 1.3 times is generally required. Other factors considered by the Bank in extending multi-family loans include the borrower's cash flow, the amount of working capital available to the borrower, and the financial history of the borrower. Independence competes for multi-family loans primarily on the basis of price and the rapid loan application and approval process, which is facilitated by utilization of in-house appraisers.

         The Bank's loan portfolio includes loans secured by cooperative apartment buildings. Loans secured by cooperative apartments equaled $348.0 million, or 13.7 percent of total loans as of the end of fiscal 1997. In underwriting these loans, the Bank requires lower loan-to-value ratios relative to single-family residential mortgage loans. In addition, the Bank generally will not make a loan on a cooperative apartment building unless at least 65 percent of the total units in the building are owner-occupied.

         The Bank's typical multi-family residential mortgage loan is originated with a term to maturity of 5 or 10 years (with principal due in full at such time). These loans have a fixed rate of interest and may be extended by the borrower, upon payment of an additional fee, for 5 additional years at an interest rate based on the 5-year FHLB of New York advance rate plus a margin,

RP Financial, LC.
Page 1.24


which may not be below the initial interest rate of the loan. The Bank recently has been offering loans which have fixed rates for the first five years then adjust at the fifth year and again at the seventh or eighth year to pre-set rates established at the time of origination. Under the terms of the Bank's multi-family residential mortgage loans, the principal balance generally is amortized at the rate of 1 percent per year. Prepayment penalties are generally assessed on these loans.

         Independence originates both fixed rate and adjustable rate permanent 1-4 family loans, with the majority of originations currently being retained for portfolio. As of March 31, 1997, mortgage loans secured by 1-4 family properties equaled $552.7 million, or 21.8 percent of total loans. Fixed rate loans offered by the Bank currently have terms ranging from 10 to 30 years and are generally underwritten to conform to agency secondary market standards, including Federal Home Loan Mortgage Corporation ("FHLMC") and Federal National Mortgage Association ("FNMA"). Jumbo loans are typically underwritten to FHLMC/FNMA standards with the exception of the size of the loan. Fixed rate loans with terms exceeding 15 years are sold in the secondary market with servicing retained, loans with terms of 15 years are either sold or retained based on the applicable interest rate, and loans with terms of less than 15 years are generally retained for portfolio.

         Historically, Independence has been successful in building a portfolio of 1-4 family adjustable rate mortgage loans ("ARMs") through offering a variety of loans with different adjustment periods (ARM loans are originated with adjustment periods from one to seven years). ARM loans with adjustment periods of greater than three years are subject to repricing every three years after the initial adjustment period. Independence also offers a 10/1 ARM that is fixed for 10 years and adjusts annually thereafter. The 1-4 family ARM loans originated generally have 30 year terms, an annual cap of 2 percent, a lifetime cap of 10.75 percent, a loan-to-value ("LTV") ratio of 75 percent and are indexed to the corresponding U.S. Treasury yield plus 275 basis points. Private mortgage insurance ("PMI") is required on loans originated with an LTV ratio of greater than 80 percent.

         The Bank's non-residential real estate loan portfolio includes loans secured by warehouses, funeral homes, religious buildings and other non-residential property; a substantial portion of the

RP Financial, LC.
Page 1.25


portfolio was acquired through the Bay Ridge acquisition. Newly originated non-residential loans are subject to the same credit risk analyses and require the same borrower debt and income ratios as multi-family mortgage loans. As of March 31, 1997, non-residential mortgage loans totaled $158.3 million, equal to
6.2 percent of total loans.

         In recent periods the Bank has built a portfolio of home equity lines of credit ("HELOC") and home equity loans, which totaled $19.5 million as of March 31, 1997. Home equity loans are extended up to an LTV ratio of 75 percent of the combined balance of the home equity loan and the first lien. Home equity lines of credit adjust based on the Wall Street Journal Prime rate and are typically interest only for the first five years of the loan. Other loans held by the Bank consist primarily of consumer loans, with guaranteed student loans, personal auto and credit card loans accounting for the largest segment of Independence's consumer loan portfolio.

         To date, commercial business lending has been a relatively minor area of lending diversification for the Bank, consisting primarily of real estate secured loans to small businesses in the local market. Commercial business loans offered by the Bank are generally extended as floating rate loans indexed to the Wall Street Journal prime rate plus a margin or short-term fixed rate loans with terms of less than five years. Management has indicated that it is its intention to expand the commercial loan portfolio moderately in the future.

         Exhibit I-10, which shows the Bank's loan originations, purchases and sales over the past three fiscal years, indicates that multi-family and 1-4 family mortgage lending are the focus of Independence's lending activities. The level of loan origination activity has been volatile however, totaling $764.0 million in fiscal 1995, declining to $259.0 million in fiscal 1996, and increasing to $541.2 million in fiscal 1997. The lower loan origination volumes posted in fiscal 1996 was attributable to management's desire to build liquidity in view of the pending completion of the Bay Ridge Bancorp acquisition for a cash consideration; the acquisition was completed late in fiscal 1996.

         The Bank has engaged in loan sales in the recent past, and follows a policy of selling all fixed rate residential loan originations with terms to maturity of greater than 15 years. The Bank has also completed a number of larger, portfolio loan sales, including: (1) the sale of $119.7

RP Financial, LC.
Page 1.26


million of multi-family mortgage loans to FNMA in fiscal 1995; and (2) sale of $67.7 million of cooperative apartment loans to a local commercial bank in fiscal 1997. Loan purchases have been relatively limited but the Bank has been originating loans generated through broker relationships, particularly with respect to cooperative apartment loans in Manhattan.


Asset Quality

         Independence's asset quality problems have generally been maintained at moderate levels but the level of classified assets has recently been subject to increase which management attributes to problems in the portfolio of loans acquired from Bay Ridge Bancorp. In this regard, management believes the loan portfolio acquired with Bay Ridge Bancorp is generally of a lesser quality to loans originated by Independence. As of March 31, 1997, classified assets totaled $28.8 million, including $14.0 million of loans acquired from Bay Ridge Bancorp.

         As shown in Exhibit I-11, total non-performing assets increased from $17.4 million as of March 31, 1995 to $30.1 million as of March 31, 1996, following the completion of the Bay Ridge acquisition in early 1996. The level of non-performing assets has subsequently declined to $19.2 million at fiscal year end 1997, equal to 0.51 percent of assets. The level of non-performing assets held by the Bank is largely attributable to a small number of loans secured by multifamily and/or non-residential property. As shown in Exhibit I-11, the Bank's non-performing assets at March 31, 1997 consisted of $16.9 million of non-accruing loans, $1.7 million of accruing loans greater than 90 days delinquent and $540,000 of real estate owned.

         Allowances for loan losses are established by the Bank based on the credit quality of the loan portfolio, the size and composition of the loan portfolio and trends in the local economy, among other factors. Partially in response to the perceived risks involved in the Bank's commercial and multi-family mortgage lending emphasis and the increased level of classified and criticized assets (partially resulting from assets acquired with Bay Ridge Bancorp), allowances for loan losses have been subject to increase during the last several years. As of March 31, 1997, Independence maintained $27.024 million of valuation allowances, equal to 1.06 percent of gross loans outstanding and 159.62 percent of non-performing loans.

RP Financial, LC.
Page 1.27


Funding Composition and Strategy

         Deposits have consistently been the Bank's primary source of funds and at March 31, 1997 deposits accounted for in excess of 99 percent of Independence's interest-bearing liabilities. Exhibit I-12 provides the interest rate and maturity composition of the CD portfolio at March 31, 1997. The Bank's deposit composition has consistently reflected a relatively large concentration in transaction and savings accounts, amounting to $1.582 billion, or 47.6 percent of total deposits at March 31, 1997. From fiscal year end 1996 to 1997, the Bank's concentration of transaction and savings accounts increased from 47.1 percent of the portfolio, indicating success in retaining such low cost deposits, although the absolute balance of these accounts declined slightly. Independence focuses on customer service to obtain and retain transaction and savings deposits.

         The remainder of the Bank's deposit base consists of CDs, with Independence's current CD composition reflecting a higher concentration of short-term CDs (maturities of less than one year). As of March 31, 1997, the CD portfolio totaled $1.744 million, or 52.4 percent of total deposits, with
76.4 percent of those CDs having maturities of less than one year. Jumbo CDs (CD accounts with balances of $100,000 or more) amounted to $189.8 million, or
10.88 percent of CDs and 5.71 percent of total deposits. Independence typically does not pay a premium rate for higher balance CDs.

         Borrowings typically have not been a prominent funding source for the Bank, although borrowings have utilized for liquidity purposes in the recent past (the Bank's liquidity and funding positions are subject to variations due to the recent acquisitions). Independence's balance of borrowings decreased from $57.3 million at fiscal year end 1996 to $17.2 million at March 31, 1997, as Bay Ridge Bancorp had a substantial portfolio of liquidity investments.
Exhibit I-13 shows the Bank's use of borrowed funds during the three fiscal years. Borrowings held by the Bank consist primarily of FHLB advances, which have short- and intermediate-term maturities. The Bank may utilize borrowings going forward, during periods weak deposit growth and/or heavy loan demand or in periodic match-funding transactions.

RP Financial, LC.
Page 1.28


Subsidiaries

         As of March 31, 1997, Independence maintained two active subsidiaries including Wiljo Development Corp. ("Wiljo") and the previously described ICRC. The assets of Wiljo consist primarily of office space in the building in which the Bank's executive offices are located and its limited partnership interest in the partnership which owns the remaining portion of the building. At March 31, 1997, Wiljo had total assets of $8.3 million and the Bank's equity investment in Wiljo equaled $7.5 million.


Legal Proceedings

         There are two pending class action suits, one alleging a breach of fiduciary responsibility by the Bay Ridge directors in conjunction with the acquisition by the Bank and the other alleging that the MHC aided and abetted the breaches of fiduciary duty allegedly committed by the directors of Bay Ridge, neither of which specify or claim a particular amount of damanges. The Bank believes these two claims are without merit and intends to provide for a vigorous defense. Otherwise, the Bank is involved in routine legal proceedings occurring in the ordinary course of business which, in the aggregate, are believed by management to be immaterial to the financial condition of the Bank.

RP Financial, LC.
Page 2.1



                                II.  MARKET AREA



Introduction

         The Bank currently conducts operations through a network of 33 branch offices, with a primary concentration in Kings and Queens Counties, as summarized in Table 2.1. Approximately 80 percent of the Bank's deposits are located in Kings and Queens Counties.

         From a network of 11 branch office locations in the early 1990s, the Bank has expanded the branch office network significantly through whole-bank acquisitions and branch acquisitions. The 1992 acquisition of Long Island City Financial Corporation and the 1996 acquisition of Bay Ridge Bancorp added a total of 10 branches, primarily in Brooklyn (Kings County) and Queens County, to the Bank's office network. Between 1992 and 1996, Independence also acquired a total of nine branch offices through three separate purchase transactions, including four branches purchased from the Resolution Trust Corporation. These purchases expanded the market area coverage in Brooklyn and Queens and enabled the Bank to enter a new market area, Staten Island (Richmond County). The Bank has recently announced the forthcoming opening of a branch office in the Red Hook area of Brooklyn, with the objective of further expanding its market coverage. Additional detail regarding the Bank's office locations is included in Exhibit II-1.


                                   Table 2.1
                       Location of Branches and Deposits
                              As of March 31, 1997

                                                         # of                            % of Total
         County                                        Branches          Deposits         Deposits
         ------                                        --------          --------         --------
                                                                         ($Mil)             (%)
         Kings County (Brooklyn)                         18               $1,828            55.0%
         Queens County (Queens)                           9                  777            23.4%
         Nassau County                                    2                  279             8.4%
         Richmond County (Staten Island)                  2                  263             7.9%
         Bronx County                                     1                  116             3.5%
         New York City (Manhattan)                        1                   63             1.9%
                                                          -                   --            ----

         Total                                           33               $3,326           100.0%

         Source:  Independence's Prospectus.

RP Financial, LC.
Page 2.2


         While the Bank's branch offices serve New York City's five boroughs, incorporated in the New York Metropolitan Statistical Area ("MSA"), and western Nassau County, comprising the Nassau/Suffolk MSA (Long Island), the Bank's activity is dominated by Kings and Queens Counties. A community-oriented thrift, the Bank considers its primary deposit market to consist of the areas within one-half mile of each branch office, while the lending market consists of Kings County (Brooklyn), Queens County (Queens), Richmond County (Staten Island), New York County (Manhattan, extending south of 110th Street), the southeastern portion of Bronx County, and the portion of Nassau County to the west of the Meadowbrook Parkway. Independence serves a wide cross-section of the population of the New York MSA, and has branch offices located in several neighborhoods with significant minority populations, representing an estimated 24 language groups. The prevalence of the immigrant populations in the local market area has led to the Bank's strategy to employ bilingual personnel and actively market to the various ethnic communities surrounding its branches.
The 1990 U.S. Census found Queens to be the most ethnicly diverse county in the U.S.

         Recent population trends have affected the demographic characteristics and economic health of New York City, particularly the Bank's primary market area of Brooklyn and Queens. During the 1990s, New York City has experienced an influx of an estimated 113,000 new foreign-born immigrants each year. In comparison to earlier waves of immigrants, recent studies have shown that new immigrants in general are less likely to use social services and more likely to have jobs, albeit in lower-paying positions. Recent immigration has curtailed population out-migration to suburbs and limited housing vacancies (apartments are in short supply in certain areas). Local school systems are filled to capacity or are overcrowded due to the larger size of immigrant families.

         For example, two neighborhoods in Queens, Jackson Heights and Corona have undergone significant changes in the population base since the 1970s, when these areas were primarily Italian and Jewish. Specifically, these areas have seen a succession of African-Americans, Dominicans, Columbians, and, more recently, Central Americans, South Americans, Chinese, Indians, Pakistanis, Koreans and Mexicans. The ethnic makeup of the population base is much more varied at present, requiring business services to cater to a more varied population base and in

RP Financial, LC.
Page 2.3


more languages. These changing local demographic characteristics pose significant challenges to the Bank for attracting and maintaining customers.

         The greater New York area represents one of the world's largest money centers. Independence is one of several hundred financial institutions operating in New York City and Long Island, a number of which are larger than the Bank in terms of deposits, scope of operations, and number of branches, and have greater resources at their disposal than the Bank. In addition, a large number of smaller institutions operate in the local New York City neighborhoods and provide significant competition as these institutions serve specific market niches, such as specific ethnic, immigrant or language groups. Competition for both loans and deposits has increased over the last several years as the local economy has gradually recovered and the financial and capital position of local financial institutions has strengthened. Given the intensity of competition, community institutions such as the Bank have pursued niche strategies to remain viable and grow. The New York MSA has also undergone a certain amount of consolidation in the banking industry in recent years, which has assisted financial institutions with a community orientation (such as Independence).

         The following sections analyze the market area's historical and forecasted demographic growth trends, economy and competitive environment to help determine the growth potential and opportunities that exist for the Bank, and the related impact on value.


National Economy

   Economic Trends

           Over the past year, the nation's economy has continued to grow, although concerns remained about the threat of inflation and potentially higher interest rates. In early-April 1996 inflation concerns became more prominent as a result of a stronger than expected March 1996 employment report; however, other economic indicators suggested that the pace of economic growth was moderate and inflation was under control. Inflation concerns were further heightened in late-April 1996, as a result of higher oil and commodity prices; although, wages, which account for most of the inflation measures, did not signal that inflation was heating up. Unemployment

RP Financial, LC.
Page 2.4


data for both May and June 1996 suggested a strong pace of economic growth, with the stronger than expected job growth pushing interest rates higher. However, other economic measures, such as consumer and producer prices, reflected a more modest pace of economic growth.

           The third quarter of 1996 started with a continuation of second quarter trends, although mid-July Congressional testimony by the Federal Reserve Chairman hinted of expectations that the economy would taper off slightly in the second half of 1996. However, much of the economic data released during July and August 1996 continued to indicate a fairly robust pace of economic growth. Such economic data included a stronger than expected increase in July 1996 durable goods orders, the consumer confidence index hitting a six year high and a decline in the August 1996 unemployment rate. Comparatively, for the balance of the third quarter 1996, economic data, such as a decline in August 1996 durable goods orders and smaller than expected increases in August retail sales and consumer prices, suggested that the economy was cooling off. A slight increase in the September 1996 unemployment rate further signaled a slowing economy.

           Economic data released at the beginning of the fourth quarter 1996 generally confirmed that the national economy was slowing. October 1996 unemployment remained at 5.2 percent, although the number of new jobs being added to the economy was lower compared to job growth recorded during late-spring and summer 1996. Third quarter 1996 GDP growth fell to a 2.2 percent annual rate, versus a comparative 4.7 percent rate in the prior quarter. Wage data also indicated that inflation was under control, as wages remained flat for production and nonsupervisory workers in October 1996, despite a $0.50 increase in the minimum wage rate that became effective on October 1, 1996. While the November 1996 unemployment rate climbed to 5.4 percent from 5.2 percent in October 1996, inflation concerns were heightened somewhat by an unexpectedly sharp jump in average hourly earnings. However, most of the economic data released at the close of 1996, which included jobless claims rising to a five month high in November 1996 and a decline in November 1996 durable goods orders, suggested that the economy was sluggish and non-inflationary.

RP Financial, LC.
Page 2.5


           While fourth quarter 1996 GDP growth came in at a stronger than expected 4.7 percent annual growth rate (subsequently revised to 3.9 percent), most of the economic data released during the beginning of the first quarter of 1997 indicated a continuation of moderate economic growth. Such measures as a
1.9 percent decline in December 1996 durable goods orders and a modest uptick in the January 1997 unemployment rate to 5.4 percent, versus 5.3 percent in December 1996, eased concerns that the economy was overheating. However, the increase in the unemployment rate was attributable to more people who entered the job force, and some markets were experiencing labor shortages. In congressional testimony at the end of February 1997, the Federal Reserve Chairman indicated that he anticipated recent signs of lower job insecurity among workers would lead to upward pressure in wages, which could possibly trigger the Federal Reserve to boost interest rates. Signs of inflation became more notable during March and April 1997, with most economic indicators posting month-to-month increases from January to February 1997. Most notably, during February 1997 industrial production increased 0.5 percent, housing starts rose
12.2 percent and the sale of existing homes jumped 9.0 percent. Accelerating economic growth was further indicated by a decline in the March 1997 unemployment rate to 5.2 percent, versus 5.3 percent for February 1997, and a higher than expected rise in the March 1997 "core" producer price index, which posted its largest increase in 18 months. The revised first quarter 1997 GDP growth rate, released in late May 1997, was an annual rate of 5.8 percent, far exceeding analysts' projections, and gave more evidence of the strong economy. The unemployment rate for April 1997 declined to 4.9 percent, also an indicator of a strong economy.

           More recent economic data released in late-May and early June 1997 indicates a potential slowing of the economy, as retail sales have slowed to an estimated 2 percent annual growth rate in the second quarter, and business inventories have also increased, which added to the first quarter 1997 GDP growth figures. New home sales also dropped by 7.7 percent in April 1997, the sharpest decline in six months. Automobile sales for April and May 1997 have declined from year-earlier levels, and discounting and other sales efforts are becoming more common by automakers. Overall, GDP growth for the second quarter of 1997 is estimated at 2.0 to 2.5 percent, a significant drop from the first quarter 1997 results.

RP Financial, LC.
Page 2.6


   Interest Rate Trends

           Consistent with recent economic activity, interest rate trends have been varied as well over the past year. Generally improving economic conditions and indications that the Federal Reserve would not cut interest rates further started an upward trend in interest during the first quarter of 1996. Interest rates continued to edge higher during the second quarter of 1996, as the 30-year U.S. Government bond yield climbed above 7.0 percent following the stronger than expected May 1996 job growth reported in early-June 1996. In early-July 1996, the release of a strong June 1996 employment report had a more severe effect on bond prices, as the large drop in unemployment provided for one of the largest one day declines in bond prices with the yield on the 30-year benchmark bond increasing from 6.93 percent to 7.18 percent. After trending lower for a brief period during early- and mid-August 1996, interest rates moved higher in late-August and early-September 1996 as inflation concerns were raised by the stronger than expected economic growth.

           The Federal Reserve's decision not to raise interest rates at its September and October 1996 meetings, along with economic data providing indications of a cooling economy, translated into a declining interest rate environment during late-September and through most of October 1996. Interest rates continued to edge lower through November 1996, as the October 1996 economic data suggested that inflationary pressures were non-threatening. Bond prices declined slightly in early-December 1996, as investors focused on weakness in the dollar and rising oil prices. Concern over Japanese investors slowing their buying of U.S. Treasury notes caused bond prices to slide in mid-December 1996, despite economic data which continued to indicate mild inflation. Interest rates were somewhat trendless at the close of 1996, as the Federal Reserve elected not to change interest rates at its December 1996 meeting.

           With few inflationary signs, interest rates held steady at the beginning of 1997, which was followed by a mild easing in interest rates during the first half of February 1997. Indications of slowing economic growth and the Federal Reserve's decision to leave rates unchanged at its early-February 1997 meeting spurred the downward trend in interest rates. However, interest rates edged higher in late-February 1997, following renewed concerns by the Federal Reserve

RP Financial, LC.
Page 2.7


Chairman over the sharp rise in the stock market during the past two years. After stabilizing briefly, the strengthening economy and growing expectations of a rate increase by the Federal Reserve propelled interest rates higher in late-March 1997.

           The Federal Reserve increased short-term interest rates by 0.25 percent in late-March 1997, which was followed by a sharp sell-off in the bond market. For the first time in six months, the rate on the 30-year benchmark bond moved above 7.0 percent in late-March 1997. Inflation concerns pushed interest rates higher during the first half of April 1997, which was followed by a slight decline in interest rates on rumors of a national budget accord. Throughout the end of April and the month of May 1997, interest rates continued to fluctuate in a moderately narrow range as various economic indicators showed various signs of growth and/or stability in the economy. The most recent revision to the inflation rate in late-May 1997 showed a 1.6 percent annual rate. Overconfidence in the nation's economy was relatively strong in early and mid-June, reflecting little signs of inflation, continued strong stock market performance and an overall positive business outlook. Interest rates declined in mid-June, reflecting this positive outlook, and as of June 20, 1997, one- and thirty-year U.S. Government bonds were yielding 5.63 percent and
6.66 percent, respectively. Exhibit II-2 provides historical interest rate trends from 1991 through June 20, 1997.


Market Area Demographics

         Demographic trends in the Bank's market are an important indicator of future growth potential. The following sections evaluate several key demographic factors impacting the Bank, including trends in population, households, income, age distribution and housing permit data for the primary market areas (see Exhibit II-3). Examined are figures for the U.S. overall, the State of New York, the New York and Nassau-Suffolk MSAs, the Bank's primary markets of the five New York City boroughs and Nassau County, and the individual zip codes in which the Bank operates. In general, the Bank serves an inner city market consisting of low income/disadvantaged residents, many of whom are recent immigrants to the United States. The Bank does not target, for example, the wealthier segments of its market, selecting instead to serve

RP Financial, LC.
Page 2.8


the low income, small transaction, modest saver resident historically served by the Bank. This customer base exemplifies the Bank's mission to serve all residents in the local community.

         Similar to demographic trends experienced in many of the large urban areas in the Northeast, growth of total population and households in the Bank's markets have been relatively sluggish since 1980, and future trends are expected to be similar (see Exhibit II-3 and the summary in Table 2.2 below). Specifically, the data shows that between 1990 and 1997 the Kings County population declined by 0.2 percent annually while the population of Queens increased by 0.3 percent annually. Population data for the remaining market area counties ranged from growth of 0.8 percent in Richmond County (Staten Island), to a decrease of 0.1 percent for Bronx County. In comparison, the U.S. as a whole increased by an annual rate of 1.1 percent, while the State of New York experienced a lower population increase of 0.2 percent annually.
Thus, the population trends for Kings and Queens Counties, the location of the majority of the Bank's business operations, are generally unfavorable in comparison to other areas.

                                   Table 2.2
                           Selected Demographic Data
                              Projected 1997-2002

                                                    Annual                   Annual
                                              Population Growth         Household Growth
      County                                      1997-2002                 1997-2002
      ------                                      ---------                 ---------
                                                      (%)                      (%)
      United States                                  1.0%                     1.0%
      State of New York                              0.2%                     0.1%

      Kings County (Brooklyn)                       -0.2%                    -0.3%
      Queens County(Queens)                          0.2%                     0.2%
      Nassau County                                  0.2%                     0.2%
      Richmond County (Staten Island)                0.7%                     0.7%
      Bronx County                                  -0.1%                    -0.2%
      New York City (Manhattan)                      0.5%                     0.5%

      Source:  CACI Marketing Systems

RP Financial, LC.
Page 2.9


         These population trends are projected to continue over the next five years through 2001. The population and household trends in the primary market area represent a continuation of a longer-term course prompted by many forces, including the already dense population and high cost of living in the New York metropolitan area. Although the population and number of households experienced relatively little growth between 1990 and 1997 and are forecasted to continue to record limited growth through 2002, it is believed such factors are mitigated in part by the huge overall size of the market (the market area counties have in excess of 8.6 million residents) which provides ample lending opportunities and a huge pool of available deposit funds. At the same time, competition for such funds is very intense.

         Median household and per capita income levels in the primary market area reflect the distinct socioeconomic markets served by the Bank. The Bank's business operations are concentrated in Kings County, an area that has the second lowest median income level of all counties in the New York MSA, and Queens County, which recorded an income level that approximated the MSA averages. Independence serves a broad market spectrum of the population ranging from relatively affluent white collar professionals in suburban Nassau County (which is among the highest-ranked areas in the U.S. in terms of effective buying income levels) to a generally more blue collar and/or ethnic customer base in the more urban and more densely populated markets of Kings and Queens Counties in New York City. Within Kings County (Brooklyn) and Queens County, a number of the Bank's branch offices are located in neighborhoods with significant proportions of ethnic residents, including African-Americans and Asians (such as Koreans, Chinese, etc.). In line with projected national trends, all market area counties examined are expected to record increasing levels of household income over the next five years.

RP Financial, LC.
Page 2.10


                                   Table 2.3
                         Median Household Income Trends
                              Projected 1997-2002

                                                          Median                            1997-2002
                                                     Household Income         % of MSA       Percent
              County                                1997          2002       Avg. 1997      Inc/(Dec)
              ------                                ----          ----       ---------      ---------
                                                    ($)            ($)          (%)            (%)
         United States                             $36,961      $42,042        101.27%       13.75%
         State of New York                          36,341       38,815        100.12%        6.81%
         New York MSA                               36,298       39,559        100.00%        8.98%

         Kings County (Brooklyn)                   $29,778      $34,472         82.03%       15.76%
         Queens County (Queens)                     38,332       42,693        105.60%       11.38%
         Nassau County                              59,020       61,974        162.60%        5.01%
         Richmond County (Staten Island)            46,775       51,385        128.86%        9.86%
         Bronx County                               25,969       29,385         71.54%       13.15%
         New York City (Manhattan)                  37,272       38,207        102.68%        2.51%

         Source:  CACI Marketing Systems


         Table 2.4 presents various demographic data regarding the counties in which Independence operates. All of the market area counties, except Nassau and Richmond, maintain significant African-American populations, ranging from 22.0 percent for Queens County to 38.4 percent for Kings County. Asian/Pacific Islanders are most prevalent in Queens County and New York County. Residents with a Hispanic background are also represented in Kings, Queens, Bronx and New York Counties.

RP Financial, LC.
Page 2.11


                                   Table 2.4
                  Market Area County Demographic/Economic Data

                                                                                    Racial Mix
                                                               ------------------------------------------------
                                                                                             Asian/
                                                                White          Black        Pacific   Hispanic
                                                                -----          -----        -------   --------
            Kings                                               43.0%           38.4%         6.0%      24.9%
            Queens                                              53.0            22.0         15.4       23.7
            Nassau                                              83.7             9.8          4.5        8.2
            Richmond                                            81.4             9.1          6.4       10.8
            Bronx                                               33.3            35.7          3.2       49.9
            New York                                            52.6            23.6          9.2       32.2

            Source:  CACI Marketing Systems, 1990 U.S. Census.


Market Area Economy

         According to the Federal Reserve Bank of New York, the economies of New York City and Long Island have improved since the recession of the early 1990s, although job growth has been more moderate than the national averages. Overall, commercial and residential real estate values in these areas have generally stabilized. The past causes of the economic downturn in the primary market area can be attributed to various economic trends that developed in the market area during the 1980s. Specifically, during this timeframe, the New York metropolitan area led the nation in job growth in the financial and real estate ("FIRE") sector, and of the 400,000 new jobs created in the local area between 1977 and 1987, roughly a third were in the FIRE sector. The rapid growth in the FIRE sector fueled employment growth in other areas of the economy, particularly business services catering to the financial sector and retail trade. At the same time, manufacturing employment declined, and there was a high level of corporate relocations owing in part to the high cost of labor and office space in New York City. A side effect of the rapid employment gains in the relatively high-paying FIRE sector was explosive growth in real estate, both in terms of construction and values. Home prices, rental rates, and construction costs rose at rates far exceeding the national average for the corresponding time period. When the stock market crashed in October 1987, FIRE employment fell sharply, eventually triggering declines in services, retail trade, and construction employment. While the New York recession was originally

RP Financial, LC.
Page 2.12


a regional phenomenon, the national recession that began in early 1990 exacerbated the region's economic problems.

         In this regard, co-operative residential buildings ("co-ops") are a particularly large element of the housing stock of New York City. The value of co-ops, particularly in Manhattan, have been subject to fluctuation based on prevailing trends in the local economy and real estate market. Accordingly, the co-op market in New York City boomed in the 1980s but became depressed in the latter part of the 1980s following the 1987 stock market crash and continued to decline in the recession of the early 1990s. With the bull market in the 1990s, which has provided substantive support for the New York economy, the co-op market has again been booming as evidenced by rising transaction values. The risks to co-op lenders such as Independence are two-fold. First, the Bank has credit risk exposure to the borrower (i.e., the resident of the co-op unit). Second, many co-ops have underlying loans to the corporation which are serviced through monthly assessments to the tenants. Thus, if a portion of the co-op tenants experience financial difficulties, the underlying loan can go into default thereby placing Independence's collateral at risk.

         In recent periods, the New York metropolitan area is again experiencing job growth in sectors such as services and government, and Wall Street is experiencing relative prosperity. Manufacturing employment in the region has continued to decline, although this is more a reflection of national developments than an indication of weakness unique to New York. In the Nassau/Suffolk metropolitan area, defense cutbacks had the most significant negative impact on the economy, as Long Island was one of the nation's leading centers for defense technology. Manufacturing employment, along with construction, were the most severely impacted sectors in Nassau County.
Exhibit II-3 presents income and employment trends for the Bank's primary market area counties and for the state of New York for the most recent available six year period. The data shows that while total personal income levels have continued to rise in all areas examined, employment levels in the specific market area counties such as Kings and Queens Counties have remained essentially stagnant or have declined. Queens County, in particular, recorded a decline of approximately 28,000 jobs between 1989 and 1994, or approximately
5.0 percent. Nassau County and New York County also recorded declines in employment, while the other market area counties recorded employment gains. Within employment sectors, the services

RP Financial, LC.
Page 2.13


industry showed increases in all market area counties except New York County, and other significant employment sectors such as manufacturing and government recorded declines in employment. Additional data is provided in Exhibit II-3 that reveals trends in per capita income levels and other employment and earnings data. The data shows that per capita income has risen in all market area counties, along with overall personal income.

         Table 2.5 displays unemployment trends for the markets served by the Bank. The unemployment rate in the Bank's markets in New York City are traditionally higher than the surrounding suburbs and reflect an increase relative to the rate reported as of the previous year. The Bank's primary market area of Kings and Queens Counties recorded unemployment rates higher than all other counties except for Bronx County. The unemployment rate in Nassau County is relatively favorable to state and national averages.


                                   Table 2.5
                           Independence Savings Bank
                        Market Area Unemployment Trends

                                                  March 1996            March 1997
         Region                                  Unemployment          Unemployment
         ------                                  ------------          ------------
      United States                                  5.8%                  5.5%
      New York State                                 6.8%                  6.7%

      Kings County                                  10.5%                 11.4%
      Queens County                                  8.9%                  9.4%
      Nassau County                                  3.9%                  3.2%
      Richmond County                                7.8%                  8.6%
      Bronx County                                  10.7%                 12.6%
      New York County                                7.5%                  8.1%

      Source:  U.S. Bureau of Labor Statistics.


Market Area Deposit Characteristics and Competition

         Table 2.6 displays deposit market trends in the six-county area in which the Bank operates branches from June 30, 1994 to June 30, 1996, using the latest data available. The New York MSA is a domestic and international hub for financial services, and has more financial institution

RP Financial, LC.
Page 2.14



                                   TABLE 2.6
                           INDEPENDENCE SAVINGS BANK
                                DEPOSIT SUMMARY

                                                                              As of June 30,
                                          --------------------------------------------------------------------------------------
                                                             1994                                         1996
                                          ----------------------------------------      ----------------------------------------
                                                              Market       # of                            Market       # of
                                             Deposits         Share      Branches         Deposits         Share      Branches
                                             --------         -----      --------         --------         -----      --------
                                                                        (Dollars in Thousands)
State of New York                         $  353,700,121      100.0%      4,847        $  360,630,139      100.0%      4,725
  Commercial Banks                           252,899,437       71.5%      3,646           271,012,870       75.1%      3,640
  Savings Banks                               68,380,593       19.3%        684            64,058,570       17.8%        675
  Savings Institutions                        32,420,091        9.2%        517            25,558,699        7.1%        410

Kings County (Brooklyn)                   $   24,936,466      100.0%        275        $   25,018,877      100.0%        254
  Commercial Banks                             8,947,927       35.9%        144            11,508,999       46.0%        145
  Savings Banks                               12,685,670       50.9%         84            12,177,798       48.7%         83
  Savings Institutions                         3,302,869       13.2%         47             1,332,180        5.3%         26
    Independence SB                            1,089,779        4.4%          8             1,920,137        7.7%         18

Queens County (Queens)                    $   27,114,934      100.0%        356        $   27,731,115      100.0%        338
  Commercial Banks                            10,400,415       38.4%        201            12,042,342       43.4%        197
  Savings Banks                                9,777,874       36.1%         85             9,259,768       33.4%         81
  Savings Institutions                         6,936,645       25.6%         70             6,429,005       23.2%         60
    Independence SB                              704,374        2.6%          9               752,699        2.7%          9

Nassau County (Western Long Island)       $   32,038,693      100.0%        477        $   31,924,515      100.0%        465
  Commercial Banks                            15,707,643       49.0%        316            16,839,907       52.7%        323
  Savings Banks                               11,908,908       37.2%         97            11,106,140       34.8%         88
  Savings Institutions                         4,422,142       13.8%         64             3,978,468       12.5%         54
    Independence SB                              260,789        0.8%          2               273,691        0.9%          2

Richmond County (Staten Island)           $    5,000,243      100.0%         78        $    5,171,062      100.0%         70
  Commercial Banks                             1,715,014       34.3%         30             1,646,863       31.8%         21
  Savings Banks                                2,657,695       53.2%         42             3,444,465       66.6%         47
  Savings Institutions                           627,534       12.6%          6                79,734        1.5%          2
    Independence SB                                    0        0.0%          0               270,406        5.2%          2

Bronx County                              $    8,784,823      100.0%        119        $    9,012,262      100.0%        115
  Commercial Banks                             5,414,493       61.6%         86             5,692,640       63.2%         81
  Savings Banks                                2,377,306       27.1%         17             2,395,694       26.6%         19
  Savings Institutions                           993,024       11.3%         16               923,928       10.3%         15
    Independence SB                              120,664        1.4%          1               117,141        1.3%          1

New York County (Manhattan)               $  137,817,124      100.0%        607        $  142,434,725      100.0%        553
  Commercial Banks                           125,140,753       90.8%        505           133,166,248       93.5%        479
  Savings Banks                               10,758,500        7.8%         70             8,214,755        5.8%         54
  Savings Institutions                         1,917,871        1.4%         32             1,053,722        0.7%         20
    Independence SB                               59,502        0.0%          1                59,557        0.0%          1

-----------------------------------------------------------------------------------------------------------------------------
TOTAL OF SIX-COUNTY AREA                  $  235,692,283                  1,912        $  241,292,556                  1,795
INDEPENDENCE SB (TOTAL)                   $    2,235,108                     21        $    3,393,631                     33
  EXISTING BRANCHES AT 6/30/94            $    2,235,108                     21        $    2,321,640                     21
  ACQUIRED BRANCHES BY 6/30/96                   --                        --          $    1,071,991                     12
-----------------------------------------------------------------------------------------------------------------------------


                                             Annualized
                                              Deposit
                                            Growth Rate
                                             1994-1996
                                             ---------
                                                (%)
State of New York                               1.0%
  Commercial Banks                              3.5%
  Savings Banks                                -3.2%
  Savings Institutions                        -11.2%

Kings County (Brooklyn)                         0.2%
  Commercial Banks                             13.4%
  Savings Banks                                -2.0%
  Savings Institutions                        -36.5%
    Independence SB                            32.7%

Queens County (Queens)                          1.1%
  Commercial Banks                              7.6%
  Savings Banks                                -2.7%
  Savings Institutions                         -3.7%
    Independence SB                             3.4%

Nassau County (Western Long Island)            -0.2%
  Commercial Banks                              3.5%
  Savings Banks                                -3.4%
  Savings Institutions                         -5.1%
    Independence SB                             2.4%

Richmond County (Staten Island)                 1.7%
  Commercial Banks                             -2.0%
  Savings Banks                                13.8%
  Savings Institutions                        -64.4%
    Independence SB                             N/M

Bronx County                                    1.3%
  Commercial Banks                              2.5%
  Savings Banks                                 0.4%
  Savings Institutions                         -3.5%
    Independence SB                            -1.5%

New York County (Manhattan)                     1.7%
  Commercial Banks                              3.2%
  Savings Banks                               -12.6%
  Savings Institutions                        -25.9%
    Independence SB                             0.0%

-----------------------------------------------------
TOTAL OF SIX-COUNTY AREA                        1.2%
INDEPENDENCE SB (TOTAL)                        23.2%
  EXISTING BRANCHES AT 6/30/94                  1.9%
  ACQUIRED BRANCHES BY 6/30/96                  --
-----------------------------------------------------


Source:  FDIC, OTS.

RP Financial, LC.
Page 2.15


headquarters and branches than any other region in the United States. In the market area of Kings and Queens Counties where a majority of the Bank's branches are located, Independence competes with a large number of commercial banks, savings banks and savings institutions, which operate out of approximately 600 branch offices.

         Annual deposit growth in the six-county market area was approximately
1.2 percent between 1994 and 1996. The slow growth in deposits is a trend experienced nationwide, as the low interest rate environment during this period enhanced the attractiveness of the stock and bond markets and was a factor leading to the growth of mutual funds. The deposit market in the counties served by Independence is dominated by commercial banks and savings banks. Commercial banks experienced increases in deposits in all market area counties with the exception of Richmond County between 1994 and 1996. Savings banks lost deposits in all counties except for Richmond County and Bronx County, while savings institutions lost deposits in all market area counties, reflecting a nationwide trend. Independence's deposit base increased most notably in Kings and Richmond Counties over the period from June 30, 1994 to 1996 as the Bank completed an acquisition of Bay Ridge Bancorp and three separate branch acquisition transactions that added a total of 12 branches to the Bank.

         Competition among financial institutions in the counties in which the Bank operates is fierce. As larger institutions compete for market share (in a slow growth deposit market) to achieve economies of scale, the market environment for the Bank's products and services is expected to become increasingly competitive in the future. Smaller institutions will be forced to either compete with larger institutions on pricing, or to identify and successfully operate in a "niche" that will allow for operating margins to be maintained at profitable levels. Although Independence has successful pursued a strategy of expanding the branch network in order to provide better service in recent years, other institutions have also expanded in their market areas and have become more competitive. Independence's low deposit growth recently in existing branches is partially a reflection of the slow growth market surrounding the Bank's branch offices. As shown at the bottom of Table 2.6, while Independence's total deposits increased at an annual rate of 23.2 percent from June 30, 1994 to June 30, 1996, the Bank's total deposits at branches existing at June 30, 1994 increased by only a 1.9 percent annual growth rate. This data illustrates

RP Financial, LC.
Page 2.16


that almost all of the Bank's deposits have been achieved through acquisitions, and not net deposit growth. The Bank expects the pressures of the marketplace to intensify in the future as overall market growth remains limited and the remaining institutions compete for market share to support earnings growth.


                          *  *  *  *  *  *  *  *  *  *


         The Bank's market area contains a diverse economy, a large number of employers, and a large number of potential customers. The demographics of the Bank's immediate markets is mixed, however, with slow growth (or declines) and unemployment levels higher than state and national averages evident in the markets where the Bank maintains its greater concentration of deposits. Although the Bank appears to have adopted lending strategies well suited to the primary market (i.e., residential and multi-family lending), other competitors with have begun to compete for such loans. Compounding these concerns, the Bank's deposit market is extremely competitive, which over time can be expected to erode spreads and market share as larger competitors with greater resources seek to expand their operations.

RP Financial, LC.
Page 3.1



                           III.  PEER GROUP ANALYSIS

         This chapter presents an analysis of Independence's operations versus a group of comparable savings institutions (the "Peer Group") selected from the universe of all publicly-traded savings institutions in a manner consistent with the regulatory valuation guidelines. The basis of the pro forma market valuation of Independence is derived from the pricing ratios of the Peer Group institutions, incorporating valuation adjustments for key differences in relation to the Peer Group. Since no Peer Group can be exactly comparable to Independence, key areas examined for differences are: financial condition; profitability, growth and viability of earnings; assets growth; primary market area; dividends; liquidity of the shares; marketing of the issue; management; and effect of government regulations and regulatory reform.


Selection of Peer Group

         The Peer Group selection process is governed by the general parameters set forth in the regulatory valuation guidelines. Accordingly, the Peer Group is comprised of only those publicly-traded savings institutions whose common stock is either listed on a national exchange (NYSE or AMEX), or is NASDAQ listed, since the stock trading activity is regularly reported and generally more frequent than non-publicly traded and closely-held institutions. Non-listed institutions are inappropriate since the trading activity for thinly-traded or closely-held stocks is typically highly irregular in terms of frequency and price and thus may not be a reliable indicator of market value. We have also excluded from the Peer Group those companies under acquisition or subject to rumored acquisition, mutual holding companies and recent conversions, since their pricing ratios are subject to unusual distortion and/or have limited trading history. A recent listing of the universe of all publicly-traded savings institutions is included as Exhibit III-1.

         Ideally, the Peer Group, which must have at least 10 members to comply with the regulatory valuation guidelines, should be comprised of locally or regionally-based institutions with comparable resources, strategies and financial characteristics. Since there are only just over 400 publicly-traded institutions nationally, it is typically the case that the Peer Group will be comprised of institutions with relatively comparable characteristics. To the extent that differences

RP Financial, LC.
Page 3.2


exist between the converting institution and the Peer Group, valuation adjustments will be applied to account for the differences.

         There are a number of relatively large regional publicly-traded thrifts in the greater New York metropolitan area, a number of which operate in the same or similar market areas as Independence. Accordingly, a regionally-based Peer Group with relatively comparable characteristics was assembled, although there are several distinct differences as noted herein.
The Peer Group selection process is described more fully below.

         First, only New York institutions were considered for the Peer Group (Exhibit III-2 presents financial and other information regarding the universe of all New York institutions). While there are 31 publicly-traded thrifts in New York, a number were not comparable and were excluded from consideration. A total of 12 institutions were excluded in the first cut as follows: one was in mutual holding company form, two were subject to acquisition (Greater New York Savings Bank and RCSB Financial, Inc.), and nine were relatively small (under $300 million in assets). The institutions under $300 million in assets were excluded due to their low market capitalization and lower stock liquidity, more limited resources and market coverage (certain of these institutions only had one or two offices) and more limited capacity for growth and diversification.

         The 19 remaining New York thrifts are large publicly-traded thrifts generally operating in or near the New York metropolitan area, but it became necessary to exclude nine of these for reasons described below (Exhibit III-3 presents financial and other information regarding the selected Peer Group candidates). Long Island Bancorp was excluded as we believe, based on a review of several stock analyst reports, that the stock price reflects speculation of up to a $500 million potential windfall from pending litigation against the U.S. Government relating to supervisory goodwill (which may approximate as much as $12.25 per share after-tax, representing 57 percent of current book value per share). Astoria Financial Corporation, despite certain market and operating similarities, was excluded due to (a) its pending $250 million plus supervisory goodwill claim (which may approximate as much as $7.70 per share after-tax, representing 34 percent of current tangible book value per share); and (b) the recently announced

RP Financial, LC.
Page 3.3


acquisition of Greater New York Savings Bank, a transaction representing 35 percent of Astoria's assets -- thus, while the stock price reflects the large cash and stock acquisition, the balance sheet, income statement and per share impact remains unknown publicly until the release of the quarterly results following the close of the merger. We excluded the two largest of the remaining institutions, GreenPoint Financial and Dime Bancorp, Incorporated, $13.3 and 18.5 billion in assets, respectively, because of their very large scale and uniqueness of operations (GreenPoint specializes in limited documentation residential lending and nationwide retail mortgage banking and Dime is highly diversified with a heavy mortgage banking and consumer lending emphasis and also has a large supervisory goodwill claim based on an original supervisory goodwill balance exceeding $650 million, representing nearly 40 percent of current tangible book value per share on an after-tax basis). Roslyn Bancorp was excluded since it only recently completed its conversion (in early
1997) and thus lacks seasoning and reporting history as a public company and has not invested its conversion proceeds for a full year. New York Bancorp was excluded due to its highly leveraged position and resulting high return on equity ("ROE"), which was twice the highest ROE of the Peer Group members, a factor distinctly reflected in its pricing ratios. Ambanc Holding Company, with less than $500 million in assets, was excluded due to its low profitability historically and operating loss for the trailing 12 month period. Carver Bancorp, Inc., with less than $400 million in assets, was excluded due to its low historical and current profitability, very limited loan origination activity and stockholder securities litigation regarding the closing value in the initial public offering. Finally, MSB Bancorp was excluded due to its historically low to moderate profitability, low market capitalization and highly leveraged tangible equity position following branch purchases which doubled its size during the past year.

         As a result of this selection process, we derived a Peer Group of 10 regional New York institutions. Exhibit III-2 identifies these selected Peer Group companies. Table 3.1 shows the general characteristics of each of the 10 Peer Group companies and Exhibit III-4 provides summary demographic and deposit market share data for the primary market areas served by each of the Peer Group companies. All but two of the Peer Group companies have completed their stock conversions since 1990. Six of the Peer Group members are more leveraged than Independence immediately following conversion, while the other four Peer Group members have

RP FINANCIAL, LC.
--------------------------------------------
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia  22209
(703) 528-1700

                                   Table 3.1
                     Peer Group of Publicly-Traded Thrifts
                                June 26, 1997(1)

                                                    Primary            Operating  Total            Fiscal   Conv.   Stock    Market
Ticker Financial Institution                Exchg.  Market             Strat.(2)  Assets  Offices    Year   Date    Price    Value
------ -----------------------------------  ------  -----------------  --------   ------  -------    ----   -----   ------  -------
                                                                                                                      ($)    ($Mil)

ALBK   ALBANK Fin. Corp. of Albany NY       OTC     Upstate NY, MA      Thrift    3,496       70     06-30    04/92   39.81    510
ROSE   T R Financial Corp. of NY (3)        OTC     New York City NY    Thrift    3,404       15     12-31    06/93   23.50    414
RELY   Reliance Bancorp, Inc. of NY         OTC     New York City NY    Thrift    1,927       28     06-30    03/94   26.87    237
HAVN   Haven Bancorp of Woodhaven NY        OTC     New York City NY    Thrift    1,728       20     12-31    09/93   37.00    160
JSBF   JSB Financial, Inc. of NY            OTC     New York City NY    Thrift    1,531       13     12-31    06/90   43.87    431
QCSB   Queens County Bancorp of NY (3)      OTC     New York City NY    Thrift    1,373       13     12-31    11/93   46.12    514
DIME   Dime Community Bancorp of NY         OTC     New York City NY    Thrift    1,237       15     06-30    06/96   19.12    251
PSBK   Progressive Bank, Inc. of NY (3)     OTC     Southeast NY        Thrift      878       17     12-31    08/84   29.62    113
PKPS   Poughkeepsie Fin. Corp. of NY        OTC     Southeast NY        Thrift      861       13     12-31    11/85    6.94     87
FFIC   Flushing Fin. Corp. of NY (3)        OTC     New York City NY    Thrift      811        7     12-31    11/95   19.87    161


    NOTES: (1) Or most recent date available (M=March, S=September, D=December,
               J=June, E=Estimated, and P=Pro Forma)
           (2) Operating strategies are: Thrift=Traditional Thrift, M.B.=Mortgage Banker, R.E.=Real Estate Developer,
               Div.=Diversified, and Ret.=Retail Banking.
           (3) FDIC savings bank institution.

    Source: Corporate offering circulars, data derived from information published in SNL Securities Quarterly Thrift Report, and financial reports of publicly-traded thrifts.

    Date of Last Update: 06/26/97

RP Financial, LC.
Page 3.5


relatively high capital levels. As a result, Independence's pro forma return on equity will be at a distinct disadvantage relative to the Peer Group average but more similar to the four highly capitalized Peer Group members.

         While there are expectedly some differences between the Peer Group companies and Independence, we believe that the Peer Group companies, on average, provide a good basis for valuation subject to valuation adjustments. The following sections present a comparison of Independence's financial condition, income and expense trends, loan composition, interest rate and credit risk versus the Peer Group as of the most recent publicly available date. A brief introduction to each Peer Group member appears below, ordered by descending asset size.

   ALBANK Financial Corporation of Albany, NY. ALBANK, with $3.5 billion in assets and 70 branch offices in upstate New York and, to a lesser extent, New England, was selected due to its comparable asset size and regional market area. ALBANK has grown through a series of acquisitions, resulting in relatively large balance of intangible assets. ALBANK is primarily a residential lender, and has built a portfolio of residential loans serviced for others, but is emphasizing loan diversification. Approximately 47 percent of ALBANK's deposits are in core deposits.

   TR Financial Corp. of Garden City, NY. TR Financial, with $3.4 billion of assets and 15 branch offices, was selected due to comparable size and general location. TR Financial maintains a focus on 1-4 family residential lending, given its relative suburban location. Approximately 31 percent of TR Financial's deposits are in core deposits. TR Financial has utilized borrowings to a large extent to fund investment activity.

   Reliance Bancorp of Garden City, NY. Reliance Bancorp, with $1.9 billion in assets and 28 offices, was selected due to size and general location. Reliance has grown through cash acquisitions, creating relatively large balance of intangible assets. Reliance is primarily a 1-4 family residential lender, given its relative suburban location, and has built a relatively large portfolio of loans serviced for others. Approximately 48 percent of Reliance's deposits are in core deposits. Reliance has utilized borrowings to a large extent to fund investment activity. Reliance is currently in the process of acquiring Continental Bank ($173 million in assets) for cash and stock.

   Haven Bancorp of Woodhaven, NY. Haven Bancorp, with $1.7 billion in assets and 20 offices, was selected due to size and similar market area. Haven is primarily a residential lender with an emphasis on multi-family lending, given the nature of its immediate market area. Haven has also been active in selling loans and has built a relatively large portfolio of

RP Financial, LC.
Page 3.6


   loans serviced for others. Approximately 47 percent of Haven's deposits are in core deposits. Haven has utilized borrowings to a large extent to fund investment activity.

   JSB Financial, Inc. of Lynbrook, NY. JSB Financial, with $1.5 billion in assets and 13 offices, was selected due to size and similar market area. JSB is primarily a multi-family lender for portfolio, given the nature of its immediate market area. Approximately 66 percent of JSB's deposits are in core deposits.

   Queens County Bancorp of Flushing, NY. Queens County, with $1.4 billion in assets and 13 offices, was selected due to size and similar market area. Queens County is primarily a multi-family lender for portfolio, given the nature of its immediate market area. Approximately 36 percent of Queens County's deposits are in core deposits.

   Dime Community Bancorp, Inc. of Brooklyn, NY. Dime Community, with $1.2 billion in assets and 15 offices, was selected due to size and similar market area. Dime Community has grown through cash acquisitions, creating relatively large intangible assets. Dime Community is primarily a residential lender for portfolio, with particular emphasis in multi-family lending given the nature of its immediate market area. Approximately 48 percent of Dime Community's deposits are in core deposits.

   Progressive Bank, Inc. of Fishkill, NY. Progressive, with $0.9 billion in assets and 17 branches, was selected due to size and general location. Progressive has grown through acquisitions accounted for as a purchase. Progressive is primarily a residential lender, with an emphasis in 1-4 family construction and custom homes lending as well as multi-family lending. Approximately 53 percent of Progressive's deposits are in core deposits.

   Poughkeepsie Savings Bank, FSB of Poughkeepsie, NY. (Currently reorganizing under a holding company known as Poughkeepsie Financial Corp.)
   Poughkeepsie, with $0.9 billion in assets and 13 branches, was selected due to size and general location. Poughkeepsie is primarily a residential lender, with an emphasis in multi-family and construction lending. Approximately 45 percent of Poughkeepsie's deposits are in core deposits. Poughkeepsie has utilized borrowings to a large extent to fund lending and investment activity.

   Flushing Financial Corp. of Flushing, NY. Flushing, with $0.8 billion in assets and 7 branches, was selected due to size and similar market area. Flushing is primarily a residential lender, with an emphasis in multi-family lending given the nature of its immediate market area. Approximately 46 percent of Flushing's deposits are in core deposits. Flushing is currently in the process of acquiring New York Federal Savings Bank ($80 million in assets) for cash.

RP Financial, LC.
Page 3.7


         In the aggregate, the Peer Group companies are more highly leveraged than the industry average, and more profitable on a core basis, contributing to the Peer Group's higher core return on equity measure. Overall, the Peer Group's pricing ratios demonstrate a higher average book value ratio, lower average earnings multiple and a higher average assets ratio, a similar comparison relative to New York publicly-traded thrifts, as summarized in the following table.

                                                                   As of June 20, 1997
                                                                   -------------------
                                                                        Publicly-           All
                                                                         Traded          Publicly-
                                                          Peer           New York         Traded
                                                         Group         Thrifts(1)       Thrifts(2)
                                                         -----         ----------       ----------
   Key Financial Ratios
   --------------------
   Equity/Assets                                          11.45%           12.14%           12.40%
   Tangible Equity/Assets                                 10.80%           11.60%           12.10%
   Core Return on Assets ("ROA")(3)                        1.06%            0.86%            0.87%
   Core Return on Equity ("ROE")(3)                        9.95%            8.07%            7.84%

   Key Pricing Ratios
   ------------------
   Price/Book Ratio ("P/B")                              157.64%          136.77%          133.98%
   Price/Tangible Book Ratio ("P/TB")                    170.82%          145.15%          137.26%
   Price/Core Earnings Multiple ("P/E")(3)                17.10x           18.16x           17.77x
   Price/Assets Ratio ("P/A")                             17.71%           16.49%           16.10%

   (1)  Excludes institutions in MHC form and subject to acquisition.
   (2)  Excludes institutions subject to acquisition.
   (3) Adjusted to omit non-operating items (including the special SAIF assessment) on an after-tax basis and extraordinary items.

         The following comparative analyses are based on the latest publicly-available financial information for both Independence and the Peer Group, which is as of or for the 12 months ending March 31, 1997.

Financial Condition

         The Bank is larger than the average Peer Group member, but during the past year the Bank has experienced shrinkage while the Peer Group on average has grown more than 9 percent. The Bank's shrinkage reflects the sale of one acquired First Nationwide branch, deposit runoff

RP Financial, LC.
Page 3.8


following the acquisitions and repayment of the majority of borrowed funds following investment portfolio restructuring. Such shrinkage, coupled with moderate loan growth, contributed to the Bank's decline in cash and investments (Independence's balance of MBS also declined during the latest year). In contrast, all but one of the Peer Group members experienced asset growth, funded through deposit growth and increased utilization of borrowed funds. The Peer Group's loan and MBS growth was in line with industry averages. (Note:
Data fields designated "NM" or "not meaningful" in the growth section of Table 3.2, representing growth in excess of 100 percent, are excluded from averages.)

         The Peer Group is better capitalized than Independence on a pre-conversion basis, on both a reported and tangible capital basis, and all Peer Group members meet the FDICIA "well-capitalized" standards. Specifically, the Bank's current reported and tangible capital levels of 8.3 and 6.7 percent of assets, respectively, fall below the Peer Group's reported and tangible capital levels of 11.5 and 10.8 percent, respectively. On a post-conversion basis, the Bank's pro forma capital is anticipated to exceed the Peer Group's average, and at least 9 of the 10 Peer Group members', tangible capital ratios. ICBC's higher pro forma capital position will provide greater leverage potential than the Peer Group, although in the intermediate term the higher capital will lead to a pronounced disadvantage in terms of ROE. As a result of recent acquisitions, the Bank's intangible assets ratio is more than double the Peer Group average, 1.6 and 0.7 percent of assets, respectively. The Bank's tangible equity grew more quickly than the average Peer Group member given (a) the Bank's greater amortization of intangible assets and (b) the various capital management strategies employed by the Peer Group, particularly dividends and stock repurchases.

         The Bank's interest-earning assets ("IEA") position (including cash and equivalents) of 91.8 percent of assets appears to compare very unfavorably to the Peer Group average of 96.5 percent, but the Bank's ratio was understated by approximately 2.9 percent given the fiscal year end investment portfolio restructuring pending settlement and subsequent reinvestment into Treasury Securities in April 1997. Adjusting for this factor, the Bank's ratio of 94.7 percent still compares unfavorably, in part due to the Bank's higher intangible and fixed assets ratios. The Bank's proportion of cash and investments (even before the April 1997 reinvestment of funds)

RP FINANCIAL, LC.
-------------------------------------------------
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia  22209
(703) 528-1700

                                   Table 3.2
                   Balance Sheet Composition and Growth Rates
                        Comparable Institution Analysis
                              As of March 31, 1997



                                                                Balance Sheet as a Percent of Assets
                                    -----------------------------------------------------------------------------------------
                                     Cash and                          Borrowed  Subd.    Net    Goodwill  Tng Net    MEMO:
                                    Investments  Loans   MBS  Deposits   Funds   Debt    Worth   & Intang   Worth  Pref.Stock
                                    ----------- ------ ------ -------- -------- ------- -------- --------  ------- ----------
Independence SB of Brooklyn NY
------------------------------
  March 31, 1997                          19.6   67.1    5.1     89.1      0.5     0.0      8.3      1.6      6.7       0.0

All Public Companies                      18.9   65.8   11.5     72.2     13.9     0.1     12.4      0.3     12.1       0.0
Comparable Group Average                  18.4   61.2   16.9     75.5     10.9     0.0     11.5      0.7     10.8       0.0
  Mid-Atlantic Companies                  18.4   61.2   16.9     75.5     10.9     0.0     11.5      0.7     10.8       0.0


Comparable Group
----------------

Mid-Atlantic Companies
----------------------
ALBK  ALBANK Fin. Corp. of Albany NY      16.0   72.6    7.0     85.5      2.9     0.0      9.2      1.2      8.0       0.0
DIME  Dime Community Bancorp of NY        21.9   54.4   18.9     77.8      4.3     0.0     15.4      2.2     13.2       0.0
FFIC  Flushing Fin. Corp. of NY           26.0   52.2   19.1     73.7      9.4     0.0     16.0      0.0     16.0       0.0
HAVN  Haven Bancorp of Woodhaven NY       32.9   53.2   11.6     67.3     23.7     0.0      5.8      0.0      5.8       0.0
JSBF  JSB Financial, Inc. of NY           40.1   57.0    0.0     74.5      0.0     0.0     22.2      0.0     22.2       0.0
PKPS  Poughkeepsie Fin. Corp. of NY        4.8   74.6   16.0     67.7     22.7     0.0      8.4      0.0      8.4       0.0
PSBK  Progressive Bank, Inc. of NY        15.2   66.7   14.3     90.6      0.0     0.0      8.4      1.0      7.4       0.0
QCSB  Queens County Bancorp of NY          7.2   85.4    4.9     74.5      7.7     0.0     15.0      0.0     15.0       0.0
RELY  Reliance Bancorp, Inc. of NY         5.8   44.7   45.0     72.9     17.7     0.0      8.0      2.4      5.6       0.0
ROSE  T R Financial Corp. of NY           14.4   51.5   32.5     70.6     21.1     0.0      6.2      0.0      6.2       0.0



                                                Balance Sheet Annual Growth Rates                          Regulatory Capital
                                       -------------------------------------------------------------    -------------------------
                                               Cash and   Loans           Borrows.   Net    Tng Net
                                       Assets Investments & MBS  Deposits &Subdebt  Worth    Worth     Tangible   Core   Reg.Cap.
                                       ------ ----------- ------ -------- -------- -------- -------    -------- -------- --------
Independence SB of Brooklyn NY
------------------------------
  March 31, 1997                         -3.53   -11.47    -5.10     -2.10   -69.92    6.66   18.64         6.83  10.05    11.15

All Public Companies                     13.40     4.85    13.17      8.06    21.40    0.07   -0.77        10.91  10.91    22.71
Comparable Group Average                  9.02     4.50    13.75      6.93    17.26    1.91    0.84         8.97   8.66    17.36
  Mid-Atlantic Companies                  9.02     4.50    13.75      6.93    17.26    1.91    0.84         8.97   8.66    17.36


Comparable Group
----------------

Mid-Atlantic Companies
----------------------
ALBK  ALBANK Fin. Corp. of Albany NY      4.90   -26.02    14.47      3.46       NM    0.27   -1.45         7.23   7.23    12.47
DIME  Dime Community Bancorp of NY       13.14    12.93    16.40      0.43       NM      NM      NM        10.45  10.45    21.55
FFIC  Flushing Fin. Corp. of NY           9.71   -14.38    24.29      5.48       NM   -6.14   -6.14        12.22  12.22    27.06
HAVN  Haven Bancorp of Woodhaven NY      16.34     3.10    24.66      6.12    70.03    7.07    7.28         6.81   6.81    14.82
JSBF  JSB Financial, Inc. of NY          -1.13   -11.18     9.48     -2.33       NM    0.42    0.42        13.76  13.76    20.17
PKPS  Poughkeepsie Fin. Corp. of NY       2.62    18.13     2.57      8.74    -9.25    1.69    1.69         6.86   6.86    11.61
PSBK  Progressive Bank, Inc. of NY       11.73    29.56     8.71     19.97  -100.00    5.35   -6.67           NM   7.39    14.43
QCSB  Queens County Bancorp of NY         9.04    -3.20    10.63      8.08    78.04   -3.79   -3.79           NM  10.09    18.16
RELY  Reliance Bancorp, Inc. of NY       10.46    30.15    10.82      4.42    53.63    0.22    4.14         5.43   5.43    14.95
ROSE  T R Financial Corp. of NY          13.40     5.87    15.42     14.95    11.14   12.12   12.12           NM   6.39    18.35



Source: Audited and unaudited financial statements, corporate reports and offering circulars, and RP Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 1997 by RP Financial, LC.

RP Financial, LC.
Page 3.10


exceeds the Peer Group average. Largely due to the Bank's $310.3 million sale of MBS during the last 12 months, the Bank's current MBS ratio of 5.1 percent of assets falls well below the Peer Group average of 16.9 percent. The Bank maintains a higher proportion of loans/assets than the Peer Group, 67.1 and
61.2 percent, respectively. In contrast, the Peer Group maintains a higher loans/deposits ratio than the Bank, 81.1 and 75.3 percent, respectively, owing the Peer Group's greater utilization of borrowed funds at the end of the period.

         Following recent investment portfolio restructuring, the Bank now classifies all investment securities and MBS as AFS. In contrast, the split of AFS and HTM investment and MBS for the Peer Group, on average, as of the most recent date was 56.2 and 43.8 percent, respectively. Accordingly, the Bank may be subject to greater stockholders' equity adjustments than the Peer Group in the future. As of March 31, 1997, the Bank's AFS adjustment represents a positive 0.12 percent of total stockholders' equity compared to a negative 0.50 percent for the Peer Group, on average.

         The Bank's ratio of fixed assets/assets was higher than the Peer Group average, 1.6 and 0.9 percent, respectively, despite the Bank's higher average branch deposit size of $100.8 million, as compared to $86.0 million for the Peer Group. The higher investment may reflect the Bank's program of upgrading office facilities the last several years.

         The Bank's higher interest-bearing liabilities ("IBL") ratio of 89.6 percent of assets, relative to the Peer Group's ratio of 86.4 percent, reflects the Bank's lower capitalization. On a post-conversion basis, this relationship can be expected to be reversed with the infusion of new capital and the extent to which deposits are withdrawn to fund stock purchases. Following the recent repayment of borrowed funds, the Bank's funding liabilities are primarily composed of deposits, as the Bank's orrowings/assets ratio approximated 0.5 percent compared to 10.9 percent for the Peer Group. In terms of deposit mix, approximately 48 percent of the Bank's deposits are in core deposits, in comparison to the Peer Group's average of approximately 47 percent.

         The Peer Group presently appears to maintain greater balance sheet strength and earnings power than the Bank, owing to the higher IEA/IBL ratio of
111.7 and 105.7 (adjusted for the

RP Financial, LC.
Page 3.11


April 1997 funds reinvestment) percent, respectively. The strengthened capital position from conversion, the partial withdrawal of funds to purchase conversion stock and the reinvestment of proceeds in interest-earning assets should diminish the Bank's comparative disadvantage and improve earnings power.


Income and Expense Trends

         Reported profitability for the past 12 months approximated 0.46 and
0.96 percent of average assets for the Bank and the Peer Group, respectively (see Table 3.3), demonstrating the greater earnings power of the Peer Group.
As described in greater detail below, the Peer Group's earnings advantage was largely attributable to higher interest and non-interest income and lower loan loss provisions and net non-operating losses, despite slightly higher operating expenses. On a core earnings basis, excluding net non-operating items (including the special SAIF assessment) on an after-tax basis, the Peer Group maintains its competitive advantage relative to the Bank, 1.06 and 0.69 percent of average assets, respectively.


         Net Interest Income

                 The Bank's 49 basis point lower net interest income ratio was primarily attributable to a lower interest income ratio as the interest expense ratio was comparable to the Peer Group average. The Bank's 43 basis point lower interest income ratio reflected a lower level of interest-earning assets as well as overall lower yields (7.37 percent for the Bank compared to 7.55 percent for the Peer Group on average), despite a higher loans/asset ratio and higher proportion of 100 percent risk weight loans (as discussed in greater detail later). Following reinvestment of conversion proceeds, the Bank's interest income ratio can be expected to increase although yields may be diluted as such funds are initially invested into short- to intermediate-term securities.

                 The Bank's comparable interest expense ratio reflected a similar core deposit mix, with the comparatively lower borrowings utilization offsetting the Peer Group's advantage provided by higher capitalization. The Bank's 4.28 percent cost of funds ratio compared closely to the Peer Group's cost of funds ratio of 4.27 percent. Following infusion of the conversion

RP FINANCIAL, LC.
--------------------------------------------
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia  22209
(703) 528-1700


                                   Table 3.3
        Income as a Percent of Average Assets and Yields, Costs, Spreads
                        Comparable Institution Analysis
                   For the Twelve Months Ended March 31, 1997



                                                        Net Interest Income                   Other Income
                                                    ----------------------------           -------------------
                                                                          Loss     NII                            Total
                                             Net                         Provis.  After    Loan   R.E.   Other    Other
                                           Income  Income Expense   NII  on IEA   Provis.  Fees   Oper.  Income  Income
                                           ------  ------ ------- ------ ------- -------   ----  -----   ------  ------
Independence SB of Brooklyn NY
------------------------------
  March 31, 1997                             0.46    6.84    3.75   3.09   0.22    2.87    0.00   0.00    0.22     0.22


All Public Companies                         0.69    7.37    4.05   3.32   0.15    3.17    0.12   0.00    0.29     0.41
Comparable Group Average                     0.96    7.27    3.69   3.58   0.12    3.47    0.06  -0.02    0.22     0.26
  Mid-Atlantic Companies                     0.96    7.27    3.69   3.58   0.12    3.47    0.06  -0.02    0.22     0.26


Comparable Group
----------------

Mid-Atlantic Companies
----------------------
ALBK  ALBANK Fin. Corp. of Albany NY         0.81    7.32    3.60   3.72   0.18    3.54    0.05  -0.04    0.30     0.30
DIME  Dime Community Bancorp of NY           0.92    6.42    2.94   3.48   0.35    3.13    0.04  -0.04    0.17     0.17
FFIC  Flushing Fin. Corp. of NY              0.90    7.35    3.52   3.84   0.04    3.80    0.08  -0.04    0.13     0.16
HAVN  Haven Bancorp of Woodhaven NY          0.62    7.09    3.99   3.09   0.20    2.89    0.11  -0.02    0.51     0.60
JSBF  JSB Financial, Inc. of NY              1.77    7.02    2.60   4.42   0.04    4.38    0.18   0.16    0.03     0.36
PKPS  Poughkeepsie Fin. Corp. of NY          0.21    7.51    4.45   3.06   0.12    2.94   -0.03  -0.11    0.30     0.16
PSBK  Progressive Bank, Inc. of NY           1.10    7.88    4.05   3.83   0.30    3.53    0.02  -0.08    0.38     0.31
QCSB  Queens County Bancorp of NY            1.72    7.92    3.47   4.45  -0.15    4.60    0.03   0.00    0.11     0.14
RELY  Reliance Bancorp, Inc. of NY           0.56    7.09    3.77   3.32   0.04    3.28    0.05  -0.03    0.13     0.15
ROSE  T R Financial Corp. of NY              0.98    7.11    4.47   2.63   0.04    2.60    0.09  -0.02    0.18     0.24



                                              G&A/Other Exp.    Non-Op. Items     Yields, Costs, and Spreads
                                            ----------------   --------------     --------------------------
                                                                                                                 MEMO:     MEMO:
                                              G&A  Goodwill      Net  Extrao.        Yield     Cost  Yld-Cost  Assets/  Effective
                                            Expense  Amort.     Gains  Items      On Assets Of Funds Spread    FTE Emp. Tax Rate
                                            ------- -------   ------- -------     --------- -------- ------ ----------  --------
Independence SB of Brooklyn NY
------------------------------
  March 31, 1997                              1.75    0.22      -0.37   0.00        7.37      4.28     3.09     4,942      38.45


All Public Companies                          2.22    0.03      -0.29   0.00        7.36      4.55     2.81     4,528      35.55
Comparable Group Average                      1.96    0.06      -0.15   0.00        7.55      4.27     3.28     5,102      39.50
  Mid-Atlantic Companies                      1.96    0.06      -0.15   0.00        7.55      4.27     3.28     5,102      39.50


Comparable Group
----------------

Mid-Atlantic Companies
----------------------
ALBK  ALBANK Fin. Corp. of Albany NY          2.18    0.09      -0.30   0.00        7.65      4.09     3.56     2,978      36.17
DIME  Dime Community Bancorp of NY            1.62    0.15      -0.17   0.00        6.77      3.68     3.09     5,113      35.82
FFIC  Flushing Fin. Corp. of NY               2.36    0.00      -0.05   0.00        7.60      4.33     3.27     4,056      49.58
HAVN  Haven Bancorp of Woodhaven NY           2.10    0.01      -0.43   0.00        7.27      4.36     2.91     3,972      37.02
JSBF  JSB Financial, Inc. of NY               1.83    0.00       0.14   0.00        7.25      3.44     3.81     4,312      42.15
PKPS  Poughkeepsie Fin. Corp. of NY           2.35    0.00      -0.40   0.00        7.89      4.95     2.94     3,237      40.44
PSBK  Progressive Bank, Inc. of NY            2.30    0.16      -0.01   0.00        8.21      4.50     3.71     3,239      19.90
QCSB  Queens County Bancorp of NY             1.84    0.00      -0.03   0.00        8.13      4.27     3.86    11,444      42.17
RELY  Reliance Bancorp, Inc. of NY            1.70    0.19      -0.44   0.00        7.46      4.18     3.28     4,953      50.44
ROSE  T R Financial Corp. of NY               1.35    0.00       0.18   0.00        7.24      4.89     2.35     7,720      41.35



Source: Audited and unaudited financial statements, corporate reports and offering circulars, and RP Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 1997 by RP Financial, LC.

RP Financial, LC.
Page 3.13


proceeds, coupled with partial conversion proceeds funding by deposit withdrawals, the Bank's interest expense ratio can be expected to decline.

                 Accordingly, the Bank's net interest income ratio can be expected to increase on a post-conversion basis, perhaps by as much as 20 basis points initially.


         Provisions for Loan Losses

                 During the last 12 months, the Bank's provision for loan losses was higher than the Peer Group average, 0.22 and 0.12 percent of average assets, respectively. As described in greater detail in a later section, while the Bank maintains more favorable non-performing assets ratios relative to the Peer Group, the Bank's greater loan portfolio risk profile and higher net loan chargeoffs provide support to the Bank's higher loan loss provisions.


         Operating Expenses

                 Before incorporating the intangibles amortization and the special SAIF assessment, the Bank maintained lower operating expenses than the Peer Group, approximating 1.75 and 1.96 percent of average assets, respectively. The Bank's lower operating expense ratio is consistent with the Bank's lower level of fee income (i.e., less activities to contribute to overhead) and larger average branch size. The Peer Group's average operating expense ratio is impacted by the expense of stock plans and the costs of operating a public company, costs which the Bank has not incurred to date. Following the conversion transaction, the Bank's operating expenses can be expected to increase by as much as 7 basis points simply for the cost of the stock plans alone.


         Intangibles Amortization

                 As would be expected, given the Bank's higher intangibles level, the Bank's intangibles amortization expense is much higher than the Peer Group average, 0.22 and 0.06 basis points, respectively.

RP Financial, LC.
Page 3.14


         Net Non-Operating Items

                 The Bank's net non-operating loss was greater than the Peer Group, on average, given the greater impact of the Bank's investment portfolio restructuring, loss on the sale of a branch office and the special assessment on the Bank's Oakar deposits. Several members of the Peer Group also realized net gains/losses on the sale of assets while five Peer Group members were also subject to the special SAIF assessment.


         Efficiency Ratio

                 The Bank operates with a similar efficiency ratio (operating expenses, excluding goodwill amortization and the special SAIF assessment, as a percent of the sum of net interest income and other operating income) as the Peer Group, 54 and 51 percent, respectively. The Bank's pre-tax operating profitability is limited by its higher loan loss provisions and intangibles amortization.


         Income Taxes

                 The Bank's effective tax rate of 38.5 percent approximates the Peer Group's average effective tax rate of 39.5 percent. Several of the Peer Group members have recently engaged similar tax planning strategies as the Bank to reduce state and city taxes.


Loan Composition

         Perhaps one of the greatest differences between Independence and the Peer Group is loan composition, with the Bank having a substantially greater risk profile (Table 3.4). The Bank's portfolio is dominated by multi-family/commercial lending, underscoring its niche strategy, whereas the Peer Group on average has emphasized 1-4 family lending to a greater extent, supplemented by MBS investment. Specifically, the Bank's portfolio of multi-family/commercial loans represents more than 55 percent of loans and MBS compared to the Peer Group average of 31 percent. In contrast, the Peer Group's 1-4 family emphasis is underscored by 42 and 22 percent proportions of 1-4 family loans and MBS, respectively, as compared to the Bank's ratios of approximately 33 and 7 percent, respectively. The Bank's loan portfolio composition is even

RP FINANCIAL, LC.
---------------------------------------------
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia  22209
(703) 528-1700

                                   Table 3.4
               Loan Portfolio Composition and Related Information
                        Comparable Institution Analysis
                              As of March 31, 1997



                                                   Portfolio Composition as a Percent of MBS and Loans
                                                ---------------------------------------------------------
                                                             1-4     Constr.   5+Unit    Commerc.
       Institution                                 MBS     Family    & Land    Comm RE   Business  Consumer
       -----------                               ------    ------    ------    ------    --------  --------
                                                   (%)       (%)       (%)       (%)       (%)        (%)
       Independence SB of Brooklyn NY              7.00     32.96      0.00     55.75      0.92      3.36




       All Public Companies                       14.93     60.76      4.99     13.09      6.16      1.96
       Comparable Group Average                   22.02     41.50      1.13     31.27      3.29      1.40


       Comparable Group
       ----------------

       ALBK  ALBANK Fin. Corp. of Albany NY        8.63     68.05      0.83      5.86      8.53      8.42
       DIME  Dime Community Bancorp of NY         25.75     28.33      0.03     45.62      0.66      0.00
       FFIC  Flushing Fin. Corp. of NY            28.62     43.85      0.00     27.49      0.32      0.00
       HAVN  Haven Bancorp of Woodhaven NY        26.69     48.42      0.89     20.75      3.29      0.04
       JSBF  JSB Financial, Inc. of NY             0.72      9.39      0.28     86.54      3.39      0.16
       PKPS  Poughkeepsie Fin. Corp. of NY        19.00     48.81      6.72     25.01      3.80      0.88
       PSBK  Progressive Bank, Inc. of NY         16.47     56.25      1.36     15.08      9.16      1.68
       QCSB  Queens County Bancorp of NY           6.65     22.95      0.11     70.32      0.06      0.00
       RELY  Reliance Bancorp, Inc. of NY         50.02     38.85      0.67      7.23      3.29      0.08
       ROSE  T R Financial Corp. of NY            37.61     50.06      0.39      8.81      0.39      2.73




                                                   RWA/     Serviced       Servicing
       Institution                                Assets    For Others     Assets
       -----------                                ------    ----------     ------
                                                   (%)         ($000)     ($000)
       Independence SB of Brooklyn NY              65.98      314,639          0



       All Public Companies                        51.24      425,714      3,114
       Comparable Group Average                    52.01      126,390        409


       Comparable Group
       ----------------

       ALBK  ALBANK Fin. Corp. of Albany NY        62.80      280,933        594
       DIME  Dime Community Bancorp of NY          49.18       76,184         27
       FFIC  Flushing Fin. Corp. of NY             45.29       46,272          0
       HAVN  Haven Bancorp of Woodhaven NY         48.81      192,546          0
       JSBF  JSB Financial, Inc. of NY             60.88       15,229          0
       PKPS  Poughkeepsie Fin. Corp. of NY         65.14       32,013          0
       PSBK  Progressive Bank, Inc. of NY          56.09       53,920         36
       QCSB  Queens County Bancorp of NY           58.21            0          0
       RELY  Reliance Bancorp, Inc. of NY          37.23      424,129      3,302
       ROSE  T R Financial Corp. of NY             36.44      142,678        127




Source: Audited and unaudited financial statements, corporate reports and offering circulars, and RP Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 1997 by RP Financial, LC.

RP Financial, LC.
Page 3.16


more represented by non-traditional lending due to a substantial portfolio of loans secured by cooperative residential properties. As of March 31, 1997, loans on cooperative properties totaled $348.0 million, or 12.7 percent of gross loans and MBS. These loans are included in the "1-4 family" category in Table 3.4; thus, the Bank's traditional 1-4 family residential portfolio totaled only $552.7 million, or 20.2 percent of gross loans receivable and MBS. By comparison, the Peer Group on average maintained cooperative property loans of 5.0 percent of gross loans receivable and MBS, as of the latest data available. The Bank maintained a slightly higher relative portfolio of loans serviced for others, representing 8.4 of assets, compared to 6.8 percent on average for the Peer Group.

         Both the Bank and the Peer Group are primarily lenders on permanent real estate, with very limited construction lending, representing 0.0 and 1.1 percent, respectively. Additionally, neither the Bank nor the Peer Group has restructured their loan portfolios to be commercial bank-like, as the commercial business and consumer loan portfolios were relatively small, collectively representing approximately 4.3 and 4.7 percent, respectively.

         Consistent with the Bank's comparatively higher risk weight lending emphasis, the Bank maintains a higher risk weighted assets/assets ratio than the Peer Group, approximating 66.0 and 52.0 percent, respectively. In fact, the Bank maintains the highest risk-weighted assets ratio of any Peer Group member.


Interest Rate Risk

         Public companies are not required to report interest rate risk in a standard fashion and many do not specifically quantify their interest rate risk on a regular basis. Furthermore, the computation of interest rate risk is predicated on numerous assumptions, many of which are unique among institutions. As a result, we have sought to measure interest rate risk through evaluating balance sheet composition and recent quarterly changes in net interest income.

         Currently, the Bank's asset composition suggests greater interest rate risk given its lower capitalization and higher non-earning assets, resulting in a lower IEA/IBL ratio. As a result, the Bank has greater dependence of the yield-cost spread to sustain the net interest margin. Post-

RP FINANCIAL, LC.
-------------------------------------------
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia  22209
(703) 528-1700

                                   Table 3.5
         Interest Rate Risk Measures and Net Interest Income Volatility
                        Comparable Institution Analysis
               As of March 31, 1997 or Most Recent Date Available


                                                    Balance Sheet Measures
                                                 ----------------------------
                                                                     Non-Earn.
                                                  Equity/     IEA/    Assets/
          Institution                             Assets      IBL     Assets
          -----------                             ------    ------    ------
                                                    (%)       (%)       (%)
          Independence SB of Brooklyn NY             6.7     102.5       8.2


          All Public Companies                      12.2     112.3       4.1
          Comparable Group Average                  10.8     112.2       3.4


          Comparable Group
          ----------------

          ALBK  ALBANK Fin. Corp. of Albany NY       8.0     108.3       4.3
          DIME  Dime Community Bancorp of NY        13.2     115.8       4.9
          FFIC  Flushing Fin. Corp. of NY           16.0     117.0       2.8
          HAVN  Haven Bancorp of Woodhaven NY        5.8     107.3       2.3
          JSBF  JSB Financial, Inc. of NY           22.2     130.3       2.9
          PKPS  Poughkeepsie Fin. Corp. of NY        8.4     105.7       4.5
          PSBK  Progressive Bank, Inc. of NY         7.4     106.2       3.9
          QCSB  Queens County Bancorp of NY         15.0     118.5       2.6
          RELY  Reliance Bancorp, Inc. of NY         5.6     105.4       4.5
          ROSE  T R Financial Corp. of NY            6.2     107.3       1.6





                                                             Quarterly Change in Net Interest Income
                                                   ----------------------------------------------------------

          Institution                              03/31/97  12/31/96  09/30/96  06/30/96  03/31/96  12/31/95
          -----------                              --------  --------  --------  --------  --------  --------
                                                   (change in net interest income is annualized in basis points)
          Independence SB of Brooklyn NY               -61        13        -7        12        49         0


          All Public Companies                           1         0        -1         8         2         7
          Comparable Group Average                       0        10         4        -3        14         6


          Comparable Group
          ----------------

          ALBK  ALBANK Fin. Corp. of Albany NY          11        -1        -8       -17        31        -5
          DIME  Dime Community Bancorp of NY             3        46        96        NA        NA        NA
          FFIC  Flushing Fin. Corp. of NY               -1         0         9         4        25        18
          HAVN  Haven Bancorp of Woodhaven NY          -19        11        -9        10        10        11
          JSBF  JSB Financial, Inc. of NY                1         0         4         7         0        -1
          PKPS  Poughkeepsie Fin. Corp. of NY           -2        20         9       -24        17         4
          PSBK  Progressive Bank, Inc. of NY             7        16       -33        12        -1        -3
          QCSB  Queens County Bancorp of NY              2         4       -13         9         8         2
          RELY  Reliance Bancorp, Inc. of NY            -2         1        -5       -33        27        20
          ROSE  T R Financial Corp. of NY                4        -1       -10         6         9         7

NA=Change is greater than 100 basis points during the quarter.

Source: Audited and unaudited financial statements, corporate reports and offering circulars, and RP Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 1997 by RP Financial, LC.

RP Financial, LC.
Page 3.18


conversion capitalization should diminish the Bank's current comparative disadvantage in this regard and thereby lessen interest rate risk. The Bank maintains a similar composition of core deposits as the Peer Group.

         The Bank's greater fluctuation in net interest income during the last 5 quarters, as compared to the Peer Group on average, suggests greater interest rate risk exposure, although the Bank's data was subject to portfolio restructuring and the impact of acquisition. It is expected that the infusion of stock proceeds will serve to enhance the stability of the Bank's net income and diminish the comparative disadvantage relative to the Peer Group.


Credit Risk

         Overall, the Bank's credit risk exposure appears to be somewhat less than the Peer Group's, on average, as indicated by higher reserve coverage ratios and lower non-performing loans and assets ratios. As shown in Table 3.6, the Bank's ratio of non-performing loans/loans and non-performing assets/assets ratios of 0.67 and 0.51 percent, respectively, were more favorable than the Peer Group's respective ratios of 1.25 and 1.08 percent. The Bank's loss reserves/loans ratio was comparable to the Peer Group average, each at 1.08 percent. The Bank's reserve coverage ratio (loss reserves as a percent of non-performing loans) of 159.6 percent exceeded the Peer Group average of 117.8 percent. The Bank's ratios are somewhat distorted due to $14.3 million of balloon loans which are past maturity but are still paying principal and interest. The Bank's net loan chargeoffs relative to loans of 6 basis points, while comparable to industry averages, exceeded the Peer Group average of one basis point.


Market Area and Competitive Characteristics

         As indicated previously, all ten Peer Group companies are regionally based, and thus share similar market area and competitive characteristics with Independence. Seven of the ten Peer Group companies operate in the greater New York metropolitan area (including eastern Long Island), while the remaining three operate north of New York City. Thus, both Independence and the Peer Group are subject to similar market area demographic and economic forces and trends.

RP FINANCIAL, LC.
--------------------------------------------
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia  22209
(703) 528-1700


                                   Table 3.6
                  Credit Risk Measures and Related Information
                        Comparable Institution Analysis
               As of March 31, 1997 or Most Recent Date Available



                                                                       NPAs &                                  Rsrves/
                                                              REO/     90+Del/    NPLs/    Rsrves/  Rsrves/    NPAs &
                  Institution                                Assets    Assets     Loans     Loans    NPLs      90+Del
                  -----------                                ------    ------    ------    ------   ------    --------
                                                              (%)       (%)       (%)       (%)       (%)        (%)
                  Independence SB of Brooklyn NY              0.01      0.51      0.67      1.08    159.62    140.84


                  All Public Companies                        0.28      0.83      0.93      0.94    174.02    127.29
                  Comparable Group Average                    0.22      1.08      1.25      1.08    117.83     93.31


                  Comparable Group
                  ----------------

                  ALBK  ALBANK Fin. Corp. of Albany NY        0.11      0.92      0.85      0.98    115.39     78.02
                  DIME  Dime Community Bancorp of NY          0.15      0.82      1.20      1.45    120.17     97.78
                  FFIC  Flushing Fin. Corp. of NY             0.04      0.27      0.44      1.28    288.53    251.62
                  HAVN  Haven Bancorp of Woodhaven NY         0.06      0.78      1.34      1.23     92.04     84.95
                  JSBF  JSB Financial, Inc. of NY             0.74      1.08      1.66      0.62     37.50     33.09
                  PKPS  Poughkeepsie Fin. Corp. of NY         0.78      4.21      3.38      1.45     42.89     26.20
                  PSBK  Progressive Bank, Inc. of NY          0.15      0.84      0.98      1.58    160.96    127.85
                  QCSB  Queens County Bancorp of NY           0.00      0.75      0.58      0.80    138.21     91.25
                  RELY  Reliance Bancorp, Inc. of NY          0.06      0.75      1.50      0.56     37.60     33.69
                  ROSE  T R Financial Corp. of NY             0.09      0.40      0.57      0.83    145.05    108.61



                                                            Net Loan         NLCs/
                  Institution                               Chargoffs       Loans
                  -----------                               ---------    ----------
                                                              ($000)          (%)
                  Independence SB of Brooklyn NY                 1,464        0.06


                  All Public Companies                             270        0.11
                  Comparable Group Average                         203        0.01


                  Comparable Group
                  ----------------

                  ALBK  ALBANK Fin. Corp. of Albany NY             704        0.11
                  DIME  Dime Community Bancorp of NY                56        0.03
                  FFIC  Flushing Fin. Corp. of NY                  232       -0.05
                  HAVN  Haven Bancorp of Woodhaven NY              260       -0.02
                  JSBF  JSB Financial, Inc. of NY                    7        0.00
                  PKPS  Poughkeepsie Fin. Corp. of NY              150       -0.33
                  PSBK  Progressive Bank, Inc. of NY               410        0.28
                  QCSB  Queens County Bancorp of NY                  1       -0.02
                  RELY  Reliance Bancorp, Inc. of NY               187        0.09
                  ROSE  T R Financial Corp. of NY                   19        0.00

Source: Audited and unaudited financial statements, corporate reports and offering circulars, and RP Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 1997 by RP Financial, LC.

RP Financial, LC.
Page 3.20


         The Peer Group's average asset size approximates $1.7 billion, less than Independence's pro forma asset base of approximately $4.1 billion. Both, however, operate substantial branch office networks and compete with other financial institutions (both larger and smaller) in the greater New York metropolitan area. In general, the Bank and Peer Group also engage in varied lending activities, including residential lending, commercial real estate lending (including multi-family lending) and commercial business and consumer lending.

RP Financial, LC.
Page 4.1

                             IV. VALUATION ANALYSIS


Introduction

         This chapter presents the valuation analysis, prepared pursuant to the regulatory valuation guidelines, and valuation adjustments and assumptions used to determine the estimated pro forma market value of the common stock to be issued in conjunction with the Bank's conversion transaction.


Appraisal Guidelines

         The OTS appraisal guidelines, most recently amended in written form in October 1994, specify the methodology for estimating the pro forma market value of an institution pursuant to a mutual-to-stock conversion. Such valuation guidelines are relied upon by the New York Department of Banking (the "Department") and the FDIC in evaluating conversion appraisals and neither agency has issued separate written valuation guidelines. The valuation methodology provides for: (1) the selection of a peer group of comparable publicly-traded institutions, excluding those converted for less than a year, subject to acquisition or in MHC form; (2) a financial and operational comparison of the subject company to the selected peer group, identifying key differences and similarities; and (3) a valuation analysis in which the pro forma market value of the subject company is determined based on the market pricing of the peer group as of the date of valuation, incorporating valuation adjustments for key differences. In addition, the pricing characteristics of recent conversions, both at conversion and in the aftermarket, must be considered. In MHC conversions, the FDIC's policy is slightly different than the OTS's policy regarding the treatment of assets held by the mutual holding company, as evidenced by recent stock conversions of mutual holding companies involving state-chartered savings bank. However, given the de minimus level of assets at the MHC level, such policy differences will not have a significant effect on the valuation.

RP Financial, LC.
Page 4.2


RP Financial Approach to the Valuation

         RP Financial's valuation analysis complies with the above-referenced appraisal guidelines. Accordingly, the valuation incorporates a detailed analysis based on the Peer Group discussed in Chapter III, incorporating "fundamental analysis" techniques. Additionally, the valuation incorporates a "technical analysis" of recently completed stock conversions, including closing pricing and aftermarket trading of such conversions. It should be noted that such analyses cannot possibly fully account for all the market forces which impact trading activity and pricing characteristics of a particular stock on a given day.

         The pro forma market value determined herein is a preliminary value for the to-be-issued stock. Throughout the conversion process, RP Financial will: (1) review changes in the Bank's operations and financial condition; (2) monitor the Bank's operations and financial condition relative to the Peer Group to identify any fundamental changes; (3) monitor the external factors affecting value including, but not limited to, local and national economic conditions, interest rates, and the stock market environment, including the market for thrift stocks; and (4) monitor pending conversion offerings (including those in the offering phase) both regionally and nationally. If material changes should occur during the conversion process, RP Financial will prepare updated valuation reports reflecting such changes and their related impact on value, if any, over the course of the conversion process. RP Financial will also prepare a final valuation update at the closing of the conversion offering to determine if the preliminary range of value continues to be appropriate.

         The appraised value determined herein is based on the current market and operating environment for the Bank and for all thrifts. Subsequent changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or major world events), which may occur from time to time (often with great unpredictability) may materially impact the market value of all thrift stocks, including the Bank, or the Bank's value alone. To the extent a change in factors impacting the Bank's value can be reasonably anticipated and/or quantified, RP Financial has incorporated the estimated impact into our analysis.

RP Financial, LC.
Page 4.3


Valuation Analysis

         A fundamental analysis discussing similarities and differences relative to the Peer Group was presented in Chapter III. The following sections summarize the key differences between the Bank and the Peer Group and how those differences affect the pro forma valuation. Emphasis is placed on the specific strengths and weaknesses of the Bank relative to the Peer Group in such key areas as financial condition, profitability, growth and viability of earnings, asset growth, primary market area, dividends, liquidity of the issue, marketing of the issue, management, and the effect of government regulations and/or regulatory reform. We have also considered the market for thrift stocks, and in particular new issues, to assess the impact on value of the Bank coming to market at this time.


1.       Financial Condition

         The financial condition of an institution is an important determinant in pro forma market value, because investors typically look to such factors as liquidity, capital, asset composition and quality, and funding sources in assessing investment attractiveness. The similarities and differences in the financial condition of the Bank and the Peer Group are noted as follows:

         - Overall A/L Composition. At the present time, the Bank's balance sheet structure is characterized by a comparatively lower capital position and higher level of non-earning assets, both of which weaken the earnings power of the Bank relative to the Peer Group. The Bank has partially compensated for such disadvantages through a comparable core deposits/deposits ratio and a higher risk-weighted assets ratio to realize higher asset yields. The Peer Group is currently supplementing deposits with higher borrowings utilization, a factor which has leveraged not only their equity but also fixed assets and operating expenses. On a post-conversion basis, the Bank's current A/L disadvantage should largely diminish with the increased capitalization.

         - Credit Quality. The Peer Group maintains a lower risk-weighted assets ratio, while Independence reported more favorable asset quality figures.

         - Balance Sheet Liquidity. The Bank maintains a higher level of cash and investment securities (even before factoring in the post fiscal year end reinvestment of accounts receivable) but a lower balance of MBS (following recent portfolio restructuring). The infusion of the stock proceeds will initially increase the Bank's level of liquid assets pending a longer term use of proceeds. The Bank appears to have greater current borrowings capacity than the Peer Group, as the Bank has a

RP Financial, LC.
Page 4.4


              much smaller balance of borrowed funds as of the most recent period. At the same time, the Bank does not appear to have interest in funding through borrowings given its higher liquidity position.

         - Capital. The Bank operates with a lower pre-conversion capital ratio than the Peer Group, but this will be reversed on a post-conversion basis. The increase in capital will depress the Bank's pro forma return on equity until the proceeds can be effectively reinvested and leveraged over time. The establishment of the Foundation will act to reduce the pro forma capital position.

         On balance, we believe the Bank, on a pro forma basis, has less favorable financial condition characteristics than the Peer Group. Therefore, we concluded that a slight downward valuation adjustment was warranted for the Bank's financial strength.


2.       Profitability, Growth and Viability of Earnings

         Earnings are a key factor in determining pro forma market value, as the level and risk characteristics of an institution's earnings stream and the prospects and ability to generate future earnings heavily influence the multiple the investment community will pay for earnings. The major factors considered in the valuation are described below.

         - Reported Earnings. The Bank reported lower profitability than the Peer Group, reflecting a comparative disadvantage relative to the Peer Group in every major component of the earnings statement except operating expenses (before intangibles amortization and the special SAIF assessment).

         - Core Earnings. The Bank also maintains a less favorable core earnings posture relative to the Peer Group, net of the special SAIF assessment and net non-operating items. The Bank's lower net interest and other income, higher loan loss provisions and greater intangibles amortization were key factors leading to lower core earnings, despite lower operating expenses. While redeployment of conversion proceeds into interest-earning assets should enhance the Bank's net interest income, operating expenses for the Bank are expected to increase as well. On a pro forma basis, the Bank's core profitability is expected to remain below that of the Peer Group.

         - Interest Rate Risk. The Bank's greater perceived interest rate risk posture should be moderated by the anticipated redeployment of stock proceeds into interest-earning assets.

         - Credit Risk. Loss provisions had a greater impact on the Bank's earnings in comparison to the Peer Group. In terms of future exposure to credit quality related losses, while the Bank maintains a lower ratio of non-performing assets

RP Financial, LC.
Page 4.5


              relative to the Peer Group (before the impact of performing past maturity loans), the Bank's higher risk-weighted assets ratio suggests greater potential exposure to earnings in the event of an increase in delinquencies.

         - Earnings Growth Potential. The Bank's earnings growth historically appears to have been a function of asset growth facilitated through acquisition as well as the local multi-family lending emphasis. The Bank's most recent acquisitions have been far less profitable than the earlier acquisitions given the higher premium required to be paid in the face of intense competitive bidding. The success of the Bank's lending niche has led to many institutions, a number with far greater resources, to pursue the same niche market for loans and deposits, forcing the Bank to be more interest rate competitive than in the past. As a result, the Bank's net interest margin has been subject to a squeeze, leading the Bank to begin revenue diversification through intensified cross-selling efforts. It is anticipated that, over time, the net cash proceeds from conversion will be gradually deployed into loans; however, it is anticipated that the yield-cost spread immediately following conversion will be diminished through the initial reinvestment into short-term securities. The proceeds reinvestment benefit will also be impacted by the annual expense of the stock plans, operations as a public company and plans to increase executive/senior management staffing to address succession. In addition, Independence plans to spend approximately $2.6 million over the next two years for a conversion of the data processing system. Over the longer term, the Bank will have greater capacity to leverage than the Peer Group, given the Bank's higher pro forma capital position, positioning the Bank for greater earnings growth potential.

         - Return on Equity. The higher pro forma capital position and lower pro forma profitability will place the Bank at a distinct disadvantage relative to the Peer Group in terms of return on equity.

         - Effective Tax Rate. The Bank has recently implemented a tax planning strategy which several of the Peer Group companies are pursuing which should lead to a relatively comparable effective tax rate.

                 Overall, a moderate downward valuation adjustment was warranted for profitability, growth and viability of the Bank's earnings.


3.       Asset Growth

         The Bank's ability to grow will be enhanced on a post-conversion basis as the infusion of stock proceeds improves the equity-to-assets ratio. The Bank expects that growth in branch deposits will continue its historical pattern of slow growth. At the same time, the local

RP Financial, LC.
Page 4.6


community served has experienced deposit erosion over the last several years and the Bank appears to be strictly committed to the current communities served rather than pursuing new markets. The number of independent local institutions which may be potential acquisition targets has become increasingly limited due to past merger activity, a factor which may inflate the cost of such acquisitions. At the same time, competition has become increasingly intense in the Bank's markets, particularly through consolidation of the community financial institutions by larger New York banks. Also, there has been a proliferation of ethnic banks or banks with an ethnic emphasis seeking to serve the rapidly growing local ethnic communities. Thus, while the Bank may be better capitalized to pursue growth through acquisition, the Peer Group is subject to the same competitive and market factors limiting deposit growth potential. Overall, we have applied no adjustment for this factor.


4.       Primary Market Area

         The general condition of an institution's market area has an impact on value, as future success is in part dependent upon opportunities for profitable activities in the local market served. As stated previously, all ten Peer Group companies are based in southeastern New York State, and thus share similar market area and competitive characteristics with Independence. Seven of the ten Peer Group companies operate in the greater New York metropolitan area (including eastern Long Island), while the remaining three operate north of New York City. Thus, both Independence and the Peer Group are subject to similar market area demographic and economic forces and trends.

         Summary demographic and deposit market share data for the Bank and Peer Group is provided in Exhibit III-4. The Peer Group's average asset size approximates $1.7 billion, less than Independence's pro forma asset base of approximately $4.1 billion. Both, however, operate substantial branch office networks and compete with other financial institutions (both larger and smaller) in the greater New York metropolitan area. In general, the Bank and Peer Group also engage in varied lending activities, including residential lending, commercial real estate lending (including multi-family lending) and commerical business and consumer lending.

         On balance, we concluded that no adjustment was appropriate for the Bank's market area.

RP Financial, LC.
Page 4.7


5.       Dividends

         While ICBC has not indicated its intention to commence a cash dividend at this time, the pro forma capitalization and profitability clearly position ICBC to have the capacity to pay cash dividends comparable to the Peer Group. Historically, thrifts typically have not established dividend policies at the time of their conversion to stock ownership. Newly converted institutions, in general, have preferred to gain market seasoning, establish an earnings track record and fully invest the conversion proceeds before establishing a dividend policy. However, during the late 1980s and early 1990s, with negative publicity surrounding the thrift industry, there was a tendency for more thrifts to initiate moderate dividend policies concurrent with their conversion as a means of increasing the attractiveness of the stock offering. Today, fewer institutions are compelled to initially establish dividend policies at the time of their conversion offering as (1) industry profitability has improved, (2) the number of problem thrift institutions has declined, and (3) the stock market cycle for thrift stocks is generally more favorable than in the early-1990s. At the same time, with ROE ratios under pressure, due to high equity levels, well-capitalized institutions are subject to increased competitive pressures to offer dividends.

         As publicly-traded thrifts' capital levels and profitability have improved and as weakened institutions have been resolved, the proportion of institutions with cash dividend policies has increased. All 10 institutions in the Peer Group presently pay regular cash dividends, with implied dividend yields ranging from 0.94 percent to 3.19 percent. The average dividend yield on the stocks of the Peer Group institutions was 1.85 percent as of June 20, 1997, representing an average earnings payout ratio of 30.64 percent. As of June 20, 1997, approximately 83 percent of all publicly-traded thrifts had adopted cash dividend policies (see Exhibit IV-1), exhibiting an average yield of 2.12 percent and an average payout ratio of 41.42 percent. The dividend paying thrifts generally maintain higher than average profitability ratios, facilitating their ability to pay cash dividends, which supports a market pricing premium on average relative to non-dividend paying thrifts.

RP Financial, LC.
Page 4.8


         Given ICBC's capacity to pay a dividend comparable to the Peer Group based on pro forma capitalization and profitability, and since no regulatory hurdle exists, we have applied no adjustment for this factor.


6.       Liquidity of the Shares

         The Peer Group is by definition composed of companies that are traded in the public markets, all of which trade on the NASDAQ system. Typically, the number of shares outstanding and market capitalization provides an indication of how much liquidity there will be in a particular stock. The market capitalization of the Peer Group companies ranged from $87 million to $514 million as of June 20, 1997, with an average market value of $288 million. The shares outstanding of the Peer Group members ranged from 3.8 million to 17.6 million, with an average of approximately 10.2 million. The Bank's pro forma market value and shares outstanding is expected to fall above the upper end of the comparative Peer Group averages. Since large relatively liquid companies comprise the Peer Group, no adjustment was considered necessary for this factor.


7.       Marketing of the Issue

         Three separate markets exist for thrift stocks: (1) the after-market for public companies, in which trading activity is regular and investment decisions are made based upon financial condition, earnings, capital, ROE and dividends; (2) the new issue market in which converting thrifts are evaluated on the basis of the same factors but on a pro forma basis without the benefit of a stock trading history and reporting quarterly operating results as a publicly-held company; and (3) the thrift acquisition market. All three of these markets were considered in the valuation of the Bank's to-be-issued stock.


         A.      The Public Market

                 The value of publicly-traded thrift stocks is easily measurable, and is tracked by most investment houses and related organizations.
Exhibit IV-1 provides pricing and financial data on all publicly-traded thrifts. In general, thrift stock values react to market stimuli such as interest rates, inflation, perceived industry health, projected rates of economic growth, regulatory

RP Financial, LC.
Page 4.9


issues and stock market conditions in general. Exhibit IV-2 displays historical stock market trends for various indices and includes historical stock price index values for thrifts and commercial banks. Exhibit IV-3 displays historical stock price indices for thrifts only.

         In terms of assessing general stock market conditions, the stock market has generally trended higher over the past year. Earnings reports dominated the stock market in mid-April 1996, with day-to-day fluctuations in the market reflecting changing investor sentiment regarding the strength of first quarter earnings and future earnings expectations. Favorable fourth quarter earnings among technology issues pushed the NASDAQ Composite Index to new highs in late-April and early-May, while blue chip stocks lagged the overall market. Stronger than expected first quarter GDP growth reported in early-May stirred major sell-offs in stocks and bonds, resulting in the 30-year bond edging above 7.0 percent and a one day drop in the DJIA of almost 77 points. Inflation concerns receded somewhat following a mid-May report by the Federal Reserve, which indicated that inflation remained in check and near term interest rate increases were not likely. The positive reading on inflation by the Federal Reserve, along with the Federal Reserve's decision to leave interest rates unchanged at its late-May meeting, served to strengthen bond and stock prices, with the DJIA posting new highs in late-May and the 30-year bond dropping below 7.0 percent. However, signs of an accelerating economy and revised upward estimates of second quarter GDP growth provided for a pullback in the stock market at the end of May. Stronger than expected job growth in May further depressed bond prices in early-June, which served to stall the stock market as well.

          Expectations that the Federal Reserve would not tighten interest rates at its July 1996 meeting provided for a rally in the bond market in late-June, as the 30-year bond yield moved back below 7.0 percent. The positive interest rate outlook also served to boost the stock market in early-July, but the rally was cut short by a larger than expected drop in June unemployment. Bond and stock prices tumbled following the June unemployment report, as highlighted by a 115 point one-day decline in the DJIA and an increase in the 30-year bond yield to 7.18 percent. The release of second quarter earnings reports provided for a volatile stock market in mid-July, especially among the technology stocks. Overall, the stock market declined due to earnings disappointments, with a more severe decline occurring in the technology driven

RP Financial, LC.
Page 4.10


NASDAQ Composite Index. At the same time bond prices recovered, as the 30-year bond yield dropped below 7.0 percent following statements by the Federal Reserve Chairman which indicated he expected the economy to slow down in the second half of 1996. Stocks and bonds rallied in late-July and early-August, as economic data indicated a healthy but moderating economy. However, higher interest rates pushed stocks lower in late-August, reflecting increasing expectations that the Federal Reserve would tighten interest rates in September. The decline in the stock market was reversed in early-September, as investors reacted positively to the inflation data contained in the August employment report. Oil stocks sustained the upward trend in the stock market in early-September, as renewed tension between the U.S. and Iraq pushed crude oil prices to their highest level in five years. Both bond and stock prices surged higher in mid-September, as most of the economic data for August indicated that the economy was slowing down and investors became more optimistic that the Federal Reserve would not raise interest rates in September.

          The Federal Reserve's decision not to raise interest rates at its September 1996 meeting, and generally healthy third quarter earnings results sustained the upward momentum in the stock market during the beginning of the fourth quarter. Favorable inflation data and lower interest rates further spurred the upward trend in the stock market prior to the election. Investors were cheered by the "status quo" election results, as stocks rallied strongly immediately following the election with the DJIA posting ten consecutive advances through mid-November. Economic stability and a rising bond market sustained the stock market rally through the end of November. For the entire month of November, the DJIA increased 492.3 points, or 8.2 percent. Following the rapid rise in the stock market during November, stocks retreated during the first half of December. Profit taking, concern about speculative excesses in the stock market and higher interest rates all contributed to the decline in the stock market.

         The stock market resumed an upward trend during the end of 1996 and the first three weeks of 1997, with the DJIA establishing several new highs in the process. Factors contributing to the rally in the stock market included the Federal Reserve's decision to leave rates unchanged at its December meeting, economic data which reflected moderate growth and low inflation, and favorable fourth quarter earnings particularly in the technology sector. However, a

RP Financial, LC.
Page 4.11


disappointing fourth quarter earnings report by IBM ignited a sell-off in the stock market in late-January. Higher interest rates extended the downturn, as the 30-year bond approached 7.0 percent at the end of January. A high degree of market volatility was evident throughout most of February 1997, reflecting concern over speculative excesses in the stock market; particularly, as the DJIA closed above the 7000 mark in mid-February. Profit taking, growing expectations of a correction and comments by the Federal Reserve Chairman pulled the market lower in late-February.

         Following a downturn in late-February 1997, the market recovered in early-March. Despite increasing expectations of an interest rate hike by the Federal Reserve, the Dow Jones Industrial Average ("DJIA") closed to a new record high of 7085.16 on March 11, 1997. However, an upward revision to the January retail sales figure triggered a one day sell-off in stocks and bonds on March 13, 1997, as the stronger than expected growth heightened expectations of an interest rate increase by the Federal Reserve. Unease over higher interest rates, profitability concerns in the technology sector and litigation concerns for tobacco stocks pulled the stock market lower in mid-March 1997. As expected, the Federal Reserve increased the rate on short-term funds by 0.25 percent at its late-March 1997 meeting. Following the rate increase, the sell-off in the stock market became more severe amid further signs of an accelerating economy. Stocks bottomed-out on news of a stronger than expected rise in core producer prices for March, with the DJIA closing at 6391.69 on April 11, 1997, or 9.8 percent below its all-time high recorded a month ago.

         Some favorable first quarter earnings reports and news of a possible settlement by tobacco companies to resolve the threat of liability lawsuits provided for a modest recovery in the stock market in mid-April 1997. In late-April 1997, the release of economic data which indicated mild inflationary pressures furthered the rally in bond and stock prices. News of a budget agreement and a favorable ruling for tobacco companies sent the stock market soaring to record highs in early-May 1997. Mixed economic data and the Federal Reserve's decision to leave its target for the federal-funds rate unchanged at its May meeting sustained a positive trend in the stock market through the end of May 1997. Profit worries caused a sell-off in high-technology stocks in early-June, while declining interest rates served to stabilize the broader market. On June

RP Financial, LC.
Page 4.12


20, 1997, the DJIA closed at a record high of 7796.5, translating into an increase of 36.7` percent from a year ago. A sharp drop in bond yields supported the new high established in the DJIA, as investors largely ignored news that the May 1997 unemployment rate fell to its lowest level in 24 years.

         Similar to the overall stock market, the market for thrift stocks has generally been favorable during the past twelve months. A bullish outlook on the financial institution sector in general served to bolster prices in early-April 1996, as a number of analysts forecasted healthy first quarter earnings for thrift and bank stocks and that the financial institution sector would outperform the market in general during the balance of 1996. However, thrift prices declined following the release of the March 1996 employment report, as interest-rate sensitive stocks were pulled lower by the unfavorable interest rate outlook. The downturn was abbreviated by the generally strong first quarter earnings posted by bank and thrift issues, which provided for a mild upward trend in thrift stocks in mid-April. Paralleling the stock market in general, thrift prices dropped sharply in early-May following the rise in interest rates caused by the strong first quarter GDP growth. Thrift prices rebounded in mid-May, as interest rates declined slightly on the strength of tame inflation news. At the end of May and through mid-June, uncertainty over future interest rate trends provided for a relatively flat thrift stock market.

         The Supreme Court's ruling in favor of thrifts seeking damages for goodwill served to boost thrift prices in the beginning of July 1996, but the upturn was abbreviated by a sharp increase in interest rates. The sharp rise in interest rates, which was prompted by the stronger than expected June unemployment report, pushed interest-rate sensitive issues in general lower. Generally favorable second quarter earnings and lower interest rates supported a modest recovery in thrift prices in mid-July, although concerns about future interest rate trends moderated the impact of the healthy second quarter earnings. Lower interest rates and the announced acquisitions of two large California thrifts, American Savings with $20 billion in assets and CalFed Bancorp with $14 billion in assets, pushed the SNL Index higher in late-July and through mid-August 1996. Thrift stocks settled into a narrow trading range in late-August and early-September 1996, as higher interest rates dampened interest in the thrift sector. For the balance of September, trading activity in thrift stocks was somewhat mixed. Higher thrift prices were

RP Financial, LC.
Page 4.13


recorded in mid-September 1996, as the yield on the 30-year U.S. Treasury bond briefly dropped below 7.0 percent. However, the rally in financial services stocks faltered in late-September 1996, reflecting renewed fears about higher interest rates and rising bad debt on credit cards.

         Thrift prices generally moved higher during October and November 1996. The upward trend in thrift prices was supported by lower interest rates, with the slow down in economic growth pushing the 30-year U.S. bond rate below 6.5 percent during the second half of November 1996. Investors also reacted positively to the SAIF rescue legislation, in light of the reduction in deposit insurance premiums to be paid by SAIF-insured thrifts following the one time special assessment. Similar to the overall stock market, thrift prices traded lower in early-December 1996. Profit taking and expectations of higher interest rates were factors contributing to the pull back in thrift issues.

         Bullish sentiment for thrift stocks heightened at the beginning of 1997, as investors reacted positively to the favorable inflation data and generally strong fourth quarter earnings. The rally in thrift issues was driven by the large California institutions, reflecting expectations that there would be further consolidation among the large California thrifts. The acquisition speculation for the large California thrifts became a reality in mid-February, as H.F. Ahamanson's unsolicited offer to acquire Great Western Financial sent the SNL Index soaring in mid-February. Stable interest rates and acquisition activity supported higher thrift prices in early-March, with the SNL Index posting a new high of 579.1 on March 11, 1997. Like the stock market in general, the peak in thrift prices was followed by a sharp sell-off in mid-March 1997. In fact, interest-rate sensitive issues were among the sectors hardest hit by the revised January 1997 retail sales report, as the 30-year bond approached 7.0 percent. Interest-rate sensitive issues continued to experience selling pressure in late-March and early-April 1997, as signs of a strengthening economy pushed interest rates higher. The sell-off in thrift stocks culminated on April 11, 1997, as interest rates increased sharply on news of the higher than expected rise in core producer prices for March. Thrift prices edged modestly higher in mid-April 1997, reflecting generally favorable first quarter earnings and a slight decline in interest rates following the release of economic data which showed that inflation was low. Favorable inflation data and the budget agreement provided for a more substantial rally in thrift stocks in late-April and early-May 1997, as interest-rate

RP Financial, LC.
Page 4.14


sensitive issues were bolstered by a decline in interest rates. Thrift stocks continued to trend higher through early-June, based on the improved interest-rate outlook and an overall positive outlook for the economy. The SNL Index for all publicly-traded thrifts closed at 625.9 on June 20, 1997, an increase of 62.9 percent from one year ago, while the industry price/tangible book has increased by nearly 25 percent.

  B.     The New Issue Market

         In addition to thrift stock market conditions in general, the new issue market for converting thrifts is also an important consideration in determining the Association's pro forma market value. Interest in converting thrift issues receded somewhat in the second quarter of 1996, as indicated by fewer oversubscriptions and generally weak aftermarket trading performance. However, interest returned to converting issues during the second half of 1996, as most offerings experienced healthy oversubscriptions. Fewer offerings, more attractive pricing, lower interest rates, and the general positive trend in thrift prices were among the most prominent factors contributing to the renewed investor interest shown for converting thrift issues. The favorable market environment for converting thrift issues has generally been sustained during the first two quarters of 1997; however, in comparison to other periods of market strength for thrift stocks, the number of conversion offerings completed during the past three months has been relatively low. As shown in Table 4.1, the median one week change in price for offerings completed during the latest three months equaled positive 31 percent.

         In examining the current pricing characteristics of institutions completing their conversions during the last three months (see Table 4.2), we note there exists a considerable difference in pricing ratios compared to the universe of all publicly-traded thrifts. Specifically, the current average P/B ratio of the conversions completed in the most recent three month period of
94.16 percent reflects a discount of 29.72 percent from the average P/B ratio of all publicly-traded thrifts (equal to 133.98 percent), and the average core P/E ratio of 22.33 times reflects a premium of 25.66 percent from the all public average core P/E ratio of 17.77 times. The pricing ratios of the better capitalized but lower earning recently converted thrifts (with resulting lower return on equity measures) suggest that the investment community has determined to discount

RP Financial, LC.

                                   TABLE 4.1
                          RECENT CONVERSIONS PRICING:
             LAST 3 MONTHS NATIONALLY AND LAST 3 YEARS IN NEW YORK


-----------------------------------------------------------------------------------------------------------------------------
             Institutional Information                              Pre-Conversion Data             Offering Information
                                                            ---------------------------------
                                                            Financial Info.     Asset Quality
-----------------------------------------------------------------------------------------------------------------------------

                                     Conversion                       Equity/   NPAs/    Res.     Gross     % of    Exp./
Institution                   State     Date    Ticker      Assets    Assets   Assets    Cov.     Proc.     Mid.    Proc.
-----------                   -----     ----    ------      ------    ------   ------    ----     -----     ----    -----
                                                            ($Mil)     (%)     (%)(2)    (%)     ($Mil.)    (%)      (%)
-----------------------------------------------------------------------------------------------------------------------------

LAST 3 MONTHS NATIONALLY
------------------------
SFB Bancorp                   TN       05/30/97 SFBK        $   47   10.04%    0.80%      82%    $  7.7     132%     3.2%
Rocky Ford Financial          CO       05/22/97 P. Sheet        21   13.92%    0.00%       NA       4.2     132%     8.3%
HCB Bancshares                AR       05/07/97 HCBB           176    7.81%    0.21%     110%      26.5     132%     2.8%
Peoples Sidney Fin. Corp.     OH       04/28/97 PSFC            92   10.08%    1.11%      33%      17.9     132%     3.2%
NewSouth Bancorp(1)           NC       04/08/97 NSBC           199    9.52%    0.41%     299%      43.6     132%     2.9%
Hemlock Fed. Fin. Corp.       IL       04/02/97 HMLK           146    7.86%    0.44%     117%      20.8     132%     3.1%
Cumberland Mtn. Bncshrs.(8)   KY       04/01/97 P. Sheet        92    5.14%    1.31%      19%       4.4     132%     8.0%
GS Financial Corp.            LA       04/01/97 GSLA            88   28.30%    0.29%     107%      34.4     132%     2.4%
Market Fin. Corp.             OH       03/27/97 MRKF            46   16.73%    0.99%      11%      13.4     132%     3.5%
Vermilion Bancorp(1)          IL       03/26/97 P. Sheet        36    6.63%    0.97%      39%       4.0     132%     7.2%

                                                AVERAGES:   $   94   11.60%    0.65%      91%    $ 17.7     132%     4.5%
                           AVERAGES, EXCLUDING 2ND STEPS:   $   95   12.32%    0.58%     100%    $ 19.1     132%     4.1%

LAST 3 YEARS IN NEW YORK
------------------------
Roslyn Bancorp(1)             NY       01/13/97 RSLN        $1,973   11.55%    0.82%     137%    $436.4     132%     2.1%
AFSALA Bancorp                NY       10/01/96 AFED           137    6.08%    0.56%     105%      14.5     132%     4.9%
Dime Community Bancorp        NY       06/26/96 DIME         1,094    7.46%    0.75%      77%     145.5     132%     2.5%
Catskill Financial Corp.      NY       04/18/96 CATB           231   12.75%    0.70%     112%      56.7     132%     3.3%
Yonkers Financial Corp.       NY       04/18/96 YFCB           210    7.72%    1.73%      23%      35.7     132%     2.7%
Peekskill Financial Corp.     NY       12/29/95 PEEK           155   13.90%    1.30%      24%      41.0     132%     2.4%
Ambanc Holding Co.            NY       12/27/95 AHCI           342    8.17%    3.52%      24%      54.2     132%     3.4%
Flushing Financial Corp.      NY       11/21/95 FFIC           604    7.69%    1.08%      80%      99.2     132%     2.3%
Tappan Zee Financial          NY       10/05/95 TPNZ            95    8.72%    2.40%      30%      16.2     132%     5.1%
SFS Bancorp                   NY       06/30/95 SFED           154    6.66%    1.41%      44%      15.0     115%     4.7%
Carver FSB                    NY       12/25/94 CARV           309    4.50%    0.93%      45%      23.1     132%     5.2%
Financial Bancorp             NY       08/17/94 FIBC           158    6.51%    3.39%      18%      21.9     175%     7.2%

                                                AVERAGES:   $  455    8.48%    1.55%      60%    $ 80.0     134%     3.8%

-----------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------
                             Insider Purchases                          Pro Forma Data
                                                        ----------------------------------------------------
                                                           Pricing Ratios(4)          Financial Charac.
------------------------------------------------------------------------------------------------------------
                             Benefit Plans
                             -------------
                                    Recog.    Mgmt.&             Core
Institution                 ESOP     Plans    Dirs.     P/TB    P/E(5)     P/A      ROA      TE/A     ROE
-----------                 ----     -----    -----     ----    ------     ---      ---      ----     ---
                            (%)       (%)     (%)(3)    (%)      (x)       (%)      (%)      (%)      (%)
------------------------------------------------------------------------------------------------------------

LAST 3 MONTHS NATIONALLY
------------------------
SFB Bancorp                 8.0%      4.0%     5.3%    70.1%    13.9x     14.5%     1.0%    20.7%     5.0%
Rocky Ford Financial        8.0%      4.0%    23.6%    67.9%     14.6     17.7%     1.2%    26.1%     4.7%
HCB Bancshares              8.0%      4.0%     4.3%    72.9%     34.4     13.3%     0.4%    18.2%     2.1%
Peoples Sidney Fin. Corp.   8.0%      4.0%     9.8%    71.0%     13.7     16.5%     1.2%    23.3%     5.2%
NewSouth Bancorp(1)         8.0%      4.0%     0.8%    77.8%     20.7     18.5%     0.9%    23.7%     3.8%
Hemlock Fed. Fin. Corp.     8.0%      4.0%     6.0%    72.8%     20.3     12.7%     0.6%    17.4%     3.6%
Cumberland Mtn. Bncshrs.(8) 6.2%      4.0%     4.5%    81.2%     13.8      7.1%     0.5%     8.8%     5.9%
GS Financial Corp.          8.0%      4.0%     5.3%    63.4%     25.9     29.4%     1.1%    46.3%     2.4%
Market Fin. Corp.           8.0%      4.0%     7.8%    70.6%     20.0     23.4%     1.2%    33.2%     3.5%
Vermilion Bancorp(1)        8.0%      4.0%    16.4%    71.0%     18.7     10.1%     0.5%    14.2%     3.8%

                            7.8%      4.0%     8.4%    71.9%    19.6X     16.3%     0.9%    23.2%     4.0%
                            8.0%      4.0%     8.8%    70.8%    20.2X     17.3%     0.9%    24.8%     3.8%

LAST 3 YEARS IN NEW YORK
------------------------
Roslyn Bancorp(1)           8.0%      4.0%     1.3%    73.8%    15.3x     18.6%     1.2%    25.2%     4.8%
AFSALA Bancorp              8.0%      4.0%     4.7%    71.2%     16.3      9.7%     0.6%    13.7%     4.4%
Dime Community Bancorp      8.0%      4.0%     2.7%    80.3%     17.3     11.9%     0.7%    16.9%     4.7%
Catskill Financial Corp.    8.0%      4.0%     2.6%    73.2%     18.4     20.4%     1.1%    27.8%     4.0%
Yonkers Financial Corp.     8.0%      4.0%     3.7%    76.5%     15.1     14.8%     1.0%    19.4%     5.1%
Peekskill Financial Corp.   8.0%      4.0%     2.0%    72.4%     15.3     21.5%     1.4%    29.8%     4.7%
Ambanc Holding Co.          8.0%      4.0%     0.4%    73.5%     14.8     14.0%     0.9%    19.0%     5.0%
Flushing Financial Corp.    8.0%      4.0%     1.4%    75.4%     17.2     14.2%     0.8%    18.9%     4.4%
Tappan Zee Financial        8.0%      4.0%     2.2%    74.7%     14.6     15.0%     1.0%    20.1%     5.1%
SFS Bancorp                 8.0%      4.0%    10.7%    65.8%     14.1      9.0%     0.6%    13.6%     4.7%
Carver FSB                  8.0%      3.0%     0.7%    73.9%     42.1      7.0%     0.2%     9.5%     1.8%
Financial Bancorp           7.0%      3.0%     5.6%    76.9%     13.8     12.2%     0.9%    15.9%     5.6%

                            7.9%      3.8%     3.2%    74.0%    17.8X     14.0%     0.9%    19.2%     4.5%

------------------------------------------------------------------------------------------------------------


----------------------------------------------------------------------------------------------------
                                                           Post-IPO Pricing Trends
                                         -----------------------------------------------------------
                                                                Closing Price:
                                         -----------------------------------------------------------
                                           First             After               After
                                   IPO    Trading     %      First       %       First       %
Institution                       Price     Day     Change  Week(6)   Change    Month(7)   Change
-----------                       -----     ---     ------  -------   ------    -------    ------
                                   ($)      ($)      (%)      ($)       (%)       ($)       (%)
----------------------------------------------------------------------------------------------------

LAST 3 MONTHS NATIONALLY
------------------------
SFB Bancorp                      $10.00   $13.81    38.1%   $13.38     33.8%          NA         NA
Rocky Ford Financial              10.00    13.00    30.0%    13.13     32.5%      $13.00      30.0%
HCB Bancshares                    10.00    12.63    26.3%    12.69     26.9%       12.88      28.8%
Peoples Sidney Fin. Corp.         10.00    12.56    25.6%    13.25     32.5%       12.88      28.8%
NewSouth Bancorp(1)               15.00    20.25    35.0%    22.00     46.7%       23.50      56.7%
Hemlock Fed. Fin. Corp.           10.00    12.88    28.8%    12.88     28.8%       13.00      30.0%
Cumberland Mtn. Bncshrs.(8)       10.00    11.88    18.8%    12.25     22.5%       12.63      26.3%
GS Financial Corp.                10.00    13.38    33.8%    13.63     36.2%       14.00      40.0%
Market Fin. Corp.                 10.00    12.94    29.4%    12.50     25.0%       12.63      26.3%
Vermilion Bancorp(1)              10.00    12.38    23.7%    12.25     22.5%       11.75      17.5%

                                 $10.50   $13.57    29.0%   $13.80     30.7%      $14.03      31.6%
                                 $10.56   $13.76    30.1%   $13.90     30.8%      $11.11      26.3%

LAST 3 YEARS IN NEW YORK
------------------------
Roslyn Bancorp(1)                $10.00   $15.00    50.0%   $15.88     58.8%      $16.00      60.0%
AFSALA Bancorp                    10.00    11.38    13.8%    11.31     13.1%       12.13      21.2%
Dime Community Bancorp            10.00    12.00    20.0%    12.00     20.0%       11.87      18.7%
Catskill Financial Corp.          10.00    10.38     3.8%    10.50      5.0%       10.38       3.8%
Yonkers Financial Corp.           10.00     9.75    -2.5%    10.00      0.0%        9.94      -0.6%
Peekskill Financial Corp.         10.00   12.125    21.2%    11.75     17.5%       11.25      12.5%
Ambanc Holding Co.                10.00    10.00     0.0%    10.31      3.1%        9.87      -1.3%
Flushing Financial Corp.          11.50    13.88    20.7%    14.31     24.4%       14.38      25.0%
Tappan Zee Financial              10.00   11.625    16.3%    11.50     15.0%       12.00      20.0%
SFS Bancorp                       10.00    11.50    15.0%    11.38     13.8%       11.25      12.5%
Carver FSB                        10.00     7.78   -22.2%     7.88    -21.2%        6.38     -36.2%
Financial Bancorp                 10.00    10.88     8.7%    10.94      9.4%       10.38       3.8%

                                 $10.13   $11.36    12.1%   $11.48     13.2%      $11.32      11.6%

------------------------------------------------------------------------------------------------------


Note: "NT" - Not Traded; "NA" - Not Applicable, Not Available.

(1) Non-OTS regulated thrifts.
(2) As reported in summary pages of prospectus.
(3) As reported in prospectus.
(4) Does not take into account the adoption of SOP 93-6.
(5) Excludes impact of special SAIF assessment on earnings.
(6) Latest price if offering less than one week old.
(7) Latest price if offering more than one week but less than one month old.
(8) Second-step conversions.

                                                                 June 13,1997
-------------------------------------------------------------------------------

RP FINANCIAL, LC.
-----------------------------------------
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia  22209
(703) 528-1700

                                   Table 4.2
                          Market Pricing Comparatives
                           Prices As of June 20, 1997


                                            Market       Per Share Data
                                        Capitalization  ---------------            Pricing Ratios(3)
                                        ---------------  Core    Book   ----------------------------------------
                                        Price/   Market  12-Mth  Value/
Financial Institution                  Share(1)   Value  EPS(2)  Share     P/E     P/B    P/A     P/TB  P/CORE
---------------------                  --------   -----  ------  -----     ---     ---    ---     ----  ------
                                           ($)   ($Mil)    ($)     ($)     (X)     (%)     (%)     (%)     (x)

All Public Companies                     20.91   169.19   1.18   15.55   19.40  133.98   16.10  137.26   17.77
Special Selection Grouping(8)            13.61    31.17   0.44   14.45   24.32   94.16   26.34   94.98   22.33


Comparable Group
----------------


Special Comparative Group(8)
----------------------------
GSLA  GS Financial Corp. of LA           15.25    52.44   0.29   15.77      NM   96.70   44.81   96.70      NM
HCBB  HCB Bancshares of AR               12.94    34.23   0.29   13.73      NM   94.25   17.20   98.33      NM
HMLK  Hemlock Fed. Fin. Corp. of IL      13.25    27.51   0.37   14.49      NM   91.44   16.72   91.44      NM
MRKF  Market Fin. Corp. of OH            13.00    17.37   0.50   14.17      NM   91.74   30.46   91.74   26.00
PSFC  Peoples Sidney Fin. Corp of OH     13.62    24.31   0.73   14.09   24.32   96.66   22.49   96.66   18.66

                                             Dividends(4)                Financial Characteristics(6)
                                       ----------------------- ------------------------------------------------------
                                                                                          Reported         Core
                                       Amount/         Payout   Total  Equity/  NPAs/  --------------  --------------
Financial Institution                  Share    Yield Ratio(5) Assets  Assets  Assets    ROA     ROE     ROA     ROE
---------------------                  -----    ---------------------  ------  ------    ---     ---     ---     ---
                                          ($)     (%)     (%)   ($Mil)     (%)    (%)     (%)     (%)     (%)     (%)

All Public Companies                      0.39   1.85   28.86   1,281   12.70    0.83    0.67    6.05    0.87    7.84
Special Selection Grouping(8)             0.00   0.00    0.00     129   27.87    0.67    0.43    1.01    0.82    3.26


Comparable Group
----------------


Special Comparative Group(8)
----------------------------
GSLA  GS Financial Corp. of LA            0.00   0.00    0.00     117   46.34    0.13    0.85    1.84    0.85    1.84
HCBB  HCB Bancshares of AR                0.00   0.00    0.00     199   18.25      NA   -0.11   -0.58    0.39    2.11
HMLK  Hemlock Fed. Fin. Corp. of IL       0.00   0.00    0.00     165   18.29      NA   -0.39   -2.85    0.49    3.64
MRKF  Market Fin. Corp. of OH             0.00   0.00    0.00      57   33.20    0.89    0.89    2.68    1.17    3.53
PSFC  Peoples Sidney Fin. Corp of OH      0.00   0.00    0.00     108   23.26    1.00    0.92    3.97    1.21    5.18


(1)  Average of High/Low or Bid/Ask price per share.

(2) EPS (estimate core basis) is based on actual trailing twelve month data, adjusted to omit non-operating items (including the SAIF assessment) on a tax effected basis.

(3)  P/E = Price to earnings; P/B = Price to book; P/A = Price to assets;
     P/TB = Price to tangible book value; and P/CORE = Price to estimated core earnings.

(4) Indicated twelve month dividend, based on last quarterly dividend declared.

(5) Indicated dividend as a percent of trailing twelve month estimated core earnings.

(6) ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing twelve month earnings and average equity and assets balances.

(7) Excludes from averages those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

(8)  Includes Converted Last 3 Mths (no MHC);


Source: Corporate reports, offering circulars, and RP Financial, LC.
        calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 1997 by RP Financial, LC.

RP Financial, LC.
Page 4.17


their stocks on a book basis until the earnings improve through redeployment and leveraging of the proceeds over the longer term.

         C.      The Acquisition Market

                 Also considered in the valuation was the potential impact on the Bank's stock price of recently completed and pending acquisitions of other thrifts operating in the Bank's market area. As shown in Exhibit IV-4, there were 12 publicly-traded New York thrifts acquired since 1995, and 3 acquisitions are currently pending of publicly-traded New York thrifts. The Bank's larger size relatively high pro forma capital position may tend to lessen acquisition speculation in the Bank's stock, based on expectations that an acquiror would be reluctant to pay an acquisition premium for the Bank's "excess" capital. However, at the same time, the fairly active acquisition market for New York thrifts may imply a certain degree of acquisition speculation for the Bank's stock. To the extent that acquisition speculation may impact the Bank's offering, we have largely taken this into account in selecting companies which operate in the same market.

                 Taking these factors and trends into account, primarily recent trends in the new issue market, market conditions overall and recent trends in the acquisition market, RP Financial concluded that no adjustment was appropriate in the valuation analysis for purposes of marketing of the issue.


8.       Management

         The Bank's management team appears to have experience and expertise in all of the key areas of the Bank's operations, although we note that it is unusual that there is no separate Chief Financial Officer. Exhibit IV-5 provides summary resumes of the Bank's Board of Directors and executive management. The financial characteristics and growth of the Bank suggest that the Bank is being effectively managed and there appears to be a well-defined organizational structure. While the Bank has no apparent executive/senior management vacancies, other than noted above, the executive/senior management team is generally staffed with individuals approaching retirement age. In order to ensure smooth succession, the Bank has commenced a search program to employ and train executive/senior management as successors in the event of planned or unexpected vacancy, a factor expected to put upward pressure on operating expenses. The location in a large

RP Financial, LC.
Page 4.18


metropolitan area and the compensation and benefits available through the stock structure should facilitate the Bank's ability to attract qualified candidates.

         The returns, capital positions, and other operating measures of the Peer Group companies are indicative of well-managed financial institutions, which also have generally seasoned Boards and management teams.

         On balance, we concluded that a slight downward valuation adjustment relative to the Peer Group was appropriate for this factor.


9.       Effect of Government Regulation and Regulatory Reform

         A portion of the Bank's deposits and several of the Peer Group companies were impacted by the recently enacted SAIF rescue legislation, leading to a special assessment during 1996 and a reduced deposit insurance premium structure beginning in 1997. It appears there are no significant differences between the Bank and the Peer Group from a regulatory perspective, and several of the Peer Group members operate under the same regulatory scheme as the Bank. On balance, no adjustment to the Bank's value was warranted for this factor.


Summary of Adjustments

         Overall, we believe the Bank's pro forma market value should be discounted relative to the Peer Group as follows.

         Key Valuation Parameters                                                Valuation Adjustment
         ------------------------                                                --------------------
         Financial Condition                                                    Slight Downward
         Profitability, Growth and Viability of Earnings                        Moderate Downward
         Asset Growth                                                           No Adjustment
         Primary Market Area                                                    No Adjustment
         Dividends                                                              No Adjustment
         Liquidity of the Shares                                                No Adjustment
         Marketing of the Issue                                                 No Adjustment
         Management                                                             Slight Downward
         Effect of Government Regulations and Regulatory Reform                 No Adjustment

RP Financial, LC.
Page 4.19


Valuation Approaches

         In applying the accepted valuation methodology promulgated by the regulatory agencies, i.e., the pro forma market value approach, we considered the three key pricing ratios in valuing the Bank's to-be-issued stock -- price/earnings ("P/E"), price/book ("P/B"), and price/assets ("P/A") -- all performed on a pro forma basis including the effects of the conversion proceeds. In computing the pro forma impact of the conversion and the related pricing ratios, we have incorporated the valuation parameters disclosed in the Bank's prospectus for offering expenses, reinvestment rate, the effective tax rate, stock benefit plans and contribution to the charitable foundation (summarized in Exhibits IV-6 and IV-7). Each of these assumptions are described more fully below.

         - Conversion Expenses. The Bank has estimated its fixed and variable conversion expenses over the range of value incorporating the appraised value determined herein, based on the financial arrangements with the various third parties engaged by the Bank to assist in completing the conversion transaction.

         - Effective Tax Rate. The Bank, in consultation with its outside auditors, has determined the marginal effective tax rate on the net reinvestment benefit of the conversion proceeds to be 47 percent based on the statutory Federal, state and city income tax rates.

         - Reinvestment Rate. The pro forma section in the draft prospectus incorporates a 6.00 percent reinvestment rate, equivalent to yield on the one-year Treasury bill as of March 31, 1997, the rate utilized herein. The reinvestment rate calculation specified in the OTS's conversion regulations, equivalent to the arithmetic average of the yield on interest-earning assets and cost of deposits for the most recent fiscal year, indicates a reinvestment rate of 5.82 percent. This calculated rate is reasonably similar to: (1) the current market rate on short- to intermediate-term securities (i.e., 1 to 5 year Treasury yields as of the valuation date ranged from 5.70 to 6.26 percent, respectively); and (2) the 5.89 percent blended reinvestment rate in the first 12 months of the business plan post-conversion, reflecting the current anticipated use of conversion proceeds, incorporating a flat rate interest rate scenario and the estimated impact of deposit withdrawals to fund purchases equal to 20 percent of the stock issued in the conversion.

         - Stock Benefit Plans. The assumptions for the stock benefit plans, i.e., the Employee Stock Ownership Plan ("ESOP") and Recognition Plan ("Recognition Plan"), are consistent with the structure as approved by the Bank's Board and the disclosure in the pro forma section of the prospectus. Specifically, the ESOP is assumed to purchase 8 percent of the stock in conversion at the initial public

RP Financial, LC.
Page 4.20


              offering price, with the Holding Company funded ESOP loan amortized on a straight-line basis over 20 years. The Recognition Plan is assumed to purchase 4 percent of the stock in the aftermarket at a price equivalent to the initial public offering price (we also considered the impact of the issuance of Recognition Plan shares from authorized but unissued shares at a price equivalent to the initial public offering price), with the Recognition Plan cost expensed on a straight line basis in conjunction with the 5 year vesting schedule.

         - Contribution to Charitable Foundation. Immediately upon completion of the stock conversion, consistent with the Plan of Conversion, ICBC will contribute authorized but unissued shares, equal to 8 percent of the shares issued in conversion, to a charitable foundation.

         - Consolidation of MHC Assets with Bank Assets. Concurrent with the conversion transaction $0.108 million assets and $0.093 million of equity held by the MHC will be consolidated with the Bank. The method of accounting for the MHC assets in the valuation is consistent with the methodology and formula promulgated by the FDIC. Since the MHC assets in the instant case are nominal, the valuation impact is likewise nominal.

         RP Financial's valuation considered each of the valuation approaches promulgated in the regulatory valuation guidelines, as described more fully below.

         - P/E Approach. The P/E approach is generally regarded as the best indicator of long-term value for a stock. Given the traditional thrift operating strategies employed by the Bank and the Peer Group, which provided a certain degree of financial comparability between the Bank and the Peer Group, the P/E approach was carefully considered in this valuation. At the same time, since reported earnings for both the Bank and the Peer Group included certain unusual items, we also made adjustments to earnings to arrive at a core earnings estimate and the resulting price/core earnings ratio.

         - P/B Approach. P/B ratios have generally served as a useful benchmark in the valuation of thrift stocks, with the greater determinant of long term value being earnings. RP Financial considered the P/B approach to be a reliable indicator of value given current market conditions, particularly the market for new conversions which often exhibit P/E multiples that are well above industry averages and since the P/E multiples do not reflect the actual impact of reinvestment, leveraging and capital management strategies. We have also modified the P/B approach to exclude the impact of intangible assets (i.e., price/tangible book value or "P/TB"), in that the investment community frequently makes this adjustment in its evaluation of the stock price level.

RP Financial, LC.
Page 4.21


       - P/A Approach. P/A ratios are generally a less reliable indicator of market value. Investors do not place significant weight on simply the size of total assets as a determinant of market value without making risk adjustments. Investors generally place significantly greater weight on book value and earnings, which are more meaningful indicators of value than total assets. Furthermore, this approach as set forth in the regulatory valuation guidelines does not take into account the amount of stock purchases funded by deposit withdrawals, thus understating the pro forma P/A ratio. At the same time, the P/A ratio is an indicator of franchise value, and, in the case of highly capitalized institutions, the high P/A ratios may limit the investment community's willingness to pay market multiples for earnings or book value when ROE is expected to be low.

         Based on the application of the three valuation approaches, taking into consideration the valuation adjustments discussed above, and placing the greatest weight on the earnings and book approaches, RP Financial concluded that the pro forma market value of the Bank's conversion stock is $475 million at the midpoint at this time.

         1. Price-to-Book ("P/B"). The application of the P/B valuation method requires calculating the Bank's pro forma market value by applying a valuation P/B ratio, derived from the Peer Group's P/B ratio, to the Bank's pro forma book value. In applying the P/B approach, we considered both reported book value and tangible book value. Based on the $475 million midpoint valuation, the Bank's pro forma P/B and P/TB ratios were 67.73 and 74.13 percent, respectively. In comparison to the median P/B and P/TB ratios for the Peer Group of 153.77 percent and 167.52 percent, respectively, the Bank's ratios were discounted by 55.95 and 55.75 percent. RP Financial considered such discounts to be reasonable in light of the previously referenced valuation adjustments, lower pro forma core ROE and resulting pricing ratios under the earnings and assets approaches.

         2. Price-to-Earnings ("P/E"). The application of the P/E valuation method requires calculating the Bank's pro forma market value by applying a valuation P/E multiple, derived from the Peer Group's P/E multiple, times the pro forma earnings base. In applying this technique, we considered both reported earnings and a recurring earnings base, that is, earnings adjusted to exclude any one-time non-operating and extraordinary items, plus the estimated after-tax earnings benefit from reinvestment of net conversion proceeds. The Bank's reported earnings were $17.180 million for the fiscal year ended March 31, 1997. In deriving the Bank's core earnings, the following adjustments were made to reported pre-tax earnings for fiscal 1997 to account for the one-time expense: the special SAIF assessment ($8.553 million), the net loss on sale of

RP Financial, LC.
Page 4.22


securities ($3.347 million) and the loss on the sale of a branch ($1.778 million, reflected in other income). On a tax effected basis, based on the Bank's fiscal 1997 effective tax rate of 38.45 percent, adjusted earnings approximated $25.599 million. Similar types of adjustments were applied to the Peer Group in the calculation of their core earnings (Note: see Exhibit IV-8).

         Based on the Bank's reported and estimated core earnings, and incorporating the impact of the pro forma assumptions discussed previously, the Bank's pro forma reported and core P/E multiples at the $475 million midpoint value were 18.04 and 13.67 times, respectively, which provided for discounts of
1.69 and 14.62 percent relative to the Peer Group's median reported and core earnings multiples of 18.35 and 16.01 times, respectively. The Bank's pro forma core P/E exceeds the Peer Group median at the supermaximum of the range. Such adjustments reflect the valuation adjustments outlined previously and the pricing ratios under the book and assets approaches. We also considered the intangibles amortization in examining the pricing ratios, as well as the Bank's recent portfolio restructuring and cost of ongoing data processing conversion. RP Financial also considered the impact of SOP 93-6 in examining the P/E ratios.

         3. Price-to-Assets ("P/A"). The P/A valuation methodology determines market value by applying a valuation P/A ratio to the Bank's pro forma asset base, conservatively assuming no deposit withdrawals are made to fund stock purchases. In all likelihood there will be deposit withdrawals, which results in understating the pro forma P/A ratio which is computed herein. At the midpoint of the valuation range, the Bank's value equaled 11.51 percent of pro forma assets, compared to the Peer Group median P/A ratio of 13.75 percent, which implies a 16.29 percent discount being applied to the Bank's pro forma P/A ratio. The Bank's pro forma P/A ratio exceeded the Peer Group median at the supermaximum of the range. While generally emphasized less than the P/E and P/B approaches, the P/A ratio is an indicator of franchise value and, thus, was considered in the valuation conclusion.

RP Financial, LC.
Page 4.23


Comparison to Recent Conversions

         As indicated at the beginning of this chapter, RP Financial's analysis of recent conversion pricing characteristics at conversion (excluding second step conversions) and in the aftermarket has been limited to a "technical" analysis and, thus, the pricing characteristics of recent conversions is not the primary determinate of value herein. Particular focus was placed on the P/B approach in this analysis since the P/E multiples do not reflect the actual impact of reinvestment and the source of the conversion funds (i.e., external funds vs. deposit withdrawals). The recent conversions on average closed their offerings at their supermaximum levels given the oversubscribed nature of their offerings and prevailing market conditions at closing, indicating an average price/tangible book ratio of 70.8 percent. On average, the prices of recent conversions appreciated by 26 percent. In comparison, the Bank's P/TB ratio at the appraised midpoint reflects a premium relative to the closing ratios, but a discount to the aftermarket ratios. The closing and aftermarket P/TB ratios are not directly comparable in that the closing ratio reflects the pro forma impact of conversion on equity whereas the aftermarket ratio reflects only price (with no further impact on equity capital).


Valuation Conclusion

         It is our opinion that, as of June 20, 1997, the estimated aggregate pro forma market value of the shares to be issued immediately following the conversion was $475 million. Based on this valuation, the Trustees and Directors of the Company and the Bank have established the Initial Purchase Price and the number of shares of Conversion Stock to be offered, including the range of value. Accordingly, the Boards have established a range of value of 15 percent above and below the appraised value of $475 million (or "midpoint"), indicating a minimum value of $403.75 million and a maximum value of $546.25 million. Based on the $10.00 per share offering price determined by the Boards, this valuation range equates to an offering of 40.375 million shares at the minimum to 54.625 million shares at the maximum, and 47.5 million shares at the midpoint. In the event that the appraised value is subject to an increase, up to 62,818,750 shares may be sold at an issue price of $10.00 per share, for an aggregate market value of $628,187,500, without a resolicitation.

RP Financial, LC.
Page 4.24


         Based on this valuation range, incorporating the 8 percent shares issued to Foundation following consummation of the offering, the offering range is as follows: $373,842,590 at the minimum, $439,814,810 at the midpoint, $505,787,040 at the maximum and $581,655,090 at the supermaximum. Based on a $10.00 per share offering price, the number of offering shares is as follows:
37,384,259 at the minimum, 43,981,481 at the midpoint, 50,578,704 at the maximum and 58,165,509 at the supermaximum.

         The comparative pro forma valuation ratios relative to the Peer Group are shown in Table 4.3, and the key valuation assumptions are detailed in
Exhibit IV-6. The pro forma calculations for the range are detailed in Exhibit IV-7, and pro forma regulatory capital levels are presented in Exhibit IV-9.

RP FINANCIAL, LC.
--------------------------------------
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia  22209
(703) 528-1700                    Table 4.3
                            Public Market Pricing
             Independence SB of Brooklyn NY and the Cornparables
                             As or June 20, 1997

                                                   Market         Per Share Data
                                               Capitalization     --------------
                                               --------------      Core      Book                    Pricing Ratios(3)
                                              Price/   Market     12-Mth    Value/     --------------------------------------------
                                             Share(1)   Value     EPS(2)    Share       P/E       P/B       P/A     P/TB     P/CORE
                                             --------  ------     ------    ------      ---       ---       ---     ----     ------
                                               ($)     ($Mil)       ($)      ($)        (X)       (%)       (%)      (%)      (X)
Independence SB of Brooklyn NY
------------------------------
 Superrange                                    10.00    628.19      0.47     13.20     21.42     75.75     14.77    81.71     16.64
 Range Maximum                                 10.00    546.25      0.51     13.93     19.71     71.79     13.05    78.00     15.12
 Range Midpoint                                10.00    475.00      0.55     14.76     18.04     67.73     11.51    74.13     13.67
 Range Minimum                                 10.00    403.75      0.62     15.89     16.20     62.91      9.93    69.46     12.11

All Public Companies                           20.91    169.19      1.18     15.55     19.40    133.98     16.10   137.26     17.77

All Non-MHC State of NY(7)
---------------------------
 Averages                                      25.51    418.66      1.38     17.71     20.47    136.77     16.48   145.15     18.16
 Medians                                         ---       ---       ---       ---     21.80    125.40     14.35   134.92     17.82

Comparable Group Averages
--------------------------
 Averages                                      29.27    287.92      1.87     18.62     18.50    157.64     17.71   170.82     17.10
 Medians                                         ---       ---       ---       ---     18.35    153.77     13.75   167.52     16.01

State of NY
------------

AFED  AFSALA Bancorp, Inc. of NY               14.75     21.46      0.55     14.49       NM     101.79     14.10   101.79     26.82
ALBK  ALBANK Fin. Corp. of Albany NY           39.81    510.32      2.71     25.10     18.35    158.61     14.60   182.87     14.69
ALBC  Albion Banc Corp. of Albion NY           22.00      5.50      0.93     23.62       NM      93.14      8.29    93.14     23.66
AHCI  Ambanc Holding Co., Inc. of NY           16.00     70.27     -0.65     13.85       NM     115.52     14.70   115.52       NM
ASFC  Astoria FInancial Corp. of NY            45.62    969.11      2.62     27.51     25.77    165.83     12.60   199.30     17.41
CNY   Carver Bancorp, Inc. of NY               12.25     28.35     -0.05     14.76       NM      82.99      6.69    86.69       NM
CATB  Catskill Fin. Corp. of NY                15.50     77.92      0.85     14.70     18.45    105.44     28.45   105.44     18.24
DME   Dime Bancorp, Inc. of NY                 19.00   1999.92      1.34     10.01     18.10    189.81     10.83   191.53     14.18
DIME  Dime Community Bancorp of NY             19.12    250.97      0.97     14.53     21.gB    131.59     20.28   153.33     19.71
FIBC  Financial Bancorp, Inc. of NY            17.27     30.15      1.42     14.98     22.40    115.15     11.20   115.69     12.15
FFIC  Flushing Fin. Corp. of NY                19.82    160.71      0.89     16.06     23.10    123.72     19.81   123.72     22.33
GPT   GreenPoint Fin. Corp. of NY              66.37   3111.96      2.82     30.56     21.48    217.18     23.47      NM      23.54
HAVN  Haven Bancorp of Woodhaven NY            37.00    160.21      3.32     23.13     16.23    159.97      9.27   160.59     11.14
JSBF  JSB Financial, Inc. of NY                43.87    431.24      2.62     34.52     15.89    127.09     28.17   127.09     16.74
LISB  Long Island Bancorp, Inc of NY           36.12    875.12      1.64     21.62     26.17    167.07     15.05   168.71     22.02
MBB   MSB Bancorp of Middletown NY             19.25     54.61      0.62     20.57       NM      93.58      6.65   214.13       NM
NYB   New York Bancorp, Inc. of NY             34.75    569.24      2.82      9.81     14.54       NM      17.93     NM       12.32
PEEK  Peekskill Fin. Corp. of NY               15.00     48.05      0.81     14.58     23.81    102.88     26.31   102.88     18.52
PKPS  Poughkeepsie Fin. Corp. of NY             6.94     87.41      0.32      5.75       NM     120.70     10.15   120.70     21.69
PSBK  Progressive Bank, Inc. of NY             29.62    113.30      2.50     19.17     11.94    154.51     12.91   174.44     11.85
QCSB  Queens County Bancorp of NY              46.12    513.64      2.07     18.47     22.50    249.70     37.40   249.70     22.28
RCSB  RCSB FInancial, Inc. of NY(7)            45.25    670.42      2.60     21.36     17.27    211.84     16.63   217.34     17.40
RELY  Reliance Bancorp, Inc. of NY             26.87    237.02      1.76     17.56     23.16    153.02     12.30   218.28     15.27
RSLN  Roslyn Bancorp, Inc. of NY               20.00    872.84      0.93     14.08       NM     142.05     30.63   142.76     21.51

                                                 Dividends(4)                            Financial Characteristics(6)
                                         --------------------------   -------------------------------------------------------------
                                                                                                      Reported           Core
                                         Amount             Payout     Total   Equity/     NPAs/    -------------    --------------
                                         Share    Yield    Ratio(5)   Assets   Assets     Assets     ROA     ROE      ROA      ROE
                                         ------   -----    --------   ------   ------     ------    -----   -----    -----    -----
                                           ($)     (%)       (%)      ($Mil)     (%)       (%)       (%)     (%)      (%)      (%)
Independence SB of Brooklyn NY
------------------------------
 Superrange                               0.00      0.00      0.00     4,254     19.50     0.45     0.69     3.54     0.89     4.55
 Range Maximum                            0.00      0.00      0.00     4,185     18.18     0.46     0.66     3.64     0.86     4.75
 Range Midpoint                           0.00      0.00      0.00     4,126     17.00     0.47     0.64     3.75     0.84     4.95
 Range Minimum                            0.00      0.00      0.00     4,066     15.78     0.47     0.61     3.88     0.82     5.20

All Public Companies                      0.39      1.85     28.86     1,281     12.70     0.83     0.67     6.05     0.87     7.84

All Non-MHC State of NY(7)
---------------------------
 Averages                                 0.44      1.68     29.16     2,570     12.14     1.17     0.67     6.31     0.86     8.07
 Medians                                   ---       ---       ---       ---       ---      ---      ---      ---      ---      ---

Comparable Group Averages
--------------------------
 Averages                                 0.58      1.85     30.64     1,725     11.45     1.08     0.96     8.73     1.06     9.95
 Medians                                   ---       ---       ---       ---       ---      ---      ---      ---      ---      ---

State of NY
------------

AFED  AFSALA Bancorp, Inc. of NY          0.16      1.08     29.09       152     13.85      NA      0.24     2.52     0.57     6.04
ALBK  ALBANK Fin. Corp. of Albany NY      0.60      1.51     22.14     3,496      9.20     0.92     0.81     8.74     1.01    10.91
ALBC  Albion Banc Corp. of Albion NY      0.31      1.41     33.33        66      8.90      NA      0.09     0.93     0.38     3.93
AHCI  Ambanc Holding Co., Inc. of NY      0.00      0.00       NM        478     12.72     1.06    -0.62    -4.16    -0.62    -4.16
ASFC  Astoria FInancial Corp. of NY       0.60      1.32     22.90     7,689      7.60     0.52     0.52     6.54     0.77     9.68
CNY   Carver Bancorp, Inc. of NY          0.20      1.63       NM        424      8.06     1.53    -0.47    -5.07    -0.03    -0.33
CATB  Catskill Fin. Corp. of NY           0.28      1.81     32.94       274     26.98     0.50     1.42     6.14     1.44     6.22
DME   Dime Bancorp, Inc. of NY            0.00      0.00      0.00    18,465      5.71     2.36     0.58    10.88     0.73    13.89
DIME  Dime Community Bancorp of NY        0.18      0.94     18.56     1,237     15.41     0.82     0.93     6.19     1.03     6.90
FIBC  Financial Bancorp, Inc. of NY       0.40      2.32     28.17       269      9.73     2.77     0.51     5.14     0.95     9.49
FFIC  Flushing Fin. Corp. of NY           0.24      1.21     26.97       811     16.01     0.27     0.90     5.16     0.93     5.34
GPT   GreenPoint Fin. Corp. of NY         1.00      1.51     35.46    13,261     10.81     2.84     1.06     9.91     0.96     9.05
HAVN  Haven Bancorp of Woodhaven NY       0.60      1.62     18.07     1,728      5.80     0.78     0.62    10.26     0.91    14.94
JSBF  JSB Financial, Inc. of NY           1.40      3.19     53.44     1,531     22.17     1.08     1.78     8.11     1.69     7.69
LISB  Long Island Bancorp, Inc of NY      0.60      1.66     36.59     5,814      9.01     1.04     0.62     6.41     0.74     7.62
MBB   MSB Bancorp of Middletown NY        0.60      3.12       NM        821      7.11     0.70     0.22     2.99     0.23     3.09
NYB   New York Bancorp, Inc. of NY        0.60      1.73     21.28     3,175      5.06     1.29     1.31    24.82     1.55    29.28
PEEK  Peekskill Fin. Corp. of NY          0.36      2.40     44.44       183     25.57     1.23     1.07     3.74     1.38     4.81
PKPS  Poughkeepsie Fin. Corp. of NY       0.10      1.44     31.25       861      8.41     4.21     0.21     2.47     0.47     5.65
PSBK  Progressive Bank, Inc. of NY        0.68      2.30     27.20       878      8.35     0.84     1.10    13.18     1.11    13.28
QCSB  Queens County Bancorp of NY         0.80      1.73     38.65     1,373     14.98     0.75     1.72    10.84     1.74    1O.94
RCSB  RCSB FInancial, Inc. of NY(7)       0.60      1.33     23.08     4,032      7.85     0.79     O.96    12.27     0.96    12.17
RELY  Reliance Bancorp, Inc. of NY        0.64      2.38     36.36     1,927      8.04     0.75     0.56     6.66     0.85    10.11
RSLN  Roslyn Bancorp, Inc. of NY          0.20      1.00     21.51     2,849     21.57     0.31     0.35     1.63     1.42     6.61

RP FINANCIAL, LC.
---------------------------------------
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia  22209
(703) 528-1700

                                  Table 4.3
                            Public Market Pricing
             Independence SB of Brooklyn NY and the Comparables
                             As of June 20, 1997




                                                   Market         Per Share Data
                                               Capitalization     --------------
                                               --------------      Core      Book                    Pricing Ratios(3)
                                              Price/   Market     12-Mth    Value/     ------------------------------------------
                                             Share(1)   Value     EPS(2)    Share      P/E      P/B        P/A    P/TB     P/CORE
                                             --------  ------     ------    ------     ---      ---        ---    ----     ------
                                               ($)     ($Mil)       ($)      ($)       (X)      (%)        (%)     (%)      (X)
SFED  SFS Bancorp of Schenectady NY           16.50     20.97      1.08     17.26     27.50     95.60     12.42    95.60    15.28
ROSE  T R Financial Corp. of NY               23.50    4l4.35      1.54     11.90     13.35    197.48     12.17   197.48    15.26
TPNZ  Tappan Zee Fin., Inc. of NY             16.50     25.31      0.50     13.86        NM    119.05     21.68   119.05       NM
ESBK  The Elmira SB FSB of Elmira NY          19.25     13.59      O.85     19.87     21.63     96.88      6.10   101.21    22.65
GRTR  The Greater New York SB of NY(7)        21.25    290.66      0.74     11.78     24.71    180.39     11.31   180.39    28.72
YFCB  Yonkers Fin. Corp. of NY                15.37     48.88      0.92     13.68     22.94    112.35     17.19   112.35    16.71

Comparable Group
----------------

ALBK  ALBANK Fin. Corp. of Albany NY          39.81    510.32      2.71     25.10     18.35    158.61     14.60   182.87    14.69
DIME  Dime Community Bancorp of NY            19.12    250.97      0.97     14.53     21.98    131.59     20.28   153.33    19.71
FFIC  Flushing Fin. Corp. of NY               19.87    160.71      0.89     16.06     23.10    123.72     19.81   123.72    22.33
HAVN  Haven Bancorp of Woodhaven NY           37.00    160.21      3.32     23.13     16.23    159.97      9.27   160.59    11.14
JSBF  JSB Financial, Inc. of NY               43.87    431.24      2.62     34.52     15.89    127.09     28.17   127.09    16.74
PKPS  Poughkeepsie Fin. Corp. of NY            6.94     87.41      0.32      5.75        NM    120.70     10.15   120.70    21.69
PSBK  Progressive Bank, Inc. of NY            29.62    113.30      2.50     19.17     11.94    154.51     12.91   174.44    11.85
QCSB  Queens County Bancorp of NY             46.12    513.64      2.07     18.47     22.50    249.70     37.40   249.70    22.28
RELY  Reliance Bancorp, Inc. of NY            26.87    237.07      1.76     17.56     23.16    153.02     12.30   218.28    15.27
ROSE  T R Financial Corp. of NY               23.50    414.35      1.54     11.90     13.35    197.48     12.17   197.48    15.26

                                                 Dividends(4)                            Financial Characteristics(6)
                                         --------------------------   ------------------------------------------------------------
                                                                                                      Reported          Core
                                         Amount/            Payout     Total   Equity/     NPAs/    -------------   --------------
                                         Share    Yield    Ratio(5)   Assets   Assets     Assets     ROA     ROE     ROA      ROE
                                         ------   -----    --------   ------   ------     ------    -----   -----   -----    -----
                                           ($)     (%)       (%)      ($Mil)     (%)       (%)       (%)     (%)     (%)      (%)
SFED  SFS Bancorp of Schenectady NY       O.28     1.70     25.93       169     12.99      0.69     0.46     3.46    0.83     6.22
ROSE  T R Financial Corp. of NY           0.52     2.21     33.77     3,404      6.16      0.40     0.98    15.66    0.85    13.70
TPNZ  Tappan Zee Fin., Inc. of NY         0.20     1.21     40.00       117     18.22        NA     0.71     3.80    0.66     3.52
ESBK  The Elmira SB FSB of Elmira NY      0.64     3.32        NM       223      6.30      0.83     0.28     4.48    0.27     4.28
GRTR  The Greater New York SB of NY(7)    0.20     0.94     27.03     2,571      6.27      7.49     0.46     7.67    0.40     6.60
YFCB  Yonkers Fin. Corp. of NY            0.20     1.30     21.74       284     15.30      0.73     0.84     5.28    1.16     7.25

Comparable Group
----------------

ALBK  ALBANK Fin. Corp. of Albany NY      0.60     1.51     22.14     3,496      9.20      0.92     0.81     8.74    1.01    10.91
DIME  Dime Community Bancorp of NY        0.18     0.94     18.56     1,237     15.41      0.82     0.93     6.19    1.03     6.90
FFIC  Flushing Fin. Corp. of NY           0.24     1.21     26.97       811     16.01      0.27     0.90     5.16    0.93     5.34
HAVN  Haven Bancorp of Woodhaven NY       0.60     1.62     18.07     1,728      5.80      0.78     0.62    10.26    0.91    14.94
JSBF  JSB Financial, Inc. of NY           1.40     3.19     53.44     1,531     22.17      1.08     1.78     8.11    1.69     7.69
PKPS  Poughkeepsie Fin. Corp. of NY       0.10     1.44     31.25       861      8.41      4.21     0.21     2.47    0.47     5.65
PSBK  Progressive Bank, Inc. of NY        0.68     2.30     27.20       878      8.35      0.84     1.10    13.18    1.11    13.28
QCSB  Queens County Bancorp of NY         0.80     1.73     38.65     1,373     14.98      0.75     1.72    10.84    1.74    10.94
RELY  Reliance Bancorp, Inc. of NY        0.64     2.38     36.36     1,927      8.04      0.75     0.56     6.66    0.85    10.11
ROSE  T R Financial Corp. of NY           0.52     2.21     33.77     3,404      6.16      0.40     0.98    15.66    0.85    13.70


(1)    Average of high/low or bid/ask price per share.
(2) EPS (core basis) is based on actual trailing twelve month data, adjusted to omit the impact of non-operating items (including the SAIF assessment) on a tax effected basis, and is shown on a pro forma basis where appropriate.
(3)    P/E = Price to Earnings; P/B = Price to Book; P/A = Price to Assets;
       P/TB = Price to Tangible Book; and P/CORE = Price to Core Earnings.
(4) Indicated twelve month dividend, based on last quarterly dividend declared.
(5) Indicated twelve month dividend as a percent of trailing twelve month estimated core earnings.
(6) ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing twelve month common earnings and average common equity and total asset balances.
(7) Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source: Corporate reports, offering circulars, and RP Financial, Inc. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 1997 by RP Financial, LC.

                                    EXHIBITS

RP Financial, LC.

                                LIST OF EXHIBITS

Exhibit
 Number              Description


   I-1        Map of Office Locations

   I-2        Independence Savings Bank's Audited Financial Statements

   I-3        Key Operating Ratios

   I-4        Investment Portfolio Composition

   I-5        Yields and Costs

   I-6        Allowance for Loan Losses Activity

   I-7        Gap Analysis

   I-8        Loan Maturity Schedule

   I-9        Loan Portfolio Composition

  I-10        Loan Originations, Purchases, and Sales

  I-11        Non-Performing Assets

  I-12        Time Deposit Rate/Maturity

  I-13        Borrowings




  II-1        List of Branch Offices

  II-2        Historical Interest Rates

  II-3        A.  Demographic Reports for Nation, State, MSA, County and Zip
                  Codes

              B.  Personal Income by Major Source and Earnings by Industry

              C.  Full-Time and Part-Time Employees by Major Industry

              D.  Regional Economic Profile

RP Financial, LC.

                                LIST OF EXHIBITS
                                   (CONTINUED)

Exhibit
 Number                 Description


 III-1          General Characteristics of Publicly-Traded Institutions

 III-2          Financial Analysis of New York Institutions

 III-3          Financial Analysis of Peer Group Candidates

 III-4          Peer Group Market Area Comparative Analysis




 IV-1           Stock Prices:  June 20, 1997

 IV-2           Historical Stock Price Indices

 IV-3           Historical Thrift Stock Indices

 IV-4           Market Area Acquisition Activity

 IV-5           Directors and Senior Management Summary Resumes

 IV-6           Pro Forma Analysis Sheet

 IV-7           Pro Forma Effect of Conversion Proceeds

 IV-8           Peer Group Core Earnings Analysis

 IV-9           Pro Forma Regulatory Capital Ratios




  V-1           Firm Qualifications Statement

                                   EXHIBIT I-1

                            Independence Savings Bank
                             Map of Office Locations

                   [INDEPENDENCE SAVINGS BANK MARKET AREA MAP]

                                   EXHIBIT I-2

                            Independence Savings Bank
                          Audited Financial Statements


                           [Incorporated by Reference]

                                   EXHIBIT I-3

                            Independence Savings Bank
                              Key Operating Ratios

                                  Exhibit I-3

                           Independence Savings Bank

                              Key Operating Ratios

                                                                  At or For the Year Ended March 31,
                                                ----------------------------------------------------------------------
                                                 1997           1996            1995            1994            1993
                                                ----------------------------------------------------------------------
PERFORMANCE RATIOS:(4)
  Return on assets(2)                            0.46%           1.27%           1.37%           1.71%           1.36%
  Return on equity(2)                            5.69           13.13           14.81           21.80           19.23
  Interest-earning assets to interest-
    bearing liabilities                          1.06            1.09            1.10            1.08            1.07
  Interest rate spread(5)                        3.09            3.39            4.18            4.13            4.00
  Net interest margin(5)                         3.32            3.77            4.52            4.38            4.27
  Noninterest expenses, exclusive of
    amortization of intangible assets, to
    total assets(2)                              1.99            1.77            1.83            1.67            1.64
  Efficiency ratio(6)                           53.82           45.58           39.79           37.12           37.44
ASSET QUALITY RATIOS:
  Non-performing loans as a percent of
    total loans                                   .73            1.24             .77             .79            1.06
  Non-performing assets to total assets
    at end of period(7)                          0.51            0.78            0.67            0.61            0.85
  Allowance for loan losses to
    nonperforming loans at end of period       144.92           70.55           75.01           64.92           40.83
  Allowance for loan losses to total loans
    at end of period                             1.06            0.87            0.58            0.51            0.43

CAPITAL AND OTHER RATIOS(4):
  Equity to assets at end of period              8.28            7.49            9.89            8.66            7.46
  Leverage capital                               6.83            6.13            9.54            8.52            7.31
  Tangible equity to risk-weighted assets
    at end of period                            10.05            9.82           13.76           13.85           12.57
  Total capital to risk-weighted assets at
    end of period                               11.15           10.82           14.43           14.41           13.05

NUMBER OF FULL SERVICE OFFICES(8)                  32              33              21              20              20

------------------------

(1) Represents the excess of cost over fair value of net assets acquired which consists of goodwill and other intangibles which amounted to $23.7 million and $36.8 million at March 31, 1997, respectively. See "Management's Discussion and Analysis of Financial Condition and Results of Operation -- Recent Acquisitions."

(2) At and for the year ended March 31, 1997, reflects the effects of a special one-time assessment imposed on institutions which had deposits insured by the Savings Association Insurance Fund ("SAIF"). The Bank, as a result of the various acquisitions it has completed, is deemed to have SAIF deposits. As a consequence, during fiscal 1997, it paid
        $8.6 million in satisfaction of the special assessment. Had this amount not been paid, for the year ended March 31, 1997, the Bank's returns on assets and equity would have been .61% and 7.44%, respectively, and the Bank's ratio of noninterest expenses, exclusive of amortization of intangible assets, to total assets would have been 1.76%.

(3) Reflects adoption of Statements of Financial Accounting Standards ("SFAS") No. 109.

(4) With the exception of end of period ratios and the efficiency ratio, all ratios are based on average daily balances during the respective periods.

(5) Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities; net interest margin represents net interest income as a percentage of average interest-earning assets.

(6) Reflects adjusted operating expenses (net of amortization of intangibles and the special Savings Association Insurance Fund ("SAIF") assessment) as a percent of the aggregate of net interest income and adjusted non-interest income (net of gains and losses on the sales of loans and securities).

(7) Non-performing assets consist of non-accrual loans, loans past due 90 days or more as to interest and accruing and other real estate acquired through foreclosure or by deed-in-lieu thereof.

(8)     In April 1997, the Bank acquired a branch office in Astoria, New York.

                                   EXHIBIT I-4

                            Independence Savings Bank
                        Investment Portfolio Composition

                                  Exhibit I-4
                           Independence Savings Bank
                        Investment Portfolio Composition


                                                                        At March 31,
                                      ---------------------------------------------------------------------------------
                                               1997                         1996                          1995
                                      ----------------------       -----------------------        ---------------------
                                      Amortized      Market        Amortized       Market         Amortized       Market
                                         Cost         Value           Cost          Value            Cost          Value
                                      ---------    ---------       ----------    ----------       ---------     ---------
                                                                       (In Thousands)
Held to maturity:
  Investment securities:
  U.S. Government and federal
    agency obligations                $     --     $     --        $   38,890    $   38,803       $ 22,580      $ 21,718
  Corporate securities                      --           --                                          3,339         3,177
  Municipal securities                      --           --             1,105         1,128          1,106         1,127
  Other                                     --           --                --            --          2,402         2,441
Mortgage-backed and mortgage-
related securities:
  FNMA                                      --           --             5,492         5,486          6,463         6,322
  GNMA                                      --           --            98,303        99,859        108,352       108,042
  FHLMC                                     --           --            16,907        16,353         78,521        74,835
  CMOs                                      --           --                --            --        112,209       108,187
                                      ---------    ---------       ----------    ----------       --------      --------
Total                                 $     --     $     --        $  160,697    $  161,629       $334,972      $325,849
                                      =========    =========       ==========    ==========       ========      ========
Available for sale:
  Investment securities:
    U.S. Government and federal
      agency obligations              $345,229     $345,144        $  670,224    $  669,281       $  7,433      $  7,468
    Corporate securities                   363          358             3,220         3,685          5,000         5,000
    Municipal securities                 1,104        1,104                --            --             --            --
    Stocks:
      Preferred                            281          280               450           455         19,500        19,500
      Common                            10,333       10,601            10,288        10,417         22,991        29,850
    Mortgage-related securities:
      FNMA                               7,319        7,175             3,108         3,091             --            --
      GNMA                              79,684       80,757                --            --             --            --
      FHLMC                             18,780       18,594            60,493        59,819             --            --
      CMOs                              84,761       84,453           334,664       332,411             --            --
                                      --------     --------        ----------    ----------        --------      --------
    Total                             $547,854     $548,466        $1,082,447    $1,079,149        $ 54,924      $ 61,818
                                      ========     ========        ==========    ==========        ========      ========


                                   EXHIBIT I-5

                            Independence Savings Bank
                                Yields and Costs

                                  Exhibit I-5
                           Independence Savings Bank
                                Yields and Costs


                                       At March 31,                               Year Ended March 31,
                                           1997         ---------------------------------------------------------------------------
                                       ------------                     1997                                    1996
                                                        ----------------------------------   -------------------------------------
                                                                                   Average                               Average
                                           Yield/         Average                   Yield/     Average                   Yield/
                                            Cost          Balance      Interest      Cost      Balance      Interest     Cost
                                            ----          -------      --------      ----      -------      --------      ----
                                                                      (Dollars in Thousands)

Interest-earning assets:
  Loans receivable(1):
    Mortgage loans                          8.08%       $2,007,670     $161,638     8.05%    $1,648,009     $140,435     8.52%
    Other loans:
      Cooperative apartment loans           7.24           361,011       26,687     7.39        352,440       26,389     7.49
      Other(2)                              8.40           108,608        9,502     8.75        108,661        9,773     8.99
                                                        ----------     --------              ----------     --------
        Total loans                         7.98         2,477,289      197,827     7.99      2,109,110      176,597     8.37

Mortgage-backed and mortgage-related
  securities                                6.34           475,967       28,856     6.06%       286,317       17,779     6.21
Investment securities                       5.61           395,677       22,356     5.65        204,862       11,635     5.68
Other interest-earning assets(3)            5.46           114,490        6,264     5.47        120,791        7,089     5.87
                                                        ----------     --------              ----------     --------
  Total interest-earning assets             7.39         3,463,423      255,303     7.37      2,721,080      213,100     7.93
                                            ----                       --------     ----                    --------     ----
Non-interest-earning assets                                244,567                              118,944
                                                        ----------                           ----------
  Total assets                                          $3,707,990                           $2,840,024
                                                        ==========                           ==========
Interest-bearing liabilities:
  Deposits:
    Demand deposits(4)                      2.77        $  469,833     $ 12,459     2.65     $  350,395     $  9,362     2.67
    Savings deposits                        2.88         1,055,807       30,728     2.91        834,374       25,097     3.01
    Certificates of deposit                 5.50         1,729,185       95,653     5.53      1,235,755       71,920     5.82
                                                        ----------     --------              ----------     --------
      Total deposits                        4.27         3,254,825      138,840     4.27      2,420,524      106,379     4.39
                                                        ----------     --------              ----------     --------
  Total borrowings                          7.36            18,581        1,347     7.25         69,402        4,240     6.11
                                                        ----------     --------              ----------     --------
      Total interest-bearing liabilities    4.29         3,273,406      140,187     4.28      2,489,926      110,619     4.44
                                            ----                       --------     ----                    --------     ----
Non-interest-bearing liabilities(5)                        132,807                               76,075
                                                        ----------                           ----------
      Total liabilities                                  3,406,213                            2,566,001
Total equity                                               301,777                              274,023
                                                        ----------                           ----------
      Total liabilities and equity                      $3,707,990                           $2,840,024
                                                        ==========                           ==========
Net interest-earning assets                             $  190,017                           $  231,154
                                                        ==========                           ==========
Net interest income/interest
  rate spread                               3.10%                      $115,116     3.09%                   $102,481     3.39%
                                            ====                       ========     ====                    ========     ====
Net interest margin                                                                 3.32%                                3.77%
                                                                                    ====                                 ====
Ratio of average interest-earning
  assets to average interest-bearing
  liabilities                               1.05x                                    1.06x                               1.09x
                                            ====                                     ====                                ====



                                                                 Year Ended March 31,
                                                        ----------------------------------
                                                                        1995
                                                        ----------------------------------
                                                                                   Average
                                                          Average                   Yield/
                                                          Balance      Interest      Cost
                                                          -------      --------      ----
                                                                 (Dollars in Thousands)

Interest-earning assets:
  Loans receivable(1):
    Mortgage loans                                      $1,447,776     $128,008     8.84%
    Other loans:
      Cooperative apartment loans                          314,665       23,185     7.37
      Other(2)                                             113,748        8,541     7.51
                                                        ----------     --------
        Total loans                                      1,876,189      159,734     8.51
Mortgage-backed and mortgage-related
  securities                                               335,128       20,204     6.03
Investment securities                                      196,928        8,644     4.39
Other interest-earning assets(3)                            49,094        2,957     6.02
                                                        ----------     --------
  Total interest-earning assets                          2,457,339      191,539     7.79
                                                                       --------     ----
Non-interest-earning assets                                 88,518
                                                        ----------
  Total assets                                          $2,545,857
                                                        ==========
Interest-bearing liabilities:
  Deposits:
    Demand deposits(4)                                  $  329,451     $  7,776     2.36%
    Savings deposits                                       957,017       27,985     2.92
    Certificates of deposit                                877,252       40,682     4.64
                                                        ----------     --------
      Total deposits                                     2,163,720       76,443     3.53
                                                        ----------     --------
  Total borrowings                                          70,176        4,119     5.87
                                                        ----------     --------
      Total interest-bearing liabilities                 2,233,896       80,562     3.61
                                                                       --------     ----
Non-interest-bearing liabilities(5)                         76,230
                                                        ----------
      Total liabilities                                  2,310,126
Total equity                                               235,731
                                                        ----------
      Total liabilities and equity                      $2,545,857
                                                        ==========
Net interest-earning assets                             $  223,443
                                                        ==========
Net interest income/interest
  rate spread                                                          $110,977     4.18%
                                                                       ========     ====
Net interest margin                                                                 4.52%
                                                                                    ====
Ratio of average interest-earning
  assets to average interest-bearing
  liabilities                                                                        1.10x
                                                                                     ====

---------------
(1) The average balance of loans receivable includes non-performing loans, interest on which is recognized on a cash basis.
(2) Includes home equity lines of credit and improvement loans, student loans, automobile loans, passbook loans, credit card loans, personal loans and commercial business loans.
(3) Includes federal funds sold, interest-earning bank deposits, FHLB stock and overnight commercial paper.
(4) Includes NOW and money market accounts.
(5) Includes escrow accounts for the payment of taxes.

                                   EXHIBIT I-6

                            Independence Savings Bank
                       Allowance for Loan Losses Activity

                                  Exhibit I-6
                           Independence Savings Bank
                       Allowance for Loan Losses Activity


                                                               Year Ended March 31,
                                        ----------------------------------------------------------------
                                          1997           1996          1995           1994          1993
                                          ----           ----          ----           ----          ----
Allowance at beginning of
 period                                 $20,528        $11,849        $ 8,770        $6,415        $6,374
                                        -------        -------        -------        ------        ------
Allowance from
 acquisition(1)                              --          6,910             --            --            --

Provision:
 Mortgage loans(2)                        8,425          3,300          3,300         3,075         1,925
 Other loans(3)                            (465)(4)        379            292           750         1,862
                                        -------        -------        -------        ------        ------
   Total provision                        7,960          3,679          3,592         3,825         3,787

Charge-offs:
 Mortgage loans(2)                        1,636          1,634            842         1,049         2,371
 Other loans(3)                             509            751            220         1,259         2,066
                                        -------        -------        -------        ------        ------
   Total charge-offs                      2,145          2,385          1,062         2,308         4,437
                                        -------        -------        -------        ------        ------
Recoveries:
 Mortgage loans(2)                          545            176            294            28            41
 Other loans                                136            299            255           810           650
                                        -------        -------        -------        ------        ------
   Total recoveries                         681            475            549           838           691
                                        -------        -------        -------        ------        ------
Allowance at end of
 period                                 $27,024        $20,528        $11,849        $8,770        $6,415
                                        =======        =======        =======        ======        ======

-------------------------
(1) Reflects allowance for loan losses acquired in the Bay Ridge acquisition in January 1996.

(2) Includes individual cooperative apartment loans.

(3) Includes student loans, home equity loans and lines of credit, automobile loans, secured and unsecured personal loans, and commercial business loans.

(4) Reflects adjustment to allowance related to commercial business loans.

                                 EXHIBIT I-7

                          Independence Savings Bank
                                 Gap Analysis

                                 EXHIBIT I-7

                          Independence Savings Bank
                                 Gap Analysis



         The following table summarizes the anticipated maturities or repricing of the Bank's interest-earning assets and interest-bearing liabilities as of March 31, 1997, based on the information and assumptions set forth in the notes below.

                                                                                            More Than
                                                               Three to      More Than     Three Years
                                              Within Three      Twelve      One Year to      to Five       Over Five
                                                 Months         Months      Three Years       Years          Years          Total
                                          ----------------   ------------   ------------   ------------  -------------  -----------
                                                                             (Dollars in Thousands)
 Interest-earning assets (1):
  Loans receivable:
   Single-family residential loans             22,782           76,586        227,790        70,177         113,848        511,183
   Multi-family residential                    29,105          112,432        404,739       782,571          56,277      1,365,124
   Commercial real estate and
     mortgage loans                            15,844           21,828         99,051         9,432          12,181        158,336
   Other loans:
     Cooperative apartment loans               17,752           67,629        178,163        54,418          30,067        348,029
     Other loans(2)                            77,224           19,653          9,492         8,151           2,541        117,061
 Mortgage-backed and mortgage-
   related securities                          10,363           31,087         77,297        43,201          29,031        190,979
 Investment securities                         91,635          170,032         83,417            --           1,522        346,606
 Equity securities                             10,861                                                                       10,881
 Other interest-earning assets                361,665                                                                      361,665
                                          -----------        ---------     ----------     ---------       ---------     ----------
       Total                              $   637,251        $ 499,247     $1,079,949     $ 947,950       $ 245,467     $3,409,864
                                          ===========        =========     ==========     =========       =========     ==========
 Interest-bearing liabilities:
  Deposits (3):
   NOW accounts                           $   268,478        $      --       $     --     $      --       $      --     $  268,478
   Savings accounts                         1,116,130               --             --            --              --      1,116,130
   Money market deposit accounts              218,230               --             --            --              --        218,230
   Certificates of deposit                    545,103          779,379        334,013        84,904             431      1,743,830
  Other borrowings                                --                --          1,882         8,050           7,300         17,232
                                          -----------        ---------       --------     ---------      ----------     ----------
    Total                                 $ 2,147,941        $ 779,379       $335,895     $  92,954      $    7,731     $3,363,900
                                          ===========        =========       ========     =========      ==========     ==========
 Excess (deficiency) of interest-earning
   assets over interest-bearing
   liabilities                            $(1,417,259)       $(284,428)     $(755,015)    $ 852,796        $237,642      $ 143,766
                                          ===========        =========       ========     =========        ========      =========
 Cumulative excess (deficiency) of
   interest-earning assets over interest-
   bearing liabilities                    $(1,417,259)     $(1,701,687)     $(946,672)    $ (93,876)      $ 143,766
                                          ===========      ===========       ========     =========       =========
 Cumulative excess (deficiency) of
   interest-earning assets over interest-
   bearing liabilities as a percent of
   total assets                                 (38.1)%          (45.6)%        (25.4)%        (2.5)%           3.9%
                                                =====            =====           ====          ====            ====

------------

(1) Adjustable-rate loans are included in the period in which interest rates are next scheduled to adjust rather than in the period in which they are due, and fixed-rate loans are included in the periods in which they are scheduled to be repaid, based on scheduled amortization, in each case as adjusted to take into account estimated prepayments based on certain assumptions.

(2) Includes student loans, home equity lines of credit and improvement loans, automobile loans, passbook loans, personal loans, credit card loans and commercial business loans.

(3)      Does not include non-interest-bearing deposit accounts.

                                   EXHIBIT I-8

                            Independence Savings Bank
                             Loan Maturity Schedule

                                  EXHIBIT I-8
                           INDEPENDENCE SAVINGS BANK
                             LOAN MATURITY SCHEDULE


                                                                   Principal Repayments Contractually Due
                                                                         in Year(s) Ended March 31,
                                 Total at       --------------------------------------------------------------------------------
                                 March 31,                                                         2002-       2008-      There-
                                   1997           1998         1999        2000        2001        2007        2013       after
                                 ---------       -------     --------    --------    --------     -------    --------   ---------
                                                                            (In Thousands)

Mortgage loans:
 Single-family residential        $  511,183       $5,018     $  1,000    $  1,032    $  1,355    $ 95,785    $128,190   $278,803
 Multi-family residential          1,365,124      101,711      118,262     155,903     250,914     713,996      24,216        122
 Commercial and other
  real estate                        158,336       23,619       22,443      15,976      24,582      61,627       3,688      6,401
Other loans:
 Cooperative apartment loans         348,029           54          182          98         462      40,349      38,508    268,376
 Other(1)                            117,061       84,559        4,641       6,911       4,388      12,459       4,103         --
                                   ---------      -------      -------     -------     -------     -------     -------    -------
   Totals(2)                      $2,499,733     $214,961     $146,528    $179,920    $281,701    $924,216    $198,705   $553,702
                                   =========      =======      =======     =======     =======     =======     =======    =======

--------------------------
(1) Includes student loans, home equity loans and lines of credit, automobile loans, passbook loans, personal loans, credit card loans and commercial business loans.

(2) Does not include $41.6 million of single-family residential loans serviced by others. Of the $2.29 billion of loan principal repayments contractually due after March 31, 1998, $1.54 billion have fixed rates of interest and $749.0 million have adjustable rates of interest.

                                   EXHIBIT I-9

                            Independence Savings Bank
                           Loan Portfolio Composition

                                  Exhibit I-9
                           Independence Savings Bank
                           Loan Portfolio Composition

                                                            At March 31,
------------------------------------------------------------------------------------------------------------------------------
                                      1997               1996                1995               1994               1993
                                -----------------  -----------------  -----------------  ------------------  -----------------
                                          Percent            Percent            Percent            Percent            Percent
                                 Amount   of Total  Amount   of Total   Amount  of Total  Amount   of Total  Amount   of Total
                                 ------   --------  ------   --------   ------  --------  ------   --------  ------   --------
                                                       (Dollars in Thousands)
Mortgage loans:
 Single-family residential     $  552,745   21.8% $  534,539   22.7% $  376,047   18.4% $  308,960   18.0% $  315,219   21.3%
 Multi-family residential(1)    1,365,124   53.7   1,208,039   51.3   1,076,969   52.7     896,605   52.3     651,488   44.1
 Commercial and other real
 estate                           158,336    6.2     162,799    6.9     119,890    5.9      95,172    5.6      82,033    5.6
                                ---------  -----   ---------  -----   ---------  -----   ---------  -----   ---------  -----
  Total mortgage loans          2,076,205   81.7   1,905,377   80.9   1,572,906   77.0   1,300,737   75.9   1,048,740   71.0
Other loans:
 Cooperative apartment loans      348,029   13.7     340,507   14.4     360,434   17.6     288,381   16.8     296,600   20.1
 Student loans                     45,262    1.8      45,947    2.0      47,823    2.3      47,609    2.8      47,853    3.2
 Home equity loans and lines       19,545    0.8      23,458    1.0      27,232    1.3      31,875    1.9      36,276    2.5
 Consumer and other loans         27,005    1.1      20,611    0.9      18,151    0.9      28,100    1.6      30,953    2.1
 Commercial business loans         25,249    1.0      18,003    0.8      16,866    0.8      17,694    1.0      16,900    1.1
                                ---------  -----   ---------  -----   ---------  -----   ---------  -----   ---------  -----
  Total other loans               465,090   18.3     448,526   19.1     470,506   23.0     413,659   24.1     428,582   29.0
                                ---------  -----   ---------  -----   ---------  -----   ---------  -----   ---------  -----
  Total loans receivable        2,541,295  100.0%  2,353,903  100.0%  2,043,412  100.0%  1,714,396  100.0%  1,477,322  100.0%
                                ---------  -----   ---------  -----   ---------  -----   ---------  -----   ---------  -----
Less:
 Discount on loans purchased
 and deferred fees                 11,182             10,567             11,301             11,632              8,976
 Allowance for loan losses         27,024             20,528             11,849              8,770              6,415
                                ---------          ---------          ---------          ---------          ---------
Loans receivable, net          $2,503,089         $2,322,808         $2,020,262         $1,693,994         $1,461,931
                               ==========         ==========         ==========         ==========         ==========

        ----------------
        (1) Includes at March 31, 1997, $294.9 million of loans secured by mixed use (combined residential and commercial use) properties.

                                  EXHIBIT I-10

                            Independence Savings Bank
                     Loan Originations, Purchases, and Sales

                                  Exhibit I-10
                           Independence Savings Bank
                     Loan Originations, Purchases and Sales


                                                         Year Ended March 31,
                                              ------------------------------------------
                                                 1997            1996            1995
                                              ----------      ----------      ----------
                                                            (In Thousands)
Total loans held at beginning of period       $2,353,903      $2,043,412      $1,714,396
Originations of loans:
  Single-family residential                      106,688          31,296         201,877
  Multi-family residential                       225,906         144,560         359,343
  Commercial and other real estate                49,924          18,055          33,426
  Other:
    Cooperative apartment loans                  115,685          23,862         116,588
    Other(1)                                      43,009          41,195          52,791
                                              ----------      ----------      ----------
      Total originations                         541,212         258,968         764,025
Purchases of loans:
  Single-family residential                       19,097         171,108              --
  Multi-family residential                            --          31,126              --
  Commercial and other real estate                    --          67,084              --
  Other loans:
    Cooperative apartment loans                   11,724           2,317              --
    Other(1)                                          --           2,525              --
                                              ----------      ----------      ----------
  Total purchases                                 30,821         274,160(2)           --
                                              ----------      ----------      ----------
  Total originations and purchases               572,033         533,128         764,025
Loans sold:
  Single-family residential                        4,066           5,693          11,565
  Multi-family residential                            --              --         119,692
  Commercial and other real estate                 1,494(3)           --              --
  Other loans:
    Cooperative apartment loans                   67,658           1,123              82
    Other(1)                                          --              --              --
                                              ----------      ----------      ----------
      Total sold                                  73,218           6,816         131,339
Repayments(4)                                    311,423         215,821         303,670
                                              ----------      ----------      ----------
Net loan activity                                187,392         310,491         329,016
                                              ----------      ----------      ----------
Total loans held at end of period             $2,541,295      $2,353,903      $2,043,412
                                              ==========      ==========      ==========

---------------
(1) Includes student loans, home equity loans and lines of credit, automobile loans, passbook loans, personal loans, credit card loans and commercial loans.
(2) Includes $273.6 million of loans acquired in connection with the acquisition of Bay Ridge in January 1996 and $531,000 of loans acquired in the 1996 Branch Acquisition.
(3) Reflects sale of certain non-performing loans acquired in the Bay Ridge acquisition.
(4) Also includes loans charged off or transferred to other real estate owned.

                                  EXHIBIT I-11

                            Independence Savings Bank
                              Non-Performing Assets

                                  Exhibit I-11
                           Independence Savings Bank
                             Non-Performing Assets

                                                                            At March 31,
                                                -------------------------------------------------------------------
                                                  1997           1996           1995           1994           1993
                                                -------        -------        -------        -------        -------
                                                                        (Dollars in Thousands)


Non-accrual loans (1):
  Mortgage loans:
    Single-family residential ................  $ 2,474        $ 2,890        $ 2,074        $  2,438       $ 2,905
    Multi-family residential .................    1,918          3,379          2,018           2,095         1,953
    Commercial and Other .....................   11,155         12,600          1,975           2,033         3,183
  Other loans:
    Cooperative apartment loans ..............      427            355            451             606         1,068
    Other (2) ................................      956          1,135          1,590           1,621         1,597
                                                -------        -------        -------         -------       -------
      Total non-accruing loans ...............   16,930         20,359(3)       8,108           8,793        10,706
Loans past due 90 days or more as to
  interest and accruing ......................    1,718          8,737          7,564           4,715         5,004
                                                -------        -------        -------         -------       -------
Total non-performing loans ...................   18,648         29,096         15,672          13,508        15,710
                                                -------        -------        -------         -------       -------
Other real estate owned, net (4) .............      540            973          1,691           2,024         4,534
                                                -------        -------        -------         -------       -------
Total non-performing assets (5) ..............  $19,188        $30,069        $17,363         $15,532       $20,244
                                                =======        =======        =======         =======       =======
Allowance for loan losses as a
  percent of total loans .....................     1.06%          0.87%          0.58%           0.51%         0.43%
Allowance for loan losses as a percent of
  non-performing loans .......................   144.92          70.55          75.01           64.92         40.83
Non-performing loans as a percent of
  total loans ................................     0.73           1.24           0.77            0.79          1.06
Non-performing assets as a percent of
  total assets ...............................     0.51           0.78           0.67            0.61          0.85

(1) Does not include $14.4 million of loans more than 90 days or more past maturity which continue to make payments on a basis consistent with the original repayment schedule.

(2) Consists primarily of commercial business loans and home equity lines of credit.

(3) Includes $9.5 million of loans acquired in the Bay Ridge acquisition.

(4) Net of related loss allowances.

(5) Non-performing assets consist of non-performing loans and other real estate owned. Non-performing loans consist of non-accrual loans and loans 90 days or more past due as to interest and other loans which have been identified by the Bank as presenting uncertainty with respect to the collectibility of interest or principle.

                                  EXHIBIT I-12

                            Independence Savings Bank
                           Time Deposit Rate/Maturity

                                  EXHIBIT I-12
                           INDEPENDENCE SAVINGS BANK
                           TIME DEPOSIT RATE/MATURITY

                                       At March 31,
                        ------------------------------------------
                           1997            1996            1995
                        ----------      ----------      ----------
                                  (Dollars in Thousands)
2.00% to 3.99%          $    2,666      $    6,775      $  121,160
4.00% to 4.99%             215,992         413,348         216,568
5.00% to 5.99%           1,260,417         798,536         258,688
6.00% to 6.99%             174,972         457,039         403,209
7.00% to 8.99%              89,701         121,542          78,638
9.00% to 10.99%                  8               8              94
                        ----------      ----------      ----------
                        $1,743,756      $1,797,248      $1,078,357
                        ==========      ==========      ==========

        The following table sets forth the amount and remaining maturities of the Bank's certificates of deposit at March 31, 1997.




                                        Over Six        Over One         Over Two
                                         Months           Year            Years
                       Six Months      Through One      Through          Through          Over Three
                        and Less          Year         Two Years       Three Years          Years           Total
                       ----------       --------        --------        --------           -------        ----------
2.00% to 3.99%         $      679       $  1,979        $     --        $      8           $    --        $    2,666
4.00% to 4.99%            192,937         17,898           4,898             125               134           215,992
5.00% to 5.99%            738,319        266,826         193,487          32,067            29,718         1,260,417
6.00% to 6.99%             70,246         32,906           8,171          21,832            41,817           174,972
7.00% to 8.99%              4,827          6,450           5,895          56,569            15,960            89,701
9.00% to 10.99%                 8             --              --              --                --                 8
                       ----------       --------        --------        --------           -------        ----------
Total                  $1,007,016       $326,059        $212,451        $110,601           $87,629        $1,743,756
                       ==========       ========        ========        ========           =======        ==========

                                  EXHIBIT I-13

                            Independence Savings Bank
                                   Borrowings

                                  Exhibit I-13
                           Independence Savings Bank
                                   Borrowings

        BORROWINGS.     The Bank may obtain advances from the FHLB of New York
upon the security of the common stock it owns in that bank and certain of its residential mortgage loans, provided certain standards related to creditworthiness have been met. Such advances are made pursuant to several credit programs, each of which has its own interest rate and range of maturities. Such advances are generally available to meet seasonal and other withdrawals of deposit accounts and to permit increased lending. At March 31, 1997, the Bank had $14.6 million of advances from the FHLB of New York with maturities ranging between one year and 15 years with the substantial majority having a maturity of less than seven years. The other borrowers outstanding at March 31, 1997 consisted of two mortgages extended to the Bank in connection with its purchase of two of its branch offices and totalled $2.7 million at such date.

                                  EXHIBIT II-1

                            Independence Savings Bank
                             List of Branch Offices

                                                                     New Book
                                                                     Value of
                                                                   Property and
                                                                    Leasehold
                                                    Lease          Improvements     Deposits at
                                   Owned or       Expiration       at March 31,      March 31,
            Location                Leased           Date             1997             1997
------------------------------     --------     --------------     ------------     -----------
                                                                           (In Thousands)
EXECUTIVE AND ADMINISTRATIVE
OFFICES

195 Montague Street                 Owned                            $17,256         $ 87,324
Brooklyn, New York 11201(1)

BRANCH OFFICES

130 Court Street                    Owned                              5,818          190,457
Brooklyn, New York 11201(2)

6424-18th Avenue                    Owned                                966          353,874
Brooklyn, New York 11204

23 Newkirk Plaza                    Owned                              2,372          122,970
Brooklyn, New York 11226

443 Hillside Avenue                 Owned                              2,208          205,011
Williston Park, New York 11596

23-56 Bell Boulevard                Leased       9/30/1998(3)            399          212,113
Bayside, New York 11360

250 Lexington Avenue                Leased      12/31/2001(4)             65           62,617
New York, New York 10016

1416 East Avenue                    Leased          (5)                  481          116,142
Bronx, New York 10462

1108 Northern Boulevard             Leased      month to month            22           74,423
Manhasset, New York 11030                           (6)

1769-86th Street                    Owned                              1,616          168,499
Brooklyn, New York 11214

Pratt Institute Campus              Leased          (7)                   --            3,315
200 Willoughby Avenue
Brooklyn, New York 11205

                                                                          Net Book
                                                                          Value of
                                                                        Property and
                                                                         Leasehold
                                                        Lease          Improvements    Deposits at
                                      Owned or        Expiration       at March 31,     March 31,
         Location                      Leased            Date               1997           1997
-------------------------------       -------         ----------       ------------    -----------
                                                                             (In  Thousands)

2357-59 86th Street                    Owned                              2,018           81,974
Brooklyn, New York 11214

4514 16th Avenue                       Owned                              2,032          123,559
Brooklyn, New York 11204

37-10 Broadway                         Owned                              1,146          105,865
Long Island City, New York 11103

22-59 31st Street                      Owned                                682           90,791
Long Island City, New York 11105

24-28 34th Avenue                      Leased          6/30/1997            326           67,146
Long Island City, New York 11106

51-12 31st Avenue                      Leased         10/31/1997            318           41,957
Woodside, New York 11377

83-20 Roosevelt Avenue                 Leased          1/31/2005          1,085           58,855
Jackson Heights, New York 11372

75-15 31st Avenue                      Leased          4/30/2004            380           78,235
Jackson Heights, New York 11370

89-01 Northern Boulevard               Leased          7/31/2004            328           74,753
Jackson Heights, New York 11372

150-28 Union Turnpike                  Leased          5/31/2012            176           47,262
Flushing, New York  11367

234 Prospect Park West                 Owned                              1,864           31,353
Brooklyn, New York 11215

7500 Fifth Avenue                      Owned                                596           67,724
Brooklyn, New York 11209

440 Avenue P                           Owned                                706           83,304
Brooklyn, New York 11223

4703 13th Avenue                       Owned                              1,158           85,913
Brooklyn, New York 11219

                                                                       Net Book
                                                                       Value of
                                                                     Property and
                                                                       Leasehold
                                                         Lease        Improvements     Deposits at
                                         Owned or     Expiration     at March 31,       March 31,
Location                                  Leased         Date           1997               1997
--------                                 --------     ----------     -------------     ------------
                                                                             (In Thousands)
301 Avenue U                              Owned                             555             69,897
Brooklyn, New York 11223

8808 Fifth Avenue                         Owned                           2,169              60,986
Brooklyn, New York 11209

1310 Kings Highway                        Owned                             415              68,645
Brooklyn, New York 11229

4823 13th Avenue                          Owned                           1,468             114,376
Brooklyn, New York 11219

1302 Avenue J                             Owned                             795             113,483
Brooklyn, New York 11230

1550 Richmond Road                        Owned                           1,101             139,762
Staten Island, New York 10304

1460 Forest Avenue                        Leased      8/27/11                12             122,973
Staten Island, New York 10302

OTHER PROPERTY:
---------------
6820 Bay Parkway                          Owned                             644                  --
Brooklyn, New York 11204(8)
                                                                        -------          ----------
Totals                                                                  $51,177          $3,325,558
                                                                        =======          ==========

(1) The Bank operates a full-service branch on the ground floor of the building.

(2) Designated as the Bank's main office.

(3) The Bank has an option to extend this lease for an additional 10 year term.

(4) The Bank has an option to extend this lease for two additional 10 year terms.

(5) Consists of two leases. The original lease executed March 1972 expires in March 2002. In February 1987, the Bank entered into a lease for additional space in the adjacent lot which expires in November 2002.

(6) The Bank has entered a lease for space in a building under construction. Upon completion, the Bank will relocate the branch office into the new building.

(7) The Bank executed a "Memorandum of Understanding" with the Pratt Institute to occupy the space; no expiration date was stated in the Memorandum.

(8) Consists of a former branch office the deposits of which were transferred to another institution in September 1996. The building was sold subsequent to March 31, 1997.

                                  EXHIBIT II-2

                            Historical Interest Rates

                            HISTORICAL INTEREST RATES(1)


                       Prime           90 Day         One Year        30 Year
Year/Qtr. Ended        Rate            T-Bill          T-Bill          T-Bond
---------------        ----            ------          ------          ------
1991:  Quarter 1       8.75%           5.92%           6.24%           8.26%
       Quarter 2       8.50%           5.72%           6.35%           8.43%
       Quarter 3       8.00%           5.22%           5.38%           7.80%
       Quarter 4       6.50%           3.95%           4.10%           7.47%

1992:  Quarter 1       6.50%           4.15%           4.53%           7.97%
       Quarter 2       6.50%           3.65%           4.06%           7.79%
       Quarter 3       6.00%           2.75%           3.06%           7.38%
       Quarter 4       6.00%           3.15%           3.59%           7.40%

1993:  Quarter 1       6.00%           2.95%           3.18%           6.93%
       Quarter 2       6.00%           3.09%           3.45%           6.67%
       Quarter 3       6.00%           2.97%           3.36%           6.03%
       Quarter 4       6.00%           3.06%           3.59%           6.34%

1994:  Quarter 1       6.25%           3.56%           4.44%           7.09%
       Quarter 2       7.25%           4.22%           5.49%           7.61%
       Quarter 3       7.75%           4.79%           5.94%           7.82%
       Quarter 4       8.50%           5.71%           7.21%           7.88%

1995:  Quarter 1       9.00%           5.86%           6.47%           7.43%
       Quarter 2       9.00%           5.57%           5.63%           6.63%
       Quarter 3       8.75%           5.42%           5.68%           6.51%
       Quarter 4       8.50%           5.09%           5.14%           5.96%

1996:  Quarter 1       8.25%           5.14%           5.38%           6.67%
       Quarter 2       8.25%           5.16%           5.68%           6.87%
       Quarter 3       8.25%           5.03%           5.69%           6.92%
       Quarter 4       8.25%           5.18%           5.49%           6.64%

1997:  Quarter 1       8.50%           5.32%           6.00%           7.10%
June 20, 1997          8.50%           5.06%           5.63%           6.66%


(1)   End of period data.

Source:   SNL Securities.

                                  EXHIBIT II-3

                            Independence Savings Bank

A.    Demographic Reports for Nation, State, MSA, County and Zip Codes
B.    Personal Income by Major Source and Earnings by Industry
C.    Full-Time and Part-Time Employees by Major Industry
D.    Regional Economic Profile

      A. Demographic Reports for Nation, State, MSA, County and Zip Codes

                            STATE DEMOGRAPHIC REPORT

                   State  00
              State Name  UNITED STATES

Population                        1997 Age Distribution         1997 Average Disposable Income
  1980        226,542,204          0-4          7.2              Total                $35,584
  1990        248,709,873          5-9          7.4              Householder <35      $30,999
  1997        267,805,150         10-14         7.1              Householder 35-44    $40,281
  2002        281,208,787         15-19         7.1              Householder 45-54    $45,940
                                  20-24         6.5              Householder 55-64    $39,611
Population Growth Rate  1         25-44        31.4              Householder 65+      $22,603
                                  45-64        20.5
Households                        65-84        11.3
  1990         91,947,410         85+           1.4              Spending Potential index*
  1997         99,019,931         18+          74.3              Auto Loan              100
  2002        104,000,643                                        Home Loan              100
                                  Median Age                     Investments            100
Household Growth Rate   1         1990         32.9              Retirement Plans       100
Average Household Size 2.64       1997         34.8              Home Repair            100
                                                                 Lawn & Garden          100
Families                          Male/Female Ratio 95.9         Remodeling             100
  1990          64,517,947                                       Appliances             100
  1997          68,999,546        Per Capita Income $18,100      Electronics            100
                                                                 Furniture              100
Family Growth Rate     0.9        1997 Household Income*         Restaurants            100
                                  Base        99,019,225         Sporting Goods         100
Race             1990    1997     %<$15K            17.7         Theater/Concerts       100
% White          80.3    78.4     %$15K-25K         14.4         Toys & Hobbies         100
% Black          12.1    12.4     %$25K-50K         33.5         Travel                 100
% Asian                           %$50K-100K        26.5         Video Rental           100
 /Pacific Isl.    2.9     3.7     %$100K-150K        5.4         Apparel                100
                                  %>$150K            2.6         Auto Aftermarket       100
                                                                 Health Insurance       100
% Hispanic*         9    10.8     Median Household Income        Pets & Supplies        100
                                  1997          $36,961
                                  2002          $42,042

*    Persons of Hispanic Origin may be of any race.

* Income represents the annual income for the preceding year in current dollars, including an adjustment for inflation or cost-of-living increase.

* The Spending Potential Index (SPI) is calculated by CACI from the Consumer Expenditure Survey, Bureau of Labor Statistics. The index represents the ratio of the average amount spent locally to the average U.S. spending for a product or service, multiplied by 100.

Copyright 1997 CACI      (800) 292-CACI  FAX: (703) 243-6272           6/12/97

                            STATE DEMOGRAPHIC REPORT

                       State  36
                  State Name  NEW YORK

Population                        1997 Age Distribution         1997 Average Disposable Income
  1980        17,558,165           0-4           6.9             Total                 $33,910
  1990        17,990,455           5-9             7             Householder <35       $30,429
  1997        18,191,341          10-14          6.7             Householder 35-44     $36,263
  2002        18,332,121          15-19          6.6             Householder 45-54     $43,029
                                  20-24          6.4             Householder 55-64     $39,393
                                  25-44         32.3             Householder 65+       $21,618
Population Growth Rate 0.2        45-64         20.9
Households                        65-84         11.7
  1990         6,639,322          85+            1.5             Spending Potential Index*
  1997         6,699,651          18+           75.7             Auto Loan                 101
  2002         6,743,853                                         Home Loan                 108
                                  Median Age                     Investments               110
Household Growth Rate  0.1        1990          33.9             Retirement Plans          106
Average Household Size 2.63       1997          35.3             Home Repair               103
                                                                 Lawn & Garden             103
Families                          Male/Female Ratio 93.8         Remodeling                 96
  1990         4,489,312                                         Appliances                101
  1997         4,530,808          Per Capita Income $18,504      Electronics               101
                                                                 Furniture                 108
Family Growth Rate   0.1         1997 Household Income*          Restaurants               104
                                 Base         6,699,533          Sporting Goods            103
                                 %<$15K            20.2          Theater/Concerts          105
Race             1990   1997     %$15K-25K         13.9          Toys & Hobbies            101
% White          74.4   71.6     %$25K-50K         31.3          Travel                    111
% Black          15.9   16.5     %$50K-100K        25.9          Video Rental              100
% Asian                          %$100K-150K        5.5          Apparel                   105
 /Pacific Isl.    3.9      5     %>$150K            3.2          Auto Aftermarket          103
                                                                 Health Insurance          100
% Hispanic*      12.3   15.2     Median Household Income         Pets & Supplies           101
                                 1997            $36,341
                                 2002            $38,815

*    Persons of Hispanic Origin may be of any race.

* Income represents the annual income for the preceding year in current dollars, including an adjustment for inflation or cost-of-living increase,

* The Spending Potential Index (SPI) is calculated by CACI from the Consumer Expenditure Survey, Bureau of Labor Statistics. The index represents the ratio of the average amount spent locally to the average U.S. spending for a product or service, multiplied by 100.

Copyright 1997 CACI      (800) 292-CACI  FAX: (703) 243-6272           6/12/97

                             MSA DEMOGRAPHIC REPORT

                      MSA 5600
                 MSA Name NEW YORK, NY

Population                              1997 Age Distribution           1997 Average Disposable Income
  1980           8,274,961               0-4               7            Total                  $35,230
  1990           8,546,846               5-9             6.7            Householder <35        $32,666
  1997           8,659,129              10-14            6.3            Householder 35-44      $36,735
  2002           8,736,913              15-19            6.2            Householder 45-54      $42,485
                                        20-24            6.5            Householder 55-64      $40,248
                                        25-44           33.7            Householder 65+        $23,160
Population Growth Rate 0.2              45-64             21
                                        65-84           11.1
Households                              85+              1.5            Spending Potential Index*
  1990          3,252,399               18+             76.4            Auto Loan                 100
  1997          3,285,298                                               Home Loan                 114
  2002          3,308,952               Median Age                      Investments               111
                                        1990              34            Retirement Plans          106
Household Growth Rate   0.1             1997            35.2            Home Repair               106
Average Household Size 2.57                                             Lawn & Garden             103
                                                                        Remodeling                 93
Families                                Male/Female Ratio 91.5          Appliances                100
  1990          2,051,867                                               Electronics               100
  1997          2,067,092               Per Capita Income $20,150       Furniture                 114
                                                                        Restaurants               105
Family Growth Rate    0.1               1997 Household Income*          Sporting Goods            104
                                        Base          3,285,238         Theater/Concerts          106
Race                1990   1997         %<$15K             21.8         Toys & Hobbies             97
  % White           56.5   52.6         %$15K-25K          13.1         Travel                    117
  % Black           26.3   26.6         %$25K-50K          29.5         Video Rental              102
  % Asian                               %$50K-100K         25.3         Apparel                   106
   /Pacific Isl.     6.5    8.2         %$100K-150K         6.2         Auto Aftermarket          105
                                        %>$150K             4.1         Health Insurance           97
                                                                        Pets & Supplies           100
% Hispanic*         22.1   26.8         Median Household Income

                                       1997            $36,298
                                       2002            $39,559

*    Persons of Hispanic Origin may be of any race.

* Income represents the annual income for the preceding year in current dollars, including an adjustment for inflation or cost-of-living increase.

* The Spending Potential Index (SPI) is calculated by CACI from the Consumer Expenditure Survey, Bureau of Labor Statistics. The index represents the ratio of the average amount spent locally to the average U.S. spending for a product or service, multiplied by 100.

Copyright 1997 CACI      (800) 292-CACI  FAX: (703) 243-6272           6/12/97

                    County and Zip Code Demographic Reports:

                             Kings County (Brooklyn)

                            COUNTY DEMOGRAPHIC REPORT


                   STATE/COUNTY   36047
                    COUNTY NAME   KINGS      NY

Population                                1997 Age Distribution                  1997 Average Disposable Income
   1980         2,231,028                  0-4              8.1                  Total                          $28,741
   1990         2,300,664                  5-9              7.2                  Householder <35                $27,737
   1997         2,268,273                 10-14             6.9                  Householder 35-44              $30,440
   2002         2,246,217                 15-19             7.2                  Householder 45-54              $34,910
                                          20-24             7.7                  Householder 55-64              $33,445
Population Growth Rate -0.2               25-44            32.4                  Householder 65+                $18,807
                                          45-64              19
Households                                65-84            10.2
   1990           828,199                 85+               1.3
   1997           810,574                 18+              73.6                  Spending Potential Index*
   2002           799,216                                                        Auto Loan              97
                                          Median Age                             Home Loan             105
Household Growth Rate -0.3                1990             32.3                  Investments           100
Average Household Size 2.76               1997             32.5                  Retirement Plans       93
                                                                                 Home Repair           105
Families                                  Male/Female Ratio 90.1                 Lawn & Garden          97
   1990           555,284                                                        Remodeling             89
   1997           543,708                 Per Capita Income $14,742              Appliances             97
                                                                                 Electronics            93
Family Growth Rate   -0.3                 1997 Household Income*                 Furniture             110
                                          Base           810,564                 Restaurants            96
Race                 1990    1997         %<$15K            27.1                 Sporting Goods         98
% White              46.9      43         %$15K-25K         15.1                 Theater/Concerts      100
% Black              37.9    38.4         %$25K-50K         30.2                 Toys & Hobbies         91
% Asian                                   %$50K-100K        21.7                 Travel                114
   /Pacific Isl.      4.8       6         %$100K-150K        4.2                 Video Rental          101
                                          % >$150K           1.7                 Apparel                99
% Hispanic*          20.1    24.9         Median Household Income                Auto Aftermarket       99
                                          1997            $29,778                Health Insurance       94
                                          2002            $34,472                Pets & Supplies        96

*    Persons of Hispanic Origin may be of any race.

* Income represents the annual income for the preceding year in current dollars, including an adjustment for inflation or cost-of-living increase.

* The Spending Potential Index (SPI) is calculated by CACI from the Consumer Expenditure Survey, Bureau of Labor Statistics. The index represents the ratio of the average amount spent locally to the average U.S. spending for a product or service, multiplied by 100.

Copyright 1997 CACI  (800) 292-CACI FAX: (703) 243-6272             6/12/97

                           ZIP CODE DEMOGRAPHIC REPORT


                  ZIP CODE   11204
          POST OFFICE NAME   BROOKLYN      NY

Population                                 1997 Age Distribution                  1997 Average Disposable Income
 1980               67,783                 0-4              7.4                   Total                   $29,030
 1990               64,780                 5-9              6.9                   Householder <35         $29,379
 1997               62,964                 10-14            6.6                   Householder 35-44       $32,181
 2002               62,195                 15-19              7                   Householder 45-54       $35,819
                                           20-24            7.4                   Householder 55-64       $35,660
Population Growth Rate -0.4                25-44           29.8                   Householder 65+         $18,465
                                           45-64           19.7
Households                                 65-84           13.5
 1990               23,332                 85+              1.6                   Spending Potential Index*
 1997               22,530                 18+             74.9                   Auto Loan                   97
 2002               22,164                                                        Home Loan                  108
                                           Median Age                             Investments                 90
Household Growth Rate -0.5                 1990            34.3                   Retirement Plans            89
Average Household Size 2.79                1997            34.4                   Home Repair                109
                                                                                  Lawn & Garden               97
Families                                   Male/Female Ratio 95.4                 Remodeling                  85
 1990               16,674                 Per Capita Income $14,993              Appliances                  95
 1997               16,097                                                        Electronics                 93
                                                                                  Furniture                  113
Family Growth Rate    -0.5                1997 Household Income *                 Restaurants                 98
                                          Base             22,529                 Sporting Goods              98
Race              1990   1997             %<$15K             26.3                 Theater/Concerts           101
% White           87.3     82             %$15K-25K          13.9                 Toys & Hobbies              89
% Black            0.5    0.6             %$25K-50K          31.6                 Travel                     118
% Asian                                   %$50K-1OOK         22.6                 Video Rental               103
   /Pacific Isl.   9.6   13.2             %$100K-150K           4                 Apparel                     99
                                          % >$150K            1.6                 Auto Aftermarket           100
                                                                                  Health Insurance            94
% Hispanic*        8.3   12.8             Median Household Income                 Pets & Supplies             96
                                          1997           $31,020
                                          2002           $35,903

*    Persons of Hispanic Origin may be of any race.

* Income represents the annual income for the preceding year in current dollars, including an adjustment for inflation or cost-of-living increase.

* The Spending Potential Index (SPI) is calculated by CACI from the Consumer Expenditure Survey, Bureau of Labor Statistics. The index represents the ratio of the average amount spent locally to the average U.S. spending for a product or service, multiplied by 100.

Copyright 1997 CACI     (800) 292-CACI FAX: (703) 243-6272            6/13/97

                          ZIP CODE DEMOGRAPHIC REPORT


                  ZIP CODE   11201
          POST OFFICE NAME   BROOKLYN     NY

Population                          1997 Age Distribution              1997 Average Disposable Income
   1980            48,991            0-4              5.9               Total                 $45,099
   1990            46,980            5-9              4.6               Householder <35       $41,324
   1997            45,913           10-14             4.2               Householder 35-44     $49,766
   2002            45,490           15-19             4.9               Householder 45-54     $50,896
                                    20-24             8.5               Householder 55-64     $43,149
                                    25-44            42.2               Householder 65+       $25,874
Population Growth Rate -0.3         45-64            19.5
                                    65-84             8.7
Households                          85+               1.5               Spending Potential Index*
   1990           20,543            18+              82.7               Auto Loan                100
   1997           19,873                                                Home Loan                123
   2002           19,582            Median Age                          Investments              113
                                    1990               34               Retirement Plans         109
Household Growth Rate -0.5          1997             34.4               Home Repair              103
Average Household Size 2.07                                             Lawn & Garden            102
                                                                        Remodeling                93
Families                            Male/Female Ratio 100.4             Appliances               100
 1990             9,242             Per Capita Income $30,889           Electronics              103
 1997             8,973                                                 Furniture                112
                                                                        Restaurants              108
                                                                        Sporting Goods           104
Family Growth Rate -0.4             1997 Household Income*              Theater/Concerts         106
                                    Base            19,873              Toys & Hobbies            99
Race              1990   1997       %<$15K            17.4              Travel                   116
% White           59.8   55.7       %$15K-25K          9.9              Video Rental             101
% Black           28.8   29.6       %$25K-50K         27.8              Apparel                  108
% Asian                             %$50K-1OOK        27.2              Auto Aftermarket         106
   /Pacific Isl.   4.5    5.5       %$100K-150K        9.2              Health Insurance          97
                                    %>$150K            8.6              Pets & Supplies          103

% Hispanic*      16.2    22.1       Median Household Income
                                    1997          $44,621
                                    2002          $50,437

*    Persons of Hispanic Origin may be of any race.

* Income represents the annual income for the preceding year in current dollars, including an adjustment for inflation or cost-of-living increase.

* The Spending Potential Index (SPI) is calculated by CACI from the Consumer Expenditure Survey, Bureau of Labor Statistics. The index represents the ratio of the average amount spent locally to the average U.S. spending for a product or service, multiplied by 100.

Copyright 1997 CACI    (800) 292-CACI FAX:(703) 243-6272            6/13/97

                          ZIP CODE DEMOGRAPHIC REPORT


               ZIP CODE  11214
       POST OFFICE NAME  BROOKLYN NY

Population                         1997 Age Distribution               1997 Average Disposable Income
   1980           75,867            0-4              6                Total                  $28,520
   1990           73,076            5-9              5                Householder <35        $31,368
   1997           70,631           10-14            4.9                Householder 35-44      $30,770
   2002           69,721           15-19            5.9                Householder 45-54      $36,581
                                   20-24            7.2                Householder 55-64      $34,770
                                   25-44           31.7                Householder 65+        $17,409
Population Growth Rate -0.5        45-64           21.4
                                   65-84           15.9
Households                         85+              2.2                Spending Potential Index*
   1990           29,256           18+             80.8                Auto Loan                 97
   1997           28,097                                               Home Loan                107
   2002           27,617                                               Investments               97
                                   Median Age                          Retirement Plans          91
Household Growth Rate -0.6         1990            37.7                Home Repair              109
Average Household Size 2.48        1997            37.8                Lawn & Garden             98
                                                                       Remodeling                86
Families                           Male/Female Ratio 92                Appliances                96
   1990          19,588            Per Capita Income $15,787           Electronics               93
   1997          18,809                                                Furniture                112
                                                                       Restaurants               98
Family Growth Rate -0.6            1997 Household Income*              Sporting Goods            98
                                   Base           28,096               Theater/Concerts         101
Race              1990    1997     %<$15K           24.7               Toys & Hobbies            90
% White           86.1    80.1     %$15K-25K        14.5               Travel                   116
% Black            0.9     1.1     %$25K-50K        33.3               Video Rental             102
% Asian                            %$50K-100K       22.6               Apparel                   99
   /Pacific Isl.  10.9    15.3     %$100K-150K       3.9               Auto Aftermarket          99
                                   %>$150K           1.1               Health Insurance          96
                                                                       Pets & Supplies           96
% Hispanic*       7.9     12.3     Median Household Income
                                   1997            $31,844
                                   2002            $36,476

*    Persons of Hispanic Origin may be of any race.

* Income represents the annual income for the preceding year in current dollars, including an adjustment for inflation or cost-of-living increase.

* The Spending Potential Index (SPI) is calculated by CACI from the Consumer Expenditure Survey, Bureau of Labor Statistics. The index represents the ratio of the average amount spent locally to the average U.S. spending for a product or service, multiplied by 100.

Copyright 1997 CACI      (800) 292-CACI FAX: (703) 243-6272           6/13/97

                  CODE DEMOGRAPHIC REPORT


              ZIP CODE   11226
      POST OFFICE NAME   BROOKLYN NY

Population                                  1997 Age Distribution               1997 Average Disposable Income
   1980                         97,257                                          Total                          $27,647
   1990                        111,396          0-4                9.1          Householder <35                $25,199
   1997                        110,396          5-9                8.5          Householder 35-44              $26,763
   2002                        109,378         10-14               7.8          Householder 45-54              $31,915
                                               15-19               7.9          Householder 55-64              $33,471
 Population Growth Rate -0.1                   20-24               7.7          Householder 65+                $18,872
 Households                                    25-44              36.8
   1990                         36,249         45-64              17.1
   1997                         35,713         65-84               4.5          Spending Potential Index*
   2002                         35,242           85+               0.5          Auto Loan                    97
                                                 18+              69.8          Home Loan                   107
Household Growth Rate -0.2                                                      Investments                  91
Average Household Size 3.07                  Median Age                         Retirement Plans             90
                                             1990                 29.6          Home Repair                 110
Families                                     1997                   30          Lawn & Garden                98
   1990                         26,609                                          Remodeling                   86
   1997                         26,212       Male/Female Ratio      85          Appliances                   95
                                             Per Capita Income $12,645          Electronics                  93
 Family Growth Rate   -0.2                                                      Furniture                   114
                                                                                Restaurants                  98
 Race                 1990        1997       1997 Household Income*             Sporting Goods               98
 % White               8.7         7.8       Base            35,714             Theater/Concerts            101
 % Black              82.5          82       %<$15K              20             Toys & Hobbies               89
 % Asian                                     %$15K-25K         18.2             Travel                      119
     /Pacific Isl.     4.1         4.5       %$25K-50K         37.5             Video Rental                102
                                             %$50K-100K        21.2             Apparel                     100
% Hispanic*           14.3        17.9       %$100K-150K        2.4             Auto Aftermarket            100
                                             %>$150K            0.8             Health Insurance             94
                                                                                Pets & Supplies              96
                                             Median Household Income
                                             1997          $30,913
                                             2002          $35,514

*    Persons of Hispanic Origin may be of any race.

* Income represents the annual income for the preceding year in current dollars, including an adjustment for inflation or cost-of-living increase.

* The Spending Potential Index (SPI) is calculated by CACI from the Consumer Expenditure Survey, Bureau of Labor Statistics. The index represents the ratio of the average amount spent locally to the average U.S. spending for a product or service, multiplied by 100.

Copyright 1997 CACI    (800) 292-CACI FAX: (703) 243-6272         6/13/97

                          ZIP CODE DEMOGRAPHIC REPORT


                        ZIP Code  11219
                Post Office Name  BROOKLYN NY

Population                                         1997 Age Distribution                 1997 Average_Disposable Income

  1980                         72,256                  0-4               9.7             Total                $25,850
  1990                         73,527                  5-9               8.3             Householder <35      $24,635
  1997                         72,253                10-14               7.7             Householder 35-44    $28,513
  2002                         71,501                15-19               7.2             Householder 45-54    $35,408
                                                     20-24               6.7             Householder 55-64    $32,363
Population Growth Rate -0.2                          25-44              27.9             Householder 65+      $18,254
Households                                           45-64              15.6
   1990                        24,816                65-84              14.7
   1997                        24,231                  85+               2.3             Spending Potential Index*
   2002                        23,875                  18+              70.1             Auto Loan                 97
                                                   Median Age                            Home Loan                106
Household Growth Rate -0.3                         1990                 32.6             Investments               90
Average Household Size 2.93                        1997                 32.5             Retirement Plans          88
                                                                                         Home Repair              109
Families                                           Male/Female Ratio 96.6                Lawn & Garden             97
  1990                         17,379              Per Capita Income $12,703             Remodeling                86
  1997                         16,974                                                    Appliances                95
                                                                                         Electronics               92
Family Growth Rate -0.3                            1997 Household Income*                Furniture                113
                                                   Base            24,232                Restaurants               97
Race                   1990        1997            %<$15K            30.4                Sporting Goods            97
% White                84.1        78.6            %$15K-25K         17.3                Theater/Concerts         100
% Black                 1.5         1.8            %$25K-50K         29.6                Toys & Hobbies            88
% Asian                                            %$60K-100K        18.3                Travel                   118
    /Pacific Isl.       9.1          12            %$100K-150K        3.4                Video Rental             102
                                                   %>$150K            1.1                Apparel                   99
% Hispanic*            12.3        17.7            Median Household Income               Auto Aftermarket          99
                                                   1997          $26,280                 Health Insurance          94
                                                   2002          $29,953                 Pets & Supplies           95

*    Persons of Hispanic Origin may be of any race.

* Income represents the annual income for the preceding year in current dollars, including an adjustment for inflation or cost-of-living increase.

* The Spending Potential Index (SPI) is calculated by CACI from the Consumer Expenditure Survey, Bureau of Labor Statistics. The index represents the ratio of the average amount spent locally to the average U.S. spending for a product or service, multiplied by 100.

Copyright 1997 CACI      (800) 292-CACI FAX: (703) 243-6272          6/13/97

                          ZIP CODE DEMOGRAPHIC REPORT


                  ZIP Code   11230
          Post Office Name   BROOKLYN NY

Population                                          1997 Age Distribution         1997 Average Disposable Income
   1980                        70,439                0-4             8            Total                $32,421
   1990                        72,733                5-9           6.9            Householder <35      $31,799
   1997                        70,637               10-14            6            Householder 35-44    $34,976
   2002                        69,778               15-19          6.1            Householder 45-54    $43,211
                                                    20-24          6.4            Householder 55-64    $40,849
Population Growth Rate -0.4                         25-44         30.9            Householder 65+      $22,055
Households                                          45-64         18.3
   1990                        28,154               65-84         15.3
   1997                        27,221                85+           2.2            Spending Potential Index*
   2002                        26,786                18+          75.5            Auto Loan                 98
                                                   Median Age                     Home Loan                108
Household Growth Rate -0.5                         1990           35.6            Investments              104
Average Household Size 2.58                        1997           35.8            Retirement Plans          96
                                                                                  Home Repair              109
Families                                           Male/Female Ratio 95.5         Lawn & Garden            101
   1990                        18,160              Per Capita Income $18,333      Remodeling                89
   1997                        17,538                                             Appliances                97
                                                                                  Electronics               94
Family Growth         Rate        -0.5             1997 Household Income*         Furniture                112
                                                   Base             27,222        Restaurants              100
Race                  1990        1997             %<$15K             24.5        Sporting Goods            99
% White               80.2        74.4             %$15K-25K            14        Theater/Concerts         103
% Black                8.7          10             %$25K-50K          28.7        Toys & Hobbies            93
% Asian                                            %$50K-100K         23.8        Travel                   117
   /Pacific Isl.       8.5        11.6             %$100K-150K         6.1        Video Rental             101
                                                   %>$150K               3        Apparel                  100
% Hispanic*            8.3        12.5             Median Household Income        Auto Aftermarket         100
                                                   1997            $33,379        Health Insurance          97
                                                   2002            $37,891        Pets & Supplies           98

*    Persons of Hispanic Origin may be of any race.

* Income represents the annual income for the preceding year in current dollars, including an adjustment for inflation or cost-of-living increase.

* The Spending Potential Index (SPI) is calculated by CACI from the Consumer Expenditure Survey, Bureau of Labor Statistics. The index represents the ratio of the average amount spent locally to the average U.S. spending for a product or service, multiplied by 100.

Copyright 1997 CACI     (800) 292-CACI FAX: (703) 243-6272         6/13/97

                          ZIP CODE DEMOGRAPHIC REPORT


                  ZIP Code   11223
          Post Office Name   BROOKLYN NY

Population                                   1997 Age Distribution          1997 Average Disposable Income
   1980                        73,116          0-4             6.7          Total                $29,807
   1990                        70,865          5-9             6.1          Householder <35      $30,070
   1997                        68,044        10-14             5.6          Householder 35-44    $31,844
   2002                        67,100        15-19             6.3          Householder 45-54    $38,207
                                             20-24               7          Householder 55-64    $37,854
Population Growth Rate -0.6                  25-44            30.2          Householder 65+      $18,725
Households                                   45-64            20.8
   1990                        27,863        65-84            15.7
   1997                        26,599         85+              1.7          Spending Potential lndex*
   2002                        26,125         18+             77.9          Auto Loan                 97
                                            Median Age                      Home Loan                105
Household Growth Rate -0.6                  1990              36.7          Investments              102
Average Household Size 2.55                 1997              36.8          Retirement Plans          92
                                                                            Home Repair              108
Families                                    Male/Female Ratio 93.3          Lawn & Garden             99
   1990                        18,866                                       Remodeling                88
   1997                        17,998       Per Capita Income $17,287       Appliances                96
                                                                            Electronics               92
Family Growth         Rate        -0.6      1997 Household Income*          Furniture                111
                                            Base            26,599          Restaurants               98
Race                  1990        1997      %<$15K            25.4          Sporting Goods            98
% White               83.6        79.2      %$15K-25K         14.2          Theater/Concerts         101
% Black                  6         6.2      %$25K-50K         30.9          Toys & Hobbies            92
0% Asian                                    %$50K-100K        23.6          Travel                   115
   /Pacific Isl.       6.9         9.7      %$100K-150K        4.2          Video Rental             101
                                            %>$150K            1.6          Apparel                   98
% Hispanic*            9.9        14.1      Median Household Income         Auto Aftermarket          99
                                            1997            $31,789         Health Insurance          97
                                            2002            $36,456         Pets & Supplies           96

*    Persons of Hispanic Origin may be of any race.

* Income represents the annual income for the preceding year in current dollars, including an adjustment for inflation or cost-of-living increase.

* The Spending Potential Index (SPI) is calculated by CACI from the Consumer Expenditure Survey, Bureau of Labor Statistics. The index represents the ratio of the average amount spent locally to the average U.S. spending for a product or service, multiplied by 100.

Copyright 1997 CACI   (800) 292-CACI FAX: (703) 243-6272             6/13/97

                          ZIP CODE DEMOGRAPHIC REPORT


                  ZIP Code   11209
          Post Office Name   BROOKLYN NY

Population                                         1997 Age Distribution              1997 Average Disposable Income
   1980                         66,035               0-4             5.1              Total                $35,376
   1990                         62,346               5-9             4.1              Householder <35      $37,133
   1997                         60,437             10-14               4              Householder 35-44    $40,072
   2002                         59,700             15-19             4.5              Householder 45-54    $45,201
                                                   20-24             6.5              Householder 55-64    $42,142
 Population Growth Rate -0.4                       25-44            34.7              Householder 65+      $22,114
 Households                                        45-64            21.7
   1990                         29,714             65-84            16.8
   1997                         28,727               85+             2.6              Spending Potential Index*
   2002                         28,276               18+            84.1              Auto Loan                 98
                                                   Median Age                         Home Loan                108
Household Growth Rate -0.5                         1990             39.1              Investments              111
Average Household Size 2.1                         1997             39.2              Retirement Plans          99
                                                                                      Home Repair              109
Families                                           Male/Female Ratio 90.1             Lawn & Garden            102
   1990                         15,699             Per Capita Income $24,247          Remodeling                90
   1997                         15,119                                                Appliances                98
                                                                                      Electronics               95
Family Growth Rate -0.5                            1997 Household Income*             Furniture                110
                                                   Base            28,727             Restaurants              101
Race                  1990        1997             %<$15K            18.9             Sporting Goods            99
% White                 91        86.7             %$15K-25K         12.7             Theater/Concerts         103
% Black                0.7         0.9             %$25K-50K         31.5             Toys & Hobbies            95
% Asian                                            %$50K-100K        26.6             Travel                   116
   /Pacific Isl.       6.4         9.2             %$100K-l50K        6.6             Video Rental             100
                                                   %>$150K            3.6             Apparel                  100
% Hispanic*            6.6        10.6             Median Household Income            Auto Aftermarket         100
                                                   1997            $38,064            Health Insurance          99
                                                   2002            $42,994            Pets & Supplies           98

*    Persons of Hispanic Origin may be of any race.

* Income represents the annual income for the preceding year in current dollars, including an adjustment for inflation or cost-of-living increase.

* The Spending Potential Index (SPI) is calculated by CACI from the Consumer Expenditure Survey, Bureau of Labor Statistics. The index represents the ratio of the average amount spent locally to the average U.S. spending for a product or service, multiplied by 100.

Copyright 1997 CACI     (800) 292-CACI FAX: (703) 243-6272            6/13/97

                          ZIP CODE DEMOGRAPHIC REPORT


                  ZIP Code   11229
          Post Office Name   BROOKLYN NY

Population                                  1997 Age Distribution         1997 Average Disposable Income
   1980                        75,058          0-4            5.9         Total                $32,420
   1990                        72,699          5-9            5.6         Householder <35      $35,287
   1997                        71,309         10-14           5.4         Householder 35-44    $36,460
   2002                        70,543         15-19           5.8         Householder 45-54    $41,864
                                              20-24           6.1         Householder 55-64    $39,944
Population Growth Rate -0.3                   25-44          29.8         Householder 65+      $20,228
Households                                    45-64          21.5
   1990                        29,547         65-84          17.8
   1997                        28,760           85+           2.1         Spending Potential Index*
   2002                        28,328           18+          79.6         Auto Loan                 98
                                            Median Age                    Home Loan                106
Household Growth Rate -0.4                  1990             39.6         Investments              106
Average Household Size 2.47                 1997             39.5         Retirement Plans          96
                                                                          Home Repair              108
Families                                    Male/Female Ratio 91.9        Lawn & Garden            101
 1990                          19,348       Per Capita Income 18,917      Remodeling                89
 1997                          18,859                                     Appliances                98
                                                                          Electronics               95
Family Growth Rate               -0.4       1997 Household Income*        Furniture                110
                                            Base            28,759        Restaurants              100
Race                   1990      1997       % <$15K           22.3        Sporting Goods            99
% White                86.1      80.9       % $15K-25K        13.3        Theater/Concerts         103
% Black                 3.2       3.9       % $25K-50K        29.5        Toys & Hobbies            95
% Asian                                     % $50K- 100K      26.6        Travel                   114
    /Pacific Isl.       8.9      12.4       % $100K-150K       6.2        Video Rental             101
                                            % >$150K           2.1        Apparel                  100
% Hispanic*             5.8       9.1       Median Household Income       Auto Aftermarket         100
                                            1997          $36,525         Health Insurance          98
                                            2002          $41,071         Pets & Supplies           98

*    Persons of Hispanic Origin may be of any race.

* Income represents the annual income for the preceding year in current dollars, Including an adjustment for inflation or cost-of-living increase.

* The Spending Potential Index (SPI) is calculated by CACI from the Consumer Expenditure Survey, Bureau of Labor Statistics. The index represents the ratio of the average amount spent locally to the average U.S. spending for a product or service, multiplied by 100.

Copyright 1997 CACI   (800) 292-CACI FAX: (703) 243-6272        6/13/97

                          ZIP CODE DEMOGRAPHIC REPORT


                     ZIP CODE   11215
             POST OFFICE NAME   BROOKLYN NY

Population                                       1997 Age Distribution                  1997 Average Disposable Income
  1980                         66,833                0-4             6.7                Total                $39,111
  1990                         63,338                5-9             5.3                Householder <35      $37,617
  1997                         61,441              10-14             4.9                Householder 35-44    $43,176
  2002                         60,703              15-19             5.1                Householder 45-54    $46,550
                                                   20-24               8                Householder 55-64    $38,035
Population Growth Rate -0.4                        25-44              43                Householder 65+      $20,749
Households                                         45-64            17.4
  1990                         26,476              65-84             8.5
  1997                         25,502                85+             1.2                Spending Potential Index*
  2002                         25,087                18+            80.2                Auto Loan                100
                                                                                        Home Loan                119
Household Growth Rate -0.5                       Median Age                             Investments              109
Average Household Size 2.38                      1990               33.2                Retirement Plans         104
                                                 1997               33.5                Home Repair              105
Families                                                                                Lawn & Garden            102
  1990                         14,470            Male/Female Ratio 94.8                 Remodeling                92
  1997                         13,953            Per Capita Income $24,059              Appliances               100
                                                                                        Electronics              100
Family Growth Rate               -0.5                                                   Furniture                114
                                                 1997 Household Income*                 Restaurants              107
Race                   1990      1997            Base             25,502                Sporting Goods           103
% White                70.3      62.9            %<$15K             16.2                Theater/Concerts         105
% Black                12.1        14            %$15K-25K          11.6                Toys & Hobbies            97
% Asian                                          %$25K-50K          31.7                Travel                   117
    /Pacific Isl.       4.6       5.7            %$50K-100K         27.7                Video Rental             101
                                                 %$100K-150K         7.8                Apparel                  106
% Hispanic*            26.6      35.4            %>$150K             5.1                Auto Aftermarket         105
                                                                                        Health Insurance          97
                                                 Median Household Income                Pets & Supplies          102
                                                 1997          $41,413
                                                 2002          $46,437

*    Persons of Hispanic Origin may be of any race.

* Income represents the annual income for the preceding year in current dollars, including an adjustment for inflation or cost-of-living increase.

* The Spending Potential Index (SPI) is calculated by CACI from the Consumer Expenditure Survey, Bureau of Labor Statistics. The index represents the ratio of the average amount spent locally to the average U.S. spending for a product or service, multiplied by 100.

Copyright 1997 CACI    (800) 292-CACI FAX: (703) 243-6272          6/13/97

                          ZIP CODE DEMOGRAPHIC REPORT

              ZIP CODE   11205
      POST OFFICE NAME   BROOKLYN NY

Population                               1997 Age Distribution          1997 Average Disposable Income
  1980                33,971              0-4        7.8                Total                  $25,762
  1990                36,852              5-9        6.9                Householder <35        $25,007
  1997                35,763             10-14       6.7                Householder 35-44      $27,272
  2002                35,344             15-19       8.1                Householder 45-54      $30,804
                                         20-24      10.9                Householder 55-64      $29,007
Population Growth Rate  -0.4             25-44      33.2                Householder 65+        $14,928
Households                               45-64      18.2
  1990                12,856             65-84       7-3
  1997                12,405             85+         0.9                Spending Potential Index*
  2002                12,202             18+        74.7                Auto Loan                  96
                                                                        Home Loan                 105
Household Growth Rate   -0.5             Median Age                     Investments               104
Average Household Size  2.67             1990       29.7                Retirement Plans           95
                                         1997       29.9                Home Repair               102
Families                                                                Lawn & Garden              96
1990                   7,400             Male/Female Ratio 91.9         Remodeling                 91
1997                   7,132             Per Capita Income $12,919      Appliances                 97
                                                                        Electronics                93
Family Growth Rate      -0.5                                            Furniture                 107
                                         1997 Household Income*         Restaurants                94
Race              1990    1997           Base            12,406         Sporting Goods             98
% White           18.7    16.3           %<$15K            29.3         Theater/Concerts           98
% Black           64.4    63.9           %$15K-25K         17.4         Toys & Hobbies             92
% Asian                                  %$25K-50K         30.5         Travel                    111
  /Pacific Isl.    1.7     1.9           %$50K-100K        18.2         Video Rental               99
                                         %$100K-150K        3.9         Apparel                    98
% Hispanic*       27.2    32.3           %>$150K            0.6         Auto Aftermarket           99
                                                                        Health Insurance           93
                                         Median Household Income        Pets & Supplies            95
                                         1997            $26,953
                                         2002            $31,253

*    Persons of Hispanic Origin may be of any race.

* Income represents the annual income for the preceding year in current dollars, including an adjustment for inflation or cost-of-living increase.

* The Spending Potential Index (SPI) is calculated by CACI from the Consumer Expenditure Survey, Bureau of Labor Statistics. The index represents the ratio of the average amount spent locally to the average U.S. spending for a product or service, multiplied by 100.

Copyright 1997 CACI     (800) 292-CACI FAX (703) 243-6272            6/13/97

                    County and Zip Code Demographic Reports:
                             Queens County (Queens)

                            COUNTY DEMOGRAPHIC REPORT


             STATE/COUNTY    36081
             COUNTY NAME     QUEENS   NY

Population                                         1997 Age Distribution                  1997 Average Disposable Income
  1980                      1,891,325               0-4              6.3                  Total                          $33,139
  1990                      1,951,598               5-9              6.1                  Householder <35                $33,323
  1997                      1,986,671              10-14             5.8                  Householder 35-44              $34,125
  2002                      2,010,857              15-19             5.8                  Householder 45-54              $40,444
                                                   20-24             6.2                  Householder 55-64              $39,778
Population Growth Rate 0.2                         25-44            34.2                  Householder 65+                $22,244
                                                   45-64            21.2
Households                                         65-84            12.7
  1990                        720,149              85+               1.6                  Spending Potential Index*
  1997                        730,960              18+              78.4                  Auto Loan             98
  2002                        737,903                                                     Home Loan            1ll
                                                   Median Age                             Investments          105
Household Growth Rate 0.2                          1990             35.2                  Retirement Plans     100
Average Household Size 2.68                        1997             36.5                  Home Repair          105
                                                                                          Lawn & Garden        100
Families                                           Male/Female Ratio 93.3                  Remodeling           87
  1990                        490,915                                                      Appliances           99
  1997                        496,497              Per Capita income $17,607               Electronics          98
                                                                                          Furniture            1ll
                                                                                          Restaurants          102
Family Growth Rate                0.2                                                     Sporting Goods       101
                                                   1997 Household Income*                 Theater/Concerts     104
Race                   1990        1997            Base                    730,944        Toys & Hobbies        94
% White                57.9          53            % <$15K                     17.2       Travel               115
% Black                21.7          22            % $15K-25K                    13       Video Rental         103
% Asian                                            % $25K-50K                  33.4       Apparel              103
    /Pacific Isl.      12.2        15.4            % $50K-100K                 29.1       Auto Aftermarket     104
                                                   % $100K-l50K                 5.5       Health Insurance      96
% Hispanic*            19.5        23.7            % >$150K                     1.7       Pets & Supplies       99

                                                   Median Household Income
                                                   1997          $38,332
                                                   2002          $42,693

*     Persons of Hispanic Origin may be of any race.

* Income represents the annual income for the preceding year in current dollars, including an adjustment for inflation or cost-of-living increase.

* The Spending Potential Index (SPI) is calculated by CACI from the Consumer Expenditure Survey, Bureau of Labor Statistics. The index represents the ratio of the average amount spent locally to the average U.S. spending for a product or service, multiplied by 100.


Copyright 1997 CACI      (800) 292-CACI FAX: (703) 243-6272              6/12/97

                           ZIP CODE DEMOGRAPHIC REPORT


              ZIP CODE  11360
      POST OFFICE NAME  FLUSHING     NY

Population                                      1997 Age Distribution                1997 Average Disposable Income
1980                18,297                       0-4              5.2                Total                              $47,855
1990                20,337                       5-9              4.3                Householder <35                    $51,151
1997                21,621                      10-14               4                Householder 35-44                  $47,427
2002                22,177                      15-19             4.2                Householder 45-54                  $57,022
                                                20-24             4.7                Householder 55-64                  $55,430
Population Growth Rate 0.8                      25-44            33.3                Householder 65+                    $31,746
                                                45-64            26.5
Households                                      65-84            16.5
1990                 8,837                      85+               1.2
1997                 9,342                      18+              83.8                Spending Potential Index*
2002                 9,547                                                           Auto Loan                105
                                                Median Age                           Home Loan                134
                                                1990             41.2                Investments              129
Household Growth Rate 0.8                       1997             41.5                Retirement Plans         125
Average Household Size 2.31                                                          Home Repair              111
                                                Male/Female Ratio 91.1               Lawn & Gordon            116
Families                                                                             Remodeling                97
1990                 5,924                      Per Capita Income $31,491            Appliances               106
1997                 6,270                                                           Electronics              114
                                                                                     Furniture                121
                                                                                     Restaurants              125
Family Growth Rate     0.8                      1997 Household Income*               Sporting Goods           111
                                                Base            9,343                Theater/Concerts         122
Race                   1990          1997       % <$l5K           8.5                Toys & Hobbies           110
% White                88.7          83.7       % $15K-25K        7.2                Travel                   128
% Black                 1.1           1.4       % $25K-50K       25.7                Video Rental             103
% Asian                                         % $50K-100K      39.8                Apparel                  124
    /Pacific Isl.       9.2          13.6       % $100K-l50K     12.7                Auto Aftermarket         119
                                                % >$150K            6                Health Insurance         106
% Hispanic*             4.9             7                                            Pets & Supplies          109
                                                Median Household Income
                                                1997            $57,576
                                                2002            $62,814

*     Persons of Hispanic Origin may be of any race.

* Income represents the annual income for the preceding year in current dollars, including an adjustment for inflation or cost-of-living increase-

* The Spending Potential Index (SPI) is calculated by CACI from the Consumer Expenditure Survey, Bureau of Labor Statistics. The index represents the ratio of the average amount spent locally to the average U.S. spending for a product or service, multiplied by 100.

Copyright 1997 CACI      (800)292-CACI   FAX: (703) 243-6272            6/13/97

                           ZIP CODE DEMOGRAPHIC REPORT


                  ZIP CODE    11103
          POST OFFICE NAME    LONG ISLAND CITY   NY

Population                                      1997 Age Distribution                1997 Average Disposable Income
1980                38,625                      0-4               5.4                Total                          $27,876
1990                38,597                      5-9               4.8                Householder <35                $30,017
1997                40,952                      10-14             4.5                Householder 35-44              $29,209
2002                42,118                      15-19             4.9                Householder 45-54              $30,987
                                                20-24             7.5                Householder 55-64              $33,023
Population Growth Rate 0.8                      25-44            39.5                Householder 65+                $18,196
                                                45-64            20.2
Households                                      65-84            11.7
1990                16,397                      85+               1.5
1997                17,327                      18+              82.7                Spending Potential Index*
2002                17,761                                                           Auto Loan              97
                                                Median Age                           Home Loan             107
                                                1990               34                Investments            89
Household Growth Rate 0.8                       1997             35.3                Retirement Plans       88
Average Household Size 2.36                                                          Home Repair           110
                                                Male/Female Ratio  101.5             Lawn & Garden          97
Families                                                                             Remodeling             85
1990                 9,502                      Per Capita Income $16,140            Appliances             95
1997                10,026                                                           Electronics            92
                                                1997 Household Income*               Furniture             114
Family Growth Rate    0.7                       Base           17,327                Restaurants            97
                                                % <$15K          20.1                Sporting Goods         97
Race                 1990        1997           % $15K-25K       15.9                Theater/Concerts      100
% White              79.1          73           % $25K-50K         38                Toys & Hobbies         88
% Black                 1         1.1           % $50K-100K        23                Travel                118
% Asian                                         % $100K-150K      2.6                Video Rental          102
  /Pacific Isl.        12        15.9           % >$150K          0.5                Apparel                99
                                                                                     Auto Aftermarket       99
% Hispanic*          19.9        25.9           Median Household Income              Health Insurance       94
                                                1997            $32,536              Pets & Supplies        95
                                                2002            $36,625

*     Persons of Hispanic Origin may be of any race.

* Income represents the annual income for the preceding year in current dollars, including an adjustment for inflation or cost-of-living increase,

* The Spending Potential Index (SPI) is calculated by CACI from the Consumer Expenditure Survey, Bureau of Labor Statistics. The index represents the ratio of the average amount spent locally to the average U.S. spending for a product or service, multiplied by 100.

Copyright 1997 CACI       (800) 292-CACI FAX: (703) 243-6272            6/13/97

                          ZIP CODE DEMOGRAPHIC REPORT


                  ZIP CODE   11105
          POST OFFICE NAME   LONG ISLAND CITY NY

Population                                      1997 Age Distribution                1997 Average Disposable Income
1980                39,014                        0-4               5                 Total                         $30,108
1990                37,297                        5-9             5.1                 Householder <35               $31,820
1997                38,888                      10-14             5.2                 Householder 35-44             $31,513
2002                39,693                      15-19             5.4                 Householder 45-54             $35,258
                                                20-24             6.8                 Householder 55-64             $36,569
Population Growth Rate 0.6                      25-44            35.2                 Householder 65+               $19,306
Households                                      45-64            22.2
1990                15,243                      65-84            13.2
1997                15,798                      85+               1.7                 Spending Potential Index*
2002                16,062                      18+              81.6
                                                                                      Auto Loan            97
                                                Median Age                            Home Loan           107
Household Growth Rate 0.5                       1990               35.7               Investments          91
Average Household Size 2.46                     1997                 37               Retirement Plans     89
                                                                                      Home Repair         109
Families                                        Male/Female Ratio  97.4               Lawn & Garden        97

1990                 9,723                      Per Capita Income $17,030             Remodeling           86
1997                10,071                                                            Appliances           95
                                                                                      Electronics          92

Family Growth Rate 0.5                          1997 Household Income*                Furniture           113
Race                 1990          1997         Base           15,798                 Restaurants          97
% White                86          81.2         % <$15K          18.7                 Sporting Goods       98
% Black               2.2           2.6         % $15K-25K       14.6                 Theater/Concerts    100
% Asian                                         % $25K-50K         35                 Toys & Hobbies       89
  /Pacific Isl.       5.6             8         % $50K-100K      27.4                 Travel              117
                                                % $100K-150K      3.6                 Video Rental        102
% Hispanic'          18.8          25.8         % >$150K          0.8                 Apparel              99
                                                Median Household Income               Auto Aftermarket    100
                                                1997            $35,317               Health Insurance     94
                                                2002            $39,250               Pets & Supplies      95


*        Persons of Hispanic Origin may be of any race.

* Income represents the annual income for the preceding year in current dollars, including an adjustment for inflation or cost-of-living increase.

* The Spending Potential Index (SPI) is calculated by CACI from the Consumer Expenditure Survey, Bureau of Labor Statistics. The index represents the ratio of the average amount spent locally to the average U.S. spending for a product or service, multiplied by 100.


Copyright 1997 CACI     (800) 292-CACI   FAX: (703) 243-6272            6/13/97

                          ZIP CODE DEMOGRAPHIC REPORT


              ZIP CODE   11370
      POST OFFICE NAME   FLUSHING   NY


Population                                      1997 Age Distribution                1997 Average Disposable Income
1980                 23,507                       0-4             6.2                Total                     $35,832
1990                 24,066                       5-9             5.3                Householder <35           $33,792
1997                 23,506                     10-14             5.2                Householder 35-44         $33,368
2002                 23,425                     15-19             5.7                Householder 45-54         $42,914
                                                20-24             7.1                Householder 55-64         $45,880
Population Growth Rate -0.3                     25-44              36                Householder 65+           $24,966
Households                                      45-64            22.7
1990                 8,710                      65-84            10.5
1997                 8,465                      85+               1.2
2002                 8,407                      18+              80.1                Spending Potential Index*
                                                                                     Auto Loan              97
                                                Median Age                           Home Loan             110
Household Growth Rate -0.4                      1990             34.4                Investments            97
Average Household Size 2.77                     1997             35.9                Retirement Plans       93
                                                                                     Home Repair           107
Families                                        Male/Female Ratio 97.9               Lawn & Garden         98
1990                 6,398                      Per Capita Income $18,659            Remodeling             85
1997                 6,214                                                           Appliances             96
                                                                                     Electronics            95
Family Growth Rate   -0.4                       1997 Household Income*               Furniture             111
                                                Base            8,465                Restaurants           100
Race            1990          1997              % <$15K          12.2                Sporting Goods         99
% White         71.5          65.7              % $15K-25K       11.7                Theater/Concerts      102
% Black          1.6           1.8              % $25K-50K       34.3                Toys & Hobbies         91
% Asian                                         % $50K-100K      34.1                Travel                115
/Pacific Isl.     15          18.3              % $100K-150K        6                Video Rental          102
                                                % >$150K          1.7                Apparel                99
% Hispanic*       29          35.4              Median Household Income              Auto Aftermarket      101
                                                1997          $42,118                Health Insurance       96
                                                2002          $46,795                Pets & Supplies        98


*        Persons of Hispanic Origin may be of any race.

* Income represents the annual income for the preceding year in current dollars, including an adjustment for inflation or cost-of-living increase.

* The Spending Potential Index (SPI) is calculated by CACI from the Consumer Expenditure Survey, Bureau of Labor Statistics. The index represents the ratio of the average amount spent locally to the average U.S. spending for a product or service, multiplied by 100.

Copyright 1997 CACI        (800) 292-CACI FAX (703) 243-6272            6/13/97

                           ZIP CODE DEMOGRAPHIC REPORT


              ZIP CODE   11372
      POST OFFICE NAME   FLUSHING    NY


Population                                      1997 Age Distribution                1997 Average Disposable Income
1980                55,522                       0-4              5.8                Total                          $30,358
1990                57,726                       5-9              5.1                Householder <35                $32,659
1997                60,619                      10-14             4.7                Householder 35-44              $31,002
2002                61,923                      15-19             4.9                Householder 45-54              $35,083
                                                20-24             5.6                Householder 55-64              $36,001
Population Growth Rate 0.7                      25-44            36.3                Householder 65+                $21,126
Households                                      45-64            22.7
1990                23,764                      65-84            13.1
1997                24,916                      85+               1.8                Spending Potential Index*
2002                25,391                      18+              81.7                Auto Loan             97
                                                Median Age                           Home Loan            104
Household Growth Rate 0.7                       1990             37.1                Investments           91
Average Household Size 2.43                     1997             38.2                Retirement Plans      87
                                                                                     Home Repair          108
Families                                        Male/Female Ratio 95.5               Lawn & Garden         97
1990                13,907                      Per Capita Income $17,553            Remodeling            88
1997                14,542                                                           Appliances            95
                                                                                     Electronics           91
Family Growth Rate     0.6                      1997 Household Income*               Furniture            113
                                                Base           24,914                Restaurants           96
Race                  1990       1997           % <$15K          17.1                Sporting Goods        97
% White               63.5       58.5           % $15K-25K       15.1                Theater/Concerts      99
% Black                  4        4.1           % $25K-50K       37.9                Toys & Hobbies        88
% Asian                                         % $50K-100K        25                Travel               117
  /Pacific Isl.       16.7       19.6           % $100K-150K      3.8                Video Rental         102
                                                % >$150K          1.2                Apparel               98
% Hispanic*           43.6       49.8            Median Household Income             Auto Aftermarket      98
                                                 1997            $35,192             Health Insurance      94
                                                 2002            $38,961             Pets & Supplies       94

*        Persons of Hispanic Origin may be of any race.

* Income represents the annual income for the preceding year in current dollars, including an adjustment for inflation or cost-of-living increase.

* The Spending Potential Index (SPI) is calculated by CACI from the Consumer Expenditure Survey, Bureau of Labor Statistics. The index represents the ratio of the average amount spent locally to the average U.S. spending for a product or service, multiplied by 100.

Copyright 1997 CACI       (800) 292-CACI FAX: (703) 243-6272            6/13/97

                          ZIP CODE DEMOGRAPHIC REPORT


                    ZIP CODE   11106
            POST OFFICE NAME   LONG ISLAND CITY NY

Population                                      1997 Age Distribution                1997 Average Disposable Income
1980                37,373                        0-4             5.4                 Total                            $25,648
1990                36,515                        5-9             4.9                 Householder <35                  $28,766
1997                40,769                      10-14             4.6                 Householder 35-44                $27,006
2002                42,609                      15-19             4.8                 Householder 45-54                $33,233
                                                20-24             6.2                 Householder 55-64                $28,196
Population Growth Rate 1.5                      25-44            37.1                 Householder 65+                  $15,976
Households                                      45-64            20.5
1990                16,290                      65-84            14.5
1997                18,010                      85+               1.8
                                                18+              82.3                 Spending Potential Index*
2002                18,725                                                            Auto Loan              97
                                                Median Age                            Home Loan             106
Household Growth Rate 1.4                       1990             36.3                 Investments            92
Average Household Size 2.25                     1997             37.3                 Retirement Plans       88
                                                                                      Home Repair           109
Families                                        Male/Female Ratio 96.1                Lawn & Garden          97
1990                 9,015                      Per Capita Income $15,659             Remodeling             87
1997                10,003                                                            Appliances             95
                                                                                      Electronics            92
Family Growth Rate     1.4                      1997 Household Income*                Furniture             113
                                                Base            18,008                Restaurants            97
Race               1990       1997              % <$15K           26.1                Sporting Goods         97
% White            69.7       63.3              % $15K-25K        17.4                Theater/Concerts      100
% Black             8.5        9.3              % $25K-50K        34.6                Toys & Hobbies         89
% Asian                                         % $50K-100K       18.6                Travel                117
  /Pacific Isl.    11.3       14.4              % $100K-150K       2.7                Video Rental          102
                                                % >$150K           0.6                Apparel                98
% Hispanic*        26.6         34              Median Household Income               Auto Aftermarket       99
                                                1997           $28,105                Health Insurance       95
                                                2002           $31,761                Pets & Supplies        95

*        Persons of Hispanic Origin may be of any race.

* Income represents the annual income for the preceding year in current dollars, including an adjustment for inflation or cost-of-living increase.

* The Spending Potential Index (SPI) is calculated by CACI from the Consumer Expenditure Survey, Bureau of Labor Statistics. The index represents the ratio of the average amount spent locally to the average U.S. spending for a product or service, multiplied by 100.

Copyright 1997 CACI       (800) 292-CACI FAX: (703) 243-6272            6/13/97

                           ZIP CODE DEMOGRAPHIC REPORT


             ZIP CODE        11367
     POST OFFICE NAME        FLUSHING   NY


Population                                      1997 Age Distribution                1997 Average Disposable Income

1980            37,438                            0-4            6.9                  Total                              $33,560
1990            36,877                            5-9            6.7                  Householder <35                    $36,536
1997            39,703                          10-14              6                  Householder 35-44                  $35,003
2002            40,901                          15-19            5.5                  Householder 45-54                  $42,166
                                                20-24            5.3                  Householder 55-64                  $40,031
Population Growth Rate 1                        25-44           33.6                  Householder 65+                    $21,508
Households                                      45-64           19.4
1990            14,608                          65-84           15.2
1997            15,623                          85+              1.2                 Spending Potential Index*
2002            16,030                          18+             77.1                 Auto Loan              99
                                                Median Age                           Home Loan             115
Household Growth Rate 0.9                       1990            35.9                 Investments           109
Average Household Size 2.54                     1997            36.8                 Retirement Plans      103
                                                                                     Home Repair           106
Families                                        Male/Female Ratio 92.6               Lawn & Garden         102
1990            10,135                          Per Capita Income $18,675            Remodeling             88
1997            10,859                                                               Appliances             99
                                                                                     Electronics           100
Family Growth Rate 1                            1997 Household Income*               Furniture             109
                                                Base          15,621                 Restaurants           104
Race              1990        1997              % <$15K         17.6                 Sporting Goods        101
% White           75.4        69.2              % $15K-25K      11.3                 Theater/Concerts      105
% Black            8.9         9.8              % $25K-50K      33.1                 Toys & Hobbies         96
% Asian                                         % $50K-100K     31.3                 Travel                115
  /Pacific Isl.   10.8        14.7              % $100K-150K     4.6                 Video Rental          102
                                                % >$150K           2                 Apparel               101
% Hispanic*       13.5        17.9           Median Household Income                 Auto Aftermarket      104
                                             1997            $39,235                 Health Insurance       98
                                             2002            $44,023                 Pets & Supplies       101

*        Persons of Hispanic Origin may be of any race.

* Income represents the annual income for the preceding year in current dollars, including an adjustment for inflation or cost-of-living increase.

* The Spending Potential Index (SPI) is calculated by CACI from the Consumer Expenditure Survey, Bureau of Labor Statistics. The index represents the ratio of the average amount spent locally to the average U.S. spending for a product or service, multiplied by 100.

Copyright 1997 CACI        (800) 292-CACI FAX: (703) 243-6272           6/13/97

                           ZIP CODE DEMOGRAPHIC REPORT


              ZIP CODE    11377
      POST OFFICE NAME    FLUSHING    NY

Population                                   1997 Age Distribution                 1997 Average Disposable Income
1980                71,098                     0-4             5.9                 Total                          $29,253
1990                75,704                     5-9             5.3                 Householder <35                $29,844
1997                76,070                   10-14             5.1                 Householder 35-44              $29,104
2002                76,561                   15-19             5.2                 Householder 45-54              $35,469
                                             20-24             6.7                 Householder 55-64              $36,036
Population Growth Rate 0.1                   25-44              37                 Householder 65+                $18,938

Households                                   45-64            21.5
1990                29,252                   65-84              12
1997                29,289                   85+               1.3
2002                29,388                   18+              80.8                 Spending Potential Index*
                                                                                   Auto Loan              97
                                             Median Age                            Home Loan             109
Household Growth Rate 0                      1990             35.1                 Investments            94
Average Household Size 2.59                  1997             36.5                 Retirement Plans       91
                                                                                   Home Repair           106
Families                                     Male/Female Ratio 95.7                Lawn & Garden          97
1990                18,553                   Per Capita Income $16,075             Remodeling             87
1997                18,537                                                         Appliances             95
                                                                                   Electronics            94
Family Growth Rate 0                         1997 Household Income*                Furniture             112
                                             Base             29,290               Restaurants            99
Race                1990       1997          % <$15K            20.2               Sporting Goods         98
% White             59.5       52.9          % $15K-25K         14.9               Theater/Concerts      100
% Black              4.2        4.5          % $25K-50K         35.9               Toys & Hobbies         89
% Asian                                      % $50K-100K        24.3               Travel                116
  /Pacific W.      23.4        27.8          % $100K-150K        3.8               Video Rental          103
                                             % >$150K            0.8               Apparel                99
% Hispanic*        30.8        36.1                                                Auto Aftermarket      100
                                             Median Household Income               Health Insurance       95
                                             1997            $32,985               Pets & Supplies        96
                                             2002            $37,014


*        Persons of Hispanic Origin may be of any race.

* Income represents the annual income for the preceding year in current dollars, including an adjustment for inflation or cost-of-living increase.

* The Spending Potential Index (SPI) is calculated by CACI from the Consumer Expenditure Survey, Bureau of Labor Statistics. The index represents the ratio of the average amount spent locally to the average U.S. spending for a product or service, multiplied by 100.

Copyright 1997 CACI          (800) 292-CACI FAX: (703) 243-6272          6/13/97

                             MSA DEMOGRAPHIC REPORT


               MSA   5380
          MSA Name   NASSAU-SUFFOLK, NY


Population                                      1997 Age Distribution                1997 Average Disposable Income
1980             2,605,813                        0-4             6.4                Total                              $46,538
1990             2,609,212                        5-9             7.2                Householder <35                    $42,303
1997             2,666,335                      10-14               7                Householder 35-44                  $47,105
2002             2,705,736                      15-19             6.1                Householder 45-54                  $58,178
                                                20-24             5.1                Householder 55-64                  $54,774
Population Growth Rate 0.3                      25-44            32.1                Householder 65+                    $30,093

Households                                      45-64            22.3
1990               856,234                      65-84            12.4
1997               876,006                      85+               1.3
2002               888,970                      18+              75.8                Spending Potential Index*
                                                                                     Auto Loan                107
                                                Median Age                           Home Loan                126
Household Growth Rate 0.3                       1990             34.9                Investments              125
Average Household Size 2.99                     1997             36.6                Retirement Plans         125
                                                                                     Home Repair              109
Families                                        Male/Female Ratio 95.3               Lawn & Garden            116
1990               685,095                      Per Capita Income $23,247            Remodeling               100
1997               701,263                                                           Appliances               107
                                                                                     Electronics              114
Family Growth Rate  0.3                         1997 Household Income*               Furniture                120
                                                Base          875,982                Restaurants              123
Race               1990          1997           % <$15K           9.1                Sporting Goods           112
% White            88.4          85.8           % $15K-25K        7.9                Theater/Concerts         122
% Black             7.4           8.5           % $25K-50K         26                Toys & Hobbies           112
% Asian                                         % $50K-1OOK       39.7               Travel                   124
  /Pacific Isl.     2.4           3.5           % $100K-150K      11.4               Video Rental             103
                                                % >$150K             6               Apparel                  125
% Hispanic*         6.3           8.7                                                Auto Aftermarket         118
                                                Median Household Income              Health Insurance         106
                                                1997            $55,788              Pets & Supplies          108
                                                2002            $60,295

*        Persons of Hispanic Origin may be of any race.

* Income represents the annual income for the preceding year in current dollars, including an adjustment for inflation or cost-of-living increase.

* The Spending Potential index (SPI) is calculated by CACI from the Consumer Expenditure Survey, Bureau of Labor Statistics. The index represents the ratio of the average amount spent locally to the average U.S. spending for a product or service, multiplied by 100.

Copyright 1997 CACI       (800) 292-CACI FAX: (703) 243-6272            6/12/97

                    County and Zip Code Demographic Reports:
                       Nassau County (Western Long Island)

                            COUNTY DEMOGRAPHIC REP0RT


            STATE/COUNTY   36059
             COUNTY NAME   NASSAU   NY

Population                                         1997 Age Distribution                  1997 Average Disposable Income
1980             1,321,582                           0-4             5.9                  Total                        $50,013
1990             1,287,348                           5-9               7                  Householder <35              $45,643
1997             1,304,452                         10-14             6.8                  Householder 35-44            $50,548
2002             1,316,183                         15-19             5.9                  Householder 45-54            $61,804
                                                   20-24             4.8                  Householder 55-64            $59,125
Population Growth Rate 0.2                         25-44             31.3                 Householder 65+              $33,949
                                                   45-64             22.4
Households                                         65-84             14.4
1990               431,515                         85+                1.5
1997               436,682                         18+               76.8                 Spending Potential Index*
2002               440,342                                                                Auto Loan            109
                                                   Median Age                             Home Loan            133
Household Growth Rate 0.2                          1990              36.6                 Investments          133
Average Household Size 2.94                        1997              37.8                 Retirement Plans     133
                                                                                          Home Repair          114
Families                                           Male/Female Ratio 94.3                 Lawn & Garden        123
1990               344,502                         Per Capita Income $25,933              Remodeling           102
1997               349,108                                                                Appliances           109
                                                                                          Electronics          117
Family Growth Rate 0.2                             1997 Household Income                  Furniture            124
                                                   Base           436,680                 Restaurants          129
Race               1990       1997                 % <$15K            8.5                 Sporting Goods       115
% White            86.6       83.7                 % $15K-25K         7.6                 Theater/Concerts     129
% Black             8.6        9.8                 % $25K-50K        24.2                 Toys & Hobbies       114
% Asian                                            % $50K-100K       39.1                 Travel               132
  /Pacific Isl.     3.1        4.5                 % $100K-150K      12.6                 Video Rental         104
                                                   % >$150K           8.1                 Apparel              131
% Hispanic*           6        8.2                                                        Auto Aftermarket     122
                                                   Median Household Income                Health Insurance     108
                                                   1997           $59,020                 Pets & Supplies      110
                                                   2002           $61,974

*        Persons of Hispanic Origin may be of any race.

* Income represents the annual income for the preceding year in current dollars, including an adjustment for inflation or cost-of-living increase.

* The Spending Potential Index (SPI) is calculated by CACI from the Consumer Expenditure Survey, Bureau of Labor Statistics. The index represents the ratio of the average amount spent locally to the average U.S. spending for a product or service, multiplied by 100.

Copyright 1997 CACI         (800) 292-CACI FAX: (703) 243-6272          6/12/97

                          ZIP CODE DEMOGRAPHIC REPORT


              ZIP CODE   11501
      POST OFFICE NAME   MINEOLA    NY

Population                                         1997 Age Distribution                  1997 Average Disposable Income
1980                20,851                           0-4             5.3                  Total                    $39,838
1990                19,087                           5-9             6.2                  Householder <35          $42,771
1997                20,227                         10-14             5.6                  Householder 35-44        $39,885
2002                20,699                         15-19             4.8                  Householder 45-54        $54,912
                                                   20-24             4.6                  Householder 55-64        $50,080
Population Growth Rate 0.8                         25-44              35                  Householder 65+          $25,908
                                                   45-64            19.9
Households                                         65-84            17.2
1990                 7,317                         85+               1.4
1997                 7,753                         18+              80.1
2002                 7,931                                                                Spending Potential Index*
                                                                                          Auto Loan            119
                                                   Median Age                             Home Loan            119
Household Growth Rate 0.8                          1990             36.3                  Investments          120
Average Household Size 2.6                         1997             37.7                  Retirement Plans     113
                                                                                          Home Repair          107
Families                                           Male/Female Ratio 93.4                 Lawn & Garden        109
1990                 5,088                         Per Capita Income $22,288              Remodeling            94
1997                 5,390                                                                Appliances           103
                                                                                          Electronics          107
Family Growth Rate 0.8                             1997 Household income*                 Furniture            114
                                                   Base            7,754                  Restaurants          115
Race                 1990       1997               % <$15K           9.3                  Sporting Goods       107
% White              95.1       92.7               % $15K-25K       10.7                  Theater/Concerts     113
% Black                 1        1.5               % $25K-50K       30.9                  Toys & Hobbies       106
% Asian                                            % $50K-100K      37.9                  Travel               117
  /Pacific Isl.       2.5        3.8               % $100K-150K      8.5                  Video Rental         102
                                                   % >$150K          2.6                  Apparel              113
% Hispanic*           8.1         12
                                                   Median Household Income                Auto Aftermarket     111
                                                   1997          $49,134                  Health Insurance     105
                                                   2002          $52,012                  Pets & Supplies      106

*        Persons of Hispanic Origin may be of any race.

* Income represents the annual income for the preceding year in current dollars, including an adjustment for inflation or cost-of-living increase.

* The Spending Potential Index (SPI) is calculated by CACI from the Consumer Expenditure Survey, Bureau of Labor Statistics. The index represents the ratio of the average amount spent locally to the average U.S. spending for a product or service, multiplied by 100.

Copyright 1997 CACI       (800) 292-CACI FAX: (703) 243-6272             6/13/97

                           ZIP CODE DEMOGRAPHIC REPORT


            ZIP CODE    11030
    POST OFFICE NAME    MANHASSET     NY

Population                                        1997 Age Distribution                   1997 Average Disposable Income
1980                 15,895                         0-4             5.2                   Total                   $85,239
1990                 15,266                         5-9             7.3                   Householder <35         $66,431
1997                 14,541                       10-14             7.4                   Householder 35-44       $84,820
2002                 14,341                       15-19             6.2                   Householder 45-54       $90,103
                                                  20-24             3.8                   Householder 55-64       $93,375
Population Growth Rate -0.7                       25-44            25.2                   Householder 65+         $62,010

Households                                        45-64            27.1
1990                  5,109                       65-84            15.7
1997                  4,857                       85+               2.1
2002                  4,786                       18+              76.1                   Spending Potential Index*
                                                                                          Auto Loan             121
                                                  Median Age                              Home Loan             164
Household Growth Rate -0.7                        1990              41.2                  Investments           149
Average Household Size 2.96                       1997                42                  Retirement Plans      175
                                                                                          Home Repair           126
Families                                          Male/Female Ratio 91.3                  Lawn & Garden         152
1990                  4,253                       Per Capita Income $48,756               Remodeling            123
1997                  4,042                                                               Appliances            120
                                                                                          Electronics           134
Family Growth Rate   -0.7                         1997 Household Income*                  Furniture             143
                                                  Base             4,857                  Restaurants           161
Race                  1990       1997             % <$15K            5.5                  Sporting Goods        135
% White               89.3       84.7             % $15K-25K         4.2                  Theater/Concerts      159
% Black                5.1          7             % $25K-50K          12                  Toys & Hobbies        131
% Asian                                           % $50K-100K       27.2                  Travel                162
  /Pacific Isl.        5.3        7.9             % $100K-150K      19.8                  Video Rental          106
                                                  % >$150K          31.4                  Apparel               173
% Hispanic*            3.2        4.8
                                                  Median Household Income                 Auto Aftermarket      141
                                                  1997          $102,039                  Health Insurance      119
                                                  2002          $106,437                  Pets & Supplies       116

*        Persons of Hispanic Origin may be of any race.

* Income represents the annual income for the preceding year in current dollars, including an adjustment for inflation or cost-of-living increase.

* The Spending Potential Index (SPI) is calculated by CACI from the Consumer Expenditure Survey, Bureau of Labor Statistics. The index represents the ratio of the average amount spent locally to the average U.S. spending for a product or service, multiplied by 100.


Copyright 1997 CACI         (800) 292-CACI FAX: (703) 243-6272           6/13/97

                    County and Zip Code Demographic Reports.
                         Richmond County (Staten Island)

             COUNTY DEMOGRAPHIC REPORT


             STATE/COUNTY   36085
              COUNTY NAME   RICHMOND      NY

Population                                         1997 Age Distribution                  1997 Average Disposable Income
1980               352,029                           0-4             7.3                  Total                $38,086
1990               378,977                           5-9             7.7                  Householder <35      $36,100
1997               400,193                         10-14               7                  Householder 35-44    $39,732
2002               414,816                         15-19             6.1                  Householder 45-54    $48,085
                                                   20-24             5.5                  Householder 55-64    $44,005
Population Growth Rate 0.8                         25-44            33.7                  Householder 65+      $21,615
Households                                         45-64            21.2
1990               130,519                         65-84            10.3
1997               137,672                         85+               1.2                  Spending Potential Index*
2002               149,659                         18+              74.4                  Auto Loan            103
                                                   Median Age                             Home Loan            113
Household Growth Rate 0.7                          1990             33.3                  Investments          108
Average Household Size 2.85                        1997             34.7                  Retirement Plans     109
                                                                                          Home Repair          102
Families                                           Male/Female Ratio 94.5                 Lawn & Garden        104
1990                99,059                         Per Capita Income $19,101              Remodeling            96
1997               104,683                                                                Appliances           103
                                                                                          Electronics          106
Family Growth Rate 0.8                             1997 Household Income*                 Furniture            112
                                                   Base          137,667                  Restaurants          112
Race               1990        1997                % <$15K          14.8                  Sporting Goods       107
% White              85        81.4                % $15K-25K        9.5                  Theater/Concerts     109
% Black             8.1        9.1                 % $25K-50K         29                  Toys & Hobbies       106
% Asian                                            % $50K-100K      36.3                  Travel               110
  /Pacific Isl.     4.5        6.4                 % $100K-150K      7.8                  Video Rental         102
                                                   % >$150K          2.6                  Apparel              112
% Hispanic*           8       10.8                 Median Household Income                Auto Aftermarket     108
                                                   1997          $46,775                  Health Insurance     101
                                                   2002          $51,385                  Pets & Supplies      105


*        Persons of Hispanic Origin may be of any race.

* Income represents the annual income for the preceding year in current dollars, including an adjustment for inflation or cost-of-living increase.

* The Spending Potential Index (SPI) is calculated by CACI from the Consumer Expenditure Survey, Bureau of Labor Statistics. The index represents the ratio of the average amount spent locally to the average U.S. spending for a product or service, multiplied by 100.


Copyright 1997 CACI         (800) 292-CACI FAX: (703) 243-6272          6/12/97

                           ZIP CODE DEMOGRAPHIC REPORT


              ZIP CODE     10302
      POST OFFICE NAME     STATEN ISLAND    NY

Population                                         1997 Age Distribution                  1997 Average Disposable Income
1980                13,845                           0-4             7.7                   Total                   $33,172
1990                13,369                           5-9             7.5                   Householder <35         $33,674
1997                13,900                         10-14             6.6                   Householder 35-44       $34,834
2002                14,314                         15-19             5.9                   Householder 45-54       $40,434
                                                   20-24             6.1                   Householder 55-64       $39,048
Population Growth Rate 0.5                         25-44            32.1                   Householder 65+         $20,075
Households                                         45-64            21.2
1990                 4,645                         65-84             1 2
1997                 4,817                         85+               0.9                   Spending Potential Index*
2002                 4,957                         18+              74.7                   Auto Loan             98
                                                   Median Age                              Home Loan            100
Household Growth Rate 0.5                          1990             33.2                   Investments          106
Average Household Size 2.86                        1997             34.7                   Retirement Plans      97
                                                                                           Home Repair          101
Families                                           Male/Female Ratio 97.9                  Lawn & Garden         99
1990                 3,456                         Per Capita Income $16,180               Remodeling            90
1997                 3,585                                                                 Appliances           100
                                                                                           Electronics           97
Family Growth Rate    0.5                          1997 Household Income*                  Furniture            105
                                                   Base            4,816                   Restaurants           99
Race                 1990       1997               % <$15K          15.8                   Sporting Goods        99
% White              77.4       72.8               % $15K-25K       12.3                   Theater/Concerts     101
% Black              15.2       17.7               % $25K-50K       33.1                   Toys & Hobbies       100
% Asian                                            % $50K-100K      32.6                   Travel               104
  /Pacific Isl.         2        2.8               % $100K-150K      5.3                   Video Rental         100
                                                   % >$150K          0.9                   Apparel              102
% Hispanic*            12        16.1              Median Household Income                 Auto Aftermarket     101
                                                   1997          $40,918                   Health Insurance      97
                                                   2002          $45,413                   Pets & Supplies      100

*        Persons of Hispanic Origin may be of any race.

* Income represents the annual income for the preceding year in current dollars, including an adjustment for inflation or cost-of-living increase.

* The Spending Potential Index (SPI) is calculated by CACI from the Consumer Expenditure Survey, Bureau of Labor Statistics. The index represents the ratio of the average amount spent locally to the average U.S. spending for a product or service, multiplied by 100.


Copyright 1997 CACI        (800) 292-CACI FAX: (703) 243-6272           6/13/97

                           ZIP CODE DEMOGRAPHIC REPORT


          ZIP CODE    10304
  POST OFFICE NAME    STATEN ISLAND      NY

Population                                         1997 Age Distribution                  1997 Average Disposable Income
1980                33,028                           0-4             8.3                   Total                 $33,383
1990                33,028                           5-9               9                   Householder <35       $26,418
1997                35,861                         10-14             7.6                   Householder 35-44     $32,705
2002                37,518                         15-19               6                   Householder 45-54     $45,923
                                                   20-24             5.4                   Householder 55-64     $40,798
Population Growth Rate 1.1                         25-44            32.3                   Householder 65+       $22,894
Households                                         45-64            19.6
1990                11,627                         65-84            10.3
1997                12,607                         85+               1.6                   Spending Potential Index*
2002                13,187                         18+              71.6                   Auto Loan            100
                                                   Median Ace                              Home Loan            114
Household Growth Rate 1. 1                         1990             32.1                   Investments          119
Average Household Size 2.77                        1997             33.2                   Retirement Plans     115
                                                                                           Home Repair          106
Families                                           Male/Female Ratio 88.1                  Lawn & Garden        107
1990                8,346                          Per Capita Income $17,031               Remodeling            96
1997                9,059                                                                  Appliances           100
                                                                                           Electronics          102
Family Growth Rate   1.1                           1997 Household Income*                  Furniture            108
                                                   Base           12,607                   Restaurants          102
Race                1990        1997               % <$15K          27.3                   Sporting Goods       105
% White             62.5        56.3               % $15K-25K       11.6                   Theater/Concerts     108
% Black             26.8        30.3               % $25K-50K       25.8                   Toys & Hobbies       101
% Asian                                            % $50K-100K      26.2                   Travel               117
  /Pacific Isl.     4.6          6.2               % $100K-150K      5.4                   Video Rental         100
                                                   % >$150K          3.6                   Apparel              107
% Hispanic*        13.4         16.9               Median Household Income                 Auto Aftermarket     105
                                                   1997          $34,232                   Health Insurance      97
                                                   2002          $37,497                   Pets & Supplies      101


*        Persons of Hispanic Origin may be of any race.

* Income represents the annual income for the preceding year in current dollars, including an adjustment for inflation or cost-of-living increase.

* The Spending Potential Index (SPI) is calculated by CACI from the Consumer Expenditure Survey, Bureau of Labor Statistics. The index represents the ratio of the average amount spent locally to the average U.S. spending for a product or service, multiplied by 100.


Copyright 1997 CACI        (800) 292-CACI FAX: (703) 243-6272           6/13/97

                    County and Zip Code Demographic Reports:

                            Bronx County (The Bronx)

                           COUNTY DEMOGRAPHIC REPORT


         STATE/COUNTY    36005
         COUNTY NAME     BRONX               NY

Population                           1997 Age Distribution               1997 Average Disposable Income
   1980       1,168,972                  0-4        8.8                   Total                     $25,275
   1990       1,203,789                  5-9        7.9                   Householder less than 35  $23,414
   1997       1,192,107                10-14        7.5                   Householder 35-44         $26,300
   2002       1,184,121                15-19        7.3                   Householder 45-54         $30,957
                                       20-24        7.1                   Householder 55-64         $29,821
Population Growth Rate -0.1            25-44       32.7                   Householder 65+           $17,809
                                       45-64       17.9
Households                             65-84        9.4
   1990         424,112                 85+         1.4
   1997         415,805                 18+        71.7                           Spending Potential Index*
   2002         410,948                                                            Auto Loan             96
                                     Median Age                                    Home Loan             98
Household Growth Rate  -0.3            1990        30.9                            Investments          97
Average Household Size 2.77            1997        31.6                            Retirement Plans     88
                                                                                   Home Repair         102
Families                             Male/Female Ratio        89.4                 Lawn & Garden        96
    1990        288,609                                                            Remodeling           94
    1997        283,408              Per Capita Income     $ 12,528                Appliances           97
                                                                                   Electronics          89
Family Growth Rate     -0.3          1997 Household Income*                        Furniture           112
                                      Base                  415,784                Restaurants          94
Race            1990    1997          % less than $15K           32                Sporting Goods       98
% White         35.7    33.3          % $15K-25K               16.2                Theater/Concerts     97
% Black         37.3    35.7          % $25K-50K               29.3                Toys & Hobbies       90
% Asian                               % $50K-100K              18.7                Travel              112
  /Pacific Isl.    3    3.2%          % $100K-150K              2.9                Video Rental         99
                                      % greater than $150K      0.9                Apparel              96
                                                                                   Auto Aftermarket     97
% Hispanic*     43.5   49.9          Median Household Income                       Health Insurance     94
                                       1997                 $25,969                Pets & Supplies      92
                                       2002                 $29,385

*  Persons of Hispanic Origin may be of any race.

* Income represents the annual income for the preceding year in current dollars, including an adjustment for inflation or cost-of-living increase.

* The Spending Potential Index (SPI) is calculated by CACI from the Consumer Expenditure Survey, Bureau of Labor Statistics. The index represents the ratio of the average amount spent locally to the average U.S. spending for a product or service, multiplied by 100.

Copyright 1997 CACI    (800) 292-CACI FAX: (703) 243-6272                6/12/97

                           ZIP CODE DEMOGRAPHIC REPORT


              ZIP CODE    10462
      POST OFFICE NAME    BRONX           NY

Population                           1997 Age Distribution               1997 Average Disposable Income
  1980           63,630                  0-4        6.5                    Total                     $28,499
  1990           61,478                  5-9        5.8                    Householder less than 35  $31,308
  1997           57,985                10-14        5.6                    Householder 35-44         $31,478
  2002           57,144                15-19        5.2                    Householder 45-54         $36,099
                                       20-24        5.7                    Householder 55-64         $32,087
Population Growth Rate -0.8            25-44       34.1                    Householder 65+           $17,810
                                       45-64       19.7
Households                             65-84       15.1
  1990           26,576                 85+         2.3
  1997           24,932                 18+        79.1                          Spending Potential Index*
  2002           24,468                                                            Auto Loan            97
                                     Median Age                                    Home Loan           105
Household Growth Rate  -0.9            1990        36.9                            Investments          96
Average Household Size 2.31            1997        37.2                            Retirement Plans     89
                                                                                   Home Repair         109
Families                               Male/Female Ratio       89.5                Lawn & Garden        98
1990             15,965                                                            Remodeling           87
1997             14,960                Per Capita Income   $ 17,129                Appliances           96
                                                                                   Electronics          91
Family Growth Rate     -0.9          1997 Household Income*                        Furniture           112
                                       Base                  24,933                Restaurants          97
Race            1990    1997           % less than $15K          22                Sporting Goods       97
% White         58.3    53.5           % $15K-25K              14.8                Theater/Concerts    100
% Black         21.5    21.6           % $25K-50K              35.5                Toys & Hobbies       90
% Asian                                % $50K-100K             23.7                Travel              116
  /Pacific Isl.  5.8     6.8           % $100K-150K             3.5                Video Rental        101
                                       % greater than $150K     0.6                Apparel              98
                                                                                   Auto Aftermarket     98
% Hispanic*     30.7    38.2         Median Household Income                       Health Insurance     96
                                       1997                 $33,103                Pets & Supplies      95
                                       2002                 $37,409

*  Persons of Hispanic Origin may be of any race.

* Income represents the annual income for the preceding year in current dollars, including an adjustment for inflation or cost-of-living increase.

* The Spending Potential Index (SPI) is calculated by CACI from the Consumer Expenditure Survey, Bureau of Labor Statistics. The index represents the ratio of the average amount spent locally to the average U.S. spending for a product or service, multiplied by 100.

Copyright 1997 CACI    (800) 292-CACI FAX: (703) 243-6272                6/13/97

                    County and Zip Code Demographic Reports:

                           New York County (Manhattan)

                            COUNTY DEMOGRAPHIC REPORT


         STATE/COUNTY    36061
         COUNTY NAME     NEW YORK           NY

Population                           1997 Age Distribution               1997 Average Disposable Income
  1980        1,428,285                  0-4        5.2                    Total                     $42,182
  1990        1,487,536                  5-9          5                    Householder less than 35  $38,910
  1997        1,544,407                10-14        4.6                    Householder 35-44         $44,067
  2002        1,583,631                15-19        4.6                    Householder 45-54         $46,779
                                       20-24        5.7                    Householder 55-64         $43,005
Population Growth Rate 0.5             25-44       37.6                    Householder 65+           $28,074
                                       45-64       24.3
Households                             65-84       11.4
  1990          716,422                  85+        1.6
  1997          742,789                  18+       82.8                          Spending Potential Index*
  2002          760,782                                                            Auto Loan           100
                                     Median Age                                    Home Loan           122
Household Growth Rate   0.5            1990        35.9                            Investments         114
Average Household Size    2            1997        38.2                            Retirement Plans    110
                                                                                   Home Repair         104
Families                               Male/Female Ratio      90.6                 Lawn & Garden       104
  1990          301,041                                                            Remodeling           95
  1997          310,321                Per Capita Income   $32,787                 Appliances          101
                                                                                   Electronics         102
Family Growth Rate      0.4          1997 Household Income*                        Furniture           114
                                       Base               742,781                  Restaurants         108
Race              1990    1997         % less than $15K        22                  Sporting Goods      105
  % White         58.3    52.6         % $15K-25K            12.5                  Theater/Concerts    107
  % Black           22    23.6         % $25K-50K            27.2                  Toys & Hobbies       98
  % Asian                              % $50K-100K           21.9                  Travel              119
    /Pacific Isl.  7.4     9.2         % $10OK-150K           7.6                  Video Rental        101
                                       % greater than $150K   8.9                  Apparel             108
                                                                                   Auto Aftermarket    106
  % Hispanic*       26    32.2       Median Household Income                       Health Insurance     98
                                       1997           $37,272                      Pets & Supplies     102
                                       2002           $38,207

*  Persons of Hispanic Origin may be of any race.

* Income represents the annual income for the preceding year in current dollars, including an adjustment for inflation or cost-of-living increase.

* The Spending Potential Index (SPI) is calculated by CACI from the Consumer Expenditure Survey, Bureau of Labor Statistics. The index represents the ratio of the average amount spent locally to the average U.S. spending for a product or service, multiplied by 100.

Copyright 1997 CACI    (800) 292-CACI FAX: (703) 243-6972                6/12/97

                           ZIP CODE DEMOGRAPHIC REPORT


               ZIP CODE     10016
       POST OFFICE NAME     NEW YORK         NY

Population                           1997 Age Distribution               1997 Average Disposable Income
  1980           46,076                 0-4         2.3                    Total                     $47,808
  1990           51,561                 5-9         1.6                    Householder less than 35  $40,616
  1997           53,273                10-14        1.4                    Householder 35-44         $51,564
  2002           54,423                15-19        3.2                    Householder 45-54         $53,480
                                       20-24        6.3                    Householder 55-64         $50,488
Population Growth Rate  0.5            25-44         44                    Householder 65+           $33,869
                                       45-64       28.9
Households                             65-84         11
  1990           31,895                 85+         1.3
  1997           32,879                 18+        93.7                          Spending Potential Index*
  2002           33,550                                                            Auto Loan           101
                                     Median Age                                    Home Loan           129
Household Growth Rate   0.4            1990          38                            Investments         116
Average Household Size 1.51            1997        40.7                            Retirement Plans    113
                                                                                   Home Repair         104
Families                               Male/Female Ratio      87.9                 Lawn & Garden       105
  1990            8,077                                                            Remodeling           94
  1997            8,277                Per Capita Income   $46,559                 Appliances          101
                                                                                   Electronics         105
Family Growth Rate      0.3          1997 Household Income*                        Furniture           114
                                       Bass                 32,879                 Restaurants         113
Race              1990    1997         % less than $15K       13.7                 Sporting Goods      105
  % White         84.1      76         % $15K-25K              9.1                 Theater/Concerts    108
  % Black          6.2     9.1         % $25K-50K             29.4                 Toys & Hobbies      102
  % Asian                              % $50K-1OOK            28.1                 Travel              118
    /Pacific Isl.  7.4     11.1        % $1OOK-150K           10.3                 Video Rental        101
                                       % greater than $150K    9.4                 Apparel             112
                                                                                   Auto Aftermarket    109
  % Hispanic*      8.2     13.8      Median Household Income                       Health Insurance     99
                                       1997                $47,698                 Pets & Supplies     106
                                       2002                $49,074

*  Persons of Hispanic Origin may be of any race.

* Income represents the annual income for the preceding year in current dollars, including an adjust for inflation or cost-of-living increase.

* The Spending Potential Index (SPI) is calculated by CACI from the Consumer Expenditure Survey, Bureau of Labor Statistics. The index represents the ratio of the average amount spent locally to the average U.S. spending for a product or service, multiplied by 100.

Copyright 1997 CACI    (800) 292-CACI FAX: (703) 243-6272                6/13/97

                           ZIP CODE DEMOGRAPHIC REPORT


              ZIP CODE     10016
      POST OFFICE NAME     NEW YORK

Population                           1996 Age Distribution               1996 Average Disposable Income
  1980          46,076                  0-4         2.2                    Total                     $45,428
  1990          51,561                  5-9         2.4                    Householder less than 35  $38,689
  1996          53,385                 10-14        1.5                    Householder 35-44         $51,243
  2001          54,720                 15-19        3.1                    Householder 45-54         $50,497
                                       20-24        5.0                    Householder 55-64         $45,427
Population Growth Rate  0.6            25-44       43.8                    Householder 65+           $33,633
                                       45-64       28.6
Households                             65-84       12.0
1990            31,895                  85+         1.3
1996            33,201                  18+        93.0                          Spending Potential Index*
2001            34,167                                                             Auto Loan           103
                                     Median Age                                    Home Loan           129
Household Growth Rate 0.6              1990        38.0                            Investments         113
Average Household Size 1.50            1996        40.9                            Retirement Plans    119
                                                                                   Home Repair         105
Families                               Male/Female Ratio      83.1                 Lawn & Garden       106
1990             8,077                                                             Remodeling          110
1996             8,306                 Per Capita Income   $44,323                 Appliances          105
                                                                                   Electronics         108
Family Growth Rate      0.4          1996 Household Income                         Furniture           112
                                       Base                 33,201                 Restaurants         113
Race               1990    1996        % less than $15K       14.7                 Sporting Goods      113
  % White          84.1    80.3        % $15K-25K              9.8                 Theater/Concerts    112
  % Black           6.2     7.7        % $25K-50K             30.3                 Toys & Hobbies      105
  % Asian                              % $50K-1OOK            27.2                 Travel              114
    /Pacific Isl.   7.4     9.3        % $1OOK-150K            9.7                 Video Rental        103
                                       % greater than $150K    8.3                 Apparel             112
                                                                                   Auto Aftermarket    108
  % Hispanic*       8.2    10.0      Median Household Income                       Health Insurance    100
                                       1996                $45,273                 Pets & Supplies     101
                                       2001                $39,238

*  Persons of Hispanic Origin may be of any race.

*  Income amounts are expressed in current dollars for 1996.

* The Spending Potential index (SPI) is calculated by CACI from the Consumer Expenditure Survey, Bureau of Labor Statistics. The index represents the ratio of the average amount spent locally to the average U.S. spending for a product or service, multiplied by 100.

Copyright 1996 CACI    (800) 292-CACI FAX: (703) 243-6272                5/2/97

         B. Personal Income by Major Source and Earnings by Industry

                                                                  April 28, 1997

          PERSONAL INCOME BY MAJOR SOURCE AND EARNINGS BY INDUSTRY 1/
                      For Counties and Metropolitan Areas
                             (thousands of dollars)

(36-000) NEW YORK


----------------------------------------------------------------------------------------------------------------------
Line          Item                                                1989                    1990                   1991
----------------------------------------------------------------------------------------------------------------------
              Income by place of residence
010   Total personal income ($000)                          377,342,418             401,833,272            413,644,570
011     Nonfarm personal income                             376,568,113             401,053,887            412,935,227
012     Farm income 2/                                          774,305                 779,385                709,343

020   Population (thousands) 3/                                17,983.2                18,002.3               18,040.8
030   Per capita personal income (dollars)                       20,983                  22,321                 22,928

        Derivation of total personal income
040     Earnings by place of work                           278,157,851             295,488,397            299,460,485
041     Less: Personal cont. for social insur. 4/            20,365,962              21,578,469             22,937,717
042     Plus: Adjustment for residence 5/                   -12,766,709             -13,309,190            -13,086,078
045     Equals: Net earn. by place of residence             245,025,180             260,600,738            263,436,690
046     Plus: Dividends, interest, and rent 6/               73,504,765              76,631,812             77,101,374
047     Plus: Transfer payments                              58,812,473              64,600,722             73,106,506

              Earnings by place of work

        Components of Earnings:
050     Wages and salaries                                  233,175,026             245,454,911            245,008,157
060     Other labor income                                   19,852,710              21,491,868             23,277,468
070     Proprietors' income 7/                               25,130,115              28,541,618             31,174,860
071      Farm proprietors' income                               492,164                 450,102                383,939
072      Nonfarm proprietors' income                         24,637,951              28,091,516             30,790,921

        Earnings by Industry:
081     Farm earninqs                                           774,305                 779,385                709,343
082     Nonfarm earnings                                    277,383,546             294,709,012            298,751,142
090      Private earnings                                   233,703,860             247,436,485            250,609,905

100         Ag. serv., for., fish., and other 8/                878,730                 980,704              1,042,756
130         Mining                                              310,096                 300,001                256,801
180         Construction                                     13,822,104              13,613,913             12,291,100
190         Manufacturing                                    42,792,569              43,157,744             43,110,238
200          Nondurable goods                                18,259,096              18,656,102             18,734,150
310          Durable goods                                   24,533,473              24,501,642             24,376,088
440         Transportation and public utilities              16,554,476              18,058,010             18,396,298
510         Wholesale trade                                  18,644,922              19,298,155             18,820,810
520         Retail trade                                     21,858,214              22,215,561             22,052,246
530         Finance, insurance, and real estate              36,439,517              40,274,845             43,555,056
560         Services                                         82,403,232              89,537,552             91,084,600
630      Government and government enterprises               43,679,686              47,272,527             48,141,237
640         Federal, civilian                                 5,255,842               5,753,492              5,996,404
650         Military                                          1,043,816               1,072,948              1,153,604
660         State and local                                  37,380,028              40,446,087             40,991,229

-----------------------------------------------------------------------------------------------------------------------
Line          Item                                                1992                   1993                    1994
-----------------------------------------------------------------------------------------------------------------------
              Income by place of residence
010   Total personal income ($000)                          436,839,110            451,124,875             467,397,414
011     Nonfarm personal income                             436,058,443            450,248,615             466,745,146
012     Farm income 2/                                          780,667                876,260                 652,268

020   Population (thousands) 3/                                18,095.2               18,154.5                18,172.6
030   Per capita personal income (dollars)                       24,141                 24,849                  25,720

        Derivation of total personal income
040     Earnings by place of work                           319,353,218            328,692,513             339,514,666
041     Less: Personal cont. for social insur. 4/            23,805,819             24,603,525              25,962,007
042     Plus: Adjustment for residence 5/                   -15,143,534            -15,130,933             -15,313,626
045     Equals: Net earn. by place of residence             280,403,865            288,958,055             298,239,033
046     Plus: Dividends, interest, and rent 6/               73,951,592             74,139,211              77,306,029
047     Plus: Transfer payments                              82,483,653             88,027,609              91,852,352

              Earnings by place of work

        Components of Earnings:
050     Wages and salaries                                  259,282,702            264,104,942             271,101,923
060     Other labor income                                   25,388,315             27,104,761              28,528,284
070     Proprietors' income 7/                               34,682,201             37,482,810              39,884,459
071      Farm proprietors' income                               458,367                523,137                 309,661
072      Nonfarm proprietors' income                         34,223,834             36,959,673              39,574,798

        Earnings by Industry:
081     Farm earninqs                                           780,667                876,260                 652,268
082     Nonfarm earnings                                    318,572,551            327,816,253             338,862,398
090      Private earnings                                   268,969,414            276,493,798             285,874,115

100         Ag. serv., for., fish., and other 8/              1,034,820              1,098,643               1,167,363
130         Mining                                              261,602                277,537                 296,798
180         Construction                                     11,334,364             11,527,942              12,265,826
190         Manufacturing                                    43,910,279             43,384,433              43,713,022
200          Nondurable goods                                19,576,677             19,556,729              20,052,307
310          Durable goods                                   24,333,602             23,827,704              23,660,715
440         Transportation and public utilities              18,880,993             19,142,011              19,959,812
510         Wholesale trade                                  19,695,526             19,752,728              20,362,940
520         Retail trade                                     22,638,161             22,876,255              24,032,441
530         Finance, insurance, and real estate              54,080,574             56,736,039              56,396,478
560         Services                                         97,133,095            101,698,210             107,679,435
630      Government and government enterprises               49,603,137             51,322,455              52,988,283
640         Federal, civilian                                 6,344,285              6,443,579               6,555,784
650         Military                                          1,189,469              1,169,106               1,096,230
660         State and local                                  42,069,383             43,709,770              45,336,269

See footnotes at end of table.              REGIONAL ECONOMIC INFORMATION SYSTEM
Table CA05                      June 1996   BUREAU OF ECONOMIC ANALYSIS

                                                                  April 28, 1997

         PERSONAL INCOME BY MAJOR SOURCE AND EARNINGS BY INDUSTRY 1/
                     For Counties and Metropolitan Areas
                           (thousands of dollars)
(36-047) KINGS                    NEW YORK



-----------------------------------------------------------------------------------------------------------------------
Line      Item                                                    1989                    1990                   1991
-----------------------------------------------------------------------------------------------------------------------
              Income by place of residence
010    Total personal income ($000)                          37,105,853              39,735,054             40,815,759
011     Nonfarm personal income                              37,105,853              39,735,054             40,815,759
012     Farm income 2/                                                0                       0                      0

020    Population (thousands) 3/                                2,299.5                 2,298.3                2,287.8
030    Per capita personal income (dollars)                      16,137                  17,289                 17,841

        Derivation of total personal income
040     Earnings by place of work                            11,419,037              12,328,359             12,528,763
041     Less: Personal cont. for social insur. 4/               962,537               1,008,871              1,078,412
042     Plus: Adjustment for residence 5/                    12,102,044              12,823,549             12,437,397
045     Equals: Net earn. by place of residence              22,588,544              24,143,037             23,887,748
046     Plus: Dividends, interest, and rent 6/                5,826,853               5,957,070              5,957,238
047     Plus: Transfer payments                               8,690,456               9,634,947             10,970,773

              Earnings by place of work

        Components of Earnings:
050     Wages and salaries                                    9,717,682              10,332,841             10,429,532
060     Other labor income                                      807,941                 881,770                967,938
070     Proprietors' income 7/                                  923,414               1,113,748              1,131,293
071      Farm proprietors' income                                     0                       0                      0
072      Nonfarm proprietors' incomes                           923,414               1,113,748              1,131,293

        Earnings by Industry:
081     Farm earnings                                                 0                       0                      0
082     Nonfarm earnings                                     11,449,037              12,328,359             12,528,763
090      Private earnings                                    10,142,503              10,878,618             11,032,980

100       Ag. serv., for., fish., and other 8/                   31,988                  35,650                 38,235
130       Mining                                                  1,795                   2,580                  1,053
180       Construction                                          780,682                 758,358                698,352
190       Manufacturing                                       1,655,476               1,616,577              1,566,559
200        Nondurable goods                                   1,032,559               1,012,042              1,011,955
210        Durable goods                                        622,917                 604,535                554,604
340       Transportation and public utilities                   852,160                 942,694                968,022
510       Wholesale trade                                       815,314                 896,266                908,129
520       Retail trade                                        1,220,748               1,232,248              1,196,460
530       Finance, insurance, and real estate                   563,642                 705,865                731,192
          Services                                            4,220,698               4,688,380              4,924,978
630      Government and government enterprises                1,306,534               1,449,741              1,495,783
640       Federal, civilian                                     381,261                 419,954                447,063
650       Military                                               78,687                  82,684                 83,234
660       State and local                                       846,586                 947,103                965,486

-----------------------------------------------------------------------------------------------------------------------
Line      Item                                                    1992                   1993                    1994
-----------------------------------------------------------------------------------------------------------------------
              Income by place of residence
010    Total personal income ($000)                          43,366,542             44,309,232              45,710,625
011     Nonfarm personal income                              43,366,542             44,309,232              45,710,625
012     Farm income 2/                                                0                      0                       0

020    Population (thousands) 3/                                2,281.4                2,279.5                 2,272.0
030    Per capita personal income (dollars)                      19,008                 19,438                  20,119

        Derivation of total personal income
040     Earnings by place of work                            13,346,366             13,965,875              14,701,016
041     Less: Personal cont. for social insur. 4/             1,113,803              1,178,295               1,270,070
042     Plus: Adjustment for residence 5/                    13,673,314             13,586,846              13,528,835
045     Equals: Net earn. by place of residence              25,905,877             26,374,426              26,959,781
046     Plus: Dividends, interest, and rent 6/                5,208,030              4,798,574               5,014,844
047     Plus: Transfer payments                              12,252,635             13,136,232              13,736,000

              Earnings by place of work

        Components of Earnings:
050     Wages and salaries                                   10,994,618             11,410,462              11,966,184
060     Other labor income                                    1,060,409              1,159,329               1,237,982
070     Proprietors' income 7/                                1,291,339              1,396,084               1,496,850
071      Farm proprietors' income                                     0                      0                       0
072      Nonfarm proprietors' incomes                         1,291,339              1,396,084               1,496,850

        Earnings by Industry:
081     Farm earnings                                                 0                      0                       0
082     Nonfarm earnings                                     13,346,366             13,965,875              14,701,016
090      Private earnings                                    11,781,719             12,374,539              13,021,205

100       Ag. serv., for., fish., and other 8/                   39,788                 43,915                  46,926
130       Mining                                                    363                    125                     123
180       Construction                                          679,113                674,764                 723,399
190       Manufacturing                                       1,526,351              1,500,080               1,506,825
200        Nondurable goods                                     990,689                989,651               1,009,124
210        Durable goods                                        535,662                510,429                 497,701
340       Transportation and public utilities                 1,022,855              1,060,448               1,137,502
510       Wholesale trade                                       974,179                998,628               1,054,234
520       Retail trade                                        1,203,967              1,187,745               1,217,920
530       Finance, insurance, and real estate                 1,039,284              1,271,603               1,308,498
          Services                                            5,295,819              5,637,231               6,026,778
630      Government and government enterprises                1,564,647              1,591,336               1,678,811
640       Federal, civilian                                     474,874                474,083                 489,061
650       Military                                               94,482                 91,329                  74,427
660       State and local                                       995,291              1,025,924               1,115,323

See footnotes at end of table.              REGIONAL ECONOMIC INFORMATION SYSTEM
Table CA05                       June 1996  BUREAU OF ECONOMIC ANALYSIS

                                                                  April 28, 1997

          PERSONAL INCOME BY MAJOR SOURCE AND EARNINGS BY INDUSTRY 1/
                      For Counties and Metropolitan Areas
                             (thousands of dollars)
(36-081) QUEENS                    NEW YORK


-----------------------------------------------------------------------------------------------------------------------
Line  Item                                                        1989                    1990                   1991
-----------------------------------------------------------------------------------------------------------------------
              Income by place of residence
010    Total personal income ($000)                          39,628,734              41,862,186             42,528,134
011     Nonfarm personal income                              39,628,734              41,862,186             42,528,134
012     Farm income 2/                                                0                       0                      0

020    Population (thousands) 3/                                1,951.5                 1,952.1                1,951.4
030    Per capita personal income (dollars)                      20,307                  21,444                 21,794

        Derivation of total personal income
040     Earnings by place of work                            14,963,896              15,879,647             16,034,905
041     Less: Personal cont. for social insur. 4/             1,229,117               1,285,050              1,362,909
042     Plus: Adjustment for residence 5/                    10,645,328              11,081.091             10,708,918
045     Equals: Net earn, by place of residence              24,380,107              25,675,688             25,380,914
046     Plus: Dividends, interest, and rent 6/                7,749,390               7,861,948              7,642,263
047     Plus: Transfer payments                               7,499,237               8,324,550              9,504,957

              Earnings by place of work

        Components of Earnings:
050     Wages and salaries                                   12,649,698              13,233,368             13,215,737
060     Other labor income                                    1,169,874               1,263,250              1,366,241
070     Proprietors' income 7/                                1,144,324               1,383,029              1,452,927
071      Farm proprietors' income                                     0                       0                      0
072      Nonfarm proprietors' income                          1,144,324               1,383,029              1,452,927

      Earnings by Industry:
081   Farm earnings                                                   0                       0                      0
082   Nonfarm earnings                                       14,963,896              15,879,647             16,034,905
090     Private earnings                                     13,631,889              14,443,092             14,563,284

100      Ag. serv., for., fish., and other 8/                    37,027                  40,162                 45,119
130      Mining                                                   1,010                   1,226                  2,041
180      Construction                                         1,625,406               1,634,013              1,547,027
190      Manufacturing                                        1,831,359               1,807,727              1,710,629
200       Nondurable goods                                      911,872                 904,524                880,744
310       Durable goods                                         919,487                 903,203                829,885
440      Transportation and public utilities                  2,850,770               3,064,324              3,099,406
510      Wholesale trade                                      1,147,688               1,188,953              1,152,128
520      Retail trade                                         1,451,583               1,458,286              1,412,018
530      Finance, insurance, and real estate                    663,601                 828,611                964,399
560      Services                                             4,023,445               4,419,790              4,630,517
630     Government and government enterprises                 1,332,007               1,436,555              1,471,621
640      Federal, civilian                                      440,635                 481,214                507,309
650      Military                                                41,956                  42,217                 41,014
660      State and local                                        849,416                 913,124                923,298

-----------------------------------------------------------------------------------------------------------------------
Line  Item                                                        1992                   1993                    1994
-----------------------------------------------------------------------------------------------------------------------
              Income by place of residence
010    Total personal income ($000)                          45,251,322             46,334,628              47,729,731
011     Nonfarm personal income                              45,251,322             46,334,628              47,729,731
012     Farm income 2/                                                0                      0                       0

020    Population (thousands) 3/                                1,953.1                1,960.2                 1,964.7
030    Per capita personal income (dollars)                      23,169                 23,638                  24,293

        Derivation of total personal income
040     Earnings by place of work                            16,464,841             16,768,809              17,467,519
041     Less: Personal cont. for social insur. 4/             1,355,764              1,390,389               1,483,601
042     Plus: Adjustment for residence 5/                    11,780,011             12,013,733              12,017,303
045     Equals: Net earn, by place of residence              26,889,088             27,392,153              28,001,221
046     Plus: Dividends, interest, and rent 6/                7,603,341              7,419,368               7,730,115
047     Plus: Transfer payments                              10,758,893             11,523,107              11,998,395

              Earnings by place of work

        Components of Earnings:
050     Wages and salaries                                   13,435,772             13,519,176              14,014,740
060     Other labor income                                    1,439,569              1,515,032               1,596,579
070     Proprietors' income 7/                                1,589,500              1,734,601               1,856,200
071      Farm proprietors' income                                     0                      0                       0
072      Nonfarm proprietors' income                          1,589,500              1,734,601               1,856,200

      Earnings by Industry:
081   Farm earnings                                                   0                      0                       0
082   Nonfarm earnings                                       16,464,841             16,768,809              17,467,519
090     Private earnings                                     14,935,373             15,184,658              15,827,452

100      Ag. serv., for., fish., and other 8/                    43,457                 47,797                  50,333
130      Mining                                                   2,410                  2,345                   2,530
180      Construction                                         1,435,675              1,422,068               1,480,245
190      Manufacturing                                        1,692,564              1,659,091               1,672,291
200       Nondurable goods                                      880,131                876,432                 888,844
310       Durable goods                                         812,433                782,659                 783,447
440      Transportation and public utilities                  3,018,165              2,984,402               3,043,405
510      Wholesale trade                                      1,206,350              1,183,126               1,206,633
520      Retail trade                                         1,428,996              1,408,853               1,473,950
530      Finance, insurance, and real estate                  1,242,871              1,341,215               1,413,930
560      Services                                             4,864,885              5,135,761               5,484,135
630     Government and government enterprises                 1,529,468              1,584,151               1,640,067
640      Federal, civilian                                      527,711                543,827                 564,413
650      Military                                                42,398                 42,063                  40,958
660      State and local                                        959,359                998,261               1,034,696

See footnotes at end of table.              REGIONAL ECONOMIC INFORMATION SYSTEM
Table CA05                      June 1996   BUREAU OF ECONOMIC ANALYSIS

                                                                  April 28, 1997

          PERSONAL INCOME BY MAJOR SOURCE AND EARNINGS BY INDUSTRY 1/
                      For Counties and Metropolitan Areas
                            (thousands of dollars)
(36-059) NASSAU                     NEW YORK

-----------------------------------------------------------------------------------------------------------------------
Line      Item                                                    1989                    1990                   1991
-----------------------------------------------------------------------------------------------------------------------
              Income by place of residence
010   Total personal income ($000)                           38,126,585              40,166,644             40,355,001
011    Nonfarm personal income                               38,123,931              40,163,752             40,351,563
012    Farm income 21                                             2,654                   2,892                  3,438

020   Population (thousands) 3/                                 1,292.8                 1,286.1                1,291.2
030   Per capita personal income (dollars)                       29,491                  31,232                 31,255

       Derivation of total personal income                   20,532,312              21,753,508             22,106,708
040    Earnings by place of work                              1,526,124               1,602,419              1,698,574
041    Less: Personal cont. for social insur. 4/              5,089,444               5,285,912              5,135,966
042    Plus: Adjustment for residence 5/                     24,095,632              25,437,001             25,544,100
045    Equals: Net earn. by place of residence               10,160,570              10,558,392             10,144,039
046    Plus: Dividends, interest, and rent 6/                 3,870,383               4,171,251              4,666,862
047    Plus: Transfer payments

              Earnings by place of work

      Components of Earnings:
050   Wages and salaries                                     16,786,109              17,379,086             17,391,067
060   Other labor income                                      1,399,206               1,486,336              1,603,546
070   Proprietors' income 7/                                  2,346,997               2,888,086              3,112,095
071    Farm proprietors' income                                   2,000                   2,129                  2,685
072    Nonfarm proprietors' income                            2,344,997               2,885,957              3,109,410

      Earnings by Industry:
081   Farm earnings                                               2,654                   2,892                  3,438
082   Nonfarm earnings                                       20,529,658              21,750,616             22,103,270
090    Private earnings                                      17,813,568              18,804,446             18,988,125

100     Ag. serv., for., fish., and other 8/                     84,933                  87,346                 89,484
130     Mining                                                    5,171                   4,573                  4,152
180     Construction                                          1,138,865               1,088,527                964,874
190     Manufacturing                                         2,647,329               2,546,057              2,418,680
200      Nondurable goods                                       676,208                 701,826                685,398
310      Durable goods                                        1,971,121               1,844,231              1,733,282
440     Transportation and public utilities                     991,631               1,109,967              1,142,153
510     Wholesale trade                                       1,990,920               1,958,354              1,889,270
520     Retail trade                                          2,203,039               2,224,794              2,228,692
530     Finance, insurance, and real estate                   1,910,728               2,200,165              2,410,012
560     Services                                              6,840,952               7,584,663              7,840,808
630    Government and government enterprises                  2,716,090               2,946,170              3,115,145
640     Federal, civilian                                       349,633                 376,410                385,258
650     Military                                                 31,448                  31,259                 31,002
660     State and local                                       2,335,009               2,538,501              2,698,885

-----------------------------------------------------------------------------------------------------------------------
Line      Item                                                     1992                    1993                   1994
-----------------------------------------------------------------------------------------------------------------------
              Income by place of residence
010   Total personal income ($000)                           41,732,927              43,479,037             45,102,077
011    Nonfarm personal income                               41,729,655              43,475,260             45,098,971
012    Farm income 21                                             3,272                   3,777                  3,106

020   Population (thousands) 3/                                 1,296.5                 1,300.2                1,302.4
030   Per capita personal income (dollars)                       32,188                  33,439                 34,629

       Derivation of total personal income
040    Earnings by place of work                             22,862,299              23,601,572             24,375,693
041    Less: Personal cont. for social insur. 4/              1,705,211               1,766,386              1,864,275
042    Plus: Adjustment for residence 5/                      5,823,724               5,959,250              6,260,742
045    Equals: Net earn. by place of residence               26,980,812              27,794,436             28,772,160
046    Plus: Dividends, interest, and rent 6/                 9,414,713              10,025,259             10,434,742
047    Plus: Transfer payments                                5,337,402               5,659,342              5,895,175

              Earnings by place of work

      Components of Earnings:
050   Wages and salaries                                     17,788,547              18,157,136             18,595,116
060   Other labor income                                      1,699,807               1,813,609              1,899,331
070   Proprietors' income 7/                                  3,373,945               3,630,827              3,881,246
071    Farm proprietors' income                                   2,524                   2,959                  2,310
072    Nonfarm proprietors' income                            3,371,421               3,627,868              3,878,936

      Earnings by Industry:
081   Farm earnings                                               3,272                   3,777                  3,106
082   Nonfarm earnings                                       22,859,027              23,597,795             24,372,587
090    Private earnings                                      19,722,889              20,345,802             21,080,628

100     Ag. serv., for., fish., and other 8/                     85,075                  89,311                 95,361
130     Mining                                                    3,501                   4,128                  4,007
180     Construction                                            854,511                 883,684                947,445
190     Manufacturing                                         2,366,987               2,282,675              2,204,998
200      Nondurable goods                                       681,265                 701,638                718,867
310      Durable goods                                        1,685,722               1,581,037              1,486,131
440     Transportation and public utilities                   1,138,438               1,168,556              1,245,208
510     Wholesale trade                                       1,976,034               1,920,312              2,022,079
520     Retail trade                                          2,287,612               2,333,581              2,470,827
530     Finance, insurance, and real estate                   2,735,466               2,933,562              3,029,588
560     Services                                              8,275,265               8,729,993              9,061,115
630    Government and government enterprises                  3,136,138               3,251,993              3,291,959
640     Federal, civilian                                       405,050                 364,225                327,851
650     Military                                                 31,762                  31,863                 30,847
660     State and local                                       2,699,326               2,855,905              2,933,261

See footnotes at end of table.              REGIONAL ECONOMIC INFORMATION SYSTEM
Table CA05                       June 1996  BUREAU OF ECONOMIC ANALYSIS

                                                                  April 28, 1997

          PERSONAL INCOME BY MAJOR SOURCE AND EARNINGS BY INDUSTRY 1/
                      For Counties and Metropolitan Areas
                             (thousands of dollars)
(36-085) RICHMOND                  NEW YORK


-----------------------------------------------------------------------------------------------------------------------
Line  Item                                                         1989                    1990                   1991
-----------------------------------------------------------------------------------------------------------------------
              Income by place of residence
010   Total personal income ($000)                            7,776,692               8,348,538              8,731,126
01l     Nonfarm personal income                               7,776,692               8,348,538              8,731,126
012     Farm income 2/                                                0                       0                      0

020    Population (thousands) 3/                                  377.8                   380.0                  385.4
030    Per capita personal income (dollars)                      20,584                  21,970                 22,657

        Derivation of total personal income
040     Earnings by place of work                             2,007,183               2,208,681              2,311,522
041     Less: Personal cont. for social insur. 4/               163,941                 175,946                192,743
042     Plus: Adjustment for residence 5/                     3,534,359               3,681,753              3,748,892
045     Equals: Net earn, by place of residence               5,377,601               5,714,488              5,867,671
046     Plus: Dividends, interest, and rent 6/                1,098,974               1,145,496              1,097,424
047     Plus: Transfer payments                               1,300,117               1,488,554              1,766,031

              Earnings by place of work

        Components of Earnings:
050     Wages and salaries                                    1,623,090               1,750,132              1,789,660
060     Other labor income                                      129,816                 143,693                159,761
070     Proprietors' income 7/                                  254,277                 314,856                362,101
071      Farm proprietors' income                                     0                       0                      0
072      Nonfarm proprietors' income                            254,277                 314,856                362,101

        Earnings by Industry:
081     Farm earnings                                                 0                       0                      0
082     Nonfarm earnings                                      2,007,183               2,208,681              2,311,522
090      Private earnings                                     1,796,827               1,966,251              2,066,053

100       Ag. serv., for., fish., and other 8/                    8,701                   9,472                 10,328
130       Mining                                                    (L)                     (L)                    (L)
180       Construction                                          200,322                 204,644                198,024
190       Manufacturing                                         114,497                 112,815                 93,571
200        Nondurable goods                                      83,970                  81,404                 61,929
310        Durable goods                                         30,527                  31,411                 31,642
440       Transportation and public utilities                   171,444                 193,562                202,189
510       Wholesale trade                                        53,946                  56,788                 62,496
520       Retail trade                                          260,431                 264,351                270,611
530       Finance, insurance, and real estate                   115,195                 168,644                211,010
560       Services                                              872,285                 955,970              1,017,816
630      Government and government enterprises                  210,356                 242,430                245,469
640       Federal, civilian                                      34,323                  36,652                 38,471
650       Military                                                8,368                  12,225                 20,803
660       State and local                                       167,665                 193,553                186,195

-----------------------------------------------------------------------------------------------------------------------
Line  Item                                                         1992                   1993                    1994
-----------------------------------------------------------------------------------------------------------------------
              Income by place of residence
010   Total personal income ($000)                            9,213,517              9,585,241               9,949,211
01l     Nonfarm personal income                               9,213,517              9,585,241               9,949,211
012     Farm income 2/                                                0                      0                       0

020    Population (thousands) 3/                                  390.9                  395.7                   397.7
030    Per capita personal income (dollars)                      23,571                 24,226                  25,015

        Derivation of total personal income
040     Earnings by place of work                             2,442,802              2,606,881               2,782,556
041     Less: Personal cont. for social insur. 4/               197,867                213,607                 233,411
042     Plus: Adjustment for residence 5/                     3,895,917              3,943,513               3,981,975
045     Equals: Net earn, by place of residence               6,140,852              6,336,787               6,531,120
046     Plus: Dividends, interest, and rent 6/                  967,658                985,838               1,031,807
047     Plus: Transfer payments                               2,105,007              2,262,616               2,386,284

              Earnings by place of work

        Components of Earnings:
050     Wages and salaries                                    1,878,574              1,981,233               2,108,749
060     Other labor income                                      175,126                194,386                 213,393
070     Proprietors' income 7/                                  389,102                431,262                 460,414
071      Farm proprietors' income                                     0                      0                       0
072      Nonfarm proprietors' income                            389,102                431,262                 460,414

        Earnings by Industry:
081     Farm earnings                                                 0                      0                       0
082     Nonfarm earnings                                      2,442,802              2,606,881               2,782,556
090      Private earnings                                     2,178,171              2,340,479               2,514,955

100       Ag. serv., for., fish., and other 8/                   10,556                 12,620                  13,424
130       Mining                                                    (L)                    (L)                     (L)
180       Construction                                          194,505                209,960                 222,772
190       Manufacturing                                          92,180                 88,008                  94,722
200        Nondurable goods                                      59,842                 58,469                  63,548
310        Durable goods                                         32,338                 29,539                  31,174
440       Transportation and public utilities                   209,712                226,547                 252,825
510       Wholesale trade                                        64,426                 65,807                  67,216
520       Retail trade                                          272,341                279,635                 296,968
530       Finance, insurance, and real estate                   231,940                261,878                 272,274
560       Services                                            1,102,505              1,196,018               1,294,745
630      Government and government enterprises                  264,631                266,402                 267,601
640       Federal, civilian                                      42,041                 40,913                  43,831
650       Military                                               34,677                 46,063                  24,183
660       State and local                                       187,913                179,426                 199,587


See footnotes at end of table.              REGIONAL ECONOMIC INFORMATION SYSTEM
Table CA05                      June 1996   BUREAU OF ECONOMIC ANALYSIS

                                                                  April 28, 1997

          PERSONAL INCOME BY MAJOR SOURCE AND EARNINGS BY INDUSTRY 1/
                      For Counties and Metropolitan Areas
                             (thousands of dollars)

(36-005) BRONX                     NEW YORK


-----------------------------------------------------------------------------------------------------------------------
Line  Item                                                        1989                    1990                   1991
-----------------------------------------------------------------------------------------------------------------------
              Income by place of residence
010    Total personal income ($000)                          16,718,300              17,713,898             18,298,728
011     Nonfarm personal income                              16,718,300              17,713,898             18,298,728
012     Farm income 2/                                                0                       0                      0

020    Population (thousands) 3/                                1,200.9                 1,203.6                1,199.5
030    Per capita personal income (dollars)                      13,921                  14,718                 15,256

        Derivation of total personal income
040     Earnings by place of work                             5,932,178               6,330,975              6,529,499
041     Less: Personal cont. for social insur. 4/               493,134                 514,947                557,261
042     Plus: Adjustment for residence 5/                     4,282,660               4,405,163              4,139,461
045     Equals: Net earn, by place of residence               9,721,704              10,221,191             10,111,699
046     Plus: Dividends, interest, and rent 6/                2,287,888               2,278,740              2,284,077
047     Plus: Transfer payments                               4,708,708               5,213,967              5,902,952

              Earnings by place of work

        Components of Earnings:
050     Wages and salaries                                    5,135,979               5,438,519              5,567,423
060     Other labor income                                      412,587                 451,230                503,407
070     Proprietors' income 7/                                  383,612                 441,226                458,669
071      Farm proprietors' income                                     0                       0                      0
072      Nonfarm proprietors' income                            383,612                 441,226                458,669

        Earnings by Industry:
081     Farm earnings                                                 0                       0                      0
082     Nonfarm earnings                                      5,932,178               6,330,975              6,529,499
090      Private earnings                                     5,108,830               5,449,825              5,597,045

100       Ag. serv., for., fish., and other 8/                      (0)                     (0)                 17,442
130       Mining                                                    (0)                     (0)                    380
180       Construction                                          578,166                 574,308                491,926
190       Manufacturing                                         485,830                 466,016                470,884
200        Nondurable goods                                     231,292                 220,828                220,585
310        Durable goods                                        254,538                 245,188                250,299
440       Transportation and public utilities                   334,215                 366,743                385,978
510       Wholesale trade                                       410,012                 433,080                429,819
520       Retail trade                                          556,272                 549,222                536,575
530       Finance, insurance, and real estate                   271,610                 296,503                304,860
560       Services                                            2,457,637               2,746,716              2,959,181
530      Government and government enterprises                  823,348                 881,150                932,454
540       Federal, civilian                                     312,928                 326,335                368,241
550       Military                                               25,089                  25,660                 24,973
560       State and local                                       485,331                 529,155                539,240

-----------------------------------------------------------------------------------------------------------------------
Line  Item                                                        1992                   1993                    1994
-----------------------------------------------------------------------------------------------------------------------
              Income by place of residence
010    Total personal income ($000)                          19,388,514             19,846,020              20,490,819
011     Nonfarm personal income                              19,388,514             19,846,020              20,490,819
012     Farm income 2/                                                0                      0                       0

020    Population (thousands) 3/                                1,194.3                1,195.7                 1,191.8
030    Per capita personal income (dollars)                      16,235                 16,598                  17,193

        Derivation of total personal income
040     Earnings by place of work                             6,927,254              7,221,785               7,570,020
041     Less: Personal cont. for social insur. 4/               572,569                603,174                 648,381
042     Plus: Adjustment for residence 5/                     4,246,682              4,158,524               4,123,439
045     Equals: Net earn, by place of residence              10,601,367             10,777,135              11,045,078
046     Plus: Dividends, interest, and rent 6/                2,174,290              1,987,352               2,068,389
047     Plus: Transfer payments                               6,612,857              7,081,533               7,377,352

              Earnings by place of work

        Components of Earnings:
050     Wages and salaries                                    5,872,359              6,091,921               6,365,160
060     Other labor income                                      548,493                597,794                 632,182
070     Proprietors' income 7/                                  506,402                532,070                 572,678
071      Farm proprietors' income                                     0                      0                       0
072      Nonfarm proprietors' income                            506,402                532,070                 572,678

        Earnings by Industry:
081     Farm earnings                                                 0                      0                       0
082     Nonfarm earnings                                      6,927,254              7,221,785               7,570,020
090      Private earnings                                     5,908,830              6,156,122               6,451,034

100       Ag. serv., for., fish., and other 8/                   17,702                 19,435                  20,945
130       Mining                                                    516                    636                     624
180       Construction                                          414,037                410,885                 441,547
190       Manufacturing                                         452,958                457,435                 457,922
200        Nondurable goods                                     213,508                217,919                 213,905
310        Durable goods                                        239,450                239,516                 244,017
440       Transportation and public utilities                   392,820                409,852                 432,870
510       Wholesale trade                                       436,375                443,339                 453,666
520       Retail trade                                          554,121                541,607                 553,374
530       Finance, insurance, and real estate                   355,469                370,830                 387,133
560       Services                                            3,284,832              3,502,103               3,702,953
530      Government and government enterprises                1,018,424              1,065,663               1,118,986
540       Federal, civilian                                     412,933                424,071                 442,166
550       Military                                               25,858                 25,489                  24,223
560       State and local                                       579,633                616,103                 652,597

See footnotes at end of table.              REGIONAL ECONOMIC INFORMATION SYSTEM
Table CA05                      June 1996   BUREAU OF ECONOMIC ANALYSIS

                                                                  April 28, 1997

         PERSONAL INCOME BY MAJOR SOURCE AND EARNINGS BY  INDUSTRY  1/
                      For Counties and Metropolitan Areas
                             (thousands of dollars)

(36-061)  NEW YORK                  NEW YORK



-----------------------------------------------------------------------------------------------------------------------
Line      Item                                                    1989                    1990                   1991
-----------------------------------------------------------------------------------------------------------------------
              Income by place of residence
010   Total personal income ($000)                           60,427,028              66,077,342             68,401,501
011     Nonfarm personal income                              60,427,028              66,077,342             68,401,501
012     Farm income 2/                                                0                       0                      0

020   Population (thousands) 3/                                 1,484.0                 1,487.0                1,483.6
030   Per capita personal income (dollars)                       40,718                  44,436                 46,105

        Derivation of total personal income
040     Earnings by place of work                           110,141,819             116,717,404            116,810,717
041     Less: Personal cont. for social insur. 4/             7,816,370               8,352,846              8,756,310
042     Plus: Adjustment for residence 5/                   -62,321,171             -64,938,857            -63,478,680
045     Equals: Net earn. by place of residence              40,004,278              43,425,70]             44,575,727
046     Plus: Dividends, interest, and rent 6/               13,891,834              15,452,194             15,745,103
047     Plus: Transfer payments                               6,530,916               7,199,447              8,080,671

              Earnings by place of work

        Components of Earnings:
050     Wages and salaries                                   92,381,644              97,333,791             95,121,129
060     Other labor income                                    7,237,909               7,847,166              8,304,653
070     Proprietors' income 7/                               10,522,266              11,536,447             13,384,935
071      Farm proprietors' income                                     0                       0                      0
072      Nonfarm proprietors' income                         10,522,266              11,536,447             13,384,935

        Earnings by Industry:
081     Farm earnings                                                 0                       0                      0
082     Nonfarm earnings                                    110,141,819             116,717,404            116,810,717
090      Private earnings                                    94,199,662              99,600,158             99,989,263

100     Ag. serv., for., fish., and other 8/                    177,253                 200,413                213,493
130     Mining                                                   74,911                  50,123                 36,994
180     Construction                                          2,294,516               2,152,861              1,910,308
190     Manufacturing                                         8,728,897               8,916,159              8,808,550
200      Nondurable goods                                     7,396,365               7,508,363              7,481,286
310      Durable goods                                        1,332,532               1,407,796              1,327,264
440     Transportation and public utilities                   5,239,738               5,759,486              5,694,827
510     Wholesale trade                                       7,982,880               8,107,232              7,746,684
520     Retail trade                                          4,857,990               4,875,800              4,681,203
530     Finance, insurance, and real estate                  27,054,887              29,320,843             31,446,791
560     Services                                             37,788,590              40,217,241             39,450,413
630   Government and government enterprises                  15,942,157              17,117,246             16,821,454
640     Federal, civilian                                     1,466,694               1,622,190              1,650,134
650     Military                                                 71,489                  70,949                 78,755
660     State and local                                      14,403,974              15,424,107             15,092,565

-----------------------------------------------------------------------------------------------------------------------
Line      Item                                                    1992                   1993                    1994
-----------------------------------------------------------------------------------------------------------------------
              Income by place of residence
010   Total personal income ($000)                           74,756,]67             77,161,311              80,154,258
011     Nonfarm personal income                              74,756,167             77,161,311              80,154,258
012     Farm income 2/                                                0                      0                       0

020   Population (thousands) 3/                                 1,486.6                1,495.6                 1,507.0
030   Per capita personal income (dollars)                       50,286                 51,594                  53,189

        Derivation of total personal income
040     Earnings by place of work                           128,722,774            132,082,836             135,607,821
041     Less: Personal cont. for social insur. 4/             9,426,490              9,671,767              10,095,266
042     Plus: Adjustment for residence 5/                   -70,043,995            -70,820,053             -71,929,537
045     Equals: Net earn. by place of residence              49,252,289             51,541,016              53,583,018
046     Plus: Dividends, interest, and rent 6/               16,424,375             15,740,427              16,364,965
047     Plus: Transfer payments                               9,079,503              9,879,868              10,206,275

              Earnings by place of work

        Components of Earnings:
050     Wages and salaries                                  104,286,113            105,633,836             107,508,847
060     Other labor income                                    9,218,051              9,871,281              10,403,054
070     Proprietors' income 7/                               15,218,610             16,577,719              17,695,920
071      Farm proprietors' income                                     0                      0                       0
072      Nonfarm proprietors' income                         15,218,610             16,577,719              17,695,920

        Earnings by Industry:
081     Farm earnings                                                 0                      0                       0
082     Nonfarm earnings                                    128,722,774            132,082,836             135,607,821
090      Private earnings                                   111,670,084            114,573,718             117,731,863

100     Ag. serv., for., fish., and other 8/                    215,246                240,526                 261,492
130     Mining                                                   47,365                 43,948                  45,862
180     Construction                                          1,721,273              1,777,324               1,959,757
190     Manufacturing                                         9,266,858              9,267,989               9,543,742
200      Nondurable goods                                     7,859,949              7,739,521               7,965,578
310      Durable goods                                        1,406,909              1,528,468               1,578,164
440     Transportation and public utilities                   5,772,421              5,729,410               5,903,532
510     Wholesale trade                                       8,103,597              7,931,107               8,179,150
520     Retail trade                                          4,779,278              4,780,433               5,128,916
530     Finance, insurance, and real estate                  39,933,496             41,553,829              40,916,070
560     Services                                             41,830,550             43,249,129              45,793,342
630   Government and government enterprises                  17,052,690             17,509,118              17,875,958
640     Federal, civilian                                     1,736,004              1,756,300               1,745,207
650     Military                                                 77,178                 82,705                  86,969
660     State and local                                      15,239,508             15,670,113              16,043,782

See footnotes at end of table.              REGIONAL ECONOMIC INFORMATION SYSTEM
Table CA05                    June 1996     BUREAU OF ECONOMIC ANALYSIS

Footnotes for Table CA05

1/    1969-74 based on 1967 SIC. 1975-87 based on 1972 SIC. 1988-94 based on
      1987 SIC.

2/ Farm income consists of proprietors' net farm income, the wages of hired farm labor, the pay-in-kind of hired farm labor, and the salaries of officers of corporate farms.

3/ Census Bureau midyear population estimates. Estimates for 1990-94 reflect county population estimates available as of October 1995.

4/ Personal contributions for social insurance are included in earnings by type and industry but excluded from personal income.

5/ U.S. adjustment for residence consists of adjustments for border workers: income of U.S. residents commuting outside U.S. borders to work less income of foreign residents commuting inside U.S. borders to work plus certain Caribbean seasonal workers.

6/    Includes the capital consumption adjustment for rental income of persons.

7/    Includes the inventory valuation and capital consumption adjustments.

8/ "Other" consists of wages and salaries of U.S. residents employed by international organizations and foreign embassies and consulates in the U.S.

13/ Estimates for 1979 forward reflect Alaska Census Areas as defined in the 1980 Decennial Census: those for prior years reflect Alaska Census Divisions as defined in the 1970 Decennial Census. Estimates from 1988 forward separate Aleutian Islands Census Area into Aleutians East Borough and Aleutians West Census Area. Denali and Lake + Peninsula Boroughs begin in 1991. Estimates from 1993 forward separate Skagway-Yakutat-Angoon Census Area into Skagway-Hoonah-Angoon Census Area and Yakutat Borough.

14/ Cibola, NM was separated from Valencia in June 1981, but in these estimates, Valencia includes Cibola through the end of 1981.

15/   La Paz county, AZ was separated from Yuma county on January 1, 1983.

E The estimate shown here constitutes the major portion of the true estimate.

(D)   Not shown to avoid disclosure of confidential information.

(L)   Less than $50,000. Estimates are included in totals.

(N)   Data not available for this year.



                                            REGIONAL ECONOMIC INFORMATION SYSTEM
Table CA05                      June 1996   BUREAU OF ECONOMIC ANALYSIS

             C. Full-Time and Part-Time Employees by Major Industry

                                                                  April 28, 1997

             FULL-TIME AND PART-TIME EMPLOYEES BY MAJOR INDUSTRY 1/
                      For Counties and Metropolitan Areas
                                (number of jobs)
(36-000) NEW YORK

-----------------------------------------------------------------------------------------------------------------------
Line      Item                                                    1989                    1990                   1991
-----------------------------------------------------------------------------------------------------------------------
      Employment by Place of Work
010   Total full- & part-time employment                      9,834,410               9,854,973              9,528,942

      By Type:
020     Wage and salary employment                            8,703,331               8,667,960              8,327,048
040     Proprietors' employment                               1,131,079               1,187,013              1,201,894
050       Farm proprietors' employment                           40,689                  39,973                 39,371
060       Nonfarm proprietors' employment  2/                 1,090,390               1,147,040              1,162,523

      By industry:

070     Farm employment                                          66,200                  66,235                 64,546
080     Nonfarm employment                                    9,768,210               9,788,738              9,464,396
090       Private employment                                  8,261,415               8,258,048              7,965,857
100         Ag.serv.,for.,fish., and other  3/                   49,965                  52,555                 53,294
130         Mining                                               12,127                  11,398                 10,751
180         Construction                                        439,638                 422,750                375,663
190         Manufacturing                                     1,222,710               1,164,628              1,091,064
440         Transportation and public utilities                 455,191                 478,837                471,916
510         Wholesale trade                                     506,525                 496,612                468,985
520         Retail trade                                      1,411,945               1,396,126              1,343,903
530         Finance, insurance, and real estate               1,093,587               1,076,458              1,041,623
560         Services                                          3,069,727               3,158,684              3,108,658
630       Government and government enterprises               1,506,795               1,530,690              1,498,539
640         Federal, civilian                                   163,430                 169,626                158,145
650         Military                                             91,215                  88,151                 86,402
660         State and local                                   1,252,150               1,272,913              1,253,992

-----------------------------------------------------------------------------------------------------------------------
Line      Item                                                    1992                   1993                    1994
-----------------------------------------------------------------------------------------------------------------------
      Employment by Place of Work
010   Total full- & part-time employment                      9,350,729              9,370,929               9,459,572

      By Type:
020     Wage and salary employment                            8,174,741              8,185,813               8,256,554
040     Proprietors' employment                               1,175,988              1,185,116               1,203,018
050       Farm proprietors' employment                           39,440                 39,165                  38,141
060       Nonfarm proprietors' employment  2/                 1,136,548              1,145,951               1,164,877

      By industry:

070     Farm employment                                          64,844                 66,099                  65,650
080     Nonfarm employment                                    9,285,885              9,304,830               9,393,922
090       Private employment                                  7,810,352              7,836,333               7,938,486
100         Ag.serv.,for.,fish., and other  3/                   51,258                 55,182                  57,712
130         Mining                                                9,392                  9,735                   9,500
180         Construction                                        346,614                343,834                 352,476
190         Manufacturing                                     1,044,861              1,012,421                 990,132
440         Transportation and public utilities                 448,257                453,270                 456,677
510         Wholesale trade                                     462,045                451,871                 455,684
520         Retail trade                                      1,320,299              1,319,942               1,343,400
530         Finance, insurance, and real estate               1,008,082              1,007,851               1,009,314
560         Services                                          3,119,544              3,182,227               3,263,591
630       Government and government enterprises               1,475,533              1,468,497               1,455,436
640         Federal, civilian                                   155,914                150,985                 149,819
650         Military                                             85,215                 80,067                  73,239
660         State and local                                   1,234,404              1,237,445               1,232,378


See footnotes at end of table.              REGIONAL ECONOMIC INFORMATION SYSTEM
Table CA25                     June 1996    BUREAU OF ECONOMIC ANALYSIS

                                                                  April 28, 1997

           FULL-TIME AND PART-TIME EMPLOYEES BY MAJOR INDUSTRY 1/
                     For Counties and Metropolitan Areas
                              (number of jobs)
(36-047) KINGS                    NEW YORK


-----------------------------------------------------------------------------------------------------------------------
Line  Item                                                        1989                    1990                   1991
-----------------------------------------------------------------------------------------------------------------------
      Employment by Place of Work
010   Total full- & part-time employment                        543,278                 546,211                533,853

      By Type:
020     Wage and salary employment                              465,554                 464,992                450,113
040     Proprietors' employment                                  77,724                  81,219                 83,740
050      Farm proprietors' employment                                 0                       0                      0
060      Nonfarm proprietors' employment 2/                      77,724                  81,219                 83,740

      By Industry:

070      Farm employment                                              0                       0                      0
080      Nonfarm employment                                     543,278                 546,211                533,853
090       Private employment                                    495,702                 498,027                486,458
100        Ag.serv.,for.,fish., and other 3/                      1,258                   1,361                  1,380
130        Mining                                                   115                     113                    106
180        Construction                                          28,146                  26,922                 23,568
190        Manufacturing                                         74,274                  68,623                 61,780
440        Transportation and public utilities                   28,464                  30,296                 30,546
510        Wholesale trade                                       28,847                  30,140                 29,066
520        Retail trade                                          79,281                  76,745                 72,846
530        Finance, insurance, and real estate                   42,897                  42,203                 41,676
560        Services                                             212,420                 221,624                225,490
630       Government and government enterprises                  47,576                  48,184                 47,395
640        Federal, civilian                                     11,723                  11,401                 11,159
650        Military                                               8,817                   8,576                  8,264
660        State and local                                       27,036                  28,207                 27,972

-----------------------------------------------------------------------------------------------------------------------
Line  Item                                                        1992                   1993                    1994
-----------------------------------------------------------------------------------------------------------------------
      Employment by Place of Work
010   Total full- & part-time employment                        532,084                541,736                 546,038

      By Type:
020     Wage and salary employment                              450,444                459,355                 462,306
040     Proprietors' employment                                  81,640                 82,381                  83,732
050      Farm proprietors' employment                                 0                      0                       0
060      Nonfarm proprietors' employment 2/                      81,640                 82,381                  83,732

      By Industry:

070      Farm employment                                              0                      0                       0
080      Nonfarm employment                                     532,084                541,736                 546,038
090       Private employment                                    485,469                495,772                 501,085
100        Ag.serv.,for.,fish., and other 3/                      1,439                  1,555                   1,647
130        Mining                                                    80                     83                      78
180        Construction                                          22,714                 22,244                  23,072
190        Manufacturing                                         59,395                 58,824                  57,343
440        Transportation and public utilities                   29,579                 30,943                  31,646
510        Wholesale trade                                       29,266                 29,190                  30,374
520        Retail trade                                          70,447                 70,005                  70,577
530        Finance, insurance, and real estate                   42,888                 46,122                  45,639
560        Services                                             229,661                236,806                 240,709
630       Government and government enterprises                  46,615                 45,964                  44,953
640        Federal, civilian                                     10,905                 10,596                  10,479
650        Military                                               8,478                  7,812                   6,637
660        State and local                                       27,232                 27,556                  27,837

See footnotes at end of table.              REGIONAL ECONOMIC INFORMATION SYSTEM
Table CA25                       June 1996  BUREAU OF ECONOMIC ANALYSIS

                                                                  April 28, 1997

             FULL-TIME AND PART-TIME EMPLOYEES BY MAJOR INDUSTRY 1/
                      For Counties and Metropolitan Areas
                                (number of jobs)
(36-081)  (QUEENS)

-----------------------------------------------------------------------------------------------------------------------
Line      Item                                                    1989                    1990                   1991
-----------------------------------------------------------------------------------------------------------------------
      Employment by Place of Work
010   Total full- & part-time employment                        605,691                 604,921                583,907

      By Type:
020     Wage and salary employment                              518,663                 513,319                490,923
040     Proprietors' employment                                  87,028                  91,602                 92,984
050      Farm proprietors' employment                                 0                       0                      0
060      Nonfarm Proprietors' employment  2/                     87,028                  91,602                 92,984

      By Industry:

070      Farm employment                                              0                       0                      0
080      Nonfarm employment                                     605,691                 604,921                583,907
090       Private employment                                    559,405                 558,711                538,933
100       Ag.serv.,for.,fish., and other  3/                      1,530                   1,620                  1,681
130       Mining                                                    144                     175                    142
180       Construction                                           45,646                  44,323                 40,675
190       Manufacturing                                          69,602                  64,446                 57,832
440       Transportation and public utilities                    81,751                  86,121                 83,199
510       Wholesale trade                                        34,597                  34,237                 32,645
520       Retail trade                                           88,954                  87,238                 82,596
530       Finance, insurance, and real estate                    43,910                  42,914                 42,137
560       Services                                              193,271                 197,637                198,026
630      Government and government enterprises                   46,286                  46,210                 44,974
640       Federal, civilian                                      13,519                  13,383                 12,940
650       Military                                                6,465                   6,190                  5,960
660       State and local                                        26,302                  26,637                 26,074

-----------------------------------------------------------------------------------------------------------------------
Line      Item                                                    1992                    1993                   1994
-----------------------------------------------------------------------------------------------------------------------
      Employment by Place of Work
010   Total full- & part-time employment                        570,568                569,169                 577,922

      By Type:
020     Wage and salary employment                              480,100                477,628                 484,664
040     Proprietors' employment                                  90,468                 91,541                  93,258
050      Farm proprietors' employment                                 0                      0                       0
060      Nonfarm Proprietors' employment  2/                     90,468                 91,541                  93,258

      By Industry:

070      Farm employment                                              0                      0                       0
080      Nonfarm employment                                     570,568                569,169                 577,922
090       Private employment                                    526,203                525,230                 534,214
100       Ag.serv.,for.,fish., and other  3/                      1,568                  1,684                   1,743
130       Mining                                                    143                    143                     137
180       Construction                                           36,749                 35,693                  36,486
190       Manufacturing                                          55,435                 54,022                  52,619
440       Transportation and public utilities                    77,221                 77,817                  77,484
510       Wholesale trade                                        31,720                 30,782                  30,827
520       Retail trade                                           80,851                 79,189                  80,855
530       Finance, insurance, and real estate                    43,119                 43,091                  43,403
560       Services                                              199,397                202,809                 210,660
630      Government and government enterprises                   44,365                 43,939                  43,708
640       Federal, civilian                                      12,509                 12,169                  12,337
650       Military                                                5,883                  5,439                   4,955
660       State and local                                        25,973                 26,331                  26,416



See footnotes at end of table.              REGIONAL ECONOMIC INFORMATION SYSTEM
Table CA25                       June 1996  BUREAU OF ECONOMIC ANALYSIS

                                                                  April 28, 1997

            FULL-TIME AND PART-TIME EMPLOYEES BY MAJOR INDUSTRY 1/
                     For Counties and Metropolitan Areas
                               (number of jobs)
(36-059) NASSAU                    NEW YORK


-----------------------------------------------------------------------------------------------------------------------
Line  Item                                                        1989                    1990                   1991
-----------------------------------------------------------------------------------------------------------------------
      Employment by Place of Work
010   Total full- & part-time employment                        754,192                 746,211                713,915

      By Type:
020     Wage and salary employment                              650,274                 638,540                609,245
040     Proprietors' employment                                 103,918                 107,671                104,670
050      Farm proprietors' employment                                54                      53                     52
060      Nonfarm proprietors' employment 2/                     103,864                 107,618                104,618

      By Industry:

070      Farm employment                                            123                     124                    120
080      Nonfarm employment                                     754,069                 746,087                713,795
090       Private employment                                    668,567                 660,176                629,384
100        Ag. serv., for., fish., and other 3/                   4,723                   4,637                  4,681
130        Mining                                                   780                     541                    432
180        Construction                                          33,694                  31,559                 27,265
190        Manufacturing                                         73,080                  67,036                 60,892
440        Transportation and public utilities                   29,330                  31,778                 30,855
510        Wholesale trade                                       55,188                  51,301                 48,108
520        Retail trade                                         129,491                 124,705                120,085
530        Finance, insurance, and real estate                   94,793                  93,156                 86,772
560        Services                                             247,488                 255,463                250,294
630       Government and government enterprises                  85,502                  85,911                 84,411
640        Federal, civilian                                     10,460                  10,308                  9,545
650        Military                                               4,425                   4,199                  4,080
660        State and local                                       70,617                  71,404                 70,786

-----------------------------------------------------------------------------------------------------------------------
Line  Item                                                         1992                   1993                    1994
-----------------------------------------------------------------------------------------------------------------------
      Employment by Place of Work
010   Total full- & part-time employment                        687,494                689,524                 698,391

      By Type:
020     Wage and salary employment                              588,143                589,540                 597,040
040     Proprietors' employment                                  99,351                 99,984                 101,351
050      Farm proprietors' employment                                53                     53                      51
060      Nonfarm proprietors' employment 2/                      99,298                 99,931                 101,300

      By Industry:

070      Farm employment                                            122                    126                     126
080      Nonfarm employment                                     687,372                689,398                 698,265
090       Private employment                                    607,728                610,755                 619,463
100        Ag. serv., for., fish., and other 3/                   4,391                  4,757                   4,985
130        Mining                                                   358                    385                     368
180        Construction                                          24,048                 24,337                  25,162
190        Manufacturing                                         54,869                 51,526                  49,395
440        Transportation and public utilities                   28,265                 28,769                  29,956
510        Wholesale trade                                       46,799                 44,486                  44,871
520        Retail trade                                         117,669                118,959                 121,958
530        Finance, insurance, and real estate                   82,272                 82,622                  83,471
560        Services                                             249,057                254,914                 259,297
630       Government and government enterprises                  79,644                 78,643                  78,802
640        Federal, civilian                                      9,245                  7,960                   7,000
650        Military                                               4,025                  3,729                   3,398
660        State and local                                       66,374                 66,954                  68,404

See footnotes at end of table.              REGIONAL ECONOMIC INFORMATION SYSTEM
Table CA25                       June 1996  BUREAU OF ECONOMIC ANALYSIS

                                                                  April 28, 1997

             FULL-TIME AND PART-TIME EMPLOYEES BY MAJOR INDUSTRY 1/
                      For Counties and Metropolitan Areas
                               (number of jobs)
(36-085) RICHMOND                  NEW YORK


-----------------------------------------------------------------------------------------------------------------------
Line      Item                                                    1989                    1990                   1991
-----------------------------------------------------------------------------------------------------------------------
      Employment by Place of Work
010   Total full- & part-time employment                         95,070                  97,466                 96,743

      By Type:
020    Wage and salary employment                                77,996                  79 640                 78,177
040    Proprietors' employment                                   17,074                  17,826                 18,566
050      Farm proprietors' employment                                 0                       0                      0
060      Nonfarm proprietors' employment  2/                     17,074                  17,826                 18,566

      By industry:

070    Farm employment                                                0                       0                      0
080    Nonfarm employment                                        95,070                  97,466                 96,743
090      Private employment                                      87,483                  89,441                 88,716
100       Ag.serv.,for.,fish., and other  3/                        460                     504                    509
130       Mining                                                     26                      25                     26
180       Construction                                            7,128                   6,852                  6,351
190       Manufacturing                                           3,181                   3,014                  2,688
440       Transportation and public utilities                     5,079                   5,671                  5,689
510       Wholesale trade                                         2,038                   2,101                  2,268
520       Retail trade                                           20,096                  19,784                 19,062
530       Finance, insurance, and real estate                     8,707                   8,948                  8,782
560       Services                                               40,768                  42,542                 43,341
630      Government and government enterprises                    7,587                   8,025                  8,027
640       Federal, civilian                                       1,049                   1,040                  1,008
650       Military                                                1,250                   1,354                  1,656
660       State and local                                         5,288                   5,631                  5,363

-----------------------------------------------------------------------------------------------------------------------
Line      Item                                                    1992                    1993                   1994
-----------------------------------------------------------------------------------------------------------------------
      Employment by Place of Work
010   Total full- & part-time employment                         95,836                 98,823                 101,640

      By Type:
020    Wage and salary employment                                77,762                 80,610                  83,147
040    Proprietors' employment                                   18,074                 18,213                  18,493
050      Farm proprietors' employment                                 0                      0                       0
060      Nonfarm proprietors' employment  2/                     18,074                 18,213                  18,493

      By industry:

070    Farm employment                                                0                      0                       0
080    Nonfarm employment                                        95,836                 98,823                 101,640
090      Private employment                                      87,500                 90,240                  93,843
100       Ag.serv.,for.,fish., and other  3/                        545                    622                     687
130       Mining                                                     25                     27                      26
180       Construction                                            5,989                  5,942                   6,258
190       Manufacturing                                           2,414                  2,520                   2,575
440       Transportation and public utilities                     5,386                  5,813                   6,382
510       Wholesale trade                                         2,270                  2,212                   2,264
520       Retail trade                                           18,884                 19,116                  20,014
530       Finance, insurance, and real estate                     8,276                  8,389                   8,437
560       Services                                               43,711                 45,599                  47,200
630      Government and government enterprises                    8,336                  8,583                   7,797
640       Federal, civilian                                         997                    960                     986
650       Military                                                2,118                  2,511                   1,581
660       State and local                                         5,221                  5,112                   5,230


See footnotes at end of table.              REGIONAL ECONOMIC INFORMATION SYSTEM
Table CA25                       June 1996  BUREAU OF ECONOMIC ANALYSIS

                                                                  April 28, 1997

             FULL-TIME AND PART-TIME EMPLOYEES BY MAJOR INDUSTRY 1/
                     For Counties and Metropolitan Areas
                               (number of jobs)
(36-005) BRONX                     NEW YORK


-----------------------------------------------------------------------------------------------------------------------
Line  Item                                                        1989                    1990                   1991
-----------------------------------------------------------------------------------------------------------------------
      Employment by Place of Work
010   Total full- & part-time employment                        258,127                 259,003                254,237

      By Type:
020     Wage and salary employment                              231,460                 231,379                224,578
040     Proprietors' employment                                  26,667                  27,624                 29,659
050      Farm proprietors' employment                                 0                       0                      0
060      Nonfarm proprietors' employment 2/                      26,667                  27,624                 29,659

      By Industry:

070     Farm employment                                               0                       0                      0
080     Nonfarm employment                                      258,127                 259,003                254,237
090      Private employment                                     227,787                 228,765                224,508
100       Ag.serv.,for.,fish., and other 3/                         (D)                     (D)                    623
130       Mining                                                    (D)                     (D)                     78
180       Construction                                           15,320                  14,926                 13,118
190       Manufacturing                                          19,798                  18,568                 16,891
440       Transportation and public utilities                    10,956                  11,498                 12,059
510       Wholesale trade                                        13,493                  13,438                 12,675
520       Retail trade                                           36,434                  35,157                 33,211
530       Finance. insurance, and real estate                    18,519                  18,573                 19,098
560       Services                                              112,678                 115,912                116,755
630      Government and government enterprises                   30,340                  30,238                 29,729
640       Federal. civilian                                       9,774                   9,393                  9,425
650       Military                                                3,950                   3,808                  3,660
660       State and local                                        16,616                  17,037                 16,644

-----------------------------------------------------------------------------------------------------------------------
Line  Item                                                        1992                   1993                    1994
-----------------------------------------------------------------------------------------------------------------------
      Employment by Place of Work
010   Total full- & part-time employment                        252,867                257,320                 261,078

      By Type:
020     Wage and salary employment                              222,786                226,892                 230,214
040     Proprietors' employment                                  30,081                 30,428                  30,864
050      Farm proprietors' employment                                 0                      0                       0
060      Nonfarm proprietors' employment 2/                      30,081                 30,428                  30,864

      By Industry:

070     Farm employment                                               0                      0                       0
080     Nonfarm employment                                      252,867                257,320                 261,078
090      Private employment                                     222,941                227,284                 231,134
100       Ag.serv.,for.,fish., and other 3/                         614                    647                     694
130       Mining                                                     70                     73                      71
180       Construction                                           10,783                 10,556                  10,777
190       Manufacturing                                          16,081                 15,942                  15,522
440       Transportation and public utilities                    11,087                 11,539                  11,779
510       Wholesale trade                                        12,410                 12,384                  12,564
520       Retail trade                                           33,077                 32,774                  32,827
530       Finance. insurance, and real estate                    20,110                 20,481                  20,539
560       Services                                              118,709                122,888                 126,361
630      Government and government enterprises                   29,926                 30,036                  29,944
640       Federal. civilian                                       9,427                  9,106                   9,237
650       Military                                                3,600                  3,315                   2,992
660       State and local                                        16,899                 17,615                  17,715

See footnotes at end of table.              REGIONAL ECONOMIC INFORMATION SYSTEM
Table CA25                       June 1996  BUREAU OF ECONOMIC ANALYSIS

                                                                  April 28, 1997

             FULL-TIME AND PART-TIME EMPLOYEES BY MAJOR INDUSTRY 1/
                      For Counties and Metropolitan Areas
                                (number of jobs)
(36-061) NEW YORK                  NEW YORK


-----------------------------------------------------------------------------------------------------------------------
Line      Item                                                    1989                    1990                   1991
-----------------------------------------------------------------------------------------------------------------------
      Employment by Place of Work
010   Total full- & part-time employment                      2,710,057               2,684,306              2,536,450

      By Type:
020     Wage and salary employment:                           2,545,778               2,511,217              2,363,244
040     Proprietors' employment                                 164,279                 173,089                173,206
050      Farm proprietors' employment                                 0                       0                      0
060      Nonfarm proprietors' employment  2/                    164,279                 173,089                173,206

      By Industry:

070   Farm employment                                                 0                       0                      0
080   Nonfarm employment                                      2,710,057               2,684,306              2,536,450
090     Private employment                                    2,213,994               2,182,362              2,049,503
100      Ag.serv.,for.,fish., and other  3/                       5,527                   6,149                  6,043
130      Mining                                                   2,371                   2,195                  2,060
180      Construction                                            44,177                  40,078                 34,171
190      Manufacturing                                          203,407                 193,662                180,728
440      Transportation and public utilities                    111,943                 117,524                114,419
510      Wholesale trade                                        160,924                 151,654                138,432
520      Retail trade                                           219,872                 212.744                197.706
530      Finance, insurance, and real estate                    539,075                 529,435                506,235
560      Services                                               926,698                 928,921                869,709
630     Government and government enterprises                   496,063                 501,944                486,947
640      Federal, civilian                                       42,769                  46,115                 40,350
650      Military                                                 6,359                   6,047                  6,016
660      State and local                                        446,935                 449,782                440,581

-----------------------------------------------------------------------------------------------------------------------
Line      Item                                                     1992                   1993                    1994
-----------------------------------------------------------------------------------------------------------------------
      Employment by Place of Work
010   Total full- & part-time employment                      2,450,093              2,431,607               2,447,946

      By Type:
020     Wage and salary employment:                           2,285,803              2,266,368               2,280,943
040     Proprietors' employment                                 164,290                165,239                 167,003
050      Farm proprietors' employment                                 0                      0                       0
060      Nonfarm proprietors' employment  2/                    164,290                165,239                 167,003

      By Industry:

070   Farm employment                                                 0                      0                       0
080   Nonfarm employment                                      2,450,093              2,431,607               2,447,946
090     Private employment                                    1,973,555              1,960,908               1,992,291
100      Ag.serv.,for.,fish., and other  3/                       6,175                  6,609                   7,003
130      Mining                                                   1,549                  1,545                   1,476
180      Construction                                            29,503                 29,654                  31,565
190      Manufacturing                                          169,527                168,088                 164,479
440      Transportation and public utilities                    105,994                103,476                 102,034
510      Wholesale trade                                        134,734                127,288                 125.896
520      Retail trade                                           190,818                190.086                 194,769
530      Finance. insurance. and real estate                    481,735                474,409                 479,985
560      Services                                               853,520                859,753                 885,084
630     Government and government enterprises                   476,538                470,699                 455,655
640      Federal, civilian                                       39,014                 37,372                  36,132
650      Military                                                 5,881                  5,687                   5,424
660      State and local                                        431,643                427,640                 414,099

See footnotes at end of table.              REGIONAL ECONOMIC INFORMATION SYSTEM
Table CA25                       June 1996  BUREAU OF ECONOMIC ANALYSIS

Footnotes for Table CA25

1/    1969-74 based on 1967 SIC. 1975-87 based on 1972 SIC.  1988-94 based on
      1987 SIC.

2/    Excludes limited partners.

3/ "Other" consists of the number of jobs held by U.S. residents employed by international organizations and foreign embassies and consulates in the United States.

4/ Cibola. NM was separated from Valencia in June 1981, but in these estimates Valencia includes Cibola through the end of 1981.

5/    La Paz county, AZ was separated from Yuma county on January 1. 1983.

6/ Estimates for 1979 forward reflect Alaska Census Areas as defined in the 1980 Decennial Census: those for prior years reflect Alaska Census Divisions as defined in the 1970 Decennial Census. Estimates from 1988 forward separate Aleutian Islands Census Area into Aleutians East Bor. and Aleutians West Census Area. Denali and Lake + Peninsula Boroughs begin in 1991. Estimates from 1993 forward separate Skagway-Yakutat-Angoon Census Area into Skagway-Hoonah-Angoon Census Area and Yakutat Borough.

E     Estimate shown constitutes the major portion of the true estimate.

(D)   Not shown to avoid disclosure of confidential information.

(L)   Less than 10 jobs.  Estimates are included in totals.

(N)   Data not available for this year.


See footnotes at end of table.              REGIONAL ECONOMIC INFORMATION SYSTEM
Table CA25                       June 1996  BUREAU OF ECONOMIC ANALYSIS

                         D. Regional Economic Profile

                                                                  April 28, 1997
                           REGIONAL ECONOMIC PROFILE
                      For Counties and Metropolitan Areas

(36-000)  NEW YORK

-----------------------------------------------------------------------------------------------------------------------
Line      Item                                                    1989                    1990                   1991
-----------------------------------------------------------------------------------------------------------------------
          Place of Residence Profile

010   Total personal income ($000)                          377,342,418             401,833,272            413,644,570
020      Nonfarm personal income                            376,568,113             401,053,887            412,935,227
030      Farm income                                            774,305                 779,385                709,343

      Derivation of Total Personal Income
040     Net earnings  1/                                    245,025,180             260,600,738            263,436,690
050     Transfer payments                                    58,812,473              64,600,722             73,106,506
060      Income maintenance 2/                                6,041,427               6,679,183              7,422,997
070      Unemployment insurance                               1,328,530               1,888,795              2,644,900
080      Retirement and other                                51,442,516              56,032,744             63,038,609
090     Dividends, interest, and rent                        73,504,765              76,631,812             77,101,374

100     Population (thousands) 3/                              17,983.2                18,002.3               18,040.8

      Per Capita Incomes ($) 4/
110     Per capita personal income                               20,983                  22,321                 22,928
120     Per capita net earnings                                  13,625                  14,476                 14,602
130     Per capita transfer payments                              3,270                   3,588                  4,052
140       Per capita income maintenance                             336                     371                    411
150       Per capita unemployment insurance                          74                     105                    147
160       Per capita retirement & other                           2,861                   3,113                  3,494
170     Per capita dividends, interest, & rent                    4,087                   4,257                  4,274

          Place of Work Profile

180   Total earnings (place of work, $000)                  278,157,851             295,488,397            299,460,485
190      Wages and salaries                                 233,175,026             245,454,911            245,008,157
200      Other labor income                                  19,852,710              21,491,868             23,277,468
210      Proprietors' income                                 25,130,115              28,541,618             31,174,860
220       Nonfarm proprietors' income                        24,637,951              28,091,516             30,790,921
230       Farm proprietors' income                              492,164                 450,102                383,939

240   Total employment (full & part-time)                     9,834,410               9,854,973              9,528,942
250     Wage and salary jobs                                  8,703,331               8,667,960              8,327,048
260     Number of proprietors                                 1,131,079               1,187,013              1,201,894
270      Number of nonfarm proprietors  /5                    1,090,390               1,147,040              1,162,523
280      Number of farm proprietors                              40,689                  39,973                 39,371

290   Average earnings per job ($)                               28,284                  29,984                 31,426
300   Wage & salary earnings per job ($)                         26,791                  28,317                 29,423
310   Average earnings per nonfarm proprietor ($)                22,596                  24,490                 26,486

-----------------------------------------------------------------------------------------------------------------------
Line      Item                                                     1992                   1993                    1994
-----------------------------------------------------------------------------------------------------------------------
          Place of Residence Profile

010   Total personal income ($000)                           436,839,110            451,124,875             467,397,414
020      Nonfarm personal income                             436,058,443            450,248,615             466,745,146
030      Farm income                                             780,667                876,260                 652,268

      Derivation of Total Personal Income
040     Net earnings  1/                                     280,403,865            288,958,055             298,239,033
050     Transfer payments                                     82,483,653             88,027,609              91,852,352
060      Income maintenance 2/                                 8,645,104              9,534,457              10,212,242
070      Unemployment insurance                                4,719,218              3,411,049               2,214,822
080      Retirement and other                                 69,119,331             75,082,103              79,425,288
090     Dividends, interest, and rent                         73,951,592             74,139,211              77,306,029

100     Population (thousands) 3/                               18,095.2               18,154.5                18,172.6

      Per Capita Incomes ($) 4/
110     Per capita personal income                                24,141                 24,849                  25,720
120     Per capita net earnings                                   15,496                 15,917                  16,411
130     Per capita transfer payments                               4,558                  4,849                   5,054
140     Per capita income maintenance                                478                    525                     562
150       Per capita unemployment insurance                          261                    188                     122
160       Per capita retirement & other                            3,820                  4,136                   4,371
170     Per capita dividends, interest, & rent                     4,087                  4,084                   4,254

          Place of Work Profile

180   Total earnings (place of work, $000)                   319,353,218            328,692,513             339,514,666
190      Wages and salaries                                  259,282,702            264,104,942             271,101,923
200      Other labor income                                   25,388,315             27,104,761              28,528,284
210      Proprietors' income                                  34,682,201             37,482,810              39,884,459
220       Nonfarm proprietors' income                         34,223,834             36,959,673              39,574,798
230       Farm proprietors' income                               458,367                523,137                 309,661

240   Total employment (full & part-time)                      9,350,729              9,370,929               9,459,572
250     Wage and salary jobs                                   8,174,741              8,185,813               8,256,554
260     Number of proprietors                                  1,175,988              1,185,116               1,203,018
270      Number of nonfarm proprietors  /5                     1,136,548              1,145,951               1,164,877
280      Number of farm proprietors                               39,440                 39,165                  38,141

290   Average earnings per job ($)                                34,153                 35,076                  35,891
300   Wage & salary earnings per job ($)                          31,718                 32,264                  32,835
310   Average earnings per nonfarm proprietor ($)                 30,112                 32,252                  33,973

See footnotes at end of table.              REGIONAL ECONOMIC INFORMATION SYSTEM
Table CA30                       June 1996  BUREAU OF ECONOMIC ANALYSIS

                                                                  April 28, 2997
                           REGIONAL ECONOMIC PROFILE
                      For Counties and Metropolitan Areas

(36-047) KINGS                     NEW YORK


-----------------------------------------------------------------------------------------------------------------------
Line      Item                                                    1989                    1990                   1991
-----------------------------------------------------------------------------------------------------------------------
          Place of Residence Profile

010   Total personal income ($000)                           37,105,853              39,735,054             40,815,759
020      Nonfarm personal income                             37,105,853              39,735,054             40,815,759
030      Farm income                                                  0                       0                      0

      Derivation of Total Personal income
040     Net earnings  1/                                     22,588,544              24,143,037             23,887,748
050     Transfer payments                                     8,690,456               9,634,947             10,970,773
060       Income maintenance 2/                               1,258,120               1,391,561              1,540,527
070       Unemployment insurance                                186,473                 309,360                379,695
080       Retirement and other                                7,245,863               7,934,026              9,050,551
090   Dividends, interest, and rent                           5,826,853               5,957,070              5,957,238

100   Population (thousands) 3/                                 2,299.5                 2,298.3                2,287.8

      Per Capita Incomes ($) 4/
110     Per capita personal income                               16,137                  17,289                 17,841
120     Per capita net earnings                                   9,823                  10,505                 10,441
130     Per capita transfer payments                              3,779                   4,192                  4,795
140      Per capita income maintenance                              547                     605                    673
150      Per capita unemployment insurance                           81                     135                    166
160      Per capita retirement & other                            3,151                   3,452                  3,956
170   Per capita dividends, interest, & rent                      2,534                   2,592                  2,604

          Place of Work Profile

180   Total earnings (place of work, $000)                   11,449,037              12,328,359             12,528,763
190      Wages and salaries                                   9,717,682              10,332,841             10,429,532
200      Other labor income                                     807,941                 881,770                967,938
210      Proprietors' income                                    923,414               1,113,748              1,131,293
220       Nonfarm proprietors' income                           923,414               1,113,748              1,131,293
230       Farm proprietors' income                                    0                       0                      0

240   Total employment (full & part-time)                       543,278                 546,211                533,853
250     Wage and salary jobs                                    465,554                 464,992                450,113
260     Number of proprietors                                    77,724                  81,219                 83,740
270       Number of nonfarm proprietors /5                       77,724                  81,219                 83,740
280       Number of farm proprietors                                  0                       0                      0

290   Average earnings per job  (S)                              21,074                  22,571                 23,469
300     Wage & salary earnings per job ($)                       20,873                  22,222                 23,171
310     Average earnings per nonfarm proprietor ($)              11,881                  13,713                 13,510

-----------------------------------------------------------------------------------------------------------------------
Line      Item                                                    1992                   1993                    1994
-----------------------------------------------------------------------------------------------------------------------
          Place of Residence Profile

010   Total personal income ($000)                           43,366,542             44,309,232              45,710,625
020      Nonfarm personal income                             43,366,542             44,309,232              45,710,625
030      Farm income                                                  0                      0                       0

      Derivation of Total Personal income
040     Net earnings  1/                                     25,905,877             26,374,426              26,959,781
050     Transfer payments                                    12,252,635             13,136,232              13,736,000
060       Income maintenance 2/                               1,798,126              2,015,988               2,204,245
070       Unemployment insurance                                729,167                545,179                 337,662
080       Retirement and other                                9,725,342             10,575,065              11,194,093
090   Dividends, interest, and rent                           5,208,030              4,798,574               5,014,844

100   Population (thousands) 3/                                 2,281.4                2,279.5                 2,272.0

      Per Capita Incomes ($) 4/
110     Per capita personal income                               19,008                 19,438                  20,119
120     Per capita net earnings                                  11,355                 11,570                  11,866
130     Per capita transfer payments                              5,371                  5,763                   6,046
140      Per capita income maintenance                              788                    884                     970
150      Per capita unemployment insurance                          320                    239                     149
160      Per capita retirement & other                            4,263                  4,639                   4,927
170   Per capita dividends, interest, & rent                      2,283                  2,105                   2,207

          Place of Work Profile

180   Total earnings (place of work, $000)                   13,346,366             13,965,875              14,701,016
190      Wages and salaries                                  10,994,618             11,410,462              11,966,184
200      Other labor income                                   1,060,409              1,159,329               1,237,982
210      Proprietors' income                                  1,291,339              1,396,084               1,496,850
220       Nonfarm proprietors' income                         1,291,339              1,396,084               1,496,850
230       Farm proprietors' income                                    0                      0                       0

240   Total employment (full & part-time)                       532,084                541,736                 546,038
250     Wage and salary jobs                                    450,444                459,355                 462,306
260     Number of proprietors                                    81,640                 82,381                  83,732
270       Number of nonfarm proprietors /5                       81,640                 82,381                  83,732
280       Number of farm proprietors                                  0                      0                       0

290   Average earnings per job  (S)                              25,083                 25,780                  26,923
300     Wage & salary earnings per job ($)                       24,408                 24,840                  25,884
310     Average earnings per nonfarm proprietor ($)              15,817                 16,947                  17,877

See footnotes at end of table.              REGIONAL ECONOMIC INFORMATION SYSTEM
Table CA30                       June 1996  BUREAU OF ECONOMIC ANALYSIS

                                                                  April 28, 1997

                           REGIONAL ECONOMIC PROFILE
                      For Counties and Metropolitan Areas

(36-081) QUEENS                    NEW YORK


-----------------------------------------------------------------------------------------------------------------------
Line      Item                                                     1989                    1990                   1991
-----------------------------------------------------------------------------------------------------------------------
          Place of Residence Profile

010   Total personal income ($000)                           39,628,734              41,862,186             42,528,134
020     Nonfarm personal income                              39,628,734              41,862,186             42,528,134
030     Farm income                                                   0                       0                      0

      Derivation of Total Personal Income
040     Net earnings  1/                                     24,380,107              25,675,688             25,380,914
050     Transfer payments                                     7,499,237               8,324,550              9,504,957
060       Income maintenance 2/                                 901,237                 992,340              1,093,681
070       Unemployment insurance                                139,378                 236,153                319,445
080       Retirement and other                                6,458,622               7,096,057              8,091,831
090     Dividends, interest, and rent                         7,749,390               7,861,948              7,642,263

100   Population (thousands) 3/                                 1,951.5                 1,952.1                1,951.4

      Per Capita Incomes ($) 4/
110     Per capita personal income                               20,307                  21,444                 21,794
120     Per capita net earnings                                  12,493                  13,153                 13,007
130     Per capita transfer payments                              3,843                   4,264                  4,871
140      Per capita income maintenance                              462                     508                    560
150      Per capita unemployment insurance                           71                     121                    164
160      Per capita retirement & other                            3,310                   3,635                  4,147
170     Per capita dividends, interest, & rent                    3,971                   4,027                  3,916

          Place of Work Profile

180   Total earnings (place of work, $000)                   14,963,896              15,879,647             16,034,905
190      Wages and salaries                                  12,649,698              13,233,368             13,215,737
200      Other labor income                                   1,169,874               1,263,250              1,366,241
210      Proprietors' income                                  1,144,324               1,383,029              1,452,927
220       Nonfarm proprietors' income                         1,144,324               1,383,029              1,452,927
230       Farm proprietors' income                                    0                       0                      0

240   Total employment (full & part-time)                       605,691                 604,921                583,907
250     Wage and salary jobs                                    518,663                 513,319                490,923
260     Number of proprietors                                    87,028                  91,602                 92,984
270       Number of nonfarm proprietors  /5                      87,028                  91,602                 92,984
280       Number of farm proprietors                                  0                       0                      0

290   Average earnings per job  ($)                              24,705                  26,251                 27,461
300     Wage & salary earnings per; job ($)                      24,389                  25,780                 26,920
310     Average earnings per nonfarm proprietor ($)              13,149                  15,098                 15,626

-----------------------------------------------------------------------------------------------------------------------
Line      Item                                                     1992                   1993                    1994
-----------------------------------------------------------------------------------------------------------------------
          Place of Residence Profile

010   Total personal income ($000)                           45,251,322             46,334,628              47,729,731
020     Nonfarm personal income                              45,251,322             46,334,628              47,729,731
030     Farm income                                                   0                      0                       0

      Derivation of Total Personal Income
040     Net earnings  1/                                     26,889,088             27,392,153              28,001,221
050     Transfer payments                                    10,758,893             11,523,107              11,998,395
060       Income maintenance 2/                               1,310,993              1,470,827               1,603,496
070       Unemployment insurance                                637,400                459,408                 287,550
080       Retirement and other                                8,810,500              9,592,872              10,107,349
090     Dividends, interest, and rent                         7,603,341              7,419,368               7,730,115

100   Population (thousands) 3/                                 1,953.1                1,960.2                 1,964.7

      Per Capita Incomes ($) 4/
110     Per capita personal income                               23,169                 23,638                  24,293
120     Per capita net earnings                                  13,767                 13,974                  14,252
130     Per capita transfer payments                              5,509                  5,879                   6,107
140      Per capita income maintenance                              671                    750                     816
150      Per capita unemployment insurance                          326                    234                     146
160      Per capita retirement & other                            4,511                  4,894                   5,144
170     Per capita dividends, interest, & rent                    3,893                  3,785                   3,934

          Place of Work Profile

180   Total earnings (place of work, $000)                   16,464,841             16,768,809              17,467,519
190      Wages and salaries                                  13,435,772             13,519,176              14,014,740
200      Other labor income                                   1,439,569              1,515,032               1,596,579
210      Proprietors' income                                  1,589,500              1,734,601               1,856,200
220       Nonfarm proprietors' income                         1,589,500              1,734,601               1,856,200
230       Farm proprietors' income                                    0                      0                       0

240   Total employment (full & part-time)                       570,568                569,169                 577,922
250     Wage and salary jobs                                    480,100                477,628                 484,664
260     Number of proprietors                                    90,468                 91,541                  93,258
270       Number of nonfarm proprietors  /5                      90,468                 91,541                  93,258
280       Number of farm proprietors                                  0                      0                       0

290   Average earnings per job  ($)                              28,857                 29,462                  30,225
300     Wage & salary earnings per; job ($)                      27,985                 28,305                  28,916
310     Average earnings per nonfarm proprietor ($)              17,570                 18,949                  19,904

See footnotes at end of table.              REGIONAL ECONOMIC INFORMATION SYSTEM
Table CA30                       June 1996  BUREAU OF ECONOMIC ANALYSIS

                                                                  April 28, 1997
                           REGIONAL ECONOMIC PROFILE
                     For Counties and Metropolitan Areas

(36-059)  NASSAU                  NEW YORK


----------------------------------------------------------------------------------------------------------------------
Line      Item                                                    1989                    1990                   1991
----------------------------------------------------------------------------------------------------------------------
          Place of Residence Profile

010   Total personael income ($000)                          38,126,585              40,166,644             40,355,001
020     Nonfarm personal income                              38,123,931              40,163,752             40,351,563
030     Farm income                                               2,654                   2,892                  3,438

      Derivation of Total Personal Income
040     Net earnings  1/                                     24,095,632              25,437,001             25,544,100
050     Transfer payments                                     3,870,383               4,171,251              4,666,862
060      Income maintenance 2/                                  116,732                 126,693                147,200
070      Unemployment insurance                                  80,746                 102,127                157,609
080      Retirement and other                                 3,672,905               3,942,431              4,362,053
090     Dividends, interest, and rent                        10,160,570              10,558,392             10,144,039

100     Population (thousands) 3/                               1,292.8                 1,286.1                1,291.2

      Per Capita Incomes ($) 4/
110     Per capita personal income                               29,491                  31,232                 31,255
120     Per capita net earnings                                  18,638                  19,779                 19,784
130     Per capita transfer payments                              2,994                   3,243                  3,614
140      Per capita income maintenance                               90                      99                    114
150      Per capita unemployment insurance                           62                      79                    122
160      Per capita retirement & other                            2,841                   3,065                  3,378
170   Per capita dividends, interest, & rent                      7,859                   8,210                  7,857

          Place of Work Profile

180   Total earnings (place of work, $000)                   20,532,312              21,753,508             22,106,708
190      Wages and salaries                                  16,786,109              17,379,086             17,391,067
200      Other labor income                                   1,399,206               1,486,336              1,603,546
210      Proprietors' income                                  2,346,997               2,888,086              3,112,095
220       Nonfarm proprietors' income                         2,344,997               2,885,957              3,109,410
230       Farm proprietors' income                                2,000                   2,129                  2,685

240   Total employment (full & part-time)                       754,192                 746,211                713,915
250     Wage and salary jobs                                    650,274                 638,540                609,245
260     Number of proprietors                                   103,918                 107,671                104,670
270      Number of nonfarm proprietors /5                       103,864                 107,618                104,618
280      Number of farm proprietors                                  54                      53                     52

290   Average earnings per job  ($)                              27,224                  29,152                 30,965
300     Wage & salary earnings per job ($)                       25,814                  27,217                 28,545
310     Average earnings per nonfarm proprietor ($)              22,578                  26,817                 29,722

----------------------------------------------------------------------------------------------------------------------
Line      Item                                                    1992                   1993                    1994
----------------------------------------------------------------------------------------------------------------------
          Place of Residence Profile

010   Total personael income ($000)                          41,732,927             43,479,037              45,102,077
020     Nonfarm personal income                              41,729,655             43,475,260              45,098,971
030     Farm income                                               3,272                  3,777                    3.06

      Derivation of Total Personal Income
040     Net earnings  1/                                     26,980,812             27,794,436              28,772,160
050     Transfer payments                                     5,337,402              5,659,342               5,895,175
060      Income maintenance 2/                                  171,786                194,340                 211,901
070      Unemployment insurance                                 284,963                187,589                 121,161
080      Retirement and other                                 4,880,653              5,277,413               5,562,113
090     Dividends, interest, and rent                         9,414,713             10,025,259              10,434,742

100     Population (thousands) 3/                               1,296.5                1,300.2                 1,302.4

      Per Capita Incomes ($) 4/
110     Per capita personal income                               32,188                 33,439                  34,629
120     Per capita net earnings                                  20,810                 21,376                  22,091
130     Per capita transfer payments                              4,117                  4,333                   4,526
140      Per capita income maintenance                              132                    149                     163
150      Per capita unemployment insurance                          220                    144                      93
160      Per capita retirement & other                            3,764                  4,059                   4,271
170   Per capita dividends, interest, & rent                      7,261                  7,710                   8,012

          Place of Work Profile

180   Total earnings (place of work, $000)                   22,862,299             23,601,572              24,375,693
190      Wages and salaries                                  17,788,547             18,157,136              18,595,116
200      Other labor income                                   1,699,807              1,813,609               1,899,331
210      Proprietors' income                                  3,373,945              3,630,827               3,881,246
220       Nonfarm proprietors' income                         3,371,421              3,627,868               3,878,936
230       Farm proprietors' income                                2,524                  2,959                   2,310

240   Total employment (full & part-time)                       687,494                689,524                 698,391
250     Wage and salary jobs                                    588,143                589,540                 597,040
260     Number of proprietors                                    99,351                 99,984                 101,351
270      Number of nonfarm proprietors /5                        99,298                 99,931                 101,300
280      Number of farm proprietors                                  53                     53                      51

290   Average earnings per job  ($)                              33,255                 34,229                  34,903
300     Wage & salary earnings per job ($)                       30,245                 30,799                  31,146
310     Average earnings per nonfarm proprietor ($)              33,953                 36,304                  38,292

See footnotes at end of table.              REGIONAL ECONOMIC INFORMATION SYSTEM
Table CA30                       June 1996  BUREAU OF ECONOMIC ANALYSIS

                                                                  April 28, 1997
                           REGIONAL ECONOMIC PROFILE
                      For Counties and Metropolitan Areas
(36-085)  RICHMOND                 NEW YORK


-----------------------------------------------------------------------------------------------------------------------
Line      Item                                                    1989                    1990                   1991
-----------------------------------------------------------------------------------------------------------------------
          Place of Residence Profile

010   Total personal income ($000)                            7,776,692               8,348,538              8,731,126
020      Nonfarm personal income                              7,776,692               8,348,538              8,731,126
030      Farm income                                                  0                       0                      0

      Derivation of Total Personal Income
040     Net earnings  1/                                      5,377,601               5,714,488              5,867,671
050     Transfer payments                                     1,300,117               1,488,554              1,766,031
060       Income maintenance 2/                                 128,138                 141,340                158,411
070       Unemployment insurance                                 24,070                  45,366                 59,982
080       Retirement and other                                1,147,909               1,301,848              1,547,638
090   Dividends, interest, and rent                           1,098,974               1,145,496              1,097,424

100   Population (thousands) 3/                                   377.8                   380.0                  385.4

      Per Capita Incomes (S) 4/
110     Per capita personal income                               20,584                  21,970                 22,657
120     Per capita net earnings                                  14,234                  15,038                 15,227
130     Per capita transfer payments                              3,441                   3,917                  4,583
140      Per capita income maintenance                              339                     372                    411
150      Per capita unemployment insurance                           64                     119                    156
160      Per capita retirement & other                            3,038                   3,426                  4,016
170   Per capita dividends, interest, & rent                      2,909                   3,014                  2,848

          Place of Work Profile

180   Total earnings (place of work, $000)                    2,007,183               2,208,681              2,311,522
190      Wages and salaries                                   1,623,090               1,750,132              1,789,660
200      Other labor income                                     129,816                 143,693                159,761
210      Proprietors' income                                    254,277                 314,856                362,101
220       Nonfarm proprietors' income                           254,277                 314,856                362,101
230       Farm proprietors' income                                    0                       0                      0

240   Total employment (full & part-time)                        95,070                  97,466                 96,743
250     Wage and salary jobs                                     77,996                  79,640                 78,177
260     Number of proprietors                                    17,074                  17,826                 18,566
270       Number of nonfarm proprietors  /5                      17,074                  17,826                 18,566
280       Number of farm proprietors                                  0                       0                      0

290   Average earnings per job  ($)                              21,113                  22,661                 23,893
300     Wage & salary earnings per job ($)                       20,810                  21,976                 22,892
310     Average earnings per nonfarm proprietor ($)              14,893                  17,663                 19,503

-----------------------------------------------------------------------------------------------------------------------
Line      Item                                                    1992                   1993                    1994
-----------------------------------------------------------------------------------------------------------------------
          Place of Residence Profile

010   Total personal income ($000)                            9,213,517              9,585,241               9,949,211
020      Nonfarm personal income                              9,213,517              9,585,241               9,949,211
030      Farm income                                                  0                      0                       0

      Derivation of Total Personal Income
040     Net earnings  1/                                      6,140,852              6,336,787               6,531,120
050     Transfer payments                                     2,105,007              2,262,616               2,386,284
060       Income maintenance 2/                                 244,584                273,887                 297,131
070       Unemployment insurance                                114,935                 86,596                  52,835
080       Retirement and other                                1,745,488              1,902,133               2,036,318
090   Dividends, interest, and rent                             967,658                985,838               1,031,807

100   Population (thousands) 3/                                   390.9                  395.7                   397.7

      Per Capita Incomes (S) 4/
110     Per capita personal income                               23,571                 24,226                  25,015
120     Per capita net earnings                                  15,710                 16,016                  16,421
130     Per capita transfer payments                              5,385                  5,719                   6,000
140      Per capita income maintenance                              626                    692                     747
150      Per capita unemployment insurance                          294                    219                     133
160      Per capita retirement & other                            4,465                  4,808                   5,120
170   Per capita dividends, interest, & rent                      2,476                  2,492                   2,594

          Place of Work Profile

180   Total earnings (place of work, $000)                    2,442,802              2,606,881               2,782,556
190      Wages and salaries                                   1,878,574              1,981,233               2,108,749
200      Other labor income                                     175,126                194,386                 213,393
210      Proprietors' income                                    389,102                431,262                 460,414
220       Nonfarm proprietors' income                           389,102                431,262                 460,414
230       Farm proprietors' income                                    0                      0                       0

240   Total employment (full & part-time)                        95,836                 98,823                 101,640
250     Wage and salary jobs                                     77,762                 80,610                  83,147
260     Number of proprietors                                    18,074                 18,213                  18,493
270       Number of nonfarm proprietors  /5                      18,074                 18,213                  18,493
280       Number of farm proprietors                                  0                      0                       0

290   Average earnings per job  ($)                              25,489                 26,379                  27,377
300     Wage & salary earnings per job ($)                       24,158                 24,578                  25,362
310     Average earnings per nonfarm proprietor ($)              21,528                 23,679                  24,897

See footnotes at end of table.              REGIONAL ECONOMIC INFORMATION SYSTEM
Table CA30                       June 1996  BUREAU OF ECONOMIC ANALYSIS

                                                                  April 28, 1997
                           REGIONAL ECONOMIC PROFILE
                      For Counties and Metropolitan Areas

(36-005) BRONX                     NEW YORK


-----------------------------------------------------------------------------------------------------------------------
Line      Item                                                     1989                    1990                   1991
-----------------------------------------------------------------------------------------------------------------------
           Place of Residence Profile

010   Total personal income ($000)                           16,718,300              17,713,898             18,298,728
020      Nonfarm personal income                             16,718,300              17,713,898             18,298,728
030      Farm income                                                  0                       0                      0

      Derivation of Total Personal Income
040     Net earnings  1/                                      9,721,704              10,221,191             10,111,699
050     Transfer payments                                     4,708,708               5,213,967              5,902,952
060       Income maintenance 2/                                 718,815                 792,208                876,916
070       Unemployment insurance                                 96,137                 160,056                198,276
080       Retirement and other                                3,893,756               4,261,703              4,827,760
090     Dividends, interest, and rent                         2,287,888               2,278,740              2,284,077

100     Population (thousands) 3/                               1,200.9                 1,203.6                1,199.5

      Per Capita Incomes ($) 4/
110     Per capita personal income                               13,921                  14,718                 15,256
120     Per capita net earnings                                   8,095                   8,492                  8,430
130     Per capita transfer payments                              3,921                   4,332                  4,921
140      Per capita income maintenance                              599                     658                    731
150      Per capita unemployment insurance                           80                     133                    165
160      Per capita retirement & other                            3,242                   3,541                  4,025
170     Per capita dividends, interest, & rent                    1,905                   1,893                  1,904

           Place of Work Profile

180   Total earnings (place of work, $000)                    5,932,178               6,330,975              6,529,499
190      Wages and salaries                                   5,135,979               5,438,519              5,567,423
200      Other labor income                                     412,587                 451,230                503,407
210      Proprietors' income                                    383,612                 441,226                458,669
220       Nonfarm proprietors' income                           383,612                 441,226                458,669
230       Farm proprietors' income                                    0                       0                      0

240   Total employment (full & part-time)                       258,127                 259,003                254,237
250     Wage and salary jobs                                    231,460                 231,379                224,578
260     Number of proprietors                                    26,667                  27,624                 29,659
270       Number of nonfarm proprietors  /5                      26,667                  27,624                 29,659
280       Number of farm proprietors                                  0                       0                      0

290   Average earnings per job  ($)                              22,982                  24,444                 25,683
300     Wage & salary earnings per job ($)                       22,189                  23,505                 24,791
310     Average earnings per nonfarm proprietor ($)              14,385                  15,973                 15,465

-----------------------------------------------------------------------------------------------------------------------
Line      Item                                                    1992                   1993                    1994
-----------------------------------------------------------------------------------------------------------------------
           Place of Residence Profile

010   Total personal income ($000)                           19,388,514             19,846,020              20,490,819
020      Nonfarm personal income                             19,388,514             19,846,020              20,490,819
030      Farm income                                                  0                      0                       0

      Derivation of Total Personal Income
040     Net earnings  1/                                     10,601,367             10,777,135              11,045,078
050     Transfer payments                                     6,612,857              7,081,533               7,377,352
060       Income maintenance 2/                               1,011,541              1,127,634               1,221,861
070       Unemployment insurance                                379,077                275,670                 166,170
080       Retirement and other                                5,222,239              5,678,229               5,989,321
090     Dividends, interest, and rent                         2,174,290              1,987,352               2,068,389

100     Population (thousands) 3/                               1,194.3                1,195.7                 1,191.8

      Per Capita Incomes ($) 4/
110     Per capita personal income                               16,235                 16,598                  17,193
120     Per capita net earnings                                   8,877                  9,013                   9,267
130     Per capita transfer payments                              5,537                  5,922                   6,190
140      Per capita income maintenance                              847                    943                   1,025
150      Per capita unemployment insurance                          317                    231                     139
160      Per capita retirement & other                            4,373                  4,749                   5,025
170     Per capita dividends, interest, & rent                    1,821                  1,662                   1,735

           Place of Work Profile

180   Total earnings (place of work, $000)                    6,927,254              7,221,785               7,570,020
190      Wages and salaries                                   5,872,359              6,091,921               6,365,160
200      Other labor income                                     548,493                597,794                 632,182
210      Proprietors' income                                    506,402                532,070                 572,678
220       Nonfarm proprietors' income                           506,402                532,070                 572,678
230       Farm proprietors' income                                    0                      0                       0

240   Total employment (full & part-time)                       252,867                257,320                 261,078
250     Wage and salary jobs                                    222,786                226,892                 230,214
260     Number of proprietors                                    30,081                 30,428                  30,864
270       Number of nonfarm proprietors  /5                      30,081                 30,428                  30,864
280       Number of farm proprietors                                  0                      0                       0

290   Average earnings per job  ($)                              27,395                 28,065                  28,995
300     Wage & salary earnings per job ($)                       26,359                 26,849                  27,649
310     Average earnings per nonfarm proprietor ($)              16,835                 17,486                  18,555

See footnotes at end of table.              REGIONAL ECONOMIC INFORMATION SYSTEM
Table CA30                       June 1996  BUREAU OF ECONOMIC ANALYSIS

                                                                  April 28, 1997
                           REGIONAL ECONOMIC PROFILE
                      For Counties and Metropolitan Areas

(36-005) NEW YORK                  NEW YORK


-----------------------------------------------------------------------------------------------------------------------
Line      Item                                                    1989                    1990                   1991
-----------------------------------------------------------------------------------------------------------------------
          Place of Residence Profile

010   Total personal income ($000)                           60,427,028              66,077,342             68,401,501
020      Nonfarm personal income                             60,427,028              66,077,342             68,401,501
030      Farm income                                                  0                       0                      0

      Derivation of Total Personal Income
040     Net earnings /1                                      40,004,278              43,425,701             44,575,727
050     Transfer payments                                     6,530,916               7,199,447              8,080,671
060       Income maintenance 2/                                 826,160                 911,467              1,005,914
070       Unemployment insurance                                121,694                 198,548                254,620
080       Retirement and other                                5,583,062               6,089,432              6,820,137
090     Dividends, interest, and rent                        13,891,834              15,452,194             15,745,103

100     Population (thousands) 3/                               1,484.0                 1,487.0                1,483.6

      Per Capita Incomes ($) 4/
110     Per capita personal income                               40,718                  44,436                 46,105
120     Per capita net earnings                                  26,956                  29,203                 30,046
130     Per capita transfer payments                              4,401                   4,842                  5,447
140      Per capita income maintenance                              557                     613                    678
150      Per capita unemployment insurance                           82                     134                    172
160      Per capita retirement                                    3,726                   4,095                  4,597
170     Per capita dividends, interest, & rent                    9,351                  10,391                 10,613

         Place of Work Profile

180   Total earnings (place of work, $000)                  110,141,819             116,717,404            116,810,717
190      Wages and salaries                                  92,381,644              97,333,791             95,121,129
200      Other labor income                                   7,237,909               7,847,166              8,304,653
210      Proprietors' income                                 10,522,266              11,536,447             13,384,935
220       Nonfarm proprietors' income                        10,522,266              11,536,447             13,384,935
230       Farm proprietors' income                                    0                       0                      0

240   Total employment (full & part-time)                     2,710,057               2,684,306              2,536,450
250     Wage and salary jobs                                  2,545,778               2,511,217              2,363,244
260     Number of proprietors                                   164,279                 173,086                173,206
270       Number of nonfarm Proprietors /5                      164,279                 173,089                173,206
280       Number of farm proprietors                                  0                       0                      0

290   Average earnings per job  ($)                              40,642                  43,481                 46,053
300     Wage & salary earnings per job ($)                       36,288                  38,760                 40,250
310     Average earnings per nonfarm proprietor ($)              64,051                  66,650                 77,278

-----------------------------------------------------------------------------------------------------------------------
Line      Item                                                    1992                   1993                    1994
-----------------------------------------------------------------------------------------------------------------------
          Place of Residence Profile
                                                             74,756,167             77,161,311              80,154,258
010   Total personal income ($000)                           74,756,167             77,161,311              80,154,258
020      Nonfarm personal income                                      0                      0                       0
030      Farm income

      Derivation of Total Personal Income                    49,252,289             51,541,016              53,583,018
040     Net earnings /1                                       9,079,503              9,879,868              10,206,275
050     Transfer payments                                     1,140,606              1,268,876               2,367,811
060       Income maintenance 2/                                 467,725                356,600                 222,036
070       Unemployment insurance                              7,471,172              8,254,392               8,616,428
080       Retirement and other                               16,424,375             15,740,427              16,364,965
090     Dividends, interest, and rent
                                                                1,486.6                1,495.6                 1,507.0
100     Population (thousands) 3/

      Per Capita Incomes ($) 4/                                  50,286                 51,594                  53,189
110     Per capita personal income                               33,131                 34,463                  35,557
120     Per capita net earnings                                   6,108                  6,606                   6,773
130     Per capita transfer payments                                767                    848                     908
140      Per capita income maintenance                              315                    238                     147
150      Per capita unemployment insurance                        5,025                  5,519                   5,718
160      Per capita retirement                                   11,048                 10,525                  10,860
170     Per capita dividends, interest, & rent

         Place of Work Profile
                                                            128,722,774            132,082,836             135,607,821
180   Total earnings (place of work, $000)                  104,286,113            105,633,836             107,508,847
190      Wages and salaries                                   9,218,051              9,871,281              10,403,054
200      Other labor income                                  15,218,610             16,577,719              17,695,920
210      Proprietors' income                                 15,218,610             16,577,719              17,695,920
220       Nonfarm proprietors' income                                 0                      0                       0
230       Farm proprietors' income
                                                              2,450,093              2,431,607               2,447,946
240   Total employment (full & part-time)                     2,285,803              2,266,368               2,280,943
250     Wage and salary jobs                                    164,290                165,239                 167,003
260     Number of proprietors                                   164,290                165,239                 167,003
270       Number of nonfarm Proprietors /5                            0                      0                       0
280       Number of farm proprietors
                                                                 52,538                 54,319                  55,397
290   Average earnings per job  ($)                              45,623                 46,609                  47,134
300     Wage & salary earnings per job ($)                       92,633                100,326                 105,962
310     Average earnings per nonfarm proprietor ($)

See footnotes at end of table.              REGIONAL ECONOMIC INFORMATION SYSTEM
Table CA30                       June 1996  BUREAU OF ECONOMIC ANALYSIS

Footnotes for Table CA30

1/ Total earnings less personal contributions for social insurance adjusted to place of residence.

2/ Includes supplemental security income payments, payments to families with dependent children (AFDC), general assistance payments, food stamp payments, and other assistance payments, including emergency assistance.

3/ Census Bureau midyear population estimates. Estimates for 1990-1994 reflect county population estimates available as of October 1995.

4/ Type of income divided by population yields a per capita for that type of income.

5/    Excludes limited partners.

6/ Cibola, NM was separated from Valencia in June 1981, but in these estimates Valencia includes Cibola through the end of 1981.

7/    La Paz county, AZ was separated from Yuma county on January 1, 1983.

8/ Estimates for 1979 forward reflect Alaska Census Areas as defined in the 1980 Decennial Census: those for prior years reflect Alaska Census Divisions as defined in the 1970 Decennial Census. Estimates from 1988 forward separate Aleutian Islands Census Area Into Aleutians East Bor. and Aleutians West Census Area. Denali and Lake + Peninsula Boroughs begin in 1991. Estimates from 1993 forward separate Skagway-Yakutat-Angoon Census Area into Skagway-Hoonah-Angoon Census Area and Yakutat Borough.

(L) Less than $50,000 or less than 10 jobs, as appropriate. Estimates are included in totals.

(N)   Data not available for this year.

                                            REGIONAL ECONOMIC INFORMATION SYSTEM
Table CA30                      June 1996   BUREAU OF ECONOMIC ANALYSIS

                                  EXHIBIT III-1

             General Characteristics of Publicly-Traded Institutions

RP FINANCIAL, LC.
------------------------------------------
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia 22209
(703) 528-1700

                   Characteristics of Publicly-Traded Thrifts
                                June 18, 1997(1)

                                                   Primary          Operating   Total             Fiscal   Conv.  Stock    Market
 Ticker Financial Institution               Exchg. Market           Strat.(2)   Assets   Offices   Year    Date   Price    Value
 ----------------------------               -----  ------           ---------   -----    -------   ----    ----   -----    -----
                                                                               ($Mil)                              ($)     ($Mil)
 California Companies
 --------------------
 AHM    Ahmanson and Co. H.F. of CA         NYSE   Nationwide         M.B.     48,698      345     12-31    10/72   47.12   4,740
 GWF    Great Western Fin. Corp. of CA      NYSE   CA,FL              Div.     42,878      416     12-31      /     56.00   7,722
 GDW    Golden West Fin. Corp. of CA        NYSE   Nationwide         M.B.     38,530      232     12-31    05/59   73.25   4,191
 GLN    Glendale Fed. Bk, FSB of CA         NYSE   CA                 Div.     15,394      150     06-30    10/83   25.37   1,276
 CSA    Coast Savings Financial of CA       NYSE   California         R.E.      8,797       89     12-31    12/85   46.00     855
 DSL    Downey Financial Corp. of CA        NYSE   Southern CA        Thrift    5,484       52     12-31    01/71   23.25     622
 FED    FirstFed Fin. Corp. of CA           NYSE   Los Angeles CA     R.E.      4,130       25     12-31    12/83   30.62     323
 WES    Westcorp Inc. of Orange CA          NYSE   California         Div.      3,406       25     12-31    05/86   18.75     488
 BPLS   Bank Plus Corp. of CA               OTC    Los Angeles CA     R.E.      3,295       33     12-31      /     10.00     182
 BVCC   Bay View Capital Corp. of CA        OTC    San Francisco CA   M.B.      3,045       27     12-31    05/86   26.62     345
 PFFB   PFF Bancorp of Pomona CA            OTC    Southern CA        Thrift    2,536       22     03-31    03/96   17.25     325
 CENF   CENFED Financial Corp. of CA        OTC    Los Angeles CA     Thrift    2,263       18     12-31    10/91   32.75     189
 FRC    First Republic Bancorp of CA (3)    NYSE   CA,NV              M.B.      2,183       11     12-31      /     21.50     215
 AFFFZ  America First Fin. Fund of CA       OTC    San Francisco CA   Div.      2,183       36     12-31      /     39.56     238
 CFHC   California Fin. Hld. Co. of CA      OTC    Central CA         Thrift    1,315       22     12-31    04/83   29.62     141
 REDF   RedFed Bancorp of Redlands CA       OTC    Southern CA        Thrift      909       14     12-31    04/94   15.63     112
 HTHR   Hawthorne Fin. Corp. of CA          OTC    Southern CA        Thrift      828 S      9     12-31      /     11.37      30
 HEMT   HF Bancorp of Hemet CA              OTC    Southern CA        Thrift      827 J     12     06-30    06/95   14.06      88
 ITLA   Imperial Thrift & Loan of CA (3)    OTC    Los Angeles CA     R.E.        810       11     12-31      /     16.00     125
 QCBC   Quaker City Bancorp of CA           OTC    Los Angeles CA     R.E.        781        8     06-30    12/93   17.00      81
 PROV   Provident Fin. Holdings of CA       OTC                       M.B.        609        0     06-30    06/96   16.75      85
 HBNK   Highland Federal Bank of CA         OTC    Los Angeles CA     R.E.        480       11     12-31      /     23.87      54
 MBBC   Monterey Bay Bancorp of CA          OTC    West Central CA    Thrift      422        6     12-31    02/95   16.75      54
 SGVB   SGV Bancorp of W. Covina CA         OTC    Los Angeles CA     Thrift      400        6     06-30    06/95   14.00      33
 PCCI   Pacific Crest Capital of CA (3)     OTC    Southern CA        R.E.        343        4     12-31      /     13.37      39
 BYFC   Broadway Fin. Corp. of CA           OTC    Los Angeles CA     Thrift      117 D      3     12-31    01/96   10.75      10
 FSSB   First FS&LA of San Bern. CA         OTC    San Bernard. CA    Thrift      104        4     06-30    12/92    9.50       3



 Florida Companies
 -----------------

RP FINANCIAL, LC.
------------------------------------------
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia 22209
(703) 528-1700
                   Characteristics of Publicly-Traded Thrifts
                                June 18, 1997(1)

                                                     Primary           Operating   Total             Fiscal   Conv.  Stock    Market
 Ticker Financial Institution               Exchg.   Market            Strat.(2)   Assets   Offices   Year    Date   Price    Value
 ----------------------------               -----    ------            ---------   -----    -------   ----    ----   -----    -----
                                                                                  ($Mil)                              ($)    ($Mil)
 Florida Companies (continued)
 -----------------------------

 BANC   BankAtlantic Bancorp of FL           OTC     Southeastern FL    M.B.       2,773       43    12-31    11/83   14.12    262
 OCWN   Ocwen Financial Corp. of FL          OTC     Southeast FL       Div.       2,649        1    12-31      /     29.75    797
 FFPB   First Palm Beach Bancorp of FL       OTC     Southeast FL       Thrift     1,558       31    09-30    09/93   30.25    152
 BKUNA  BankUnited SA of FL                  OTC     Miami FL           Thrift     1,453        7    09-30    12/85    9.62     85
 HARB   Harbor FSB, MHC of FL (46.0)         OTC     Eastern FL         Thrift     1,105       22    09-30    01/94   40.75    202
 FFFL   Fidelity FSB, MHC of FL (47.4)       OTC     Southeast FL       Thrift       927       20    12-31    01/94   19.37    131
 CMSV   Commty. Svgs, MHC of FL (48.5)       OTC     Southeast FL       Thrift       682       17    09-30    10/94   21.75    107
 FFLC   FFLC Bancorp of Leesburg FL          OTC     Central FL         Thrift       359        8    12-31    01/94   28.50     67
 FFFG   F.F.O. Financial Group of FL         OTC     Central FL         R.E.         317 D     11    12-31    10/88    4.87     41


 Mid-Atlantic Companies
 ----------------------

 DME    Dime Bancorp, Inc. of NY (3)         NYSE    NY,NJ,FL           M.B.      18,465       87    12-31    08/86   19.00  2,000
 GPT    GreenPoint Fin. Corp. of NY (3)      NYSE    New York City NY   Thrift    13,261       82    06-30    01/94   66.37  3,112
 SVRN   Sovereign Bancorp of PA              OTC     PA,NJ,DE           M.B.      10,287      120    12-31    08/86   14.12    986
 ASFC   Astoria Financial Corp. of NY        OTC     New York City NY   Thrift     7,689       46    12-31    11/93   45.62    969
 LISB   Long Island Bancorp, Inc of NY       OTC     Long Island NY     M.B.       5,814       36    09-30    04/94   36.12    875
 COFD   Collective Bancorp Inc. of NJ        OTC     Southern NJ        Thrift     5,518       79    06-30    02/84   46.12    943
 RCSB   RCSB Financial, Inc. of NY (3)       OTC     NY                 M.B.       4,032       34    11-30    04/86   45.25    670
 ALBK   ALBANK Fin. Corp. of Albany NY       OTC     Upstate NY, MA     Thrift     3,496       70    06-30    04/92   39.81    510
 ROSE   T R Financial Corp. of NY (3)        OTC     New York City NY   Thrift     3,404       15    12-31    06/93   23.50    414
 NYB    New York Bancorp, Inc. of NY         AMEX    Southeastern NY    Thrift     3,175       29    09-30    01/88   34.75    569
 RSLN   Roslyn Bancorp, Inc. of NY (3)       OTC     Long Island NY     M.B.       2,849        6    12-31    01/97   20.00    873
 GRTR   The Greater New York SB of NY (3)    OTC     New York NY        Div.       2,571       14    12-31    06/87   21.25    291
 BKCO   Bankers Corp. of NJ (3)              OTC     Central NJ         Thrift     2,542       15    12-31    03/90   25.87    320
 CMSB   Cmnwealth Bancorp of PA              OTC     Philadelphia PA    M.B.       2,236       39    06-30    06/96   16.62    284
 NWSB   Northwest SB, MHC of PA (29.9)       OTC     Pennsylvania       Thrift     1,997       53    06-30    11/94   15.25    356
 HARS   Harris SB, MHC of PA (24.2)          OTC     Southeast PA       Thrift     1,943       31    12-31    01/94   21.25    238
 RELY   Reliance Bancorp, Inc. of NY         OTC     New York City NY   Thrift     1,927       28    06-30    03/94   26.87    237
 MLBC   ML Bancorp of Villanova PA           OTC     Philadelphia PA    M.B.       1,875 D     18    03-31    08/94   19.06    199
 HAVN   Haven Bancorp of Woodhaven NY        OTC     New York City NY   Thrift     1,728       20    12-31    09/93   37.00    160
 JSBF   JSB Financial, Inc. of NY            OTC     New York City NY   Thrift     1,531       13    12-31    06/90   43.87    431

RP FINANCIAL, LC.
------------------------------------------
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia 22209
(703) 528-1700
                   Characteristics of Publicly-Traded Thrifts
                                June 18, 1997(1)

                                                     Primary           Operating   Total             Fiscal   Conv.    Stock  Market
 Ticker Financial Institution               Exchg.   Market            Strat.(2)   Assets   Offices   Year    Date     Price   Value
 ----------------------------               -----    ------            ---------   -----    -------   ----    ----     -----   -----
                                                                                  ($Mil)                                ($)   ($Mil)
 Mid-Atlantic Companies (continued)


 WSFS   WSFS Financial Corp. of DE (3)        OTC     DE                  Div.      1,478       14    12-31    11/86   13.62    171
 OCFC   Ocean Fin. Corp. of NJ                OTC     Eastern NJ          Thrift    1,388        9    12-31    07/96   33.12    300
 QCSB   Queens County Bancorp of NY (3)       OTC     New York City NY    Thrift    1,373       13    12-31    11/93   46.12    514
 PFSB   PennFed Fin. Services of NJ           OTC     Northern NJ         Thrift    1,252       17    06-30    07/94   27.37    132
 DIME   Dime Community Bancorp of NY          OTC     New York City NY    Thrift    1,237       15    06-30    06/96   19.12    251
 YFED   York Financial Corp. of PA            OTC     PA,MD               Thrift    1,157       22    06-30    02/84   19.50    136
 MFSL   Maryland Fed. Bancorp of MD           OTC     MD                  Thrift    1,128       25    02-28    06/87   44.25    142
 FSLA   First SB SLA MHC of NJ (47.5)         OTC     Eastern NJ          Thrift    1,025       17    12-31    06/92   24.00    174
 PVSA   Parkvale Financial Corp of PA         OTC     Southwestern PA     Thrift      973       28    06-30    07/87   28.37    115
 PSBK   Progressive Bank, Inc. of NY (3)      OTC     Southeast NY        Thrift      878       17    12-31    08/84   29.62    113
 PKPS   Poughkeepsie Fin. Corp. of NY         OTC     Southeast NY        Thrift      861       13    12-31    11/85    6.94     87
 MBB    MSB Bancorp of Middletown NY (3)      OTC     Southeastern NY     Thrift      821 D     17    09-30    08/92   19.25     55
 FFIC   Flushing Fin. Corp. of NY (3)         OTC     New York City NY    Thrift      811        7    12-31    11/95   19.87    161
 IBSF   IBS Financial Corp. of NJ             OTC     Southwest NJ        Thrift      740        8    09-30    10/94   15.50    171
 FBBC   First Bell Bancorp of PA              OTC     Pittsburgh PA       Thrift      709        7    12-31    06/95   16.00    109
 PWBC   PennFirst Bancorp of PA               OTC     Western PA          Thrift      706        9    12-31    06/90   15.00     59
 FCIT   First Cit. Fin. Corp of MD            OTC     DC Metro Area       Thrift      694       14    12-31    12/86   30.37     89
 GAF    GA Financial Corp. of PA              AMEX    Pittsburgh PA       Thrift      670       10    12-31    03/96   18.94    159
 THRD   TF Financial Corp. of PA              OTC     Philadelphia PA     Thrift      644       11    06-30    07/94   18.37     75
 SFIN   Statewide Fin. Corp. of NJ            OTC     Northern NJ         Thrift      636 D     16    03-31    10/95   17.12     82
 TSBS   Trenton SB, FSB MHC of NJ(35.0)       OTC     Central NJ          Thrift      626       10    12-31    08/95   19.50    176
 PBIX   Patriot Bank Corp. of PA              OTC     Southeast PA        Thrift      594        7    12-31    12/95   16.31     70
 FSNJ   First SB of NJ, MHC (45.9)            OTC     Northern NJ         Thrift      579 D      4    05-31    01/95   26.00     80
 FMCO   FMS Financial Corp. of NJ             OTC     Southern NJ         Thrift      554       16    12-31    12/88   23.50     56
 PULS   Pulse Bancorp of S. River NJ          OTC     Central NJ          Thrift      516        4    09-30    09/86   19.62     60
 FSPG   First Home Bancorp of NJ              OTC     NJ,DE               Thrift      508       10    12-31    04/87   19.37     52
 ANBK   American Nat'l Bancorp of MD          OTC     Baltimore MD        R.E.        487 S      9    07-31    11/95   16.12     58
 AHCI   Ambanc Holding Co., Inc. of NY (3)    OTC     East-Central NY     Thrift      478        9    12-31    12/95   16.00     70
 LVSB   Lakeview SB of Paterson NJ            OTC     Northern NJ         Thrift      472 D      8    07-31    12/93   32.25     74
 CNY    Carver Bancorp, Inc. of NY            OTC     New York, NY        Thrift      424        8    03-31    10/94   12.25     28
 SHEN   First Shenango Bancorp of PA          OTC     Western PA          Thrift      401        4    12-31    04/93   26.00     54
 PFNC   Progress Financial Corp. of PA        OTC     Southeastern PA     M.B.        400        9    12-31    07/83    9.50     36
 RARB   Raritan Bancorp. of Raritan NJ (3)    OTC     Central NJ          Thrift      375        5    12-31    03/87   30.00     46

RP FINANCIAL, LC.
------------------------------------------
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia 22209
(703) 528-1700
                   Characteristics of Publicly-Traded Thrifts
                                June 18, 1997(1)

                                                     Primary           Operating   Total             Fiscal   Conv.    Stock  Market
 Ticker Financial Institution               Exchg.   Market            Strat.(2)   Assets   Offices   Year    Date     Price   Value
 ----------------------------               -----    ------            ---------   -----    -------   ----    ----     -----   -----
                                                                                  ($Mil)                                ($)   ($Mil)

 Mid-Atlantic Companies (continued)
 ----------------------------------
 PBCI   Pamrapo Bancorp, Inc. of NJ          OTC    Northern NJ         Thrift      367        8      12-31   10/89    19.75     57
 FOBC   Fed One Bancorp of Wheeling WV       OTC    Northern WV,OH      Thrift      346        9      12-31   01/95    21.00     51
 HARL   Harleysville SA of PA                OTC    Southeastern PA     Thrift      333        4      09-30   08/87    22.00     36
 FSBI   Fidelity Bancorp, Inc. of PA         OTC    Southwestern PA     Thrift      328        8      09-30   06/88    20.00     31
 FKFS   First Keystone Fin. Corp of PA       OTC    Philadelphia PA     Thrift      315        5      09-30   01/95    23.00     28
 CVAL   Chester Valley Bancorp of PA         OTC    Southeastern PA     Thrift      305        6      06-30   03/87    21.00     43
 LFBI   Little Falls Bancorp of NJ           OTC    New Jersey          Thrift      303        7      12-31   01/96    14.12     39
 EQSB   Equitable FSB of Wheaton MD          OTC    Central MD          Thrift      296        4      09-30   09/93    36.25     22
 YFCB   Yonkers Fin. Corp. of NY             OTC    Yonkers NY          Thrift      284        4      09-30   04/96    15.37     49
 LFED   Leeds FSB, MHC of MD (36.2)          OTC    Baltimore MD        Thrift      282        1      06-30   03/94    19.00     66
 WVFC   WVS Financial Corp. of PA (3)        OTC    Pittsburgh PA       Thrift      280        5      06-30   11/93    25.75     45
 CATB   Catskill Fin. Corp. of NY (3)        OTC    Albany NY           Thrift      274        3      09-30   04/96    15.50     78
 FIBC   Financial Bancorp, Inc. of NY        OTC    New York, NY        Thrift      269        5      09-30   08/94    17.25     30
 IFSB   Independence FSB of DC               OTC    Washington DC       Ret.        263        2      12-31   06/85     9.00     12
 WSB    Washington SB, FSB of MD             AMEX   Southeastern MD     Thrift      257 D      3      07-31     /       5.25     22
 FBER   First Bergen Bancorp of NJ           OTC    Northern NJ         Thrift      252        2      09-30   04/96    15.12     46
 WYNE   Wayne Bancorp of NJ                  OTC                        Thrift      245        0      12-31   06/96    19.50     42
 GDVS   Greater DV SB,MHC of PA (19.9) (3)   OTC    Southeast PA        Thrift      239        7      12-31   03/95    13.00     43
 PHFC   Pittsburgh Home Fin. of PA           OTC    Pittsburgh PA       Thrift      237        6      09-30   04/96    15.00     30
 ESBK   The Elmira SB FSB of Elmira NY (3)   OTC    NY,PA               Ret.        223        6      12-31   03/85    19.25     14
 HRBF   Harbor Federal Bancorp of MD         OTC    Baltimore MD        Thrift      219        6      03-31   08/94    18.00     32
 SBFL   SB Fngr Lakes MHC of NY (33.1)       OTC    Western NY          Thrift      213        4      04-30   11/94    16.50     29
 LARL   Laurel Capital Group of PA           OTC    Southwestern PA     Thrift      209        6      06-30   02/87    21.50     32
 PEEK   Peekskill Fin. Corp. of NY           OTC    Southeast NY        Thrift      183        3      06-30   12/95    15.00     48
 PLSK   Pulaski SB, MHC of NJ (46.0)         OTC    New Jersey          Thrift      169 P      5      12-31   04/97    13.00     27
 SFED   SFS Bancorp of Schenectady NY        OTC    Eastern NY          Thrift      169        3      12-31   06/95    16.50     21
 SKBO   First Carnegie,MHC of PA(45.0)       OTC    Western PA          Thrift      150 P      3      03-31   04/97    13.87     32
 PRBC   Prestige Bancorp of PA               OTC                        Thrift      127        0      12-31   06/96    15.75     14
 TPNZ   Tappan Zee Fin., Inc. of NY          OTC    Southeast NY        Thrift      117 D      1      03-31   10/95    16.50     25
 WWFC   Westwood Fin. Corp. of NJ            OTC    Northern NJ         Thrift      108        2      03-31   06/96    18.25     12
 AFBC   Advance Fin. Bancorp of WV           OTC    Northern Neck WV    Thrift      104        2      06-30   01/97    14.25     15
 WHGB   WHG Bancshares of MD                 OTC    Baltimore MD        Thrift       98        5      09-30   04/96    14.25     22
 ALBC   Albion Banc Corp. of Albion NY       OTC    Western NY          Thrift       66        2      09-30   07/93    22.00      6

RP FINANCIAL, LC.
------------------------------------------
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia 22209
(703) 528-1700
                   Characteristics of Publicly-Traded Thrifts
                                June 18, 1997(1)

                                                     Primary        Operating     Total             Fiscal   Conv.    Stock  Market
 Ticker Financial Institution               Exchg.   Market         Strat.(2)     Assets   Offices   Year    Date     Price   Value
 ----------------------------               -----    ------         ---------     ------   -------   ----    ----     -----   -----
                                                                                  ($Mil)                                ($)   ($Mil)
 Mid-Atlantic Companies (continued)
 ----------------------------------

 PWBK   Pennwood SB of PA (3)               OTC    Pittsburgh PA      Thrift          48       3     12-31    07/96    15.00       9


 Mid-West Companies
 ------------------

 COFI   Charter One Financial of OH         OTC    OH,MI              Div.        14,040     155     12-31    01/88    51.00   2,363
 RFED   Roosevelt Fin. Grp. Inc. of MO      OTC    MO,IL,KS           Div.         7,796 D    79     12-31    01/87    24.12   1,028
 CFB    Commercial Federal Corp. of NE      NYSE   NE,CO,KS,OK        M.B.         6,902      98     06-30    12/84    37.50     807
 FFHC   First Financial Corp. of WI         OTC    WI,IL              Div.         5,809     129     12-31    12/80    28.62   1,042
 SPBC   St. Paul Bancorp, Inc. of IL        OTC    Chicago IL         Div.         4,485      52     12-31    05/87    33.87     774
 SECP   Security Capital Corp. of WI        OTC    Wisconsin          Div.         3,647      42     06-30    01/94    94.50     870
 MAFB   MAF Bancorp of IL                   OTC    Chicago IL         Thrift       3,236      13     06-30    01/90    41.37     431
 GTFN   Great Financial Corp. of KY         OTC    Kentucky           M.B.         3,002      41     12-31    03/94    34.75     489
 CTZN   CitFed Bancorp of Dayton OH         OTC    Dayton OH          M.B.         2,937      33     03-31    01/92    37.56     324
 STND   Standard Fin. of Chicago IL         OTC    Chicago IL         Thrift       2,489      13     12-31    08/94    24.94     404
 ABCW   Anchor Bancorp Wisconsin of WI      OTC    Wisconsin          M.B.         1,885      33     03-31    07/92    50.00     229
 STFR   St. Francis Cap. Corp. of WI        OTC    Milwaukee WI       Thrift       1,579      13     09-30    06/93    33.25     179
 FTFC   First Fed. Capital Corp. of WI      OTC    Southern WI        M.B.         1,530      44     12-31    11/89    22.00     201
 DNFC   D&N Financial Corp. of MI           OTC    MI,WI              Ret.         1,528      35     12-31    02/85    19.06     159
 FISB   First Indiana Corp. of IN           OTC    Central IN         M.B.         1,481      28     12-31    08/83    20.87     219
 ABCL   Allied Bancorp of IL                OTC    Chicago IL         M.B.         1,313      10     09-30    07/92    29.87     159
 JSBA   Jefferson Svgs Bancorp of MO        OTC    St. Louis MO,TX    Thrift       1,148 D    21     12-31    04/93    29.87     148
 FFSW   First Fed Fin. Serv. of OH          OTC    Northeastern OH    Thrift       1,088      18     12-31    04/87    38.25     175
 AADV   Advantage Bancorp of WI             OTC    WI,IL              Thrift       1,021      15     09-30    03/92    39.00     126
 OFCP   Ottawa Financial Corp. of MI        OTC    Western MI         Thrift         859      26     12-31    08/94    22.50     113
 CFSB   CFSB Bancorp of Lansing MI          OTC    Central MI         Thrift         834      18     12-31    06/90    23.25     120
 IFSL   Indiana Federal Corp. of IN         OTC    Northwestern IN    Thrift         819      15     12-31    02/87    28.50     136
 NASB   North American SB of MO             OTC    KS,MO              M.B.           689       8     09-30    09/85    44.00      99
 GSBC   Great Southern Bancorp of MO        OTC    Southwest MO       Div.           679      25     06-30    12/89    17.00     141
 HOMF   Home Fed Bancorp of Seymour IN      OTC    Southern IN        Thrift         664      15     06-30    01/88    27.75      94
 MSBK   Mutual SB, FSB of Bay City MI       OTC    Michigan           M.B.           663      22     12-31    07/92     9.62      41
 AVND   Avondale Fin. Corp. of IL           OTC    Chicago IL         Ret.           635       6     03-31    04/95    14.00      49
 SFSL   Security First Corp. of OH          OTC    Northeastern OH    R.E.           635      13     03-31    01/88    21.37     107

RP FINANCIAL, LC.
------------------------------------------
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia 22209
(703) 528-1700
                   Characteristics of Publicly-Traded Thrifts
                                June 18, 1997(1)

                                                     Primary        Operating     Total             Fiscal   Conv.    Stock  Market
 Ticker Financial Institution               Exchg.   Market         Strat.(2)     Assets   Offices   Year    Date     Price   Value
 ----------------------------               -----    ------         ---------     ------   -------   ----    ----     -----   -----
                                                                                  ($Mil)                               ($)   ($Mil)
 Mid-West Companies (continued)
 ------------------------------
 FNGB   First Northern Cap. Corp of WI      OTC      Northeast WI      Thrift       618       20   12-31   12/83      21.25     94
 FFYF   FFY Financial Corp. of OH           OTC      Youngstown OH     Thrift       599       10   06-30   06/93      25.87    112
 EMLD   Emerald Financial Corp of OH        OTC      Cleveland OH      Thrift       589       13   12-31     /        14.06     71
 HFFC   HF Financial Corp. of SD            OTC      South Dakota      Thrift       561       19   06-30   04/92      19.75     59
 HMNF   HMN Financial, Inc. of MN           OTC      Southeast MN      Thrift       553        7   12-31   06/94      23.00     97
 COVB   CoVest Bancshares of IL             OTC      Chicago IL        Thrift       553        3   12-31   07/92      18.25     55
 FDEF   First Defiance Fin.Corp. of OH      OTC      Northwest OH      Thrift       546        9   06-30   10/95      14.50    137
 FFBH   First Fed. Bancshares of AR         OTC      Northern AR       Thrift       520        8   12-31   05/96      19.31     95
 FFOH   Fidelity Financial of OH            OTC      Cincinnati OH     Thrift       513        4   12-31   03/96      15.00     84
 CBCI   Calumet Bancorp of Chicago IL       OTC      Chicago IL        Thrift       495        5   06-30   02/92      39.50     88
 FBCI   Fidelity Bancorp of Chicago IL      OTC      Chicago IL        Thrift       486        5   09-30   12/93      19.00     53
 CAFI   Camco Fin. Corp. of OH              OTC      Eastern OH        M.B.         472        7   12-31     /        18.00     55
 FFSX   First FS&LA. MHC of IA (46.0)       OTC      Western IA        Thrift       463       12   06-30   06/92      23.75     67
 FMBD   First Mutual Bancorp of IL          OTC      Central IL        Thrift       425        7   12-31   07/95      15.00     56
 PERM   Permanent Bancorp of IN             OTC      Southwest IN      Thrift       413 D     11   03-31   04/94      25.00     52
 HALL   Hallmark Capital Corp. of WI        OTC      Milwaukee WI      Thrift       409        3   06-30   01/94      21.62     31
 SFSB   SuburbFed Fin. Corp. of IL          OTC      IL,IN             Thrift       408       12   12-31   02/92      24.50     31
 ASBI   Ameriana Bancorp of IN              OTC      Eastern IN,OH     Thrift       402        8   12-31   02/87      15.63     51
 WOFC   Western Ohio Fin. Corp. of OH       OTC      Western OH        Thrift       400        6   12-31   07/94      22.00     51
 PMFI   Perpetual Midwest Fin. of IA        OTC      EastCentral IA    Thrift       398        4   12-31   03/94      19.00     36
 CBSB   Charter Financial Inc. of IL        OTC      Southern IL       Thrift       395        6   09-30   12/95      17.06     72
 PFSL   Pocahnts Fed, MHC of AR (46.4)      OTC      Northeast AR      Thrift       373        5   09-30   04/94      20.75     34
 FFKY   First Fed. Fin. Corp. of KY         OTC      Central KY        Thrift       372        7   06-30   07/87      18.50     77
 SWBI   Southwest Bancshares of IL          OTC      Chicago IL        Thrift       372        5   12-31   06/92      20.50     54
 MCBS   Mid Continent Bancshares of KS      OTC      Central KS        M.B.         371        7   09-30   06/94      27.50     54
 CASH   First Midwest Fin. Corp. of IA      OTC      IA,SD             R.E.         370        9   09-30   09/93      15.12     43
 FFHH   FSF Financial Corp. of MN           OTC      Southern MN       Thrift       367       11   09-30   10/94      17.44     54
 HBEI   Home Bancorp of Elgin IL            OTC      Northern IL       Thrift       359        5   12-31   09/96      16.00    112
 PVFC   PVF Capital Corp. of OH             OTC      Cleveland OH      R.E.         356        9   06-30   12/92      19.12     44
 KNK    Kankakee Bancorp of IL              AMEX     Illinois          Thrift       342       10   03-31   12/92      29.00     41
 HVFD   Haverfield Corp. of OH              OTC      Cleveland OH      Thrift       342       10   12-31   03/85      25.87     49
 HMCI   Homecorp, Inc. of Rockford IL       OTC      Northern IL       Thrift       336        9   12-31   06/90      14.25     24
 INBI   Industrial Bancorp of OH            OTC      Northern OH       Thrift       334       10   12-31   08/95      13.44     73

RP FINANCIAL, LC.
------------------------------------------
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia 22209
(703) 528-1700
                   Characteristics of Publicly-Traded Thrifts
                                June 18, 1997(1)


                                                     Primary         Operating     Total             Fiscal   Conv.    Stock  Market
 Ticker Financial Institution               Exchg.   Market           Strat.(2)    Assets   Offices   Year    Date     Price   Value
 ----------------------------               -----    ------          ---------     ------   -------   ----    ----     -----   -----
                                                                                   ($Mil)                              ($)    ($Mil)
 Mid-West Companies (continued)
 ------------------------------
 HBFW   Home Bancorp of Fort Wayne IN       OTC      Northeast IN       Thrift     328        8       09-30   03/95    20.62     54
 WCBI   WestCo Bancorp of IL                OTC      Chicago IL         Thrift     310        1       12-31   06/92    24.25     62
 SMFC   Sho-Me Fin. Corp. of MO             OTC      Southwest MO       Thrift     304        7       12-31   06/94    40.25     61
 WFCO   Winton Financial Corp. of OH        OTC      Cincinnati OH      R.E.       292 S      4       09-30   08/88    13.12     26
 PFDC   Peoples Bancorp of Auburn IN        OTC      Northeastern IN    Thrift     283        6       09-30   07/87    22.25     51
 GFCO   Glenway Financial Corp. of OH       OTC      Cincinnati OH      Thrift     281        6       06-30   11/90    25.75     29
 FBCV   1st Bancorp of Vincennes IN         OTC      Southwestern IN    M.B.       273        1       06-30   04/87    31.50     22
 CBK    Citizens First Fin.Corp. of IL      AMEX     Central IL         Thrift     272        6       12-31   05/96    16.00     45
 FCBF   FCB Fin. Corp. of Neenah WI         OTC      Eastern WI         Thrift     269 D      6       03-31   09/93    24.75     61
 FFED   Fidelity Fed. Bancorp of IN         OTC      Southwestern IN    Thrift     250        4       06-30   08/87     9.25     23
 WAYN   Wayne S&L Co. MHC of OH (47.8)      OTC      Central OH         Thrift     250 D      6       03-31   06/93    17.00     38
 EFBI   Enterprise Fed. Bancorp of OH       OTC      Cincinnati OH      Thrift     246 D      5       09-30   10/94    18.25     37
 CAPS   Capital Savings Bancorp of MO       OTC      Central MO         Thrift     238        7       06-30   12/93    16.62     31
 MFBC   MFB Corp. of Mishawaka IN           OTC      Northern IN        Thrift     234        4       09-30   03/94    19.75     34
 OHSL   OHSL Financial Corp. of OH          OTC      Cincinnati, OH     Thrift     230        4       12-31   02/93    25.25     31
 DFIN   Damen Fin. Corp. of Chicago IL      OTC      Chicago IL         Thrift     227        3       11-30   10/95    14.37     47
 CBCO   CB Bancorp of Michigan City IN      OTC      Northwest IN       Thrift     227 D      3       03-31   12/92    34.19     40
 FFHS   First Franklin Corp. of OH          OTC      Cincinnati OH      Thrift     226        7       12-31   01/88    20.00     24
 LARK   Landmark Bancshares of KS           OTC      Central KS         Thrift     224        5       09-30   03/94    20.12     36
 SBCN   Suburban Bancorp. of OH             OTC      Cincinnati OH      Thrift     222        8       06-30   09/93    19.50     29
 BFFC   Big Foot Fin. Corp. of IL           OTC      Chicago IL         Thrift     212        3       07-31   12/96    16.00     40
 MBLF   MBLA Financial Corp. of MO          OTC      Northeast MO       Thrift     210        2       06-30   06/93    24.00     32
 FFFD   North Central Bancshares of IA      OTC      Central IA         Thrift     204        4       12-31   03/96    15.25     52
 WEFC   Wells Fin. Corp. of Wells MN        OTC      Southcentral MN    Thrift     202        7       12-31   04/95    14.25     29
 MWFD   Midwest Fed. Fin. Corp of WI        OTC      Central WI         Thrift     201        9       12-31   07/92    19.75     32
 HCBB   HCB Bancshares of AR                OTC      Southern AR        Thrift     199 P      5       06-30   05/97    12.94     34
 CMRN   Cameron Fin. Corp. of MO            OTC      Northwest MO       Thrift     198        3       09-30   04/95    16.75     45
 GFED   Guarnty FS&LA,MHC of MO (31.0)      OTC      Southwest MO       Thrift     196        4       06-30   04/95    20.50     64
 FFBZ   First Federal Bancorp of OH         OTC      Eastern OH         Thrift     192        6       09-30   06/92    18.25     29
 LSBI   LSB Fin. Corp. of Lafayette IN      OTC      Central IN         Thrift     188        3       12-31   02/95    20.87     20
 PULB   Pulaski SB, MHC of MO (29.0)        OTC      St. Louis MO       Thrift     179 S      5       09-30   05/94    18.25     38
 MFFC   Milton Fed. Fin. Corp. of OH        OTC      Southwest OH       Thrift     179        2       09-30   10/94    14.00     33
 PFED   Park Bancorp of Chicago IL          OTC      Chicago IL         Thrift     178        3       12-31   08/96    14.75     36

RP FINANCIAL, LC.
------------------------------------------
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia 22209
(703) 528-1700
                   Characteristics of Publicly-Traded Thrifts
                                June 18, 1997(1)

                                                     Primary         Operating     Total             Fiscal      Conv. Stock  Market
 Ticker Financial Institution               Exchg.   Market           Strat.(2)    Assets   Offices   Year       Date   Price  Value
 ----------------------------               -----    ------          ---------     ------   -------   ----       ----   -----  -----
                                                                                   ($Mil)                                 ($) ($Mil)
 Mid-West Companies (continued)
 ------------------------------
 MARN   Marion Capital Holdings of IN       OTC      Central IN         Thrift       174        2       06-30     03/93  22.62   41
 NEIB   Northeast Indiana Bncrp of IN       OTC      Northeast IN       Thrift       173        3       12-31     06/95  15.00   26
 EGLB   Eagle BancGroup of IL               OTC      Central IL         Thrift       171        1       12-31     07/96  15.63   20
 SMBC   Southern Missouri Bncrp of MO       OTC      Southeast MO       Thrift       166        8       06-30     04/94  17.62   29
 HMLK   Hemlock Fed. Fin. Corp. of IL       OTC      Chicago IL         Thrift       165        3       12-31     04/97  13.25   28
 JXSB   Jcksnville SB,MHC of IL (44.6)      OTC      Central IL         Thrift       164        4       12-31     04/95  17.62   22
 FFWD   Wood Bancorp of OH                  OTC      Northern OH        Thrift       163        6       06-30     08/93  16.87   25
 FBSI   First Bancshares of MO              OTC      Southcentral MO    Thrift       160        5       06-30     12/93  20.00   23
 FFWC   FFW Corporation of Wabash IN        OTC      Central IN         Thrift       158        3       06-30     03/93  26.00   18
 SJSB   SJS Bancorp of St. Joseph MI        OTC      Southwest MI       Thrift       152 S      4       06-30     02/95  26.50   24
 QCFB   QCF Bancorp of Virginia MN          OTC      Northeast MN       Thrift       148 S      2       06-30     04/95  20.50   29
 BWFC   Bank West Fin. Corp. of MI          OTC      Southeast MI       Thrift       147        2       06-30     03/95  14.00   25
 CNBA   Chester Bancorp of IL               OTC      Southern IL        Ret.         142        6       Dec       10/96  14.81   32
 MWBI   Midwest Bancshares, Inc. of IA      OTC      Southeast IA       Thrift       139        4       12-31     11/92  31.50   11
 RIVR   River Valley Bancorp of IN          OTC      Southeast IN       Thrift       138        7       12-31     12/96  14.75   18
 GTPS   Great American Bancorp of IL        OTC      East Central IL    Thrift       138        3       09-30     06/95  16.50   29
 WEHO   Westwood Hmstd Fin Corp of OH       OTC      Cincinnati OH      Thrift       130        2       12-31     09/96  13.75   39
 CLAS   Classic Bancshares of KY            OTC      Eastern KY         Thrift       128 D      1       03-31     12/95  14.25   19
 FKKY   Frankfort First Bancorp of KY       OTC      Frankfort KY       Thrift       128        3       06-30     07/95  12.12   41
 MFCX   Marshalltown Fin. Corp. of IA       OTC      Central IA         Thrift       127        3       09-30     03/94  15.12   21
 MIFC   Mid Iowa Financial Corp. of IA      OTC      Central IA         Thrift       124        6       09-30     10/92   8.75   15
 NBSI   North Bancshares of Chicago IL      OTC      Chicago IL         Thrift       120        2       06-30     12/93  19.25   20
 PTRS   Potters Financial Corp of OH        OTC      Northeast OH       Thrift       117        4       12-31     12/93  21.55   10
 ASBP   ASB Financial Corp. of OH           OTC      Southern OH        Thrift       109        1       06-30     04/95  12.00   21
 FFSL   First Independence Corp. of KS      OTC      Southeast KS       Thrift       109        1       09-30     10/93  11.19   11
 HFFB   Harrodsburg 1st Fin Bcrp of KY      OTC      Central KY         Thrift       108        2       09-30     10/95  15.00   30
 PSFC   Peoples Sidney Fin. Corp of OH      OTC      WestCentral OH     Thrift       108 P      2       06-30     04/97  13.62   24
 BDJI   First Fed. Bancorp. of MN           OTC      Northern MN        Thrift       108        5       09-30     04/95  18.75   13
 DCBI   Delphos Citizens Bancorp of OH      OTC      Northwest OH       Thrift       107        1       09-30     11/96  14.62   30
 HFSA   Hardin Bancorp of Hardin MO         OTC      Western MO         Thrift       103        3       03-31     09/95  14.62   13
 FTNB   Fulton Bancorp of MO                OTC      Central MO         Thrift        99        2       04-30     10/96  20.00   34
 CNSB   CNS Bancorp of MO                   OTC      Central MO         Thrift        98        5       12-31     06/96  16.50   27
 CIBI   Community Inv. Bancorp of OH        OTC      NorthCentral OH    Thrift        97        3       06-30     02/95  13.50   13

RP FINANCIAL, LC.
------------------------------------------
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia 22209
(703) 528-1700
                   Characteristics of Publicly-Traded Thrifts
                                June 18, 1997(1)

                                                     Primary         Operating     Total             Fiscal    Conv. Stock   Market
 Ticker Financial Institution               Exchg.   Market           Strat.(2)    Assets   Offices   Year     Date   Price   Value
 ----------------------------               -----    ------          ---------     ------   -------   ----     ----  -----   -----
                                                                                   ($Mil)                             ($)   ($Mil)
 Mid-West Companies (continued)
 ------------------------------
 CBES   CBES Bancorp of MO                  OTC      Western MO         Thrift      95          2     06-30     09/96  16.87    17
 NWEQ   Northwest Equity Corp. of WI        OTC      Northwest WI       Thrift      95          3     03-31     10/94  14.75    12
 FTSB   Fort Thomas Fin. Corp. of KY        OTC      Northern KY        Thrift      95          2     09-30     06/95  10.50    16
 AMFC   AMB Financial Corp. of IN           OTC      Northwest IN       Thrift      94          4     12-31     04/96  14.00    15
 WCFB   Wbstr Cty FSB MHC of IA (45.2)      OTC      Central IA         Thrift      93          1     12-31     08/94  14.75    31
 FFBI   First Financial Bancorp of IL       OTC      Northern IL        M.B.        93          2     12-31     10/93  18.75     8
 INCB   Indiana Comm. Bank, SB of IN        OTC      Central IN         Ret.        91          3     06-30     12/94  15.00    14
 PFFC   Peoples Fin. Corp. of OH            OTC      Northeast OH       Thrift      90          2     09-30     09/96  15.25    23
 KYF    Kentucky First Bancorp of KY        AMEX     Central KY         Thrift      89          2     06-30     08/95  11.00    15
 GFSB   GFS Bancorp of Grinnell IA          OTC      Central IA         Thrift      88          1     06-30     01/94  13.25    13
 THR    Three Rivers Fin. Corp. of MI       AMEX     Southwest MI       Thrift      87 S        4     06-30     08/95  15.75    13
 FFDF   FFD Financial Corp. of OH           OTC      Northeast OH       Thrift      85          1     06-30     04/96  13.50    20
 SFFC   StateFed Financial Corp. of IA      OTC      Des Moines IA      Thrift      85          2     06-30     01/94  19.12    15
 HHFC   Harvest Home Fin. Corp. of OH       OTC      Southwest OH       Thrift      84 D        3     09-30     10/94  10.50    10
 PCBC   Perry Co. Fin. Corp. of MO          OTC      EastCentral MO     Thrift      80 D        1     09-30     02/95  19.75    16
 LOGN   Logansport Fin. Corp. of IN         OTC      Northern IN        Thrift      79          1     12-31     06/95  14.00    18
 SOBI   Sobieski Bancorp of S. Bend IN      OTC      Northern IN        Thrift      79          3     06-30     03/95  14.75    11
 HZFS   Horizon Fin'l. Services of IA       OTC      Central IA         Thrift      78          3     06-30     06/94  19.25     8
 MSBF   MSB Financial Corp. of MI           OTC      Southcentral MI    Thrift      76          2     06-30     02/95  22.00    14
 PSFI   PS Financial of Chicago IL          OTC      Chicago IL         Thrift      75          1     12-31     11/96  14.75    32
 ATSB   AmTrust Capital Corp. of IN         OTC      Northcentral IN    Thrift      71          3     06-30     03/95  12.62     7
 MIVI   Miss. View Hold. Co. of MN          OTC      Central MN         Thrift      70          1     09-30     03/95  14.62    12
 HCFC   Home City Fin. Corp. of OH          OTC      Southwest OH       Thrift      68          1     06-30     12/96  14.00    13
 GWBC   Gateway Bancorp of KY               OTC      Eastern KY         Thrift      66          2     06-30     01/95  17.50    19
 LXMO   Lexington B&L Fin. Corp. of MO      OTC      West Central MO    Thrift      62 S        1     09-30     06/96  15.19    17
 CKFB   CKF Bancorp of Danville KY          OTC      Central KY         Thrift      60          1     12-31     01/95  19.25    18
 NSLB   NS&L Bancorp of Neosho MO           OTC      Southwest MO       Thrift      58          2     09-30     06/95  16.50    12
 MRKF   Market Fin. Corp. of OH             OTC      Cincinnati OH      Thrift      57 P        2     09-30     03/97  13.00    17
 CSBF   CSB Financial Group Inc of IL (3)   OTC      Centralia IL       Thrift      50 S        1     09-30     10/95  12.50    12
 RELI   Reliance Bancshares Inc of WI (3)   OTC      Milwaukee WI       Thrift      48 S        1     June      04/96   8.25    21
 HBBI   Home Building Bancorp of IN         OTC      Southwest IN       Thrift      47          2     09-30     02/95  21.00     7
 HWEN   Home Financial Bancorp of IN        OTC      Central IN         Thrift      39          0     06-30     07/96  15.75     8
 LONF   London Financial Corp. of OH        OTC      Central OH         Thrift      38          1     09-30     04/96  14.87     8

RP FINANCIAL, LC.
------------------------------------------
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia 22209
(703) 528-1700
                   Characteristics of Publicly-Traded Thrifts
                                June 18, 1997(1)

                                                     Primary         Operating     Total             Fiscal    Conv.  Stock  Market
 Ticker Financial Institution               Exchg.   Market           Strat.(2)    Assets   Offices   Year     Date   Price   Value
 ----------------------------               -----    ------          ---------     ------   -------   ----     ----  -----   -----
                                                                                   ($Mil)                             ($)   ($Mil)
 Mid-West Companies (continued)
 ------------------------------

 FLKY   First Lancaster Bncshrs of KY       OTC                       Thrift         37 D      0      06-30   07/96  15.50     15
 JOAC   Joachim Bancorp of MO               OTC    Eastern MO         Thrift         36        1      03-31   12/95  14.50     11


 New England Companies
 ---------------------

 PBCT   Peoples Bank, MHC of CT (37.4) (3)  OTC    Southwestern CT    Div.        7,538       84      12-31   07/88  26.50  1,617
 WBST   Webster Financial Corp. of CT       OTC    Central CT         Thrift      5,584       64      12-31   12/86  43.87    524
 PHBK   Peoples Heritage Fin Grp of ME (3)  OTC    ME,NH              Div.        5,458       82      12-31   12/86  35.75  1,016
 CFX    CFX Corp of NH (3)                  AMEX   S.W. NH,MA         M.B.        1,744       23      12-31   02/87  18.12    236
 EGFC   Eagle Financial Corp. of CT         OTC    Western CT         Thrift      1,512       19      09-30   02/87  30.75    140
 SISB   SIS Bank of Springfield MA (3)      OTC    Central MA         Div.        1,349 D     21      12-31   02/95  29.62    168
 ANDB   Andover Bancorp, Inc. of MA (3)     OTC    Northeastern MA    M.B.        1,210       11      12-31   05/86  29.37    151
 FESX   First Essex Bancorp of MA (3)       OTC    MA,NH              Div.        1,147       10      12-31   08/87  16.50    123
 AFCB   Affiliated Comm BC, Inc of MA       OTC    MA                 Thrift      1,055       10      12-31     /    24.37    157
 MDBK   Medford Savings Bank of MA (3)      OTC    Eastern MA         Thrift      1,054       16      12-31   03/86  30.50    138
 FAB    FirstFed America Bancorp of MA      AMEX   Southeast MA       M.B.          980       14      12-31   01/97  17.00    148
 FFES   First FS&LA of E. Hartford CT       OTC    Central CT         Thrift        975       12      12-31   06/87  29.75     79
 BFD    BostonFed Bancorp of MA             AMEX   Boston MA          M.B.          941        8      12-31   10/95  17.69    105
 MASB   MassBank Corp. of Reading MA (3)    OTC    Eastern MA         Thrift        901       14      12-31   05/86  46.75    126
 EBCP   Eastern Bancorp of NH               OTC    VT, NH             M.B.          866       25      09-30   11/83  26.62     98
 DIBK   Dime Financial Corp. of CT (3)      OTC    Central CT         Thrift        814       10      12-31   07/86  23.00    118
 MECH   Mechanics SB of Hartford CT (3)     OTC    Hartford CT        Thrift        789        0      12-31   06/96  18.75     99
 NSSB   Norwich Financial Corp. of CT (3)   OTC    Southeastern CT    Thrift        701       18      12-31   11/86  22.62    122
 NSSY   Norwalk Savings Society of CT (3)   OTC    Southwest CT       Thrift        617        8      12-31   06/94  28.37     68
 BKC    American Bank of Waterbury CT (3)   AMEX   Western CT         Thrift        589       15      12-31   12/81  35.50     82
 CBNH   Community Bankshares Inc of NH (3)  OTC    Southcentral NH    M.B.          581        9      06-30   05/86  37.75     93
 MWBX   Metro West of MA (3)                OTC    Eastern MA         Thrift        555        9      12-31   10/86   5.56     78
 PBKB   People's SB of Brockton MA (3)      OTC    Southeastern MA    Thrift        549       14      12-31   10/86  15.12     54
 SOSA   Somerset Savings Bank of MA (3)     OTC    Eastern MA         R.E.          522        5      12-31   07/86   2.66     44
 ABBK   Abington Savings Bank of MA (3)     OTC    Southeastern MA    M.B.          492        7      12-31   06/86  25.00     47
 PBNB   Peoples Sav. Fin. Corp. of CT (3)   OTC    Central CT         Thrift        479        8      12-31   08/86  36.25     69
 SWCB   Sandwich Co-Op. Bank of MA (3)      OTC    Southeastern MA    Thrift        475       11      04-30   07/86  31.00     59

RP FINANCIAL, LC.
------------------------------------------
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia 22209
(703) 528-1700
                   Characteristics of Publicly-Traded Thrifts
                                June 18, 1997(1)

                                                     Primary       Operating   Total             Fiscal    Conv.   Stock     Market
 Ticker Financial Institution               Exchg.   Market         Strat.(2)  Assets   Offices   Year     Date    Price     Value
 ----------------------------               -----    ------        ---------   ------   -------   ----     ----    -----     -----
                                                                                ($Mil)                               ($)     ($Mil)
 New England Companies (continued)
 ---------------------------------

 PETE   Primary Bank of NH (3)              OTC    Southern NH        Ret.       436        8     12-31     10/93    24.87     52
 BKCT   Bancorp Connecticut of CT (3)       OTC    Central CT         Thrift     414        3     12-31     07/86    25.50     65
 EIRE   Emerald Island Bancorp, MA (3)      OTC    Eastern MA         R.E.       412        7     12-31     09/86    18.50     41
 WRNB   Warren Bancorp of Peabody MA (3)    OTC    Eastern MA         R.E.       361        6     12-31     07/86    18.00     66
 LSBX   Lawrence Savings Bank of MA (3)     OTC    Northeastern MA    Thrift     342        6     12-31     05/86    10.75     46
 CEBK   Central Co-Op. Bank of MA (3)       OTC    Eastern MA         Thrift     324 D     11     04-30     10/86    18.12     36
 NMSB   Newmil Bancorp. of CT (3)           OTC    Eastern CT         Thrift     317       12     06-30     02/86    10.25     40
 NHTB   NH Thrift Bancshares of NH          OTC    Central NH         Thrift     313       10     12-31     05/86    15.25     31
 POBS   Portsmouth Bank Shrs Inc of NH (3)  OTC    Southeastern NH    Thrift     263        3     12-31     02/88    16.00     94
 NBN    Northeast Bancorp of ME (3)         OTC    Eastern ME         Thrift     248        8     06-30     08/87    14.37     18
 TBK    Tolland Bank of CT (3)              AMEX   Northern CT        Thrift     237        7     12-31     12/86    19.12     22
 HIFS   Hingham Inst. for Sav. of MA (3)    OTC    Eastern MA         Thrift     206        4     12-31     12/88    19.87     26
 HPBC   Home Port Bancorp, Inc. of MA (3)   OTC    Southeastern MA    Thrift     189        2     12-31     08/88    20.25     37
 BSBC   Branford SB of CT (3)               OTC    New Haven CT       R.E.       177        5     12-31     11/86     4.69     31
 IPSW   Ipswich SB of Ipswich MA (3)        OTC    Northwest MA       Thrift     166        4     12-31     05/93    16.25     19
 AFED   AFSALA Bancorp, Inc. of NY          OTC    Central NY         Thrift     152 D      4     09-30     10/96    14.75     21
 KSBK   KSB Bancorp of Kingfield ME (3)     OTC    Western ME         M.B.       133 J      8     12-31     06/93    35.00     14
 MFLR   Mayflower Co-Op. Bank of MA (3)     OTC    Southeastern MA    Thrift     125        4     04-30     12/87    18.00     16
 NTMG   Nutmeg FS&LA of CT                  OTC    CT                 M.B.        94        3     12-31       /       8.25      6
 FCB    Falmouth Co-Op Bank of MA (3)       AMEX   Southeast MA       Thrift      90        1     09-30     03/96    16.25     24
 MCBN   Mid-Coast Bancorp of ME             OTC    Eastern ME         Thrift      58 D      2     03-31     11/89    19.50      4
 GLBK   Glendale Co-op. Bank of MA (3)      OTC    Boston MA          Thrift      37 D      1     04-30     01/94    27.00      7


 North-West Companies
 --------------------

 WAMU   Washington Mutual Inc. of WA (3)    OTC    WA,OR,ID,UT,MT     Div.    46,051      290     12-31     03/83    62.69  7,413
 WFSL   Washington FS&LA of Seattle WA      OTC    Western US         Thrift   5,789       89     09-30     11/82    27.69  1,314
 IWBK   Interwest SB of Oak Harbor WA       OTC    Western WA         Div.     1,771       31     12-31       /      36.00    289
 STSA   Sterling Financial Corp. of WA      OTC    WA,OR              M.B.     1,557       41     06-30       /      19.00    105
 FWWB   First Savings Bancorp of WA (3)     OTC    Central WA         Thrift     977 D     16     03-31     11/95    21.50    226
 KFBI   Klamath First Bancorp of OR         OTC    Southern OR        Thrift     684        7     09-30     10/95    18.75    187
 HRZB   Horizon Financial Corp. of WA (3)   OTC    Northwest WA       Thrift     515       12     03-31     08/86    16.12    119

RP FINANCIAL, LC.
------------------------------------------
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia 22209
(703) 528-1700
                   Characteristics of Publicly-Traded Thrifts
                                June 18, 1997(1)

                                                       Primary       Operating    Total             Fiscal    Conv.    Stock  Market
 Ticker Financial Institution               Exchg.     Market         Strat.(2)   Assets   Offices   Year     Date     Price   Value
 ----------------------------               -----      ------        ---------    ------   -------   ----     ----     -----   -----
                                                                                  ($Mil)                                ($)   ($Mil)
 North-West Companies (continued)
 --------------------------------

 FMSB   First Mutual SB of Bellevue WA (3)     OTC    Western WA         M.B.       417 D      6      12-31   12/85     17.25     47
 CASB   Cascade SB of Everett WA               OTC    Seattle WA         Thrift     352        6      06-30   08/92     18.50     38
 RVSB   Rvrview SB,FSB MHC of WA(41.7)         OTC    Southwest WA       M.B.       224        9      03-31   10/93     22.00     53
 EFBC   Empire Federal Bancorp of MT           OTC    Southern MT        Thrift     110 P      3      06-30   01/97     13.50     35


 South-East Companies
 --------------------

 FFCH   First Fin. Holdings Inc. of SC         OTC    CHARLESTON SC      Div.     1,602       32      09-30   11/83     29.50    187
 LIFB   Life Bancorp of Norfolk VA             OTC    Southeast VA       Thrift   1,408       20      12-31   10/94     23.62    233
 MGNL   Magna Bancorp of MS                    OTC    MS,AL              M.B.     1,383       62      06-30   03/91     26.37    363
 AMFB   American Federal Bank of SC            OTC    Northwest SC       Thrift   1,307       41      12/31   01/89     31.75    350
 FLFC   First Liberty Fin. Corp. of GA         OTC    Georgia            M.B.     1,248       29       9-30   12/83     21.75    168
 ISBF   ISB Financial Corp. of LA              OTC    SouthCentral LA    Thrift     929 D     16      12-31   04/95     23.25    163
 HFNC   HFNC Financial Corp. of NC             OTC    Charlotte NC       Thrift     843        8      06-30   12/95     16.75    288
 VFFC   Virginia First Savings of VA           OTC    Petersburg VA      M.B.       817       23      06-30   01/78     22.62    131
 CNIT   Cenit Bancorp of Norfolk VA            OTC    Southeastern VA    Thrift     707 D     15      12-31   08/92     44.50     73
 EBSI   Eagle Bancshares of Tucker GA          OTC    Atlanta GA         Thrift     666 D     10      03-31   04/86     17.87     81
 PALM   Palfed, Inc. of Aiken SC               OTC    Southwest SC       Thrift     656       19      12-31   12/85     16.69     88
 VABF   Va. Beach Fed. Fin. Corp of VA         OTC    Southeast VA       M.B.       607       12      12-31   11/80     12.84     64
 FFFC   FFVA Financial Corp. of VA             OTC    Southern VA        Thrift     550       11      12-31   10/94     26.75    121
 CFCP   Coastal Fin. Corp. of SC               OTC    SC                 Thrift     485        9      09-30   09/90     23.00    107
 TSH    Teche Holding Company of LA            AMEX   Southern LA        Thrift     394        8      09-30   04/95     18.69     64
 COOP   Cooperative Bk.for Svgs. of NC         OTC    Eastern NC         Thrift     349       17      03-31   08/91     21.25     32
 FSFC   First So.east Fin. Corp. of SC         OTC    Northwest SC       Thrift     335       11      06-30   10/93     10.12     44
 SOPN   First SB, SSB, Moore Co. of NC         OTC    Central NC         Thrift     271        5      06-30   01/94     24.00     89
 UFRM   United FS&LA of Rocky Mount NC         OTC    Eastern NC         M.B.       270        9      12-31   07/80     12.00     37
 ANA    Acadiana Bancshares of LA (3)          AMEX   Southern LA        Thrift     264 D      4      12-31   07/96     19.37     53
 FSTC   First Citizens Corp of GA              OTC    Western GA         M.B.       257 D      8      03-31   03/86     24.75     39
 SSFC   South Street Fin. Corp. of NC (3)      OTC    South Central NC   Thrift     239        2      09-30   10/96     16.50     74
 MERI   Meritrust FSB of Thibodaux LA          OTC    Southeast LA       Thrift     229        8      12-31     /       38.00     29
 PERT   Perpetual of SC, MHC (46.8)            OTC    Northwest SC       Thrift     223 D      5      09-30   10/96     29.50     44
 FLAG   Flag Financial Corp of GA              OTC    Western GA         M.B.       222        4      12-31   12/86     14.25     29

RP FINANCIAL, LC.
------------------------------------------
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia 22209
(703) 528-1700

                   Characteristics of Publicly-Traded Thrifts
                                June 18, 1997(1)

                                                       Primary       Operating    Total             Fiscal    Conv.    Stock  Market
 Ticker Financial Institution               Exchg.     Market         Strat.(2)   Assets   Offices   Year     Date     Price   Value
 ----------------------------               -----      ------        ---------    ------   -------   ----     ----     -----   -----
                                                                                  ($Mil)                                ($)   ($Mil)
 South-East Companies (continued)
 --------------------------------
 CFTP   Community Fed. Bancorp of MS        OTC    Northeast MS       Thrift       206        1      09-30    03/96    17.62     75
 PLE    Pinnacle Bank of AL                 AMEX   Central AL         Thrift       200        5      06-30    12/86    21.37     19
 ESX    Essex Bancorp of VA                 AMEX   VA,NC              M.B.         180       12      12-31      /       1.12      1
 GSFC   Green Street Fin. Corp. of NC       OTC    Southern NC        Thrift       174        3      09-30    04/96    17.75     76
 FTF    Texarkana Fst. Fin. Corp of AR      AMEX   Southwest AR       Thrift       168        5      09-30    07/95    18.00     33
 CFFC   Community Fin. Corp. of VA          OTC    Central VA         Thrift       167 D      3      03-31    03/88    22.50     29
 FGHC   First Georgia Hold. Corp of GA      OTC    Southeastern GA    Thrift       147        7      09-30    02/87     7.25     22
 BFSB   Bedford Bancshares of VA            OTC    Southern VA        Thrift       132        3      09-30    08/94    20.75     24
 FFBS   FFBS Bancorp of Columbus MS         OTC    Columbus MS        Thrift       129        3      06-30    06/93    23.00     36
 PDB    Piedmont Bancorp of NC              AMEX   Central NC         Thrift       119        2      06-30    12/95    10.37     29
 GSLA   GS Financial Corp. of LA            OTC    New Orleans LA     Thrift       117 P      3      12-31    04/97    15.25     52
 GSLC   Guaranty Svgs & Loan FA of VA       OTC    Charltsvl VA       M.B.         116 D      3      06-30      /      10.63     16
 CFNC   Carolina Fincorp of NC (3)          OTC    Southcentral NC    Thrift       109        4      06-30    11/96    14.37     27
 SSM    Stone Street Bancorp of NC          AMEX   Central NC         Thrift       105        2      12-31    04/96    27.25     50
 SRN    Southern Banc Company of AL         AMEX   Northeast AL       Thrift       105 D      4      06-30    10/95    14.87     18
 TWIN   Twin City Bancorp of TN             OTC    Northeast TN       Thrift       104        3      12-31    01/95    19.00     16
 KSAV   KS Bancorp of Kenly NC              OTC    Central NC         Thrift       101        3      12-31    12/93    25.50     17
 CENB   Century Bancshares of NC (3)        OTC    Charlotte NC       Thrift       100        1      06-30    12/96    69.25     28
 SZB    SouthFirst Bancshares of AL         AMEX   Central AL         Thrift        93        2      09-30    02/95    15.12     12
 CCFH   CCF Holding Company of GA           OTC    Atlanta GA         Thrift        87        3      09-30    07/95    16.00     14
 CZF    Citisave Fin. Corp. of LA           AMEX   Baton Rouge LA     Thrift        75        5      12-31    07/95    20.25     19
 SCBS   Southern Commun. Bncshrs of AL      OTC    NorthCentral AL    Thrift        73 P      3      09-30    12/96    14.25     16
 SSB    Scotland Bancorp of NC              AMEX   S. Central NC      Thrift        69        2      09-30    04/96    16.25     30
 SCCB   S. Carolina Comm. Bnshrs of SC      OTC    Central SC         Thrift        46        1      06-30    07/94    18.25     13
 MBSP   Mitchell Bancorp of NC (3)          OTC    Western NC         Thrift        34        1      12-31    07/96    16.37     16


 South-West Companies
 --------------------

 CBSA   Coastal Bancorp of Houston TX       OTC    Houston TX         M.B.       2,853       40      12-31      /      28.75    143
 FBHC   Fort Bend Holding Corp. of TX       OTC    Eastcentral TX     M.B.         279 D      5      03-31    06/93    28.75     24
 JXVL   Jacksonville Bancorp of TX          OTC    East Central TX    Thrift       218        6      09-30    04/96    14.94     38
 ETFS   East Texas Fin. Serv. of TX         OTC    Northeast TX       Thrift       112        2      09-30    01/95    18.37     20

RP FINANCIAL, LC.
------------------------------------------
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia 22209
(703) 528-1700
                   Characteristics of Publicly-Traded Thrifts
                                June 18, 1997(1)

                                                       Primary        Operating    Total             Fiscal    Conv.   Stock  Market
 Ticker Financial Institution               Exchg.     Market         Strat.(2)   Assets    Offices   Year     Date    Price   Value
 ----------------------------               -----      ------         ---------    ------   -------   ----     ----    -----   -----
                                                                                  ($Mil)                                ($)   ($Mil)
 South-West Companies (continued)
 --------------------------------

 AABC   Access Anytime Bancorp of NM        OTC        Eastern NM        Thrift     106        3       12-31   08/86     5.75      7
 GUPB   GFSB Bancorp of Gallup NM           OTC        Northwest NM      Thrift      87        1       06-30   06/95    19.00     16


 Western Companies (Excl CA)
 ---------------------------

 FFBA   First Colorado Bancorp of Co        OTC        Denver CO         Thrift   1,514 D     26       12-31   01/96    18.87    312
 WSTR   WesterFed Fin. Corp. of MT          OTC        MT                Thrift     932       20       06-30   01/94    20.62    114
 GBCI   Glacier Bancorp of MT               OTC        Western MT        Div.       552       13       06-30   03/84    17.75    121
 UBMT   United Fin. Corp. of MT             OTC        Central MT        Thrift     108        4       12-31   09/86    19.50     24
 TRIC   Tri-County Bancorp of WY            OTC        Southeastern WY   Thrift      86        2       12-31   09/93    21.25     13
 CRZY   Crazy Woman Creek Bncorp of WY      OTC        Northeast WY      Thrift      52        1       09-30   03/96    13.50     14



Other Areas
-----------



NOTES:  (1) Or most recent date available (M=March, S=September, D=December,
            J=June, E=Estimated, and P=Pro Forma)
        (2) Operating strategies are: Thrift=Traditional Thrift, M.B.=Mortgage Banker, R.E.=Real Estate Developer, Div.=Diversified, and Ret.=Retail Banking.
        (3) FDIC savings bank.

Source: Corporate offering circulars, SNL Securities Quarterly Thrift Report, and financial reports of publicly Traded Thrifts.

Date of Last Update: 06/26/97

                                  EXHIBIT III-2

                     Financial Analysis of New York Thrifts

RP FINANCIAL, LC.

Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia 22209
(703) 528-1700


                                 Exhibit III-2A
                   Balance Sheet Composition and Growth Rates
                         Comparable Institution Analysis
                              As of March 31, 1997


                                                                     Balance Sheet as a Percent of Assets
                                            ----------------------------------------------------------------------------------------
                                             Cash and                                   Borrowed   Subd.   Net    Goodwill   Tng Net
                                            Investments      Loans    MBS    Deposits    Funds     Debt   Worth   & Intang    Worth
                                            -----------      -----    ---    --------   --------   -----  -----   --------   -------

All Public Companies                           18.9           65.8    11.5     72.2       13.9      0.1    12.4     0.3       12.1
State of NY                                    24.1           53.8    18.5     74.0       12.3      0.0    12.1     0.6       11.5

Comparable Group


State of NY

AFED  AFSALA Bancorp, Inc. of NY(1)            40.1           47.6    10.2     84.3        1.1      0.0    13.8     0.0       13.8
ALBK  ALBANK Fin. Corp. of Albany NY           16.0           72.6     7.0     85.5        2.9      0.0     9.2     1.2        8.0
ALBC  Albion Banc Corp. of Albion NY           17.5           71.0     5.7     75.9       14.0      0.0     8.9     0.0        8.9
AHCI  Ambanc Holding Co., Inc. of NY           14.5           51.9    31.2     65.1       21.4      0.0    12.7     0.0       12.7
ASFC  Astoria Financial Corp. of NY            46.0           35.9    14.5     58.4       33.0      0.0     7.6     1.3        6.3
CNY   Carver Bancorp, Inc. of NY               17.0           46.7    31.6     62.9       28.6      0.0     8.1     0.3        7.7
CATB  Catskill Fin. Corp. of NY                23.9           44.9    29.3     72.0        0.0      0.0    27.0     0.0       27.0
DME   Dime Bancorp, Inc. of NY                 12.0           58.4    25.1     69.6       23.8      0.0     5.7     0.1        5.7
DIME  Dime Community Bancorp of NY             21.9           54.4    18.9     77.8        4.3      0.0    15.4     2.2       13.2
FIBC  Financial Bancorp, Inc. of NY            21.1           54.7    20.4     76.6       12.3      0.0     9.7     0.0        9.7
FFIC  Flushing Fin. Corp. of NY                26.0           52.2    19.1     73.7        9.4      0.0    16.0     0.0       16.0
GPT   GreenPoint Fin. Corp. of NY              21.9           58.0    12.5     84.7        2.2      0.0    10.8     4.6        6.2
HAVN  Haven Bancorp of Woodhaven NY            32.9           53.2    11.6     67.3       23.7      0.0     5.8     0.0        5.8
JSBF  JSB Financial, Inc. of NY                40.1           57.0     0.0     74.5        0.0      0.0    22.2     0.0       22.2
LISB  Long Island Bancorp, Inc of NY            7.2           59.5    27.8     63.1       24.9      0.0     9.0     0.1        8.9
MBB   MSB Bancorp of Middletown NY(1)          48.9           41.2     2.7     89.7        0.1      0.0     8.6     4.0        4.6
NYB   New York Bancorp, Inc. of NY             32.6           61.0     4.4     53.8       38.7      0.2     5.1     0.0        5.1
PEEK  Peekskill Fin. Corp. of NY               20.1           24.1    54.8     72.7        0.0      0.0    25.6     0.0       25.6
PKPS  Poughkeepsie Fin. Corp. of NY             4.8           74.6    16.0     67.7       22.7      0.0     8.4     0.0        8.4
PSBK  Progressive Bank, Inc. of NY             15.2           66.7    14.3     90.6        0.0      0.0     8.4     1.0        7.4
QCSB  Queens County Bancorp of NY               7.2           85.4     4.9     74.5        7.7      0.0    15.0     0.0       15.0
RCSB  RCSB Financial, Inc. of NY(2)            40.5           47.4     3.0     58.7       28.6      0.0     7.8     0.2        7.6
RELY  Reliance Bancorp, Inc. of NY              5.8           44.7    45.0     72.9       17.7      0.0     8.0     2.4        5.6
RSLN  Roslyn Bancorp, Inc. of NY(3)            55.0           21.8    19.6     60.5       15.6      0.0    21.6     0.1       21.5
SBFL  SB Fngr Lakes MHC of NY (33.1)           30.8           43.2    22.5     74.5       15.1      0.0     9.5     0.0        9.5
SFED  SFS Bancorp of Schenectady NY            15.6           70.2    11.6     85.5        0.0      0.0    13.0     0.0       13.0
ROSE  T R Financial Corp. of NY                14.4           51.5    32.5     70.6       21.1      0.0     6.2     0.0        6.2
TPNZ  Tappan Zee Fin., Inc. of NY(1)           31.6           48.0    17.6     80.2        0.0      0.0    18.2     0.0       18.2
ESBK  The Elmira SB FSB of Elmira NY           18.6           78.1     0.0     91.8        1.2      0.0     6.3     0.3        6.0
GRTR  The Greater New York SB of NY(2)         39.6           36.8    17.8     64.9       26.1      0.0     8.3     0.0        8.3
YFCB  Yonkers Fin. Corp. of NY                 41.3           32.0    24.5     69.6       14.8      0.0    15.3     0.0       15.3

                                           Balance Sheet as a Percent of Assets          Balance Sheet Annual Growth Rates
                                           ------------------------------------         -----------------------------------
                                                         MEMO:                                       Cash and         Loans
                                                      Pref.Stock                        Assets      Investments       & MBS
                                                      ----------                        ------      -----------       -----
All Public Companies                                       0.0                           13.40           4.85          13.17
State of NY                                                0.0                           13.96          -1.11          13.06

Comparable Group


State of NY

AFED  AFSALA Bancorp, Inc. of NY(1)                        0.0                           16.76          34.25          10.62
ALBK  ALBANK Fin. Corp. of Albany NY                       0.0                            4.90         -26.02          14.47
ALBC  Albion Banc Corp. of Albion NY                       0.0                           16.98             NM           3.53
AHCI  Ambanc Holding Co., Inc. of NY                       0.0                           21.86          39.60          20.31
ASFC  Astoria Financial Corp. of NY                        0.0                           14.63          18.23          12.95
CNY   Carver Bancorp, Inc. of NY                           0.0                           15.19         -33.22          36.96
CATB  Catskill Fin. Corp. of NY                            0.0                          -25.66         -71.54          53.07
DME   Dime Bancorp, Inc. of NY                             0.0                           -4.88             NM         -14.00
DIME  Dime Community Bancorp of NY                         0.0                           13.14          12.93          16.40
FIBC  Financial Bancorp, Inc. of NY                        0.0                            6.88          -4.94          10.92
FFIC  Flushing Fin. Corp. of NY                            0.0                            9.71         -14.38          24.29
GPT   GreenPoint Fin. Corp. of NY                          0.0                           -8.35         -36.95           9.59
HAVN  Haven Bancorp of Woodhaven NY                        0.0                           16.34           3.10          24.66
JSBF  JSB Financial, Inc. of NY                            0.0                           -1.13         -11.18           9.48
LISB  Long Island Bancorp, Inc of NY                       0.0                           20.27         -27.95          25.28
MBB   MSB Bancorp of Middletown NY(1)                      0.0                           80.77             NM           9.11
NYB   New York Bancorp, Inc. of NY                         0.0                           15.27          19.87          13.50
PEEK  Peekskill Fin. Corp. of NY                           0.0                           -5.72         -18.09          -2.31
PKPS  Poughkeepsie Fin. Corp. of NY                        0.0                            2.62          18.13           2.57
PSBK  Progressive Bank, Inc. of NY                         0.0                           11.73          29.56           8.71
QCSB  Queens County Bancorp of NY                          0.0                            9.04          -3.20          10.63
RCSB  RCSB Financial, Inc. of NY(2)                        0.0                           -1.92          -4.40          -7.19
RELY  Reliance Bancorp, Inc. of NY                         0.0                           10.46          30.15          10.82
RSLN  Roslyn Bancorp, Inc. of NY(3)                        0.0                           88.83             NM         -31.01
SBFL  SB Fngr Lakes MHC of NY (33.1)                       0.0                           20.53          22.31          21.16
SFED  SFS Bancorp of Schenectady NY                        0.0                            1.98         -24.35           8.21
ROSE  T R Financial Corp. of NY                            0.0                           13.40           5.87          15.42
TPNZ  Tappan Zee Fin., Inc. of NY(1)                       0.0                            5.59         -16.85          22.14
ESBK  The Elmira SB FSB of Elmira NY                       0.0                           -0.18         -25.54           9.23
GRTR  The Greater New York SB of NY(2)                     2.0                           -0.20           3.51          -1.97
YFCB  Yonkers Fin. Corp. of NY                             0.0                           33.99          52.40          21.94

                                                Balance Sheet Annual Growth Rates                 Regulatory Capital
                                             ------------------------------------------      ------------------------------
                                                          Borrows.      Net     Tng Net
                                             Deposits     &Subdebt     Worth     Worth       Tangible    Core      Reg.Cap.
                                             --------     --------     -----     -----       --------    ----      --------
All Public Companies                          8.06          21.40       0.07      -0.77        10.91     10.91       22.71
State of NY                                   7.66          14.98      -1.65      -2.38         9.90      9.53       23.74

Comparable Group


State of NY

AFED  AFSALA Bancorp, Inc. of NY(1)           7.59         -26.07         NM         NM        13.91     13.91       33.88
ALBK  ALBANK Fin. Corp. of Albany NY          3.46             NM       0.27      -1.45         7.23      7.23       12.47
ALBC  Albion Banc Corp. of Albion NY          8.24             NM      -2.75      -2.75           NM        NM          NM
AHCI  Ambanc Holding Co., Inc. of NY          0.69             NM     -19.15     -19.15        10.00     10.00       24.94
ASFC  Astoria Financial Corp. of NY           4.34          43.41       1.94       4.25         5.43      5.43       15.78
CNY   Carver Bancorp, Inc. of NY              3.70          63.77      -1.77      -1.21         6.95      6.96       16.00
CATB  Catskill Fin. Corp. of NY              -4.60             NM         NM         NM        20.94     20.94       61.28
DME   Dime Bancorp, Inc. of NY                1.47         -21.86       6.85       6.95         6.32      6.32       13.30
DIME  Dime Community Bancorp of NY            0.43             NM         NM         NM        10.45     10.45       21.55
FIBC  Financial Bancorp, Inc. of NY           6.28          16.43      -2.40      -2.34         7.43      7.43       18.94
FFIC  Flushing Fin. Corp. of NY               5.48             NM      -6.14      -6.14        12.22     12.22       27.06
GPT   GreenPoint Fin. Corp. of NY           -11.56             NM      -6.38      -5.85           NM      6.20       15.01
HAVN  Haven Bancorp of Woodhaven NY           6.12          70.03       7.07       7.28         6.81      6.81       14.82
JSBF  JSB Financial, Inc. of NY              -2.33             NM       0.42       0.42        13.76     13.76       20.17
LISB  Long Island Bancorp, Inc of NY          1.30             NM       1.35       0.37         7.39      7.39       14.94
MBB   MSB Bancorp of Middletown NY(1)        89.27         -41.78         NM     -12.21         5.60      5.60          NM
NYB   New York Bancorp, Inc. of NY           -2.23          57.20       0.91       0.91         4.91      4.91       11.76
PEEK  Peekskill Fin. Corp. of NY              2.83             NM     -21.38     -21.38        24.50     24.50       97.73
PKPS  Poughkeepsie Fin. Corp. of NY           8.74          -9.25       1.69       1.69         6.86      6.86       11.61
PSBK  Progressive Bank, Inc. of NY           19.97        -100.00       5.35      -6.67           NM      7.39       14.43
QCSB  Queens County Bancorp of NY             8.08          78.04      -3.79      -3.79           NM     10.09       18.16
RCSB  RCSB Financial, Inc. of NY(2)           5.04          -6.63     -14.77     -14.64           NM        NM          NM
RELY  Reliance Bancorp, Inc. of NY            4.42          53.63       0.22       4.14         5.43      5.43       14.95
RSLN  Roslyn Bancorp, Inc. of NY(3)          23.46             NM         NM         NM           NM        NM          NM
SBFL  SB Fngr Lakes MHC of NY (33.1)          9.26             NM      -1.13      -1.13         9.69      9.69       26.10
SFED  SFS Bancorp of Schenectady NY           3.29             NM      -5.76      -5.76        12.98     12.98       25.17
ROSE  T R Financial Corp. of NY              14.95          11.14      12.12      12.12           NM      6.39       18.35
TPNZ  Tappan Zee Fin., Inc. of NY(1)          8.94             NM      -5.50      -5.50           NM        NM          NM
ESBK  The Elmira SB FSB of Elmira NY         -1.12             NM      -0.11       0.15         6.11      6.11        9.97
GRTR  The Greater New York SB of NY(2)       -3.59           6.37       7.43       7.43           NM      7.31       15.35
YFCB  Yonkers Fin. Corp. of NY                1.66             NM         NM         NM        12.89     12.89       35.16


(1) Financial information is for the quarter ending December 31, 1996.

(2) Excluded from averages due to announced or pending acquisition.

(3) Growth rates have been annualized from available financial information.


Source: Audited and unaudited financial statements, corporate reports and offering circulars, and RP Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 1997 by RP Financial, LC.

RP FINANCIAL, LC.

Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia  22209
(703) 528-1700


                                 Exhibit III-2B
        Income as a Percent of Average Assets and Yields, Costs, Spreads
                        Comparable Institution Analysis
                   For the Twelve Months Ended March 31, 1997



                                                               Net Interest Income                               Other Income
                                                      ------------------------------------                  -----------------------
                                                                                     Loss        NII
                                              Net                                   Provis.     After       Loan    R.E.     Other
                                            Income    Income     Expense    NII     on IEA      Provis.     Fees    Oper.    Income
                                            ------    ------     -------    ---     -------     -------     ----    -----    ------
All Public Companies                         0.69      7.37        4.05     3.32     0.15         3.17      0.12     0.00      0.29
State of NY                                  0.65      7.13        3.71     3.42     0.20         3.23      0.07    -0.04      0.25

Comparable Group

State of NY

AFED  AFSALA Bancorp, Inc. of NY(1)          0.23      5.77        3.78     3.00     0.20         2.80      0.00     0.00      0.79
ALBK  ALBANK Fin. Corp. of Albany NY         0.81      7.32        3.60     3.72     0.18         3.54      0.05    -0.04      0.30
ALBC  Albion Banc Corp. of Albion NY         0.09      7.51        4.01     3.49     0.23         3.26      0.04     0.05      0.39
AHCI  Ambanc Holding Co., Inc. of NY        -0.62      7.41        3.88     3.53     1.78         1.75      0.00    -0.56      0.22
ASFC  Astoria Financial Corp. of NY          0.52      7.00        4.35     2.66     0.05         2.60      0.02     0.00      0.15
CNY   Carver Bancorp, Inc. of NY            -0.47      6.04        3.30     2.74     0.45         2.29      0.05    -0.01      0.21
CATB  Catskill Fin. Corp. of NY              1.42      6.69        2.98     3.70     0.09         3.61      0.00    -0.05      0.13
DME   Dime Bancorp, Inc. of NY               0.57      6.94        4.52     2.42     0.21         2.21      0.10    -0.06      0.33
DIME  Dime Community Bancorp of NY           0.52      6.42        2.94     3.48     0.35         3.13      0.04    -0.04      0.17
FIBC  Financial Bancorp, Inc. of NY          0.51      7.23        3.53     3.70     0.23         3.47      0.03    -0.12      0.18
FFIC  Flushing Fin. Corp. of NY              0.90      7.35        3.52     3.84     0.04         3.80      0.08    -0.04      0.13
GPT   GreenPoint Fin. Corp. of NY            1.05      7.00        3.66     3.35     0.12         3.22      0.16     0.01      0.16
HAVN  Haven Bancorp of Woodhaven NY          0.62      7.09        3.99     3.09     0.20         2.89      0.11    -0.02      0.51
JSBF  JSB Financial, Inc. of NY              1.77      7.02        2.60     4.42     0.04         4.38      0.18     0.16      0.03
LISB  Long Island Bancorp, Inc of NY         0.62      6.94        4.01     2.93     0.11         2.82      0.33    -0.02      0.22
MBB   MSB Bancorp of Middletown NY(1)        0.22      7.10        4.02     3.08     0.18         2.89      0.00    -0.06      0.52
NYB   New York Bancorp, Inc. of NY           1.31      7.42        3.70     3.72     0.07         3.65      0.10    -0.04      0.27
PEEK  Peekskill Fin. Corp. of NY             1.06      6.59        2.83     3.75     0.07         3.68      0.08     0.01      0.04
PKPS  Poughkeepsie Fin. Corp. of NY          0.21      7.51        4.45     3.06     0.12         2.94     -0.03    -0.11      0.30
PSBK  Progressive Bank, Inc. of NY           1.10      7.88        4.05     3.83     0.30         3.53      0.02    -0.08      0.38
QCSB  Queens County Bancorp of NY            1.72      7.92        3.47     4.45    -0.15         4.60      0.03     0.00      0.11
RCSB  RCSB Financial, Inc. of NY(2)(3)       0.96      7.37        4.17     3.20     0.40         2.80      1.59     0.04      0.18
RELY  Reliance Bancorp, Inc. of NY           0.56      7.09        3.77     3.32     0.04         3.28      0.05    -0.03      0.13
RSLN  Roslyn Bancorp, Inc. of NY(3)          0.35      7.03        3.57     3.46     0.02         3.44      0.24     0.01      0.01
SBFL  SB Fngr Lakes MHC of NY (33.1)         0.07      7.17        3.97     3.20     0.24         2.96      0.00    -0.03      0.27
SFED  SFS Bancorp of Schenectady NY          0.46      7.13        3.72     3.42     0.07         3.34      0.09     0.01      0.12
ROSE  T R Financial Corp. of NY              0.98      7.11        4.47     2.63     0.04         2.60      0.09    -0.02      0.18
TPNZ  Tappan Zee Fin., Inc. of NY(1)         0.72      7.24        3.48     3.76     0.05         3.71      0.00    -0.05      0.11
ESBK  The Elmira SB FSB of Elmira NY         0.28      7.52        3.97     3.55     0.17         3.38      0.09    -0.02      0.64
GRTR  The Greater New York SB of NY(2)       0.74      6.89        4.03     2.86     0.04         2.82      0.09    -0.18      0.24
YFCB  Yonkers Fin. Corp. of NY               0.85      7.36        3.40     3.96     0.18         3.78      0.01     0.02      0.30

                                                             G&A/Other Exp.         Non-Op. Items      Yields, Costs, and Spreads
                                                         --------------------     -----------------    --------------------------
                                                Total
                                                Other      G&A       Goodwill      Net      Extrao.        Yield        Cost
                                               Income    Expense      Amort.      Gains     Items       On Assets     Of Funds
                                               ------    -------     --------     -----     -------     ---------     --------
All Public Companies                             0.41      2.22        0.03        -0.29     0.00        7.36          4.55
State of NY                                      0.28      2.16        0.05        -0.29     0.00        7.16          4.16

Comparable Group

State of NY

AFED  AFSALA Bancorp, Inc. of NY(1)              0.79      2.75        0.00        -0.50     0.00        7.10          4.23
ALBK  ALBANK Fin. Corp. of Albany NY             0.30      2.18        0.09        -0.30     0.00        7.65          4.09
ALBC  Albion Banc Corp. of Albion NY             0.47      3.22        0.00        -0.44     0.00        7.91          4.52
AHCI  Ambanc Holding Co., Inc. of NY            -0.34      2.34        0.00         0.00     0.00        7.62          4.61
ASFC  Astoria Financial Corp. of NY              0.17      1.33        0.12        -0.38     0.00        7.29          4.77
CNY   Carver Bancorp, Inc. of NY                 0.25      2.62        0.06        -0.67     0.00        6.34          3.66
CATB  Catskill Fin. Corp. of NY                  0.09      1.57        0.00        -0.03     0.00        6.80          4.46
DME   Dime Bancorp, Inc. of NY                   0.37      1.48        0.01        -0.25     0.00        7.24          4.82
DIME  Dime Community Bancorp of NY               0.17      1.62        0.15        -0.17     0.00        6.77          3.68
FIBC  Financial Bancorp, Inc. of NY              0.09      2.10        0.01        -0.66     0.00        7.52          3.97
FFIC  Flushing Fin. Corp. of NY                  0.16      2.36        0.00        -0.05     0.00        7.60          4.33
GPT   GreenPoint Fin. Corp. of NY                0.33      1.60        0.34         0.14     0.00        7.62          4.19
HAVN  Haven Bancorp of Woodhaven NY              0.60      2.10        0.01        -0.43     0.00        7.27          4.36
JSBF  JSB Financial, Inc. of NY                  0.36      1.83        0.00         0.14     0.00        7.25          3.44
LISB  Long Island Bancorp, Inc of NY             0.53      2.12        0.00        -0.17     0.00        7.29          4.61
MBB   MSB Bancorp of Middletown NY(1)            0.46      2.55        0.43        -0.01     0.00        7.65          4.50
NYB   New York Bancorp, Inc. of NY               0.33      1.67        0.00        -0.36     0.00        7.58          4.03
PEEK  Peekskill Fin. Corp. of NY                 0.14      1.72        0.00        -0.47     0.00        6.65          4.10
PKPS  Poughkeepsie Fin. Corp. of NY              0.16      2.35        0.00        -0.40     0.00        7.89          4.95
PSBK  Progressive Bank, Inc. of NY               0.31      2.30        0.16        -0.01     0.00        8.21          4.50
QCSB  Queens County Bancorp of NY                0.14      1.84        0.00        -0.03     0.00        8.13          4.27
RCSB  RCSB Financial, Inc. of NY(2)(3)           1.80      2.99        0.04         0.01     0.00        0.00          0.00
RELY  Reliance Bancorp, Inc. of NY               0.15      1.70        0.19        -0.44     0.00        7.46          4.18
RSLN  Roslyn Bancorp, Inc. of NY(3)              0.26      1.62        0.02        -1.64     0.00        0.00          0.00
SBFL  SB Fngr Lakes MHC of NY (33.1)             0.24      3.00        0.00        -0.63     0.00        7.44          4.48
SFED  SFS Bancorp of Schenectady NY              0.23      2.62        0.00        -0.55     0.00        7.30          4.37
ROSE  T R Financial Corp. of NY                  0.24      1.35        0.00         0.18     0.00        7.24          4.89
TPNZ  Tappan Zee Fin., Inc. of NY(1)             0.06      2.85        0.00         0.09     0.00        7.48          4.39
ESBK  The Elmira SB FSB of Elmira NY             0.70      3.59        0.02         0.02     0.00        7.79          4.27
GRTR  The Greater New York SB of NY(2)           0.15      1.88        0.00         0.10     0.00        7.32          4.42
YFCB  Yonkers Fin. Corp. of NY                   0.33      2.27        0.00        -0.48     0.00        7.50          4.06

                                                  Yields, Costs, and Spreads
                                                  --------------------------
                                                                                         MEMO:          MEMO:
                                                            Yld-Cost                   Assets/       Effective
                                                             Spread                    FTE Emp.      Tax Rate
                                                            --------                   --------      ---------
All Public Companies                                          2.81                      4,528          35.55
State of NY                                                   2.99                      4,911          38.74

Comparable Group

State of NY

AFED  AFSALA Bancorp, Inc. of NY(1)                           2.87                          2          31.47
ALBK  ALBANK Fin. Corp. of Albany NY                          3.56                      2,978          36.17
ALBC  Albion Banc Corp. of Albion NY                          3.40                         NM             NM
AHCI  Ambanc Holding Co., Inc. of NY                          3.01                         NM          31.94
ASFC  Astoria Financial Corp. of NY                           2.52                      8,313          44.41
CNY   Carver Bancorp, Inc. of NY                              2.67                      4,412          41.31
CATB  Catskill Fin. Corp. of NY                               2.34                      4,348          44.47
DME   Dime Bancorp, Inc. of NY                                2.42                      6,330          32.32
DIME  Dime Community Bancorp of NY                            3.09                      5,113          35.82
FIBC  Financial Bancorp, Inc. of NY                           3.54                      4,807          35.40
FFIC  Flushing Fin. Corp. of NY                               3.27                      4,056          49.58
GPT   GreenPoint Fin. Corp. of NY                             3.43                      6,787          41.02
HAVN  Haven Bancorp of Woodhaven NY                           2.91                      3,972          37.02
JSBF  JSB Financial, Inc. of NY                               3.81                      4,312          42.15
LISB  Long Island Bancorp, Inc of NY                          2.68                      3,955          41.06
MBB   MSB Bancorp of Middletown NY(1)                         3.16                      3,435          39.22
NYB   New York Bancorp, Inc. of NY                            3.55                      6,414          48.31
PEEK  Peekskill Fin. Corp. of NY                              2.54                      7,608          34.77
PKPS  Poughkeepsie Fin. Corp. of NY                           2.94                      3,237          40.44
PSBK  Progressive Bank, Inc. of NY                            3.71                      3,239          19.90
QCSB  Queens County Bancorp of NY                             3.86                     11,444          42.17
RCSB  RCSB Financial, Inc. of NY(2)(3)                        0.00                      2,407             NM
RELY  Reliance Bancorp, Inc. of NY                            3.28                      4,953          50.44
RSLN  Roslyn Bancorp, Inc. of NY(3)                           0.00                      7,440             NM
SBFL  SB Fngr Lakes MHC of NY (33.1)                          2.96                      3,378             NM
SFED  SFS Bancorp of Schenectady NY                           2.93                      2,768             NM
ROSE  T R Financial Corp. of NY                               2.35                      7,720          41.35
TPNZ  Tappan Zee Fin., Inc. of NY(1)                          3.09                         NM          28.13
ESBK  The Elmira SB FSB of Elmira NY                          3.52                      1,687          42.57
GRTR  The Greater New York SB of NY(2)                        2.90                      4,691          37.54
YFCB  Yonkers Fin. Corp. of NY                                3.44                      4,989          37.08



(1) Financial information is for the quarter ending December 31, 1996.

(2) Excluded from averages due to announced or pending acquisition.

(3) Income and expense information has been annualized from available financial information.


Source: Audited and unaudited financial statements, corporate reports and offering circulars, and RP Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 1997 by RP Financial, LC.

RP FINANCIAL, LC.

Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia  22209
(703) 528-1700


                                 Exhibit III-2C
                          Market Pricing Comparatives
                           Prices As of June 20, 1997




                                                Market
                                            Capitalization        Per Share Data                      Pricing Ratios(3)
                                          ------------------     -----------------     ------------------------------------------
                                                                  Core       Book
                                           Price/     Market     12-Mth     Value/
Financial Institution                     Share(1)     Value     EPS(2)     Share        P/E       P/B         P/A       P/TB
---------------------                     --------    ------     ------     ------     ------    ------      ------     ------
                                             ($)      ($Mil)       ($)        ($)        (X)       (%)         (%)        (%)
All Public Companies                        20.91      169.19      1.18      15.55      19.40     133.98      16.10     137.26
State of NY                                 25.20      404.56      1.35      17.49      20.47     137.11      16.39     145.20

Comparable Group

State of NY

AFED  AFSALA Bancorp, Inc. of NY            14.75       21.46      0.55      14.49         NM     101.79      14.10     101.79
ALBK  ALBANK Fin. Corp. of Albany NY        39.81      510.32      2.71      25.10      18.35     158.61      14.60     182.87
ALBC  Albion Banc Corp. of Albion NY        22.00        5.50      0.93      23.62         NM      93.14       8.29      93.14
AHCI  Ambanc Holding Co., Inc. of NY        16.00       70.27     -0.65      13.85         NM     115.52      14.70     115.52
ASFC  Astoria Financial Corp. of NY         45.62      969.11      2.62      27.51      25.77     165.83      12.60     199.30
CNY   Carver Bancorp, Inc. of NY            12.25       28.35     -0.05      14.76         NM      82.99       6.69      86.69
CATB  Catskill Fin. Corp. of NY             15.50       77.92      0.85      14.70      18.45     105.44      28.45     105.44
DME   Dime Bancorp, Inc. of NY              19.00     1999.92      1.34      10.01      18.10     189.81      10.83     191.53
DIME  Dime Community Bancorp of NY          19.12      250.97      0.97      14.53      21.98     131.59      20.28     153.33
FIBC  Financial Bancorp, Inc. of NY         17.25       30.15      1.42      14.98      22.40     115.15      11.20     115.69
FFIC  Flushing Fin. Corp. of NY             19.87      160.71      0.89      16.06      23.10     123.72      19.81     123.72
GPT   GreenPoint Fin. Corp. of NY           66.37     3111.96      2.82      30.56      21.48     217.18      23.47         NM
HAVN  Haven Bancorp of Woodhaven NY         37.00      160.21      3.32      23.13      16.23     159.97       9.27     160.59
JSBF  JSB Financial, Inc. of NY             43.87      431.24      2.62      34.52      15.89     127.09      28.17     127.09
LISB  Long Island Bancorp, Inc of NY        36.12      875.12      1.64      21.62      26.17     167.07      15.05     168.71
MBB   MSB Bancorp of Middletown NY          19.25       54.61      0.62      20.57         NM      93.58       6.65     214.13
NYB   New York Bancorp, Inc. of NY          34.75      569.24      2.82       9.81      14.54         NM      17.93         NM
PEEK  Peekskill Fin. Corp. of NY            15.00       48.05      0.81      14.58      23.81     102.88      26.31     102.88
PKPS  Poughkeepsie Fin. Corp. of NY          6.94       87.41      0.32       5.75         NM     120.70      10.15     120.70
PSBK  Progressive Bank, Inc. of NY          29.62      113.30      2.50      19.17      11.94     154.51      12.91     174.44
QCSB  Queens County Bancorp of NY           46.12      513.64      2.07      18.47      22.50     249.70      37.40     249.70
RCSB  RCSB Financial, Inc. of NY(7)         45.25      670.42      2.60      21.36      17.27     211.84      16.63     217.34
RELY  Reliance Bancorp, Inc. of NY          26.87      237.07      1.76      17.56      23.16     153.02      12.30     218.28
RSLN  Roslyn Bancorp, Inc. of NY            20.00      872.84      0.93      14.08         NM     142.05      30.63     142.76
SBFL  SB Fngr Lakes MHC of NY (33.1)        16.50        9.73      0.54      11.27         NM     146.41      13.84     146.41
SFED  SFS Bancorp of Schenectady NY         16.50       20.97      1.08      17.26      27.50      95.60      12.42      95.60
ROSE  T R Financial Corp. of NY             23.50      414.35      1.54      11.90      13.35     197.48      12.17     197.48
TPNZ  Tappan Zee Fin., Inc. of NY           16.50       25.31      0.50      13.86         NM     119.05      21.68     119.05
ESBK  The Elmira SB FSB of Elmira NY        19.25       13.59      0.85      19.87      21.63      96.88       6.10     101.21
GRTR  The Greater New York SB of NY(7)      21.25      290.66      0.74      11.78      24.71     180.39      11.31     180.39
YFCB  Yonkers Fin. Corp. of NY              15.37       48.88      0.92      13.68      22.94     112.35      17.19     112.35

                                             Pricing Ratios(3)                Dividends(4)            Financial Characteristics(6)
                                             -----------------        --------------------------     -----------------------------

                                                                      Amount/             Payout      Total    Equity/       NPAs/
Financial Institution                            P/CORE               Share      Yield   Ratio(5)    Assets    Assets       Assets
---------------------                            ------               -------    -----   -------     ------    -------      ------
                                                   (x)                 ($)        (%)       (%)      ($Mil)      (%)          (%)
All Public Companies                               17.77               0.39      1.85      28.86      1,281      12.70       0.83
State of NY                                        18.16               0.44      1.71      28.97      2,489      12.05       1.15

Comparable Group

State of NY

AFED  AFSALA Bancorp, Inc. of NY                   26.82               0.16      1.08      29.09        152      13.85         NA
ALBK  ALBANK Fin. Corp. of Albany NY               14.69               0.60      1.51      22.14      3,496       9.20       0.92
ALBC  Albion Banc Corp. of Albion NY               23.66               0.31      1.41      33.33         66       8.90         NA
AHCI  Ambanc Holding Co., Inc. of NY                  NM               0.00      0.00         NM        478      12.72       1.06
ASFC  Astoria Financial Corp. of NY                17.41               0.60      1.32      22.90      7,689       7.60       0.52
CNY   Carver Bancorp, Inc. of NY                      NM               0.20      1.63         NM        424       8.06       1.53
CATB  Catskill Fin. Corp. of NY                    18.24               0.28      1.81      32.94        274      26.98       0.50
DME   Dime Bancorp, Inc. of NY                     14.18               0.00      0.00       0.00     18,465       5.71       2.36
DIME  Dime Community Bancorp of NY                 19.71               0.18      0.94      18.56      1,237      15.41       0.82
FIBC  Financial Bancorp, Inc. of NY                12.15               0.40      2.32      28.17        269       9.73       2.77
FFIC  Flushing Fin. Corp. of NY                    22.33               0.24      1.21      26.97        811      16.01       0.27
GPT   GreenPoint Fin. Corp. of NY                  23.54               1.00      1.51      35.46     13,261      10.81       2.84
HAVN  Haven Bancorp of Woodhaven NY                11.14               0.60      1.62      18.07      1,728       5.80       0.78
JSBF  JSB Financial, Inc. of NY                    16.74               1.40      3.19      53.44      1,531      22.17       1.08
LISB  Long Island Bancorp, Inc of NY               22.02               0.60      1.66      36.59      5,814       9.01       1.04
MBB   MSB Bancorp of Middletown NY                    NM               0.60      3.12         NM        821       7.11       0.70
NYB   New York Bancorp, Inc. of NY                 12.32               0.60      1.73      21.28      3,175       5.06       1.29
PEEK  Peekskill Fin. Corp. of NY                   18.52               0.36      2.40      44.44        183      25.57       1.23
PKPS  Poughkeepsie Fin. Corp. of NY                21.69               0.10      1.44      31.25        861       8.41       4.21
PSBK  Progressive Bank, Inc. of NY                 11.85               0.68      2.30      27.20        878       8.35       0.84
QCSB  Queens County Bancorp of NY                  22.28               0.80      1.73      38.65      1,373      14.98       0.75
RCSB  RCSB Financial, Inc. of NY(7)                17.40               0.60      1.33      23.08      4,032       7.85       0.79
RELY  Reliance Bancorp, Inc. of NY                 15.27               0.64      2.38      36.36      1,927       8.04       0.75
RSLN  Roslyn Bancorp, Inc. of NY                   21.51               0.20      1.00      21.51      2,849      21.57       0.31
SBFL  SB Fngr Lakes MHC of NY (33.1)                  NM               0.40      2.42      24.48        213       9.45       0.78
SFED  SFS Bancorp of Schenectady NY                15.28               0.28      1.70      25.93        169      12.99       0.69
ROSE  T R Financial Corp. of NY                    15.26               0.52      2.21      33.77      3,404       6.16       0.40
TPNZ  Tappan Zee Fin., Inc. of NY                     NM               0.20      1.21      40.00        117      18.22         NA
ESBK  The Elmira SB FSB of Elmira NY               22.65               0.64      3.32         NM        223       6.30       0.83
GRTR  The Greater New York SB of NY(7)             28.72               0.20      0.94      27.03      2,571       6.27       7.49
YFCB  Yonkers Fin. Corp. of NY                     16.71               0.20      1.30      21.74        284      15.30       0.73

                                                 Financial Characteristics(6)
                                             ------------------------------------
                                                Reported                Core
                                             --------------        --------------
Financial Institution                        ROA        ROE        ROA       ROE
---------------------                        ---        ---        ---       ---
                                             (%)        (%)        (%)        (%)
All Public Companies                         0.67       6.05       0.87       7.84
State of NY                                  0.65       6.12       0.84       7.96

Comparable Group

State of NY

AFED  AFSALA Bancorp, Inc. of NY             0.24       2.52       0.57       6.04
ALBK  ALBANK Fin. Corp. of Albany NY         0.81       8.74       1.01      10.91
ALBC  Albion Banc Corp. of Albion NY         0.09       0.93       0.38       3.93
AHCI  Ambanc Holding Co., Inc. of NY         0.62      -4.16      -0.62      -4.16
ASFC  Astoria Financial Corp. of NY          0.52       6.54       0.77       9.68
CNY   Carver Bancorp, Inc. of NY             0.47      -5.07      -0.03      -0.33
CATB  Catskill Fin. Corp. of NY              1.42       6.14       1.44       6.22
DME   Dime Bancorp, Inc. of NY               0.58      10.88       0.73      13.89
DIME  Dime Community Bancorp of NY           0.93       6.19       1.03       6.90
FIBC  Financial Bancorp, Inc. of NY          0.51       5.14       0.95       9.49
FFIC  Flushing Fin. Corp. of NY              0.90       5.16       0.93       5.34
GPT   GreenPoint Fin. Corp. of NY            1.06       9.91       0.96       9.05
HAVN  Haven Bancorp of Woodhaven NY          0.62      10.26       0.91      14.94
JSBF  JSB Financial, Inc. of NY              1.78       8.11       1.69       7.69
LISB  Long Island Bancorp, Inc of NY         0.62       6.41       0.74       7.62
MBB   MSB Bancorp of Middletown NY           0.22       2.99       0.23       3.09
NYB   New York Bancorp, Inc. of NY           1.31      24.82       1.55      29.28
PEEK  Peekskill Fin. Corp. of NY             1.07       3.74       1.38       4.81
PKPS  Poughkeepsie Fin. Corp. of NY          0.21       2.47       0.47       5.65
PSBK  Progressive Bank, Inc. of NY           1.10      13.18       1.11      13.28
QCSB  Queens County Bancorp of NY            1.72      10.84       1.74      10.94
RCSB  RCSB Financial, Inc. of NY(7)          0.96      12.27       0.96      12.17
RELY  Reliance Bancorp, Inc. of NY           0.56       6.66       0.85      10.11
RSLN  Roslyn Bancorp, Inc. of NY             0.35       1.63       1.42       6.61
SBFL  SB Fngr Lakes MHC of NY (33.1)         0.07       0.71       0.49       4.77
SFED  SFS Bancorp of Schenectady NY          0.46       3.46       0.83       6.22
ROSE  T R Financial Corp. of NY              0.98      15.66       0.85      13.70
TPNZ  Tappan Zee Fin., Inc. of NY            0.71       3.80       0.66       3.52
ESBK  The Elmira SB FSB of Elmira NY         0.28       4.48       0.27       4.28
GRTR  The Greater New York SB of NY(7)       0.46       7.67       0.40       6.60
YFCB  Yonkers Fin. Corp. of NY               0.84       5.28       1.16       7.25


(1) Average of High/Low or Bid/Ask price per share.

(2) EPS (estimate core basis) is based on actual trailing twelve month data, adjusted to omit non-operating items (including the SAIF assessment) on a tax effected basis.

(3) P/E = Price to earnings; P/B = Price to book; P/A = Price to assets;
    P/TB = Price to tangible book value; and P/CORE = Price to estimated core earnings.

(4) Indicated twelve month dividend, based on last quarterly dividend declared.

(5) Indicated dividend as a percent of trailing twelve month estimated core earnings.

(6) ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing twelve month earnings and average equity and assets balances.

(7) Excludes from averages those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.


Source: Corporate reports, offering circulars, and RP Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 1997 by RP Financial, LC.

                                  EXHIBIT III-3

                   Financial Analysis of Peer Group Candidates

RP FINANCIAL, LC.

Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia  22209
(703) 528-1700


                                 Exhibit III-3A
                   Balance Sheet Composition and Growth Rates
                        Comparable Institution Analysis
                              As of March 31, 1997



                                                                                 Balance Sheet as a Percent of Assets
                                          --------------------------------------------------------------------------------------
                                           Cash and                                            Borrowed      Subd.     Net
                                          Investments       Loans       MBS       Deposits      Funds        Debt     Worth
                                          -----------       -----       ---       --------     --------      -----    -----
All Public Companies                          18.9           65.8       11.5         72.2         13.9         0.1     12.4
Comparable Group Average                      23.1           55.1       17.8         71.7         15.7         0.0     10.7
  Mid-Atlantic Companies                      23.1           55.1       17.8         71.7         15.7         0.0     10.7


Comparable Group

Mid-Atlantic Companies

ALBK  ALBANK Fin. Corp. of Albany NY          16.0           72.6        7.0         85.5          2.9         0.0      9.2
---------------------------------------------------------------------------------------------------------------------------
AHCI  Ambanc Holding Co., Inc. of NY          14.5           51.9       31.2         65.1         21.4         0.0     12.7
ASFC  Astoria Financial Corp. of NY           46.0           35.9       14.5         58.4         33.0         0.0      7.6
CNY   Carver Bancorp, Inc. of NY              17.0           46.7       31.6         62.9         28.6         0.0      8.1
DME   Dime Bancorp, Inc. of NY                12.0           58.4       25.1         69.6         23.8         0.0      5.7
DIME  Dime Community Bancorp of NY            21.9           54.4       18.9         77.8          4.3         0.0     15.4
---------------------------------------------------------------------------------------------------------------------------
FFIC  Flushing Fin. Corp. of NY               26.0           52.2       19.1         73.7          9.4         0.0     16.0
---------------------------------------------------------------------------------------------------------------------------
GPT   GreenPoint Fin. Corp. of NY             21.9           58.0       12.5         84.7          2.2         0.0     10.8
HAVN  Haven Bancorp of Woodhaven NY           32.9           53.2       11.6         67.3         23.7         0.0      5.8
---------------------------------------------------------------------------------------------------------------------------
JSBF  JSB Financial, Inc. of NY               40.1           57.0        0.0         74.5          0.0         0.0     22.2
---------------------------------------------------------------------------------------------------------------------------
LISB  Long Island Bancorp, Inc of NY           7.2           59.5       27.8         63.1         24.9         0.0      9.0
MBB   MSB Bancorp of Middletown NY(1)         48.9           41.2        2.7         89.7          0.1         0.0      8.6
NYB   New York Bancorp, Inc. of NY            32.6           61.0        4.4         53.8         38.7         0.2      5.1
PKPS  Poughkeepsie Fin. Corp. of NY            4.8           74.6       16.0         67.7         22.7         0.0      8.4
---------------------------------------------------------------------------------------------------------------------------
PSBK  Progressive Bank, Inc. of NY            15.2           66.7       14.3         90.6          0.0         0.0      8.4
---------------------------------------------------------------------------------------------------------------------------
QCSB  Queens County Bancorp of NY              7.2           85.4        4.9         74.5          7.7         0.0     15.0
---------------------------------------------------------------------------------------------------------------------------
RELY  Reliance Bancorp, Inc. of NY             5.8           44.7       45.0         72.9         17.7         0.0      8.0
---------------------------------------------------------------------------------------------------------------------------
RSLN  Roslyn Bancorp, Inc. of NY(3)           55.0           21.8       19.6         60.5         15.6         0.0     21.6
ROSE  T R Financial Corp. of NY               14.4           51.5       32.5         70.6         21.1         0.0      6.2
---------------------------------------------------------------------------------------------------------------------------

                                           Balance Sheet as a Percent of Assets      Balance Sheet Annual Growth Rates
                                           ------------------------------------      ---------------------------------
                                           Goodwill     Tng Net        MEMO:                     Cash and        Loans
                                           & Intang      Worth      Pref.Stock       Assets     Investments      & MBS
                                           --------     -------     ----------       ------     -----------      -----

All Public Companies                           0.3        12.1           0.0           13.40         4.85        13.17
Comparable Group Average                       0.9         9.8           0.0           17.57         1.53        11.59
  Mid-Atlantic Companies                       0.9         9.8           0.0           17.57         1.53        11.59


Comparable Group

Mid-Atlantic Companies

ALBK  ALBANK Fin. Corp. of Albany NY           1.2         8.0           0.0            4.90       -26.02        14.47
----------------------------------------------------------------------------------------------------------------------
AHCI  Ambanc Holding Co., Inc. of NY           0.0        12.7           0.0           21.86        39.60        20.31
ASFC  Astoria Financial Corp. of NY            1.3         6.3           0.0           14.63        18.23        12.95
CNY   Carver Bancorp, Inc. of NY               0.3         7.7           0.0           15.19       -33.22        36.96
DME   Dime Bancorp, Inc. of NY                 0.1         5.7           0.0           -4.88           NM       -14.00
DIME  Dime Community Bancorp of NY             2.2        13.2           0.0           13.14        12.93        16.40
----------------------------------------------------------------------------------------------------------------------
FFIC  Flushing Fin. Corp. of NY                0.0        16.0           0.0            9.71       -14.38        24.29
----------------------------------------------------------------------------------------------------------------------
GPT   GreenPoint Fin. Corp. of NY              4.6         6.2           0.0           -8.35       -36.95         9.59
HAVN  Haven Bancorp of Woodhaven NY            0.0         5.8           0.0           16.34         3.10        24.66
----------------------------------------------------------------------------------------------------------------------
JSBF  JSB Financial, Inc. of NY                0.0        22.2           0.0           -1.13       -11.18         9.48
----------------------------------------------------------------------------------------------------------------------
LISB  Long Island Bancorp, Inc of NY           0.1         8.9           0.0           20.27       -27.95        25.28
MBB   MSB Bancorp of Middletown NY(1)          4.0         4.6           0.0           80.77           NM         9.11
NYB   New York Bancorp, Inc. of NY             0.0         5.1           0.0           15.27        19.87        13.50
PKPS  Poughkeepsie Fin. Corp. of NY            0.0         8.4           0.0            2.62        18.13         2.57
----------------------------------------------------------------------------------------------------------------------
PSBK  Progressive Bank, Inc. of NY             1.0         7.4           0.0           11.73        29.56         8.71
----------------------------------------------------------------------------------------------------------------------
QCSB  Queens County Bancorp of NY              0.0        15.0           0.0            9.04        -3.20        10.63
----------------------------------------------------------------------------------------------------------------------
RELY  Reliance Bancorp, Inc. of NY             2.4         5.6           0.0           10.46        30.15        10.82
----------------------------------------------------------------------------------------------------------------------
RSLN  Roslyn Bancorp, Inc. of NY(3)            0.1        21.5           0.0           88.83           NM       -31.01
ROSE  T R Financial Corp. of NY                0.0         6.2           0.0           13.40         5.87        15.42
----------------------------------------------------------------------------------------------------------------------

                                                Balance Sheet Annual Growth Rates                   Regulatory Capital
                                          --------------------------------------------      --------------------------------
                                                       Borrows.       Net      Tng Net
                                          Deposits     &Subdebt      Worth      Worth       Tangible     Core       Reg.Cap.
                                          --------     --------      -----     -------      --------     ----       --------
All Public Companies                         8.06        21.40        0.07       -0.77        10.91      10.91        22.71
Comparable Group Average                     9.46        18.57        0.06       -1.08         7.81       7.75        16.78
  Mid-Atlantic Companies                     9.46        18.57        0.06       -1.08         7.81       7.75        16.78


Comparable Group

Mid-Atlantic Companies

ALBK  ALBANK Fin. Corp. of Albany NY         3.46           NM        0.27       -1.45         7.23       7.23        12.47
---------------------------------------------------------------------------------------------------------------------------
AHCI  Ambanc Holding Co., Inc. of NY         0.69           NM      -19.15      -19.15        10.00      10.00        24.94
---------------------------------------------------------------------------------------------------------------------------
ASFC  Astoria Financial Corp. of NY          4.34        43.41        1.94        4.25         5.43       5.43        15.78
CNY   Carver Bancorp, Inc. of NY             3.70        63.77       -1.77       -1.21         6.95       6.96        16.00
DME   Dime Bancorp, Inc. of NY               1.47       -21.86        6.85        6.95         6.32       6.32        13.30
DIME  Dime Community Bancorp of NY           0.43           NM          NM          NM        10.45      10.45        21.55
---------------------------------------------------------------------------------------------------------------------------
FFIC  Flushing Fin. Corp. of NY              5.48           NM       -6.14       -6.14        12.22      12.22        27.06
---------------------------------------------------------------------------------------------------------------------------
GPT   GreenPoint Fin. Corp. of NY          -11.56           NM       -6.38       -5.85           NM       6.20        15.01
HAVN  Haven Bancorp of Woodhaven NY          6.12        70.03        7.07        7.28         6.81       6.81        14.82
---------------------------------------------------------------------------------------------------------------------------
JSBF  JSB Financial, Inc. of NY             -2.33           NM        0.42        0.42        13.76      13.76        20.17
---------------------------------------------------------------------------------------------------------------------------
LISB  Long Island Bancorp, Inc of NY         1.30           NM        1.35        0.37         7.39       7.39        14.94
MBB   MSB Bancorp of Middletown NY(1)       89.27       -41.78          NM      -12.21         5.60       5.60           NM
NYB   New York Bancorp, Inc. of NY          -2.23        57.20        0.91        0.91         4.91       4.91        11.76
PKPS  Poughkeepsie Fin. Corp. of NY          8.74        -9.25        1.69        1.69         6.86       6.86        11.61
---------------------------------------------------------------------------------------------------------------------------
PSBK  Progressive Bank, Inc. of NY          19.97      -100.00        5.35       -6.67           NM       7.39        14.43
---------------------------------------------------------------------------------------------------------------------------
QCSB  Queens County Bancorp of NY            8.08        78.04       -3.79       -3.79           NM      10.09        18.16
---------------------------------------------------------------------------------------------------------------------------
RELY  Reliance Bancorp, Inc. of NY           4.42        53.63        0.22        4.14         5.43       5.43        14.95
---------------------------------------------------------------------------------------------------------------------------
RSLN  Roslyn Bancorp, Inc. of NY(3)         23.46           NM          NM          NM           NM         NM           NM
ROSE  T R Financial Corp. of NY             14.95        11.14       12.12       12.12           NM       6.39        18.35
---------------------------------------------------------------------------------------------------------------------------


(1) Financial information is for the quarter ending December 31, 1996.

(3) Growth rates have been annualized from available financial information.


Source: Audited and unaudited financial statements, corporate reports and offering circulars, and RP Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 1997 by RP Financial, LC.

RP FINANCIAL, LC.

Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia  22209
(703) 528-1700


                                 Exhibit III-3B
        Income as a Percent of Average Assets and Yields, Costs, Spreads
                        Comparable Institution Analysis
                   For the Twelve Months Ended March 31, 1997



                                                               Net Interest Income                               Other Income
                                                      -------------------------------------                ------------------------
                                                                                    Loss         NII
                                              Net                                   Provis.     After      Loan     R.E.     Other
                                            Income    Income   Expense      NII     on IEA     Provis.     Fees     Oper.    Income
                                            ------    ------   -------      ---     -------    -------     ----     -----    ------
All Public Companies                         0.69      7.37      4.05      3.32      0.15       3.17       0.12      0.00     0.29
Comparable Group Average                     0.69      7.14      3.78      3.35      0.22       3.14       0.09     -0.05     0.23
  Mid-Atlantic Companies                     0.69      7.14      3.78      3.35      0.22       3.14       0.09     -0.05     0.23


Comparable Group

Mid-Atlantic Companies

ALBK  ALBANK Fin. Corp. of Albany NY         0.81      7.32      3.60      3.72      0.18       3.54       0.05     -0.04     0.30
----------------------------------------------------------------------------------------------------------------------------------
AHCI  Ambanc Holding Co., Inc. of NY        -0.62      7.41      3.88      3.53      1.78       1.75       0.00     -0.56     0.22
ASFC  Astoria Financial Corp. of NY          0.52      7.00      4.35      2.66      0.05       2.60       0.02      0.00     0.15
CNY   Carver Bancorp, Inc. of NY            -0.47      6.04      3.30      2.74      0.45       2.29       0.05     -0.01     0.21
DME   Dime Bancorp, Inc. of NY               0.57      6.94      4.52      2.42      0.21       2.21       0.10     -0.06     0.33
DIME  Dime Community Bancorp of NY           0.92      6.42      2.94      3.48      0.35       3.13       0.04     -0.04     0.17
----------------------------------------------------------------------------------------------------------------------------------
FFIC  Flushing Fin. Corp. of NY              0.90      7.35      3.52      3.84      0.04       3.80       0.08     -0.04     0.13
----------------------------------------------------------------------------------------------------------------------------------
GPT   GreenPoint Fin. Corp. of NY            1.05      7.00      3.66      3.35      0.12       3.22       0.16      0.01     0.16
HAVN  Haven Bancorp of Woodhaven NY          0.62      7.09      3.99      3.09      0.20       2.89       0.11     -0.02     0.51
----------------------------------------------------------------------------------------------------------------------------------
JSBF  JSB Financial, Inc. of NY              1.77      7.02      2.60      4.42      0.04       4.38       0.18      0.16     0.03
----------------------------------------------------------------------------------------------------------------------------------
LISB  Long Island Bancorp, Inc of NY         0.62      6.94      4.01      2.93      0.11       2.82       0.33     -0.02     0.22
MBB   MSB Bancorp of Middletown NY(1)        0.22      7.10      4.02      3.08      0.18       2.89       0.00     -0.06     0.52
NYB   New York Bancorp, Inc. of NY           1.31      7.42      3.70      3.72      0.07       3.65       0.10     -0.04     0.27
PKPS  Poughkeepsie Fin. Corp. of NY          0.21      7.51      4.45      3.06      0.12       2.94      -0.03     -0.11     0.30
----------------------------------------------------------------------------------------------------------------------------------
PSBK  Progressive Bank, Inc. of NY           1.10      7.88      4.05      3.83      0.30       3.53       0.02     -0.08     0.38
----------------------------------------------------------------------------------------------------------------------------------
QCSB  Queens County Bancorp of NY            1.72      7.92      3.47      4.45     -0.15       4.60       0.03      0.00     0.11
----------------------------------------------------------------------------------------------------------------------------------
RELY  Reliance Bancorp, Inc. of NY           0.56      7.09      3.77      3.32      0.04       3.28       0.05     -0.03     0.13
----------------------------------------------------------------------------------------------------------------------------------
RSLN  Roslyn Bancorp, Inc. of NY(3)          0.35      7.03      3.57      3.46      0.02       3.44       0.24      0.01     0.01
ROSE  T R Financial Corp. of NY              0.98      7.11      4.47      2.63      0.04       2.60       0.09     -0.02     0.18
----------------------------------------------------------------------------------------------------------------------------------

                                                           G&A/Other Exp.            Non-Op. Items      Yields, Costs, and Spreads
                                                         -------------------       -----------------    --------------------------
                                               Total
                                               Other       G&A      Goodwill        Net      Extrao.        Yield        Cost
                                              Income     Expense     Amort.        Gains      Items       On Assets     Of Funds
                                              ------     -------    --------       -----     -------      ---------     --------

All Public Companies                            0.41       2.22       0.03         -0.29      0.00           7.36         4.55
Comparable Group Average                        0.26       1.95       0.08         -0.25      0.00           7.06         4.10
  Mid-Atlantic Companies                        0.26       1.95       0.08         -0.25      0.00           7.06         4.10


Comparable Group

Mid-Atlantic Companies

ALBK  ALBANK Fin. Corp. of Albany NY            0.30       2.18       0.09         -0.30      0.00           7.65         4.09
------------------------------------------------------------------------------------------------------------------------------
AHCI  Ambanc Holding Co., Inc. of NY           -0.34       2.34       0.00          0.00      0.00           7.62         4.61
ASFC  Astoria Financial Corp. of NY             0.17       1.33       0.12         -0.38      0.00           7.29         4.77
CNY   Carver Bancorp, Inc. of NY                0.25       2.62       0.06         -0.67      0.00           6.34         3.66
DME   Dime Bancorp, Inc. of NY                  0.37       1.48       0.01         -0.25      0.00           7.24         4.82
DIME  Dime Community Bancorp of NY              0.17       1.62       0.15         -0.17      0.00           6.77         3.68
------------------------------------------------------------------------------------------------------------------------------
FFIC  Flushing Fin. Corp. of NY                 0.16       2.36       0.00         -0.05      0.00           7.60         4.33
------------------------------------------------------------------------------------------------------------------------------
GPT   GreenPoint Fin. Corp. of NY               0.33       1.60       0.34          0.14      0.00           7.62         4.19
HAVN  Haven Bancorp of Woodhaven NY             0.60       2.10       0.01         -0.43      0.00           7.27         4.36
------------------------------------------------------------------------------------------------------------------------------
JSBF  JSB Financial, Inc. of NY                 0.36       1.83       0.00          0.14      0.00           7.25         3.44
------------------------------------------------------------------------------------------------------------------------------
LISB  Long Island Bancorp, Inc of NY            0.53       2.12       0.00         -0.17      0.00           7.29         4.61
MBB   MSB Bancorp of Middletown NY(1)           0.46       2.55       0.43         -0.01      0.00           7.65         4.50
NYB   New York Bancorp, Inc. of NY              0.33       1.67       0.00         -0.36      0.00           7.58         4.03
PKPS  Poughkeepsie Fin. Corp. of NY             0.16       2.35       0.00         -0.40      0.00           7.89         4.95
------------------------------------------------------------------------------------------------------------------------------
PSBK  Progressive Bank, Inc. of NY              0.31       2.30       0.16         -0.01      0.00           8.21         4.50
------------------------------------------------------------------------------------------------------------------------------
QCSB  Queens County Bancorp of NY               0.14       1.84       0.00         -0.03      0.00           8.13         4.27
------------------------------------------------------------------------------------------------------------------------------
RELY  Reliance Bancorp, Inc. of NY              0.15       1.70       0.19         -0.44      0.00           7.46         4.18
------------------------------------------------------------------------------------------------------------------------------
RSLN  Roslyn Bancorp, Inc. of NY(3)             0.26       1.62       0.02         -1.64      0.00           0.00         0.00
ROSE  T R Financial Corp. of NY                 0.24       1.35       0.00          0.18      0.00           7.24         4.89
------------------------------------------------------------------------------------------------------------------------------

                                               Yields, Costs, and Spreads
                                               --------------------------
                                                                                     MEMO:         MEMO:
                                                       Yld-Cost                     Assets/      Effective
                                                        Spread                      FTE Emp.     Tax Rate
                                                       --------                     --------     ---------
All Public Companies                                     2.81                        4,528         35.55
Comparable Group Average                                 2.96                        5,451         39.70
  Mid-Atlantic Companies                                 2.96                        5,451         39.70


Comparable Group

Mid-Atlantic Companies

ALBK  ALBANK Fin. Corp. of Albany NY                     3.56                        2,978         36.17
--------------------------------------------------------------------------------------------------------
AHCI  Ambanc Holding Co., Inc. of NY                     3.01                           NM         31.94
ASFC  Astoria Financial Corp. of NY                      2.52                        8,313         44.41
CNY   Carver Bancorp, Inc. of NY                         2.67                        4,412         41.31
DME   Dime Bancorp, Inc. of NY                           2.42                        6,330         32.32
DIME  Dime Community Bancorp of NY                       3.09                        5,113         35.82
--------------------------------------------------------------------------------------------------------
FFIC  Flushing Fin. Corp. of NY                          3.27                        4,056         49.58
--------------------------------------------------------------------------------------------------------
GPT   GreenPoint Fin. Corp. of NY                        3.43                        6,787         41.02
HAVN  Haven Bancorp of Woodhaven NY                      2.91                        3,972         37.02
--------------------------------------------------------------------------------------------------------
JSBF  JSB Financial, Inc. of NY                          3.81                        4,312         42.15
--------------------------------------------------------------------------------------------------------
LISB  Long Island Bancorp, Inc of NY                     2.68                        3,955         41.06
MBB   MSB Bancorp of Middletown NY(1)                    3.16                        3,435         39.22
NYB   New York Bancorp, Inc. of NY                       3.55                        6,414         48.31
PKPS  Poughkeepsie Fin. Corp. of NY                      2.94                        3,237         40.44
--------------------------------------------------------------------------------------------------------
PSBK  Progressive Bank, Inc. of NY                       3.71                        3,239         19.90
--------------------------------------------------------------------------------------------------------
QCSB  Queens County Bancorp of NY                        3.86                       11,444         42.17
--------------------------------------------------------------------------------------------------------
RELY  Reliance Bancorp, Inc. of NY                       3.28                        4,953         50.44
--------------------------------------------------------------------------------------------------------
RSLN  Roslyn Bancorp, Inc. of NY(3)                      0.00                        7,440            NM
ROSE  T R Financial Corp. of NY                          2.35                        7,720         41.35
--------------------------------------------------------------------------------------------------------

(1) Financial information is for the quarter ending December 31, 1996.

(3) Income and expense information has been annualized from available financial information.


Source: Audited and unaudited financial statements, corporate reports and offering circulars, and RP Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 1997 by RP Financial, LC.

RP FINANCIAL, LC.

Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia  22209
(703) 528-1700

                                 Exhibit III-3C
                          Market Pricing Comparatives
                           Prices As of June 20, 1997


                                                 Market
                                             Capitalization          Per Share Data                   Pricing Ratios(3)
                                          -------------------      ------------------    ------------------------------------------
                                                                    Core       Book
                                           Price/     Market       12-Mth      Value/
Financial Institution                     Share(1)     Value       EPS(2)      Share      P/E      P/B      P/A     P/TB     P/CORE
---------------------                     -------     -------      ------      ------    -----   -------   -----   ------    ------
                                             ($)       ($Mil)        ($)        ($)       (X)      (%)      (%)      (%)       (x)
All Public Companies                       20.91       169.19       1.18       15.55     19.40    133.98   16.10   137.26     17.77
Comparable Group Average                   29.58       601.61       1.62       18.37     19.47    152.80   16.61   166.28     17.62
  Mid-Atlantic Companies                   29.58       601.61       1.62       18.37     19.47    152.80   16.61   166.28     17.62


Comparable Group

Mid-Atlantic Companies

ALBK  ALBANK Fin. Corp. of Albany NY       39.81       510.32       2.71       25.10     18.35    158.61   14.60   182.87     14.69
-----------------------------------------------------------------------------------------------------------------------------------
AHCI  Ambanc Holding Co., Inc. of NY       16.00        70.27      -0.65       13.85        NM    115.52   14.70   115.52        NM
ASFC  Astoria Financial Corp. of NY        45.62       969.11       2.62       27.51     25.77    165.83   12.60   199.30     17.41
CNY   Carver Bancorp, Inc. of NY           12.25        28.35      -0.05       14.76        NM     82.99    6.69    86.69        NM
DME   Dime Bancorp, Inc. of NY             19.00      1999.92       1.34       10.01     18.10    189.81   10.83   191.53     14.18
DIME  Dime Community Bancorp of NY         19.12       250.97       0.97       14.53     21.98    131.59   20.28   153.33     19.71
-----------------------------------------------------------------------------------------------------------------------------------
FFIC  Flushing Fin. Corp. of NY            19.87       160.71       0.89       16.06     23.10    123.72   19.81   123.72     22.33
-----------------------------------------------------------------------------------------------------------------------------------
GPT   GreenPoint Fin. Corp. of NY          66.37      3111.96       2.82       30.56     21.48    217.18   23.47       NM     23.54
HAVN  Haven Bancorp of Woodhaven NY        37.00       160.21       3.32       23.13     16.23    159.97    9.27   160.59     11.14
-----------------------------------------------------------------------------------------------------------------------------------
JSBF  JSB Financial, Inc. of NY            43.87       431.24       2.62       34.52     15.89    127.09   28.17   127.09     16.74
-----------------------------------------------------------------------------------------------------------------------------------
LISB  Long Island Bancorp, Inc of NY       36.12       875.12       1.64       21.62     26.17    167.07   15.05   168.71     22.02
MBB   MSB Bancorp of Middletown NY         19.25        54.61       0.62       20.57        NM     93.58    6.65   214.13        NM
NYB   New York Bancorp, Inc. of NY         34.75       569.24       2.82        9.81     14.54        NM   17.93       NM     12.32
PKPS  Poughkeepsie Fin. Corp. of NY         6.94        87.41       0.32        5.75        NM    120.70   10.15   120.70     21.69
-----------------------------------------------------------------------------------------------------------------------------------
PSBK  Progressive Bank, Inc. of NY         29.62       113.30       2.50       19.17     11.94    154.51   12.91   174.44     11.85
-----------------------------------------------------------------------------------------------------------------------------------
QCSB  Queens County Bancorp of NY          46.12       513.64       2.07       18.47     22.50    249.70   37.40   249.70     22.28
-----------------------------------------------------------------------------------------------------------------------------------
RELY  Reliance Bancorp, Inc. of NY         26.87       237.07       1.76       17.56     23.16    153.02   12.30   218.28     15.27
-----------------------------------------------------------------------------------------------------------------------------------
RSLN  Roslyn Bancorp, Inc. of NY           20.00       872.84       0.93       14.08        NM    142.05   30.63   142.76     21.51
ROSE  T R Financial Corp. of NY            23.50       414.35       1.54       11.90     13.35    197.48   12.17   197.48     15.26
-----------------------------------------------------------------------------------------------------------------------------------

                                                      Dividends(4)                         Financial Characteristics(6)
                                               ----------------------------      ---------------------------------------------
                                                                                                                    Reported
                                               Amount/               Payout       Total      Equity/    NPAs/     ------------
Financial Institution                          Share      Yield     Ratio(5)     Assets      Assets    Assets     ROA      ROE
                                               -------   ------     -------      ------      -------   ------     ---      ---
                                                 ($)       (%)         (%)       ($Mil)         (%)      (%)      (%)      (%)
All Public Companies                             0.39     1.85       28.86       1,281       12.70      0.83     0.67     6.05
Comparable Group Average                         0.50     1.60       27.76       3,696       10.64      1.18     0.69     7.43
  Mid-Atlantic Companies                         0.50     1.60       27.76       3,696       10.64      1.18     0.69     7.43


Comparable Group

Mid-Atlantic Companies

ALBK  ALBANK Fin. Corp. of Albany NY             0.60     1.51       22.14       3,496        9.20      0.92     0.81     8.74
------------------------------------------------------------------------------------------------------------------------------
AHCI  Ambanc Holding Co., Inc. of NY             0.00     0.00          NM         478       12.72      1.06     0.62    -4.16
ASFC  Astoria Financial Corp. of NY              0.60     1.32       22.90       7,689        7.60      0.52     0.52     6.54
CNY   Carver Bancorp, Inc. of NY                 0.20     1.63          NM         424        8.06      1.53     0.47    -5.07
DME   Dime Bancorp, Inc. of NY                   0.00     0.00        0.00      18,465        5.71      2.36     0.58    10.88
DIME  Dime Community Bancorp of NY               0.18     0.94       18.56       1,237       15.41      0.82     0.93     6.19
------------------------------------------------------------------------------------------------------------------------------
FFIC  Flushing Fin. Corp. of NY                  0.24     1.21       26.97         811       16.01      0.27     0.90     5.16
------------------------------------------------------------------------------------------------------------------------------
GPT   GreenPoint Fin. Corp. of NY                1.00     1.51       35.46      13,261       10.81      2.84     1.06     9.91
HAVN  Haven Bancorp of Woodhaven NY              0.60     1.62       18.07       1,728        5.80      0.78     0.62    10.26
------------------------------------------------------------------------------------------------------------------------------
JSBF  JSB Financial, Inc. of NY                  1.40     3.19       53.44       1,531       22.17      1.08     1.78     8.11
------------------------------------------------------------------------------------------------------------------------------
LISB  Long Island Bancorp, Inc of NY             0.60     1.66       36.59       5,814        9.01      1.04     0.62     6.41
MBB   MSB Bancorp of Middletown NY               0.60     3.12          NM         821        7.11      0.70     0.22     2.99
NYB   New York Bancorp, Inc. of NY               0.60     1.73       21.28       3,175        5.06      1.29     1.31    24.82
PKPS  Poughkeepsie Fin. Corp. of NY              0.10     1.44       31.25         861        8.41      4.21     0.21     2.47
------------------------------------------------------------------------------------------------------------------------------
PSBK  Progressive Bank, Inc. of NY               0.68     2.30       27.20         878        8.35      0.84     1.10    13.18
------------------------------------------------------------------------------------------------------------------------------
QCSB  Queens County Bancorp of NY                0.80     1.73       38.65       1,373       14.98      0.75     1.72    10.84
------------------------------------------------------------------------------------------------------------------------------
RELY  Reliance Bancorp, Inc. of NY               0.64     2.38       36.36       1,927        8.04      0.75     0.56     6.66
------------------------------------------------------------------------------------------------------------------------------
RSLN  Roslyn Bancorp, Inc. of NY                 0.20     1.00       21.51       2,849       21.57      0.31     0.35     1.63
ROSE  T R Financial Corp. of NY                  0.52     2.21       33.77       3,404        6.16      0.40     0.98    15.66
------------------------------------------------------------------------------------------------------------------------------

                                                  Financial Characteristics(6)
                                                  ----------------------------
                                                               Core
                                                           ------------
Financial Institution                                      ROA      ROE
                                                           ---      ---
                                                           (%)      (%)
All Public Companies                                      0.87     7.84
Comparable Group Average                                  0.86     9.17
  Mid-Atlantic Companies                                  0.86     9.17


Comparable Group

Mid-Atlantic Companies

ALBK  ALBANK Fin. Corp. of Albany NY                      1.01    10.91
-----------------------------------------------------------------------
AHCI  Ambanc Holding Co., Inc. of NY                     -0.62    -4.16
ASFC  Astoria Financial Corp. of NY                       0.77     9.68
CNY   Carver Bancorp, Inc. of NY                         -0.03    -0.33
DME   Dime Bancorp, Inc. of NY                            0.73    13.89
DIME  Dime Community Bancorp of NY                        1.03     6.90
-----------------------------------------------------------------------
FFIC  Flushing Fin. Corp. of NY                           0.93     5.34
-----------------------------------------------------------------------
GPT   GreenPoint Fin. Corp. of NY                         0.96     9.05
HAVN  Haven Bancorp of Woodhaven NY                       0.91    14.94
-----------------------------------------------------------------------
JSBF  JSB Financial, Inc. of NY                           1.69     7.69
-----------------------------------------------------------------------
LISB  Long Island Bancorp, Inc of NY                      0.74     7.62
MBB   MSB Bancorp of Middletown NY                        0.23     3.09
NYB   New York Bancorp, Inc. of NY                        1.55    29.28
PKPS  Poughkeepsie Fin. Corp. of NY                       0.47     5.65
-----------------------------------------------------------------------
PSBK  Progressive Bank, Inc. of NY                        1.11    13.28
-----------------------------------------------------------------------
QCSB  Queens County Bancorp of NY                         1.74    10.94
-----------------------------------------------------------------------
RELY  Reliance Bancorp, Inc. of NY                        0.85    10.11
-----------------------------------------------------------------------
RSLN  Roslyn Bancorp, Inc. of NY                          1.42     6.61
ROSE  T R Financial Corp. of NY                           0.85    13.70
-----------------------------------------------------------------------


(1) Average of High/Low or Bid/Ask price per share.

(2) EPS (estimate core basis) is based on actual trailing twelve month data, adjusted to omit non-operating items (including the SAIF assessment) on a tax effected basis.

(3) P/E = Price to earnings; P/B = Price to book; P/A = Price to assets;
    P/TB = Price to tangible book value; and P/CORE = Price to estimated core earnings.

(4) Indicated twelve month dividend, based on last quarterly dividend declared.

(5) Indicated dividend as a percent of trailing twelve month estimated core earnings.

(6) ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing twelve month earnings and average equity and assets balances.

(7) Excludes from averages those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.


Source: Corporate reports, offering circulars, and RP Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 1997 by RP Financial, LC.

                                  EXHIBIT III-4

                   Peer Group Market Area Comparative Analysis

                                 Exhibit III-4

                  Peer Group Market Area Comparative Analysis


                                                       Population            Proj.
                                                     ---------------         Pop.      1990-97     1997-2002
Institution                           County         1990       1997         2002      % Change    % Change    Median Age
-----------                           ------         ----       ----         ----      --------    --------    ----------
                                                    (000)       (000)
ALBANK Fin. Corp. of NY               Albany          293        297          299        1.4%        0.9%         35.5
Dime Community Bancorp of NY          Kings         2,301      2,268        2,246       -1.4%       -1.0%         32.5
Flushing Fin. Corp. of NY             Queens        1,952      1,987        2,011        1.8%        1.2%         36.5
Haven Bancorp of NY                   Queens        1,952      1,987        2,011        1.8%        1.2%         36.5
JSB Financial, Inc. of NY             Nassau        1,287      1,304        1,316        1.3%        0.9%         37.8
Poughkeepsie Fin. Corp. of NY         Dutchess        259        263          265        1.3%        0.9%         35.3
Progressive Bank, Inc. of NY          Dutchess        259        263          265        1.3%        0.9%         35.3
Queens County Bancorp of NY           Queens        1,952      1,987        2,011        1.8%        1.2%         36.5
Reliance Bancorp of NY                Nassau        1,287      1,304        1,316        1.3%        0.9%         37.8
TR Financial of NY                    Nassau        1,287      1,304        1,316        1.3%        0.9%         37.8


                                     AVERAGES:      1,283      1,296        1,306        1.2%        0.8%         36.2
                                     MEDIANS:       1,287      1,304        1,316        1.3%        0.9%         36.5

INDEPENDENCE SAVINGS BANK             KINGS         2,301      2,268        2,246       -1.4%       -1.0%         32.5

                                            Per Capita Income
                                        --------------------------
                                                                          Deposit
                                                           % State         Market
Institution                              Amount            Average       Share(1)(2)
-----------                              ------            -------       -----------
ALBANK Fin. Corp. of NY                  18,262               98.7%           12.5%
Dime Community Bancorp of NY             14,742               79.7%            2.1%
Flushing Fin. Corp. of NY                17,607               95.2%            1.3%
Haven Bancorp of NY                      17,607               95.2%            3.5%
JSB Financial, Inc. of NY                25,933              140.1%            1.0%
Poughkeepsie Fin. Corp. of NY            18,909              102.2%           16.8%
Progressive Bank, Inc. of NY             18,909              102.2%           12.1%
Queens County Bancorp of NY              17,607               95.2%            3.4%
Reliance Bancorp of NY                   25,933              140.1%            1.9%
TR Financial of NY                       25,933              140.1%            2.7%
                                                             ------            ----

                                         20,144              108.9%            5.7%
                                         18,586              100.4%            3.0%

INDEPENDENCE SAVINGS BANK                14,742               79.7%            7.7%


(1) Total institution deposits in headquarters county as percent of total county deposits.

(1) Excludes Credit Unions.

Sources: CACI, Inc; FDIC; OTS.

                                  EXHIBIT IV-1

                                  Stock Prices:
                               As of June 20, 1997

RP FINANCIAL, LC.

Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia  22209
(703) 528-1700



                      Weekly Thrift Market Line - Part One
                           Prices As Of June 20, 1997



                                                                   Market Capitalization
                                                     -------------------------------------------
                                                                     Shares            Market
                                                      Price/         Outst-            Capital-
Financial Institution                                Share(1)        anding           ization(9)
---------------------                                -------         -------          ----------
                                                        ($)           (000)             ($Mil)
Market Averages. SAIF-Insured Thrifts(no MHC)


SAIF-Insured Thrifts(314)                              20.55            5,335            144.6
NYSE Traded Companies(9)                               37.73           38,943          1,662.8
AMEX Traded Companies(18)                              18.08            3,927             83.7
NASDAQ Listed OTC Companies(287)                       20.18            4,409            102.7
California Companies(24)                               23.84           18,136            670.8
Florida Companies(6)                                   22.45           12,310            272.5
Mid-Atlantic Companies(59)                             21.30            6,329            145.5
Mid-West Companies(153)                                19.85            3,208             82.8
New England Companies(11)                              22.12            4,473            121.7
North-West Companies(6)                                22.24           12,602            327.9
South-East Companies(43)                               19.80            3,376             65.8
South-West Companies(6)                                19.26            1,904             41.2
Western Companies (Excl CA)(6)                         18.58            5,290             99.6
Thrift Strategy(245)                                   19.68            3,486             77.4
Mortgage Banker Strategy(39)                           24.88           12,967            445.6
Real Estate Strategy(11)                               21.23            7,021            177.5
Diversified Strategy(14)                               28.78           22,414            715.0
Retail Banking Strategy(5)                             14.37            3,245             53.1
Companies Issuing Dividends(262)                       20.97            5,289            149.1
Companies Without Dividends(52)                        18.40            5,573            121.7
Equity/Assets (less than) 6%(26)                       23.67           16,800            500.1
Equity/Assets 6-12%(156)                               22.69            5,740            169.8
Equity/Assets (greater than) 12%(132)                  17.63            2,813             52.6
Converted Last 3 Mths (no MHC)(5)                      13.61            2,256             31.2
Actively Traded Companies(45)                          28.71           16,741            598.9
Market Value Below $20 Million(68)                     16.00              885             13.4
Holding Company Structure(276)                         20.74            5,213            146.2
Assets Over $1 Billion(66)                             30.61           16,902            560.2
Assets $500 Million-$1 Billion(51)                     19.59            5,525             99.8
Assets $250-$500 Million(65)                           20.15            2,564             47.9
Assets less than $250 Million(132)                     16.58            1,448             23.1
Goodwill Companies(129)                                23.75            8,676            245.1
Non-Goodwill Companies(185)                            18.42            3,108             77.7
Acquirors of FSLIC Cases(11)                           31.18           33,955          1,395.5

                                                                                    Price Change Data
                                                      -------------------------------------------------------------------------
                                                           52 Week (1)                                  % Change From
                                                      --------------------                    ---------------------------------
                                                                                  Last         Last       Dec 31,       Dec 31,
Financial Institution                                   High         Low          Week         Week       1994(2)       1995(2)
---------------------                                 -------       ------       ------       ------      -------       -------
                                                        ($)           ($)          ($)          (%)         (%)           (%)
Market Averages. SAIF-Insured Thrifts(no MHC)

SAIF-Insured Thrifts(314)                               21.45        14.46        20.23         1.56       168.18         17.47
NYSE Traded Companies(9)                                39.36        23.56        37.00         2.03       245.10         20.28
AMEX Traded Companies(18)                               19.16        12.35        17.65         2.37       279.18         17.14
NASDAQ Listed OTC Companies(287)                        21.05        14.32        19.88         1.49       156.91         17.40
California Companies(24)                                24.92        14.96        23.26         2.40       104.27         19.55
Florida Companies(6)                                    23.85        14.71        21.95         2.05       124.35         20.00
Mid-Atlantic Companies(59)                              21.98        14.12        20.92         2.14       152.85         22.21
Mid-West Companies(153)                                 20.78        14.53        19.59         1.16       192.03         15.18
New England Companies(11)                               22.35        15.30        21.86         2.30       289.09         18.71
North-West Companies(6)                                 22.90        15.61        21.62         2.41       125.83         18.99
South-East Companies(43)                                21.13        14.33        19.63         0.86       150.54         18.59
South-West Companies(6)                                 19.54        12.69        18.75         2.38       -14.81         12.86
Western Companies (Excl CA)(6)                          18.94        14.32        18.00         3.37       275.01         10.76
Thrift Strategy(245)                                    20.55        14.06        19.40         1.39       145.94         17.03
Mortgage Banker Strategy(39)                            25.56        16.59        24.35         2.69       222.94         23.27
Real Estate Strategy(11)                                22.39        14.01        21.00         0.71       176.88         18.91
Diversified Strategy(14)                                30.39        18.65        28.06         2.69       206.83         13.16
Retail Banking Strategy(5)                              16.35        11.50        14.29         1.11       233.91          2.65
Companies Issuing Dividends(262)                        21.88        14.80        20.68         1.34       182.14         17.33
Companies Without Dividends(52)                         19.23        12.74        17.92         2.69        89.68         18.30
Equity/Assets (less than) 6%(26)                        24.49        14.74        23.06         2.83       177.66         20.62
Equity/Assets 6-12%(156)                                23.57        15.45        22.34         1.55       168.56         20.44
Equity/Assets (greater than) 12%(132)                   18.56        13.33        17.40         1.33       152.32         13.37
Converted Last 3 Mths (no MHC)(5)                       13.77        12.66        13.37         1.73         0.00          0.00
Actively Traded Companies(45)                           29.53        18.75        28.34         1.26       199.41         23.01
Market Value Below $20 Million(68)                      16.87        12.36        15.89         0.97       143.44         12.92
Holding Company Structure(276)                          21.62        14.66        20.41         1.53       158.62         16.98
Assets Over $1 Billion(66)                              31.45        19.58        29.88         2.54       209.61         21.89
Assets $500 Million-$1 Billion(51)                      20.42        13.57        19.43         1.22       185.98         20.38
Assets $250-$500 Million(65)                            21.07        14.07        19.72         2.12       137.98         18.92
Assets less than $250 Million(132)                      17.51        12.69        16.44         0.96       105.11         13.42
Goodwill Companies(129)                                 24.63        15.88        23.31         1.86       192.18         19.22
Non-Goodwill Companies(185)                             19.33        13.52        18.18         1.35       131.61         16.25
Acquirors of FSLIC Cases(11)                            32.15        20.11        30.57         1.68       221.41         19.47




                                                                            Current Per Share Financials
                                                        ----------------------------------------------------------------
                                                                                                  Tangible
                                                        Trailing       12 Mo.          Book         Book
                                                          12 Mo.        Core          Value/       Value/       Assets/
Financial Institution                                    EPS(3)        EPS(3)         Share       Share(4)       Share
---------------------                                   --------      -------        -------      -------       -------
                                                           ($)           ($)           ($)           ($)          ($)
Market Averages. SAIF-Insured Thrifts(no MHC)


SAIF-Insured Thrifts(314)                                  0.82          1.15         15.75         15.24         155.82
NYSE Traded Companies(9)                                   1.80          2.67         20.84         19.96         373.05
AMEX Traded Companies(18)                                  0.65          0.97         14.21         14.02         112.01
NASDAQ Listed OTC Companies(287)                           0.81          1.11         15.68         15.17         151.93
California Companies(24)                                   0.70          1.08         16.32         15.33         258.18
Florida Companies(6)                                       0.98          0.95         13.43         12.73         175.35
Mid-Atlantic Companies(59)                                 0.96          1.36         15.91         15.22         169.87
Mid-West Companies(153)                                    0.81          1.10         16.07         15.73         138.70
New England Companies(11)                                  0.84          1.36         16.86         15.68         223.95
North-West Companies(6)                                    0.90          1.26         13.25         12.68         151.06
South-East Companies(43)                                   0.74          1.04         14.28         13.97         120.66
South-West Companies(6)                                    0.57          1.09         16.27         15.49         216.35
Western Companies (Excl CA)(6)                             0.86          1.03         15.88         15.17         103.62
Thrift Strategy(245)                                       0.76          1.08         15.94         15.48         141.26
Mortgage Banker Strategy(39)                               1.20          1.52         15.85         14.94         229.70
Real Estate Strategy(11)                                   0.69          1.27         14.17         13.89         211.17
Diversified Strategy(14)                                   1.53          1.81         13.47         13.10         185.83
Retail Banking Strategy(5)                                 0.20          0.20         13.14         12.79         146.74
Companies Issuing Dividends(262)                           0.91          1.24         15.94         15.41         153.07
Companies Without Dividends(52)                            0.39          0.70         14.75         14.34         170.06
Equity/Assets (less than) 6%(26)                           0.85          1.42         13.87         12.94         288.83
Equity/Assets 6-12%(156)                                   1.01          1.38         16.00         15.23         192.54
Equity/Assets (greater than) 12%(132)                      0.61          0.85         15.81         15.66          91.26
Converted Last 3 Mths (no MHC)(5)                          0.17          0.44         14.45         14.34          58.35
Actively Traded Companies(45)                              1.46          1.99         17.55         16.93         236.53
Market Value Below $20 Million(68)                         0.46          0.76         15.42         15.30         122.85
Holding Company Structure(276)                             0.82          1.15         16.06         15.56         152.86
Assets Over $1 Billion(66)                                 1.41          1.92         18.13         16.80         256.72
Assets $500 Million-$1 Billion(51)                         0.86          1.08         14.15         13.43         153.77
Assets $250-$500 Million(65)                               0.82          1.19         15.87         15.38         164.93
Assets less than $250 Million(132)                         0.55          0.81         15.21         15.15         106.41
Goodwill Companies(129)                                    1.01          1.39         16.38         15.23         204.99
Non-Goodwill Companies(185)                                0.70          0.99         15.32         15.24         123.05
Acquirors of FSLIC Cases(11)                               1.51          2.31         18.26         17.27         298.15


(1) Average of high/low or bid/ask price per share.

(2) Or since offering price if converted or first listed in 1994 or 1995. Percent change figures are actual year-to-date and are not annualized

(3) EPS (earnings per share) is based on actual trailing twelve month data and is not shown on a pro forma basis.

(4) Excludes intangibles (such as goodwill, value of core deposits, etc.).

(5) ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing twelve month common earnings and average common equity and assets balances.

(6) Annualized, based on last regular quarterly cash dividend announcement.

(7) Indicated dividend as a percent of trailing twelve month earnings.

(8) Excluded from averages due to actual or rumored acquisition activities or unusual operating characteristics.

(9) For MHC institutions, market value reflects share price multiplied by public (non-MHC) shares.

 * All thrifts are SAIF insured unless otherwise noted with an asterisk. Parentheses following market averages indicate the number of institutions included in the respective averages. All figures have been adjusted for stock splits, stock dividends, and secondary offerings.

Source: Corporate reports and offering circulars for publicly traded companies, and RP Financial, Inc. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 1997 by RP Financial, LC.

RP FINANCIAL, LC.

Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia  22209
(703) 528-1700


                                   (continued)
                      Weekly Thrift Market Line - Part One
                           Prices As Of June 20, 1997


                                                                     Market Capitalization
                                                         -----------------------------------------
                                                                          Shares         Market
                                                         Price/           Outst-         Capital-
Financial Institution                                    Share(1)         anding        ization(9)
---------------------                                    --------         ------        ----------
                                                            ($)           (000)          ($Mil)
Market Averages. BIF-Insured Thrifts(no MHC)

BIF-Insured Thrifts(69)                                     23.02         10,142          336.7
NYSE Traded Companies(3)                                    35.62         54,046        1,775.6
AMEX Traded Companies(5)                                    21.67          4,142           83.4
NASDAQ Listed OTC Companies(61)                             22.38          8,066          274.5
California Companies(3)                                     16.96          6,919          126.5
Mid-Atlantic Companies(18)                                  25.26         17,723          511.6
Mid-West Companies(2)                                       12.50            942           11.8
New England Companies(37)                                   21.26          4,870          107.8
North-West Companies(4)                                     29.39         34,716        1,951.2
South-East Companies(5)                                     27.17          2,091           39.5
Thrift Strategy(45)                                         23.47          5,050          161.6
Mortgage Banker Strategy(10)                                20.87         29,965          587.0
Real Estate Strategy(6)                                     14.11          4,650           60.6
Diversified Strategy(6)                                     31.64         34,470        1,778.2
Retail Banking Strategy(2)                                  19.25            706           13.6
Companies Issuing Dividends(55)                             24.56          9,015          349.0
Companies Without Dividends(14)                             15.79         15,440          279.3
Equity/Assets (less than) 6%(5)                             27.61         59,907        2,409.5
Equity/Assets 6-12%(45)                                     22.73          6,299          195.4
Equity/Assets (greater than) 12%(19)                        22.53          6,588          145.5
Actively Traded Companies(24)                               24.79         17,201          630.2
Market Value Below $20 Million(9)                           15.96            940           14.9
Holding Company Structure(45)                               23.49          9,968          354.0
Assets Over $1 Billion(17)                                  30.90         30,688        1,181.8
Assets $500 Million-$1 Billion(16)                          22.72          5,804          110.4
Assets $250-$500 Million(18)                                19.24          2,968           52.2
Assets less than $250 Million(18)                           19.47          1,711           24.9
Goodwill Companies(31)                                      25.23         16,684          625.3
Non-Goodwill Companies(37)                                  21.17          4,656           94.7

                                                                                Price Change Data
                                                    --------------------------------------------------------------------------
                                                          52 Week (1)                                    % Change From
                                                    ---------------------                   ----------------------------------
                                                                                Last         Last        Dec 31,       Dec 31,
Financial Institution                                 High           Low        Week         Week        1994(2)       1995(2)
---------------------                               -------       -------      -------      -------     -------       --------
                                                      ($)           ($)          ($)          (%)          (%)           (%)
Market Averages. BIF-Insured Thrifts(no MHC)


BIF-Insured Thrifts(69)                               23.61        14.90        22.60         1.76       170.12         20.85
NYSE Traded Companies(3)                              36.66        17.12        34.42         4.02       233.32         32.30
AMEX Traded Companies(5)                              22.02        13.62        21.72        -0.22       101.78         31.43
NASDAQ Listed OTC Companies(61)                       22.97        14.89        21.97         1.83       172.84         19.03
California Companies(3)                               18.54        11.08        16.46         2.94       377.78         17.10
Mid-Atlantic Companies(18)                            25.70        15.38        24.71         2.14       105.40         22.84
Mid-West Companies(2)                                 12.50         9.00        12.50         0.00         0.00         23.52
New England Companies(37)                             21.81        13.87        20.96         1.64       182.19         20.29
North-West Companies(4)                               29.98        16.23        28.28         2.44       133.84         26.88
South-East Companies(5)                               27.97        21.80        27.00         0.46         0.00         15.40
Thrift Strategy(45)                                   23.95        15.61        23.05         1.79       171.58         20.59
Mortgage Banker Strategy(10)                          22.04        13.60        20.66         1.70       162.94         19.43
Real Estate Strategy(6)                               15.05         9.31        13.95         1.78       232.71         15.95
Diversified Strategy(6)                               31.86        16.40        30.46         3.15       158.53         32.27
Retail Banking Strategy(2)                            21.25        14.75        20.50        -6.10        33.96          5.48
Companies Issuing Dividends(55)                       25.16        16.01        24.13         1.65       167.24         20.04
Companies Without Dividends(14)                       16.35         9.66        15.41         2.30       191.75         24.57
Equity/Assets (less than) 6%(5)                       27.61        14.06        25.97         5.68       142.26         37.40
Equity/Assets 6-12%(45)                               23.45        14.50        22.44         1.39       178.41         19.37
Equity/Assets (greater than) 12%(19)                  22.98        16.03        22.14         1.64        41.16         20.07
Actively Traded Companies(24)                         25.44        15.23        24.18         2.34       214.15         24.04
Market Value Below $20 Million(9)                     16.62        11.19        15.95         0.33       105.42         13.84
Holding Company Structure(45)                         24.04        15.52        23.06         1.66       175.13         21.47
Assets Over $1 Billion(17)                            31.37        16.89        29.99         2.82       184.66         29.74
Assets $500 Million-$1 Billion(16)                    23.12        15.57        22.26         1.82       128.37         20.24
Assets $250-$500 Million(18)                          20.19        12.85        19.17         1.02       208.53         16.83
Assets less than $250 Million(18)                     20.02        14.32        19.24         1.42       155.73         17.46
Goodwill Companies(31)                                25.92        15.64        24.73         1.94       165.78         22.88
Non-Goodwill Companies(37)                            21.68        14.27        20.82         1.62       177.15         19.21

                                                                                Current Per Share Financials
                                                                 -----------------------------------------------------------
                                                                                                       Tangible
                                                                 Trailing      12 Mo.       Book         Book
                                                                  12 Mo.       Core        Value/       Value/       Assets/
Financial Institution                                             EPS(3)       EPS(3)      Share       Share(4)      Share
---------------------                                            --------     -------     -------      --------      -------
                                                                    ($)         ($)         ($)          ($)           ($)
Market Averages. BIF-Insured Thrifts(no MHC)

BIF-Insured Thrifts(69)                                            1.40         1.43        15.69        14.89        156.78
NYSE Traded Companies(3)                                           1.84         1.80        18.92        14.54        225.59
AMEX Traded Companies(5)                                           1.22         1.21        15.34        14.93        150.13
NASDAQ Listed OTC Companies(61)                                    1.39         1.43        15.53        14.91        153.24
California Companies(3)                                            1.27         1.17        12.13        12.11        146.25
Mid-Atlantic Companies(18)                                         1.26         1.35        16.66        14.78        169.35
Mid-West Companies(2)                                              0.25         0.38        13.57        12.80         53.10
New England Companies(37)                                          1.62         1.58        14.03        13.50        162.36
North-West Companies(4)                                            1.01         1.33        13.59        13.31        176.61
South-East Companies(5)                                            1.21         1.27        26.67        26.67         97.84
Thrift Strategy(45)                                                1.42         1.41        16.97        16.01        150.45
Mortgage Banker Strategy(10)                                       1.26         1.45        13.28        13.13        163.73
Real Estate Strategy(6)                                            1.23         1.15         9.10         9.09        105.91
Diversified Strategy(6)                                            1.72         1.98        14.11        13.07        218.17
Retail Banking Strategy(2)                                         0.89         0.85        19.87        19.02        315.32
Companies Issuing Dividends(55)                                    1.53         1.56        16.55        15.60        165.48
Companies Without Dividends(14)                                    0.80         0.82        11.66        11.56        115.85
Equity/Assets (less than) 6%(5)                                    1.08         1.39        11.04        10.64        208.90
Equity/Assets 6-12%(45)                                            1.66         1.63        14.88        13.71        179.51
Equity/Assets (greater than) 12%(19)                               0.88         0.99        18.73        18.68         91.18
Actively Traded Companies(24)                                      1.69         1.72        14.88        14.14        181.55
Market Value Below $20 Million(9)                                  0.80         0.81        14.17        13.65        136.51
Holding Company Structure(45)                                      1.35         1.41        16.10        15.40        146.84
Assets Over $1 Billion(17)                                         1.71         1.85        15.81        14.34        196.44
Assets $500 Million-$1 Billion(16)                                 1.58         1.53        15.68        14.41        168.80
Assets $250-$500 Million(18)                                       1.24         1.25        13.99        13.76        139.82
Assets less than $250 Million(18)                                  1.10         1.12        17.18        16.91        124.35
Goodwill Companies(31)                                             1.51         1.59        15.85        14.09        196.19
Non-Goodwill Companies(37)                                         1.31         1.30        15.57        15.57        123.72

(1)  Average of high/low or bid/ask price per share.

(2) Or since offering price if converted or first listed in 1994 or 1995. Percent change figures are actual year-to-date and are not annualized

(3) EPS (earnings per share) is based on actual trailing twelve month data and is not shown on a pro forma basis.

(4)  Excludes intangibles (such as goodwill, value of core deposits, etc.).

(5) ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing twelve month common earnings and average common equity and assets balances.

(6)  Annualized, based on last regular quarterly cash dividend announcement.

(7)  Indicated dividend as a percent of trailing twelve month earnings.

(8) Excluded from averages due to actual or rumored acquisition activities or unusual operating characteristics.

(9) For MHC institutions, market value reflects share price multiplied by public (non-MHC) shares.

 * All thrifts are SAIF insured unless otherwise noted with an asterisk. Parentheses following market averages indicate the number of institutions included in the respective averages. All figures have been adjusted for stock splits, stock dividends, and secondary offerings.

Source: Corporate reports and offering circulars for publicly traded companies, and RP Financial, Inc. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 1997 by RP Financial, LC.

RP FINANCIAL, LC.

Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia  22209
(703) 528-1700


                                   (continued)
                      Weekly Thrift Market Line - Part One
                           Prices As Of June 20, 1997



                                                  Market Capitalization
                                            -----------------------------------
                                                         Shares      Market
                                             Price/      Outst-      Capital-
Financial Institution                       Share(1)     anding      ization(9)
---------------------                       -------      -------     ----------
                                              ($)         (000)       ($Mil)
Market Averages. MHC Institutions

SAIF-Insured Thrifts(21)                      20.33        5,045         37.6
BIF-Insured Thrifts(2)                        19.75       32,145        205.0
NASDAQ Listed OTC Companies(23)               20.27        7,755         54.3
Florida Companies(3)                          27.29        5,550         68.6
Mid-Atlantic Companies(10)                    17.26        7,085         41.7
Mid-West Companies(7)                         18.69        2,028         13.9
New England Companies(1)                      26.50       61,017        401.6
South-East Companies(1)                       29.50        1,505         20.8
Thrift Strategy(21)                           19.94        4,952         36.1
Diversified Strategy(1)                       26.50       61,017        401.6
Companies Issuing Dividends(22)               20.60        8,042         56.4
Companies Without Dividends(1)                13.87        2,300         14.4
Equity/Assets 6-12%(15)                       21.35       10,196         71.5
Equity/Assets >12%(8)                         18.27        3,223         22.4
Actively Traded Companies(1)                  24.00        7,247         81.7
Holding Company Structure(1)                  24.00        7,247         81.7
Assets Over $1 Billion(5)                     25.55       21,565        148.0
Assets $500 Million-$1 Billion(4)             20.21        6,908         58.0
Assets $250-$500 Million(4)                   20.13        2,540         18.0
Assets less than $250 Million(10)             17.06        2,050         12.6
Goodwill Companies(9)                         23.80       15,807        110.4
Non-Goodwill Companies(14)                    17.92        2,388         17.0
MHC Institutions(23)                          20.27        7,755         54.3
MHC Converted Last 3 Months(2)                13.44        2,185         13.4

                                                                     Price Change Data
                                             --------------------------------------------------------------
                                                52 Week (1)                           % Change From
                                             -----------------                -----------------------------
                                                                    Last       Last     Dec 31,     Dec 31,
Financial Institution                         High        Low       Week       Week     1994(2)     1995(2)
---------------------                        ------     ------     ------     -------   -------     -------
                                              ($)         ($)        ($)        (%)       (%)         (%)
Market Averages. MHC Institutions

SAIF-Insured Thrifts(21)                      21.56      14.24      19.76       2.21     198.04       17.64
BIF-Insured Thrifts(2)                        20.25      11.42      18.44       6.37     236.72       31.51
NASDAQ Listed OTC Companies(23)               21.43      13.95      19.63       2.63     210.93       19.18
Florida Companies(3)                          27.71      17.00      26.17       2.93       0.00        9.74
Mid-Atlantic Companies(10)                    18.03      12.23      17.11       0.78     140.00       20.89
Mid-West Companies(7)                         21.17      14.03      18.12       3.13     256.07       18.43
New England Companies(1)                      26.50      13.58      24.37       8.74     236.72       37.66
South-East Companies(1)                       29.75      20.25      27.00       9.26       0.00       21.65
Thrift Strategy(21)                           21.16      13.97      19.38       2.31     198.04       18.10
Diversified Strategy(1)                       26.50      13.58      24.37       8.74     236.72       37.66
Companies Issuing Dividends(22)               21.78      14.08      19.91       2.91     210.93       19.18
Companies Without Dividends(1)                14.75      11.62      14.25      -2.67       0.00        0.00
Equity/Assets 6-12%(15)                       22.81      14.28      20.69       2.58     210.93       19.22
Equity/Assets >12%(8)                         18.87      13.36      17.66       2.73       0.00       19.08
Actively Traded Companies(1)                  25.25      14.09      23.75       1.05     140.00       29.73
Holding Company Structure(1)                  25.25      14.09      23.75       1.05     140.00       29.73
Assets Over $1 Billion(5)                     26.17      15.38      24.25       4.49     188.36       22.38
Assets $500 Million-$1 Billion(4)             20.91      13.21      20.33      -0.62       0.00       12.37
Assets $250-$500 Million(4)                   23.31      15.23      19.41       3.68     256.07       15.80
Assets less than $250 Million(10)             17.72      12.70      16.59       2.16       0.00       22.19
Goodwill Companies(9)                         25.78      15.29      22.92       3.06     210.93       20.58
Non-Goodwill Companies(14)                    18.53      13.07      17.44       2.35       0.00       18.06
MHC Institutions(23)                          21.43      13.95      19.63       2.63     210.93       19.18
MHC Converted Last 3 Months(2)                14.13      11.56      13.88      -3.19       0.00        0.00

                                                     Current Per Share Financials
                                            ----------------------------------------------
                                                                                  Tangible
                                            Trailing      12 Mo.      Book          Book
                                             12 Mo.       Core        Value/        Value/       Assets/
Financial Institution                        EPS(3)       EPS(3)      Share        Share(4)      Share
---------------------                        ------       ------      -----        --------      -------
                                              ($)          ($)          ($)          ($)           ($)
Market Averages. MHC Institutions

SAIF-Insured Thrifts(21)                      0.63         0.99        12.74        12.42        123.69
BIF-Insured Thrifts(2)                        0.67         0.65         9.38         9.38         98.25
NASDAQ Listed OTC Companies(23)               0.64         0.95        12.40        12.11        121.14
Florida Companies(3)                          1.08         1.53        15.32        15.05        166.11
Mid-Atlantic Companies(10)                    0.40         0.69        11.05        10.51         98.91
Mid-West Companies(7)                         0.59         0.97        12.09        12.07        127.11
New England Companies(1)                      1.33         1.06        10.39        10.38        123.54
South-East Companies(1)                       1.00         1.41        19.69        19.69        148.17
Thrift Strategy(21)                           0.60         0.95        12.51        12.20        121.02
Diversified Strategy(1)                       1.33         1.06        10.39        10.38        123.54
Companies Issuing Dividends(22)               0.66         0.98        12.52        12.21        124.09
Companies Without Dividends(1)                0.24         0.35        10.21        10.21         65.23
Equity/Assets 6-12%(15)                       0.69         1.07        12.49        12.12        142.08
Equity/Assets >12%(8)                         0.55         0.74        12.24        12.10         82.27
Actively Traded Companies(1)                  0.69         1.22        13.00        11.52        141.40
Holding Company Structure(1)                  0.69         1.22        13.00        11.52        141.40
Assets Over $1 Billion(5)                     0.97         1.30        12.74        11.83        149.25
Assets $500 Million-$1 Billion(4)             0.72         0.93        13.06        12.70        114.98
Assets $250-$500 Million(4)                   0.74         1.16        12.82        12.79        146.42
Assets less than $250 Million(10)             0.35         0.64        11.73        11.73         93.25
Goodwill Companies(9)                         0.86         1.15        12.58        11.86        139.54
Non-Goodwill Companies(14)                    0.49         0.82        12.28        12.28        108.88
MHC Institutions(23)                          0.64         0.95        12.40        12.11        121.14
MHC Converted Last 3 Months(2)                0.24         0.44        10.02        10.02         73.53

(1)  Average of high/low or bid/ask price per share.

(2) Or since offering price if converted or first listed in 1994 or 1995. Percent change figures are actual year-to-date and are not annualized

(3) EPS (earnings per share) is based on actual trailing twelve month data and is not shown on a pro forma basis.

(4) Excludes intangibles (such as goodwill, value of core deposits, etc.).

(5) ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing twelve month common earnings and average common equity and assets balances.

(6)  Annualized, based on last regular quarterly cash dividend announcement.

(7) Indicated dividend as a percent of trailing twelve month earnings.

(8) Excluded from averages due to actual or rumored acquisition activities or unusual operating characteristics.

(9) For MHC institutions, market value reflects share price multiplied by public (non-MHC) shares.

 * All thrifts are SAIF insured unless otherwise noted with an asterisk. Parentheses following market averages indicate the number of institutions included in the respective averages. All figures have been adjusted for stock splits, stock dividends, and secondary offerings.

Source: Corporate reports and offering circulars for publicly traded companies, and RP Financial, Inc. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 1997 by RP Financial, LC.

RP FINANCIAL, LC.

Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia  22209
(703) 528-1700

                                   (continued)
                      Weekly Thrift Market Line - Part One
                           Prices As Of June 20, 1997


                                                 Market Capitalization
                                             --------------------------------
                                                         Shares       Market
                                             Price/      Outst-     Capital-
Financial Institution                       Share(1)     anding    ization(9)
---------------------                       --------     -------    ----------
                                               ($)       (000)      ($Mil)

NYSE Traded Companies

AHM   Ahmanson and Co. H.F. of CA             47.12     100,596     4,740.1
CSA   Coast Savings Financial of CA           46.00      18,593       855.3
CFB   Commercial Federal Corp. of NE          37.50      21,523       807.1
DME   Dime Bancorp, Inc. of NY*               19.00     105,259     1,999.9
DSL   Downey Financial Corp. of CA            23.25      26,734       621.6
FRC   First Republic Bancorp of CA*           21.50       9,992       214.8
FED   FirstFed Fin. Corp. of CA               30.62      10,560       323.3
GLN   Glendale Fed. Bk, FSB of CA             25.37      50,306     1,276.3
GDW   Golden West Fin. Corp. of CA            73.25      57,218     4,191.2
GWF   Great Western Fin. Corp. of CA(8)       56.00     137,885     7,721.6
GPT   GreenPoint Fin. Corp. of NY*            66.37      46,888     3,112.0
WES   Westcorp Inc. of Orange CA              18.75      26,014       487.8


AMEX Traded Companies

ANA   Acadiana Bancshares of LA*              19.37       2,731        52.9
BKC   American Bank of Waterbury CT*          35.50       2,302        81.7
BFD   BostonFed Bancorp of MA                 17.69       5,963       105.5
CFX   CFX Corp of NH*                         18.12      13,050       236.5
CZF   Citisave Fin. Corp. of LA(8)            20.25         962        19.5
CBK   Citizens First Fin.Corp. of IL          16.00       2,799        44.8
ESX   Essex Bancorp of VA(8)                   1.12       1,055         1.2
FCB   Falmouth Co-Op Bank of MA*              16.25       1,455        23.6
FAB   FirstFed America Bancorp of MA          17.00       8,707       148.0
GAF   GA Financial Corp. of PA                18.94       8,408       159.2
KNK   Kankakee Bancorp of IL                  29.00       1,420        41.2
KYF   Kentucky First Bancorp of KY            11.00       1,319        14.5
NYB   New York Bancorp, Inc. of NY            34.75      16,381       569.2
PDB   Piedmont Bancorp of NC                  10.37       2,751        28.5
PLE   Pinnacle Bank of AL                     21.37         890        19.0
SSB   Scotland Bancorp of NC                  16.25       1,840        29.9
SZB   SouthFirst Bancshares of AL             15.12         821        12.4
SRN   Southern Banc Company of AL             14.87       1,230        18.3
SSM   Stone Street Bancorp of NC              27.25       1,825        49.7
TSH   Teche Holding Company of LA             18.69       3,438        64.3
FTF   Texarkana Fst. Fin. Corp of AR          18.00       1,833        33.0
THR   Three Rivers Fin. Corp. of MI           15.75         824        13.0
TBK   Tolland Bank of CT*                     19.12       1,172        22.4
WSB   Washington SB, FSB of MD                 5.25       4,220        22.2


NASDAQ Listed OTC Companies

FBCV  1st Bancorp of Vincennes IN             31.50         698        22.0
AFED  AFSALA Bancorp, Inc. of NY              14.75       1,455        21.5
ALBK  ALBANK Fin. Corp. of Albany NY          39.81      12,819       510.3
AMFC  AMB Financial Corp. of IN               14.00       1,068        15.0
ASBP  ASB Financial Corp. of OH               12.00       1,721        20.7
ABBK  Abington Savings Bank of MA(8)*         25.00       1,894        47.4
AABC  Access Anytime Bancorp of NM             5.75       1,143         6.6
AFBC  Advance Fin. Bancorp of WV              14.25       1,084        15.4
AADV  Advantage Bancorp of WI                 39.00       3,232       126.0
AFCB  Affiliated Comm BC, Inc of MA           24.37       6,456       157.3
ALBC  Albion Banc Corp. of Albion NY          22.00         250         5.5

                                                                          Price Change Data
                                              -------------------------------------------------------------------
                                                  52 Week (1)                                 % Change From
                                              ------------------                   ------------------------------
                                                                       Last         Last      Dec 31,      Dec 31,
Financial Institution                          High         Low        Week         Week      1994(2)      1995(2)
---------------------                         ------      ------      ------       ------     -------      ------
                                                ($)         ($)         ($)         (%)         (%)         (%)
NYSE Traded Companies

AHM   Ahmanson and Co. H.F. of CA              47.12       24.00       45.62        3.29      151.31        44.98
CSA   Coast Savings Financial of CA            48.75       29.25       45.00        2.22      297.92        25.61
CFB   Commercial Federal Corp. of NE           39.00       24.00       37.25        0.67      916.26        17.19
DME   Dime Bancorp, Inc. of NY*                19.00       11.75       18.00        5.56       88.87        28.81
DSL   Downey Financial Corp. of CA             23.25       12.86       22.00        5.68      114.09        24.40
FRC   First Republic Bancorp of CA*            24.62       12.62       20.75        3.61      377.78        28.36
FED   FirstFed Fin. Corp. of CA                30.62       16.75       30.37        0.82       89.60        39.18
GLN   Glendale Fed. Bk, FSB of CA              28.00       16.50       26.12       -2.87       56.12         9.12
GDW   Golden West Fin. Corp. of CA             74.25       51.87       71.62        2.28      179.69        16.05
GWF   Great Western Fin. Corp. of CA(8)        56.00       21.12       52.25        7.18      222.39        93.10
GPT   GreenPoint Fin. Corp. of NY*             66.37       27.00       64.50        2.90        N.A.        39.73
WES   Westcorp Inc. of Orange CA               23.87       13.25       18.00        4.17      155.80       -14.31


AMEX Traded Companies

ANA   Acadiana Bancshares of LA*               19.87       11.69       19.62       -1.27        N.A.        30.26
BKC   American Bank of Waterbury CT*           36.00       24.50       35.50        0.00       89.33        26.79
BFD   BostonFed Bancorp of MA                  17.75       11.62       17.37        1.84        N.A.        19.93
CFX   CFX Corp of NH*                          18.50       11.90       18.00        0.67       52.27        16.90
CZF   Citisave Fin. Corp. of LA(8)             20.25       13.00       20.00        1.25        N.A.        44.64
CBK   Citizens First Fin.Corp. of IL           16.75        9.50       16.00        0.00        N.A.        11.34
ESX   Essex Bancorp of VA(8)                    2.81        1.00        1.12        0.00      -93.31       -48.86
FCB   Falmouth Co-Op Bank of MA*               16.25       10.25       16.12        0.81        N.A.        23.86
FAB   FirstFed America Bancorp of MA           17.00       13.62       15.37       10.61        N.A.         N.A.
GAF   GA Financial Corp. of PA                 18.94       10.25       17.50        8.23        N.A.        25.26
KNK   Kankakee Bancorp of IL                   29.00       18.50       28.50        1.75      190.00        17.17
KYF   Kentucky First Bancorp of KY             15.25       10.62       11.00        0.00        N.A.         1.20
NYB   New York Bancorp, Inc. of NY             34.75       16.92       33.62        3.36      390.13        34.53
PDB   Piedmont Bancorp of NC                   19.12        9.25       10.31        0.58        N.A.        -1.24
PLE   Pinnacle Bank of AL                      22.62       16.12       21.88       -2.33      216.59        23.03
SSB   Scotland Bancorp of NC                   16.75       11.87       16.25        0.00        N.A.        15.08
SZB   SouthFirst Bancshares of AL              15.25       12.00       15.00        0.80        N.A.        14.11
SRN   Southern Banc Company of AL              15.37       12.25       14.75        0.81        N.A.        13.34
SSM   Stone Street Bancorp of NC               27.25       16.25       26.25        3.81        N.A.        32.93
TSH   Teche Holding Company of LA              19.25       12.00       18.37        1.74        N.A.        30.06
FTF   Texarkana Fst. Fin. Corp of AR           18.12       13.62       17.62        2.16        N.A.        15.16
THR   Three Rivers Fin. Corp. of MI            15.87       12.50       15.12        4.17        N.A.        12.50
TBK   Tolland Bank of CT*                      19.50        9.75       19.37       -1.29      163.72        59.33
WSB   Washington SB, FSB of MD                  5.69        4.38        5.12        2.54      320.00         7.80


NASDAQ Listed OTC Companies

FBCV  1st Bancorp of Vincennes IN              33.25       24.76       30.75        2.44        N.A.        10.53
AFED  AFSALA Bancorp, Inc. of NY               14.75       11.31       14.62        0.89        N.A.        22.92
ALBK  ALBANK Fin. Corp. of Albany NY           39.81       25.12       39.00        2.08       71.23        26.90
AMFC  AMB Financial Corp. of IN                15.00       10.25       14.37       -2.57        N.A.         5.66
ASBP  ASB Financial Corp. of OH                18.25       11.50       11.87        1.10        N.A.        -7.69
ABBK  Abington Savings Bank of MA(8)*          25.50       15.25       25.25       -0.99      277.64        28.21
AABC  Access Anytime Bancorp of NM              6.25        5.25        5.75        0.00      -14.81         4.55
AFBC  Advance Fin. Bancorp of WV               14.50       12.75       13.62        4.63        N.A.         N.A.
AADV  Advantage Bancorp of WI                  41.25       31.25       39.00        0.00      323.91        20.93
AFCB  Affiliated Comm BC, Inc of MA            25.00       13.40       25.00       -2.52        N.A.        42.51
ALBC  Albion Banc Corp. of Albion NY           23.00       16.50       23.00       -4.35       69.23        31.34

                                                        Current Per Share Financials
                                            ----------------------------------------------------------
                                                                                  Tangible
                                            Trailing      12 Mo.       Book         Book
                                             12 Mo.        Core       Value/       Value/      Assets/
Financial Institution                        EPS(3)       EPS(3)      Share       Share(4)     Share
---------------------                        ------       ------      ------      --------     -------
                                               ($)          ($)         ($)          ($)         ($)
NYSE Traded Companies

AHM   Ahmanson and Co. H.F. of CA              1.41        2.80       19.05       16.08       484.09
CSA   Coast Savings Financial of CA            0.73        2.31       23.45       23.12       473.14
CFB   Commercial Federal Corp. of NE           1.99        2.84       18.99       16.90       320.67
DME   Dime Bancorp, Inc. of NY*                1.05        1.34       10.01        9.92       175.42
DSL   Downey Financial Corp. of CA             0.84        1.42       14.98       14.76       205.15
FRC   First Republic Bancorp of CA*            1.38        1.23       16.20       16.19       218.52
FED   FirstFed Fin. Corp. of CA                0.95        1.89       18.48       18.24       391.07
GLN   Glendale Fed. Bk, FSB of CA              0.65        1.63       17.31       16.10       306.00
GDW   Golden West Fin. Corp. of CA             6.49        7.96       42.19       42.19       673.39
GWF   Great Western Fin. Corp. of CA(8)        0.67        2.09       17.55       15.54       310.97
GPT   GreenPoint Fin. Corp. of NY*             3.09        2.82       30.56       17.51       282.83
WES   Westcorp Inc. of Orange CA               1.30        0.51       12.29       12.26       130.92


AMEX Traded Companies

ANA   Acadiana Bancshares of LA*               0.29        0.30       17.24       17.24        96.80
BKC   American Bank of Waterbury CT*           3.02        2.62       20.39       19.49       255.68
BFD   BostonFed Bancorp of MA                  0.64        0.88       14.05       13.56       157.81
CFX   CFX Corp of NH*                          0.94        1.17       10.25        9.56       133.67
CZF   Citisave Fin. Corp. of LA(8)             0.40        0.61       12.95       12.95        77.90
CBK   Citizens First Fin.Corp. of IL           0.25        0.53       14.21       14.21        97.04
ESX   Essex Bancorp of VA(8)                  -7.54       -3.77        0.12       -0.08       170.55
FCB   Falmouth Co-Op Bank of MA*               0.52        0.50       15.17       15.17        62.04
FAB   FirstFed America Bancorp of MA          -0.28        0.44       14.03       14.03       112.52
GAF   GA Financial Corp. of PA                 0.77        0.97       13.76       13.62        79.73
KNK   Kankakee Bancorp of IL                   1.51        1.94       25.74       24.10       241.11
KYF   Kentucky First Bancorp of KY             0.53        0.70       10.86       10.86        67.42
NYB   New York Bancorp, Inc. of NY             2.39        2.82        9.81        9.81       193.82
PDB   Piedmont Bancorp of NC                  -0.14        0.36        7.31        7.31        43.08
PLE   Pinnacle Bank of AL                      1.26        1.89       17.34       16.78       224.27
SSB   Scotland Bancorp of NC                   0.55        0.67       13.74       13.74        37.46
SZB   SouthFirst Bancshares of AL              0.05        0.30       15.82       15.82       113.17
SRN   Southern Banc Company of AL              0.19        0.50       14.40       14.24        85.57
SSM   Stone Street Bancorp of NC               0.99        1.15       20.72       20.72        57.80
TSH   Teche Holding Company of LA              0.80        1.10       15.23       15.23       114.47
FTF   Texarkana Fst. Fin. Corp of AR           1.25        1.55       14.70       14.70        91.70
THR   Three Rivers Fin. Corp. of MI            0.54        0.81       15.35       15.29       106.03
TBK   Tolland Bank of CT*                      1.35        1.45       13.63       13.21       202.48
WSB   Washington SB, FSB of MD                 0.31        0.45        5.06        5.06        60.81


NASDAQ Listed OTC Companies

FBCV  1st Bancorp of Vincennes IN              0.91        0.13       31.17       30.48       391.25
AFED  AFSALA Bancorp, Inc. of NY               0.23        0.55       14.49       14.49       104.64
ALBK  ALBANK Fin. Corp. of Albany NY           2.17        2.71       25.10       21.77       272.75
AMFC  AMB Financial Corp. of IN                0.55        0.69       14.29       14.29        87.68
ASBP  ASB Financial Corp. of OH                0.39        0.57       10.00       10.00        63.58
ABBK  Abington Savings Bank of MA(8)*          1.98        1.72       17.86       16.00       259.80
AABC  Access Anytime Bancorp of NM            -0.57       -0.22        6.34        6.34        93.17
AFBC  Advance Fin. Bancorp of WV               0.35        0.71       14.76       14.76        95.55
AADV  Advantage Bancorp of WI                  1.08        2.68       27.92       25.87       316.04
AFCB  Affiliated Comm BC, Inc of MA            1.45        1.66       15.96       15.86       163.41
ALBC  Albion Banc Corp. of Albion NY           0.22        0.93       23.62       23.62       265.26

RP FINANCIAL, LC.

Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia  22209
(703) 528-1700

                                   (continued)
                      Weekly Thrift Market Line - Part One
                           Prices As Of June 20, 1997


                                                     Market Capitalization
                                             ------------------------------------
                                                           Shares      Market
                                             Price/        Outst-      Capital-
Financial Institution                        Share(1)       anding     ization(9)
---------------------                        -------       -------     ----------
                                               ($)           (000)       ($Mil)
NASDAQ Listed OTC Companies (continued)

ABCL  Allied Bancorp of IL                    29.87         5,334         159.3
ATSB  AmTrust Capital Corp. of IN             12.62           526           6.6
AHCI  Ambanc Holding Co., Inc. of NY*         16.00         4,392          70.3
ASBI  Ameriana Bancorp of IN                  15.63         3,260          51.0
AFFFZ America First Fin. Fund of CA(8)        39.56         6,011         237.8
AMFB  American Federal Bank of SC(8)          31.75        11,035         350.4
ANBK  American Nat'l Bancorp of MD            16.12         3,613          58.2
ABCW  Anchor Bancorp Wisconsin of WI          50.00         4,581         229.1
ANDB  Andover Bancorp, Inc. of MA*            29.37         5,146         151.1
ASFC  Astoria Financial Corp. of NY           45.62        21,243         969.1
AVND  Avondale Fin. Corp. of IL               14.00         3,525          49.4
BKCT  Bancorp Connecticut of CT*              25.50         2,560          65.3
BPLS  Bank Plus Corp. of CA                   10.00        18,245         182.5
BWFC  Bank West Fin. Corp. of MI              14.00         1,783          25.0
BANC  BankAtlantic Bancorp of FL              14.12        18,553         262.0
BKUNA BankUnited SA of FL                      9.62         8,847          85.1
BKCO  Bankers Corp. of NJ(8)*                 25.87        12,378         320.2
BVCC  Bay View Capital Corp. of CA            26.62        12,970         345.3
BFSB  Bedford Bancshares of VA                20.75         1,142          23.7
BFFC  Big Foot Fin. Corp. of IL               16.00         2,513          40.2
BSBC  Branford SB of CT*                       4.69         6,559          30.8
BYFC  Broadway Fin. Corp. of CA               10.75           893           9.6
CBCO  CB Bancorp of Michigan City IN(8)       34.19         1,162          39.7
CBES  CBES Bancorp of MO                      16.87         1,025          17.3
CCFH  CCF Holding Company of GA               16.00           865          13.8
CENF  CENFED Financial Corp. of CA            32.75         5,760         188.6
CFSB  CFSB Bancorp of Lansing MI              23.25         5,167         120.1
CKFB  CKF Bancorp of Danville KY              19.25           927          17.8
CNSB  CNS Bancorp of MO                       16.50         1,653          27.3
CSBF  CSB Financial Group Inc of IL*          12.50           942          11.8
CFHC  California Fin. Hld. Co. of CA(8)       29.62         4,766         141.2
CBCI  Calumet Bancorp of Chicago IL           39.50         2,238          88.4
CAFI  Camco Fin. Corp. of OH                  18.00         3,062          55.1
CMRN  Cameron Fin. Corp. of MO                16.75         2,682          44.9
CAPS  Capital Savings Bancorp of MO           16.62         1,892          31.4
CFNC  Carolina Fincorp of NC*                 14.37         1,851          26.6
CNY   Carver Bancorp, Inc. of NY              12.25         2,314          28.3
CASB  Cascade SB of Everett WA                18.50         2,054          38.0
CATB  Catskill Fin. Corp. of NY*              15.50         5,027          77.9
CNIT  Cenit Bancorp of Norfolk VA             44.50         1,640          73.0
CEBK  Central Co-Op. Bank of MA*              18.12         1,965          35.6
CENB  Century Bancshares of NC*               69.25           407          28.2
CBSB  Charter Financial Inc. of IL            17.06         4,220          72.0
COFI  Charter One Financial of OH             51.00        46,339       2,363.3
CNBA  Chester Bancorp of IL                   14.81         2,182          32.3
CVAL  Chester Valley Bancorp of PA            21.00         2,054          43.1
CTZN  CitFed Bancorp of Dayton OH             37.56         8,613         323.5
CLAS  Classic Bancshares of KY                14.25         1,322          18.8
CMSB  Cmnwealth Bancorp of PA                 16.62        17,111         284.4
COVB  CoVest Bancshares of IL                 18.25         3,018          55.1
CBSA  Coastal Bancorp of Houston TX           28.75         4,969         142.9
CFCP  Coastal Fin. Corp. of SC                23.00         4,637         106.7
COFD  Collective Bancorp Inc. of NJ(8)        46.12        20,447         943.0
CMSV  Commty. Svgs, MHC of FL (48.5)          21.75         4,921          51.5
CBNH  Community Bankshares Inc of NH(8)*      37.75         2,465          93.1


                                                                            Price Change Data
                                                     ---------------------------------------------------------------
                                                         52 Week (1)                            % Change From
                                                     -----------------                 -----------------------------
                                                                            Last       Last     Dec 31,      Dec 31,
Financial Institution                                 High       Low        Week       Week     1994(2)      1995(2)
---------------------                                ------     ------     ------      -----    -------      -------
                                                       ($)        ($)        ($)        (%)        (%)        (%)
NASDAQ Listed OTC Companies (continued)

ABCL  Allied Bancorp of IL                            31.25      22.00      29.62       0.84     198.70       19.48
ATSB  AmTrust Capital Corp. of IN                     12.75       8.50      12.75      -1.02       N.A.       26.20
AHCI  Ambanc Holding Co., Inc. of NY*                 16.00       9.50      15.12       5.82       N.A.       42.22
ASBI  Ameriana Bancorp of IN                          16.37      13.25      16.00      -2.31      69.34       -2.31
AFFFZ America First Fin. Fund of CA(8)                39.56      25.87      38.37       3.10     110.99       30.78
AMFB  American Federal Bank of SC(8)                  32.25      15.50      31.25       1.60     568.42       68.26
ANBK  American Nat'l Bancorp of MD                    16.12       9.75      15.00       7.47       N.A.       33.00
ABCW  Anchor Bancorp Wisconsin of WI                  50.00      33.00      47.00       6.38      70.24       39.86
ANDB  Andover Bancorp, Inc. of MA*                    31.12      19.17      31.00      -5.26     173.21       14.64
ASFC  Astoria Financial Corp. of NY                   46.25      24.62      43.62       4.59      73.79       23.73
AVND  Avondale Fin. Corp. of IL                       18.50      12.50      13.44       4.17       N.A.      -18.22
BKCT  Bancorp Connecticut of CT*                      26.25      20.00      25.62      -0.47     191.43       13.33
BPLS  Bank Plus Corp. of CA                           13.75       8.75      10.25      -2.44       N.A.      -13.04
BWFC  Bank West Fin. Corp. of MI                      14.25      10.25      13.56       3.24       N.A.       31.83
BANC  BankAtlantic Bancorp of FL                      14.25       8.24      14.00       0.86     171.54       31.96
BKUNA BankUnited SA of FL                             11.25       7.12       9.50       1.26      77.16       -3.80
BKCO  Bankers Corp. of NJ(8)*                         26.00      17.25      25.75       0.47     313.92       28.58
BVCC  Bay View Capital Corp. of CA                    28.62      16.19      25.75       3.38      34.78       25.63
BFSB  Bedford Bancshares of VA                        20.75      16.50      20.25       2.47      97.62       17.76
BFFC  Big Foot Fin. Corp. of IL                       16.12      12.31      16.06      -0.37       N.A.       23.08
BSBC  Branford SB of CT*                               4.75       2.87       4.50       4.22     121.23       21.19
BYFC  Broadway Fin. Corp. of CA                       11.25       9.00      10.75       0.00       N.A.       16.22
CBCO  CB Bancorp of Michigan City IN(8)               34.75      17.00      33.75       1.30     210.82       43.96
CBES  CBES Bancorp of MO                              17.50      12.62      16.87       0.00       N.A.       18.39
CCFH  CCF Holding Company of GA                       16.75      11.50      16.75      -4.48       N.A.        8.47
CENF  CENFED Financial Corp. of CA                    32.75      19.09      31.12       5.24     108.86       23.17
CFSB  CFSB Bancorp of Lansing MI                      24.75      16.11      24.75      -6.06     158.33       31.13
CKFB  CKF Bancorp of Danville KY                      20.75      17.50      19.25       0.00       N.A.       -4.94
CNSB  CNS Bancorp of MO                               17.50      11.00      15.75       4.76       N.A.        9.13
CSBF  CSB Financial Group Inc of IL*                  12.50       9.00      12.50       0.00       N.A.       23.52
CFHC  California Fin. Hld. Co. of CA(8)               30.00      21.50      29.62       0.00     182.10        2.60
CBCI  Calumet Bancorp of Chicago IL                   39.50      27.75      38.00       3.95      95.06       18.80
CAFI  Camco Fin. Corp. of OH                          19.29      14.75      18.50      -2.70       N.A.       13.42
CMRN  Cameron Fin. Corp. of MO                        17.00      13.50      16.50       1.52       N.A.        4.69
CAPS  Capital Savings Bancorp of MO                   18.25       9.00      17.50      -5.03      25.43       27.85
CFNC  Carolina Fincorp of NC*                         15.25      13.00      14.37       0.00       N.A.        7.48
CNY   Carver Bancorp, Inc. of NY                      12.25       7.37      10.62      15.35      96.00       48.48
CASB  Cascade SB of Everett WA                        21.00      13.00      19.00      -2.63      44.53       14.76
CATB  Catskill Fin. Corp. of NY*                      16.50       9.87      15.37       0.85       N.A.       10.71
CNIT  Cenit Bancorp of Norfolk VA                     46.50      31.75      45.50      -2.20     180.23        7.23
CEBK  Central Co-Op. Bank of MA*                      18.50      14.75      17.12       5.84     245.14        3.54
CENB  Century Bancshares of NC*                       71.00      62.00      68.50       1.09       N.A.        6.54
CBSB  Charter Financial Inc. of IL                    18.00      10.87      17.25      -1.10       N.A.       36.48
COFI  Charter One Financial of OH                     51.00      32.02      49.25       3.55     191.43       21.43
CNBA  Chester Bancorp of IL                           15.37      12.62      15.00      -1.27       N.A.       12.88
CVAL  Chester Valley Bancorp of PA                    21.00      13.90      20.25       3.70      85.35       41.89
CTZN  CitFed Bancorp of Dayton OH                     38.00      24.17      37.25       0.83     317.33       13.82
CLAS  Classic Bancshares of KY                        14.75      10.37      14.50      -1.72       N.A.       22.63
CMSB  Cmnwealth Bancorp of PA                         16.62       9.75      15.75       5.52       N.A.       10.80
COVB  CoVest Bancshares of IL                         19.00      16.25      19.00      -3.95     174.02        5.80
CBSA  Coastal Bancorp of Houston TX                   28.75      16.50      27.75       3.60       N.A.       25.71
CFCP  Coastal Fin. Corp. of SC                        23.00      12.90      22.00       4.55     130.00       46.03
COFD  Collective Bancorp Inc. of NJ(8)                46.50      23.00      45.62       1.10     505.25       31.32
CMSV  Commty. Svgs, MHC of FL (48.5)                  22.37      15.25      21.88      -0.59       N.A.        6.10
CBNH  Community Bankshares Inc of NH(8)*              38.00      17.50      37.75       0.00     906.67       84.15

                                                            Current Per Share Financials
                                             ----------------------------------------------------
                                                                              Tangible
                                             Trailing    12 Mo.     Book        Book
                                              12 Mo.     Core      Value/      Value/     Assets/
Financial Institution                         EPS(3)     EPS(3)     Share     Share(4)     Share
---------------------                        --------   -------    ------     --------    -------
                                               ($)        ($)        ($)         ($)        ($)
NASDAQ Listed OTC Companies (continued)

ABCL  Allied Bancorp of IL                     0.63       1.06      22.93      22.63      246.18
ATSB  AmTrust Capital Corp. of IN              0.40       0.26      13.73      13.58      135.04
AHCI  Ambanc Holding Co., Inc. of NY*         -0.65      -0.65      13.85      13.85      108.86
ASBI  Ameriana Bancorp of IN                   0.73       1.05      13.38      13.37      123.36
AFFFZ America First Fin. Fund of CA(8)         5.32       6.51      30.07      29.64      363.18
AMFB  American Federal Bank of SC(8)           1.35       1.67      10.65       9.93      118.43
ANBK  American Nat'l Bancorp of MD             0.19       0.68      12.33      12.33      134.69
ABCW  Anchor Bancorp Wisconsin of WI           3.04       3.97      25.73      25.23      411.48
ANDB  Andover Bancorp, Inc. of MA*             2.52       2.60      18.96      18.96      235.06
ASFC  Astoria Financial Corp. of NY            1.77       2.62      27.51      22.89      361.97
AVND  Avondale Fin. Corp. of IL               -1.22      -2.30      14.88      14.88      180.27
BKCT  Bancorp Connecticut of CT*               2.01       1.92      16.81      16.81      161.61
BPLS  Bank Plus Corp. of CA                   -0.63      -0.07       8.88       8.86      180.58
BWFC  Bank West Fin. Corp. of MI               0.59       0.42      12.62      12.62       82.46
BANC  BankAtlantic Bancorp of FL               1.11       0.86       8.23       6.69      149.47
BKUNA BankUnited SA of FL                      0.21       0.41       7.33       5.89      164.25
BKCO  Bankers Corp. of NJ(8)*                  2.04       2.18      15.98      15.72      205.34
BVCC  Bay View Capital Corp. of CA             0.94       1.59      14.81      14.08      234.74
BFSB  Bedford Bancshares of VA                 1.16       1.48      16.49      16.49      115.15
BFFC  Big Foot Fin. Corp. of IL                0.04       0.35      14.34      14.34       84.46
BSBC  Branford SB of CT*                       0.31       0.30       2.58       2.58       27.05
BYFC  Broadway Fin. Corp. of CA               -0.31       0.16      14.26      14.26      131.13
CBCO  CB Bancorp of Michigan City IN(8)        1.76       2.06      17.22      17.22      194.97
CBES  CBES Bancorp of MO                       0.69       0.86      17.08      17.08       92.90
CCFH  CCF Holding Company of GA                0.25       0.41      14.39      14.39      100.51
CENF  CENFED Financial Corp. of CA             1.84       2.70      20.06      20.02      392.95
CFSB  CFSB Bancorp of Lansing MI               1.17       1.57      12.32      12.32      161.46
CKFB  CKF Bancorp of Danville KY               0.84       0.83      15.38      15.38       64.94
CNSB  CNS Bancorp of MO                        0.31       0.47      14.73      14.73       59.35
CSBF  CSB Financial Group Inc of IL*           0.25       0.38      13.57      12.80       53.10
CFHC  California Fin. Hld. Co. of CA(8)        1.48       2.27      19.21      19.13      275.92
CBCI  Calumet Bancorp of Chicago IL            2.49       3.22      35.23      35.23      220.98
CAFI  Camco Fin. Corp. of OH                   0.99       1.16      14.95      13.76      154.29
CMRN  Cameron Fin. Corp. of MO                 0.77       0.96      16.92      16.92       73.71
CAPS  Capital Savings Bancorp of MO            0.77       1.10      10.89      10.89      125.75
CFNC  Carolina Fincorp of NC*                  0.65       0.61      13.92      13.92       58.71
CNY   Carver Bancorp, Inc. of NY              -0.76      -0.05      14.76      14.13      183.02
CASB  Cascade SB of Everett WA                 0.76       0.96      10.59      10.59      171.53
CATB  Catskill Fin. Corp. of NY*               0.84       0.85      14.70      14.70       54.49
CNIT  Cenit Bancorp of Norfolk VA              3.17       2.95      30.25      27.58      431.16
CEBK  Central Co-Op. Bank of MA*               0.96       1.08      16.94      15.03      165.04
CENB  Century Bancshares of NC*                4.31       4.36      73.51      73.51      245.57
CBSB  Charter Financial Inc. of IL             0.84       1.06      13.22      11.60       93.56
COFI  Charter One Financial of OH              2.88       3.66      20.53      19.10      302.99
CNBA  Chester Bancorp of IL                    0.71       0.71      14.50      14.50       65.30
CVAL  Chester Valley Bancorp of PA             0.87       1.28      12.72      12.72      148.58
CTZN  CitFed Bancorp of Dayton OH              1.76       2.55      21.59      19.23      341.03
CLAS  Classic Bancshares of KY                 0.30       0.50      14.49      12.17       97.10
CMSB  Cmnwealth Bancorp of PA                  0.66       0.85      12.50       9.60      130.68
COVB  CoVest Bancshares of IL                  0.31       0.85      16.36      15.59      183.09
CBSA  Coastal Bancorp of Houston TX            1.49       2.49      19.64      16.59      574.11
CFCP  Coastal Fin. Corp. of SC                 0.89       0.98       6.37       6.37      104.51
COFD  Collective Bancorp Inc. of NJ(8)         2.45       2.98      18.89      17.08      269.85
CMSV  Commty. Svgs, MHC of FL (48.5)           0.83       1.26      15.57      15.57      138.65
CBNH  Community Bankshares Inc of NH(8)*       2.08       1.68      16.80      16.80      235.56

RP FINANCIAL, LC.

Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia  22209
(703) 528-1700


                                   (continued)
                      Weekly Thrift Market Line - Part One
                           Prices As Of June 20, 1997



                                                      Market Capitalization
                                                ---------------------------------
                                                            Shares       Market
                                                 Price/     Outst-      Capital-
Financial Institution                           Share(1)    anding     ization(9)
---------------------                           --------    -------    ----------
                                                    ($)       (000)      ($Mil)
NASDAQ Listed OTC Companies (continued)

CFTP  Community Fed. Bancorp of MS                17.62       4,282        75.4
CFFC  Community Fin. Corp. of VA                  22.50       1,272        28.6
CIBI  Community Inv. Bancorp of OH                13.50         949        12.8
COOP  Cooperative Bk. for Svgs. of NC             21.25       1,492        31.7
CRZY  Crazy Woman Creek Bncorp of WY              13.50       1,005        13.6
DNFC  D&N Financial Corp. of MI                   19.06       8,316       158.5
DFIN  Damen Fin. Corp. of Chicago IL              14.37       3,247        46.7
DCBI  Delphos Citizens Bancorp of OH              14.62       2,039        29.8
DIME  Dime Community Bancorp of NY                19.12      13,126       251.0
DIBK  Dime Financial Corp. of CT*                 23.00       5,136       118.1
EGLB  Eagle BancGroup of IL                       15.63       1,268        19.8
EBSI  Eagle Bancshares of Tucker GA               17.87       4,552        81.3
EGFC  Eagle Financial Corp. of CT                 30.75       4,554       140.0
ETFS  East Texas Fin. Serv. of TX                 18.37       1,079        19.8
EBCP  Eastern Bancorp of NH(8)                    26.62       3,680        98.0
EMLD  Emerald Financial Corp of OH                14.06       5,062        71.2
EIRE  Emerald Island Bancorp, MA*                 18.50       2,235        41.3
EFBC  Empire Federal Bancorp of MT                13.50       2,592        35.0
EFBI  Enterprise Fed. Bancorp of OH               18.25       2,011        36.7
EQSB  Equitable FSB of Wheaton MD                 36.25         602        21.8
FFFG  F.F.O. Financial Group of FL(8)              4.87       8,430        41.1
FCBF  FCB Fin. Corp. of Neenah WI                 24.75       2,460        60.9
FFBS  FFBS Bancorp of Columbus MS                 23.00       1,557        35.8
FFDF  FFD Financial Corp. of OH                   13.50       1,455        19.6
FFLC  FFLC Bancorp of Leesburg FL                 28.50       2,342        66.7
FFFC  FFVA Financial Corp. of VA                  26.75       4,521       120.9
FFWC  FFW Corporation of Wabash IN                26.00         697        18.1
FFYF  FFY Financial Corp. of OH                   25.87       4,328       112.0
FMCO  FMS Financial Corp. of NJ                   23.50       2,386        56.1
FFHH  FSF Financial Corp. of MN                   17.44       3,095        54.0
FOBC  Fed One Bancorp of Wheeling WV              21.00       2,443        51.3
FBCI  Fidelity Bancorp of Chicago IL              19.00       2,792        53.0
FSBI  Fidelity Bancorp, Inc. of PA                20.00       1,541        30.8
FFFL  Fidelity FSB, MHC of FL (47.4)              19.37       6,766        61.7
FFED  Fidelity Fed. Bancorp of IN                  9.25       2,490        23.0
FFOH  Fidelity Financial of OH                    15.00       5,594        83.9
FIBC  Financial Bancorp, Inc. of NY               17.25       1,748        30.2
FBSI  First Bancshares of MO                      20.00       1,160        23.2
FBBC  First Bell Bancorp of PA                    16.00       6,803       108.8
FBER  First Bergen Bancorp of NJ                  15.12       3,015        45.6
SKBO  First Carnegie,MHC of PA(45.0)              13.87       2,300        14.4
FCIT  First Cit. Fin. Corp of MD(8)               30.37       2,944        89.4
FSTC  First Citizens Corp of GA                   24.75       1,588        39.3
FFBA  First Colorado Bancorp of Co                18.87      16,555       312.4
FDEF  First Defiance Fin.Corp. of OH              14.50       9,423       136.6
FESX  First Essex Bancorp of MA*                  16.50       7,484       123.5
FFES  First FS&LA of E. Hartford CT               29.75       2,649        78.8
FSSB  First FS&LA of San Bern. CA                  9.50         328         3.1
FFSX  First FS&LA. MHC of IA (46.0)               23.75       2,827        20.6
FFSW  First Fed Fin. Serv. of OH                  38.25       4,588       175.5
BDJI  First Fed. Bancorp. of MN                   18.75         701        13.1
FFBH  First Fed. Bancshares of AR                 19.31       4,896        94.5
FTFC  First Fed. Capital Corp. of WI              22.00       9,134       200.9
FFKY  First Fed. Fin. Corp. of KY                 18.50       4,165        77.1
FFBZ  First Federal Bancorp of OH                 18.25       1,572        28.7

                                                                                  Price Change Data
                                                     ------------------------------------------------------------------------
                                                         52 Week (1)                                  % Change From
                                                     ------------------                  ------------------------------------
                                                                             Last         Last         Dec 31,        Dec 31,
Financial Institution                                 High         Low       Week         Week         1994(2)        1995(2)
---------------------                                ------      ------      ------      ------        -------        -------
                                                       ($)         ($)         ($)         (%)           (%)             (%)
NASDAQ Listed OTC Companies (continued)

CFTP  Community Fed. Bancorp of MS                    20.00       12.25       17.50        0.69            N.A.         3.65
CFFC  Community Fin. Corp. of VA                      23.50       19.50       22.50        0.00          221.43         8.43
CIBI  Community Inv. Bancorp of OH                    13.50       10.00       12.54        7.66            N.A.        19.15
COOP  Cooperative Bk. for Svgs. of NC                 22.00       16.50       21.00        1.19          112.50         4.94
CRZY  Crazy Woman Creek Bncorp of WY                  14.25       10.06       13.12        2.90            N.A.        12.50
DNFC  D&N Financial Corp. of MI                       19.12       12.37       18.25        4.44          117.83        13.79
DFIN  Damen Fin. Corp. of Chicago IL                  15.00       11.00       14.12        1.77            N.A.        11.66
DCBI  Delphos Citizens Bancorp of OH                  14.75       11.75       14.75       -0.88            N.A.        21.83
DIME  Dime Community Bancorp of NY                    19.62       11.69       17.87        6.99            N.A.        29.63
DIBK  Dime Financial Corp. of CT*                     24.12       14.50       24.12       -4.64          119.05        33.33
EGLB  Eagle BancGroup of IL                           16.25       10.50       15.00        4.20            N.A.         5.11
EBSI  Eagle Bancshares of Tucker GA                   17.92       13.62       16.75        6.69          146.48        15.29
EGFC  Eagle Financial Corp. of CT                     30.75       23.75       30.62        0.42          251.43         0.82
ETFS  East Texas Fin. Serv. of TX                     18.75       14.25       17.50        4.97            N.A.        12.22
EBCP  Eastern Bancorp of NH(8)                        27.12       16.00       26.12        1.91          112.11        13.28
EMLD  Emerald Financial Corp of OH                    15.00       10.25       14.37       -2.16            N.A.        24.98
EIRE  Emerald Island Bancorp, MA*                     20.50       11.20       18.00        2.78          142.78        15.63
EFBC  Empire Federal Bancorp of MT                    14.44       12.50       13.37        0.97            N.A.         N.A.
EFBI  Enterprise Fed. Bancorp of OH                   19.12       12.75       18.75       -2.67            N.A.        25.86
EQSB  Equitable FSB of Wheaton MD                     38.00       22.50       36.25        0.00            N.A.        28.32
FFFG  F.F.O. Financial Group of FL(8)                  4.87        2.50        4.38       11.19          -41.40        44.51
FCBF  FCB Fin. Corp. of Neenah WI                     25.12       17.00       24.50        1.02            N.A.        33.78
FFBS  FFBS Bancorp of Columbus MS                     24.25       19.75       23.00        0.00            N.A.         0.00
FFDF  FFD Financial Corp. of OH                       14.00       10.12       13.50        0.00            N.A.         1.89
FFLC  FFLC Bancorp of Leesburg FL                     28.50       18.00       27.00        5.56            N.A.        32.56
FFFC  FFVA Financial Corp. of VA                      27.25       15.75       26.75        0.00            N.A.        30.49
FFWC  FFW Corporation of Wabash IN                    26.75       19.25       26.75       -2.80            N.A.        18.83
FFYF  FFY Financial Corp. of OH                       26.37       23.25       26.37       -1.90            N.A.         2.21
FMCO  FMS Financial Corp. of NJ                       25.50       15.50       24.00       -2.08          161.11        28.77
FFHH  FSF Financial Corp. of MN                       18.25       11.37       16.75        4.12            N.A.        15.34
FOBC  Fed One Bancorp of Wheeling WV                  21.00       13.25       20.87        0.62          110.00        33.33
FBCI  Fidelity Bancorp of Chicago IL                  20.87       15.50       18.50        2.70            N.A.        11.76
FSBI  Fidelity Bancorp, Inc. of PA                    21.70       14.54       20.25       -1.23          158.73        10.01
FFFL  Fidelity FSB, MHC of FL (47.4)                  20.00       12.00       19.37        0.00            N.A.         9.13
FFED  Fidelity Fed. Bancorp of IN                     12.00        7.50        9.25        0.00           31.21        -5.13
FFOH  Fidelity Financial of OH                        15.00        9.62       14.50        3.45            N.A.        30.43
FIBC  Financial Bancorp, Inc. of NY                   18.50       12.37       17.00        1.47            N.A.        15.00
FBSI  First Bancshares of MO                          20.75       15.00       20.12       -0.60           56.86        20.34
FBBC  First Bell Bancorp of PA                        17.37       13.12       15.12        5.82            N.A.        20.75
FBER  First Bergen Bancorp of NJ                      15.12        9.00       13.62       11.01            N.A.        31.48
SKBO  First Carnegie,MHC of PA(45.0)                  14.75       11.62       14.25       -2.67            N.A.         N.A.
FCIT  First Cit. Fin. Corp of MD(8)                   30.37       16.00       30.00        1.23          249.48        66.41
FSTC  First Citizens Corp of GA                       26.75       18.87       25.75       -3.88           98.00        -1.98
FFBA  First Colorado Bancorp of Co                    18.87       12.50       18.75        0.64          471.82        11.00
FDEF  First Defiance Fin.Corp. of OH                  14.50        9.87       14.37        0.90            N.A.        17.22
FESX  First Essex Bancorp of MA*                      17.12       10.00       16.37        0.79          175.00        25.76
FFES  First FS&LA of E. Hartford CT                   30.37       16.50       30.25       -1.65          357.69        29.35
FSSB  First FS&LA of San Bern. CA                     10.75        8.25        9.12        4.17           -5.00         5.56
FFSX  First FS&LA. MHC of IA (46.0)                   35.00       21.00       23.00        3.26          256.07        21.79
FFSW  First Fed Fin. Serv. of OH                      39.00       22.20       36.50        4.79          181.25        22.99
BDJI  First Fed. Bancorp. of MN                       19.25       12.25       18.75        0.00            N.A.         1.35
FFBH  First Fed. Bancshares of AR                     20.37       12.75       19.37       -0.31            N.A.        21.68
FTFC  First Fed. Capital Corp. of WI                  22.00       13.00       20.37        8.00          193.33        40.40
FFKY  First Fed. Fin. Corp. of KY                     21.50       17.75       19.00       -2.63           17.46        -8.64
FFBZ  First Federal Bancorp of OH                     19.00       11.75       17.50        4.29           82.50        14.06

                                                               Current Per Share Financials
                                                 ---------------------------------------------------------
                                                                                     Tangible
                                                 Trailing     12 Mo.      Book         Book
                                                 12 Mo.        Core      Value/       Value/      Assets/
Financial Institution                             EPS(3)      EPS(3)      Share      Share(4)      Share
---------------------                            --------     ------     ------      ---------    -------
                                                    ($)         ($)        ($)         ($)          ($)
NASDAQ Listed OTC Companies (continued)

CFTP  Community Fed. Bancorp of MS                  0.68        0.81       16.13       16.13        48.12
CFFC  Community Fin. Corp. of VA                    1.31        1.65       18.05       18.05       131.03
CIBI  Community Inv. Bancorp of OH                  0.66        0.98       11.82       11.82       102.68
COOP  Cooperative Bk. for Svgs. of NC              -1.96        0.29       17.49       17.49       233.58
CRZY  Crazy Woman Creek Bncorp of WY                0.51        0.64       14.42       14.42        51.78
DNFC  D&N Financial Corp. of MI                     1.06        1.43       10.67       10.56       183.80
DFIN  Damen Fin. Corp. of Chicago IL                0.51        0.64       14.12       14.12        70.03
DCBI  Delphos Citizens Bancorp of OH                0.62        0.62       14.88       14.88        52.51
DIME  Dime Community Bancorp of NY                  0.87        0.97       14.53       12.47        94.26
DIBK  Dime Financial Corp. of CT*                   2.61        2.69       12.41       11.96       158.57
EGLB  Eagle BancGroup of IL                        -0.26        0.15       16.27       16.27       134.49
EBSI  Eagle Bancshares of Tucker GA                 0.80        1.09       12.74       12.74       146.35
EGFC  Eagle Financial Corp. of CT                   1.85        2.47       22.91       17.24       332.02
ETFS  East Texas Fin. Serv. of TX                   0.34        0.68       19.69       19.69       103.51
EBCP  Eastern Bancorp of NH(8)                      0.87        1.36       17.86       16.95       235.28
EMLD  Emerald Financial Corp of OH                  0.75        0.96        8.73        8.58       116.28
EIRE  Emerald Island Bancorp, MA*                   1.41        1.49       12.84       12.84       184.40
EFBC  Empire Federal Bancorp of MT                  0.35        0.46       14.76       14.76        42.30
EFBI  Enterprise Fed. Bancorp of OH                 0.75        0.82       15.52       15.50       122.52
EQSB  Equitable FSB of Wheaton MD                   2.20        3.52       24.92       24.92       491.70
FFFG  F.F.O. Financial Group of FL(8)               0.19        0.31        2.41        2.41        37.60
FCBF  FCB Fin. Corp. of Neenah WI                   0.97        1.17       19.11       19.11       109.16
FFBS  FFBS Bancorp of Columbus MS                   0.96        1.21       16.05       16.05        82.64
FFDF  FFD Financial Corp. of OH                     0.44        0.61       14.50       14.50        58.62
FFLC  FFLC Bancorp of Leesburg FL                   1.00        1.47       22.16       22.16       153.09
FFFC  FFVA Financial Corp. of VA                    1.27        1.57       15.78       15.43       121.60
FFWC  FFW Corporation of Wabash IN                  1.98        2.46       22.75       22.75       227.32
FFYF  FFY Financial Corp. of OH                     1.20        1.72       19.50       19.50       138.32
FMCO  FMS Financial Corp. of NJ                     1.41        2.15       14.59       14.29       232.02
FFHH  FSF Financial Corp. of MN                     0.72        0.93       13.97       13.97       118.68
FOBC  Fed One Bancorp of Wheeling WV                0.96        1.37       16.45       15.68       141.72
FBCI  Fidelity Bancorp of Chicago IL                0.88        1.26       17.74       17.69       174.07
FSBI  Fidelity Bancorp, Inc. of PA                  1.07        1.70       14.81       14.81       212.78
FFFL  Fidelity FSB, MHC of FL (47.4)                0.49        0.78       12.08       11.98       136.99
FFED  Fidelity Fed. Bancorp of IN                   0.17        0.30        5.17        5.17       100.52
FFOH  Fidelity Financial of OH                      0.40        0.64       12.03       10.57        91.72
FIBC  Financial Bancorp, Inc. of NY                 0.77        1.42       14.98       14.91       154.00
FBSI  First Bancshares of MO                        1.18        1.45       19.80       19.77       137.97
FBBC  First Bell Bancorp of PA                      1.07        1.26       10.63       10.63       104.22
FBER  First Bergen Bancorp of NJ                    0.35        0.63       13.76       13.76        83.68
SKBO  First Carnegie,MHC of PA(45.0)                0.24        0.35       10.21       10.21        65.23
FCIT  First Cit. Fin. Corp of MD(8)                 1.19        1.79       14.39       14.39       235.67
FSTC  First Citizens Corp of GA                     2.91        2.43       15.18       11.94       162.02
FFBA  First Colorado Bancorp of Co                  1.03        1.02       13.08       12.92        91.46
FDEF  First Defiance Fin.Corp. of OH                0.44        0.60       12.41       12.41        57.95
FESX  First Essex Bancorp of MA*                    1.27        1.11       11.20        9.65       153.24
FFES  First FS&LA of E. Hartford CT                 1.56        2.49       23.00       23.00       367.95
FSSB  First FS&LA of San Bern. CA                  -3.66       -3.67       13.70       13.20       316.08
FFSX  First FS&LA. MHC of IA (46.0)                 0.68        1.17       13.32       13.20       163.72
FFSW  First Fed Fin. Serv. of OH                    2.01        1.59       14.35       12.12       237.17
BDJI  First Fed. Bancorp. of MN                     0.48        1.00       17.17       17.17       153.66
FFBH  First Fed. Bancshares of AR                   0.81        1.16       16.79       16.79       106.16
FTFC  First Fed. Capital Corp. of WI                1.18        1.37       10.65        9.98       167.53
FFKY  First Fed. Fin. Corp. of KY                   1.08        1.29       12.16       11.42        89.39
FFBZ  First Federal Bancorp of OH                   0.86        1.18        9.34        9.33       121.94

RP FINANCIAL, LC.
-----------------------------------------
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia  22209
(703) 528-1700
                                   (continued)
                      Weekly Thrift Market Line - Part One
                           Prices As Of June 20, 1997

                                             Market Capitalization                        Price Change Data
                                            ------------------------------    -----------------------------------------------
                                                                              52 Week (1)                % Change From
                                                       Shares    Market       -----------             -----------------------
                                             Price/    Outst-   Capital-                      Last    Last   Dec 31,  Dec 31,
Financial Institution                       Share(1)   anding   ization(9)    High     Low    Week    Week   1994(2)  1995(2)
---------------------                       --------   ------   ----------    ----     ---    ----    ----   -------  -------
                                               ($)    (000)      ($Mil)       ($)      ($)     ($)     (%)      (%)      (%)
NASDAQ Listed OTC Companies (continued)
---------------------------------------
FFCH  First Fin. Holdings Inc. of SC          29.50   6,326     186.6         30.00   17.50   29.00    1.72  140.82    31.11
FFBI  First Financial Bancorp of IL           18.75     415       7.8         18.75   15.50   17.25    8.70    N.A.    18.15
FFHC  First Financial Corp. of WI(8)          28.62  36,411   1,042.1         28.75   17.20   28.75   -0.45   81.71    16.82
FFHS  First Franklin Corp. of OH              20.00   1,178      23.6         20.75   14.25   20.75   -3.61   52.44    21.21
FGHC  First Georgia Hold. Corp of GA           7.25   3,052      22.1          8.25    4.00    7.50   -3.33   89.30    27.87
FSPG  First Home Bancorp of NJ                19.37   2,708      52.5         19.37   13.31   19.37    0.00  222.83    39.65
FFSL  First Independence Corp. of KS          11.19   1,005      11.2         12.25    8.87   11.19    0.00    N.A.     7.91
FISB  First Indiana Corp. of IN               20.87  10,505     219.2         24.30   16.80   21.88   -4.62   54.59    -2.48
FKFS  First Keystone Fin. Corp of PA          23.00   1,228      28.2         23.00   16.75   22.62    1.68    N.A.    19.48
FLKY  First Lancaster Bncshrs of KY           15.50     959      14.9         16.25   13.12   15.00    3.33    N.A.     6.02
FLFC  First Liberty Fin. Corp. of GA          21.75   7,725     168.0         22.50   13.67   22.00   -1.14  328.15    18.40
CASH  First Midwest Fin. Corp. of IA          15.12   2,827      42.7         17.50   14.50   16.00   -5.50    N.A.    -1.37
FMBD  First Mutual Bancorp of IL              15.00   3,742      56.1         16.00   11.62   14.87    0.87    N.A.     0.00
FMSB  First Mutual SB of Bellevue WA*         17.25   2,699      46.6         19.00   11.14   17.25    0.00  122.58     8.42
FNGB  First Northern Cap. Corp of WI          21.25   4,419      93.9         21.25   15.25   20.00    6.25   45.95    30.77
FFPB  First Palm Beach Bancorp of FL          30.25   5,009     151.5         30.50   19.94   29.62    2.13    N.A.    28.07
FSLA  First SB SLA MHC of NJ (47.5)           24.00   7,247      81.7         25.25   14.09   23.75    1.05  140.00    29.73
FSNJ  First SB of NJ, MHC (45.9)(8)           26.00   3,064      36.5         27.00   14.00   26.00    0.00    N.A.    13.04
SOPN  First SB, SSB, Moore Co. of NC          24.00   3,697      88.7         24.00   16.75   23.12    3.81    N.A.    28.00
FWWB  First Savings Bancorp of WA*            21.50  10,519     226.2         22.12   14.37   22.00   -2.27    N.A.    17.04
SHEN  First Shenango Bancorp of PA            26.00   2,063      53.6         26.00   20.00   25.50    1.96    N.A.    15.56
FSFC  First So.east Fin. Corp. of SC          10.12   4,388      44.4         18.62    9.12   10.62   -4.71    N.A.     7.89
FLAG  Flag Financial Corp of GA               14.25   2,037      29.0         14.25    9.75   13.12    8.61   45.41    32.56
FFIC  Flushing Fin. Corp. of NY*              19.87   8,088     160.7         19.94   16.37   19.37    2.58    N.A.     9.66
FBHC  Fort Bend Holding Corp. of TX           28.75     822      23.6         28.75   16.87   28.00    2.68    N.A.    12.75
FTSB  Fort Thomas Fin. Corp. of KY            10.50   1,495      15.7         17.75    9.25   10.12    3.75    N.A.   -28.18
FKKY  Frankfort First Bancorp of KY           12.12   3,385      41.0         12.25    9.75   12.12    0.00    N.A.     6.60
FTNB  Fulton Bancorp of MO                    20.00   1,719      34.4         20.12   12.50   20.00    0.00    N.A.    30.12
GFSB  GFS Bancorp of Grinnell IA              13.25     988      13.1         14.25   10.12   14.25   -7.02    N.A.    24.76
GUPB  GFSB Bancorp of Gallup NM               19.00     839      15.9         19.00   13.25   19.00    0.00    N.A.    19.72
GSLA  GS Financial Corp. of LA                15.25   3,439      52.4         15.25   13.37   14.62    4.31    N.A.     N.A.
GWBC  Gateway Bancorp of KY(8)                17.50   1,076      18.8         17.75   13.00   16.87    3.73    N.A.    22.81
GBCI  Glacier Bancorp of MT                   17.75   6,799     120.7         17.75   13.50   16.25    9.23  267.49     8.70
GLBK  Glendale Co-op. Bank of MA(8)*          27.00     247       6.7         27.00   16.50   27.00    0.00    N.A.    35.00
GFCO  Glenway Financial Corp. of OH           25.75   1,144      29.5         26.50   18.09   23.00   11.96    N.A.    25.61
GTPS  Great American Bancorp of IL            16.50   1,760      29.0         16.50   13.19   16.00    3.13    N.A.    11.41
GTFN  Great Financial Corp. of KY             34.75  14,073     489.0         35.00   25.37   34.31    1.28    N.A.    19.33
GSBC  Great Southern Bancorp of MO            17.00   8,288     140.9         18.00   13.12   16.87    0.77  482.19    -4.55
GDVS  Greater DV SB,MHC of PA (19.9)*         13.00   3,272       8.4         14.00    9.25   12.50    4.00    N.A.    25.36
GSFC  Green Street Fin. Corp. of NC           17.75   4,298      76.3         18.87   12.50   17.56    1.08    N.A.    14.52
GSLC  Guaranty Svgs & Loan FA of VA           10.63   1,499      15.9         11.00    7.25   10.25    3.71    N.A.    21.49
GFED  Guarnty FS&LA,MHC of MO (31.0)(8)       20.50   3,125      19.9         20.50    9.75   17.00   20.59    N.A.    69.98
HCBB  HCB Bancshares of AR                    12.94   2,645      34.2         13.25   12.62   13.00   -0.46    N.A.     N.A.
HEMT  HF Bancorp of Hemet CA                  14.06   6,282      88.3         14.50    9.25   13.62    3.23    N.A.    26.44
HFFC  HF Financial Corp. of SD                19.75   2,998      59.2         20.50   14.75   19.69    0.30  295.00    14.10
HFNC  HFNC Financial Corp. of NC              16.75  17,192     288.0         22.06   15.87   17.25   -2.90    N.A.    -6.27
HMNF  HMN Financial, Inc. of MN               23.00   4,210      96.8         23.75   15.12   21.50    6.98    N.A.    26.93
HALL  Hallmark Capital Corp. of WI            21.62   1,443      31.2         21.62   14.50   19.75    9.47    N.A.    21.80
HARB  Harbor FSB, MHC of FL (46.0)            40.75   4,962      92.5         40.75   23.75   37.25    9.40    N.A.    13.99
HRBF  Harbor Federal Bancorp of MD            18.00   1,754      31.6         18.75   12.37   18.00    0.00   80.00    14.29
HFSA  Hardin Bancorp of Hardin MO             14.62     859      12.6         15.50   11.00   14.62    0.00    N.A.    16.96
HARL  Harleysville SA of PA                   22.00   1,651      36.3         23.00   14.00   22.00    0.00   23.94    39.24
HARS  Harris SB, MHC of PA (24.2)             21.25  11,221      57.7         22.62   14.75   20.75    2.41    N.A.    16.44
HFFB  Harrodsburg 1st Fin Bcrp of KY          15.00   2,025      30.4         19.00   14.87   15.50   -3.23    N.A.   -20.51
HHFC  Harvest Home Fin. Corp. of OH           10.50     935       9.8         13.75    9.25   10.50    0.00    N.A.     7.69



                                                 Current Per Share Financials
                                            ----------------------------------------------
                                                                        Tangible
                                            Trailing   12 Mo.    Book     Book
                                             12 Mo.    Core     Value/   Value/    Assets/
Financial Institution                        EPS(3)    EPS(3)   Share   Share(4)    Share
---------------------                       --------  -------  -------  -------    -------
                                              ($)       ($)      ($)      ($)        ($)
NASDAQ Listed OTC Companies (continued)
---------------------------------------
FFCH  First Fin. Holdings Inc. of SC          1.35      2.05     15.57   15.57       253.24
FFBI  First Financial Bancorp of IL          -0.05      1.05     17.52   17.52       224.47
FFHC  First Financial Corp. of WI(8)          1.43      1.95     11.14   10.82       159.53
FFHS  First Franklin Corp. of OH              0.27      1.15     16.93   16.81       192.05
FGHC  First Georgia Hold. Corp of GA          0.47      0.28      4.09    3.73        48.20
FSPG  First Home Bancorp of NJ                1.63      2.14     12.36   12.14       187.68
FFSL  First Independence Corp. of KS          0.53      0.81     11.42   11.42       108.69
FISB  First Indiana Corp. of IN               1.26      1.45     13.51   13.34       141.00
FKFS  First Keystone Fin. Corp of PA          1.24      1.84     18.12   18.12       256.22
FLKY  First Lancaster Bncshrs of KY           0.38      0.49     14.27   14.27        38.43
FLFC  First Liberty Fin. Corp. of GA          1.76      1.42     11.87   10.62       161.56
CASH  First Midwest Fin. Corp. of IA          0.96      1.24     15.18   13.43       130.94
FMBD  First Mutual Bancorp of IL              0.13      0.34     15.22   11.71       113.47
FMSB  First Mutual SB of Bellevue WA*         1.45      1.40     10.15   10.15       154.44
FNGB  First Northern Cap. Corp of WI          0.81      1.20     16.09   16.09       139.83
FFPB  First Palm Beach Bancorp of FL         -0.02      0.15     21.04   20.50       311.09
FSLA  First SB SLA MHC of NJ (47.5)           0.69      1.22     13.00   11.52       141.40
FSNJ  First SB of NJ, MHC (45.9)(8)          -0.70      0.47     16.18   16.18       188.83
SOPN  First SB, SSB, Moore Co. of NC          0.99      1.19     18.04   18.04        73.34
FWWB  First Savings Bancorp of WA*            0.81      0.77     14.06   14.06        92.89
SHEN  First Shenango Bancorp of PA            1.55      2.08     20.79   20.79       194.34
FSFC  First So.east Fin. Corp. of SC          0.01      0.70      7.80    7.80        76.29
FLAG  Flag Financial Corp of GA              -0.07      0.15     10.25   10.25       109.02
FFIC  Flushing Fin. Corp. of NY*              0.86      0.89     16.06   16.06       100.30
FBHC  Fort Bend Holding Corp. of TX           0.74      1.72     21.78   20.15       338.85
FTSB  Fort Thomas Fin. Corp. of KY            0.30      0.46     10.19   10.19        63.33
FKKY  Frankfort First Bancorp of KY           0.24      0.36      9.93    9.93        37.91
FTNB  Fulton Bancorp of MO                    0.41      0.58     14.47   14.47        57.86
GFSB  GFS Bancorp of Grinnell IA              0.85      1.09     10.32   10.32        89.22
GUPB  GFSB Bancorp of Gallup NM               0.69      0.87     16.88   16.88       103.59
GSLA  GS Financial Corp. of LA                0.29      0.29     15.77   15.77        34.03
GWBC  Gateway Bancorp of KY(8)                0.53      0.74     15.95   15.95        61.16
GBCI  Glacier Bancorp of MT                   1.00      1.13      7.77    7.55        81.24
GLBK  Glendale Co-op. Bank of MA(8)*          1.11      1.07     24.48   24.48       149.50
GFCO  Glenway Financial Corp. of OH           0.92      1.67     23.46   23.10       245.47
GTPS  Great American Bancorp of IL            0.33      0.42     16.58   16.58        78.35
GTFN  Great Financial Corp. of KY             1.46      1.40     19.83   18.97       213.33
GSBC  Great Southern Bancorp of MO            1.09      1.23      7.35    7.35        81.94
GDVS  Greater DV SB,MHC of PA (19.9)*         0.01      0.24      8.37    8.37        72.95
GSFC  Green Street Fin. Corp. of NC           0.57      0.70     14.64   14.64        40.57
GSLC  Guaranty Svgs & Loan FA of VA           0.33      0.31      4.43    4.43        77.50
GFED  Guarnty FS&LA,MHC of MO (31.0)(8)       0.30      0.49      8.68    8.68        62.73
HCBB  HCB Bancshares of AR                   -0.08      0.29     13.73   13.16        75.24
HEMT  HF Bancorp of Hemet CA                 -0.36     -2.62     12.91    0.00       131.63
HFFC  HF Financial Corp. of SD                1.10      1.51     17.21   17.17       187.22
HFNC  HFNC Financial Corp. of NC              0.51      0.67      9.23    9.23        49.03
HMNF  HMN Financial, Inc. of MN               0.99      1.20     18.71   18.71       131.36
HALL  Hallmark Capital Corp. of WI            1.20      1.58     19.82   19.82       283.64
HARB  Harbor FSB, MHC of FL (46.0)            1.93      2.54     18.30   17.61       222.68
HRBF  Harbor Federal Bancorp of MD            0.51      0.82     16.09   16.09       125.12
HFSA  Hardin Bancorp of Hardin MO             0.54      0.88     15.38   15.38       120.32
HARL  Harleysville SA of PA                   1.30      1.86     12.82   12.82       201.43
HARS  Harris SB, MHC of PA (24.2)             0.36      0.88     13.71   11.83       173.19
HFFB  Harrodsburg 1st Fin Bcrp of KY          0.55      0.73     14.08   14.08        53.43
HHFC  Harvest Home Fin. Corp. of OH           0.17      0.44     11.12   11.12        89.47

RP FINANCIAL, LC.
-----------------------------------------
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia  22209
(703) 528-1700

                                   (continued)
                      Weekly Thrift Market Line - Part One
                           Prices As Of June 20, 1997



                                            Market Capitalization                      Price Change Data
                                           --------------------------     ----------------------------------------------------
                                                                             52 Week (1)              % Change From
                                                     Shares    Market      ------------            --------------------------
                                            Price/   Outst-   Capital-                     Last    Last     Dec 31,    Dec 31,
Financial Institution                      Share(1)  anding   ization(9)   High    Low     Week    Week     1994(2)    1995(2)
---------------------                      -------   ------   -------     ------  -----    -----   -----    -----      ------
                                             ($)      (000)    ($Mil)      ($)     ($)     ($)     (%)       (%)        (%)
NASDAQ Listed OTC Companies (continued)
---------------------------------------
HAVN  Haven Bancorp of Woodhaven NY           37.00   4,330   160.2        37.00   25.56   34.38    7.62      N.A.      29.28
HVFD  Haverfield Corp. of OH(8)               25.87   1,906    49.3        26.00   17.00   25.62    0.98     66.90      35.30
HTHR  Hawthorne Fin. Corp. of CA              11.37   2,629    29.9        11.75    6.62   11.37    0.00    -58.65      39.85
HMLK  Hemlock Fed. Fin. Corp. of IL           13.25   2,076    27.5        13.25   12.50   12.87    2.95      N.A.       N.A.
HBNK  Highland Federal Bank of CA             23.87   2,282    54.5        24.00   14.25   22.75    4.92      N.A.      40.41
HIFS  Hingham Inst. for Sav. of MA*           19.87   1,301    25.9        19.87   14.00   18.50    7.41    335.75       5.97
HBEI  Home Bancorp of Elgin IL                16.00   7,009   112.1        16.25   11.81   16.00    0.00      N.A.      18.52
HBFW  Home Bancorp of Fort Wayne IN           20.62   2,623    54.1        20.87   14.75   20.50    0.59      N.A.       8.53
HBBI  Home Building Bancorp of IN             21.00     312     6.6        22.00   17.00   21.00    0.00      N.A.       6.33
HCFC  Home City Fin. Corp. of OH              14.00     952    13.3        14.25   12.00   13.87    0.94      N.A.       5.66
HOMF  Home Fed Bancorp of Seymour IN          27.75   3,390    94.1        28.25   17.33   27.00    2.78    176.12       7.77
HWEN  Home Financial Bancorp of IN            15.75     486     7.7        15.75    9.87   15.75    0.00      N.A.      23.53
HPBC  Home Port Bancorp, Inc. of MA*          20.25   1,842    37.3        20.37   12.50   19.87    1.91    153.13      22.73
HMCI  Homecorp, Inc. of Rockford IL           14.25   1,693    24.1        15.17   11.33   14.25    0.00     42.50      11.76
HZFS  Horizon Fin'l. Services of IA           19.25     426     8.2        19.25   14.00   19.25    0.00      N.A.      27.31
HRZB  Horizon Financial Corp. of WA*          16.12   7,399   119.3        16.12   10.65   15.37    4.88     41.16      37.31
IBSF  IBS Financial Corp. of NJ               15.50  11,012   170.7        16.25   10.87   15.75   -1.59      N.A.      14.05
ISBF  ISB Financial Corp. of LA               23.25   7,001   162.8        26.12   13.62   23.00    1.09      N.A.      29.17
ITLA  Imperial Thrift & Loan of CA*           16.00   7,829   125.3        17.25   12.62   15.63    2.37      N.A.       6.67
IFSB  Independence FSB of DC                   9.00   1,280    11.5         9.75    6.75    8.50    5.88    350.00      12.50
INCB  Indiana Comm. Bank, SB of IN            15.00     922    13.8        19.00   13.25   16.25   -7.69      N.A.      -7.69
IFSL  Indiana Federal Corp. of IN(8)          28.50   4,786   136.4        28.50   18.25   27.50    3.64    277.98      27.40
INBI  Industrial Bancorp of OH                13.44   5,410    72.7        13.50    9.87   12.87    4.43      N.A.       5.41
IWBK  Interwest SB of Oak Harbor WA           36.00   8,018   288.6        36.25   23.87   34.25    5.11    260.00      11.63
IPSW  Ipswich SB of Ipswich MA*               16.25   1,188    19.3        16.37    9.75   16.12    0.81      N.A.      35.42
JSBF  JSB Financial, Inc. of NY               43.87   9,830   431.2        46.00   32.75   45.75   -4.11    281.48      15.45
JXVL  Jacksonville Bancorp of TX              14.94   2,572    38.4        15.75   10.00   14.50    3.03      N.A.       2.19
JXSB  Jcksnville SB,MHC of IL (44.6)          17.62   1,272    10.0        18.00   11.50   17.50    0.69      N.A.      32.98
JSBA  Jefferson Svgs Bancorp of MO            29.87   4,971   148.5        30.50   22.25   28.50    4.81      N.A.      14.88
JOAC  Joachim Bancorp of MO                   14.50     760    11.0        15.25   12.25   14.50    0.00      N.A.       0.00
KSAV  KS Bancorp of Kenly NC                  25.50     663    16.9        25.50   18.00   22.00   15.91      N.A.      28.33
KSBK  KSB Bancorp of Kingfield ME(8)*         35.00     413    14.5        35.00   20.00   33.00    6.06      N.A.      52.17
KFBI  Klamath First Bancorp of OR             18.75   9,962   186.8        19.00   13.37   19.00   -1.32      N.A.      19.05
LSBI  LSB Fin. Corp. of Lafayette IN          20.87     945    19.7        20.87   14.29   20.25    3.06      N.A.      12.39
LVSB  Lakeview SB of Paterson NJ              32.25   2,302    74.2        33.50   17.73   30.75    4.88      N.A.      29.67
LARK  Landmark Bancshares of KS               20.12   1,808    36.4        20.12   15.25   19.75    1.87      N.A.      11.78
LARL  Laurel Capital Group of PA              21.50   1,498    32.2        22.50   14.50   21.50    0.00     67.97      30.30
LSBX  Lawrence Savings Bank of MA*            10.75   4,256    45.8        11.00    5.12   10.87   -1.10    212.50      32.23
LFED  Leeds FSB, MHC of MD (36.2)             19.00   3,455    23.7        19.00   13.00   17.75    7.04      N.A.      18.75
LXMO  Lexington B&L Fin. Corp. of MO          15.19   1,088    16.5        15.75    9.62   14.75    2.98      N.A.      12.52
LIFB  Life Bancorp of Norfolk VA              23.62   9,847   232.6        23.62   14.12   23.25    1.59      N.A.      31.22
LFBI  Little Falls Bancorp of NJ              14.12   2,745    38.8        14.12    9.87   14.00    0.86      N.A.      10.75
LOGN  Logansport Fin. Corp. of IN             14.00   1,256    17.6        15.00   11.12   13.25    5.66      N.A.      24.44
LONF  London Financial Corp. of OH            14.87     515     7.7        17.50   10.00   14.62    1.71      N.A.       5.31
LISB  Long Island Bancorp, Inc of NY          36.12  24,228   875.1        39.25   27.69   35.50    1.75      N.A.       3.20
MAFB  MAF Bancorp of IL                       41.37  10,429   431.4        42.62   22.25   42.62   -2.93    386.71      19.05
MBLF  MBLA Financial Corp. of MO(8)           24.00   1,316    31.6        24.00   19.00   23.50    2.13      N.A.      26.32
MFBC  MFB Corp. of Mishawaka IN               19.75   1,735    34.3        19.75   13.75   19.00    3.95      N.A.      18.83
MLBC  ML Bancorp of Villanova PA              19.06  10,415   198.5        20.25   11.87   19.37   -1.60      N.A.      34.99
MBB   MSB Bancorp of Middletown NY*           19.25   2,837    54.6        20.50   15.50   19.00    1.32     92.50      -1.89
MSBF  MSB Financial Corp. of MI               22.00     630    13.9        22.00   16.50   22.00    0.00      N.A.      15.79
MGNL  Magna Bancorp of MS(8)                  26.37  13,754   362.7        26.37   16.75   25.50    3.41    427.40      50.69
MARN  Marion Capital Holdings of IN           22.62   1,828    41.3        23.25   19.25   22.62    0.00      N.A.      17.51
MRKF  Market Fin. Corp. of OH                 13.00   1,336    17.4        13.37   12.25   13.00    0.00      N.A.       N.A.
MFCX  Marshalltown Fin. Corp. of IA(8)        15.12   1,411    21.3        16.62   14.25   15.00    0.80      N.A.       1.68




                                               Current Per Share Financials
                                           ----------------------------------------------
                                                                       Tangible
                                           Trailing   12 Mo.    Book     Book
                                            12 Mo.    Core     Value/   Value/    Assets/
Financial Institution                       EPS(3)    EPS(3)   Share   Share(4)    Share
---------------------                      --------  -------  -------  -------    -------
                                              ($)      ($)      ($)      ($)        ($)
NASDAQ Listed OTC Companies (continued)
---------------------------------------
HAVN  Haven Bancorp of Woodhaven NY          2.28      3.32     23.13   23.04       399.03
HVFD  Haverfield Corp. of OH(8)              0.88      1.86     15.04   15.04       179.26
HTHR  Hawthorne Fin. Corp. of CA             2.39      1.65     12.11   12.11       314.87
HMLK  Hemlock Fed. Fin. Corp. of IL         -0.29      0.37     14.49   14.49        79.24
HBNK  Highland Federal Bank of CA            0.59      1.03     15.70   15.70       210.43
HIFS  Hingham Inst. for Sav. of MA*          1.73      1.73     15.10   15.10       158.08
HBEI  Home Bancorp of Elgin IL               0.15      0.39     14.39   14.39        51.18
HBFW  Home Bancorp of Fort Wayne IN          0.68      1.10     17.43   17.43       124.97
HBBI  Home Building Bancorp of IN            0.27      0.74     18.11   18.11       150.01
HCFC  Home City Fin. Corp. of OH             0.51      0.77     14.77   14.77        71.68
HOMF  Home Fed Bancorp of Seymour IN         1.93      2.29     16.54   16.00       195.77
HWEN  Home Financial Bancorp of IN           0.45      0.64     15.12   15.12        81.16
HPBC  Home Port Bancorp, Inc. of MA*         1.69      1.68     11.11   11.11       102.72
HMCI  Homecorp, Inc. of Rockford IL          0.23      0.77     12.52   12.52       198.73
HZFS  Horizon Fin'l. Services of IA          0.75      1.05     19.31   19.31       183.96
HRZB  Horizon Financial Corp. of WA*         1.05      1.03     10.61   10.61        69.65
IBSF  IBS Financial Corp. of NJ              0.35      0.60     11.45   11.45        67.20
ISBF  ISB Financial Corp. of LA              0.75      1.01     16.28   13.74       132.73
ITLA  Imperial Thrift & Loan of CA*          1.37      1.37     11.77   11.72       103.52
IFSB  Independence FSB of DC                 0.29      0.66     13.39   11.74       205.28
INCB  Indiana Comm. Bank, SB of IN           0.16      0.50     12.27   12.27        99.06
IFSL  Indiana Federal Corp. of IN(8)         1.10      1.56     15.03   14.12       171.11
INBI  Industrial Bancorp of OH               0.44      0.86     11.41   11.41        61.71
IWBK  Interwest SB of Oak Harbor WA          1.67      2.34     14.82   14.47       220.94
IPSW  Ipswich SB of Ipswich MA*              1.53      1.20      8.59    8.59       139.32
JSBF  JSB Financial, Inc. of NY              2.76      2.62     34.52   34.52       155.74
JXVL  Jacksonville Bancorp of TX             0.74      1.02     13.27   13.27        84.89
JXSB  Jcksnville SB,MHC of IL (44.6)         0.33      0.77     13.26   13.26       128.80
JSBA  Jefferson Svgs Bancorp of MO           0.57      1.43     18.09   14.12       230.96
JOAC  Joachim Bancorp of MO                  0.24      0.37     13.60   13.60        46.92
KSAV  KS Bancorp of Kenly NC                 1.34      1.76     21.01   21.00       151.97
KSBK  KSB Bancorp of Kingfield ME(8)*        2.75      2.74     21.90   20.27       320.90
KFBI  Klamath First Bancorp of OR            0.59      0.87     14.03   14.03        68.64
LSBI  LSB Fin. Corp. of Lafayette IN         0.94      0.79     18.06   18.06       198.97
LVSB  Lakeview SB of Paterson NJ             2.85      1.78     20.78   16.64       204.95
LARK  Landmark Bancshares of KS              0.98      1.22     18.11   18.11       123.78
LARL  Laurel Capital Group of PA             1.50      1.92     14.51   14.51       139.24
LSBX  Lawrence Savings Bank of MA*           1.30      1.30      7.06    7.06        80.37
LFED  Leeds FSB, MHC of MD (36.2)            0.63      0.90     13.20   13.20        81.59
LXMO  Lexington B&L Fin. Corp. of MO         0.42      0.58     17.24   17.24        56.68
LIFB  Life Bancorp of Norfolk VA             0.96      1.18     15.42   14.94       142.97
LFBI  Little Falls Bancorp of NJ             0.27      0.53     14.30   13.16       110.52
LOGN  Logansport Fin. Corp. of IN            0.73      0.95     12.41   12.41        63.14
LONF  London Financial Corp. of OH           0.54      0.79     14.63   14.63        73.66
LISB  Long Island Bancorp, Inc of NY         1.38      1.64     21.62   21.41       239.98
MAFB  MAF Bancorp of IL                      2.23      3.11     24.46   21.24       310.33
MBLF  MBLA Financial Corp. of MO(8)          1.05      1.36     21.51   21.51       159.41
MFBC  MFB Corp. of Mishawaka IN              0.71      1.07     19.59   19.59       135.04
MLBC  ML Bancorp of Villanova PA             1.26      1.15     13.55   13.22       180.04
MBB   MSB Bancorp of Middletown NY*          0.60      0.62     20.57    8.99       289.36
MSBF  MSB Financial Corp. of MI              1.22      1.52     19.94   19.94       120.05
MGNL  Magna Bancorp of MS(8)                 1.33      1.57      9.62    9.30       100.56
MARN  Marion Capital Holdings of IN          1.27      1.53     21.99   21.99        95.41
MRKF  Market Fin. Corp. of OH                0.38      0.50     14.17   14.17        42.68
MFCX  Marshalltown Fin. Corp. of IA(8)       0.30      0.63     14.06   14.06        90.08

RP FINANCIAL, LC.
-----------------------------------------
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia  22209
(703) 528-1700
                                   (continued)
                      Weekly Thrift Market Line - Part One
                           Prices As Of June 20, 1997



                                                                                          Price Change Data
                                             Market Capitalization          -------------------------------------------------
                                            --------------------------         52 Week (1)                % Change From
                                                      Shares   Market       ---------------------      ----------------------
                                             Price/    Out-    Capital-                      Last      Last   Dec 31,   Dec 31,
Financial Institution                       Share(1) standing  ization(9)    High     Low    Week      Week   1994(2)   1995(2)
---------------------                       -------   ------   -------      -----    -----   -----     ----   ------    ------
                                               ($)    (000)    ($Mil)        ($)      ($)     ($)      (%)     (%)       (%)
NASDAQ Listed OTC Companies (continued)
---------------------------------------
MFSL  Maryland Fed. Bancorp of MD             44.25   3,210     142.0        45.00   26.91   43.50      1.72    321.43    27.34
MASB  MassBank Corp. of Reading MA*           46.75   2,686     125.6        46.75   32.50   43.50      7.47    279.16    22.64
MFLR  Mayflower Co-Op. Bank of MA*            18.00     890      16.0        19.75   13.12   16.25     10.77    260.00     5.88
MECH  Mechanics SB of Hartford CT*            18.75   5,290      99.2        19.00   11.00   18.50      1.35      N.A.    19.05
MDBK  Medford Savings Bank of MA*             30.50   4,540     138.5        30.50   20.75   29.50      3.39    335.71    18.45
MERI  Meritrust FSB of Thibodaux LA           38.00     774      29.4        41.50   30.75   38.00      0.00      N.A.    20.18
MWBX  Metro West of MA*                        5.56  13,943      77.5         5.56    3.50    5.56      0.00     34.95     3.54
MCBS  Mid Continent Bancshares of KS          27.50   1,958      53.8        27.50   17.50   27.50      0.00      N.A.    17.67
MIFC  Mid Iowa Financial Corp. of IA           8.75   1,676      14.7         9.00    6.00    9.00     -2.78     75.00    37.36
MCBN  Mid-Coast Bancorp of ME                 19.50     230       4.5        20.25   18.00   19.50      0.00    241.51     2.63
MWBI  Midwest Bancshares, Inc. of IA          31.50     348      11.0        31.50   24.50   31.50      0.00    215.00    18.87
MWFD  Midwest Fed. Fin. Corp of WI            19.75   1,625      32.1        24.50   15.12   19.75      0.00    295.00     6.76
MFFC  Milton Fed. Fin. Corp. of OH            14.00   2,327      32.6        16.00   11.50   14.12     -0.85      N.A.    -3.45
MIVI  Miss. View Hold. Co. of MN              14.62     819      12.0        15.63   10.75   14.62      0.00      N.A.    21.83
MBSP  Mitchell Bancorp of NC*                 16.37     968      15.8        16.75   10.19   16.75     -2.27      N.A.    14.88
MBBC  Monterey Bay Bancorp of CA              16.75   3,245      54.4        18.25   11.37   16.25      3.08      N.A.    13.56
MSBK  Mutual SB, FSB of Bay City MI            9.62   4,274      41.1         9.62    5.12    8.87      8.46      9.94    74.91
NHTB  NH Thrift Bancshares of NH              15.25   2,041      31.1        15.50    9.75   15.25      0.00    230.09    20.84
NSLB  NS&L Bancorp of Neosho MO               16.50     708      11.7        17.25   12.00   16.50      0.00      N.A.    21.15
NMSB  Newmil Bancorp. of CT*                  10.25   3,888      39.9        10.25    6.75    9.62      6.55     60.91     5.13
NASB  North American SB of MO                 44.00   2,257      99.3        46.25   29.25   44.75     -1.68    935.29    28.47
NBSI  North Bancshares of Chicago IL          19.25   1,035      19.9        20.12   15.25   19.25      0.00      N.A.    16.67
NFFD  North Central Bancshares of IA          15.25   3,429      52.3        16.62   10.37   15.12      0.86      N.A.    12.46
NBN   Northeast Bancorp of ME*                14.37   1,275      18.3        14.75   12.50   14.50     -0.90     22.30     2.64
NEIB  Northeast Indiana Bncrp of IN           15.00   1,763      26.4        16.00   11.75   15.00      0.00      N.A.    10.13
NWEQ  Northwest Equity Corp. of WI            14.75     839      12.4        15.00   10.25   14.25      3.51      N.A.    21.70
NWSB  Northwest SB, MHC of PA (29.9)          15.25  23,376     106.6        15.75   10.75   15.12      0.86      N.A.    14.06
NSSY  Norwalk Savings Society of CT*          28.37   2,404      68.2        28.37   20.87   27.87      1.79      N.A.    21.39
NSSB  Norwich Financial Corp. of CT*          22.62   5,400     122.1        23.25   14.12   22.00      2.82    223.14    15.29
NTMG  Nutmeg FS&LA of CT                       8.25     725       6.0         8.25    7.00    7.37     11.94      N.A.    10.00
OHSL  OHSL Financial Corp. of OH              25.25   1,208      30.5        25.25   19.25   24.00      5.21      N.A.    18.16
OCFC  Ocean Fin. Corp. of NJ                  33.12   9,059     300.0        33.12   19.62   31.25      5.98      N.A.    29.88
OCWN  Ocean Financial Corp. of FL             29.75  26,800     797.3        34.75   20.25   29.62      0.44      N.A.    11.21
OFCP  Ottawa Financial Corp. of MI            22.50   5,040     113.4        22.75   16.00   21.75      3.45      N.A.    33.85
PFFB  PFF Bancorp of Pomona CA                17.25  18,846     325.1        17.25   10.37   15.37     12.23      N.A.    16.01
PSFI  PS Financial of Chicago IL              14.75   2,182      32.2        14.75   11.62   14.37      2.64      N.A.    25.53
PVFC  PVF Capital Corp. of OH                 19.12   2,323      44.4        19.12   12.00   19.12      0.00    334.55    21.40
PCCI  Pacific Crest Capital of CA*            13.37   2,937      39.3        13.75    8.00   13.00      2.85      N.A.    16.26
PALM  Palfed, Inc. of Aiken SC                16.69   5,278      88.1        17.50   11.62   17.50     -4.63      8.59    19.21
PBCI  Pamrapo Bancorp, Inc. of NJ             19.75   2,863      56.5        23.75   18.25   20.00     -1.25    250.80    -1.25
PFED  Park Bancorp of Chicago IL              14.75   2,431      35.9        16.12   10.19   14.50      1.72      N.A.    13.46
PVSA  Parkvale Financial Corp of PA           28.37   4,060     115.2        29.50   19.60   28.75     -1.32    242.63     9.12
PBIX  Patriot Bank Corp. of PA                16.31   4,266      69.6        16.75   10.62   16.00      1.94      N.A.    20.81
PEEK  Peekskill Fin. Corp. of NY              15.00   3,203      48.0        15.25   11.25   14.62      2.60      N.A.     5.26
PFSB  PennFed Fin. Services of NJ             27.37   4,821     132.0        27.37   14.87   26.50      3.28      N.A.    35.16
PWBC  PennFirst Bancorp of PA                 15.00   3,911      58.7        15.50   13.00   14.25      5.26     87.97    10.13
PWBK  Pennwood SB of PA*                      15.00     610       9.2        15.00    9.00   15.00      0.00      N.A.     9.09
PBKB  People's SB of Brockton MA*             15.12   3,592      54.3        15.12    9.00   14.37      5.22    154.55    42.37
PFDC  Peoples Bancorp of Auburn IN            22.25   2,279      50.7        23.00   19.25   21.75      2.30     27.14     9.88
PBCT  Peoples Bank, MHC of CT (37.4)*         26.50  61,017     401.6        26.50   13.58   24.37      8.74    236.72    37.66
PFFC  Peoples Fin. Corp. of OH                15.25   1,491      22.7        16.00   10.87   15.25      0.00      N.A.    12.96
PHBK  Peoples Heritage Fin Grp of ME*         35.75  28,425   1,016.2        36.25   19.00   35.44      0.87    133.51    27.68
PBNB  Peoples Sav. Fin. Corp. of CT(8)*       36.25   1,907      69.1        36.25   21.50   35.87      1.06    267.27    30.63
PSFC  Peoples Sidney Fin. Corp of OH          13.62   1,785      24.3        13.75   12.56   13.37      1.87      N.A.     N.A.
PERM  Permanent Bancorp of IN                 25.00   2,083      52.1        25.50   15.75   24.12      3.65      N.A.    23.46




                                                    Current Per Share Financials
                                              ---------------------------------------------
                                                                          Tangible
                                              Trailing  12 Mo.    Book       Book
                                               12 Mo.    Core     Value/    Value/   Assets/
Financial Institution                          EPS(3)   EPS(3)    Share    Share(4)   Share
---------------------                         ------   ------    ------    ------    -------
                                                 ($)     ($)      ($)       ($)       ($)
NASDAQ Listed OTC Companies (continued)
---------------------------------------
MFSL  Maryland Fed. Bancorp of MD              2.03      2.96     29.68     29.28     351.55
MASB  MassBank Corp. of Reading MA*            3.60      3.34     33.49     33.49     335.49
MFLR  Mayflower Co-Op. Bank of MA*             1.33      1.30     13.21     12.98     140.10
MECH  Mechanics SB of Hartford CT*             0.35      0.37     14.50     14.50     149.06
MDBK  Medford Savings Bank of MA*              2.33      2.26     20.43     18.91     232.18
MERI  Meritrust FSB of Thibodaux LA            1.77      2.88     23.34     23.34     295.34
MWBX  Metro West of MA*                        0.50      0.50      2.92      2.92      39.80
MCBS  Mid Continent Bancshares of KS           1.75      2.00     19.04     19.04     189.57
MIFC  Mid Iowa Financial Corp. of IA           0.64      0.84      6.71      6.70      73.73
MCBN  Mid-Coast Bancorp of ME                  0.97      1.55     21.63     21.63     251.47
MWBI  Midwest Bancshares, Inc. of IA           1.84      3.04     27.71     27.71     399.44
MWFD  Midwest Fed. Fin. Corp of WI             1.16      1.13     10.66     10.24     123.74
MFFC  Milton Fed. Fin. Corp. of OH             0.40      0.55     11.32     11.32      76.82
MIVI  Miss. View Hold. Co. of MN               0.58      0.86     15.55     15.55      85.17
MBSP  Mitchell Bancorp of NC*                  0.47      0.59     15.17     15.17      35.01
MBBC  Monterey Bay Bancorp of CA               0.31      0.57     13.98     12.82     130.16
MSBK  Mutual SB, FSB of Bay City MI            0.15      0.06      9.31      9.31     155.02
NHTB  NH Thrift Bancshares of NH               0.44      0.65     11.47      9.72     153.37
NSLB  NS&L Bancorp of Neosho MO                0.41      0.62     16.35     16.35      82.05
NMSB  Newmil Bancorp. of CT*                   0.65      0.63      8.13      8.13      81.54
NASB  North American SB of MO                  3.85      3.74     24.35     23.56     305.38
NBSI  North Bancshares of Chicago IL           0.52      0.74     16.94     16.94     115.95
FFFD  North Central Bancshares of IA           0.98      1.14     14.59     14.59      59.35
NBN   Northeast Bancorp of ME*                 0.64      0.61     13.49     11.66     194.14
NEIB  Northeast Indiana Bncrp of IN            0.94      1.11     14.87     14.87      98.06
NWEQ  Northwest Equity Corp. of WI             0.85      1.08     12.94     12.94     113.35
NWSB  Northwest SB, MHC of PA (29.9)           0.56      0.81      8.30      7.80      85.45
NSSY  Norwalk Savings Society of CT*           2.42      2.77     20.69     19.95     256.81
NSSB  Norwich Financial Corp. of CT*           1.34      1.27     14.27     12.80     129.86
NTMG  Nutmeg FS&LA of CT                       0.34      0.44      7.35      7.35     129.17
OHSL  OHSL Financial Corp. of OH               1.08      1.54     21.00     21.00     190.24
OCFC  Ocean Fin. Corp. of NJ                  -0.06      1.30     27.30     27.30     153.20
OCWN  Ocean Financial Corp. of FL              2.59      1.88      8.40      8.40      98.86
OFCP  Ottawa Financial Corp. of MI             0.70      1.20     15.07     12.06     170.42
PFFB  PFF Bancorp of Pomona CA                 0.14      0.56     14.09     13.93     134.55
PSFI  PS Financial of Chicago IL               0.66      0.68     14.88     14.88      34.43
PVFC  PVF Capital Corp. of OH                  1.54      2.03     10.77     10.77     153.36
PCCI  Pacific Crest Capital of CA*             1.06      0.90      8.43      8.43     116.70
PALM  Palfed, Inc. of Aiken SC                 0.07      0.70     10.07     10.07     124.23
PBCI  Pamrapo Bancorp, Inc. of NJ              1.07      1.51     16.43     16.29     128.31
PFED  Park Bancorp of Chicago IL               0.53      0.74     15.88     15.88      73.21
PVSA  Parkvale Financial Corp of PA            1.64      2.46     17.91     17.76     239.56
PBIX  Patriot Bank Corp. of PA                 0.52      0.71     11.26     11.26     139.25
PEEK  Peekskill Fin. Corp. of NY               0.63      0.81     14.58     14.58      57.01
PFSB  PennFed Fin. Services of NJ              1.35      2.01     19.55     16.12     259.78
PWBC  PennFirst Bancorp of PA                  0.76      1.14     12.77     11.65     180.58
PWBK  Pennwood SB of PA*                       0.46      0.73     15.30     15.30      78.57
PBKB  People's SB of Brockton MA*              1.16      0.69      8.57      8.21     152.78
PFDC  Peoples Bancorp of Auburn IN             1.35      1.79     18.87     18.87     124.28
PBCT  Peoples Bank, MHC of CT (37.4)*          1.33      1.06     10.39     10.38     123.54
PFFC  Peoples Fin. Corp. of OH                 0.05      0.24     16.18     16.18      60.15
PHBK  Peoples Heritage Fin Grp of ME*          2.00      2.14     15.76     13.30     192.02
PBNB  Peoples Sav. Fin. Corp. of CT(8)*        2.20      2.19     24.13     22.61     251.23
PSFC  Peoples Sidney Fin. Corp of OH           0.56      0.73     14.09     14.09      60.57
PERM  Permanent Bancorp of IN                  0.46      1.01     19.23     19.04     198.26

RP FINANCIAL, LC.
-----------------------------------------
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia  22209
(703) 528-1700

                                   (continued)
                      Weekly Thrift Market Line - Part One
                           Prices As Of June 20, 1997


                                                                                          Price Change Data
                                               Market Capitalization         -----------------------------------------------------
                                            -----------------------------         52 Week (1)                 % Change From
                                                       Shares   Market       ------------------------   --------------------------
                                             Price/    Outst-   Capital-                        Last     Last   Dec 31,   Dec 31,
Financial Institution                       Share(1)   anding   ization(9)     High     Low     Week     Week   1994(2)   1995(2)
---------------------                       -------   -------   ----------   -------  -------  ------   ------  -------   --------
                                               ($)      (000)    ($Mil)        ($)      ($)      ($)      (%)     (%)        (%)
NASDAQ Listed OTC Companies (continued)
---------------------------------------
PMFI  Perpetual Midwest Fin. of IA            19.00   1,907        36.2        22.00   17.00   19.75   -3.80        N.A.     -1.30
PERT  Perpetual of SC, MHC (46.8)             29.50   1,505        20.8        29.75   20.25   27.00    9.26        N.A.     21.65
PCBC  Perry Co. Fin. Corp. of MO              19.75     808        16.0        20.25   15.50   19.75    0.00        N.A.     16.18
PHFC  Pittsburgh Home Fin. of PA              15.00   1,983        29.7        15.50    9.50   14.37    4.38        N.A.     12.19
PFSL  Pocahnts Fed, MHC of AR (46.4)          20.75   1,629        15.6        20.75   14.25   19.87    4.43        N.A.     18.57
POBS  Portsmouth Bank Shrs Inc of NH(8)*      16.00   5,872        94.0        16.50   12.38   16.50   -3.03       53.70     16.62
PTRS  Potters Financial Corp of OH            21.55     487        10.5        21.75   15.50   21.75   -0.92        N.A.      7.75
PKPS  Poughkeepsie Fin. Corp. of NY            6.94  12,595        87.4         7.31    4.75    7.12   -2.53      -10.45     32.19
PRBC  Prestige Bancorp of PA                  15.75     920        14.5        16.12    9.75   15.50    1.61        N.A.     16.67
PETE  Primary Bank of NH(8)*                  24.87   2,087        51.9        24.87   11.19   24.25    2.56        N.A.     63.19
PFNC  Progress Financial Corp. of PA           9.50   3,814        36.2         9.50    5.75    9.02    5.32      -13.71     13.50
PSBK  Progressive Bank, Inc. of NY*           29.62   3,825       113.3        29.62   18.50   28.87    2.60      121.54     30.20
PROV  Provident Fin. Holdings of CA           16.75   5,075        85.0        17.19   10.12   17.00   -1.47        N.A.     19.64
PULB  Pulaski SB, MHC of MO (29.0)            18.25   2,094        11.0        20.00   12.25   17.37    5.07        N.A.     25.86
PLSK  Pulaski SB, MHC of NJ (46.0)            13.00   2,070        12.4        13.50   11.50   13.50   -3.70        N.A.      N.A.
PULS  Pulse Bancorp of S. River NJ            19.62   3,061        60.1        19.62   15.50   19.00    3.26       58.61     24.57
QCFB  QCF Bancorp of Virginia MN              20.50   1,426        29.2        21.00   14.75   20.50    0.00        N.A.     12.33
QCBC  Quaker City Bancorp of CA               17.00   4,778        81.2        17.50   10.30   17.37   -2.13      126.67     11.84
QCSB  Queens County Bancorp of NY*            46.12  11,137       513.6        46.12   23.25   43.87    5.13        N.A.     46.04
RCSB  RCSB Financial, Inc. of NY(8)*          45.25  14,816       670.4        45.25   24.00   43.12    4.94      267.59     56.03
RARB  Raritan Bancorp. of Raritan NJ*         30.00   1,532        46.0        30.75   20.25   30.50   -1.64      207.69     29.03
REDF  RedFed Bancorp of Redlands CA           15.63   7,164       112.0        15.75    8.37   15.50    0.84        N.A.     15.78
RELY  Reliance Bancorp, Inc. of NY            26.87   8,823       237.1        26.87   15.63   26.12    2.87        N.A.     37.79
RELI  Reliance Bancshares Inc of WI(8)*        8.25   2,528        20.9        10.12    6.50    7.62    8.27        N.A.     22.22
RIVR  River Valley Bancorp of IN              14.75   1,190        17.6        15.50   13.25   14.50    1.72        N.A.      7.27
RFED  Roosevelt Fin. Grp. Inc. of MO(8)       24.12  42,615     1,027.9        24.25   15.63   24.00    0.50      518.46     14.86
RSLN  Roslyn Bancorp, Inc. of NY*             20.00  43,642       872.8        20.00   15.00   18.94    5.60        N.A.      N.A.
RVSB  Rvrview SB,FSB MHC of WA(41.7)(8)       22.00   2,416        20.2        24.00   13.07   20.50    7.32        N.A.     38.28
SCCB  S. Carolina Comm. Bnshrs of SC          18.25     704        12.8        20.50   15.00   18.87   -3.29        N.A.     21.67
SBFL  SB Fngr Lakes MHC of NY (33.1)          16.50   1,785         9.7        17.00   12.75   16.62   -0.72        N.A.     20.00
SFED  SFS Bancorp of Schenectady NY           16.50   1,271        21.0        18.00   12.00   16.50    0.00        N.A.     11.86
SGVB  SGV Bancorp of W. Covina CA             14.00   2,342        32.8        14.25    7.75   13.50    3.70        N.A.     24.44
SISB  SIS Bank of Springfield MA*             29.62   5,662       167.7        29.62   17.50   29.00    2.14        N.A.     29.51
SJSB  SJS Bancorp of St. Joseph MI(8)         26.50     918        24.3        26.62   19.50   26.50    0.00        N.A.      4.95
SWCB  Sandwich Co-Op. Bank of MA*             31.00   1,906        59.1        34.00   19.50   32.00   -3.13      259.63      4.20
SECP  Security Capital Corp. of WI(8)         94.50   9,203       869.7        96.75   59.00   96.75   -2.33        N.A.     28.14
SFSL  Security First Corp. of OH              21.37   5,003       106.9        22.00   13.25   21.00    1.76       35.68     17.94
SMFC  Sho-Me Fin. Corp. of MO                 40.25   1,519        61.1        40.25   15.50   36.12   11.43        N.A.     85.06
SOBI  Sobieski Bancorp of S. Bend IN          14.75     760        11.2        16.00   11.75   14.75    0.00        N.A.      1.72
SOSA  Somerset Savings Bank of MA(8)*          2.66  16,652        44.3         2.88    1.44    2.66    0.00      -48.05     35.03
SSFC  South Street Fin. Corp. of NC*          16.50   4,496        74.2        17.00   12.12   15.75    4.76        N.A.     17.86
SCBS  Southern Commun. Bncshrs of AL          14.25   1,137        16.2        14.25   13.00   14.25    0.00        N.A.      7.55
SMBC  Southern Missouri Bncrp of MO           17.62   1,638        28.9        17.62   13.50   17.00    3.65        N.A.     17.47
SWBI  Southwest Bancshares of IL              20.50   2,639        54.1        21.00   17.83   20.25    1.23      105.00     12.33
SVRN  Sovereign Bancorp of PA                 14.12  69,832       986.0        14.12    8.02   13.75    2.69      215.88     29.07
STFR  St. Francis Cap. Corp. of WI            33.25   5,386       179.1        33.25   24.00   30.25    9.92        N.A.     27.88
SPBC  St. Paul Bancorp, Inc. of IL            33.87  22,840       773.6        33.87   17.80   33.19    2.05      100.77     44.13
STND  Standard Fin. of Chicago IL(8)          24.94  16,204       404.1        25.00   15.25   24.75    0.77        N.A.     27.12
SFFC  StateFed Financial Corp. of IA          19.12     790        15.1        19.12   15.00   18.75    1.97        N.A.     15.88
SFIN  Statewide Fin. Corp. of NJ              17.12   4,771        81.7        17.50   11.25   17.37   -1.44        N.A.     19.14
STSA  Sterling Financial Corp. of WA          19.00   5,543       105.3        19.00   13.00   17.62    7.83      109.02     34.56
SFSB  SuburbFed Fin. Corp. of IL              24.50   1,261        30.9        25.25   16.25   24.00    2.08      267.32     28.95
SBCN  Suburban Bancorp. of OH(8)              19.50   1,475        28.8        19.50   14.25   19.12    1.99        N.A.     27.87
ROSE  T R Financial Corp. of NY*              23.50  17,632       414.4        23.62   13.00   23.00    2.17        N.A.     32.39
THRD  TF Financial Corp. of PA                18.37   4,087        75.1        19.25   13.75   18.00    2.06        N.A.     13.05



                                                       Current Per Share Financials
                                              --------------------------------------------------
                                                                              Tangible
                                              Trailing    12 Mo.     Book      Book
                                               12 Mo.     Core      Value/    Value/     Assets/
Financial Institution                          EPS(3)     EPS(3)    Share     Share(4)    Share
---------------------                         --------   -------   -------    -------    -------
                                                 ($)       ($)       ($)        ($)        ($)
NASDAQ Listed OTC Companies (continued)
---------------------------------------
PMFI  Perpetual Midwest Fin. of IA              0.18      0.53       17.72     17.72     208.59
PERT  Perpetual of SC, MHC (46.8)               1.00      1.41       19.69     19.69     148.17
PCBC  Perry Co. Fin. Corp. of MO                0.70      0.95       18.76     18.76      99.51
PHFC  Pittsburgh Home Fin. of PA                0.59      0.84       13.71     13.55     119.51
PFSL  Pocahnts Fed, MHC of AR (46.4)            1.34      1.87       14.61     14.61     229.14
POBS  Portsmouth Bank Shrs Inc of NH(8)*        1.02      0.89       11.25     11.25      44.78
PTRS  Potters Financial Corp of OH              0.75      1.62       21.38     21.38     240.08
PKPS  Poughkeepsie Fin. Corp. of NY             0.14      0.32        5.75      5.75      68.37
PRBC  Prestige Bancorp of PA                    0.32      0.68       16.11     16.11     137.86
PETE  Primary Bank of NH(8)*                    1.68      1.66       13.82     13.79     208.78
PFNC  Progress Financial Corp. of PA            0.44      0.54        5.47      4.79     104.97
PSBK  Progressive Bank, Inc. of NY*             2.48      2.50       19.17     16.98     229.46
PROV  Provident Fin. Holdings of CA             0.26      0.13       17.06     17.06     119.94
PULB  Pulaski SB, MHC of MO (29.0)              0.42      0.67       10.75     10.75      85.39
PLSK  Pulaski SB, MHC of NJ (46.0)              0.23      0.52        9.83      9.83      81.83
PULS  Pulse Bancorp of S. River NJ              1.17      1.75       13.14     13.14     168.55
QCFB  QCF Bancorp of Virginia MN                1.32      1.32       18.35     18.35     104.01
QCBC  Quaker City Bancorp of CA                 0.49      0.89       14.56     14.54     163.42
QCSB  Queens County Bancorp of NY*              2.05      2.07       18.47     18.47     123.31
RCSB  RCSB Financial, Inc. of NY(8)*            2.62      2.60       21.36     20.82     272.16
RARB  Raritan Bancorp. of Raritan NJ*           2.18      2.36       18.80     18.46     244.87
REDF  RedFed Bancorp of Redlands CA             0.15      0.57       10.37     10.36     126.84
RELY  Reliance Bancorp, Inc. of NY              1.16      1.76       17.56     12.31     218.38
RELI  Reliance Bancshares Inc of WI(8)*         0.25      0.25       11.59     11.59      18.98
RIVR  River Valley Bancorp of IN               -0.21     -0.21       14.37     14.15     116.24
RFED  Roosevelt Fin. Grp. Inc. of MO(8)         0.23      1.77       10.16      9.55     182.95
RSLN  Roslyn Bancorp, Inc. of NY*               0.23      0.93       14.08     14.01      65.29
RVSB  Rvrview SB,FSB MHC of WA(41.7)(8)         0.83      1.06       10.36      9.39      92.87
SCCB  S. Carolina Comm. Bnshrs of SC            0.52      0.70       17.11     17.11      65.93
SBFL  SB Fngr Lakes MHC of NY (33.1)            0.08      0.54       11.27     11.27     119.23
SFED  SFS Bancorp of Schenectady NY             0.60      1.08       17.26     17.26     132.84
SGVB  SGV Bancorp of W. Covina CA               0.22      0.57       12.41     12.18     170.70
SISB  SIS Bank of Springfield MA*               3.21      3.11       18.00     18.00     238.19
SJSB  SJS Bancorp of St. Joseph MI(8)           0.28      0.79       17.23     17.23     165.45
SWCB  Sandwich Co-Op. Bank of MA*               2.24      2.27       20.55     19.59     249.34
SECP  Security Capital Corp. of WI(8)           4.40      5.27       62.82     62.82     396.28
SFSL  Security First Corp. of OH                1.28      1.62       11.88     11.67     126.88
SMFC  Sho-Me Fin. Corp. of MO                   1.73      2.06       19.13     19.13     200.46
SOBI  Sobieski Bancorp of S. Bend IN            0.30      0.60       16.03     16.03     104.05
SOSA  Somerset Savings Bank of MA(8)*           0.18      0.18        1.85      1.85      31.36
SSFC  South Street Fin. Corp. of NC*            0.35      0.47       13.51     13.51      53.11
SCBS  Southern Commun. Bncshrs of AL            0.40      0.71       13.30     13.30      64.05
SMBC  Southern Missouri Bncrp of MO             1.02      1.00       15.85     15.85     101.15
SWBI  Southwest Bancshares of IL                1.04      1.46       15.19     15.19     140.80
SVRN  Sovereign Bancorp of PA                   0.55      0.91        5.96      4.37     147.31
STFR  St. Francis Cap. Corp. of WI              1.53      1.81       23.74     20.89     293.16
SPBC  St. Paul Bancorp, Inc. of IL              1.28      1.89       17.16     17.11     196.36
STND  Standard Fin. of Chicago IL(8)            0.68      1.02       16.74     16.72     153.60
SFFC  StateFed Financial Corp. of IA            1.05      1.29       19.00     19.00     107.95
SFIN  Statewide Fin. Corp. of NJ                0.66      1.18       14.03     14.00     133.31
STSA  Sterling Financial Corp. of WA            0.18      0.86       11.22      9.52     280.93
SFSB  SuburbFed Fin. Corp. of IL                1.02      1.67       21.23     21.14     323.39
SBCN  Suburban Bancorp. of OH(8)                0.72      1.07       17.56     17.56     150.46
ROSE  T R Financial Corp. of NY*                1.76      1.54       11.90     11.90     193.08
THRD  TF Financial Corp. of PA                  0.79      1.11       17.09     14.90     157.66

RP FINANCIAL, LC.
-----------------------------------------
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia  22209
(703) 528-1700

                                   (continued)
                      Weekly Thrift Market Line - Part One
                           Prices As Of June 20, 1997

                                                                                        Price Change Data
                                             Market Capitalization           -----------------------------------------------------
                                            ------------------------------        52 Week (1)                 % Change From
                                                       Shares   Market       -----------------------   ---------------------------
                                             Price/     Out-    Capital-                        Last     Last     Dec 31,   Dec 31,
Financial Institution                       Share(1)  standing  ization(9)     High     Low     Week     Week     1994(2)   1995(2)
---------------------                       -------   -------   ----------   -------  -------  ------  -------   -------   -------
                                               ($)     (000)    ($Mil)         ($)     ($)      ($)      (%)       (%)       (%)
NASDAQ Listed OTC Companies (continued)
---------------------------------------
TPNZ  Tappan Zee Fin., Inc. of NY             16.50    1,534      25.3        17.37   11.62    16.50     0.00      N.A.     21.15
ESBK  The Elmira SB FSB of Elmira NY*         19.25      706      13.6        21.25   14.75    20.50    -6.10     33.96      5.48
GRTR  The Greater New York SB of NY(8)*       21.25   13,678     290.7        21.37   10.12    20.62     3.06    128.25     56.02
TSBS  Trenton SB, FSB MHC of NJ(35.0          19.50    9,037      60.8        20.37   12.37    19.75    -1.27      N.A.     21.88
TRIC  Tri-County Bancorp of WY                21.25      609      12.9        21.25   18.00    20.25     4.94      N.A.     18.06
TWIN  Twin City Bancorp of TN                 19.00      853      16.2        19.50   16.00    18.50     2.70      N.A.     10.14
UFRM  United FS&LA of Rocky Mount NC          12.00    3,066      36.8        12.00    7.00    12.00     0.00    269.23     41.18
UBMT  United Fin. Corp. of MT                 19.50    1,223      23.8        19.75   18.00    19.25     1.30     85.71      1.30
VABF  Va. Beach Fed. Fin. Corp of VA          12.84    4,972      63.8        13.25    6.88    13.12    -2.13    173.77     36.02
VFFC  Virginia First Savings of VA(8)         22.62    5,805     131.3        23.00   11.00    22.75    -0.57    ***.**     77.41
WHGB  WHG Bancshares of MD                    14.25    1,539      21.9        14.75   11.00    13.75     3.64      N.A.      8.61
WSFS  WSFS Financial Corp. of DE*             13.62   12,530     170.7        13.62    6.75    13.00     4.77     87.86     33.66
WVFC  WVS Financial Corp. of PA*              25.75    1,737      44.7        27.25   20.25    25.62     0.51      N.A.      4.59
WRNB  Warren Bancorp of Peabody MA*           18.00    3,691      66.4        19.00   11.87    18.62    -3.33    434.12     20.00
WFSL  Washington FS&LA of Seattle WA          27.69   47,444   1,313.7        27.69   17.90    26.50     4.49     89.79     14.94
WAMU  Washington Mutual Inc. of WA*           62.69  118,248   7,413.0        62.69   28.75    58.50     7.16    237.77     44.75
WYNE  Wayne Bancorp of NJ                     19.50    2,156      42.0        19.50   10.75    19.25     1.30      N.A.     27.87
WAYN  Wayne S&L Co. MHC of OH (47.8)          17.00    2,248      12.2        18.50   12.67    17.00     0.00      N.A.      4.10
WCFB  Wbstr Cty FSB MHC of IA (45.2)          14.75    2,100      14.0        14.75   12.50    14.00     5.36      N.A.      7.27
WBST  Webster Financial Corp. of CT           43.87   11,954     524.4        43.87   28.00    43.25     1.43    364.72     19.37
WEFC  Wells Fin. Corp. of Wells MN            14.25    2,024      28.8        16.00   11.37    14.75    -3.39      N.A.      8.61
WCBI  WestCo Bancorp of IL                    24.25    2,554      61.9        25.12   20.00    24.37    -0.49    142.50     12.79
WSTR  WesterFed Fin. Corp. of MT              20.62    5,551     114.5        21.75   13.87    20.37     1.23      N.A.     12.99
WOFC  Western Ohio Fin. Corp. of OH           22.00    2,312      50.9        23.00   19.50    21.25     3.53      N.A.      1.15
WWFC  Westwood Fin. Corp. of NJ               18.25      645      11.8        21.25   10.25    21.25   -14.12      N.A.     10.61
WEHO  Westwood Hmstd Fin Corp of OH           13.75    2,843      39.1        14.50   10.37    13.25     3.77      N.A.     13.45
WFCO  Winton Financial Corp. of OH            13.12    1,986      26.1        14.50   11.25    13.12     0.00      N.A.     14.09
FFWD  Wood Bancorp of OH                      16.87    1,493      25.2        17.25   12.33    17.00    -0.76      N.A.     -0.76
YFCB  Yonkers Fin. Corp. of NY                15.37    3,180      48.9        15.75    9.50    14.75     4.20      N.A.     19.43
YFED  York Financial Corp. of PA              19.50    6,971     135.9        20.00   14.54    20.00    -2.50    106.35     20.00




                                                     Current Per Share Financials
                                            ------------------------------------------------
                                                                           Tangible
                                            Trailing    12 Mo.     Book     Book
                                             12 Mo.     Core      Value/    Value/    Assets/
Financial Institution                        EPS(3)     EPS(3)    Share    Share(4)   Share
---------------------                       -------    -------   -------   -------   -------
                                              ($)        ($)       ($)       ($)       ($)
NASDAQ Listed OTC Companies (continued)
---------------------------------------
TPNZ  Tappan Zee Fin., Inc. of NY             0.54      0.50      13.86     13.86      76.09
ESBK  The Elmira SB FSB of Elmira NY*         0.89      0.85      19.87     19.02     315.32
GRTR  The Greater New York SB of NY(8)*       0.86      0.74      11.78     11.78     187.93
TSBS  Trenton SB, FSB MHC of NJ(35.0          0.84      0.74      11.54     10.55      69.31
TRIC  Tri-County Bancorp of WY                1.00      1.30      21.62     21.62     141.17
TWIN  Twin City Bancorp of TN                 0.70      0.97      15.83     15.83     122.49
UFRM  United FS&LA of Rocky Mount NC          0.19      0.40       6.70      6.70      88.12
UBMT  United Fin. Corp. of MT                 0.94      1.16      19.95     19.95      88.08
VABF  Va. Beach Fed. Fin. Corp of VA          0.18      0.50       8.29      8.29     122.16
VFFC  Virginia First Savings of VA(8)         1.81      1.66      11.35     10.96     140.79
WHGB  WHG Bancshares of MD                    0.47      0.47      14.00     14.00      63.98
WSFS  WSFS Financial Corp. of DE*             1.39      1.40       6.05      5.99     117.97
WVFC  WVS Financial Corp. of PA*              1.64      2.04      20.50     20.50     161.14
WRNB  Warren Bancorp of Peabody MA*           2.02      1.67       9.88      9.88      97.88
WFSL  Washington FS&LA of Seattle WA          1.86      2.06      14.10     12.70     122.02
WAMU  Washington Mutual Inc. of WA*           0.72      2.12      19.53     18.43     389.44
WYNE  Wayne Bancorp of NJ                     0.39      0.39      16.57     16.57     113.84
WAYN  Wayne S&L Co. MHC of OH (47.8)          0.30      0.71      10.15     10.15     111.24
WCFB  Wbstr Cty FSB MHC of IA (45.2)          0.46      0.61      10.45     10.45      44.36
WBST  Webster Financial Corp. of CT           1.20      2.43      23.72     19.96     467.09
WEFC  Wells Fin. Corp. of Wells MN            0.62      1.00      14.20     14.20      99.75
WCBI  WestCo Bancorp of IL                    1.33      1.71      18.89     18.89     121.35
WSTR  WesterFed Fin. Corp. of MT              0.65      0.90      18.44     14.57     167.98
WOFC  Western Ohio Fin. Corp. of OH           0.48      0.69      23.21     21.87     173.04
WWFC  Westwood Fin. Corp. of NJ               0.67      1.24      15.43     13.67     167.41
WEHO  Westwood Hmstd Fin Corp of OH           0.22      0.37      14.15     14.15      45.71
WFCO  Winton Financial Corp. of OH            0.84      1.07      10.49     10.23     147.15
FFWD  Wood Bancorp of OH                      1.02      1.26      13.91     13.91     109.51
YFCB  Yonkers Fin. Corp. of NY                0.67      0.92      13.68     13.68      89.43
YFED  York Financial Corp. of PA              0.97      1.25      13.99     13.99     166.02

RP FINANCIAL, LC.
-----------------------------------------
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia 22209
(703) 528-1700

                      Weekly Thrift Market Line - Part Two
                           Prices As Of June 20, 1997

                                                       Key Financial Ratios                              Asset Quality Ratios

                                    ---------------------------------------------------------------    ------------------------
                                              Tang.      Reported Earnings          Core Earnings
                                    Equity/  Equity/   ------------------------    ----------------     NPAs    Resvs/   Resvs/
Financial Institution               Assets   Assets    ROA(5)   ROE(5)   ROB(5)     ROA(5)   ROE(5)     Assets    NPAs    Loans
---------------------               -------  -------  -------  -------  -------    -------  -------    -------  -------  -------
                                       (%)     (%)      (%)      (%)      (%)        (%)      (%)        (%)      (%)      (%)
Market Averages. SAIF-
Insured Thrifts(no MHCs)
------------------------

SAIF-Insured Thrifts(314)            12.93    12.65     0.62     5.26     3.73       0.84    7.32       0.80     126.24    0.83
NYSE Traded Companies(9)              6.02     5.78     0.50     7.79     4.37       0.67   11.62       1.42      69.96    1.38
AMEX Traded Companies(18)            15.58    15.47     0.61     4.61     3.21       0.95    7.23       0.71     120.82    0.74
NASDAQ Listed OTC Companies(287)     12.98    12.69     0.62     5.23     3.74       0.84    7.20       0.79     128.43    0.82
California Companies(24)              7.37     6.76     0.21     3.20     3.01       0.29    5.02       1.75      63.17    1.35
Florida Companies(6)                  7.94     7.52     0.90    10.89     4.44       0.82    9.72       1.40      66.01    0.81
Mid-Atlantic Companies(59)           10.66    10.28     0.61     6.14     4.22       0.86    8.79       0.91      97.56    0.95
Mid-West Companies(153)              14.34    14.15     0.65     5.10     3.80       0.89    6.93       0.62     143.41    0.70
New England Companies(11)             8.50     8.10     0.37     4.83     3.55       0.64    8.43       0.74      96.48    1.04
North-West Companies(6)              13.96    13.64     0.79     6.99     3.69       1.05    9.84       0.54     112.30    0.67
South-East Companies(43)             15.49    15.30     0.70     5.13     3.30       0.97    7.09       0.86     133.79    0.89
South-West Companies(6)              11.27    11.10     0.31     1.80     1.38       0.59    5.41       0.88      53.10    0.72
Western Companies (Excl CA)(6)       16.78    16.32     0.99     6.61     4.59       1.18    7.75       0.23     299.54    0.73
Thrift Strategy(245)                 14.23    13.97     0.63     4.72     3.67       0.88    6.74       0.70     131.92    0.75
Mortgage Banker Strategy(39)          7.46     7.05     0.52     7.22     4.19       0.65    9.38       1.12      96.28    1.00
Real Estate Strategy(11)              7.52     7.34     0.44     5.30     3.17       0.72    9.30       1.66     100.42    1.35
Diversified Strategy(14)              7.83     7.68     1.08    13.23     5.43       1.14   14.51       1.36     106.28    1.32
Retail Banking Strategy(5)           11.03    10.86     0.26     2.39     1.19       0.29    2.94       0.76     164.76    1.62
Companies Issuing Dividends(262)     13.09    12.81     0.67     5.77     4.06       0.91    7.82       0.74     126.42    0.79
Companies Without Dividends(52)      12.11    11.82     0.32     2.64     1.99       0.49    4.76       1.17     125.29    1.04
Equity/Assets less than 6%(26)        4.93     4.60     0.34     6.66     4.41       0.52   10.25       1.20      92.43    1.15
Equity/Assets 6-12%(156)              8.64     8.25     0.56     6.45     4.02       0.75    8.71       0.94     120.21    0.94
Equity/Assets greater than 12%(132)  19.11    18.97     0.73     3.70     3.29       1.00    5.26       0.57     139.65    0.65
Converted Last 3 Mths (no MHC)(5)    27.87    27.72     0.43     1.01     1.23       0.82    3.26       0.67      89.00    0.87
Actively Traded Companies(45)         8.68     8.45     0.71     8.60     5.04       0.94   11.71       1.03     107.39    0.99
Market Value Below $20 Million(68)   15.01    14.93     0.50     2.89     3.03       0.75    4.79       0.82     117.89    0.70
Holding Company Structure(276)       13.52    13.26     0.62     5.16     3.67       0.86    7.21       0.78     125.08    0.81
Assets Over $1 Billion(66)            7.84     7.29     0.65     8.40     4.38       0.83   11.13       1.03      89.59    1.02
Assets $500 Million-$1 Billion(51)   10.36     9.88     0.60     5.94     4.03       0.78    7.69       0.80     160.90    1.03
Assets $250-$500 Million(65)         10.69    10.37     0.56     5.27     3.76       0.81    7.75       0.79     134.75    0.79
Assets less than $250 Million(132)   17.34    17.28     0.64     3.58     3.30       0.89    5.25       0.69     126.37    0.69
Goodwill Companies(129)               8.92     8.32     0.58     6.43     4.21       0.77    8.76       0.88     112.15    0.90
Non-Goodwill Companies(185)          15.60    15.54     0.64     4.48     3.41       0.89    6.37       0.75     136.37    0.79
Acquirors of FSLIC Cases(11)          7.14     6.76     0.54     7.08     4.15       0.80   11.25       1.57      52.89    0.91




                                                    Pricing Ratios                             Dividend Data(6)
                                       -------------------------------------------      ----------------------------
                                                                  Price/  Price/         Ind.     Divi-
                                        Price/  Price/   Price/   Tang.   Core           Div./     dend     Payout
Financial Institution                  Earning   Book    Assets   Book    Earnings       Share     Yield    Ratio(7)
---------------------                  -------  ------   ------  -------  --------      -------   -------   -------
                                         (X)      (%)      (%)     (%)      (x)           ($)       (%)       (%)
Market Averages. SAIF-
Insured Thrifts(no MHCs)
-----------------------

SAIF-Insured Thrifts(314)               20.46   129.51    15.85   132.85    17.89         0.35      1.75     36.16
NYSE Traded Companies(9)                18.06   179.33    10.48   175.77    15.33         0.29      0.84     19.02
AMEX Traded Companies(18)               22.75   116.94    19.22   118.23    19.12         0.38      2.20     43.41
NASDAQ Listed OTC Companies(287)        20.36   128.71    15.81   132.54    17.90         0.35      1.75     36.44
California Companies(24)                17.38   138.72     9.75   136.98    18.11         0.14      0.51     13.08
Florida Companies(6)                    17.57   143.80    14.75   162.64    18.77         0.24      0.90     14.70
Mid-Atlantic Companies(59)              20.16   131.50    13.65   136.28    16.50         0.38      1.79     38.69
Mid-West Companies(153)                 20.67   123.10    16.64   125.05    17.71         0.35      1.83     36.01
New England Companies(11)               20.75   128.54    10.62   139.39    17.65         0.43      1.74     44.36
North-West Companies(6)                 20.26   168.07    19.29   177.70    20.18         0.35      1.44     26.82
South-East Companies(43)                20.96   140.46    20.53   144.18    20.06         0.43      2.14     44.58
South-West Companies(6)                 22.34   114.59    12.23   120.85    18.35         0.31      1.53     50.88
Western Companies (Excl CA)(6)          20.91   129.03    19.67   135.39    18.56         0.54      2.92     52.58
Thrift Strategy(245)                    20.96   121.95    16.76   125.77    18.10         0.37      1.88     39.14
Mortgage Banker Strategy(39)            19.05   159.35    11.41   164.97    17.37         0.33      1.28     26.10
Real Estate Strategy(11)                15.12   145.61    10.66   148.09    16.57         0.14      0.89     21.44
Diversified Strategy(14)                18.35   204.63    17.48   201.87    15.32         0.45      1.60     30.22
Retail Banking Strategy(5)              19.42   112.86    12.07   115.13    19.46         0.16      1.29     16.90
Companies Issuing Dividends(262)        20.59   131.18    16.21   134.70    17.87         0.42      2.09     42.92
Companies Without Dividends(52)         19.15   120.79    13.97   123.11    18.03         0.00      0.00      0.00
Equity/Assets less than 6%(26)          17.51   164.62     8.57   168.58    15.33         0.21      0.78     15.93
Equity/Assets 6-12%(156)                19.48   140.31    12.24   146.11    16.49         0.38      1.68     35.39
Equity/Assets greater than 12%(132)     22.42   111.78    21.14   113.13    20.11         0.36      2.01     41.97
Converted Last 3 Mths (no MHC)(5)       24.32    94.16    26.34    94.98    22.33         0.00      0.00      0.00
Actively Traded Companies(45)           18.55   163.14    13.55   161.50    15.61         0.49      1.82     32.42
Market Value Below $20 Million(68)      22.46   105.32    15.59   106.16    19.57         0.32      1.94     42.85
Holding Company Structure(276)          20.85   127.66    16.37   130.43    18.09         0.36      1.80     37.55
Assets Over $1 Billion(66)              19.46   165.15    13.09   174.42    16.64         0.45      1.44     29.82
Assets $500 Million-$1 Billion(51)      18.79   140.61    14.45   145.65    17.41         0.34      1.65     39.23
Assets $250-$500 Million(65)            19.81   127.91    13.62   132.56    16.88         0.34      1.80     33.71
Assets less than $250 Million(132)      22.06   110.86    18.75   111.48    19.31         0.33      1.92     40.10
Goodwill Companies(129)                 19.66   144.57    12.51   153.16    17.05         0.39      1.68     33.93
Non-Goodwill Companies(185)             21.09   119.38    18.07   119.47    18.51         0.33      1.81     37.95
Acquirors of FSLIC Cases(11)            18.82   161.75    11.16   160.21    15.47         0.37      1.55     30.01


(1)      Average of high/low or bid/ask price per share.

(2) Or since offering price if converted or first listed in 1994 or 1995. Percent change figures are actual year-to-date and are not annualized

(3) EPS (earnings per share) is based on actual trailing twelve month data and is not shown on a pro forma basis.

(4)      Excludes intangibles (such as goodwill, value of core deposits, etc.).

(5) ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing twelve month common earnings and average common equity and assets balances; ROI (return on investment) is current EPS divided by current price.

(6)      Annualized, based on last regular quarterly cash dividend announcement.

(7)      Indicated dividend as a percent of trailing twelve month earnings.

(8) Excluded from averages due to actual or rumored acquisition activities or unusual operating characteristics.


 * All thrifts are SAIF insured unless otherwise noted with an asterisk. Parentheses following market averages indicate the number of institutions included in the respective averages. All figures have been adjusted for stock splits, stock dividends, and secondary offerings.

Source: Corporate reports and offering circulars for publicly traded companies, and RP Financial, Inc. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 1997 by RP Financial, LC.

RP FINANCIAL, LC.
-----------------------------------------
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia 22209
(703) 528-1700
Exhibit IV-1 (continued)
Weekly Thrift Market Line - Part Two
                           Prices As Of June 20, 1997


                                                             Key Financial Ratios                         Asset Quality Ratios

                                            ------------------------------------------------------------  ------------------------
                                                     Tang.     Reported Earnings         Core Earnings
                                            Equity/  Equity/  ---------------------      -------------      NPAs     Resvs/  Resvs/
Financial Institution                       Assets   Assets   ROA(5) ROE(5)   ROI(5)     ROA(5)  ROE(5)    Assets    NPAs    Loans
---------------------                       -------  ------   -----  ------   -----      -----   -----     ------   ------   ------
                                               (%)     (%)     (%)     (%)     (%)        (%)     (%)        (%)      (%)      (%)
Market Averages. BIF-Insured Thrifts
(no MHCs)
------------------------------------

BIF-Insured Thrifts(69)                      11.91    11.55    0.99   10.37    6.19       1.02    10.48     0.99    122.83    1.47
NYSE Traded Companies(3)                      7.97     6.42    0.76   10.56    5.53       0.76    10.88     2.16     39.24    1.08
AMEX Traded Companies(5)                     12.93    12.71    0.81    8.54    5.09       0.82     8.81     1.08    109.25    1.43
NASDAQ Listed OTC Companies(61)              12.05    11.74    1.02   10.55    6.34       1.06    10.62     0.91    129.32    1.50
California Companies(3)                       8.67     8.65    1.05   12.34    7.64       0.98    11.29     1.43     74.61    1.40
Mid-Atlantic Companies(18)                   12.11    11.43    0.79    8.26    4.80       0.91     8.99     1.00    117.28    1.44
Mid-West Companies(2)                        25.56    24.11    0.54    2.08    2.00       0.82     3.16     0.74     41.29    0.53
New England Companies(37)                     9.08     8.79    1.09   12.84    7.55       1.06    12.41     1.06    134.22    1.71
North-West Companies(4)                      10.49    10.42    0.96    8.81    4.96       1.05    10.73     0.42    148.23    1.06
South-East Companies(5)                      28.04    28.04    1.06    4.11    3.45       1.17     4.54     0.70    110.74    0.77
Thrift Strategy(45)                          13.43    13.01    0.99    9.36    5.89       1.01     9.24     0.92    126.81    1.37
Mortgage Banker Strategy(10)                  9.50     9.39    0.77   10.56    5.88       1.00    12.11     1.14    118.19    1.58
Real Estate Strategy(6)                       9.04     9.03    1.31   14.63    8.39       1.21    13.51     1.39     91.31    1.82
Diversified Strategy(6)                       6.64     6.12    1.06   15.16    7.10       1.13    16.67     1.03    138.02    1.94
Retail Banking Strategy(2)                    6.30     6.03    0.28    4.48    4.62       0.27     4.28     0.83     76.33    0.80
Companies Issuing Dividends(55)              11.53    11.13    1.03   10.56    6.37       1.05    10.64     0.89    132.10    1.48
Companies Without Dividends(14)              13.70    13.54    0.82    9.51    5.34       0.88     9.71     1.48     82.04    1.46
Equity/Assets <6%(5)                          5.36     5.21    0.73   13.16    6.14       0.80    14.66     1.59     69.24    1.64
Equity/Assets 6-12%(45)                       8.44     7.95    1.05   12.58    7.43       1.02    12.25     1.12    123.56    1.59
Equity/Assets >12%(19)                       21.57    21.47    0.92    4.57    3.34       1.08     5.34     0.56    136.24    1.16
Actively Traded Companies(24)                 8.68     8.29    1.10   12.92    7.44       1.09    12.92     0.96    127.51    1.60
Market Value Below $20 Million(9)            16.74    16.34    0.75    6.88    4.83       0.85     6.78     1.30     59.48    1.07
Holding Company Structure(45)                13.26    12.91    1.03    9.86    5.83       1.08    10.16     0.78    145.29    1.52
Assets Over $1 Billion(17)                    8.88     8.27    0.98   12.28    6.18       1.09    13.31     1.09    118.24    1.58
Assets $500 Million-$1 Billion(16)           10.05     9.53    1.07   11.16    6.80       1.03    10.70     0.96    132.06    1.56
Assets $250-$500 Million(18)                 11.17    11.05    0.95   10.38    6.46       0.94    10.20     0.91    132.00    1.58
Assets less than $250 Million(18)            17.16    16.96    0.97    7.85    5.37       1.02     7.90     1.01    110.32    1.19
Goodwill Companies(31)                        9.08     8.29    0.86   10.65    6.25       0.93    11.18     1.23    104.40    1.58
Non-Goodwill Companies(37)                   14.29    14.29    1.10   10.14    6.14       1.10     9.89     0.79    139.94    1.39




                                                         Pricing Ratios                          Dividend Data(6)
                                            -----------------------------------------       ---------------------------
                                                                     Price/  Price/         Ind.       Divi-
                                             Price/  Price/   Price/  Tang.     Core        Div./      dend      Payout
Financial Institution                       Earning   Book    Assets  Book    Earnings      Share      Yield     Ratio(7)
---------------------                       -------  -----    ------ -----    -------       ------     ------    -------
                                               (X)     (%)     (%)     (%)     (x)          ($)        (%)        (%)
Market Averages. BIF-Insured Thrifts
(no MHCs)
-------------------------------------
BIF-Insured Thrifts(69)                       14.85  148.71   16.58  151.51   15.95         0.46       1.87      28.10
NYSE Traded Companies(3)                      18.38  179.90   14.71  162.17   18.40         0.33       0.50      10.79
AMEX Traded Companies(5)                      15.06  142.13   16.62  147.18   14.07         0.62       2.61      33.65
NASDAQ Listed OTC Companies(61)               14.56  147.45   16.70  151.52   15.91         0.45       1.88      28.91
California Companies(3)                       13.29  142.42   12.25  142.64   14.67         0.00       0.00       0.00
Mid-Atlantic Companies(18)                    17.26  152.95   17.47  159.25   17.49         0.45       1.72      34.41
Mid-West Companies(2)                          0.00   92.11   23.54   97.66    0.00         0.00       0.00       0.00
New England Companies(37)                     13.38  155.16   13.76  157.57   13.83         0.51       2.27      29.77
North-West Companies(4)                       17.93  158.27   18.39  158.27   21.37         0.47       1.57      27.23
South-East Companies(5)                       19.09  107.97   30.10  107.97   22.40         0.59       1.71      25.72
Thrift Strategy(45)                           15.27  142.46   17.71  146.99   16.26         0.50       1.99      31.45
Mortgage Banker Strategy(10)                  15.30  161.03   14.75  163.58   15.38         0.33       1.56      10.19
Real Estate Strategy(6)                       12.29  160.52   14.53  160.63   13.07         0.18       1.22      14.28
Diversified Strategy(6)                       12.47  190.96   13.89  187.64   16.08         0.54       1.64      22.19
Retail Banking Strategy(2)                    21.63   96.88    6.10  101.21   22.65         0.64       3.32      71.91
Companies Issuing Dividends(55)               15.17  149.75   16.49  153.00   16.13         0.56       2.27      34.27
Companies Without Dividends(14)               12.67  143.93   17.01  144.95   14.85         0.00       0.00       0.00
Equity/Assets <6%(5)                          13.64  197.12   12.09  201.03   18.85         0.37       1.14      12.64
Equity/Assets 6-12%(45)                       13.78  154.93   13.09  159.09   14.11         0.50       2.10      27.57
Equity/Assets >12%(19)                        19.98  125.25   25.79  125.64   20.75         0.40       1.52      33.51
Actively Traded Companies(24)                 13.60  159.60   14.14  162.19   14.95         0.51       1.97      26.61
Market Value Below $20 Million(9)             17.06  118.13   18.20  122.27   20.31         0.30       1.79      36.04
Holding Company Structure(45)                 15.37  148.38   18.36  153.07   16.60         0.48       1.90      27.75
Assets Over $1 Billion(17)                    15.41  182.60   16.64  180.27   16.78         0.54       1.73      22.51
Assets $500 Million-$1 Billion(16)            14.58  150.24   14.88  163.61   15.55         0.47       1.94      25.88
Assets $250-$500 Million(18)                  13.66  140.08   14.83  141.79   13.52         0.41       1.87      28.51
Assets less than $250 Million(18)             15.92  125.97   19.76  128.20   17.81         0.43       1.94      34.21
Goodwill Companies(31)                        15.10  152.48   13.66  159.38   16.19         0.52       2.01      28.43
Non-Goodwill Companies(37)                    14.61  145.67   19.03  145.67   15.73         0.41       1.75      27.85

(1)      Average of high/low or bid/ask price per share.

(2) Or since offering price if converted or first listed in 1994 or 1995. Percent change figures are actual year-to-date and are not annualized

(3) EPS (earnings per share) is based on actual trailing twelve month data and is not shown on a pro forma basis.

(4)      Excludes intangibles (such as goodwill, value of core deposits, etc.).

(5) ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing twelve month common earnings and average common equity and assets balances; ROI (return on investment) is current EPS divided by current price.

(6)      Annualized, based on last regular quarterly cash dividend announcement.

(7)      Indicated dividend as a percent of trailing twelve month earnings.

(8) Excluded from averages due to actual or rumored acquisition activities or unusual operating characteristics.


* All thrifts are SAIF insured unless otherwise noted with an asterisk. Parentheses following market averages indicate the number of institutions included in the respective averages. All figures have been adjusted for stock splits, stock dividends, and secondary offerings.

Source: Corporate reports and offering circulars for publicly traded companies, and RP Financial, Inc. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 1997 by RP Financial, LC.

RP FINANCIAL, LC.
-----------------------------------------
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia 22209
(703) 528-1700

                            Exhibit IV-1 (continued)
                      Weekly Thrift Market Line - Part Two
                           Prices As Of June 20, 1997


                                                             Key Financial Ratios                         Asset Quality Ratios
                                             ----------------------------------------------------------   -----------------------
                                                      Tang.
                                             Equity/  Equity/  _Reported Earnings         Core Earnings     NPAs   Resvs/  Resvs/
Financial Institution                        Assets   Assets   ROA(5)  ROE(5)  ROI(5)     ROA(5)  ROE(5)   Assets   NPAs    Loans
---------------------                        ------   ------   -----  ------   -----      -----  ------    ------  ------  ------
                                               (%)     (%)     (%)     (%)     (%)        (%)     (%)      (%)      (%)     (%)
Market Averages. MHC Institutions
---------------------------------
SAIF-Insured Thrifts(21)                     11.58    11.32    0.56    4.91    2.93       0.85    7.72     0.52    165.73    0.76
BIF-Insured Thrifts(2)                        9.94     9.94    0.56    6.87    2.55       0.61    6.84     1.85     84.60    1.87
NASDAQ Listed OTC Companies(23)              11.41    11.18    0.56    5.11    2.89       0.83    7.63     0.66    156.19    0.88
Florida Companies(3)                          9.42     9.29    0.65    6.87    3.69       0.93    9.78     0.45    120.09    0.78
Mid-Atlantic Companies(10)                   12.03    11.57    0.48    3.65    2.21       0.76    6.22     0.88    177.29    0.99
Mid-West Companies(7)                        11.68    11.67    0.51    4.76    3.06       0.83    7.88     0.36    150.22    0.63
New England Companies(1)                      8.41     8.40    1.10   13.63    5.02       0.88   10.86     0.91    125.48    1.68
South-East Companies(1)                      13.29    13.29    0.75    6.48    3.39       1.06    9.13     0.00      0.00    1.01
Thrift Strategy(21)                          11.57    11.33    0.53    4.66    2.78       0.82    7.46     0.65    158.11    0.83
Diversified Strategy(1)                       8.41     8.40    1.10   13.63    5.02       0.88   10.86     0.91    125.48    1.68
Companies Issuing Dividends(22)              11.19    10.95    0.57    5.25    2.95       0.84    7.85     0.66    163.85    0.89
Companies Without Dividends(1)               15.65    15.65    0.37    2.35    1.73       0.54    3.43     0.74     33.56    0.66
Equity/Assets 6-12%(15)                       9.10     8.86    0.47    5.41    2.91       0.76    8.39     0.73    110.98    1.00
Equity/Assets >12%(8)                        15.70    15.50    0.72    4.55    2.85       0.96    6.22     0.50    303.10    0.62
Actively Traded Companies(1)                  9.19     8.15    0.51    5.44    2.88       0.90    9.61     0.58     93.31    1.05
Holding Company Structure(1)                  9.19     8.15    0.51    5.44    2.88       0.90    9.61     0.58     93.31    1.05
Assets Over $1 Billion(5)                     8.69     8.08    0.70    7.95    3.60       0.92   10.32     0.70    115.46    1.20
Assets $500 Million-$1 Billion(4)            12.23    11.73    0.79    5.66    3.55       0.92    7.10     0.55     67.73    0.57
Assets $250-$500 Million(4)                   9.95     9.94    0.52    5.65    3.60       0.83    9.07     0.29    365.36    0.61
Assets less than $250 Million(10)            13.54    13.54    0.41    2.86    1.84       0.73    5.42     0.94     82.65    0.94
Goodwill Companies(9)                         9.63     9.06    0.71    7.06    3.46       0.89    9.20     0.59    122.21    0.95
Non-Goodwill Companies(14)                   12.60    12.60    0.46    3.81    2.51       0.78    6.58     0.72    186.39    0.83
MHC Institutions(23)                         11.41    11.18    0.56    5.11    2.89       0.83    7.63     0.66    156.19    0.88
MHC Converted Last 3 Months(2)               13.83    13.83    0.32    2.35    1.75       0.59    4.36     0.71     33.56    0.66





                                                           Pricing Ratios                             Dividend Data(6)
                                              ----------------------------------------------     ---------------------------
                                                                           Price/    Price/        Ind.      Divi-
                                               Price/  Price/   Price/      Tang.   Core          Div./      dend     Payout
Financial Institution                         Earning   Book    Assets      Book    Earnings      Share     Yield    Ratio(7)
---------------------                         -------  ------   ------     ------   --------     -------    -----    -------
                                               (X)       (%)     (%)        (%)       (x)          ($)       (%)     (%)
Market Averages. MHC Institutions
---------------------------------
SAIF-Insured Thrifts(21)                      23.79    158.61   18.04      163.48   21.49         0.66      3.16     54.10
BIF-Insured Thrifts(2)                        19.92    155.32   19.64      155.32   25.00         0.52      2.65     50.38
NASDAQ Listed OTC Companies(23)               23.24    158.43   18.20      163.05   21.69         0.65      3.11     53.63
Florida Companies(3)                          23.66    174.24   16.04      177.59   19.38         1.03      3.90     72.54
Mid-Atlantic Companies(10)                    25.22    156.23   18.59      164.67   22.52         0.39      2.24     42.09
Mid-West Companies(7)                         15.49    155.27   17.86      155.54   21.61         0.70      3.85     68.88
New England Companies(1)                      19.92      0.00   21.45        0.00   25.00         0.67      2.53     50.38
South-East Companies(1)                       29.50    149.82   19.91      149.82   20.92         1.40      4.75      0.00
Thrift Strategy(21)                           23.79    158.43   18.03      163.05   21.49         0.64      3.14     54.10
Diversified Strategy(1)                       19.92      0.00   21.45        0.00   25.00         0.67      2.53     50.38
Companies Issuing Dividends(22)               23.24    159.69   18.04      164.56   21.69         0.68      3.27     61.29
Companies Without Dividends(1)                 0.00    135.85   21.26      135.85    0.00         0.00      0.00      0.00
Equity/Assets 6-12%(15)                       21.99    164.04   15.45      170.02   20.36         0.64      2.96     64.56
Equity/Assets >12%(8)                         26.36    148.82   23.30      151.09   24.13         0.66      3.39     20.83
Actively Traded Companies(1)                   0.00    184.62   16.97      208.33   19.67         0.48      2.00     69.57
Holding Company Structure(1)                   0.00    184.62   16.97      208.33   19.67         0.48      2.00     69.57
Assets Over $1 Billion(5)                     22.76    186.51   17.37      203.72   20.74         0.69      2.56     62.41
Assets $500 Million-$1 Billion(4)             24.71    156.34   19.32      162.07   22.82         0.68      3.35     41.67
Assets $250-$500 Million(4)                   15.49    157.94   15.53      158.34   19.11         0.69      3.49     68.88
Assets less than $250 Million(10)             29.50    145.43   19.63      145.43   24.04         0.58      3.18      0.00
Goodwill Companies(9)                         22.87    179.09   17.95      191.62   21.90         0.63      2.59     60.31
Non-Goodwill Companies(14)                    23.73    146.38   18.36      146.38   21.52         0.65      3.46     33.58
MHC Institutions(23)                          23.24    158.43   18.20      163.05   21.69         0.65      3.11     53.63
MHC Converted Last 3 Months(2)                 0.00    134.05   18.57      134.05   25.00         0.15      1.15      0.00

(1)      Average of high/low or bid/ask price per share.

(2) Or since offering price if converted or first listed in 1994 or 1995. Percent change figures are actual year-to-date and are not annualized

(3) EPS (earnings per share) is based on actual trailing twelve month data and is not shown on a pro forma basis.

(4)      Excludes intangibles (such as goodwill, value of core deposits, etc.).

(5) ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing twelve month common earnings and average common equity and assets balances; ROI (return on investment) is current EPS divided by current price.

(6)      Annualized, based on last regular quarterly cash dividend announcement.

(7)      Indicated dividend as a percent of trailing twelve month earnings.

(8) Excluded from averages due to actual or rumored acquisition activities or unusual operating characteristics.


* All thrifts are SAIF insured unless otherwise noted with an asterisk. Parentheses following market averages indicate the number of institutions included in the respective averages. All figures have been adjusted for stock splits, stock dividends, and secondary offerings.

Source: Corporate reports and offering circulars for publicly traded companies, and RP Financial, Inc. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 1997 by RP Financial, LC.

RP FINANCIAL, LC.

Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia 22209
                    (703) 528-1700

                                   (continued)
                      Weekly Thrift Market Line - Part Two
                           Prices As Of June 20, 1997

                                                             Key Financial Ratios                           Asset Quality Ratios
                                            ----------------------------------------------------------    -----------------------
                                                     Tang.
                                                                Reported Earnings       Core Earnings
                                            Equity/ Equity/                                                 NPAs   Resvs/  Resvs/
                                                             ----------------------    ---------------
Financial Institution                       Assets  Assets   ROA(5)  ROE(5)  ROI(5)     ROA(5)  ROE(5)     Assets   NPAs    Loans
---------------------                       ------- ------- ------- ------- -------    ------- -------    ------- ------- -------
                                               (%)     (%)     (%)     (%)     (%)        (%)     (%)        (%)     (%)     (%)

NYSE Traded Companies
---------------------
AHM   Ahmanson and Co. H.F. of CA             3.94     3.32    0.29    6.90    2.99       0.57   13.71       2.06   38.66    1.24
CSA   Coast Savings Financial of CA           4.96     4.89    0.16    3.19    1.59       0.50   10.09       1.34   71.08    1.37
CFB   Commercial Federal Corp. of NE          5.92     5.27    0.64   10.83    5.31       0.91   15.46       1.01   70.83    0.95
DME   Dime Bancorp, Inc. of NY*               5.71     5.65    0.58   10.88    5.53       0.73   13.89       2.36   23.73    0.94
DSL   Downey Financial Corp. of CA            7.30     7.19    0.45    5.74    3.61       0.76    9.71       1.11   50.35    0.62
FRC   First Republic Bancorp of CA*           7.41     7.41    0.66   10.90    6.42       0.59    9.72       1.28   65.82    0.95
FED   FirstFed Fin. Corp. of CA               4.73     4.66    0.24    5.24    3.10       0.48   10.42       1.74  110.91    2.53
GLN   Glendale Fed. Bk, FSB of CA             5.66     5.26    0.22    3.99    2.56       0.55   10.01       1.66   64.79    1.45
GDW   Golden West Fin. Corp. of CA            6.27     6.27    1.01   15.83    8.86       1.24   19.41       1.44   37.62    0.68
GWF   Great Western Fin. Corp. of CA(8)       5.64     5.00    0.21    3.73    1.20       0.66   11.65       1.28   58.56    1.02
GPT   GreenPoint Fin. Corp. of NY*           10.81     6.19    1.06    9.91    4.66       0.96    9.05       2.84   28.16    1.36
WES   Westcorp Inc. of Orange CA              9.39     9.36    0.99   10.58    6.93       0.39    4.15       1.02  115.45    2.20


AMEX Traded Companies
---------------------
ANA   Acadiana Bancshares of LA*             17.81    17.81    0.31    2.70    1.50       0.33    2.79       0.51  192.62    1.37
BKC   American Bank of Waterbury CT*          7.97     7.62    1.27   15.17    8.51       1.10   13.16       1.97   44.68    1.43
BFD   BostonFed Bancorp of MA                 8.90     8.59    0.48    4.34    3.62       0.65    5.97       0.63   91.43    0.71
CFX   CFX Corp of NH*                         7.67     7.15    0.90   10.59    5.19       1.12   13.18       0.61  147.62    1.34
CZF   Citisave Fin. Corp. of LA(8)           16.62    16.62    0.50    3.00    1.98       0.77    4.58       0.20   46.05    0.15
CBK   Citizens First Fin.Corp. of IL         14.64    14.64    0.27    1.98    1.56       0.58    4.19       0.54   35.90    0.24
ESX   Essex Bancorp of VA(8)                  0.07    -0.05   -3.47     NM      NM       -1.73     NM        3.23   40.63    1.50
FCB   Falmouth Co-Op Bank of MA*             24.45    24.45    0.85    3.46    3.20       0.82    3.32       0.02     NA     1.06
FAB   FirstFed America Bancorp of MA         12.47    12.47   -0.27   -3.69   -1.65       0.42    5.80        NA      NA     1.06
GAF   GA Financial Corp. of PA               17.26    17.08    1.07    5.21    4.07       1.35    6.57       0.12  136.73    0.48
KNK   Kankakee Bancorp of IL                 10.68    10.00    0.61    5.97    5.21       0.78    7.67       1.06   64.54    1.01
KYF   Kentucky First Bancorp of KY           16.11    16.11    0.80    3.99    4.82       1.06    5.27       0.14  295.31    0.77
NYB   New York Bancorp, Inc. of NY            5.06     5.06    1.31   24.82    6.88       1.55   29.28       1.29   48.39    1.01
PDB   Piedmont Bancorp of NC                 16.97    16.97   -0.31   -1.27   -1.35       0.79    3.28       0.91   71.22    0.80
PLE   Pinnacle Bank of AL                     7.73     7.48    0.58    7.39    5.90       0.88   11.08       1.53   39.16    0.87
SSB   Scotland Bancorp of NC                 36.68    36.68    1.46    4.01    3.38       1.78    4.88        NA      NA     0.50
SZB   SouthFirst Bancshares of AL            13.98    13.98    0.05    0.31    0.33       0.27    1.89       0.64   44.97    0.40
SRN   Southern Banc Company of AL            16.83    16.64    0.22    1.14    1.28       0.57    3.00        NA      NA      NA
SSM   Stone Street Bancorp of NC             35.85    35.85    1.67    4.76    3.63       1.94    5.52       0.18  274.87    0.62
TSH   Teche Holding Company of LA            13.30    13.30    0.73    5.04    4.28       1.01    6.94       0.27  303.33    0.97
FTF   Texarkana Fst. Fin. Corp of AR         16.03    16.03    1.39    7.83    6.94       1.72    9.71       0.47  144.57    0.82
THR   Three Rivers Fin. Corp. of MI          14.48    14.42    0.54    3.58    3.43       0.81    5.36       1.21   44.02    0.80
TBK   Tolland Bank of CT*                     6.73     6.52    0.69   10.81    7.06       0.75   11.61       2.31   52.07    1.95
WSB   Washington SB, FSB of MD                8.32     8.32    0.51    6.16    5.90       0.74    8.95        NA      NA     0.90


NASDAQ Listed OTC Companies
---------------------------
FBCV  1st Bancorp of Vincennes IN             7.97     7.79    0.24    2.95    2.89       0.03    0.42       0.71   51.00    0.55
AFED  AFSALA Bancorp, Inc. of NY             13.85    13.85    0.24    2.52    1.56       0.57    6.04        NA      NA      NA
ALBK  ALBANK Fin. Corp. of Albany NY          9.20     7.98    0.81    8.74    5.45       1.01   10.91       0.92   78.02    0.98
AMFC  AMB Financial Corp. of IN              16.30    16.30    0.69    3.72    3.93       0.87    4.67       0.58   64.22    0.50
ASBP  ASB Financial Corp. of OH              15.73    15.73    0.60    3.01    3.25       0.88    4.40       1.58   50.98    1.23
ABBK  Abington Savings Bank of MA(8)*         6.87     6.16    0.77   11.55    7.92       0.67   10.04       0.30  133.04    0.64
AABC  Access Anytime Bancorp of NM            6.80     6.80   -0.59  -11.49   -9.91      -0.23   -4.44       1.59   26.80    0.94
AFBC  Advance Fin. Bancorp of WV             15.45    15.45    0.39    3.45    2.46       0.79    7.00       0.37   89.84    0.40
AADV  Advantage Bancorp of WI                 8.83     8.19    0.35    3.80    2.77       0.86    9.43       0.56  102.27    1.01
AFCB  Affiliated Comm BC, Inc of MA           9.77     9.71    0.93    9.45    5.95       1.07   10.81       0.46  163.49    1.19
ALBC  Albion Banc Corp. of Albion NY          8.90     8.90    0.09    0.93    1.00       0.38    3.93        NA      NA     0.65
ABCL  Allied Bancorp of IL                    9.31     9.19    0.42    4.88    2.11       0.71    8.21       0.18  236.73    0.50




                                                         Pricing Ratios                      Dividend Data(6)
                                             -----------------------------------------      -----------------------
                                                                     Price/  Price/        Ind.   Divi-
                                             Price/  Price/  Price/   Tang.   Core        Div./   dend    Payout
Financial Institution                       Earning   Book   Assets   Book  Earnings      Share   Yield   Ratio(7)
---------------------                       ------- ------- ------- ------- -------      ------- ------- -------
                                               (X)     (%)     (%)     (%)     (x)          ($)     (%)     (%)
NYSE Traded Companies

AHM   Ahmanson and Co. H.F. of CA               NM   247.35    9.73     NM    16.83         0.88    1.87   62.41
CSA   Coast Savings Financial of CA             NM   196.16    9.72  198.96   19.91         0.00    0.00    0.00
CFB   Commercial Federal Corp. of NE          18.84  197.47   11.69  221.89   13.20         0.28    0.75   14.07
DME   Dime Bancorp, Inc. of NY*               18.10  189.81   10.83  191.53   14.18         0.00    0.00    0.00
DSL   Downey Financial Corp. of CA            27.68  155.21   11.33  157.52   16.37         0.32    1.38   38.10
FRC   First Republic Bancorp of CA*           15.58  132.72    9.84  132.80   17.48         0.00    0.00    0.00
FED   FirstFed Fin. Corp. of CA                 NM   165.69    7.83  167.87   16.20         0.00    0.00    0.00
GLN   Glendale Fed. Bk, FSB of CA               NM   146.56    8.29  157.58   15.56         0.00    0.00    0.00
GDW   Golden West Fin. Corp. of CA            11.29  173.62   10.88  173.62    9.20         0.44    0.60    6.78
GWF   Great Western Fin. Corp. of CA(8)         NM      NM    18.01     NM    26.79         1.00    1.79     NM
GPT   GreenPoint Fin. Corp. of NY*            21.48  217.18   23.47     NM    23.54         1.00    1.51   32.36
WES   Westcorp Inc. of Orange CA              14.42  152.56   14.32  152.94     NM          0.40    2.13   30.77


AMEX Traded Companies
---------------------
ANA   Acadiana Bancshares of LA*                NM   112.35   20.01  112.35     NM          0.36    1.86     NM
BKC   American Bank of Waterbury CT*          11.75  174.10   13.88  182.14   13.55         1.44    4.06   47.68
BFD   BostonFed Bancorp of MA                 27.64  125.91   11.21  130.46   20.10         0.28    1.58   43.75
CFX   CFX Corp of NH*                         19.28  176.78   13.56  189.54   15.49         0.88    4.86     NM
CZF   Citisave Fin. Corp. of LA(8)              NM   156.37   25.99  156.37     NM          0.40    1.98     NM
CBK   Citizens First Fin.Corp. of IL            NM   112.60   16.49  112.60     NM          0.00    0.00    0.00
ESX   Essex Bancorp of VA(8)                    NM      NM     0.66     NM      NM          0.00    0.00     NM
FCB   Falmouth Co-Op Bank of MA*                NM   107.12   26.19  107.12     NM          0.20    1.23   38.46
FAB   FirstFed America Bancorp of MA            NM   121.17   15.11  121.17     NM          0.00    0.00     NM
GAF   GA Financial Corp. of PA                24.60  137.65   23.76  139.06   19.53         0.40    2.11   51.95
KNK   Kankakee Bancorp of IL                  19.21  112.67   12.03  120.33   14.95         0.48    1.66   31.79
KYF   Kentucky First Bancorp of KY            20.75  101.29   16.32  101.29   15.71         0.50    4.55     NM
NYB   New York Bancorp, Inc. of NY            14.54     NM    17.93     NM    12.32         0.60    1.73   25.10
PDB   Piedmont Bancorp of NC                    NM   141.86   24.07  141.86   28.81         0.40    3.86     NM
PLE   Pinnacle Bank of AL                     16.96  123.24    9.53  127.35   11.31         0.80    3.74   63.49
SSB   Scotland Bancorp of NC                  29.55  118.27   43.38  118.27   24.25         0.30    1.85   54.55
SZB   SouthFirst Bancshares of AL               NM    95.58   13.36   95.58     NM          0.50    3.31     NM
SRN   Southern Banc Company of AL               NM   103.26   17.38  104.42   29.74         0.35    2.35     NM
SSM   Stone Street Bancorp of NC              27.53  131.52   47.15  131.52   23.70         0.45    1.65   45.45
TSH   Teche Holding Company of LA             23.36  122.72   16.33  122.72   16.99         0.50    2.68   62.50
FTF   Texarkana Fst. Fin. Corp of AR          14.40  122.45   19.63  122.45   11.61         0.45    2.50   36.00
THR   Three Rivers Fin. Corp. of MI           29.17  102.61   14.85  103.01   19.44         0.36    2.29   66.67
TBK   Tolland Bank of CT*                     14.16  140.28    9.44  144.74   13.19         0.20    1.05   14.81
WSB   Washington SB, FSB of MD                16.94  103.75    8.63  103.75   11.67         0.10    1.90   32.26


NASDAQ Listed OTC Companies
---------------------------
FBCV  1st Bancorp of Vincennes IN               NM   101.06    8.05  103.35     NM          0.40    1.27   43.96
AFED  AFSALA Bancorp, Inc. of NY                NM   101.79   14.10  101.79   26.82         0.16    1.08   69.57
ALBK  ALBANK Fin. Corp. of Albany NY          18.35  158.61   14.60  182.87   14.69         0.60    1.51   27.65
AMFC  AMB Financial Corp. of IN               25.45   97.97   15.97   97.97   20.29         0.24    1.71   43.64
ASBP  ASB Financial Corp. of OH                 NM   120.00   18.87  120.00   21.05         0.40    3.33     NM
ABBK  Abington Savings Bank of MA(8)*         12.63  139.98    9.62  156.25   14.53         0.40    1.60   20.20
AABC  Access Anytime Bancorp of NM              NM    90.69    6.17   90.69     NM          0.00    0.00     NM
AFBC  Advance Fin. Bancorp of WV                NM    96.54   14.91   96.54   20.07         0.32    2.25     NM
AADV  Advantage Bancorp of WI                   NM   139.68   12.34  150.75   14.55         0.40    1.03   37.04
AFCB  Affiliated Comm BC, Inc of MA           16.81  152.69   14.91  153.66   14.68         0.48    1.97   33.10
ALBC  Albion Banc Corp. of Albion NY            NM    93.14    8.29   93.14   23.66         0.31    1.41     NM
ABCL  Allied Bancorp of IL                      NM   130.27   12.13  131.99   28.18         0.65    2.18     NM

RP FINANCIAL, LC.
-----------------------------------------
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia 22209
(703) 528-1700

                                   (continued)
                      Weekly Thrift Market Line - Part Two
                           Prices As Of June 20, 1997

                                                             Key Financial Ratios                           Asset Quality Ratios
                                            ----------------------------------------------------------    -----------------------
                                                     Tang.
                                                                Reported Earnings       Core Earnings
                                            Equity/ Equity/                                                NPAs   Resvs/  Resvs/
                                                             ----------------------    ---------------
Financial Institution                       Assets  Assets   ROA(5)  ROE(5)  ROI(5)     ROA(5)  ROE(5)     Assets   NPAs    Loans
---------------------                       ------- ------- ------- ------- -------    ------- -------    ------- ------- -------
                                               (%)     (%)     (%)     (%)     (%)        (%)     (%)        (%)     (%)     (%)
NASDAQ Listed OTC Companies (continued)
---------------------------------------
ATSB  AmTrust Capital Corp. of IN            10.17    10.06    0.29    2.88    3.17       0.19    1.87       2.84   23.48    0.93
AHCI  Ambanc Holding Co., Inc. of NY*        12.72    12.72   -0.62   -4.16   -4.06      -0.62   -4.16       1.06   72.94    1.47
ASBI  Ameriana Bancorp of IN                 10.85    10.84    0.60    5.40    4.67       0.86    7.77       0.43   63.58    0.38
AFFFZ America First Fin. Fund of CA(8)        8.28     8.16    1.42   19.23   13.45       1.74   23.53       0.41   80.65    0.50
AMFB  American Federal Bank of SC(8)          8.99     8.38    1.10   13.34    4.25       1.37   16.50       0.44  193.22    1.30
ANBK  American Nat'l Bancorp of MD            9.15     9.15    0.15    1.44    1.18       0.54    5.14        NA      NA     1.17
ABCW  Anchor Bancorp Wisconsin of WI          6.25     6.13    0.76   12.01    6.08       0.99   15.68       0.75  161.56    1.53
ANDB  Andover Bancorp, Inc. of MA*            8.07     8.07    1.09   14.05    8.58       1.13   14.50       1.14   89.41    1.41
ASFC  Astoria Financial Corp. of NY           7.60     6.32    0.52    6.54    3.88       0.77    9.68       0.52   35.00    0.50
AVND  Avondale Fin. Corp. of IL               8.25     8.25   -0.71   -7.35   -8.71      -1.34  -13.86       1.66  194.88    5.35
BKCT  Bancorp Connecticut of CT*             10.40    10.40    1.26   11.92    7.88       1.20   11.39       1.11  108.02    1.98
BPLS  Bank Plus Corp. of CA                   4.92     4.91   -0.35   -6.90   -6.30      -0.04   -0.77       3.22   49.87    1.96
BWFC  Bank West Fin. Corp. of MI             15.30    15.30    0.74    4.25    4.21       0.53    3.03       0.03  458.70    0.20
BANC  BankAtlantic Bancorp of FL              5.51     4.48    0.92   14.32    7.86       0.71   11.10       0.78  120.47    1.40
BKUNA BankUnited SA of FL                     4.46     3.59    0.18    3.57    2.18       0.35    6.97       0.74   26.73    0.24
BKCO  Bankers Corp. of NJ(8)*                 7.78     7.66    1.10   13.28    7.89       1.18   14.19       1.20   23.83    0.46
BVCC  Bay View Capital Corp. of CA            6.31     6.00    0.38    6.12    3.53       0.64   10.36       0.79  115.33    1.20
BFSB  Bedford Bancshares of VA               14.32    14.32    1.05    7.12    5.59       1.35    9.09       0.63   77.52    0.57
BFFC  Big Foot Fin. Corp. of IL              16.98    16.98    0.05    0.28    0.25       0.42    2.45       0.09  151.52    0.34
BSBC  Branford SB of CT*                      9.54     9.54    1.14   12.65    6.61       1.11   12.24       1.94  112.22    3.09
BYFC  Broadway Fin. Corp. of CA              10.87    10.87   -0.24   -2.42   -2.88       0.12    1.25       2.42   41.50    1.19
CBCO  CB Bancorp of Michigan City IN(8)       8.83     8.83    1.00   10.68    5.15       1.17   12.50       2.90   27.47    1.98
CBES  CBES Bancorp of MO                     18.39    18.39    0.77    5.22    4.09       0.96    6.51       0.77   54.05    0.46
CCFH  CCF Holding Company of GA              14.32    14.32    0.26    1.47    1.56       0.43    2.41       0.34  189.90    0.79
CENF  CENFED Financial Corp. of CA            5.10     5.09    0.49    9.61    5.62       0.72   14.11       1.40   51.06    1.03
CFSB  CFSB Bancorp of Lansing MI              7.63     7.63    0.75    9.50    5.03       1.00   12.75       0.10  565.80    0.62
CKFB  CKF Bancorp of Danville KY             23.68    23.68    1.31    5.12    4.36       1.29    5.05       1.48   12.02    0.20
CNSB  CNS Bancorp of MO                      24.82    24.82    0.53    2.41    1.88       0.81    3.66       0.45   80.36    0.57
CSBF  CSB Financial Group Inc of IL*         25.56    24.11    0.54    2.08    2.00       0.82    3.16       0.74   41.29    0.53
CFHC  California Fin. Hld. Co. of CA(8)       6.96     6.93    0.53    8.00    5.00       0.82   12.26       1.04   54.70    0.77
CBCI  Calumet Bancorp of Chicago IL          15.94    15.94    1.11    6.86    6.30       1.44    8.87       1.40   84.90    1.54
CAFI  Camco Fin. Corp. of OH                  9.69     8.92    0.75    8.54    5.50       0.88   10.01       0.68   38.86    0.32
CMRN  Cameron Fin. Corp. of MO               22.95    22.95    1.12    4.46    4.60       1.39    5.56       0.60  135.41    0.95
CAPS  Capital Savings Bancorp of MO           8.66     8.66    0.65    7.16    4.63       0.92   10.23       0.26  116.53    0.38
CFNC  Carolina Fincorp of NC*                23.71    23.71    1.11    4.65    4.52       1.05    4.36       0.28  133.67    0.54
CNY   Carver Bancorp, Inc. of NY              8.06     7.72   -0.47   -5.07   -6.20      -0.03   -0.33       1.53   34.62    1.12
CASB  Cascade SB of Everett WA                6.17     6.17    0.46    7.46    4.11       0.58    9.42       0.59  142.60    1.02
CATB  Catskill Fin. Corp. of NY*             26.98    26.98    1.42    6.14    5.42       1.44    6.22       0.50  133.79    1.47
CNIT  Cenit Bancorp of Norfolk VA             7.02     6.40    0.74   10.48    7.12       0.68    9.75       0.65   85.28    0.87
CEBK  Central Co-Op. Bank of MA*             10.26     9.11    0.59    5.92    5.30       0.66    6.66       1.67   53.48    1.24
CENB  Century Bancshares of NC*              29.93    29.93    1.76    5.86    6.22       1.78    5.93       0.39  139.39    0.91
CBSB  Charter Financial Inc. of IL           14.13    12.40    0.97    5.94    4.92       1.22    7.50       0.51  114.56    0.80
COFI  Charter One Financial of OH             6.78     6.30    0.97   14.40    5.65       1.23   18.30       0.32  147.01    0.77
CNBA  Chester Bancorp of IL                  22.21    22.21    1.09    4.90    4.79       1.09    4.90       0.25  107.12    0.70
CVAL  Chester Valley Bancorp of PA            8.56     8.56    0.63    7.00    4.14       0.92   10.30       0.47  187.15    1.10
CTZN  CitFed Bancorp of Dayton OH             6.33     5.64    0.55    8.47    4.69       0.79   12.27       0.45  128.08    0.99
CLAS  Classic Bancshares of KY               14.92    12.53    0.42    2.06    2.11       0.71    3.43       0.91   68.31    0.99
CMSB  Cmnwealth Bancorp of PA                 9.57     7.35    0.56    5.44    3.97       0.72    7.00       0.42  106.34    0.86
COVB  CoVest Bancshares of IL                 8.94     8.51    0.16    1.78    1.70       0.43    4.89       0.23  118.11    0.43
CBSA  Coastal Bancorp of Houston TX           3.42     2.89    0.26    7.87    5.18       0.44   13.15       0.65   37.23    0.56
CFCP  Coastal Fin. Corp. of SC                6.10     6.10    0.90   14.66    3.87       0.99   16.14       0.26  350.59    1.14
COFD  Collective Bancorp Inc. of NJ(8)        7.00     6.33    0.94   13.56    5.31       1.15   16.49       0.40   60.69    0.47
CMSV  Commty. Svgs, MHC of FL (48.5)         11.23    11.23    0.63    5.41    3.82       0.95    8.21       0.57   66.20    0.64
CBNH  Community Bankshares Inc of NH(8)*      7.13     7.13    0.93   13.02    5.51       0.75   10.52       0.61  115.48    1.01
CFTP  Community Fed. Bancorp of MS           33.52    33.52    1.43    4.31    3.86       1.70    5.13       0.35   79.45    0.47
CFFC  Community Fin. Corp. of VA             13.78    13.78    1.04    7.50    5.82       1.31    9.44       0.35  180.62    0.70




                                                      Pricing Ratios                      Dividend Data(6)
                                          -----------------------------------------      -----------------------
                                                                  Price/  Price/        Ind.   Divi-
                                         Price/  Price/  Price/   Tang.   Core         Div./   dend    Payout
Financial Institution                    Earning   Book   Assets   Book  Earnings      Share   Yield   Ratio(7)
---------------------                    ------- ------- ------- ------- -------      ------- ------- -------
                                            (X)     (%)     (%)     (%)     (x)          ($)     (%)     (%)
NASDAQ Listed OTC Companies (continued)
---------------------------------------
ATSB  AmTrust Capital Corp. of IN            NM    91.92    9.35   92.93     NM          0.20    1.58   50.00
AHCI  Ambanc Holding Co., Inc. of NY*        NM   115.52   14.70  115.52     NM          0.00    0.00     NM
ASBI  Ameriana Bancorp of IN               21.41  116.82   12.67  116.90   14.89         0.60    3.84     NM
AFFFZ America First Fin. Fund of CA(8)      7.44  131.56   10.89  133.47    6.08         1.60    4.04   30.08
AMFB  American Federal Bank of SC(8)       23.52     NM    26.81     NM    19.01         0.48    1.51   35.56
ANBK  American Nat'l Bancorp of MD           NM   130.74   11.97  130.74   23.71         0.12    0.74   63.16
ABCW  Anchor Bancorp Wisconsin of WI       16.45  194.33   12.15  198.18   12.59         0.56    1.12   18.42
ANDB  Andover Bancorp, Inc. of MA*         11.65  154.91   12.49  154.91   11.30         0.68    2.32   26.98
ASFC  Astoria Financial Corp. of NY        25.77  165.83   12.60  199.30   17.41         0.60    1.32   33.90
AVND  Avondale Fin. Corp. of IL              NM    94.09    7.77   94.09     NM          0.00    0.00     NM
BKCT  Bancorp Connecticut of CT*           12.69  151.70   15.78  151.70   13.28         0.88    3.45   43.78
BPLS  Bank Plus Corp. of CA                  NM   112.61    5.54  112.87     NM          0.00    0.00     NM
BWFC  Bank West Fin. Corp. of MI           23.73  110.94   16.98  110.94     NM          0.28    2.00   47.46
BANC  BankAtlantic Bancorp of FL           12.72  171.57    9.45  211.06   16.42         0.12    0.85   10.81
BKUNA BankUnited SA of FL                    NM   131.24    5.86  163.33   23.46         0.00    0.00    0.00
BKCO  Bankers Corp. of NJ(8)*              12.68  161.89   12.60  164.57   11.87         0.64    2.47   31.37
BVCC  Bay View Capital Corp. of CA         28.32  179.74   11.34  189.06   16.74         0.32    1.20   34.04
BFSB  Bedford Bancshares of VA             17.89  125.83   18.02  125.83   14.02         0.56    2.70   48.28
BFFC  Big Foot Fin. Corp. of IL              NM   111.58   18.94  111.58     NM          0.00    0.00    0.00
BSBC  Branford SB of CT*                   15.13  181.78   17.34  181.78   15.63         0.08    1.71   25.81
BYFC  Broadway Fin. Corp. of CA              NM    75.39    8.20   75.39     NM          0.20    1.86     NM
CBCO  CB Bancorp of Michigan City IN(8)    19.43  198.55   17.54  198.55   16.60         0.00    0.00    0.00
CBES  CBES Bancorp of MO                   24.45   98.77   18.16   98.77   19.62         0.40    2.37   57.97
CCFH  CCF Holding Company of GA              NM   111.19   15.92  111.19     NM          0.50    3.13     NM
CENF  CENFED Financial Corp. of CA         17.80  163.26    8.33  163.59   12.13         0.33    1.01   17.93
CFSB  CFSB Bancorp of Lansing MI           19.87  188.72   14.40  188.72   14.81         0.60    2.58   51.28
CKFB  CKF Bancorp of Danville KY           22.92  125.16   29.64  125.16   23.19         0.44    2.29   52.38
CNSB  CNS Bancorp of MO                      NM   112.02   27.80  112.02     NM          0.20    1.21   64.52
CSBF  CSB Financial Group Inc of IL*         NM    92.11   23.54   97.66     NM          0.00    0.00    0.00
CFHC  California Fin. Hld. Co. of CA(8)    20.01  154.19   10.73  154.84   13.05         0.44    1.49   29.73
CBCI  Calumet Bancorp of Chicago IL        15.86  112.12   17.87  112.12   12.27         0.00    0.00    0.00
CAFI  Camco Fin. Corp. of OH               18.18  120.40   11.67  130.81   15.52         0.52    2.89   52.53
CMRN  Cameron Fin. Corp. of MO             21.75   99.00   22.72   99.00   17.45         0.28    1.67   36.36
CAPS  Capital Savings Bancorp of MO        21.58  152.62   13.22  152.62   15.11         0.24    1.44   31.17
CFNC  Carolina Fincorp of NC*              22.11  103.23   24.48  103.23   23.56         0.20    1.39   30.77
CNY   Carver Bancorp, Inc. of NY             NM    82.99    6.69   86.69     NM          0.20    1.63     NM
CASB  Cascade SB of Everett WA             24.34  174.69   10.79  174.69   19.27         0.00    0.00    0.00
CATB  Catskill Fin. Corp. of NY*           18.45  105.44   28.45  105.44   18.24         0.28    1.81   33.33
CNIT  Cenit Bancorp of Norfolk VA          14.04  147.11   10.32  161.35   15.08         1.00    2.25   31.55
CEBK  Central Co-Op. Bank of MA*           18.88  106.97   10.98  120.56   16.78         0.32    1.77   33.33
CENB  Century Bancshares of NC*            16.07   94.20   28.20   94.20   15.88         2.00    2.89   46.40
CBSB  Charter Financial Inc. of IL         20.31  129.05   18.23  147.07   16.09         0.32    1.88   38.10
COFI  Charter One Financial of OH          17.71  248.42   16.83     NM    13.93         1.00    1.96   34.72
CNBA  Chester Bancorp of IL                20.86  102.14   22.68  102.14   20.86         0.24    1.62   33.80
CVAL  Chester Valley Bancorp of PA         24.14  165.09   14.13  165.09   16.41         0.44    2.10   50.57
CTZN  CitFed Bancorp of Dayton OH          21.34  173.97   11.01  195.32   14.73         0.32    0.85   18.18
CLAS  Classic Bancshares of KY               NM    98.34   14.68  117.09   28.50         0.28    1.96     NM
CMSB  Cmnwealth Bancorp of PA              25.18  132.96   12.72  173.13   19.55         0.28    1.68   42.42
COVB  CoVest Bancshares of IL                NM   111.55    9.97  117.06   21.47         0.40    2.19     NM
CBSA  Coastal Bancorp of Houston TX        19.30  146.38    5.01  173.30   11.55         0.48    1.67   32.21
CFCP  Coastal Fin. Corp. of SC             25.84     NM    22.01     NM    23.47         0.33    1.43   37.08
COFD  Collective Bancorp Inc. of NJ(8)     18.82  244.15   17.09     NM    15.48         1.00    2.17   40.82
CMSV  Commty. Svgs, MHC of FL (48.5)       26.20  139.69   15.69  139.69   17.26         0.90    4.14     NM
CBNH  Community Bankshares Inc of NH(8)*   18.15  224.70   16.03  224.70   22.47         0.64    1.70   30.77
CFTP  Community Fed. Bancorp of MS         25.91  109.24   36.62  109.24   21.75         0.30    1.70   44.12
CFFC  Community Fin. Corp. of VA           17.18  124.65   17.17  124.65   13.64         0.56    2.49   42.75

RP FINANCIAL, LC.
-----------------------------------------
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia 22209
(703) 528-1700

                                   (continued)
                      Weekly Thrift Market Line - Part Two
                           Prices As Of June 20, 1997

                                                             Key Financial Ratios                           Asset Quality Ratios
                                            ----------------------------------------------------------    -----------------------
                                                     Tang.
                                                                Reported Earnings       Core Earnings
                                            Equity/ Equity/                                                 NPAs   Resvs/  Resvs/
                                                             ----------------------    ---------------
Financial Institution                       Assets  Assets   ROA(5)  ROE(5)  ROI(5)     ROA(5)  ROE(5)     Assets   NPAs    Loans
---------------------                       ------- ------- ------- ------- -------    ------- -------    ------- ------- -------
                                               (%)     (%)     (%)     (%)     (%)        (%)     (%)        (%)     (%)     (%)
NASDAQ Listed OTC Companies (continued)
---------------------------------------
CIBI  Community Inv. Bancorp of OH           11.51    11.51    0.67    5.51    4.89       1.00    8.19       0.72   65.53    0.62
COOP  Cooperative Bk.for Svgs. of NC          7.49     7.49   -0.89  -10.79   -9.22       0.13    1.60       0.45   53.51    0.30
CRZY  Crazy Woman Creek Bncorp of WY         27.85    27.85    1.01    3.35    3.78       1.27    4.20       0.23  240.34    1.03
DNFC  D&N Financial Corp. of MI               5.81     5.75    0.63   10.98    5.56       0.85   14.82       0.37  192.28    1.01
DFIN  Damen Fin. Corp. of Chicago IL         20.16    20.16    0.71    3.13    3.55       0.89    3.93       0.20   76.94    0.38
DCBI  Delphos Citizens Bancorp of OH         28.34    28.34    1.27    6.07    4.24       1.27    6.07       0.10   93.46    0.13
DIME  Dime Community Bancorp of NY           15.41    13.23    0.93    6.19    4.55       1.03    6.90       0.82   97.78    1.45
DIBK  Dime Financial Corp. of CT*             7.83     7.54    1.85   22.66   11.35       1.91   23.35       0.46  337.58    3.23
EGLB  Eagle BancGroup of IL                  12.10    12.10   -0.20   -1.89   -1.66       0.12    1.09       1.67   31.93    0.80
EBSI  Eagle Bancshares of Tucker GA           8.71     8.71    0.59    6.82    4.48       0.80    9.29       0.88   65.80    0.84
EGFC  Eagle Financial Corp. of CT             6.90     5.19    0.58    8.18    6.02       0.78   10.92       1.21   47.66    1.01
ETFS  East Texas Fin. Serv. of TX            19.02    19.02    0.32    1.70    1.85       0.64    3.41       0.25  100.00    0.53
EBCP  Eastern Bancorp of NH(8)                7.59     7.20    0.38    4.96    3.27       0.59    7.76       1.27   25.79    0.57
EMLD  Emerald Financial Corp of OH            7.51     7.38    0.69    8.89    5.33       0.89   11.37       0.34   75.41    0.34
EIRE  Emerald Island Bancorp, MA*             6.96     6.96    0.81   12.00    7.62       0.86   12.68       0.62  105.23    0.97
EFBC  Empire Federal Bancorp of MT           34.89    34.89    0.83    2.37    2.59       1.09    3.12        NA      NA     0.47
EFBI  Enterprise Fed. Bancorp of OH          12.67    12.65    0.68    4.72    4.11       0.75    5.16       0.01     NA     0.28
EQSB  Equitable FSB of Wheaton MD             5.07     5.07    0.48    9.33    6.07       0.76   14.93       1.07   19.82    0.31
FFFG  F.F.O. Financial Group of FL(8)         6.41     6.41    0.52    8.41    3.90       0.85   13.72       3.17   55.02    2.47
FCBF  FCB Fin. Corp. of Neenah WI            17.51    17.51    0.91    5.04    3.92       1.10    6.08       0.11  426.35    0.56
FFBS  FFBS Bancorp of Columbus MS            19.42    19.42    1.19    6.07    4.17       1.49    7.65       0.42  109.44    0.66
FFDF  FFD Financial Corp. of OH              24.74    24.74    0.78    3.42    3.26       1.08    4.74        NA      NA     0.27
FFLC  FFLC Bancorp of Leesburg FL            14.48    14.48    0.69    4.30    3.51       1.01    6.32       0.27  116.25    0.46
FFFC  FFVA Financial Corp. of VA             12.98    12.69    1.08    7.35    4.75       1.34    9.09       0.10  585.64    1.01
FFWC  FFW Corporation of Wabash IN           10.01    10.01    0.90    8.74    7.62       1.11   10.86       0.22  150.42    0.48
FFYF  FFY Financial Corp. of OH              14.10    14.10    0.89    5.44    4.64       1.27    7.80       0.72   73.17    0.69
FMCO  FMS Financial Corp. of NJ               6.29     6.16    0.64    9.89    6.00       0.97   15.08       1.07   47.56    0.90
FFHH  FSF Financial Corp. of MN              11.77    11.77    0.64    4.73    4.13       0.83    6.11       0.10  216.04    0.34
FOBC  Fed One Bancorp of Wheeling WV         11.61    11.06    0.68    5.79    4.57       0.98    8.27       0.45   93.85    1.00
FBCI  Fidelity Bancorp of Chicago IL         10.19    10.16    0.53    4.92    4.63       0.75    7.05       0.70   24.69    0.23
FSBI  Fidelity Bancorp, Inc. of PA            6.96     6.96    0.52    7.41    5.35       0.83   11.77       0.51  100.48    1.06
FFFL  Fidelity FSB, MHC of FL (47.4)          8.82     8.75    0.39    4.09    2.53       0.62    6.51       0.30   77.48    0.31
FFED  Fidelity Fed. Bancorp of IN             5.14     5.14    0.16    3.18    1.84       0.28    5.62       0.16  455.75    0.85
FFOH  Fidelity Financial of OH               13.12    11.52    0.63    3.90    2.67       1.01    6.24       0.18  174.34    0.38
FIBC  Financial Bancorp, Inc. of NY           9.73     9.68    0.51    5.14    4.46       0.95    9.49       2.77   16.97    0.85
FBSI  First Bancshares of MO                 14.35    14.33    0.91    5.88    5.90       1.11    7.22       0.32   88.44    0.35
FBBC  First Bell Bancorp of PA               10.20    10.20    1.19    7.34    6.69       1.40    8.65       0.09  107.87    0.12
FBER  First Bergen Bancorp of NJ             16.44    16.44    0.42    2.50    2.31       0.75    4.50       0.74  161.82    2.41
SKBO  First Carnegie,MHC of PA(45.0)         15.65    15.65    0.37    2.35    1.73       0.54    3.43       0.74   33.56    0.66
FCIT  First Cit. Fin. Corp of MD(8)           6.11     6.11    0.53    8.65    3.92       0.79   13.02       1.92   52.05    1.33
FSTC  First Citizens Corp of GA               9.37     7.37    1.80   19.17   11.76       1.50   16.01       1.26   87.96    1.40
FFBA  First Colorado Bancorp of Co           14.30    14.13    1.13    7.87    5.46       1.12    7.80       0.19  136.49    0.37
FDEF  First Defiance Fin.Corp. of OH         21.42    21.42    0.78    3.37    3.03       1.06    4.60       0.45   93.68    0.55
FESX  First Essex Bancorp of MA*              7.31     6.30    1.01   13.37    7.70       0.88   11.68       0.62  143.10    1.42
FFES  First FS&LA of E. Hartford CT           6.25     6.25    0.43    7.04    5.24       0.69   11.23       0.51   55.25    1.57
FSSB  First FS&LA of San Bern. CA             4.33     4.18   -1.18  -24.68     NM       -1.18  -24.75       2.31   45.41    1.47
FFSX  First FS&LA. MHC of IA (46.0)           8.14     8.06    0.43    5.19    2.86       0.73    8.93       0.14  263.34    0.52
FFSW  First Fed Fin. Serv. of OH              6.05     5.11    0.87   15.36    5.25       0.69   12.15       0.38   73.66    0.40
BDJI  First Fed. Bancorp. of MN              11.17    11.17    0.32    2.58    2.56       0.66    5.38       0.31  127.79    0.82
FFBH  First Fed. Bancshares of AR            15.82    15.82    0.79    5.42    4.19       1.13    7.76       0.19  127.62    0.31
FTFC  First Fed. Capital Corp. of WI          6.36     5.96    0.74   11.32    5.36       0.86   13.15       0.17  308.37    0.68
FFKY  First Fed. Fin. Corp. of KY            13.60    12.78    1.25    9.03    5.84       1.49   10.79       0.40  115.33    0.53
FFBZ  First Federal Bancorp of OH             7.66     7.65    0.74    9.58    4.71       1.01   13.14       0.58  153.04    1.02
FFCH  First Fin. Holdings Inc. of SC          6.15     6.15    0.55    8.85    4.58       0.84   13.43       1.82   39.24    0.84
FFBI  First Financial Bancorp of IL           7.81     7.81   -0.02   -0.27   -0.27       0.47    5.76       0.27  200.40    0.69
FFHC  First Financial Corp. of WI(8)          6.98     6.78    0.93   12.87    5.00       1.26   17.55       0.29  137.23    0.65



                                                         Pricing Ratios                      Dividend Data(6)
                                             -----------------------------------------      -----------------------
                                                                     Price/  Price/        Ind.   Divi-
                                             Price/  Price/  Price/   Tang.   Core        Div./   dend    Payout
Financial Institution                       Earning   Book   Assets   Book  Earnings      Share   Yield   Ratio(7)
---------------------                       ------- ------- ------- ------- -------      ------- ------- -------
                                               (X)     (%)     (%)     (%)     (x)          ($)     (%)     (%)
NASDAQ Listed OTC Companies (continued)
---------------------------------------
CIBI  Community Inv. Bancorp of OH            20.45  114.21   13.15  114.21   13.78         0.27    2.00   40.91
COOP  Cooperative Bk.for Svgs. of NC            NM   121.50    9.10  121.50     NM          0.00    0.00     NM
CRZY  Crazy Woman Creek Bncorp of WY          26.47   93.62   26.07   93.62   21.09         0.40    2.96     NM
DNFC  D&N Financial Corp. of MI               17.98  178.63   10.37  180.49   13.33         0.00    0.00    0.00
DFIN  Damen Fin. Corp. of Chicago IL          28.18  101.77   20.52  101.77   22.45         0.24    1.67   47.06
DCBI  Delphos Citizens Bancorp of OH          23.58   98.25   27.84   98.25   23.58         0.00    0.00    0.00
DIME  Dime Community Bancorp of NY            21.98  131.59   20.28  153.33   19.71         0.18    0.94   20.69
DIBK  Dime Financial Corp. of CT*              8.81  185.33   14.50  192.31    8.55         0.40    1.74   15.33
EGLB  Eagle BancGroup of IL                     NM    96.07   11.62   96.07     NM          0.00    0.00     NM
EBSI  Eagle Bancshares of Tucker GA           22.34  140.27   12.21  140.27   16.39         0.60    3.36   75.00
EGFC  Eagle Financial Corp. of CT             16.62  134.22    9.26  178.36   12.45         0.92    2.99   49.73
ETFS  East Texas Fin. Serv. of TX               NM    93.30   17.75   93.30   27.01         0.20    1.09   58.82
EBCP  Eastern Bancorp of NH(8)                  NM   149.05   11.31  157.05   19.57         0.64    2.40   73.56
EMLD  Emerald Financial Corp of OH            18.75  161.05   12.09  163.87   14.65         0.24    1.71   32.00
EIRE  Emerald Island Bancorp, MA*             13.12  144.08   10.03  144.08   12.42         0.28    1.51   19.86
EFBC  Empire Federal Bancorp of MT              NM    91.46   31.91   91.46   29.35         0.30    2.22     NM
EFBI  Enterprise Fed. Bancorp of OH           24.33  117.59   14.90  117.74   22.26         1.00    5.48     NM
EQSB  Equitable FSB of Wheaton MD             16.48  145.47    7.37  145.47   10.30         0.00    0.00    0.00
FFFG  F.F.O. Financial Group of FL(8)         25.63  202.07   12.95  202.07   15.71         0.00    0.00    0.00
FCBF  FCB Fin. Corp. of Neenah WI             25.52  129.51   22.67  129.51   21.15         0.72    2.91   74.23
FFBS  FFBS Bancorp of Columbus MS             23.96  143.30   27.83  143.30   19.01         0.50    2.17   52.08
FFDF  FFD Financial Corp. of OH                 NM    93.10   23.03   93.10   22.13         0.30    2.22   68.18
FFLC  FFLC Bancorp of Leesburg FL             28.50  128.61   18.62  128.61   19.39         0.48    1.68   48.00
FFFC  FFVA Financial Corp. of VA              21.06  169.52   22.00  173.36   17.04         0.48    1.79   37.80
FFWC  FFW Corporation of Wabash IN            13.13  114.29   11.44  114.29   10.57         0.72    2.77   36.36
FFYF  FFY Financial Corp. of OH               21.56  132.67   18.70  132.67   15.04         0.70    2.71   58.33
FMCO  FMS Financial Corp. of NJ               16.67  161.07   10.13  164.45   10.93         0.20    0.85   14.18
FFHH  FSF Financial Corp. of MN               24.22  124.84   14.69  124.84   18.75         0.50    2.87   69.44
FOBC  Fed One Bancorp of Wheeling WV          21.88  127.66   14.82  133.93   15.33         0.58    2.76   60.42
FBCI  Fidelity Bancorp of Chicago IL          21.59  107.10   10.92  107.41   15.08         0.32    1.68   36.36
FSBI  Fidelity Bancorp, Inc. of PA            18.69  135.04    9.40  135.04   11.76         0.36    1.80   33.64
FFFL  Fidelity FSB, MHC of FL (47.4)            NM   160.35   14.14  161.69   24.83         0.80    4.13     NM
FFED  Fidelity Fed. Bancorp of IN               NM   178.92    9.20  178.92     NM          0.40    4.32     NM
FFOH  Fidelity Financial of OH                  NM   124.69   16.35  141.91   23.44         0.28    1.87   70.00
FIBC  Financial Bancorp, Inc. of NY           22.40  115.15   11.20  115.69   12.15         0.40    2.32   51.95
FBSI  First Bancshares of MO                  16.95  101.01   14.50  101.16   13.79         0.20    1.00   16.95
FBBC  First Bell Bancorp of PA                14.95  150.52   15.35  150.52   12.70         0.40    2.50   37.38
FBER  First Bergen Bancorp of NJ                NM   109.88   18.07  109.88   24.00         0.12    0.79   34.29
SKBO  First Carnegie,MHC of PA(45.0)            NM   135.85   21.26  135.85     NM          0.00    0.00    0.00
FCIT  First Cit. Fin. Corp of MD(8)           25.52  211.05   12.89  211.05   16.97         0.00    0.00    0.00
FSTC  First Citizens Corp of GA                8.51  163.04   15.28  207.29   10.19         0.44    1.78   15.12
FFBA  First Colorado Bancorp of Co            18.32  144.27   20.63  146.05   18.50         0.44    2.33   42.72
FDEF  First Defiance Fin.Corp. of OH            NM   116.84   25.02  116.84   24.17         0.32    2.21   72.73
FESX  First Essex Bancorp of MA*              12.99  147.32   10.77  170.98   14.86         0.48    2.91   37.80
FFES  First FS&LA of E. Hartford CT           19.07  129.35    8.09  129.35   11.95         0.60    2.02   38.46
FSSB  First FS&LA of San Bern. CA               NM    69.34    3.01   71.97     NM          0.00    0.00     NM
FFSX  First FS&LA. MHC of IA (46.0)             NM   178.30   14.51  179.92   20.30         0.48    2.02   70.59
FFSW  First Fed Fin. Serv. of OH              19.03     NM    16.13     NM    24.06         0.44    1.15   21.89
BDJI  First Fed. Bancorp. of MN                 NM   109.20   12.20  109.20   18.75         0.00    0.00    0.00
FFBH  First Fed. Bancshares of AR             23.84  115.01   18.19  115.01   16.65         0.20    1.04   24.69
FTFC  First Fed. Capital Corp. of WI          18.64  206.57   13.13  220.44   16.06         0.48    2.18   40.68
FFKY  First Fed. Fin. Corp. of KY             17.13  152.14   20.70  162.00   14.34         0.52    2.81   48.15
FFBZ  First Federal Bancorp of OH             21.22  195.40   14.97  195.61   15.47         0.24    1.32   27.91
FFCH  First Fin. Holdings Inc. of SC          21.85  189.47   11.65  189.47   14.39         0.72    2.44   53.33
FFBI  First Financial Bancorp of IL             NM   107.02    8.35  107.02   17.86         0.00    0.00     NM
FFHC  First Financial Corp. of WI(8)          20.01     NM    17.94     NM    14.68         0.60    2.10   41.96

RP FINANCIAL, LC.
-----------------------------------------
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia 22209
(703) 528-1700

                                   (continued)
                      Weekly Thrift Market Line - Part Two
                           Prices As Of June 20, 1997

                                                             Key Financial Ratios                           Asset Quality Ratios
                                            ----------------------------------------------------------    -----------------------
                                                     Tang.
                                                                Reported Earnings       Core Earnings
                                            Equity/ Equity/  ______________________    _______________      NPAs   Resvs/  Resvs/
Financial Institution                       Assets  Assets   ROA(5)  ROE(5)  ROI(5)     ROA(5)  ROE(5)     Assets   NPAs    Loans
---------------------                       ------- ------- ------- ------- -------    ------- -------    ------- ------- -------
                                               (%)     (%)     (%)     (%)     (%)        (%)     (%)        (%)     (%)     (%)
NASDAQ Listed OTC Companies (continued)
---------------------------------------
FFHS  First Franklin Corp. of OH              8.82     8.75    0.14    1.59    1.35       0.62    6.76       0.62   68.29    0.62
FGHC  First Georgia Hold. Corp of GA          8.49     7.74    0.96   11.69    6.48       0.57    6.97       1.35   50.33    0.79
FSPG  First Home Bancorp of NJ                6.59     6.47    0.90   13.90    8.42       1.19   18.24       0.79   93.39    1.41
FFSL  First Independence Corp. of KS         10.51    10.51    0.50    4.27    4.74       0.76    6.53       0.90   69.84    0.97
FISB  First Indiana Corp. of IN               9.58     9.46    0.89    9.68    6.04       1.03   11.14       1.55   85.76    1.59
FKFS  First Keystone Fin. Corp of PA          7.07     7.07    0.51    6.65    5.39       0.76    9.86       2.46   34.36    1.46
FLKY  First Lancaster Bncshrs of KY          37.13    37.13    0.98    1.94    2.45       1.26    2.50       0.75   32.89    0.29
FLFC  First Liberty Fin. Corp. of GA          7.35     6.57    1.09   14.83    8.09       0.88   11.96       0.75  114.80    1.23
CASH  First Midwest Fin. Corp. of IA         11.59    10.26    0.76    6.54    6.35       0.98    8.44       0.79   81.68    0.97
FMBD  First Mutual Bancorp of IL             13.41    10.32    0.15    0.75    0.87       0.38    1.97       0.16  207.98    0.46
FMSB  First Mutual SB of Bellevue WA*         6.57     6.57    1.01   15.31    8.41       0.98   14.78        NA      NA     1.24
FNGB  First Northern Cap. Corp of WI         11.51    11.51    0.60    5.05    3.81       0.89    7.48       0.13  368.77    0.54
FFPB  First Palm Beach Bancorp of FL          6.76     6.59   -0.01   -0.09   -0.07       0.05    0.69       1.09   46.69    0.74
FSLA  First SB SLA MHC of NJ (47.5)           9.19     8.15    0.51    5.44    2.88       0.90    9.61       0.58   93.31    1.05
FSNJ  First SB of NJ, MHC (45.9)(8)           8.57     8.57   -0.34   -4.31   -2.69       0.23    2.89       0.87   58.25    1.21
SOPN  First SB, SSB, Moore Co. of NC         24.60    24.60    1.39    5.48    4.13       1.67    6.58       0.12  192.97    0.32
FWWB  First Savings Bancorp of WA*           15.14    15.14    1.06    5.65    3.77       1.01    5.37       0.32  210.94    1.03
SHEN  First Shenango Bancorp of PA           10.70    10.70    0.83    7.07    5.96       1.12    9.49       0.50  144.74    1.14
FSFC  First So.east Fin. Corp. of SC         10.22    10.22    0.01    0.11    0.10       0.92    7.48       0.11  362.15    0.50
FLAG  Flag Financial Corp of GA               9.40     9.40   -0.06   -0.68   -0.49       0.14    1.45       4.52   44.14    2.91
FFIC  Flushing Fin. Corp. of NY*             16.01    16.01    0.90    5.16    4.33       0.93    5.34       0.27  251.62    1.28
FBHC  Fort Bend Holding Corp. of TX           6.43     5.95    0.23    3.44    2.57       0.54    7.99        NA      NA     0.95
FTSB  Fort Thomas Fin. Corp. of KY           16.09    16.09    0.50    2.50    2.86       0.76    3.83       2.02   25.00    0.57
FKKY  Frankfort First Bancorp of KY          26.19    26.19    0.62    2.19    1.98       0.93    3.29       0.06  138.89    0.08
FTNB  Fulton Bancorp of MO                   25.01    25.01    0.74    3.81    2.05       1.05    5.39        NA      NA     1.01
GFSB  GFS Bancorp of Grinnell IA             11.57    11.57    0.99    8.43    6.42       1.27   10.81       1.54   45.77    0.81
GUPB  GFSB Bancorp of Gallup NM              16.30    16.30    0.74    3.86    3.63       0.93    4.86        NA      NA     0.69
GSLA  GS Financial Corp. of LA               46.34    46.34    0.85    1.84    1.90       0.85    1.84       0.13  214.61    0.85
GWBC  Gateway Bancorp of KY(8)               26.08    26.08    0.82    3.25    3.03       1.15    4.54       0.78   15.82    0.40
GBCI  Glacier Bancorp of MT                   9.56     9.29    1.39   14.68    5.63       1.57   16.59       0.28  212.30    0.85
GLBK  Glendale Co-op. Bank of MA(8)*         16.37    16.37    0.75    4.64    4.11       0.72    4.47        NA      NA     0.72
GFCO  Glenway Financial Corp. of OH           9.56     9.41    0.38    3.95    3.57       0.68    7.17       0.32   84.04    0.32
GTPS  Great American Bancorp of IL           21.16    21.16    0.43    1.95    2.00       0.55    2.48       0.16  188.02    0.42
GTFN  Great Financial Corp. of KY             9.30     8.89    0.73    7.40    4.20       0.70    7.09       3.42   13.77    0.72
GSBC  Great Southern Bancorp of MO            8.97     8.97    1.36   14.03    6.41       1.53   15.83       1.83  124.20    2.60
GDVS  Greater DV SB,MHC of PA (19.9)*        11.47    11.47    0.01    0.12    0.08       0.33    2.81       2.78   43.72    2.05
GSFC  Green Street Fin. Corp. of NC          36.09    36.09    1.33    4.48    3.21       1.64    5.50       0.14   97.92    0.19
GSLC  Guaranty Svgs & Loan FA of VA           5.72     5.72    0.46    7.73    3.10       0.43    7.26        NA      NA     1.00
GFED  Guarnty FS&LA,MHC of MO (31.0)(8)      13.84    13.84    0.50    3.50    1.46       0.81    5.71       0.54  206.36    1.42
HCBB  HCB Bancshares of AR                   18.25    17.49   -0.11   -0.58   -0.62       0.39    2.11        NA      NA     1.47
HEMT  HF Bancorp of Hemet CA                  9.81     0.00   -0.31   -2.63   -2.56      -2.27  -19.11        NA      NA     1.10
HFFC  HF Financial Corp. of SD                9.19     9.17    0.59    6.44    5.57       0.81    8.85       0.40  200.58    1.04
HFNC  HFNC Financial Corp. of NC             18.83    18.83    1.07    3.82    3.04       1.41    5.01       0.99   94.51    1.26
HMNF  HMN Financial, Inc. of MN              14.24    14.24    0.75    4.93    4.30       0.91    5.98       0.08  555.50    0.70
HALL  Hallmark Capital Corp. of WI            6.99     6.99    0.45    6.30    5.55       0.60    8.30       0.02     NA     0.60
HARB  Harbor FSB, MHC of FL (46.0)            8.22     7.91    0.93   11.11    4.74       1.22   14.62       0.47  216.59    1.38
HRBF  Harbor Federal Bancorp of MD           12.86    12.86    0.43    3.20    2.83       0.68    5.15       0.13  131.49    0.26
HFSA  Hardin Bancorp of Hardin MO            12.78    12.78    0.51    3.17    3.69       0.82    5.16       0.37   41.58    0.29
HARL  Harleysville SA of PA                   6.36     6.36    0.69   10.70    5.91       0.99   15.31       0.12  475.58    0.77
HARS  Harris SB, MHC of PA (24.2)             7.92     6.83    0.25    2.68    1.69       0.60    6.55       0.70   61.77    0.98
HFFB  Harrodsburg 1st Fin Bcrp of KY         26.35    26.35    1.03    3.73    3.67       1.36    4.95       0.47   58.12    0.37
HHFC  Harvest Home Fin. Corp. of OH          12.43    12.43    0.21    1.35    1.62       0.54    3.49       0.15   90.48    0.26
HAVN  Haven Bancorp of Woodhaven NY           5.80     5.77    0.62   10.26    6.16       0.91   14.94       0.78   84.95    1.23
HVFD  Haverfield Corp. of OH(8)               8.39     8.39    0.49    5.94    3.40       1.03   12.55       1.00   87.44    1.00
HTHR  Hawthorne Fin. Corp. of CA              3.85     3.85    0.81   21.02   21.02       0.56   14.51        NA      NA     1.92
HMLK  Hemlock Fed. Fin. Corp. of IL          18.29    18.29   -0.39   -2.85   -2.19       0.49    3.64        NA      NA     1.37




                                                         Pricing Ratios                      Dividend Data(6)
                                             -----------------------------------------      -----------------------
                                                                     Price/  Price/        Ind.   Divi-
                                             Price/  Price/  Price/   Tang.   Core        Div./   dend    Payout
Financial Institution                       Earning   Book   Assets   Book  Earnings      Share   Yield   Ratio(7)
---------------------                       ------- ------- ------- ------- -------      ------- ------- -------
                                               (X)     (%)     (%)     (%)     (x)          ($)     (%)     (%)
NASDAQ Listed OTC Companies (continued)
---------------------------------------
FFHS  First Franklin Corp. of OH                NM   118.13   10.41  118.98   17.39         0.32    1.60     NM
FGHC  First Georgia Hold. Corp of GA          15.43  177.26   15.04  194.37   25.89         0.05    0.69   10.64
FSPG  First Home Bancorp of NJ                11.88  156.72   10.32  159.56    9.05         0.40    2.07   24.54
FFSL  First Independence Corp. of KS          21.11   97.99   10.30   97.99   13.81         0.25    2.23   47.17
FISB  First Indiana Corp. of IN               16.56  154.48   14.80  156.45   14.39         0.48    2.30   38.10
FKFS  First Keystone Fin. Corp of PA          18.55  126.93    8.98  126.93   12.50         0.20    0.87   16.13
FLKY  First Lancaster Bncshrs of KY             NM   108.62   40.33  108.62     NM          0.00    0.00    0.00
FLFC  First Liberty Fin. Corp. of GA          12.36  183.24   13.46  204.80   15.32         0.40    1.84   22.73
CASH  First Midwest Fin. Corp. of IA          15.75   99.60   11.55  112.58   12.19         0.36    2.38   37.50
FMBD  First Mutual Bancorp of IL                NM    98.55   13.22  128.10     NM          0.32    2.13     NM
FMSB  First Mutual SB of Bellevue WA*         11.90  169.95   11.17  169.95   12.32         0.20    1.16   13.79
FNGB  First Northern Cap. Corp of WI          26.23  132.07   15.20  132.07   17.71         0.64    3.01     NM
FFPB  First Palm Beach Bancorp of FL            NM   143.77    9.72  147.56     NM          0.60    1.98     NM
FSLA  First SB SLA MHC of NJ (47.5)             NM   184.62   16.97  208.33   19.67         0.48    2.00   69.57
FSNJ  First SB of NJ, MHC (45.9)(8)             NM   160.69   13.77  160.69     NM          0.50    1.92     NM
SOPN  First SB, SSB, Moore Co. of NC          24.24  133.04   32.72  133.04   20.17         0.80    3.33     NM
FWWB  First Savings Bancorp of WA*            26.54  152.92   23.15  152.92   27.92         0.28    1.30   34.57
SHEN  First Shenango Bancorp of PA            16.77  125.06   13.38  125.06   12.50         0.60    2.31   38.71
FSFC  First So.east Fin. Corp. of SC            NM   129.74   13.27  129.74   14.46         0.24    2.37     NM
FLAG  Flag Financial Corp of GA                 NM   139.02   13.07  139.02     NM          0.34    2.39     NM
FFIC  Flushing Fin. Corp. of NY*              23.10  123.72   19.81  123.72   22.33         0.24    1.21   27.91
FBHC  Fort Bend Holding Corp. of TX             NM   132.00    8.48  142.68   16.72         0.28    0.97   37.84
FTSB  Fort Thomas Fin. Corp. of KY              NM   103.04   16.58  103.04   22.83         0.25    2.38     NM
FKKY  Frankfort First Bancorp of KY             NM   122.05   31.97  122.05     NM          0.36    2.97     NM
FTNB  Fulton Bancorp of MO                      NM   138.22   34.57  138.22     NM          0.20    1.00   48.78
GFSB  GFS Bancorp of Grinnell IA              15.59  128.39   14.85  128.39   12.16         0.20    1.51   23.53
GUPB  GFSB Bancorp of Gallup NM               27.54  112.56   18.34  112.56   21.84         0.40    2.11   57.97
GSLA  GS Financial Corp. of LA                  NM    96.70   44.81   96.70     NM          0.00    0.00    0.00
GWBC  Gateway Bancorp of KY(8)                  NM   109.72   28.61  109.72   23.65         0.40    2.29     NM
GBCI  Glacier Bancorp of MT                   17.75  228.44   21.85  235.10   15.71         0.43    2.42   43.00
GLBK  Glendale Co-op. Bank of MA(8)*          24.32  110.29   18.06  110.29   25.23         0.00    0.00    0.00
GFCO  Glenway Financial Corp. of OH           27.99  109.76   10.49  111.47   15.42         0.68    2.64   73.91
GTPS  Great American Bancorp of IL              NM    99.52   21.06   99.52     NM          0.40    2.42     NM
GTFN  Great Financial Corp. of KY             23.80  175.24   16.29  183.18   24.82         0.60    1.73   41.10
GSBC  Great Southern Bancorp of MO            15.60  231.29   20.75  231.29   13.82         0.40    2.35   36.70
GDVS  Greater DV SB,MHC of PA (19.9)*           NM   155.32   17.82  155.32     NM          0.36    2.77     NM
GSFC  Green Street Fin. Corp. of NC             NM   121.24   43.75  121.24   25.36         0.40    2.25   70.18
GSLC  Guaranty Svgs & Loan FA of VA             NM   239.95   13.72  239.95     NM          0.10    0.94   30.30
GFED  Guarnty FS&LA,MHC of MO (31.0)(8)         NM   236.18   32.68  236.18     NM          0.40    1.95     NM
HCBB  HCB Bancshares of AR                      NM    94.25   17.20   98.33     NM          0.00    0.00     NM
HEMT  HF Bancorp of Hemet CA                    NM   108.91   10.68     NM      NM          0.00    0.00     NM
HFFC  HF Financial Corp. of SD                17.95  114.76   10.55  115.03   13.08         0.36    1.82   32.73
HFNC  HFNC Financial Corp. of NC                NM   181.47   34.16  181.47   25.00         0.28    1.67   54.90
HMNF  HMN Financial, Inc. of MN               23.23  122.93   17.51  122.93   19.17         0.00    0.00    0.00
HALL  Hallmark Capital Corp. of WI            18.02  109.08    7.62  109.08   13.68         0.00    0.00    0.00
HARB  Harbor FSB, MHC of FL (46.0)            21.11  222.68   18.30  231.40   16.04         1.40    3.44   72.54
HRBF  Harbor Federal Bancorp of MD              NM   111.87   14.39  111.87   21.95         0.40    2.22     NM
HFSA  Hardin Bancorp of Hardin MO             27.07   95.06   12.15   95.06   16.61         0.48    3.28     NM
HARL  Harleysville SA of PA                   16.92  171.61   10.92  171.61   11.83         0.40    1.82   30.77
HARS  Harris SB, MHC of PA (24.2)               NM   155.00   12.27  179.63   24.15         0.58    2.73     NM
HFFB  Harrodsburg 1st Fin Bcrp of KY          27.27  106.53   28.07  106.53   20.55         0.40    2.67   72.73
HHFC  Harvest Home Fin. Corp. of OH             NM    94.42   11.74   94.42   23.86         0.40    3.81     NM
HAVN  Haven Bancorp of Woodhaven NY           16.23  159.97    9.27  160.59   11.14         0.60    1.62   26.32
HVFD  Haverfield Corp. of OH(8)               29.40  172.01   14.43  172.01   13.91         0.56    2.16   63.64
HTHR  Hawthorne Fin. Corp. of CA               4.76   93.89    3.61   93.89    6.89         0.00    0.00    0.00
HMLK  Hemlock Fed. Fin. Corp. of IL             NM    91.44   16.72   91.44     NM          0.00    0.00     NM

RP FINANCIAL, LC.
-----------------------------------------
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia 22209
(703) 528-1700

                                   (continued)
                      Weekly Thrift Market Line - Part Two
                           Prices As Of June 20, 1997

                                                             Key Financial Ratios                           Asset Quality Ratios
                                            ----------------------------------------------------------    -----------------------
                                                     Tang.
                                                                Reported Earnings       Core Earnings
                                            Equity/ Equity/                                                 NPAs   Resvs/  Resvs/
                                                             ----------------------    ---------------
Financial Institution                       Assets  Assets   ROA(5)  ROE(5)  ROI(5)     ROA(5)  ROE(5)     Assets   NPAs    Loans
---------------------                       ------- ------- ------- ------- -------    ------- -------    ------- ------- -------
                                               (%)     (%)     (%)     (%)     (%)        (%)     (%)        (%)     (%)     (%)
NASDAQ Listed OTC Companies (continued)
---------------------------------------
HBNK  Highland Federal Bank of CA             7.46     7.46    0.29    3.88    2.47       0.51    6.77       3.23   57.68    2.28
HIFS  Hingham Inst. for Sav. of MA*           9.55     9.55    1.16   12.00    8.71       1.16   12.00       0.55  125.61    0.91
HBEI  Home Bancorp of Elgin IL               28.12    28.12    0.31    1.41    0.94       0.81    3.66       0.35   77.63    0.37
HBFW  Home Bancorp of Fort Wayne IN          13.95    13.95    0.56    3.74    3.30       0.90    6.05       0.09  468.58    0.53
HBBI  Home Building Bancorp of IN            12.07    12.07    0.19    1.47    1.29       0.53    4.02       0.52   32.51    0.28
HCFC  Home City Fin. Corp. of OH             20.61    20.61    0.78    5.01    3.64       1.17    7.57       0.62  110.38    0.87
HOMF  Home Fed Bancorp of Seymour IN          8.45     8.17    1.03   12.42    6.95       1.22   14.74       0.43  121.80    0.61
HWEN  Home Financial Bancorp of IN           18.63    18.63    0.57    3.68    2.86       0.82    5.23        NA      NA     0.63
HPBC  Home Port Bancorp, Inc. of MA*         10.82    10.82    1.70   15.85    8.35       1.69   15.76       0.25  501.45    1.53
HMCI  Homecorp, Inc. of Rockford IL           6.30     6.30    0.11    1.87    1.61       0.38    6.24       3.68   13.13    0.62
HZFS  Horizon Fin'l. Services of IA          10.50    10.50    0.43    3.87    3.90       0.60    5.42       1.02   36.63    0.56
HRZB  Horizon Financial Corp. of WA*         15.23    15.23    1.55    9.82    6.51       1.52    9.64       0.01     NA     0.85
IBSF  IBS Financial Corp. of NJ              17.04    17.04    0.52    2.73    2.26       0.88    4.68       0.15   94.57    0.52
ISBF  ISB Financial Corp. of LA              12.27    10.35    0.74    4.49    3.23       1.00    6.05        NA      NA     0.79
ITLA  Imperial Thrift & Loan of CA*          11.37    11.32    1.46   13.06    8.56       1.46   13.06       1.78   75.09    1.63
IFSB  Independence FSB of DC                  6.52     5.72    0.14    2.19    3.22       0.33    4.98        NA      NA     0.34
INCB  Indiana Comm. Bank, SB of IN           12.39    12.39    0.16    1.24    1.07       0.51    3.88        NA      NA     0.71
IFSL  Indiana Federal Corp. of IN(8)          8.78     8.25    0.67    7.44    3.86       0.95   10.55       0.82  102.87    1.11
INBI  Industrial Bancorp of OH               18.49    18.49    0.73    3.87    3.27       1.43    7.56       0.42  115.71    0.55
IWBK  Interwest SB of Oak Harbor WA           6.71     6.55    0.84   12.48    4.64       1.18   17.49       0.69   69.69    0.81
IPSW  Ipswich SB of Ipswich MA*               6.17     6.17    1.18   19.52    9.42       0.93   15.31       1.94   49.55    1.26
JSBF  JSB Financial, Inc. of NY              22.17    22.17    1.78    8.11    6.29       1.69    7.69       1.08   33.09    0.62
JXVL  Jacksonville Bancorp of TX             15.63    15.63    0.88    5.43    4.95       1.21    7.48       1.04   48.35    0.67
JXSB  Jcksnville SB,MHC of IL (44.6)         10.30    10.30    0.29    2.50    1.87       0.67    5.84       0.39  125.08    0.63
JSBA  Jefferson Svgs Bancorp of MO            7.83     6.11    0.25    3.41    1.91       0.63    8.56       0.52  117.45    0.82
JOAC  Joachim Bancorp of MO                  28.99    28.99    0.51    1.71    1.66       0.78    2.64       0.68   30.45    0.31
KSAV  KS Bancorp of Kenly NC                 13.83    13.82    0.92    6.45    5.25       1.21    8.47       0.42   70.56    0.35
KSBK  KSB Bancorp of Kingfield ME(8)*         6.82     6.32    0.88   13.36    7.86       0.88   13.31        NA      NA     1.00
KFBI  Klamath First Bancorp of OR            20.44    20.44    0.90    3.79    3.15       1.33    5.59       0.10  176.70    0.24
LSBI  LSB Fin. Corp. of Lafayette IN          9.08     9.08    0.50    5.26    4.50       0.42    4.42       1.34   68.99    1.07
LVSB  Lakeview SB of Paterson NJ             10.14     8.12    1.43   13.88    8.84       0.89    8.67        NA      NA      NA
LARK  Landmark Bancshares of KS              14.63    14.63    0.84    5.40    4.87       1.05    6.72       0.60   62.24    0.57
LARL  Laurel Capital Group of PA             10.42    10.42    1.12   10.59    6.98       1.43   13.55       0.51  181.26    1.31
LSBX  Lawrence Savings Bank of MA*            8.78     8.78    1.66   20.38   12.09       1.66   20.38       0.36  290.57    2.27
LFED  Leeds FSB, MHC of MD (36.2)            16.18    16.18    0.79    4.89    3.32       1.13    6.98       0.02  977.36    0.30
LXMO  Lexington B&L Fin. Corp. of MO         30.42    30.42    0.97    4.48    2.76       1.34    6.18       0.63   58.31    0.49
LIFB  Life Bancorp of Norfolk VA             10.79    10.45    0.71    6.30    4.06       0.87    7.74       0.49  144.60    1.54
LFBI  Little Falls Bancorp of NJ             12.94    11.91    0.25    1.78    1.91       0.50    3.48       0.90   36.77    0.82
LOGN  Logansport Fin. Corp. of IN            19.65    19.65    1.17    5.26    5.21       1.53    6.84       0.45   67.13    0.42
LONF  London Financial Corp. of OH           19.86    19.86    0.74    3.55    3.63       1.09    5.19       0.79   62.54    0.64
LISB  Long Island Bancorp, Inc of NY          9.01     8.92    0.62    6.41    3.82       0.74    7.62       1.04   56.14    0.95
MAFB  MAF Bancorp of IL                       7.88     6.84    0.79   10.58    5.39       1.10   14.75       0.49  113.73    0.72
MBLF  MBLA Financial Corp. of MO(8)          13.49    13.49    0.66    4.90    4.38       0.86    6.34       0.25  111.87    0.49
MFBC  MFB Corp. of Mishawaka IN              14.51    14.51    0.56    3.37    3.59       0.85    5.09       0.03  529.85    0.20
MLBC  ML Bancorp of Villanova PA              7.53     7.34    0.72    9.30    6.61       0.65    8.49        NA      NA     1.73
MBB   MSB Bancorp of Middletown NY*           7.11     3.11    0.22    2.99    3.12       0.23    3.09       0.70   36.62    0.60
MSBF  MSB Financial Corp. of MI              16.61    16.61    1.20    6.08    5.55       1.49    7.58       1.02   48.65    0.57
MGNL  Magna Bancorp of MS(8)                  9.57     9.25    1.38   14.29    5.04       1.63   16.86       3.25   22.63    1.12
MARN  Marion Capital Holdings of IN          23.05    23.05    1.32    5.68    5.61       1.59    6.85       0.76  153.22    1.35
MRKF  Market Fin. Corp. of OH                33.20    33.20    0.89    2.68    2.92       1.17    3.53       0.89   10.40    0.20
MFCX  Marshalltown Fin. Corp. of IA(8)       15.61    15.61    0.34    2.17    1.98       0.71    4.55        NA      NA     0.19
MFSL  Maryland Fed. Bancorp of MD             8.44     8.33    0.58    6.97    4.59       0.84   10.17        NA      NA      NA
MASB  MassBank Corp. of Reading MA*           9.98     9.98    1.10   10.91    7.70       1.02   10.12       0.19  128.64    0.88
MFLR  Mayflower Co-Op. Bank of MA*            9.43     9.26    1.00   10.42    7.39       0.98   10.18       1.03   90.08    1.56
MECH  Mechanics SB of Hartford CT*            9.73     9.73    0.25    2.93    1.87       0.27    3.10       1.71   67.13    1.72
MDBK  Medford Savings Bank of MA*             8.80     8.14    1.04   11.72    7.64       1.01   11.37       0.45  146.30    1.22


                                                      Pricing Ratios                      Dividend Data(6)
                                          -----------------------------------------      -----------------------
                                                                  Price/  Price/        Ind.   Divi-
                                          Price/  Price/  Price/   Tang.   Core        Div./   dend    Payout
Financial Institution                    Earning   Book   Assets   Book  Earnings      Share   Yield   Ratio(7)
---------------------                    ------- ------- ------- ------- -------      ------- ------- -------
                                            (X)     (%)     (%)     (%)     (x)          ($)     (%)     (%)
NASDAQ Listed OTC Companies (continued)
---------------------------------------
HBNK  Highland Federal Bank of CA            NM   152.04   11.34  152.04   23.17         0.00    0.00    0.00
HIFS  Hingham Inst. for Sav. of MA*        11.49  131.59   12.57  131.59   11.49         0.40    2.01   23.12
HBEI  Home Bancorp of Elgin IL               NM   111.19   31.26  111.19     NM          0.40    2.50     NM
HBFW  Home Bancorp of Fort Wayne IN          NM   118.30   16.50  118.30   18.75         0.20    0.97   29.41
HBBI  Home Building Bancorp of IN            NM   115.96   14.00  115.96   28.38         0.30    1.43     NM
HCFC  Home City Fin. Corp. of OH           27.45   94.79   19.53   94.79   18.18         0.32    2.29   62.75
HOMF  Home Fed Bancorp of Seymour IN       14.38  167.78   14.17  173.44   12.12         0.50    1.80   25.91
HWEN  Home Financial Bancorp of IN           NM   104.17   19.41  104.17   24.61         0.20    1.27   44.44
HPBC  Home Port Bancorp, Inc. of MA*       11.98  182.27   19.71  182.27   12.05         0.80    3.95   47.34
HMCI  Homecorp, Inc. of Rockford IL          NM   113.82    7.17  113.82   18.51         0.00    0.00    0.00
HZFS  Horizon Fin'l. Services of IA        25.67   99.69   10.46   99.69   18.33         0.32    1.66   42.67
HRZB  Horizon Financial Corp. of WA*       15.35  151.93   23.14  151.93   15.65         0.35    2.17   33.33
IBSF  IBS Financial Corp. of NJ              NM   135.37   23.07  135.37   25.83         0.32    2.06     NM
ISBF  ISB Financial Corp. of LA              NM   142.81   17.52  169.21   23.02         0.40    1.72   53.33
ITLA  Imperial Thrift & Loan of CA*        11.68  135.94   15.46  136.52   11.68         0.00    0.00    0.00
IFSB  Independence FSB of DC                 NM    67.21    4.38   76.66   13.64         0.22    2.44     NM
INCB  Indiana Comm. Bank, SB of IN           NM   122.25   15.14  122.25   30.00         0.36    2.40     NM
IFSL  Indiana Federal Corp. of IN(8)       25.91  189.62   16.66  201.84   18.27         0.72    2.53   65.45
INBI  Industrial Bancorp of OH               NM   117.79   21.78  117.79   15.63         0.48    3.57     NM
IWBK  Interwest SB of Oak Harbor WA        21.56  242.91   16.29  248.79   15.38         0.60    1.67   35.93
IPSW  Ipswich SB of Ipswich MA*            10.62  189.17   11.66  189.17   13.54         0.24    1.48   15.69
JSBF  JSB Financial, Inc. of NY            15.89  127.09   28.17  127.09   16.74         1.40    3.19   50.72
JXVL  Jacksonville Bancorp of TX           20.19  112.58   17.60  112.58   14.65         0.50    3.35   67.57
JXSB  Jcksnville SB,MHC of IL (44.6)         NM   132.88   13.68  132.88   22.88         0.40    2.27     NM
JSBA  Jefferson Svgs Bancorp of MO           NM   165.12   12.93  211.54   20.89         0.40    1.34   70.18
JOAC  Joachim Bancorp of MO                  NM   106.62   30.90  106.62     NM          0.50    3.45     NM
KSAV  KS Bancorp of Kenly NC               19.03  121.37   16.78  121.43   14.49         0.60    2.35   44.78
KSBK  KSB Bancorp of Kingfield ME(8)*      12.73  159.82   10.91  172.67   12.77         0.24    0.69    8.73
KFBI  Klamath First Bancorp of OR            NM   133.64   27.32  133.64   21.55         0.30    1.60   50.85
LSBI  LSB Fin. Corp. of Lafayette IN       22.20  115.56   10.49  115.56   26.42         0.32    1.53   34.04
LVSB  Lakeview SB of Paterson NJ           11.32  155.20   15.74  193.81   18.12         0.25    0.78    8.77
LARK  Landmark Bancshares of KS            20.53  111.10   16.25  111.10   16.49         0.40    1.99   40.82
LARL  Laurel Capital Group of PA           14.33  148.17   15.44  148.17   11.20         0.44    2.05   29.33
LSBX  Lawrence Savings Bank of MA*          8.27  152.27   13.38  152.27    8.27         0.00    0.00    0.00
LFED  Leeds FSB, MHC of MD (36.2)            NM   143.94   23.29  143.94   21.11         0.76    4.00     NM
LXMO  Lexington B&L Fin. Corp. of MO         NM    88.11   26.80   88.11   26.19         0.30    1.97   71.43
LIFB  Life Bancorp of Norfolk VA           24.60  153.18   16.52  158.10   20.02         0.48    2.03   50.00
LFBI  Little Falls Bancorp of NJ             NM    98.74   12.78  107.29   26.64         0.12    0.85   44.44
LOGN  Logansport Fin. Corp. of IN          19.18  112.81   22.17  112.81   14.74         0.40    2.86   54.79
LONF  London Financial Corp. of OH         27.54  101.64   20.19  101.64   18.82         0.24    1.61   44.44
LISB  Long Island Bancorp, Inc of NY       26.17  167.07   15.05  168.71   22.02         0.60    1.66   43.48
MAFB  MAF Bancorp of IL                    18.55  169.13   13.33  194.77   13.30         0.42    1.02   18.83
MBLF  MBLA Financial Corp. of MO(8)        22.86  111.58   15.06  111.58   17.65         0.40    1.67   38.10
MFBC  MFB Corp. of Mishawaka IN            27.82  100.82   14.63  100.82   18.46         0.32    1.62   45.07
MLBC  ML Bancorp of Villanova PA           15.13  140.66   10.59  144.18   16.57         0.40    2.10   31.75
MBB   MSB Bancorp of Middletown NY*          NM    93.58    6.65  214.13     NM          0.60    3.12     NM
MSBF  MSB Financial Corp. of MI            18.03  110.33   18.33  110.33   14.47         0.56    2.55   45.90
MGNL  Magna Bancorp of MS(8)               19.83     NM    26.22     NM    16.80         0.60    2.28   45.11
MARN  Marion Capital Holdings of IN        17.81  102.86   23.71  102.86   14.78         0.88    3.89   69.29
MRKF  Market Fin. Corp. of OH                NM    91.74   30.46   91.74   26.00         0.00    0.00    0.00
MFCX  Marshalltown Fin. Corp. of IA(8)       NM   107.54   16.79  107.54   24.00         0.00    0.00    0.00
MFSL  Maryland Fed. Bancorp of MD          21.80  149.09   12.59  151.13   14.95         0.80    1.81   39.41
MASB  MassBank Corp. of Reading MA*        12.99  139.59   13.93  139.59   14.00         1.08    2.31   30.00
MFLR  Mayflower Co-Op. Bank of MA*         13.53  136.26   12.85  138.67   13.85         0.60    3.33   45.11
MECH  Mechanics SB of Hartford CT*           NM   129.31   12.58  129.31     NM          0.00    0.00    0.00
MDBK  Medford Savings Bank of MA*          13.09  149.29   13.14  161.29   13.50         0.72    2.36   30.90

RP FINANCIAL, LC.
-----------------------------------------
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia 22209
                    (703) 528-1700

                                   (continued)
                      Weekly Thrift Market Line - Part Two
                           Prices As Of June 20, 1997

                                                             Key Financial Ratios                           Asset Quality Ratios
                                            ----------------------------------------------------------    -----------------------
                                                     Tang.
                                                                Reported Earnings       Core Earnings
                                            Equity/ Equity/                                                 NPAs   Resvs/  Resvs/
                                                             ----------------------    ---------------
Financial Institution                       Assets  Assets   ROA(5)  ROE(5)  ROI(5)     ROA(5)  ROE(5)     Assets   NPAs    Loans
---------------------                       ------- ------- ------- ------- -------    ------- -------    ------- ------- -------
                                               (%)     (%)     (%)     (%)     (%)        (%)     (%)        (%)     (%)     (%)
NASDAQ Listed OTC Companies (continued)
---------------------------------------
MERI  Meritrust FSB of Thibodaux LA           7.90     7.90    0.60    7.91    4.66       0.98   12.87       0.38   80.65    0.58
MWBX  Metro West of MA*                       7.34     7.34    1.37   18.25    8.99       1.37   18.25       1.19   88.62    1.37
MCBS  Mid Continent Bancshares of KS         10.04    10.04    1.02    9.26    6.36       1.17   10.58       0.19   53.92    0.19
MIFC  Mid Iowa Financial Corp. of IA          9.10     9.09    0.91    9.88    7.31       1.19   12.96       0.13  186.45    0.44
MCBN  Mid-Coast Bancorp of ME                 8.60     8.60    0.40    4.53    4.97       0.64    7.23       0.40  128.70    0.61
MWBI  Midwest Bancshares, Inc. of IA          6.94     6.94    0.46    6.80    5.84       0.77   11.24       0.82   61.28    0.84
MWFD  Midwest Fed. Fin. Corp of WI            8.61     8.28    0.94   10.88    5.87       0.91   10.60       0.14  543.01    1.01
MFFC  Milton Fed. Fin. Corp. of OH           14.74    14.74    0.53    3.00    2.86       0.72    4.13       0.32   91.83    0.46
MIVI  Miss. View Hold. Co. of MN             18.26    18.26    0.68    3.67    3.97       1.01    5.44       0.25  488.70    1.93
MBSP  Mitchell Bancorp of NC*                43.33    43.33    1.34    3.08    2.87       1.68    3.86       2.06   24.32    0.62
MBBC  Monterey Bay Bancorp of CA             10.74     9.85    0.28    2.17    1.85       0.51    3.99       0.36   94.16    0.61
MSBK  Mutual SB, FSB of Bay City MI           6.01     6.01    0.09    1.62    1.56       0.04    0.65       0.17  168.15    0.71
NHTB  NH Thrift Bancshares of NH              7.48     6.34    0.33    4.46    2.89       0.49    6.59       1.03   91.05    1.14
NSLB  NS&L Bancorp of Neosho MO              19.93    19.93    0.49    2.30    2.48       0.74    3.47       0.06  127.27    0.13
NMSB  Newmil Bancorp. of CT*                  9.97     9.97    0.82    7.86    6.34       0.80    7.62       1.30  123.07    3.01
NASB  North American SB of MO                 7.97     7.71    1.23   16.83    8.75       1.19   16.35       3.34   26.40    1.00
NBSI  North Bancshares of Chicago IL         14.61    14.61    0.46    2.95    2.70       0.65    4.19        NA      NA     0.28
FFFD  North Central Bancshares of IA         24.58    24.58    1.70    6.31    6.43       1.98    7.35       0.22  457.01    1.18
NBN   Northeast Bancorp of ME*                6.95     6.01    0.33    4.74    4.45       0.31    4.52       1.37   77.15    1.32
NEIB  Northeast Indiana Bncrp of IN          15.16    15.16    1.04    5.98    6.27       1.23    7.07       0.49  126.20    0.71
NWEQ  Northwest Equity Corp. of WI           11.42    11.42    0.77    6.16    5.76       0.97    7.83        NA      NA     0.59
NWSB  Northwest SB, MHC of PA (29.9)          9.71     9.13    0.69    6.88    3.67       1.00    9.95       0.84   80.17    0.89
NSSY  Norwalk Savings Society of CT*          8.06     7.77    0.97   12.51    8.53       1.11   14.32       2.09   56.84    1.70
NSSB  Norwich Financial Corp. of CT*         10.99     9.86    1.03    9.60    5.92       0.97    9.10       1.00  200.13    2.87
NTMG  Nutmeg FS&LA of CT                      5.69     5.69    0.27    4.76    4.12       0.35    6.16        NA      NA     0.60
OHSL  OHSL Financial Corp. of OH             11.04    11.04    0.61    5.15    4.28       0.86    7.34       0.33   68.18    0.31
OCFC  Ocean Fin. Corp. of NJ                 17.82    17.82   -0.04   -0.29   -0.18       0.95    6.33       0.64   69.12    0.88
OCWN  Ocwen Financial Corp. of FL             8.50     8.50    2.70   32.38    8.71       1.96   23.50       4.10   19.90    1.19
OFCP  Ottawa Financial Corp. of MI            8.84     7.08    0.43    4.52    3.11       0.74    7.76       0.31  112.26    0.42
PFFB  PFF Bancorp of Pomona CA               10.47    10.35    0.11    0.93    0.81       0.45    3.74       1.87   58.44    1.50
PSFI  PS Financial of Chicago IL             43.22    43.22    1.92    4.46    4.47       1.98    4.59       0.43   57.23    0.52
PVFC  PVF Capital Corp. of OH                 7.02     7.02    1.05   15.54    8.05       1.39   20.48       1.20   61.53    0.79
PCCI  Pacific Crest Capital of CA*            7.22     7.22    1.05   13.05    7.93       0.89   11.08       1.23   82.93    1.62
PALM  Palfed, Inc. of Aiken SC                8.11     8.11    0.06    0.70    0.42       0.57    6.99       2.52   42.12    1.29
PBCI  Pamrapo Bancorp, Inc. of NJ            12.80    12.70    0.84    5.70    5.42       1.18    8.04       3.60   20.89    1.33
PFED  Park Bancorp of Chicago IL             21.69    21.69    0.77    4.08    3.59       1.07    5.70       0.20  139.28    0.76
PVSA  Parkvale Financial Corp of PA           7.48     7.41    0.71    9.51    5.78       1.07   14.27       0.24  604.11    2.08
PBIX  Patriot Bank Corp. of PA                8.09     8.09    0.47    4.26    3.19       0.65    5.81       0.13  242.39    0.65
PEEK  Peekskill Fin. Corp. of NY             25.57    25.57    1.07    3.74    4.20       1.38    4.81       1.23   26.98    1.36
PFSB  PennFed Fin. Services of NJ             7.53     6.21    0.57    7.10    4.93       0.85   10.57       0.69   31.83    0.31
PWBC  PennFirst Bancorp of PA                 7.07     6.45    0.43    5.89    5.07       0.64    8.84       0.58   86.14    1.57
PWBK  Pennwood SB of PA*                     19.47    19.47    0.61    3.89    3.07       0.97    6.17       1.13   57.64    1.40
PBKB  People's SB of Brockton MA*             5.61     5.37    0.80   14.39    7.67       0.47    8.56       0.88   91.08    1.65
PFDC  Peoples Bancorp of Auburn IN           15.18    15.18    1.10    7.16    6.07       1.45    9.50       0.42   73.36    0.39
PBCT  Peoples Bank, MHC of CT (37.4)*         8.41     8.40    1.10   13.63    5.02       0.88   10.86       0.91  125.48    1.68
PFFC  Peoples Fin. Corp. of OH               26.90    26.90    0.08    0.31    0.33       0.40    1.48       0.01     NA     0.41
PHBK  Peoples Heritage Fin Grp of ME*         8.21     6.93    1.24   14.93    5.59       1.32   15.97       0.94  130.42    1.77
PBNB  Peoples Sav. Fin. Corp. of CT(8)*       9.60     9.00    0.93    9.31    6.07       0.92    9.26       0.54   70.66    0.69
PSFC  Peoples Sidney Fin. Corp of OH         23.26    23.26    0.92    3.97    4.11       1.21    5.18       1.00   42.00    0.45
PERM  Permanent Bancorp of IN                 9.70     9.60    0.24    2.35    1.84       0.52    5.16       1.08   46.35    0.98
PMFI  Perpetual Midwest Fin. of IA            8.50     8.50    0.09    0.99    0.95       0.26    2.92       0.41  172.00    0.94
PERT  Perpetual of SC, MHC (46.8)            13.29    13.29    0.75    6.48    3.39       1.06    9.13        NA      NA     1.01
PCBC  Perry Co. Fin. Corp. of MO             18.85    18.85    0.71    3.66    3.54       0.96    4.97       0.05   64.10    0.20
PHFC  Pittsburgh Home Fin. of PA             11.47    11.34    0.57    4.58    3.93       0.81    6.53       1.74   30.40    0.78
PFSL  Pocahnts Fed, MHC of AR (46.4)          6.38     6.38    0.58    9.56    6.46       0.81   13.35       0.28  170.57    1.20
POBS  Portsmouth Bank Shrs Inc of NH(8)*     25.12    25.12    2.24    8.99    6.38       1.95    7.85       0.38   69.08    0.70



                                                         Pricing Ratios                      Dividend Data(6)
                                             -----------------------------------------      -----------------------
                                                                     Price/  Price/        Ind.   Divi-
                                             Price/  Price/  Price/   Tang.   Core        Div./   dend    Payout
Financial Institution                       Earning   Book   Assets   Book  Earnings      Share   Yield   Ratio(7)
---------------------                       ------- ------- ------- ------- -------      ------- ------- -------
                                               (X)     (%)     (%)     (%)     (x)          ($)     (%)     (%)
NASDAQ Listed OTC Companies (continued)
---------------------------------------
MERI  Meritrust FSB of Thibodaux LA           21.47  162.81   12.87  162.81   13.19         0.70    1.84   39.55
MWBX  Metro West of MA*                       11.12  190.41   13.97  190.41   11.12         0.12    2.16   24.00
MCBS  Mid Continent Bancshares of KS          15.71  144.43   14.51  144.43   13.75         0.40    1.45   22.86
MIFC  Mid Iowa Financial Corp. of IA          13.67  130.40   11.87  130.60   10.42         0.08    0.91   12.50
MCBN  Mid-Coast Bancorp of ME                 20.10   90.15    7.75   90.15   12.58         0.52    2.67   53.61
MWBI  Midwest Bancshares, Inc. of IA          17.12  113.68    7.89  113.68   10.36         0.60    1.90   32.61
MWFD  Midwest Fed. Fin. Corp of WI            17.03  185.27   15.96  192.87   17.48         0.34    1.72   29.31
MFFC  Milton Fed. Fin. Corp. of OH              NM   123.67   18.22  123.67   25.45         0.60    4.29     NM
MIVI  Miss. View Hold. Co. of MN              25.21   94.02   17.17   94.02   17.00         0.16    1.09   27.59
MBSP  Mitchell Bancorp of NC*                   NM   107.91   46.76  107.91   27.75         0.00    0.00    0.00
MBBC  Monterey Bay Bancorp of CA                NM   119.81   12.87  130.66   29.39         0.10    0.60   32.26
MSBK  Mutual SB, FSB of Bay City MI             NM   103.33    6.21  103.33     NM          0.00    0.00    0.00
NHTB  NH Thrift Bancshares of NH                NM   132.96    9.94  156.89   23.46         0.50    3.28     NM
NSLB  NS&L Bancorp of Neosho MO                 NM   100.92   20.11  100.92   26.61         0.50    3.03     NM
NMSB  Newmil Bancorp. of CT*                  15.77  126.08   12.57  126.08   16.27         0.24    2.34   36.92
NASB  North American SB of MO                 11.43  180.70   14.41  186.76   11.76         0.80    1.82   20.78
NBSI  North Bancshares of Chicago IL            NM   113.64   16.60  113.64   26.01         0.48    2.49     NM
FFFD  North Central Bancshares of IA          15.56  104.52   25.70  104.52   13.38         0.25    1.64   25.51
NBN   Northeast Bancorp of ME*                22.45  106.52    7.40  123.24   23.56         0.32    2.23   50.00
NEIB  Northeast Indiana Bncrp of IN           15.96  100.87   15.30  100.87   13.51         0.32    2.13   34.04
NWEQ  Northwest Equity Corp. of WI            17.35  113.99   13.01  113.99   13.66         0.48    3.25   56.47
NWSB  Northwest SB, MHC of PA (29.9)          27.23  183.73   17.85  195.51   18.83         0.32    2.10   57.14
NSSY  Norwalk Savings Society of CT*          11.72  137.12   11.05  142.21   10.24         0.40    1.41   16.53
NSSB  Norwich Financial Corp. of CT*          16.88  158.51   17.42  176.72   17.81         0.56    2.48   41.79
NTMG  Nutmeg FS&LA of CT                      24.26  112.24    6.39  112.24   18.75         0.00    0.00    0.00
OHSL  OHSL Financial Corp. of OH              23.38  120.24   13.27  120.24   16.40         0.88    3.49     NM
OCFC  Ocean Fin. Corp. of NJ                    NM   121.32   21.62  121.32   25.48         0.80    2.42     NM
OCWN  Ocwen Financial Corp. of FL             11.49     NM    30.09     NM    15.82         0.00    0.00    0.00
OFCP  Ottawa Financial Corp. of MI              NM   149.30   13.20  186.57   18.75         0.40    1.78   57.14
PFFB  PFF Bancorp of Pomona CA                  NM   122.43   12.82  123.83     NM          0.00    0.00    0.00
PSFI  PS Financial of Chicago IL              22.35   99.13   42.84   99.13   21.69         0.32    2.17   48.48
PVFC  PVF Capital Corp. of OH                 12.42  177.53   12.47  177.53    9.42         0.00    0.00    0.00
PCCI  Pacific Crest Capital of CA*            12.61  158.60   11.46  158.60   14.86         0.00    0.00    0.00
PALM  Palfed, Inc. of Aiken SC                  NM   165.74   13.43  165.74   23.84         0.12    0.72     NM
PBCI  Pamrapo Bancorp, Inc. of NJ             18.46  120.21   15.39  121.24   13.08         1.00    5.06     NM
PFED  Park Bancorp of Chicago IL              27.83   92.88   20.15   92.88   19.93         0.00    0.00    0.00
PVSA  Parkvale Financial Corp of PA           17.30  158.40   11.84  159.74   11.53         0.52    1.83   31.71
PBIX  Patriot Bank Corp. of PA                  NM   144.85   11.71  144.85   22.97         0.35    2.15   67.31
PEEK  Peekskill Fin. Corp. of NY              23.81  102.88   26.31  102.88   18.52         0.36    2.40   57.14
PFSB  PennFed Fin. Services of NJ             20.27  140.00   10.54  169.79   13.62         0.28    1.02   20.74
PWBC  PennFirst Bancorp of PA                 19.74  117.46    8.31  128.76   13.16         0.36    2.40   47.37
PWBK  Pennwood SB of PA*                        NM    98.04   19.09   98.04   20.55         0.32    2.13   69.57
PBKB  People's SB of Brockton MA*             13.03  176.43    9.90  184.17   21.91         0.44    2.91   37.93
PFDC  Peoples Bancorp of Auburn IN            16.48  117.91   17.90  117.91   12.43         0.60    2.70   44.44
PBCT  Peoples Bank, MHC of CT (37.4)*         19.92     NM    21.45     NM    25.00         0.67    2.53   50.38
PFFC  Peoples Fin. Corp. of OH                  NM    94.25   25.35   94.25     NM          0.50    3.28     NM
PHBK  Peoples Heritage Fin Grp of ME*         17.88  226.84   18.62     NM    16.71         0.72    2.01   36.00
PBNB  Peoples Sav. Fin. Corp. of CT(8)*       16.48  150.23   14.43  160.33   16.55         0.92    2.54   41.82
PSFC  Peoples Sidney Fin. Corp of OH          24.32   96.66   22.49   96.66   18.66         0.00    0.00    0.00
PERM  Permanent Bancorp of IN                   NM   130.01   12.61  131.30   24.75         0.30    1.20   65.22
PMFI  Perpetual Midwest Fin. of IA              NM   107.22    9.11  107.22     NM          0.30    1.58     NM
PERT  Perpetual of SC, MHC (46.8)             29.50  149.82   19.91  149.82   20.92         1.40    4.75     NM
PCBC  Perry Co. Fin. Corp. of MO              28.21  105.28   19.85  105.28   20.79         0.40    2.03   57.14
PHFC  Pittsburgh Home Fin. of PA              25.42  109.41   12.55  110.70   17.86         0.24    1.60   40.68
PFSL  Pocahnts Fed, MHC of AR (46.4)          15.49  142.03    9.06  142.03   11.10         0.90    4.34   67.16
POBS  Portsmouth Bank Shrs Inc of NH(8)*      15.69  142.22   35.73  142.22   17.98         0.60    3.75   58.82

RP FINANCIAL, LC.
-----------------------------------------
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia 22209
(703) 528-1700

                                   (continued)
                      Weekly Thrift Market Line - Part Two
                           Prices As Of June 20, 1997

                                                             Key Financial Ratios                           Asset Quality Ratios
                                            ----------------------------------------------------------    -----------------------
                                                     Tang.
                                                                Reported Earnings       Core Earnings
                                            Equity/ Equity/                                                 NPAs   Resvs/  Resvs/
                                                             ----------------------    ---------------
Financial Institution                       Assets  Assets   ROA(5)  ROE(5)  ROI(5)     ROA(5)  ROE(5)     Assets   NPAs    Loans
---------------------                       ------- ------- ------- ------- -------    ------- -------    ------- ------- -------
                                               (%)     (%)     (%)     (%)     (%)        (%)     (%)        (%)     (%)     (%)
NASDAQ Listed OTC Companies (continued)
---------------------------------------
PTRS  Potters Financial Corp of OH            8.91     8.91    0.31    3.45    3.48       0.67    7.45       0.83  231.18    3.23
PKPS  Poughkeepsie Fin. Corp. of NY           8.41     8.41    0.21    2.47    2.02       0.47    5.65       4.21   26.20    1.45
PRBC  Prestige Bancorp of PA                 11.69    11.69    0.27    2.17    2.03       0.58    4.61       0.32   78.54    0.39
PETE  Primary Bank of NH(8)*                  6.62     6.61    0.84   13.14    6.76       0.83   12.98       1.05   54.10    1.02
PFNC  Progress Financial Corp. of PA          5.21     4.56    0.45    8.54    4.63       0.56   10.49       1.36   61.30    1.22
PSBK  Progressive Bank, Inc. of NY*           8.35     7.40    1.10   13.18    8.37       1.11   13.28       0.84  127.85    1.58
PROV  Provident Fin. Holdings of CA          14.22    14.22    0.23    1.72    1.55       0.11    0.86       1.97   44.11    1.03
PULB  Pulaski SB, MHC of MO (29.0)           12.59    12.59    0.49    3.91    2.30       0.78    6.24        NA      NA     0.33
PLSK  Pulaski SB, MHC of NJ (46.0)           12.01    12.01    0.28    2.34    1.77       0.64    5.29       0.68     NA      NA
PULS  Pulse Bancorp of S. River NJ            7.80     7.80    0.72    8.47    5.96       1.08   12.67       0.75   60.59    1.83
QCFB  QCF Bancorp of Virginia MN             17.64    17.64    1.24    6.25    6.44       1.24    6.25        NA      NA      NA
QCBC  Quaker City Bancorp of CA               8.91     8.90    0.32    3.44    2.88       0.57    6.25       1.49   69.17    1.25
QCSB  Queens County Bancorp of NY*           14.98    14.98    1.72   10.84    4.44       1.74   10.94       0.75   91.25    0.80
RCSB  RCSB Financial, Inc. of NY(8)*          7.85     7.65    0.96   12.27    5.79       0.96   12.17       0.79   88.29    1.38
RARB  Raritan Bancorp. of Raritan NJ*         7.68     7.54    0.93   12.34    7.27       1.01   13.36       0.46  179.82    1.27
REDF  RedFed Bancorp of Redlands CA           8.18     8.17    0.12    1.71    0.96       0.47    6.50       3.26   34.86    1.33
RELY  Reliance Bancorp, Inc. of NY            8.04     5.64    0.56    6.66    4.32       0.85   10.11       0.75   33.69    0.56
RELI  Reliance Bancshares Inc of WI(8)*      61.06    61.06    1.32    2.16    3.03       1.32    2.16        NA      NA     0.52
RIVR  River Valley Bancorp of IN             12.36    12.17   -0.18   -1.46   -1.42      -0.18   -1.46       0.12  700.00    1.06
RFED  Roosevelt Fin. Grp. Inc. of MO(8)       5.55     5.22    0.11    2.23    0.95       0.85   17.13       0.98   29.36    0.50
RSLN  Roslyn Bancorp, Inc. of NY*            21.57    21.46    0.35    1.63    1.15       1.42    6.61       0.31  264.38    3.59
RVSB  Rvrview SB,FSB MHC of WA(41.7)(8)      11.16    10.11    0.92    8.38    3.77       1.17   10.71       0.10  372.65    0.54
SCCB  S. Carolina Comm. Bnshrs of SC         25.95    25.95    0.82    2.99    2.85       1.10    4.03       1.78   35.52    0.81
SBFL  SB Fngr Lakes MHC of NY (33.1)          9.45     9.45    0.07    0.71    0.48       0.49    4.77       0.78   68.91    1.22
SFED  SFS Bancorp of Schenectady NY          12.99    12.99    0.46    3.46    3.64       0.83    6.22       0.69   58.23    0.57
SGVB  SGV Bancorp of W. Covina CA             7.27     7.14    0.14    1.66    1.57       0.37    4.29       0.61   49.82    0.42
SISB  SIS Bank of Springfield MA*             7.56     7.56    1.50   20.13   10.84       1.46   19.50       0.46  254.44    2.57
SJSB  SJS Bancorp of St. Joseph MI(8)        10.41    10.41    0.17    1.51    1.06       0.49    4.26       0.36  131.93    0.65
SWCB  Sandwich Co-Op. Bank of MA*             8.24     7.86    0.94   11.30    7.23       0.95   11.45       1.28   62.63    1.13
SECP  Security Capital Corp. of WI(8)        15.85    15.85    1.15    7.17    4.66       1.38    8.58       0.11  989.84    1.46
SFSL  Security First Corp. of OH              9.36     9.20    1.10   11.88    5.99       1.39   15.04       0.26  301.46    0.87
SMFC  Sho-Me Fin. Corp. of MO                 9.54     9.54    0.91    8.68    4.30       1.09   10.34       0.09  664.29    0.70
SOBI  Sobieski Bancorp of S. Bend IN         15.41    15.41    0.29    1.67    2.03       0.58    3.35       0.25  102.04    0.35
SOSA  Somerset Savings Bank of MA(8)*         5.90     5.90    0.58   10.29    6.77       0.58   10.29       6.50   19.62    1.69
SSFC  South Street Fin. Corp. of NC*         25.44    25.44    0.77    4.27    2.12       1.03    5.74       0.28   63.69    0.39
SCBS  Southern Commun. Bncshrs of AL         20.77    20.77    0.62    3.01    2.81       1.11    5.34       2.28   50.34    2.02
SMBC  Southern Missouri Bncrp of MO          15.67    15.67    1.03    6.46    5.79       1.01    6.33       1.10   37.60    0.64
SWBI  Southwest Bancshares of IL             10.79    10.79    0.75    6.83    5.07       1.05    9.59       0.18  112.82    0.28
SVRN  Sovereign Bancorp of PA                 4.05     2.97    0.41   10.30    3.90       0.68   17.04       0.60   81.74    0.77
STFR  St. Francis Cap. Corp. of WI            8.10     7.13    0.59    6.39    4.60       0.69    7.56       0.27  143.07    0.88
SPBC  St. Paul Bancorp, Inc. of IL            8.74     8.71    0.68    7.65    3.78       1.00   11.30       0.48  163.91    1.18
STND  Standard Fin. of Chicago IL(8)         10.90    10.89    0.47    4.12    2.73       0.71    6.18       0.22  137.54    0.49
SFFC  StateFed Financial Corp. of IA         17.60    17.60    1.04    5.59    5.49       1.27    6.87       1.89   15.67    0.37
SFIN  Statewide Fin. Corp. of NJ             10.52    10.50    0.50    4.60    3.86       0.89    8.23       0.49   80.61    0.81
STSA  Sterling Financial Corp. of WA          3.99     3.39    0.07    1.61    0.95       0.31    7.68       0.43  119.58    0.81
SFSB  SuburbFed Fin. Corp. of IL              6.56     6.54    0.33    4.93    4.16       0.54    8.08       0.27   75.49    0.33
SBCN  Suburban Bancorp. of OH(8)             11.67    11.67    0.51    4.13    3.69       0.75    6.14       0.19  725.46    1.73
ROSE  T R Financial Corp. of NY*              6.16     6.16    0.98   15.66    7.49       0.85   13.70       0.40  108.61    0.83
THRD  TF Financial Corp. of PA               10.84     9.45    0.54    4.44    4.30       0.76    6.24       0.33   88.83    0.60
TPNZ  Tappan Zee Fin., Inc. of NY            18.22    18.22    0.71    3.80    3.27       0.66    3.52        NA      NA     1.18
ESBK  The Elmira SB FSB of Elmira NY*         6.30     6.03    0.28    4.48    4.62       0.27    4.28       0.83   76.33    0.80
GRTR  The Greater New York SB of NY(8)*       6.27     6.27    0.46    7.67    4.05       0.40    6.60       7.49    8.61    1.72
TSBS  Trenton SB, FSB MHC of NJ(35.0         16.65    15.22    1.36    7.47    4.31       1.20    6.58       0.77   59.50    0.75
TRIC  Tri-County Bancorp of WY               15.31    15.31    0.76    4.72    4.71       0.99    6.14       0.05  965.12    1.16
TWIN  Twin City Bancorp of TN                12.92    12.92    0.57    4.36    3.68       0.79    6.04       0.19  127.41    0.33
UFRM  United FS&LA of Rocky Mount NC          7.60     7.60    0.22    2.86    1.58       0.47    6.02       0.85  124.07    1.42




                                                       Pricing Ratios                      Dividend Data(6)
                                           -----------------------------------------      -----------------------
                                                                   Price/  Price/        Ind.   Divi-
                                           Price/  Price/  Price/   Tang.   Core        Div./   dend    Payout
Financial Institution                     Earning   Book   Assets   Book  Earnings      Share   Yield   Ratio(7)
---------------------                     ------- ------- ------- ------- -------      ------- ------- -------
                                             (X)     (%)     (%)     (%)     (x)          ($)     (%)     (%)
NASDAQ Listed OTC Companies (continued)
---------------------------------------
PTRS  Potters Financial Corp of OH          28.73  100.80    8.98  100.80   13.30         0.36    1.67   48.00
PKPS  Poughkeepsie Fin. Corp. of NY           NM   120.70   10.15  120.70   21.69         0.10    1.44   71.43
PRBC  Prestige Bancorp of PA                  NM    97.77   11.42   97.77   23.16         0.12    0.76   37.50
PETE  Primary Bank of NH(8)*                14.80  179.96   11.91  180.35   14.98         0.00    0.00    0.00
PFNC  Progress Financial Corp. of PA        21.59  173.67    9.05  198.33   17.59         0.08    0.84   18.18
PSBK  Progressive Bank, Inc. of NY*         11.94  154.51   12.91  174.44   11.85         0.68    2.30   27.42
PROV  Provident Fin. Holdings of CA           NM    98.18   13.97   98.18     NM          0.00    0.00    0.00
PULB  Pulaski SB, MHC of MO (29.0)            NM   169.77   21.37  169.77   27.24         1.00    5.48     NM
PLSK  Pulaski SB, MHC of NJ (46.0)            NM   132.25   15.89  132.25   25.00         0.30    2.31     NM
PULS  Pulse Bancorp of S. River NJ          16.77  149.32   11.64  149.32   11.21         0.70    3.57   59.83
QCFB  QCF Bancorp of Virginia MN            15.53  111.72   19.71  111.72   15.53         0.00    0.00    0.00
QCBC  Quaker City Bancorp of CA               NM   116.76   10.40  116.92   19.10         0.00    0.00    0.00
QCSB  Queens County Bancorp of NY*          22.50  249.70   37.40  249.70   22.28         0.80    1.73   39.02
RCSB  RCSB Financial, Inc. of NY(8)*        17.27  211.84   16.63  217.34   17.40         0.60    1.33   22.90
RARB  Raritan Bancorp. of Raritan NJ*       13.76  159.57   12.25  162.51   12.71         0.72    2.40   33.03
REDF  RedFed Bancorp of Redlands CA           NM   150.72   12.32  150.87   27.42         0.00    0.00    0.00
RELY  Reliance Bancorp, Inc. of NY          23.16  153.02   12.30  218.28   15.27         0.64    2.38   55.17
RELI  Reliance Bancshares Inc of WI(8)*       NM    71.18   43.47   71.18     NM          0.00    0.00    0.00
RIVR  River Valley Bancorp of IN              NM   102.64   12.69  104.24     NM          0.00    0.00     NM
RFED  Roosevelt Fin. Grp. Inc. of MO(8)       NM   237.40   13.18     NM    13.63         0.68    2.82     NM
RSLN  Roslyn Bancorp, Inc. of NY*             NM   142.05   30.63  142.76   21.51         0.20    1.00     NM
RVSB  Rvrview SB,FSB MHC of WA(41.7)(8)     26.51  212.36   23.69  234.29   20.75         0.22    1.00   26.51
SCCB  S. Carolina Comm. Bnshrs of SC          NM   106.66   27.68  106.66   26.07         0.60    3.29     NM
SBFL  SB Fngr Lakes MHC of NY (33.1)          NM   146.41   13.84  146.41     NM          0.40    2.42     NM
SFED  SFS Bancorp of Schenectady NY         27.50   95.60   12.42   95.60   15.28         0.28    1.70   46.67
SGVB  SGV Bancorp of W. Covina CA             NM   112.81    8.20  114.94   24.56         0.00    0.00    0.00
SISB  SIS Bank of Springfield MA*            9.23  164.56   12.44  164.56    9.52         0.48    1.62   14.95
SJSB  SJS Bancorp of St. Joseph MI(8)         NM   153.80   16.02  153.80     NM          0.44    1.66     NM
SWCB  Sandwich Co-Op. Bank of MA*           13.84  150.85   12.43  158.24   13.66         1.20    3.87   53.57
SECP  Security Capital Corp. of WI(8)       21.48  150.43   23.85  150.43   17.93         1.20    1.27   27.27
SFSL  Security First Corp. of OH            16.70  179.88   16.84  183.12   13.19         0.48    2.25   37.50
SMFC  Sho-Me Fin. Corp. of MO               23.27  210.40   20.08  210.40   19.54         0.00    0.00    0.00
SOBI  Sobieski Bancorp of S. Bend IN          NM    92.01   14.18   92.01   24.58         0.28    1.90     NM
SOSA  Somerset Savings Bank of MA(8)*       14.78  143.78    8.48  143.78   14.78         0.00    0.00    0.00
SSFC  South Street Fin. Corp. of NC*          NM   122.13   31.07  122.13     NM          0.40    2.42     NM
SCBS  Southern Commun. Bncshrs of AL          NM   107.14   22.25  107.14   20.07         0.30    2.11   75.00
SMBC  Southern Missouri Bncrp of MO         17.27  111.17   17.42  111.17   17.62         0.50    2.84   49.02
SWBI  Southwest Bancshares of IL            19.71  134.96   14.56  134.96   14.04         0.76    3.71   73.08
SVRN  Sovereign Bancorp of PA               25.67  236.91    9.59     NM    15.52         0.08    0.57   14.55
STFR  St. Francis Cap. Corp. of WI          21.73  140.06   11.34  159.17   18.37         0.48    1.44   31.37
SPBC  St. Paul Bancorp, Inc. of IL          26.46  197.38   17.25  197.95   17.92         0.48    1.42   37.50
STND  Standard Fin. of Chicago IL(8)          NM   148.98   16.24  149.16   24.45         0.40    1.60   58.82
SFFC  StateFed Financial Corp. of IA        18.21  100.63   17.71  100.63   14.82         0.40    2.09   38.10
SFIN  Statewide Fin. Corp. of NJ            25.94  122.02   12.84  122.29   14.51         0.40    2.34   60.61
STSA  Sterling Financial Corp. of WA          NM   169.34    6.76  199.58   22.09         0.00    0.00    0.00
SFSB  SuburbFed Fin. Corp. of IL            24.02  115.40    7.58  115.89   14.67         0.32    1.31   31.37
SBCN  Suburban Bancorp. of OH(8)            27.08  111.05   12.96  111.05   18.22         0.60    3.08     NM
ROSE  T R Financial Corp. of NY*            13.35  197.48   12.17  197.48   15.26         0.52    2.21   29.55
THRD  TF Financial Corp. of PA              23.25  107.49   11.65  123.29   16.55         0.40    2.18   50.63
TPNZ  Tappan Zee Fin., Inc. of NY             NM   119.05   21.68  119.05     NM          0.20    1.21   37.04
ESBK  The Elmira SB FSB of Elmira NY*       21.63   96.88    6.10  101.21   22.65         0.64    3.32   71.91
GRTR  The Greater New York SB of NY(8)*     24.71  180.39   11.31  180.39   28.72         0.20    0.94   23.26
TSBS  Trenton SB, FSB MHC of NJ(35.0        23.21  168.98   28.13  184.83   26.35         0.35    1.79   41.67
TRIC  Tri-County Bancorp of WY              21.25   98.29   15.05   98.29   16.35         0.60    2.82   60.00
TWIN  Twin City Bancorp of TN               27.14  120.03   15.51  120.03   19.59         0.64    3.37     NM
UFRM  United FS&LA of Rocky Mount NC          NM   179.10   13.62  179.10   30.00         0.24    2.00     NM

RP FINANCIAL, LC.
-----------------------------------------
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia 22209
(703) 528-1700

                                   (continued)
                      Weekly Thrift Market Line - Part Two
                           Prices As Of June 20, 1997

                                                             Key Financial Ratios                           Asset Quality Ratios
                                            ----------------------------------------------------------    -----------------------
                                                     Tang.
                                                                Reported Earnings       Core Earnings
                                            Equity/ Equity/                                                 NPAs   Resvs/  Resvs/
                                                             ----------------------    ---------------
Financial Institution                       Assets  Assets   ROA(5)  ROE(5)  ROI(5)     ROA(5)  ROE(5)     Assets   NPAs    Loans
---------------------                       ------- ------- ------- ------- -------    ------- -------    ------- ------- -------
                                               (%)     (%)     (%)     (%)     (%)        (%)     (%)        (%)     (%)     (%)
NASDAQ Listed OTC Companies (continued)
---------------------------------------
UBMT  United Fin. Corp. of MT                22.65    22.65    1.09    4.70    4.82       1.34    5.80       0.42   16.41    0.21
VABF  Va. Beach Fed. Fin. Corp of VA          6.79     6.79    0.15    2.19    1.40       0.41    6.09       1.15   63.74    0.96
VFFC  Virginia First Savings of VA(8)         8.06     7.78    1.36   17.14    8.00       1.25   15.72       2.29   47.29    1.19
WHGB  WHG Bancshares of MD                   21.88    21.88    0.74    3.28    3.30       0.74    3.28       0.39   57.59    0.28
WSFS  WSFS Financial Corp. of DE*             5.13     5.08    1.30   22.90   10.21       1.31   23.06       2.19   76.62    2.83
WVFC  WVS Financial Corp. of PA*             12.72    12.72    1.08    8.12    6.37       1.34   10.10       0.31  229.86    1.31
WRNB  Warren Bancorp of Peabody MA*          10.09    10.09    2.10   22.37   11.22       1.73   18.49       1.39   81.06    1.81
WFSL  Washington FS&LA of Seattle WA         11.56    10.41    1.65   14.21    6.72       1.83   15.74       0.90   52.91    0.66
WAMU  Washington Mutual Inc. of WA*           5.01     4.73    0.24    4.46    1.15       0.70   13.14       0.93   85.52    1.13
WYNE  Wayne Bancorp of NJ                    14.56    14.56    0.37    2.58    2.00       0.37    2.58       0.85   91.84    1.24
WAYN  Wayne S&L Co. MHC of OH (47.8)          9.12     9.12    0.27    2.96    1.76       0.64    7.01       0.71   50.17    0.42
WCFB  Wbstr Cty FSB MHC of IA (45.2)         23.56    23.56    1.01    4.44    3.12       1.35    5.89       0.27  141.96    0.67
WBST  Webster Financial Corp. of CT           5.08     4.27    0.34    6.67    2.74       0.69   13.50       0.94   97.81    1.44
WEFC  Wells Fin. Corp. of Wells MN           14.24    14.24    0.63    4.43    4.35       1.02    7.14       0.30  106.53    0.36
WCBI  WestCo Bancorp of IL                   15.57    15.57    1.10    7.06    5.48       1.41    9.08       0.84   33.74    0.39
WSTR  WesterFed Fin. Corp. of MT             10.98     8.67    0.56    4.33    3.15       0.78    5.99       0.22  226.57    0.76
WOFC  Western Ohio Fin. Corp. of OH          13.41    12.64    0.31    2.02    2.18       0.44    2.90       0.96   45.88    0.59
WWFC  Westwood Fin. Corp. of NJ               9.22     8.17    0.43    4.44    3.67       0.80    8.22       0.14  146.31    0.54
WEHO  Westwood Hmstd Fin Corp of OH          30.96    30.96    0.55    2.11    1.60       0.93    3.54        NA      NA     0.19
WFCO  Winton Financial Corp. of OH            7.13     6.95    0.66    8.78    6.40       0.84   11.18        NA      NA     0.33
FFWD  Wood Bancorp of OH                     12.70    12.70    1.00    7.48    6.05       1.24    9.24       0.10  346.50    0.41
YFCB  Yonkers Fin. Corp. of NY               15.30    15.30    0.84    5.28    4.36       1.16    7.25       0.73   51.78    1.17
YFED  York Financial Corp. of PA              8.43     8.43    0.60    7.20    4.97       0.77    9.28       2.49   22.69    0.65


                                                        Pricing Ratios                      Dividend Data(6)
                                            -----------------------------------------      -----------------------
                                                                    Price/  Price/        Ind.   Divi-
                                            Price/  Price/  Price/   Tang.   Core        Div./   dend    Payout
Financial Institution                      Earning   Book   Assets   Book  Earnings      Share   Yield   Ratio(7)
---------------------                      ------- ------- ------- ------- -------      ------- ------- -------
                                              (X)     (%)     (%)     (%)     (x)          ($)     (%)     (%)
NASDAQ Listed OTC Companies (continued)
---------------------------------------
UBMT  United Fin. Corp. of MT                20.74   97.74   22.14   97.74   16.81         0.96    4.92     NM
VABF  Va. Beach Fed. Fin. Corp of VA           NM   154.89   10.51  154.89   25.68         0.20    1.56     NM
VFFC  Virginia First Savings of VA(8)        12.50  199.30   16.07  206.39   13.63         0.10    0.44    5.52
WHGB  WHG Bancshares of MD                     NM   101.79   22.27  101.79     NM          0.20    1.40   42.55
WSFS  WSFS Financial Corp. of DE*             9.80  225.12   11.55  227.38    9.73         0.00    0.00    0.00
WVFC  WVS Financial Corp. of PA*             15.70  125.61   15.98  125.61   12.62         0.80    3.11   48.78
WRNB  Warren Bancorp of Peabody MA*           8.91  182.19   18.39  182.19   10.78         0.52    2.89   25.74
WFSL  Washington FS&LA of Seattle WA         14.89  196.38   22.69  218.03   13.44         0.88    3.18   47.31
WAMU  Washington Mutual Inc. of WA*            NM      NM    16.10     NM    29.57         1.04    1.66     NM
WYNE  Wayne Bancorp of NJ                      NM   117.68   17.13  117.68     NM          0.20    1.03   51.28
WAYN  Wayne S&L Co. MHC of OH (47.8)           NM   167.49   15.28  167.49   23.94         0.61    3.59     NM
WCFB  Wbstr Cty FSB MHC of IA (45.2)           NM   141.15   33.25  141.15   24.18         0.80    5.42     NM
WBST  Webster Financial Corp. of CT            NM   184.95    9.39  219.79   18.05         0.80    1.82   66.67
WEFC  Wells Fin. Corp. of Wells MN           22.98  100.35   14.29  100.35   14.25         0.00    0.00    0.00
WCBI  WestCo Bancorp of IL                   18.23  128.37   19.98  128.37   14.18         0.60    2.47   45.11
WSTR  WesterFed Fin. Corp. of MT               NM   111.82   12.28  141.52   22.91         0.42    2.04   64.62
WOFC  Western Ohio Fin. Corp. of OH            NM    94.79   12.71  100.59     NM          1.00    4.55     NM
WWFC  Westwood Fin. Corp. of NJ              27.24  118.28   10.90  133.50   14.72         0.20    1.10   29.85
WEHO  Westwood Hmstd Fin Corp of OH            NM    97.17   30.08   97.17     NM          0.28    2.04     NM
WFCO  Winton Financial Corp. of OH           15.62  125.07    8.92  128.25   12.26         0.46    3.51   54.76
FFWD  Wood Bancorp of OH                     16.54  121.28   15.40  121.28   13.39         0.40    2.37   39.22
YFCB  Yonkers Fin. Corp. of NY               22.94  112.35   17.19  112.35   16.71         0.20    1.30   29.85
YFED  York Financial Corp. of PA             20.10  139.39   11.75  139.39   15.60         0.60    3.08   61.86

                                  EXHIBIT IV-2

                         Historical Stock Price Indices

                                  EXHIBIT IV-2
                            INDEPENDENCE SAVINGS BANK
                        HISTORICAL STOCK PRICE INDICES(1)

                                                                                      SNL             SNL
                                                                  NASDAQ             Thrift          Bank
Year/Qtr. Ended                  DJIA           S&P 500         Composite            Index           Index
---------------                  ----           -------         ---------            -----           -----
1991:  Quarter 1                2881.1           375.2             482.3            125.5            66.0
       Quarter 2                2957.7           371.2             475.9            130.5            82.0
       Quarter 3                3018.2           387.9             526.9            141.8            90.7
       Quarter 4                3168.0           417.1             586.3            144.7           103.1

1992:  Quarter 1                3235.5           403.7             603.8            157.0           113.3
       Quarter 2                3318.5           408.1             563.6            173.3           119.7
       Quarter 3                3271.7           417.8             583.3            167.0           117.1
       Quarter 4                3301.1           435.7             677.0            201.1           136.7

1993:  Quarter 1                3435.1           451.7             690.1            228.2           151.4
       Quarter 2                3516.1           450.5             704.0            219.8           147.0
       Quarter 3                3555.1           458.9             762.8            258.4           154.3
       Quarter 4                3754.1           466.5             776.8            252.5           146.2

1994:  Quarter 1                3625.1           445.8             743.5            241.6           143.1
       Quarter 2                3625.0           444.3             706.0            269.6           152.6
       Quarter 3                3843.2           462.6             764.3            279.7           149.2
       Quarter 4                3834.4           459.3             752.0            244.7           137.6

1995:  Quarter 1                4157.7           500.7             817.2            278.4           152.1
       Quarter 2                4556.1           544.8             933.5            313.5           171.7
       Quarter 3                4789.1           584.4           1,043.5            362.3           195.3
       Quarter 4                5117.1           615.9           1,052.1            376.5           207.6

1996:  Quarter 1                5587.1           645.5           1,101.4            382.1           225.1
       Quarter 2                5654.6           670.6           1,185.0            387.2           224.7
       Quarter 3                5882.2           687.3           1,226.9            429.3           249.2
       Quarter 4                6442.5           737.0           1,280.7            483.6           280.1

1997:  Quarter 1                6583.5           757.1           1,221.7            527.7           292.5
June 20, 1997                   7796.5           898.7           1,447.1            625.9           344.8

(1)   End of period data.

Sources:   SNL Securities; Wall Street Journal.

                                  EXHIBIT IV-3

                         Historical Thrift Stock Indices

                             MONTHLY MARKET REPORT

                                  INDEX VALUES

                                                   INDEX VALUES                                             PERCENT CHANGE
                            ------------------------------------------------------            --------------------------------------
                            05/30/97         1 MONTH           YTD         52 WEEK            1 MONTH            YTD         52 WEEK
All Pub. Traded Thrifts        577.9           537.2         483.6           383.4               7.58          19.50           50.75
MHC Index                      628.7           587.7         538.0           424.8               6.98          16.84           47.98

INSURANCE INDICES
------------------------------------------------------------------------------------------------------------------------------------
SAIF Thrifts                   516.8           484.2         439.2           359.6               6.75          17.67           43.74
BIF Thrifts                    757.3           689.7         616.8           454.9               9.80          22.78           66.49

STOCK EXCHANGE INDICES
------------------------------------------------------------------------------------------------------------------------------------
AMEX Thrifts                   172.6           166.7         156.2           134.9               3.52          10.49           27.95
NYSE Thrifts                   342.3           314.7         277.3           257.9               8.75          23.45           32.71
OTC Thrifts                    667.0           622.5         569.7           459.1               7.16          17.08           45.28

GEOGRAPHICAL INDICES
------------------------------------------------------------------------------------------------------------------------------------
Mid-Atlantic Thrifts         1,148.2         1,077.4         970.7           745.1               6.58          18.29           54.09
Midwestern Thrifts           1,293.8         1,234.5       1,159.3           970.8               4.80          11.60           33.27
New England Thrifts            498.8           458.4         428.9           318.4               8.82          16.31           56.68
Southeastern Thrifts           521.3           499.4         447.2           383.9               4.40          16.58           35.80
Southwestern Thrifts           383.5           347.5         315.9           264.2              10.35          21.41           45.14
Western Thrifts                592.5           539.7         474.7           377.6               9.78          24.81           56.90

ASSET SIZE INDICES
------------------------------------------------------------------------------------------------------------------------------------
Less than $250M                648.7           639.4         586.6           545.1               1.45          10.59           19.01
$250M to $500M                 898.1           865.2         789.8           688.3               3.80          13.72           30.49
$500M to $1B                   590.0           558.9         521.8           434.1               5.56          13.07           35.90
$1B to $5B                     639.9           593.8         546.0           430.8               7.77          17.19           48.53
Over $5B                       374.7           344.1         305.8           238.0               8.89          22.51           57.41

COMPARATIVE INDICES
------------------------------------------------------------------------------------------------------------------------------------
Dow Jones Industrials        7,331.0         7,009.0        6,448.3        5,693.4               4.59          13.69           28.76
S&P 500                        848.3           801.3          740.7          671.7               5.86          14.52           26.29


All SNL indices are market-value weighted; i.e., an institution's effect on an index is proportionate to that institution's market capitalization. All SNL thrift indices, except for the SNL MHC Index, began at 100 on March 30, 1984. The SNL MHC Index began at 201.082 on Dec. 31, 1992, the level of the SNL Thrift Index on that date. On March 30, 1984, the S&P 500 closed at 159.2 and the Dow Jones Industrials stood at 1164.9.

Mid-Atlantic: DE, DC, PA, MD, NJ, NY, PR; Midwest: IA, IL, IN, KS, KY, MI, MN, MO, ND, NE, OH, SD, WI; New England: CT, ME, MA, NH, RI, VT; Southeast:
AL, AR, FL, GA, MS, NC, SC, TN, VA, WV;  Southwest:  CO, LA, NM, OK, TX, UT;
West:  AZ, AK, CA, HI, ID, MT, NV, OR, WA, WY



JUNE 1997

                                  EXHIBIT IV-4

                        Market Area Acquisition Activity

                                             EXHIBIT IV-4
                                       INDEPENDENCE SAVINGS BANK
                       COMPLETED NEW YORK THRIFT ACQUISITIONS 1995-JUNE 13, 1997

                                                                                               Seller:
                                                                                               1:Total
Announce          Completed/                                                                   Assets
  Date              Date     Buyer                   ST    Seller                   ST         ($000)
 12/03/96          04/30/97  Dime Bancorp            NY    BFS Bankorp, Inc.        NY         643,180
 08/22/96          03/01/97  HSBC Holdings Plc       FO    First FSLA-Rochester     NY       7,348,042
 07/15/96          01/02/97  North Fork Bancorp      NY    North Side SB            NY       1,580,435
 11/03/95          06/26/96  Dime SB Williamsbrgh    NY    Conestoga Bancorp        NY         485,132
 09/24/95          02/29/96  Republic New York       NY    Brooklyn Bancorp         NY       4,139,215
 07/31/95          01/11/96  Reliance Bancorp Inc    NY    Sunrise Bancorp Inc      NY         611,933
 05/16/95          01/05/96  Independence Cmty       NY    Bay Ridge Bancorp        NY         587,904
 04/12/95          10/05/95  HSBC Holdings Plc       FO    United Northern Bncp     NY          88,848
 04/03/95          08/11/95  Reliance Bancorp Inc    NY    Bank of Westbury         NY         185,431
 07/13/94          01/31/95  Astoria Financial Cp    NY    Fidelity New York        NY       2,071,973
 07/06/94          01/13/95  Dime Bancorp            NY    Anchor Bancorp, Inc.     NY       8,367,095
 07/01/94          01/27/95  New York Bancorp        NY    Hamilton Bancorp         NY         741,404

                             Maximum                                                         8,367,095
                             Minimum                                                            88,848
                             Average                                                         2,237,549
                             Median                                                            692,292

                                                                                                                Seller:
                                                              Seller:     Seller:  Seller:       Seller:    1:Loan Loss    Final
                                                              1:Tang      1:YTD    1:YTD          1:NPAs      Reserves/    Deal
Announce          Completed/                                  Eqty/       ROAA     ROAE          Assets     Nonperform     Value
  Date              Date     Buyer                   ST       Assets(%)   (%)      (%)             (%)       Loans(%)       ($M)
 12/03/96          04/30/97  Dime Bancorp            NY         7.81      1.58    20.12           1.04         94.15       91.8
 08/22/96          03/01/97  HSBC Holdings Plc       FO         5.35      0.75    13.91           0.72        105.64      652.0
 07/15/96          01/02/97  North Fork Bancorp      NY         7.67      1.29    17.19           0.51        121.82      282.4
 11/03/95          06/26/96  Dime SB Williamsbrgh    NY        15.93      0.64     3.84           0.19         19.25      105.4
 09/24/95          02/29/96  Republic New York       NY         8.79      1.00    11.83          13.63         18.75      529.6
 07/31/95          01/11/96  Reliance Bancorp Inc    NY        10.90      1.11    10.07           0.50         65.45      112.8
 05/16/95          01/05/96  Independence Cmty       NY        17.42      1.60     9.42           3.87         64.35      127.8
 04/12/95          10/05/95  HSBC Holdings Plc       FO         7.56      1.02    13.37           3.24         NA           9.3
 04/03/95          08/11/95  Reliance Bancorp Inc    NY         5.79      0.56     9.29           0.88         NA          16.7
 07/13/94          01/31/95  Astoria Financial Cp    NY         4.93      0.54     9.88           1.96         NA         157.0
 07/06/94          01/13/95  Dime Bancorp            NY         3.81      0.57    11.73           0.52         NA         442.2
 07/01/94          01/27/95  New York Bancorp        NY        10.51      1.35    12.64           1.41         NA         125.4

                             Maximum                           17.42      1.60    20.12          13.63        121.82      652.0
                             Minimum                            3.81      0.54     3.84           0.19         18.75        9.3
                             Average                            8.87      1.00    11.94           2.37         69.92      221.0
                             Median                             7.74        NM    11.78           0.96         65.45      126.6

                                                           Final                      Final     Final         Final      Final
                                                           Deal                       Deal      Deal Pr/     Deal Pr/   Deal Pr/
Announce    Completed/                                     Price Per   Consider      Pr/Bk       Tg Bk       Assets     4-Qtr
  Date        Date     Buyer                   ST          Share($)    Type            (%)        (%)          (%)      EPS(x)
 12/03/96    04/30/97  Dime Bancorp            NY          52.000      Cash          165.13       165.13      14.11     10.24
 08/22/96    03/01/97  HSBC Holdings Plc       FO          NA          Cash          163.00       166.03       9.09      8.15
 07/15/96    01/02/97  North Fork Bancorp      NY          55.433      Com Stock     211.01       212.79      17.23     14.40
 11/03/95    06/26/96  Dime SB Williamsbrgh    NY          21.310      Cash          121.22       121.22      21.32     30.01
 09/24/95    02/29/96  Republic New York       NY          41.500      Cash          132.76       132.76      12.84     25.94
 07/31/95    01/11/96  Reliance Bancorp Inc    NY          32.000      Cash          155.64       155.64      18.22     15.24
 05/16/95    01/05/96  Independence Cmty       NY          22.060      Cash          125.20       125.20      22.20     13.70
 04/12/95    10/05/95  HSBC Holdings Plc       FO          NA          Cash          132.46       136.70      10.87     12.53
 04/03/95    08/11/95  Reliance Bancorp Inc    NY          37.720      Cash          148.76       149.53       9.93     21.27
 07/13/94    01/31/95  Astoria Financial Cp    NY          29.000      Cash          132.06       144.93       7.88     21.01
 07/06/94    01/13/95  Dime Bancorp            NY          15.045      Com Stock      NA           NA         NA        NA
 07/01/94    01/27/95  New York Bancorp        NY          32.182      Com Stock     142.40       143.41      15.69     11.70

                       Maximum                             55.433                    211.01       212.79      22.20     30.01
                       Minimum                             15.045                    121.22       121.22       7.88      8.15
                       Average                             33.825                    148.15       150.30      14.49     16.74
                       Median                              32.091                    142.40       144.93      14.11     14.40

Source:  SNL Securities, LLP.

                                                            EXHIBIT IV-4
                                                      INDEPENDENCE SAVINGS BANK
                                                PENDING NEW YORK THRIFT ACQUISITIONS


                                                                    Pooling,      Seller:        Seller:      Seller:     Seller:
                                                                   Purch, NA,     1:Total        1:Tang       1:YTD       1:YTD
Announce                                                            Not Disc,     Assets          Eqty/        ROAA        ROAE
    Date        Buyer                  ST    Seller             ST  Minority Stk  ($000)        Assets(%)      (%)         (%)

05/21/97        Charter One Fin'l      OH    RCSB Financial      NY        P      4,032,365        7.66        0.96       12.26
04/25/97        Flushing Financial     NY    New York FSB        NY        U         82,249        9.28        1.32        3.59
03/31/97        Astoria Financial Cp   NY    Greater New York SB NY        U      2,541,888        8.25        0.72        9.20

                Maximum                                                           4,032,365        9.28        1.32       12.26
                Minimum                                                              82,249        7.66        0.72        3.59
                Average                                                           2,218,834        8.40       NM           8.35
                Median                                                            2,541,888        8.25        0.96        9.20

                                                                                          Seller:
                                                               Pooling,       Seller:  1:Loan Loss      Ann'd      Ann'd
                                                              Purch, NA,      1:NPAs/     Reserves/     Deal        Deal
Announce                                                       Not Disc,     Assets      Nonperform     Value   Price Per  Consider
    Date   Buyer                  ST   Seller              ST  Minority Stk    (%)        Loans(%)      ($M)    Share($)    Type

05/21/97   Charter One Fin'l      OH   RCSB Financial      NY  P              0.66         132.02      647.5     42.315   Com Stock
04/25/97   Flushing Financial     NY   New York FSB        NY  U              1.14         117.28       13.0    272.500   Cash
03/31/97   Astoria Financial Cp   NY   Greater New York SB NY  U              7.84           9.20      344.6     18.938   Mixture

           Maximum                                                            7.84         132.02      647.5    272.500
           Minimum                                                            0.66           9.20       13.0     18.938
           Average                                                            3.21          86.17      335.0    111.251
           Median                                                             1.14         117.28      344.6     42.315


                                                                       Pooling,       Ann'd        Ann'd       Ann'd
                                                                       Purch, NA,      Deal      Deal Pr/    Deal Pr/    Deal Pr/
Announce                                                               Not Disc,      Pr/Bk        Tg Bk      Assets       4-Qtr
    Date        Buyer                 ST    Seller               ST    Minority Stk      (%)          (%)         (%)     EPS(x)

05/21/97        Charter One Fin'l     OH    RCSB Financial       NY    P             198.10        203.24     16.06        17.06
04/25/97        Flushing Financial    NY    New York FSB         NY    U             169.14        170.51     15.81        13.13
03/31/97        Astoria Financial Cp  NY    Greater New York SB  NY    U             167.44        167.44     13.56        24.59

                Maximum                                                              198.10        203.24     16.06        24.59
                Minimum                                                              167.44        167.44     13.56        13.13
                Average                                                              178.23        180.40     15.14        18.26
                Median                                                               169.14        170.51     15.81        17.06

Source:  SNL Securities, LLP.

                                  EXHIBIT IV-5

                 Directors and Senior Management Summary Resumes

                        SUMMARY DESCRIPTIONS OF DIRECTORS




         WILLARD N. ARCHIE is a certified public accountant and Vice Chairman and Managing Partner of Mitchell & Titus, LLP, an accounting and management consulting firm in New York City.


         ROBERT B. CATELL has been Chairman and Chief Executive Officer of the Brooklyn Union Gas Company in Brooklyn, New York since May 1996. Previously, Mr. Catell was President and Chief Executive Officer of the Brooklyn Union Gas Company. Mr. Catell also is a director of the Houston Independent Oil & Gas Company.


         ROHIT M. DESAI is Chairman and President of Desai Capital Management, an investment management firm in New York City. Mr. Desai also serves as a director of the Rouse Company, Sunglass Hut International and Finlay Fine Jewelry.


         CHAIM Y. EDELSTEIN has been self-employed as a retail consultant since May 1995. Previously he served as a consultant to Federated Department Stores from March 1994 through April 1995 and, from March 1992 through February 1994, as Chairman and Chief Executive Officer of A&S/Jordan Marsh, a department store in Brooklyn, New York. Mr. Edelstein also is a director of Hills Stores, Inc. and Carson Pirie Scott.


         DONALD H. ELLIOTT has been an attorney with, and of counsel to, the law firm, Hollyer, Brady, Smith, Troxell, Barrett, Rocket, Hines & Mone LLP, New York City, since September 1995. Previously, Mr. Elliott was a partner with the law firm, Mudge Rose Guthrie Alexander & Ferdon LLP, New York City. Mr. Elliott also is a director of the Brooklyn Union Gas Company.


         ROBERT W. GELFMAN is a partner with the law firm, Battle Fowler LLP, a law firm in New York City.


         CHARLES J. HAMM has served as President of the Bank since 1985 and was elected Chief Executive Officer of the Bank in 1986. Mr. Hamm also has served as Chairman of the Board of the Bank since 1996.


         SCOTT M. HAND is President and a director of Inco Limited, a mining company headquartered in Toronto, Canada.


         DONALD E. KOLOWSKY has been retired since December 1991. Previously, Mr. Kolowsky was the President of the Special Chemicals Group of Pfizer, Inc.

                        SUMMARY DESCRIPTIONS OF DIRECTORS
                                   (CONTINUED)



         JANINE LUKE has been a director of Windrove Service Corporation, an investment advisory firm in New York City since January 1996. Previously, until December 1995, Mrs. Luke was the President of Breecom Corp., an investment advisory firm.


         MALCOLM MACKAY is a Managing Director in Russell Reynolds Associates, Inc., an executive placement firm in New York City. Mr. MacKay also serves as a director of Empire Fidelity Life Insurance Company, Inc., a subsidiary of Fidelity Investment Co.


         JOSEPH S. MORGANO has served as Executive Vice President and Mortgage Officer of the Bank since March 1993. Mr. Morgano has served in various capacities in the mortgage area since joining the Bank in 1972.


         WESLEY D. RATCLIFF has been President and Chief Executive Officer of Advanced Technological Solutions, Inc., an electronics service provider located in Brooklyn, New York, since October 1993. Previously, Mr. Ratcliff served as a plant manager for IBM Corporation.

                    SUMMARY DESCRIPTIONS OF SENIOR MANAGEMENT



         CHARLES J. HAMM has served as President of the Bank since 1985 and was elected Chief Executive Officer of the Bank in 1986. Mr. Hamm also has served as Chairman of the Board of the Bank since 1996.


         JOSEPH S. MORGANO has served as Executive Vice President and Mortgage Officer of the Bank since March 1993. Mr. Morgano has served in various capacities in the mortgage area since joining the Bank in 1972.


         TERENCE J. MITCHELL has been Executive Vice President - Director of Marketing and Retail Banking of the Bank since February 1995. Previously, Mr. Mitchell served as a Senior Vice President of the Bank for Marketing and Retail Banking.


         JOHN B. ZURELL has been Executive Vice President - Financial Systems and Director of Commercial and Consumer Lending since February 1994. Previously, he served as a Senior Vice President of the Bank.


         THOMAS J. BRADY has been Senior Vice President of the Bank since March 1993 and Treasurer of the Bank since September 1991. Previously, Mr. Brady served in various positions since joining the Bank in 1971.


         JOHN K. SCHNOCK has been Senior Vice President, Secretary and Counsel of the Bank since February 1996. Previously, Mr. Schnock served as a Vice President and then First Vice President since joining the Bank's Secretary and Counsel department in June 1992. Prior thereto, Mr. Schnock was an attorney with the law firm of Bleakley Platt Remsen Millham & Curran, New York, New York, from April 1990 to June 1992. Prior to 1992, Mr. Schnock was employed by the Bank in a variety of capacities (from 1972 to 1992).

                                  EXHIBIT IV-6

                            Pro Forma Analysis Sheet

                                                            EXHIBIT IV-6
                                                      PRO FORMA ANALYSIS SHEET
                                                      Independence Savings Bank
                                                     Prices as of June 20, 1997

                                                                                                                       All Savings
                                                                             Peer Group           New York Companies   Institutions
                                                                       ------------------------   -------------------  ------------
Price Multiple                          Symbol      Subject (1)          Mean           Median      Mean     Median        Mean
--------------                          ------      -----------          ----           ------      ----     ------        ----
Price-earnings ratio                     P/E            18.04 x         18.50x           18.35x     20.47x     21.80x      19.40x

Price-book ratio            =             P/B           67.73%         157.64%          153.77%    136.77%    125.40%     133.98%

Price-assets ratio          =             P/A           11.51%          17.71%           13.75%     16.48%     14.35%      16.10%

Valuation Parameters

Pre-Conversion Earnings (Y)            $17,180,000            ESOP Stock Purchases (E)              8.00% (5)
Pre-Conversion Book Value (B)         $309,207,000            Cost of ESOP Borrowings (S)           0.00% (4)
Pre-Conv. Tang. Book Value (B)        $248,708,000            ESOP Amortization (T)                 20.00 years
Pre-Conversion Assets (A)           $3,733,409,000            RRP Amount (M)                        4.00%
Reinvestment Rate (2)(R)                     3.18%            RRP Vesting (N)                        5.00 years (5)
Est. Conversion Expenses (3)(X)              2.61%            Foundation (F)                        8.00%
Tax rate (TAX)                              47.00%            Tax Benefit (Z)                  16,537,037
                                                              Percentage Sold (PCT)               100.00%

Calculation of Pro Forma Value After Conversion


1.    V=                      P/E * (Y)                                         V=$475,000,000
          -------------------------------------------------------------
            1 - P/E * PCT * ((1-X-E-M-F)*R - (1-TAX)*E/T - (1-TAX)*M/N)

2.    V=                     P/B  *  (B+Z)                                      V=$475,000,000
          -------------------------------
            1 - P/B * PCT * (1-X-E-M-F)

3.    V=                     P/A * (A+Z)                                        V=$475,000,000
          -------------------------------
            1 - P/A * PCT * (1-X-E-M-F)

                                                                                  Shares                              Aggregate
                    Shares Sold to        Price Per      Gross Offering          Issued To        Total Shares       Market Value
Conclusion             Public               Share           Proceeds            Foundation          Issued          of Stock Issued
-----------            ------               -----           --------            ----------          ------          ---------------
Minimum              37,384,259            10.00          $373,842,593          2,990,741          40,375,000         403,750,000
Midpoint             43,981,481            10.00           439,814,815          3,518,519          47,500,000         475,000,000
Maximum              50,578,704            10.00           505,787,037          4,046,296          54,625,000         546,250,000
Supermaximum         58,165,509            10.00           581,655,093          4,653,241          62,818,750         628,187,500

-------------------------------------------------------
(1) Pricing ratios shown reflect the midpoint value.
(2) Net return reflects a reinvestment rate of 6.00 percent, and a tax rate of
47.00 percent.
(3) Offering expenses shown at estimated midpoint value.
(4) No cost is applicable since holding company will fund the ESOP loan.
(5) ESOP and MRP amortize over 20 years and 5 years, respectively; amortization expenses tax effected at 47.00 percent.

                                  EXHIBIT IV-7

                     Pro Forma Effect of Conversion Proceeds

                                  Exhibit IV-7
                     PRO FORMA EFFECT OF CONVERSION PROCEEDS
                            Independence Savings Bank
                                 At the Minimum


1. Offering Proceeds                                                                                               $  373,842,593
   Less: Estimated Offering Expenses                                                                                   10,507,697
                                                                                                                   --------------
   Net Conversion Proceeds                                                                                         $  363,334,896


2. Estimated Additional Income from Conversion Proceeds

   Net Conversion Proceeds                                                                                         $  363,334,896
   Less: Proceeds Invested in Non-Earning Fixed Assets                                                                          0
   Less: Non-Cash Stock Purchases (1)                                                                                  44,861,111
                                                                                                                   --------------
   Net Proceeds Reinvested                                                                                         $  318,473,784
   Estimated net incremental rate of return                                                                                  3.18%
                                                                                                                   --------------
   Earnings Increase                                                                                               $   10,127,466
       Less: Estimated cost of ESOP borrowings (2)                                                                              0
       Less: Amortization of ESOP borrowings (3)                                                                          792,546
       Less: Recognition Plan Vesting (4)                                                                               1,585,093
                                                                                                                   --------------
   Net Earnings Increase                                                                                           $    7,749,827


                                                                                                        Net
                                                                                       Before         Earnings          After
3. Pro Forma Earnings                                                                Conversion       Increase       Conversion
                                                                                     ----------       --------       ----------
   12 Months ended March 31, 1997 (reported)                                        $ 17,180,000    $ 7,749,827    $   24,929,827
   12 Months ended March 31, 1997 (core)                                            $ 25,599,000    $ 7,749,827    $   33,348,827

                                                                     Before           Net Cash    Tax Benefit (5)       After
4. Pro Forma Net Worth                                             Conversion         Proceeds    Of Contribution    Conversion
                                                                   ----------         --------    ---------------    ----------
   March 31, 1997                                                $  309,207,000     $318,473,784    $14,056,481    $  641,737,266
   March 31, 1997 (Tangible)                                     $  248,708,000     $318,473,784    $14,056,481    $  581,238,266

                                                                     Before           Net Cash    Tax Benefit (5)       After
5. Pro Forma Assets                                                Conversion         Proceeds    Of Contribution    Conversion
                                                                   ----------         --------    ---------------    ----------
   March 31, 1997                                                $3,733,409,000     $318,473,784    $14,056,481    $4,065,939,266


(1) Includes ESOP and MRP stock purchases equal to 8.0 and 4.0 percent of the offering, respectively.
(2) ESOP stock purchases are internally financed by a loan from the holding company.
(3) ESOP borrowings are amortized over 20 years, amortization expense is tax-effected at a 47.00 percent rate.
(4) MRP is amortized over 5 years, and amortization expense is tax effected at
    47.00 percent.
(5) Reflects tax benefit of stock contribution to the Foundation.

                                  Exhibit IV-7
                     PRO FORMA EFFECT OF CONVERSION PROCEEDS
                            Independence Savings Bank
                                 At the Midpoint


1. Offering Proceeds                                                                                               $  439,814,815
   Less: Estimated Offering Expenses                                                                                   11,493,981
                                                                                                                   --------------
   Net Conversion Proceeds                                                                                         $  428,320,834


2. Estimated Additional Income from Conversion Proceeds

   Net Conversion Proceeds                                                                                         $  428,320,834
   Less: Proceeds Invested in Non-Earning Fixed Assets                                                                          0
   Less: Non-Cash Stock Purchases (1)                                                                                  52,777,778
                                                                                                                   --------------
   Net Proceeds Reinvested                                                                                         $  375,543,056
   Estimated net incremental rate of return                                                                                  3.18%
                                                                                                                   --------------
   Earnings Increase                                                                                               $   11,942,269
       Less: Estimated cost of ESOP borrowings (2)                                                                              0
       Less: Amortization of ESOP borrowings (3)                                                                          932,407
       Less: Recognition Plan Vesting (4)                                                                               1,864,815
                                                                                                                   --------------
   Net Earnings Increase                                                                                           $    9,145,047


                                                                                                        Net
                                                                                      Before          Earnings         After
3. Pro Forma Earnings                                                               Conversion        Increase       Conversion
                                                                                    ----------        --------       ----------
   12 Months ended March 31, 1997 (reported)                                        $ 17,180,000    $ 9,145,047    $   26,325,047
   12 Months ended March 31, 1997 (core)                                            $ 25,599,000    $ 9,145,047    $   34,744,047

                                                                     Before           Net Cash     Tax Benefit (5)     After
4. Pro Forma Net Worth                                             Conversion         Proceeds    Of Contribution    Conversion
                                                                   ----------         --------    ---------------    ----------
   March 31, 1997                                                $  309,207,000     $375,543,056    $16,537,037    $  701,287,093
   March 31, 1997 (Tangible)                                     $  248,708,000     $375,543,056    $16,537,037    $  640,788,093

                                                                     Before           Net Cash    Tax Benefit (5)      After
5. Pro Forma Assets                                                Conversion         Proceeds    Of Contribution    Conversion
                                                                   ----------         --------    ---------------    ----------
   March 31, 1997                                                $3,733,409,000     $375,543,056    $16,537,037    $4,125,489,093


(1) Includes ESOP and MRP stock purchases equal to 8.0 and 4.0 percent of the offering, respectively.
(2) ESOP stock purchases are internally financed by a loan from the holding company.
(3) ESOP borrowings are amortized over 20 years, amortization expense is tax-effected at a 47.00 percent rate.
(4) MRP is amortized over 5 years, and amortization expense is tax effected at
    47.00 percent.
(5) Reflects tax benefit of stock contribution to the Foundation.

                                  Exhibit IV-7
                     PRO FORMA EFFECT OF CONVERSION PROCEEDS
                            Independence Savings Bank
                                 At the Maximum


1. Offering Proceeds                                                                                           $  505,787,037
   Less: Estimated Offering Expenses                                                                               12,480,266
                                                                                                               --------------
   Net Conversion Proceeds                                                                                     $  493,306,771


2. Estimated Additional Income from Conversion Proceeds

   Net Conversion Proceeds                                                                                     $  493,306,771
   Less: Proceeds Invested in Non-Earning Fixed Assets                                                                      0
   Less: Non-Cash Stock Purchases (1)                                                                              60,694,444
                                                                                                               --------------
   Net Proceeds Reinvested                                                                                     $  432,612,327
   Estimated net incremental rate of return                                                                              3.18%
                                                                                                               --------------
   Earnings Increase                                                                                           $   13,757,072
       Less: Estimated cost of ESOP borrowings (2)                                                                          0
       Less: Amortization of ESOP borrowings (3)                                                                    1,072,269
       Less: Recognition Plan Vesting (4)                                                                           2,144,537
                                                                                                               --------------
   Net Earnings Increase                                                                                       $   10,540,266


                                                                                    Net
                                                                                   Before        Earnings          After
3. Pro Forma Earnings                                                            Conversion      Increase        Conversion
                                                                                 ----------      --------        ----------
   12 Months ended March 31, 1997 (reported)                                    $ 17,180,000    $10,540,266    $   27,720,266
   12 Months ended March 31, 1997 (core)                                        $ 25,599,000    $10,540,266    $   36,139,266

                                                                   Before         Net Cash    Tax Benefit (5)      After
4. Pro Forma Net Worth                                           Conversion       Proceeds    Of Contribution    Conversion
                                                                 ----------       --------    ---------------    ----------
   March 31, 1997                                             $  309,207,000    $432,612,327    $19,017,593    $  760,836,919
   March 31, 1997 (Tangible)                                  $  248,708,000    $432,612,327    $19,017,593    $  700,337,919

                                                                   Before         Net Cash    Tax Benefit (5)       After
5. Pro Forma Assets                                              Conversion       Proceeds    Of Contribution    Conversion
                                                                 ----------       --------    ---------------    ----------
   March 31, 1997                                             $3,733,409,000    $432,612,327    $19,017,593    $4,185,038,919


(1) Includes ESOP and MRP stock purchases equal to 8.0 and 4.0 percent of the offering, respectively.
(2) ESOP stock purchases are internally financed by a loan from the holding company.
(3) ESOP borrowings are amortized over 20 years, amortization expense is tax-effected at a 47.00 percent rate.
(4) MRP is amortized over 5 years, and amortization expense is tax effected at
    47.00 percent.
(5) Reflects tax benefit of stock contribution to the Foundation.

                                  Exhibit IV-7
                     PRO FORMA EFFECT OF CONVERSION PROCEEDS
                            Independence Savings Bank
                            At the Supermaximum Value


1. Offering Proceeds                                                                                               $  581,655,093
   Less: Estimated Offering Expenses                                                                                   13,614,494
                                                                                                                   --------------
   Net Conversion Proceeds                                                                                         $  568,040,599


2. Estimated Additional Income from Conversion Proceeds

   Net Conversion Proceeds                                                                                         $  568,040,599
   Less: Proceeds Invested in Non-Earning Fixed Assets                                                                          0
   Less: Non-Cash Stock Purchases (1)                                                                                  69,798,611
                                                                                                                   --------------
   Net Proceeds Reinvested                                                                                         $  498,241,987
   Estimated net incremental rate of return                                                                                  3.18%
                                                                                                                   --------------
   Earnings Increase                                                                                               $   15,844,095
       Less: Estimated cost of ESOP borrowings (2)                                                                              0
       Less: Amortization of ESOP borrowings (3)                                                                        1,233,109
       Less: Recognition Plan Vesting (4)                                                                               2,466,218
                                                                                                                   --------------
   Net Earnings Increase                                                                                           $   12,144,769


                                                                                                        Net
                                                                                       Before         Earnings          After
3. Pro Forma Earnings                                                                Conversion       Increase       Conversion
                                                                                     ----------       --------       ----------
   12 Months ended March 31, 1997 (reported)                                        $ 17,180,000    $12,144,769    $   29,324,769
   12 Months ended March 31, 1997 (core)                                            $ 25,599,000    $12,144,769    $   37,743,769

                                                                      Before          Net Cash    Tax Benefit (5)       After
4. Pro Forma Net Worth                                             Conversion         Proceeds    Of Contribution    Conversion
                                                                   ----------         --------    ---------------    ----------
   March 31, 1997                                                $  309,207,000     $498,241,987    $21,870,231    $  829,319,219
   March 31, 1997 (Tangible)                                     $  248,708,000     $498,241,987    $21,870,231    $  768,820,219

                                                                      Before          Net Cash    Tax Benefit (5)       After
5. Pro Forma Assets                                                Conversion         Proceeds    Of Contribution    Conversion
                                                                   ----------         --------    ---------------    ----------
   March 31, 1997                                                $3,733,409,000     $498,241,987    $21,870,231    $4,253,521,219


(1) Includes ESOP and MRP stock purchases equal to 8.0 and 4.0 percent of the offering, respectively.
(2) ESOP stock purchases are internally financed by a loan from the holding company.
(3) ESOP borrowings are amortized over 20 years, amortization expense is tax-effected at a 47.00 percent rate.
(4) MRP is amortized over 5 years, and amortization expense is tax effected at
    47.00 percent.
(5) Reflects tax benefit of stock contribution to the Foundation.

                                  EXHIBIT IV-8

                        Peer Group Core Earnings Analysis

RP FINANCIAL, LC.
-----------------------------------------
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia  22209
(703) 528-1700


                             Core Earnings Analysis
                         Comparable Institution Analysis
                   For the Twelve Months Ended March 31, 1997


                                                                                               Estimated
                                           Net Income    Less: Net    Tax Effect   Less: Extd  Core Income               Estimated
                                           to Common    Gains(Loss)      @ 34%        Items     to Common      Shares     Core EPS
                                           ----------   -----------   ----------   ----------   ----------   ----------   -------
                                              ($000)       ($000)        $000)       ($000)       ($000)       ($000)       ($)
Comparable Group
----------------
ALBK  ALBANK Fin. Corp. of Albany NY         27,813       10,439       -3,549           0        34,703        12,819       2.71
DIME  Dime Community Bancorp of NY           11,380        2,095         -712           0        12,763        13,126       0.97
FFIC  Flushing Fin. Corp. of NY               6,942          355         -121           0         7,176         8,088       0.89
HAVN  Haven Bancorp of Woodhaven NY           9,872        6,828       -2,322           0        14,378         4,330       3.32
JSBF  JSB Financial, Inc. of NY              27,095       -2,069          703           0        25,729         9,830       2.62
PKPS  Poughkeepsie Fin. Corp. of NY           1,776        3,442       -1,170           0         4,048        12,595       0.32
PSBK  Progressive Bank, Inc. of NY            9,502           63          -21           0         9,544         3,825       2.50
QCSB  Queens County Bancorp of NY            22,812          418         -142           0        23,088        11,137       2.07
RELY  Reliance Bancorp, Inc. of NY           10,197        8,078       -2,747           0        15,528         8,823       1.76
ROSE  T R Financial Corp. of NY              31,095       -5,854        1,990           0        27,231        17,632       1.54


Source: Audited and unaudited financial statements, corporate reports and offering circulars, and RP Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 1997 by RP Financial, LC.

                                  EXHIBIT IV-9

                       Pro Forma Regulatory Capital Ratios

                                                                Pro Forma at March 31, 1997 Based on
                                                     --------------------------------------------------------------------
                                                  37,384,259                  43,981,481                    50,578,704
                                                    Shares                      Shares                       Shares
                          Historical at            (Minimum                   (Mid-point                    (Maximum
                         March 31, 1997            of Range)                   of Range)                   of Range)(1)
                   -----------------------   -----------------------     ------------------------     -----------------------
                                 Percent                  Percent                       Percent                    Percent
                    Amount    of Assets(2)    Amount    of Assets(2)      Amount     of Assets(2)      Amount    of Assets(2)
                   --------   ------------    ------    ------------     -------     ------------     -------    ------------
GAAP capital (3)    $309,114       8.28%      $460,085      11.75%       $487,142       12.34%        $514,199      12.92%
                    ========      =====       ========      =====        ========       =====         ========      =====
Tier I risk-based
level:(4)(5)        $247,520      10.05%      $398,491      15.94%       $425,548       16.98%        $452,605      18.02%
  Requirement         98,525       4.00         99,972       4.00         100,231        4.00          100,490       4.00
                    --------      -----       --------      -----        --------       -----         --------      -----
  Excess            $148,995       6.05%      $298,518      11.94%       $325,317       12.98%        $352,115      14.02%
                    ========      =====       ========      =====        ========       =====         ========      =====
Total risk-based
level:(1)(4)(5)     $274,544      11.15%      $425,515      17.03%       $425,572       18.06%        $479,629      19.09%
  Requirement        197,050       8.00        199,944       8.00         200,462        8.00          200,979       8.00
                    --------      -----       --------      -----        --------       -----         --------      -----
  Excess            $ 77,494       3.15%      $225,570       9.03%       $252,110       10.06%        $278,650      11.09%
                    ========      =====       ========      =====        ========       =====         ========      =====
Tier I leverage
level:(4)(5)(6)     $247,520       6.83%      $398,491      10.47%       $425,548       11.08%        $452,605      11.69%
  Requirement        145,064       3.00        152,299       4.00         153,593        4.00          154,886       4.00
                    --------      -----       --------      -----        --------       -----         --------      -----
  Excess            $102,456       3.83%      $246,192       6.47%       $271,955        7.08%        $297,719       7.69%
                    ========      =====       ========      =====        ========       =====         ========      =====

-----------------
(1) In the event of an oversubscription for shares of Common Stock, the Company and the Bank may increase the total number of shares offered in the Conversion by up to 15%. Assuming a full increase in the number of shares, the Bank's Tier I risk-based, total risk-based and Tier I leverage capital ratios would be 19.2%, 20.3% and 12.4%, respectively, at the maximum of the Estimated Price Range, as adjusted. See generally, "Capitalization" and "Pro Forma Data."

(2) Adjusted or risk-weighted assets, as appropriate.

(3) The difference between capital under generally accepted accounting principles ("GAAP") and regulatory capital is an adjustment to decrease regulatory capital by the amount of the net unrealized gain, if any, on available-for-sale securities recognized for GAAP purposes, as well as adjustments related to core deposit intangibles of the Bank and the goodwill resulting from the Bay Ridge acquisition. Regulatory risk-based capital reflects these adjustments plus the inclusion of the allowance for loan losses.

(4) Pro forma capital levels assume receipt by the Bank of 50% of the net proceeds from the shares of Common Stock sold at the minimum, midpoint and maximum of the Estimated Price Range. These levels also assume funding by the Bank of the Recognition Plan equal to 4% of the Common Stock issued and repayment of the Company's loan to the ESOP. See "Management - Benefits" for a discussion of the Recognition Plan and ESOP.

(5) The pro forma Tier I risk-based, total risk-based and Tier I leverage capital amounts reflect the $108,000 of assets to be acquired by the Bank upon the merger of the Mutual Holding Company with and into the Bank.

(6) The current leverage capital requirement for savings banks is 3% of total adjusted assets for savings banks that receive the highest supervisory rating for safety and soundness and that are not experiencing or anticipating significant growth. The current leverage capital ratio applicable to all other savings banks is 4% to 5%. The Company will not be subject to regulatory capital requirements.

                                   EXHIBIT V-1

                                RP Financial, LC.
                          Firm Qualifications Statement

RP FINANCIAL, LC.
---------------------------------------
FINANCIAL SERVICES INDUSTRY CONSULTANTS             FIRM QUALIFICATION STATEMENT



RP Financial provides financial and management consulting and valuation services to the financial services industry nationwide, particularly federally-insured financial institutions. RP Financial establishes long-term client relationships through its wide array of services, emphasis on quality and timeliness, hands-on involvement by our principals and senior consulting staff, and careful structuring of strategic plans and transactions. RP Financial's staff draws from backgrounds in consulting, regulatory agencies and investment banking, thereby providing our clients with considerable resources.

STRATEGIC AND CAPITAL PLANNING

RP Financial's strategic and capital planning services are designed to provide effective workable plans with quantifiable results. Through a program known as SAFE (Strategic Alternatives Financial Evaluations), RP Financial analyzes strategic options to enhance shareholder value or other established objectives. Our planning services involve conducting situation analyses; establishing mission statements, strategic goals and objectives; and identifying strategies for enhancement of franchise value, capital management and planning, earnings improvement and operational issues. Strategy development typically includes the following areas: capital formation and management, asset/liability targets, profitability, return on equity and market value of stock. Our proprietary financial simulation model provides the basis for evaluating the financial impact of alternative strategies and assessing the feasibility/compatibility of such strategies with regulations and/or other guidelines.

MERGER AND ACQUISITION SERVICES

RP Financial's merger and acquisition (M&A) services include targeting candidates and potential acquirors, assessing acquisition merit, conducting detailed due diligence, negotiating and structuring transactions, preparing merger business plans and financial simulations, rendering fairness opinions and assisting in implementing post-acquisition strategies. Through our financial simulations, comprehensive in-house data bases, valuation expertise and regulatory knowledge, RP Financial's M&A consulting focuses on structuring transactions to enhance shareholder returns.

VALUATION SERVICES

RP Financial's extensive valuation practice includes valuations for a variety of purposes including mergers and acquisitions, mutual-to-stock conversions, ESOPs, subsidiary companies, mark-to-market transactions, loan and servicing portfolios, non-traded securities, core deposits, FAS 107 (fair market value disclosure), FAS 122 (loan servicing rights) and FAS 123 (stock options). Our principals and staff are highly experienced in performing valuation appraisals which conform with regulatory guidelines and appraisal industry standards. RP Financial is the nation's leading valuation firm for mutual-to-stock conversions of thrift institutions.

OTHER CONSULTING SERVICES AND DATA BASES

RP Financial offers a variety of other services including branching strategies, feasibility studies and special research studies, which are complemented by our quantitative and computer skills. RP Financial's consulting services are aided by its in-house data base resources for commercial banks and savings institutions and proprietary valuation and financial simulation models.

YEAR 2000 SERVICES

RP Financial, through a relationship with a computer research and development company with a proprietary methodology, offers Year 2000 advisory and conversion services to financial institutions which are more cost effective and less disruptive than most other providers of such service.

RP Financial's Key Personnel (Years of Relevant Experience)

   Ronald S. Riggins, Managing Director (17)
   William E. Pommerening, Managing Director (13)
   Gregory E. Dunn, Senior Vice President (15)
   James P. Hennessey, Senior Vice President (12)
   James J. Oren, Vice President (10)
   Timothy M. Biddle, Vice President (8)
   Alan P. Carruthers, Director-Community Banking (15)

--------------------------------------------------------------------------------
WASHINGTON HEADQUARTERS
Rosslyn Center
1700 North Moore Street, Suite 2210                    Telephone: (703) 528-1700
Arlington, VA 22209                                      Fax No.: (703) 528-1788